As filed with the Securities and Exchange Commission on December 4, 2012

Registration No. 333-183469

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

VESTIN REALTY MORTGAGE II, INC.

(Exact name of Registrant as specified in its charter)

Maryland	6798	61-1502451
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

8880 W. Sunset Road, Suite 200

Las Vegas, Nevada 89148

Telephone: (702) 227-0965

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Michael V. Shustek

President and Chief Executive Officer

Vestin Realty Mortgage II, Inc.

8880 W. Sunset Road, Suite 200

Las Vegas, Nevada 89148

Telephone: (702) 227-0965

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Ira S. Levine

Levine Garfinkel & Eckersley

8880 W. Sunset Road, Suite 290

Las Vegas, Nevada 89148

Telephone: (702) 735-0451

-and-

Hillel T. Cohn

Morrison & Foerster LLP

555 West Fifth Street, Suite 3500

Los Angeles, California 90013-1024

Telephone: (213) 892-5251

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and prior to the effective time of the proposed merger described in this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee(4)
Common Stock, $0.0001 par value per share	4,758,198	$[ — ]	$[ — ]	$[ — ]

(1)	The number of shares of common stock of the registrant being registered is based upon an estimate of the maximum number of shares of common stock, par value $0.0001 per share, of Vestin Realty Mortgage I, Inc. presently outstanding in connection with the merger of VRM I with a wholly owned subsidiary of the registrant, which is referred to as the Merger, multiplied by the exchange ratio of 0.82 shares of common stock, par value $0.0001 per share, of the registrant, for each such share of common stock of VRM I, which is referred to as the exchange ratio.
(2)	Each share of common stock issued by the registrant includes one preferred stock purchase right (the “Rights”), which initially attaches to and trades with the shares of the registrant’s common stock being registered hereby. The terms of the Rights are described in the Rights Agreement, filed as Exhibit 10.2 to the Post-Effective Amendment No. 5 to the registrant’s Form S-4 Registration Statement filed with the Securities and Exchange Commission on December 12, 2005, as amended by the First Amendment to Rights Agreement dated July 9, 2012 and as further amended by the Second Amendment to Rights Agreement dated July 9, 2012.
(3)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, which is referred to as the Securities Act, and calculated pursuant to Rule 457(f) under the Securities Act. The proposed maximum aggregate offering price for the registrant’s common stock was calculated based upon the market value of shares of VRM I common stock (the securities being cancelled in the Merger) in accordance with Rules 457(c) and (f) of the Securities Act as follows: the product of (x) $[ — ], the average of the high and low sales prices of VRM I common stock, as reported on the NASDAQ Global Market, on [ — ], 2012, and (y) [ — ], the estimated maximum number of shares of VRM I common stock that may be exchanged for shares of common stock of the registrant in the Merger.
(4)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $92.00 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. Vestin Realty Mortgage II, Inc. may not issue the common stock to be issued in connection with the transactions described in this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell securities or a solicitation of an offer to buy securities in any state where the offer or sale is not permitted.

PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED                  , 2012

TO THE STOCKHOLDERS OF VESTIN REALTY MORTGAGE I, INC. AND

VESTIN REALTY MORTGAGE II, INC.

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

This joint proxy statement/prospectus and the enclosed proxy cards are being sent to the stockholders of each of Vestin Realty Mortgage I, Inc., referred to as VRM I, and Vestin Realty Mortgage II, Inc., referred to as VRM II, on or about                  , 2012 in connection with the solicitation of proxies by:

•

the board of directors of VRM I to be voted at the special meeting of VRM I stockholders to be held at                     , on                  , 2012, at            a.m., Eastern Standard Time, and at any adjournment or postponement thereof for the purposes set forth in the accompanying VRM I Notice of Special Meeting of Stockholders and in this joint proxy statement/prospectus, and

•	the board of directors of VRM II to be voted at the special meeting of VRM II stockholders to be held at , on , 2012, at a.m., Eastern Standard Time, and at any adjournment or postponement thereof for the purposes set forth in the accompanying VRM II Notice of Special Meeting of Stockholders and in this joint proxy statement/prospectus.

VRM I, VRM II and VRM Merger Sub, Inc., a Maryland corporation and a wholly owned subsidiary of VRM II, referred to as Merger Sub, have entered into an Agreement and Plan of Merger, which we refer to as the Merger Agreement, dated as of May 30, 2012, pursuant to which Merger Sub would merge with and into VRM I, with VRM I surviving the merger as a wholly owned subsidiary of VRM II and referred to as the Surviving Corporation. The reason for the merger is, among other things, to spread the costs of complying with applicable law and public company reporting requirements over a wider base thus producing cost savings, to improve asset diversification, and to obtain greater cash flow which may enhance financial flexibility and strategic opportunities.

Subject to the satisfaction of conditions set forth in the Merger Agreement, including requisite approvals by the stockholders of VRM I and VRM II, upon consummation of the merger contemplated by the Merger Agreement, which we refer to as the Merger, all the property, rights, privileges, powers and franchises of VRM I and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of VRM I and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. In the Merger, each VRM I stockholder will receive 0.82 newly issued shares of common stock, par value $0.0001 per share, of VRM II for each share of common stock, par value $0.0001 per share, of VRM I owned by such stockholder, which we refer to as the Share Issuance. The VRM II common stock is listed on the Nasdaq Global Market under the symbol “VRTB.” If the Merger is consummated, 4,758,198 shares of VRM II common stock will be issued to VRM I stockholders.

At the special meeting of VRM I stockholders, VRM I stockholders will be asked to consider and vote upon a proposal to approve the Merger. At the special meeting of VRM II stockholders, VRM II stockholders will be asked to consider and vote upon a proposal to approve the issuance of shares of VRM II common stock to the VRM I stockholders and upon a proposal to change the Manager of VRM II from Vestin Mortgage, LLC to VRM Management, LLC. The Merger Agreement, the Merger and the Share Issuance are described in detail in the accompanying joint proxy statement/prospectus. Please review it carefully.

Your vote is very important. We cannot complete the Merger unless the holders of at least a majority of all the outstanding shares of VRM I vote to approve the Merger and the holders of at least a majority of the shares of VRM II that cast a vote in person or by proxy at the VRM II special meeting with respect to such matter approve the issuance of VRM II common stock in connection with the Merger. After careful consideration, (i) the board of directors of VRM I has approved the Merger Agreement and the Merger and recommends that the VRM I stockholders vote “FOR” the proposal to approve the Merger and (ii) the board of directors of VRM II has approved the Merger Agreement and recommends that the VRM II stockholders vote “FOR” the proposal to approve the Share Issuance, which is necessary to complete the Merger.

Whether or not you plan to attend the VRM I special meeting or VRM II special meeting, as applicable, please take the time to vote by completing and mailing the enclosed proxy card as promptly as possible in the envelope enclosed for your convenience. If VRM I stockholders do not vote, it will have the same effect as voting against the Merger proposal. If VRM II stockholders do not vote, the shares of VRM II common stock held by such non-voting stockholder will not be counted in connection with the Share Issuance proposal. Returning the proxy card does not deprive you of your right to attend the applicable special meeting and to vote your shares in person.

This joint proxy statement/prospectus is a prospectus of VRM II as well as a proxy statement for VRM I and VRM II and provides the VRM I stockholders and VRM II stockholders with detailed information about the proposed Merger, the proposed Share Issuance and the special meetings. We encourage you to read carefully this entire joint proxy statement/prospectus, including all its annexes. We especially encourage you to read the “Risk Factors” section beginning on page 23, including, among others, the risks related to the Merger and the Share Issuance.

We strongly support the Merger of VRM I and VRM II and join our respective boards in recommending that the stockholders of VRM I vote FOR the Merger and FOR the approval of the adjournment or postponement of the VRM I special meeting, if necessary, at the VRM I special meeting, and that the stockholders of VRM II vote FOR the Share Issuance at the VRM II special meeting.

VESTIN REALTY MORTGAGE I, INC.		VESTIN REALTY MORTGAGE II, INC.

By:		By:
	Michael V. Shustek		Michael V. Shustek
	Chairman of the Board, President and		Chairman of the Board, President and
	Chief Executive Officer		Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulator or other regulatory body has approved the securities to be issued in the Merger or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated                  , 2012, and is being first mailed to stockholders of VRM I and VRM II on or about                  , 2012.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus references important business and financial information about VRM II and VRM I from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain these documents, which are referred to in this proxy statement/prospectus, through the Securities and Exchange Commission website at www.sec.gov or by requesting them in writing or by telephone at the appropriate address below:

By Mail:	Vestin Realty Mortgage II, Inc. 8880 W. Sunset Road, Suite 200 Las Vegas, Nevada 89148
By Telephone:	(702) 227-0965

By Mail:	Vestin Realty Mortgage I, Inc. 8880 W. Sunset Road, Suite 200 Las Vegas, Nevada 89148
By Telephone:	(702) 227-0965

To receive timely delivery of the documents in advance of the special meetings, you should make your request no later than                  , 2012

VRM I and VRM II have engaged Georgeson, Inc. to assist them and their management with the solicitation of proxies for a fee of approximately $15,000, plus reimbursement for out-of-pocket expenses incurred in connection with such solicitation.

You may vote by proxy or in person at the Special Meeting. To vote by proxy, you may use one of the following methods if you held your stock of record in your own name as of the Record Date:

•

Internet voting: You may authorize a proxy to vote by Internet by following the instructions on the Notice that you receive to authorize a proxy to vote your shares. If you wish to authorize a proxy to vote your shares on the Internet, you will need your “Shareholder Control Number” (which can be found on the Notice you receive).

•	Phone: You may vote by phone by calling 1-800-690-6903 and following the instructions. You will need your control number to vote by phone.

•

Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. To request a paper copy you may call 1-800-579-1639, e-mail at sendmaterials@proxyvote.com or by Internet at www.proxyvote.com .

VESTIN REALTY MORTGAGE I, INC

8880 W. Sunset Road, Suite 200

Las Vegas, Nevada 89148

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on                  , 2012

Notice is hereby given that a special meeting of stockholders of Vestin Realty Mortgage I, Inc., a Maryland corporation, or VRM I, will be held at                     , Baltimore, Maryland             , on                  , 2012 at     :         .m., EST, for the following purposes:

1.	To consider and vote upon a proposal to approve the merger of VRM I and VRM Merger Sub, or Merger Sub, a Maryland corporation and wholly owned subsidiary of Vestin Realty Mortgage II, Inc., a Maryland corporation, or VRM II, with VRM I surviving the merger as a wholly owned subsidiary of VRM II, referred to as the Surviving Corporation, in accordance with the terms of the agreement and plan of merger, dated as of May 30, 2012, by and among VRM I, VRM II and Merger Sub. The Merger Agreement is included as Annex B to this joint proxy statement/prospectus.

2.	To approve an adjournment of the VRM I special meeting, if necessary, including, to solicit additional proxies if there are not sufficient votes for the proposal to approve the Merger.

VRM I will transact no other business at the VRM I special meeting.

Holders of record of VRM I shares at the close of business on                  , 2012, the record date, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.

Approval of the Merger requires the affirmative vote of at least a majority of all votes entitled to be cast by holders of the outstanding shares of VRM I. Even if you plan to attend the special meeting, we request that you sign and date the enclosed proxy card and return it without delay in the enclosed postage-paid envelope so that your shares will be represented at the special meeting. If you do not vote, it will have the same effect as voting against the Merger proposal.

The reason for the Merger is, among other things, to spread the costs of complying with applicable law and public company reporting requirements over a wider base thus producing cost savings, to achieve adequate asset diversification, and to obtain greater cash flow which may enhance financial flexibility and strategic opportunities.

The VRM I board of directors recommends a vote “FOR” the Merger proposal and “FOR” approval of the adjournment or postponement of the VRM I special meeting, if necessary.

We and VRM II reserve the right to cancel the Merger even if our stockholders vote to approve the Merger and the other conditions to the consummation of the Merger are satisfied or waived, upon the mutual written consent our board of directors and the board of directors of VRM II. Neither VRM I nor VRM II, however, has any current intention of terminating the Merger Agreement and abandoning the Merger after the special meetings if both VRM I and VRM II stockholder approvals are obtained and the other conditions to the Merger are satisfied or waived.

By Order of the Board of Directors
of Vestin Realty Mortgage I, Inc.

Michael V. Shustek Chairman of the Board, President, Chief Executive Officer and Secretary

Las Vegas, Nevada

                 , 2012

VESTIN REALTY MORTGAGE II, INC

8880 W. Sunset Road, Suite 200

Las Vegas, Nevada 89148

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on                  , 2012

Notice is hereby given that a special meeting of stockholders of Vestin Realty Mortgage II, Inc., a Maryland corporation, or VRM II, will be held at                     ,                     ,                     , on                  , 2012 at     :         .m., EST time, for the following purposes:

1.	To consider and vote upon a proposal to approve the issuance of shares of VRM II common stock to VRM I stockholders in accordance with the agreement and plan of merger, dated as of May 30, 2012, by and among VRM II and Vestin Realty Mortgage I, Inc., a Maryland corporation, or VRM I, and VRM Merger Sub, a Maryland corporation, or Merger Sub. The Merger Agreement is included as Annex B to this joint proxy statement/prospectus.

2.	To consider and vote upon a change of Manager from Vestin Mortgage, LLC, to VRM Management LLC.

3.	To approve an adjournment of the VRM II special meeting, if necessary, including, to solicit additional proxies if a quorum is not present.

VRM II will transact no other business at the VRM II special meeting.

Holders of record of VRM II shares at the close of business on                  , 2012, the record date, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.

The Merger and the Share Issuance cannot be completed unless the holders of at least a majority of the shares of VRM II that cast a vote in person or by proxy at the VRM II special meeting with respect to such matter vote to approve the Share Issuance. Even if you plan to attend the special meeting, we request that you sign and date the enclosed proxy card and return it without delay in the enclosed postage-paid envelope so that your shares will be represented at the special meeting. If you do not vote, your shares of VRM II common stock will not be counted for purposes of voting on the Share Issuance.

The reason for the Merger is, among other things, to spread the costs of complying with applicable law and public company reporting requirements over a wider base thus producing cost savings, to achieve adequate asset diversification, and to obtain greater cash flow which may enhance financial flexibility and strategic opportunities.

The VRM II board of directors recommends a vote “FOR” the Share Issuance proposal.

The VRM II board of directors recommends a vote “FOR” the change of Manager proposal.

We and VRM I reserve the right to cancel the Merger even if our stockholders vote to approve the Share Issuance and the other conditions to the consummation of the Merger are satisfied or waived upon the mutual written consent of our board of directors and the board of directors of VRM I. Neither VRM I nor VRM II, however, has any current intention of terminating the Merger Agreement and abandoning the Merger after the special meetings if both VRM I and VRM II stockholder approvals are obtained and the other conditions to the Merger are satisfied or waived.

By Order of the Board of Directors
of Vestin Realty Mortgage II, Inc.

Michael V. Shustek
Chairman of the Board, President, Chief Executive Officer, and Secretary

Las Vegas, Nevada

                 , 2012

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this joint proxy statement/prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by these forward-looking statements. Such forward-looking statements include statements regarding, among other things, the potential benefits of the Merger and the Share Issuance, the projected revenues and profitability of VRM I and VRM II and the strategies, objectives, expectations and intentions of VRM I and VRM II with respect to future operations, products and services, financing plans and anticipated needs for working capital.

In some cases you can identify forward-looking statements by terms such as “anticipate,” “project,” “may,” “intend,” “might,” “will,” “could,” “would,” “expect,” “believe,” “estimate,” “potential,” by the negative of these terms and by similar expressions. These forward-looking statements reflect the current views of VRM I and VRM II with respect to future events and are based on assumptions about future conditions, which may ultimately prove to be inaccurate, and subject to risks and uncertainties, many of which are beyond the ability of VRM I and VRM II to control or predict. You should not place undue reliance on any forward-looking statement. VRM I and VRM II have provided such further information as may be necessary, if any, to make the required statements, in light of the circumstances under which they are made, not misleading. These forward-looking statements present estimates and assumptions of VRM I and VRM II only as of the date of this joint proxy statement/prospectus.

Important factors that could cause actual results to differ materially and adversely from those expressed or implied by the forward-looking statements include:

•

the satisfaction of the conditions to consummate the Merger, including the receipt of the required VRM I stockholders approval, with respect to the Merger, and the required VRM II stockholders approval, with respect to the Share Issuance, each of which may not be obtained at all;

•	the Merger may be more difficult or expensive to complete than anticipated, including as a result of unexpected factors or events;

•	the anticipated cost savings and other synergies of the Merger may take longer to be realized or may not be achieved in their entirety;

•	higher than expected rates of default on the merged loan portfolio;

•	unanticipated declines in the value of real estate that secures our loans;

•	difficulties encountered in foreclosing upon properties securing our loans;

•	a prolonged period of turmoil in the credit markets which constrains the ability of our borrowers to obtain take-out financing;

•	a prolonged recession that depresses the price of commercial real estate in the markets where we operate;

•	changes in U.S. federal income tax laws and regulations;

•	changes in the legal and regulatory environment in our industry;

•	other risk factors described in this joint proxy statement/prospectus under “Risk Factors” beginning on page 23; and

•	other risks inherent in the real estate business.

The above list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative but by no means exhaustive. Therefore, all forward-looking statements should be evaluated with the understanding of their inherent risk and uncertainty. Except for our ongoing obligation to disclose material information as required by U.S. federal securities laws, we do not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date of this joint proxy statement/prospectus.

ANNEXES

Annex A	Financial Statements of VRM I and VRM II
Annex B	Agreement and Plan of Merger
Annex C	Opinion of Wunderlich Securities, Inc.
Annex D	Opinion of Capstone Valuation Services, LLC

QUESTIONS AND ANSWERS ABOUT THE MERGER AND VOTING

The following questions and answers briefly address some commonly asked questions about the special meetings of stockholders, the Merger between Vestin Realty Mortgage I, Inc., or VRM I, with a wholly owned subsidiary of Vestin Realty Mortgage II, Inc., or VRM II and the issuance of VRM II common stock to the VRM I stockholders as consideration in the Merger. They may not include all the information that is important to you. You are urged to read carefully this entire joint proxy statement/prospectus, including the annexes and other documents to which it has referred you. References have been included in certain parts of this summary to direct you to a more detailed description of each topic presented elsewhere in this joint proxy statement/prospectus.

Q:	Who is soliciting my proxy?

A:	The board of directors of VRM I, or the VRM I Board, is sending the VRM I stockholders this joint proxy statement/prospectus and the enclosed proxy cards so that they can vote on the proposed merger, or the Merger, of Merger Sub with and into VRM I on the terms and subject to the conditions set forth in the Merger Agreement attached as Annex B to this joint proxy statement/prospectus. The VRM I Board has recommended that the VRM I stockholders vote FOR the Merger. The board of directors of VRM II, or the VRM II Board, is sending the VRM II stockholders this joint proxy statement/prospectus and the enclosed proxy cards so that they can vote on the proposed issuance of VRM II common stock to the VRM I stockholders, or the Share Issuance, on the terms and subject to the conditions set forth in the Merger Agreement and so that they can vote on the proposed change of the Manager of VRM II from Vestin Mortgage, LLC to VRM Management, LLC. The VRM II Board has recommended that the VRM II stockholders vote FOR the Share Issuance and FOR the change of the Manager.

Q:	Why am I receiving these materials?

A:	VRM I, VRM II and VRM Merger Sub, Inc., a Maryland corporation, or Merger Sub, have entered into a Merger Agreement pursuant to which Merger Sub would merge with and into VRM I, with VRM I surviving the merger as a wholly owned subsidiary of VRM II, referred to as the Surviving Corporation. For the Merger to occur, holders of at least a majority of the outstanding stock of VRM I, as of the record date, must approve the Merger, holders of at least a majority of shares of VRM II that cast a vote in person or by proxy at the VRM II special meeting with respect to such matter must approve the Share Issuance and the other conditions to the completion of the Merger must be satisfied or waived.

This joint proxy statement/prospectus contains important information about the Merger Agreement, the Merger, the Share Issuance, the special meeting of stockholders of VRM I and the special meeting of stockholders of VRM II, which you should read carefully. The enclosed proxy materials allow you to authorize your proxy to vote on your behalf without attending your company’s stockholders’ meeting.

Your vote is very important. We encourage you to authorize your proxy as soon as possible.

Q:	What are the principal terms of the Merger?

A:	If the Merger is consummated, all the property, rights, privileges, powers and franchises of VRM I and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of VRM I and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. As a consequence of the Merger:

•

each outstanding share of VRM I will be converted into, without any further action on the part of the holder thereof, a right to receive 0.82 shares of VRM II common stock, par value $0.0001 per share, or cash for fractions thereof;

•	the shares of VRM II common stock issued in connection with the Merger will be listed on the Nasdaq Global Market under the ticker symbol “VRTB”;

•	the rights of stockholders of VRM II will be governed by the charter and bylaws of VRM II; and

•

Vestin Mortgage, LLC, referred to as Vestin Mortgage, will continue to manage VRM I’s day-to-day business operations, subject to the oversight of the VRM II Board, pursuant to the terms and conditions of a management agreement. At the VRM II special meeting, the shareholders will be voting on a proposal to change the manager to an affiliate of Vestin Mortgage. Upon approval of the proposal to change managers by the VRM II stockholders, VRM II also will be authorized to amend its bylaws and take such other actions as may be necessary to effect the change of managers.

Attached to this joint proxy statement/prospectus as Annex B is a copy of the Merger Agreement. You are urged to read the Merger Agreement carefully.

Q:	Why is the Merger being proposed?

A:	The Merger is being proposed by VRM I primarily for the following reasons:

•

VRM I is too small to continue as a public company. The costs of complying with applicable law and reporting requirements will impose an excessive burden on VRM I’s ability to pay dividends. By merging, such public company expenses will be spread over a wider base.

•	VRM I is too small to achieve adequate asset diversification.

•	VRM I and VRM II have a significant number of loans where they are co-lenders and they each share the same manager. Hence, the proposed Merger should not pose any significant integration risks.

•

By proceeding with the proposed Merger, VRM I stockholders will receive shares in a Nasdaq-listed company with more shares currently outstanding than those of VRM I, thereby potentially providing greater liquidity than they currently enjoy.

The Merger is being proposed by VRM II primarily for the following reasons:

•

By merging, public company expenses will be spread over a wider base. VRM II estimates that the incremental compliance costs resulting from the proposed Merger would be approximately $ [ — ] per year and that the total cost savings of the proposed Merger would be approximately $ [ — ].

•	By merging, VRM II, together with VRM I, will have more than $71.3 million in assets, thereby improving the opportunity to diversify VRM II’s portfolio.

•	VRM I and VRM II have a significant number of loans where they are co-lenders and they each share the same manager. Hence, the proposed Merger should not pose any significant integration risks.

For a further description of factors considered by the VRM I Board and the VRM II Board, please see “Background and Reasons for the Merger” beginning on page 44.

Q:	What are the anticipated U.S. federal income tax consequences to me of the proposed Merger?

A:	It is expected that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the completion of the Merger is conditioned on the receipt by each of VRM I and VRM II of an opinion from its outside counsel to the effect that the Merger will qualify as a reorganization. If the Merger qualifies as a reorganization, VRM I stockholders generally will not recognize gain or loss upon the receipt of VRM II common stock in exchange for VRM I common stock in connection with the Merger, except with respect to cash received in lieu of fractional shares of VRM II common stock. VRM I stockholders should read the discussion under the heading “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 65 of this joint proxy statement/prospectus and to consult their tax advisors as to the U.S. federal income tax consequences of the Merger, as well as the effects of state, local and non-U.S. tax laws.

Q:	Why were each of the VRM I and VRM II special committees formed to consider the Merger?

A:	Michael Shustek serves as the Chief Executive Officer, President and as a director of both VRM I and VRM II and is the largest individual stockholder of both VRM I and VRM II. Also, Robert J. Aalberts serves as a director of both VRM I and VRM II. Further, VRM I and VRM II are managed by the same manager, Vestin Mortgage, LLC (of which Michael Shustek is the Chief Executive Officer), which is primarily controlled by Vestin Group, Inc., a corporation wholly owned by Michael Shustek. In light of these potential conflicts, the boards of directors of each of VRM I and VRM II formed the VRM I and VRM II special committees (neither of which included Mr. Shustek or Mr. Aalberts), respectively, to act in the interests of VRM I and its stockholders and VRM II and its stockholders, respectively, in considering the Merger Agreement and the transactions contemplated thereby. Members of the VRM I special committee were Donovan Jacobs (Chairman), Daryl C. Idler, Jr. and Kenneth A. Seltzer. Members of the VRM II special committee were Frederick J. Zaffarese Leavitt (Chairman), John E. Dawson, and Roland M. Sansone.

Q:	What is the business of VRM II?

A:	VRM II was organized in January 2006 as a Maryland corporation for the sole purpose of effecting a merger with Vestin Fund II, LLC, or Fund II. On March 31, 2006, Fund II merged into VRM II and the members of Fund II received one share of VRM II’s common stock for each membership unit of Fund II. VRM II invests in loans secured by real estate through deeds of trust or mortgages. Its seeks to produce revenues from the interest income on its real estate loans, reinvest, to the extent permissible, payments of principal and sales (net of expenses) and, up until June 2008, provide cash dividends from the net income generated by its real estate loans. VRM II suspended the payment of dividends in June 2008 as a result of its operating losses.

Q:	What are the material terms of the management agreement with Vestin Mortgage?

A:	General. Following the Merger, Vestin Mortgage will continue to implement the companies’ business strategies on a day-to-day basis, unless the proposal to change managers at the VRM II special meeting is approved, in which case all references to Vestin Mortgage for periods after the Merger shall mean VRM Management, LLC. Regardless, Vestin Mortgage or VRM Management, LLC will be subject to the oversight of the VRM II Board. The terms and conditions of the VRM II management agreement, including the duties and obligations of the manager thereunder, are substantially similar to those currently set forth in the VRM I management agreement and are described in further detail under the section entitled “Summary of Management Agreement” beginning on page 99.

Compensation. Following the Merger, Vestin Mortgage will continue to be compensated based on the various services it provides as the manager of VRM II according to the schedules set forth in the management agreement and VRM II’s bylaws, unless the proposal to changes managers at the VRM II special meeting is approved, in which case all references to Vestin Mortgage for periods after the Merger shall mean VRM Management LLC. Regardless, the fees and other compensation payable to the manager of VRM II are the same as the fees and other compensation currently payable to the manager of VRM I. A summary of the compensation payable to the manager is set forth under “Compensation, Reimbursement and Distributions to Manager” beginning on page 105.

Term; Termination. The management agreement continues in force for the duration of the existence of VRM II. The management agreement will automatically terminate upon the affirmative vote of a majority in interest of stockholders entitled to vote on the matter. In addition, the VRM II Board may terminate the management agreement for cause at any time upon ninety (90) days’ written notice of termination.

Q:	How will my rights as an equity holder change after the Merger?

A:	Your current rights as a stockholder of VRM I or VRM II are governed primarily by the Maryland General Corporation Law, referred to as the MGCL, and the charter, bylaws and rights agreement for VRM I or VRM II. If the Merger proposal is approved by the stockholders of VRM I and the Share Issuance is approved by stockholders of VRM II, and the Merger is consummated, stockholders of VRM I will become stockholders of VRM II and all rights as a stockholder of VRM II will continue to be governed by the MGCL and the charter, bylaws and rights agreement of VRM II.

Your rights as a stockholder of VRM II following the Merger, including your rights to vote on certain matters as a stockholder of VRM II, will be substantially the same under the charter, bylaws and rights agreement of VRM II as your rights as a stockholder under the charter, bylaws and rights agreement of VRM I. A comparison of your rights as a stockholder of VRM I and as a stockholder of VRM II is set forth under “Comparison of Rights of Stockholders of VRM I and Stockholders of VRM II” beginning on page 87.

Q:	How does VRM II distribute income to its stockholders?

A:	Up until June 2008, VRM II distributed cash dividends to its stockholders from the net income generated by its real estate loans. In June 2008, the VRM II board of directors decided to suspend the payment of dividends. The VRM II Board will monitor operating results in order to determine when, if ever, dividends should be reinstated; however, the actual amount and timing of the dividends will be as determined and declared by the VRM II Board depending on financial condition, earnings and other factors. In August 2006, the VRM II Board voted to authorize a dividend declaration policy that allows, at VRM II’s discretion, for dividends to be declared monthly instead of quarterly.

Q:	Will VRM I stockholders who receive shares of VRM II common stock in the Merger be able to participate in the distribution reinvestment plan of VRM II?

A:	Yes. VRM I stockholders who receive shares of VRM II common stock in the Merger may participate in VRM II’s distribution reinvestment plan following the Merger by following the enrollment procedures for VRM II’s distribution reinvestment plan. Current participants in VRM I’s distribution reinvestment plan must re-enroll under VRM II’s distribution reinvestment plan in order to have their distributions reinvested in shares of VRM II common stock following the Merger. Stockholders should contact the transfer agent, Stocktrans, Inc., by calling (610) 649-7300 in order to enroll in VRM II’s distribution reinvestment plan.

Q:	Are there risks the VRM I stockholders should consider in deciding whether to vote for the Merger proposal and that the VRM II stockholders should consider in deciding whether to vote for the Share Issuance proposal?

A:	Yes, in evaluating the respective proposals, the VRM I stockholders and the VRM II stockholders should consider carefully the following factors:

•

Because the exchange ratio in the Merger is fixed, the exchange ratio may not reflect changes in the values of the common stock being issued and the shares being surrendered in connection with the Merger.

•

The value of your VRM II common stock will depend upon the business operations, financial conditions and results of operations of VRM II. Among other risks associated with the business of VRM II, defaults in its real estate loans have resulted in decreased revenues and distributions, which VRM II believes have adversely affected the market value of its common stock.

•	Sales of VRM II common stock and other events after the Merger could have an adverse effect on its stock price.

•	The anticipated cost savings and other synergies of the Merger may take longer to be realized or may not be achieved in their entirety.

The VRM I stockholders and the VRM II stockholders should also consider the specific factors discussed in the “Risk Factors” section beginning on page 23.

Q:	How does the VRM I Board recommend that VRM I stockholders vote on the Merger proposal?

A:	The VRM I Board believes the Merger is advisable and in the best interests of VRM I and its stockholders, and recommends that VRM I stockholders vote “FOR” the approval of the Merger.

Mr. Shustek is the Chairman, President and Chief Executive Officer of Vestin Mortgage and indirectly owns 97% of the capital stock of the manager of VRM I and VRM II through Vestin Group. As of the record date, Mr. Shustek is the beneficial owner of 616,002 shares of VRM I common stock, representing approximately 9.8% of VRM I’s outstanding common stock. VRM I currently expects that Mr. Shustek will vote all shares of common stock “FOR” the Merger proposal.

Q:	How does the VRM II Board recommend that VRM II stockholders vote on the Share Issuance proposal?

A:	The VRM II Board believes the Share Issuance is advisable and in the best interests of VRM II and its stockholders, and recommends that VRM II stockholders vote “FOR” the approval of the Share Issuance proposal.

As of the record date, Mr. Shustek is the beneficial owner of 1,810,033 shares of VRM II common stock, representing approximately 14.8% of VRM II’s outstanding common stock. VRM II currently expects that Mr. Shustek will vote all shares of common stock “FOR” the Share Issuance proposal.

Q:	Upon the consummation of the Merger, will VRM I continue as a public company?

A:	No. If the Merger is completed, VRM I’s common stock will be delisted from Nasdaq and deregistered under the Exchange Act. As such, VRM I would cease to be publicly traded and would no longer file periodic reports with the SEC.

Q:	What if I hold my shares of VRM I common stock or VRM II common stock in “street name”?

A:	You should follow the voting directions provided by your bank, brokerage firm or other nominee. You may complete and mail a voting instruction card to your bank, brokerage firm or other nominee or, in most cases, submit voting instructions by telephone or the Internet to your bank, brokerage firm or other nominee. If you provide specific voting instructions by mail, telephone or the Internet, your bank, brokerage firm or other nominee will vote your shares of VRM I or VRM II common stock (as applicable) as you have directed. Please note that if you wish to vote in person at the special meetings, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting. The shares of VRM I common stock held by VRM I stockholders that do not instruct their bank, brokerage firm or other nominee to vote their shares of VRM I common stock will not be voted and the effect will be the same as a vote “AGAINST” the Merger proposal and the proposal to adjourn the VRM I special meeting. The shares of VRM II common stock held by VRM II stockholders that do not instruct their bank, brokerage firm or other nominee to vote their shares of VRM II common stock will not be voted and will not be counted for purposes of the proposal to approve the Share Issuance and the proposal to adjourn the VRM II special meeting.

Q:	What do I need to do now?

A:	You should carefully read and consider the information contained in this joint proxy statement/prospectus, including its annexes. You should then complete and sign the applicable proxy card and return it in the enclosed postage-paid envelope as soon as possible so that your shares can be voted at the special meeting. If VRM I stockholders do not include instructions on how to vote their properly signed proxy, their shares will be voted “FOR” approval of the Merger . If VRM II stockholders do not include instructions on how to vote their properly signed proxy, their shares will be voted “FOR” the approval of the Share Issuance.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting and vote your shares in person whether or not you sign and return the proxy card.

Q:	Where and when are the special meetings?

A:	The special meeting of stockholders of VRM II will be held at , , , on , 2012 at : .m., EST .

The special meeting of stockholders VRM I will be held at                     ,                     ,                                  , on                  , 2012 at     :         .m., EST .

Q:	Who may vote at the special meetings?

A:	Holders of record of VRM II shares at the close of business on , 2012, the VRM II record date, are entitled to vote at the VRM II special meeting and any adjournments or postponements thereof. Holders of record of VRM I shares at the close of business on , 2012, the VRM I record date, are entitled to vote at the VRM I special meeting and any adjournments or postponements thereof.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice to the manager of VRM I and VRM II, Vestin Mortgage, stating that you would like to revoke your proxy. Second, you can complete and return a new proxy card. Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy.

Q:	What vote is required to approve the Merger proposal?

A:	The approval of the Merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of VRM I on the VRM I record date. If a VRM I stockholder does not vote, it will have the same effect as voting against the Merger proposal. As of the VRM I record date, the affirmative vote of [ — ] VRM I shares will be required.

Q:	What vote is required to approve the Share Issuance proposal?

A:	The approval of the Share Issuance requires the affirmative vote of the holders of at least a majority of shares of VRM II that cast a vote with respect to this matter in person or by proxy at the VRM II special meeting, assuming a quorum is present. If a VRM II stockholder does not vote, such stockholder’s shares will not be counted for purposes of the Share Issuance proposal.

Q:	What vote is required to approve the Change of Manager proposal?

A:	The approval of the change of the VRM II Manager requires the affirmative vote of at least a majority of shares of VRM II entitled to vote on the VRM II record date. If a VRM II stockholder does not vote, it will have the same effect as voting against the Change of Manager proposal. As of the VRM II record date, the affirmative vote of [ — ] VRM II shares will be required.

Q:	When do you expect to complete the Merger?

A:	The intention is to complete the Merger as soon as practicable after the requisite approval is obtained at the special meetings and the closing conditions are satisfied or waived. However, VRM I and VRM II reserve the right to cancel the Merger even if VRM I stockholders vote to approve the Merger, VRM II stockholders vote to approve the Share Issuance and the other conditions to the consummation of the Merger are satisfied or waived upon the mutual written consent of the VRM I Board and the VRM II Board. See “Terms of the Merger” beginning on page 68.

Q:	If the Merger is completed, when can VRM I common stockholders expect to receive shares of VRM II common stock in exchange for their shares of VRM I common stock?

A:	Promptly after the completion of the Merger, VRM I common stockholders will receive a letter of transmittal describing how VRM I common stockholders may exchange their shares of VRM I common stock for shares of VRM II common stock. VRM I common stockholders should not send their common share certificates to VRM I, VRM II or anyone else until they receive these instructions.

Q:	What will happen if the Merger is not completed?

A:	If the Merger is not completed, VRM I stockholders will remain holders of VRM I common stock entitled to the rights and benefits under the charter and bylaws of VRM I and the MGCL, and VRM I will continue to operate its business in substantially the same manner as is presently conducted. Reimbursement of either VRM I’s or VRM II’s expenses, up to $500,000, may be payable by the other party upon termination of the Merger Agreement under certain circumstances. See “Terms of the Merger” beginning on page 68.

Q:	Are holders of VRM I and VRM II common stock entitled to dissenters’ rights?

A:	Under the MGCL, VRM I and VRM II stockholders are not entitled to dissenters’ or appraisal rights in connection with the Merger.

Q:	Who is paying for the expenses incurred in connection with the Merger?

A:	VRM I and VRM II will each pay its own out-of-pocket costs and expenses in connection with the Merger, except that VRM I and VRM II will each bear fifty percent (50%) of all of the costs (including legal fees) incurred in connection with the preparation, filing, printing and mailing of this joint proxy statement/prospectus and the filing of the registration statement.

Q:	Where can I find more information about the companies?

A:	VRM I and VRM II file reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the internet site the SEC maintains at www.sec.gov. Information with respect to VRM II and VRM I is also available at the internet site Vestin Mortgage maintains at www.vestinmortgage.com. Information contained on this website does not constitute a part of this joint proxy statement/prospectus. You can also request copies of these documents from VRM II and VRM I, as applicable.

Q:	Who can help answer my questions?

A:	If you have any questions about the Merger, or if you need additional copies of this joint proxy statement/prospectus, you should contact:

Vestin Mortgage, LLC

8880 W. Sunset Road, Suite 200

Las Vegas, Nevada 89148

Attention: Michael V. Shustek

(702) 227-0965

SUMMARY OF THE JOINT PROXY
STATEMENT/PROSPECTUS

This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents to which this joint proxy statement/prospectus refers in order to fully understand the Merger. In particular, you should read the annexes attached to this joint proxy statement/prospectus, including the Merger Agreement attached as Annex B.

The Parties

VRM II

VRM II, formerly Vestin Fund II, LLC, invests primarily in loans secured by real estate through deeds of trust or mortgages and may also invest in, acquire, manage or sell real property or acquire entities involved in the ownership or management of real property. Until December 31, 2011, VRM II operated as a real estate investment trust (“REIT”). As of December 31, 2011, VRM II held loans in the following states: Arizona, California, Colorado, Nevada, Ohio, Oregon and Texas.

VRM I

VRM I, formerly Vestin Fund I, LLC, invests primarily in loans secured by real estate through deeds of trust or mortgages and may also invest in, acquire, manage or sell real property or acquire entities involved in the ownership or management of real property. Until December 31, 2011, VRM I operated as a REIT. As of December 31, 2011, VRM I held loans in the following states: Arizona, California, Colorado, Nevada, Oregon and Texas.

Merger Sub

VRM Merger Sub, Inc. (“Merger Sub”) was formed as a Maryland corporation and a direct, wholly owned subsidiary of VRM II, on May 17, 2012. At the completion of the Merger, Merger Sub will merge with and into VRM I with VRM I continuing as the surviving entity and a wholly owned subsidiary of VRM II. Prior to the completion of the Merger, Merger Sub will not conduct any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement.

The Merger

Each of the boards of directors of VRM I, VRM II and Merger Sub has approved the merger of Merger Sub with and into VRM I. VRM I, VRM II and Merger Sub entered into the Merger Agreement, which provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the Maryland General Corporation Law, which is referred to as the MGCL, upon the completion of the Merger, Merger Sub will merge with and into VRM I, with VRM I continuing as the surviving entity and a wholly owned subsidiary of VRM II. Upon the completion of the Merger, each share of VRM I common stock that is issued and outstanding immediately before the completion of the Merger (other than any shares of VRM I common stock held by VRM II or Merger Sub which will be cancelled upon the completion of the Merger) will be converted into the right to receive 0.82 shares of VRM II common stock. No fractional shares of VRM II common stock will be issued in connection with the Merger, and holders of VRM I common stock will be entitled to receive cash in lieu thereof. VRM II stockholders will continue to own their existing shares, which will not be affected by the Merger.

For further discussion of the terms of the Merger, see “Terms of the Merger” beginning on page 68.

Directors of VRM II After Completion of the Merger

Immediately following the effective time of the Merger, Mr. Roland M. Sansone will resign from his position as a member of the VRM II board of directors and the remaining VRM II board of directors members will elect Daryl C. Idler, Jr. (currently a member of the VRM I board of directors) to serve as a member of the VRM II board of directors in accordance with the VRM II Charter and VRM II Bylaws.

Recommendation of the VRM II Board of Directors

The VRM II board of directors, by a unanimous vote of all directors present, other than Michael V. Shustek and Robert J. Aalberts each of whom abstained from such vote, has determined that the issuance of VRM II common stock in connection with the Merger is advisable and in the best interests of VRM II and its stockholders, and approved the issuance of VRM II common stock in connection with the Merger. The VRM II board of directors recommends that VRM II stockholders vote “FOR” the Share Issuance proposal.

Recommendation of the VRM I Board of Directors

The VRM I board of directors, by a unanimous vote of all the directors, other than Michael V. Shustek and Robert J. Aalberts, each of whom abstained from such vote, has declared that the Merger is advisable and in the best interests of VRM I and its stockholders, and has approved the terms of the Merger Agreement and the Merger and recommends that the VRM I stockholders vote “FOR” the Merger on substantially the terms set forth in the Merger Agreement.

Opinions of Financial Advisors

VRM II’s Financial Advisor

The VRM II special committee considered the analyses of Capstone Valuation Services, LLC, which is referred to as Capstone. Capstone rendered an opinion that, as of May 29, 2012 and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio pursuant to the Merger Agreement was fair, from a financial point of view, to VRM II. The full text of the written Capstone opinion, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex D to this joint proxy statement/prospectus. You are urged to read the opinion carefully in its entirety for a description of such assumptions, procedures, matters and limitations.

Capstone provided its opinion for the use and benefit of the VRM II special committee in connection with its consideration of the Merger Agreement and the transactions contemplated thereby, including the Merger and the Share Issuance. The Capstone opinion was not intended to be and does not constitute a recommendation to any VRM II stockholder as to how that stockholder should vote or act with respect to the Share Issuance proposal described in this joint proxy statement/prospectus or any other matter. Capstone was not requested to opine as to, and their opinions did not in any manner address, VRM II’s underlying business decision to proceed with or effect the Merger. The summary of the Capstone opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

For further discussion of Capstone’s opinion, see “Reports, Opinions and Appraisals – Opinion of the Financial Advisor to the Special Committee of VRM II” beginning on page 56. See also Annex D to this joint proxy statement/prospectus.

VRM I’s Financial Advisor

The VRM I special committee considered the analyses of Wunderlich Securities, Inc., which is referred to as Wunderlich. Wunderlich rendered an opinion that, as of May 29, 2012 and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio pursuant to the Merger Agreement was fair, from a financial point of view, to the stockholders of VRM I. The full text of the written Wunderlich opinion, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex C to this joint proxy statement/prospectus. You are urged to read the opinion carefully in its entirety for a description of such assumptions, procedures, matters and limitations.

Wunderlich provided its opinion for the use and benefit of the VRM I special committee in connection with its consideration of the Merger Agreement and the transactions contemplated thereby, including the Merger. The Wunderlich opinion was not intended to be and does not constitute a recommendation to any VRM I stockholder as to how that stockholder should vote or act with respect to the Share Issuance proposal described in this joint proxy statement/prospectus or any other matter. Wunderlich was not requested to opine as to, and their opinions did not in any manner address, VRM I’s underlying business decision to proceed with or effect the Merger. The summary of the Wunderlich opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

For further discussion of Wunderlich’s opinion, see “Reports, Opinions and Appraisals – Opinion of the Financial Advisor to the Special Committee of VRM I” beginning on page 62. See also Annex C to this joint proxy statement/prospectus.

Interests of Directors and Executive Officers in the Merger

No directors or executive officers of VRM II or VRM I have interests in the Merger that are different from, or in addition to, the interests of VRM II/VRM I stockholders generally.

Material U.S. Federal Income Tax Consequences of the Merger

It is expected that the will qualify as a reorganization within the meaning of Section 368(a) of the Code, and it is a condition to the completion of the Merger that VRM II and VRM I receive written opinions from their respective counsel to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Assuming the Merger qualifies as such a reorganization, U.S. holders of VRM I common stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their VRM I common stock for VRM II common stock pursuant to the Merger, except with respect to cash received in lieu of fractional shares of VRM II common stock.

For further discussion of the material U.S. federal income tax consequences of the Merger, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 65.

Holders of VRM I common stock should consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the Merger.

No Appraisal Rights

Under the MGCL, VRM I and VRM II stockholders are not entitled to dissenters’ or appraisal rights in connection with the Merger.

Conditions to Completion of the Merger

The obligations of VRM I and VRM II to complete the Merger are subject to the satisfaction of the following conditions:

•	the effectiveness of the registration statement of which this joint proxy statement/ prospectus forms a part under the Securities Act;

•	the approval of VRM I’s stockholders of the Merger;

•	the approval of VRM II’s stockholders of the issuance of VRM II common stock in the Merger;

•	the absence of any applicable law, decree, judgment, injunction or other order of a governmental entity in effect that would prevent or prohibit the Merger;

•

the receipt of all consents and approvals of, and filings with and notices to, any governmental entity required in connection with the Merger, other than filing articles of merger with the SDAT (at this time, no other required consents or approvals are contemplated);

•	the approval of the listing on the NASDAQ Global Market of the shares of VRM II to be issued in the Merger; and

•	the receipt by each party of an opinion of that party’s counsel to the effect that the Merger will qualify as a “reorganization” under the Code.

In addition, each of VRM I’s and VRM II’s obligations to effect the Merger is subject to satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the other party being true and correct, subject to an overall material adverse effect qualification;

•	the other party having performed or complied in all material respects with its agreements to be performed on or prior to the effective time of the Merger;

•

the absence, since the day of the Merger Agreement, of any event or development that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the other party; and

•

the absence of any action or claim before any governmental entity, or the threat thereof, if an unfavorable injunction, judgment or ruling would prevent consummation of the Merger or materially and adversely affect the right of VRM II to own and operate VRM I.

For further discussion of the conditions to the consummation of the Merger, see “Terms of the Merger – Conditions to the Merger” beginning on page 74.

No Solicitation of Other Offers

Each of VRM I and VRM II is subject to substantially identical non-solicitation provisions in the Merger Agreement. Each of VRM I and VRM II has agreed that, until completion of the Merger and subject to certain exceptions, it will not solicit, initiate, knowingly encourage, enter into any agreement or understanding with respect to, engage in discussions or negotiations or furnish any non-public information in connection with other acquisition proposals with third parties.

The Merger Agreement does not, however, prohibit either party from considering a bona fide written alternative acquisition proposal from a third party prior to the receipt of stockholder approval if specified conditions are met. For further discussion of the prohibition on solicitation of acquisition proposals from third parties, see “Terms of the Merger – Certain Covenants – No Solicitation of Alternative Transactions” beginning on page 72.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the effective time of the Merger, even after requisite approvals of the VRM I stockholders and the VRM II stockholders have been obtained, under the following circumstances:

•	by mutual written consent of VRM I and VRM II;

•

by either of VRM I or VRM II if the Merger is not completed by December 31, 2012, but not by a party whose failure to fulfill any obligation under the Merger Agreement has been the cause of the failure of the Merger to occur;

•	by either VRM I or VRM II if any governmental entity issues an order or ruling or takes any other action permanently restraining or prohibiting the Merger;

•

by VRM I if, prior to approval of the Merger by the VRM I stockholders, the VRM I board of directors (or any committee thereof) has received a superior proposal and determines that the failure to accept it is reasonably likely to be inconsistent with its duties;

•

by VRM II if, prior to approval by the VRM II stockholders of the issuance of shares of VRM II common stock in the Merger, the board of directors of VRM II (or any committee thereof) has received a superior proposal and has determined in good faith that the failure to accept the proposal is reasonably likely to be inconsistent with its duties;

•	by either VRM I or VRM II if the approval of the Merger is not obtained at the VRM I stockholders’ meeting at which a vote on the Merger is taken;

•

by either VRM I or VRM II if the approval by the VRM II stockholders of the issuance of shares of VRM II common stock in the Merger is not obtained at the VRM II stockholders’ meeting at which a vote on the issuance is taken;

•

by VRM II if, prior to the approval of the Merger by the VRM I stockholders, the VRM I board of directors approves or recommends a superior proposal or recommends that the VRM I stockholders approve or accept an acquisition proposal;

•

by VRM I if, prior to approval by the VRM II stockholders of the issuance of shares of VRM II common stock in the Merger, the VRM II board of directors, or a committee thereof, has approved or recommended a superior proposal or approves or recommends that the VRM II stockholders approve or accept an acquisition proposal;

•

by VRM II if any representation or warranty of VRM I fails to be true or upon a breach of any covenant or agreement of VRM I, such that the misrepresentation or breach is not capable of being cured by December 31, 2012 or VRM I is not attempting to cure, and such misrepresentation or breach would cause the conditions to VRM II’s obligations to complete the Merger not to be satisfied;

•

by VRM I if any representation or warranty of VRM II fails to be true or upon a breach of any covenant or agreement of VRM II, such that the misrepresentation or breach is not capable of being cured by December 31, 2012 or VRM II is not attempting to cure, and such misrepresentation or breach would cause the conditions to VRM I’s obligations to complete the Merger not to be satisfied;

•	by VRM II if there has occurred a material adverse effect with respect to VRM I and it has not been cured; and

•	by VRM I if there has been a material adverse effect with respect to VRM II and it has not been cured.

For further discussion of the parties rights to terminate the Merger Agreement, see “Terms of the Merger – Termination of the Merger Agreement” beginning on page 74.

Expenses Payable Upon Certain Termination Events

If VRM I terminates the Merger Agreement because the board of directors of VRM I, or any committee thereof, has determined to pursue a superior proposal, if the VRM I stockholders have not voted to approve the Merger at the VRM I stockholders meeting, if the VRM I board of directors, or committee thereof, has amended or modified its recommendation to the VRM I stockholders to vote for the Merger or has approved or recommended that the VRM I stockholders approve an acquisition proposal, or if VRM II has terminated the Merger Agreement because the conditions to the obligations of VRM II that the representations and warranties of VRM I be true and that VRM I will have satisfied its covenants and agreements in the Merger Agreement are not satisfied, then VRM I will pay VRM II an amount equal to VRM II’s expenses, up to $500,000.

If VRM II terminates the Merger Agreement because the board of directors of VRM II, or any committee thereof, has determined to pursue a superior proposal, if the VRM II stockholders have not voted to approve the issuance of VRM II common stock in the Merger at the VRM II stockholders meeting, if the VRM II board of directors, or committee thereof, has amended or modified its recommendation to the VRM II stockholders to vote for the issuance of VRM II common stock in the Merger or has approved or recommended that the VRM II stockholders approve an acquisition proposal, or if VRM I has terminated the Merger Agreement because the conditions to the obligations of VRM I that the representations and warranties of VRM II be true and that VRM II will have satisfied its covenants and agreements in the Merger Agreement are not satisfied, then VRM II will pay VRM I an amount equal to VRM I’s expenses, up to $500,000.

For further discussion of the parties’ respective rights of reimbursement of expenses under such circumstances, see “Terms of the Merger – Payment of Expenses” beginning on page 75.

Matters to Be Considered at the Special Meetings

VRM II

VRM II stockholders will be asked to vote on the following proposals (i) to approve the Share Issuance proposal and (ii) to approve the adjournment or postponement of the VRM II special meeting, if necessary, to solicit additional proxies. Approval of the Share Issuance proposal is required for the completion of the Merger.

The VRM II board of directors recommends that VRM II stockholders vote “FOR” both proposals set forth above. For further discussion of the VRM II special meeting, see “Voting and Proxies” beginning on page 40.

VRM I

VRM I stockholders will be asked to vote on the following proposals (i) to approve the Merger proposal and (ii) to approve the adjournment or postponement of the VRM I special meeting, if necessary, to solicit additional proxies. Approval of the Merger proposal is required for the completion of the Merger.

The VRM I board of directors recommends that VRM I stockholders vote “FOR” both proposals set forth above. For further discussion of the VRM I special meeting, see “Voting and Proxies” beginning on page 40.

Voting by VRM II and VRM I Directors and Executive Officers

As of the VRM II record date, directors and executive officers of VRM II and their affiliates owned and were entitled to vote 1,835,987 shares of VRM II common stock, or approximately 14.2% of the shares of VRM II common stock outstanding on that date. As of the VRM I record date, directors and executive officers of VRM I and their affiliates owned and were entitled to vote 616,442 shares of VRM I common stock, or approximately 9.8% of the shares of VRM I common stock outstanding on that date.

Rights of VRM I Stockholders as a Result of the Merger

VRM I stockholders receiving shares of VRM II common stock as consideration in the Merger will have substantially the same rights once they become VRM II stockholders. A description of the rights of VRM II stockholders is described in further detail under “Description of VRM II Stock” beginning on page 89.

Summary Comparison of Significant Changes

The following table is a comparison of significant changes as a result of the merger as of September 30, 2012:

	VRM I Net Book Value	VRM II Net Book Value	Pro Forma Combined

Type of Collateral (% of Loans)

Commercial	99.4%	66.9%	77.3%

Land	0.6%	33.1%	22.7%

Geographic Concentration (% of total Loans)

California	3.1%	23.9%	17.2%

Michigan	12.0%	7.0%	8.6%

Nevada	77.0%	58.1%	64.2%

Non-performing Loans	$—	$2,450,000	$2,450,000

Percentage of Loan Portfolio Secured by Second Trust Deeds	9.9%	2.7%	5.0%

Aggregate Loan-to-Value Ratio	67.06%	62.0%	63.25%

Weighted Average Interest Rate	8.10%	9.50%	9.51%

Weighted Average Maturity	12 months	12 months	12 months

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Condensed Combined Statements of Operations and Comprehensive Income (Loss) for the year ended December 31, 2011 and the nine months ended September 30, 2012, the date of our latest publicly available financial information, combine the historical consolidated statements of operations of Vestin Realty Mortgage II, Inc., referred to as VRM II, and Vestin Realty Mortgage I, Inc., referred to as VRM I, giving effect to the merger as if it had been consummated on January 1, 2011, the beginning of the earliest period presented. The following Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical consolidated balance sheets of VRM I and VRM II, giving effect to the merger as if it had been consummated on September 30, 2012. Subject to shareholder and regulatory approvals, the merger is expected to close in the first quarter of 2013.

VRM II and VRM I have entered into a definitive merger agreement dated May 30, 2012 pursuant to which VRM Merger Sub will merge with and into VRM I in a stock-for-stock merger, with VRM I surviving the transaction as a wholly owned subsidiary of VRM II. Under the terms of the transaction, which has been approved by the board of directors of both companies, stockholders of VRM I (other than VRM II) will receive a fixed ratio of 0.82 share of VRM II common stock for each share of VRM I common stock they own. Upon closing, which is expected in the first quarter of 2013, VRM I stockholders will own approximately 30% of VRM II common stock. Pursuant to the terms of the agreement, one member of the VRM I Board of Directors will replace an existing Director on the VRM II Board of Directors. The primary purpose of the proposed merger is the potential cost savings and operating synergies that will be achieved through a combination. The transaction is subject to customary approvals and closing conditions and requires the approval of the VRM I stockholders (with respect to the merger) and the VRM II stockholders (with respect to the issuance of VRM II common stock).

The pro forma combined financial information has been prepared in accordance with SEC Regulation S-X Article 11. The pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the combined operating results or financial position that would have occurred if the merger had been consummated on the dates and in accordance with the assumptions described herein, nor is it necessarily indicative of future results of operations or financial position of the combined company. The pro forma financial information does not give consideration to the impact of possible revenue enhancements, expense efficiencies, strategy modifications, asset dispositions or other actions that may result from the merger.

As of the date of this joint proxy statement/prospectus, VRM II has not completed the detailed valuation studies necessary to determine the fair values of the VRM I assets and liabilities, nor has it identified all adjustments necessary to conform VRM I’s accounting policies to VRM II’s accounting policies. The purchase price consideration deemed to be given by VRM II to complete the merger will be determined based on the trading price of VRM II’s common stock at the time the merger is consummated. A preliminary purchase price has been determined in these unaudited pro forma financial statements solely for the purpose of providing the Unaudited Pro Forma Condensed Combined Financial Statements presented below. VRM II has allocated the purchase price based on the preliminary estimated fair value of VRM I’s assets acquired and liabilities assumed based on discussions with VRM I’s management, preliminary valuation studies, due diligence and information presented in public filings. Accordingly, the unaudited pro forma purchase price allocation and related adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional valuations and analyses are completed. Subsequent to the merger, VRM II will undertake to complete final valuations of the assets acquired and liabilities assumed from VRM I. Accordingly, there may be increases or decreases in the fair value of VRM I’s assets and liabilities reflected in the pro forma balance sheet that may also impact the statements of operations. There can be no assurance that such final fair values of the assets acquired and liabilities assumed from the acquisition of VRM I will not result in material changes.

These Unaudited Pro Forma Condensed Combined Financial Statements have been developed from and should be read in conjunction with (i) the unaudited interim consolidated financial statements of VRM I for the quarterly period ended September 30, 2012 and the unaudited interim consolidated financial statements of VRM II for the quarterly period ended September 30, 2012, each included in this proxy statement/prospectus and (ii) the audited consolidated financial statements of VRM I for the fiscal year ended December 31, 2011and the audited consolidated financial statements of VRM II for the fiscal year ended December 31, 2011, each included in this proxy statement/prospectus.

Unaudited Pro Forma Condensed Combined Statements of Operations and Comprehensive Income (Loss)

Year Ended December 31, 2011

	VRM II	VRM I	Pro Forma Adjustments		Pro Forma Combined	Notes
Revenues

Interest income from investment in real estate loans	$1,244,000	$480,000	$		$1,724,000

Gain related to pay off of real estate loan, including recovery of allowance for loan loss	249,000	97,000			346,000
Gain related to pay off of notes receivable, including recovery of allowance for notes receivable	505,000	41,000			546,000

Other income	89,000	2,000			91,000

Total revenues	2,087,000	620,000		—	2,707,000

Operating expenses

Management fees – related party	1,098,000	277,000			1,375,000

Provision for loan loss	1,028,000	789,000			1,817,000

Interest expense	206,000	25,000			231,000

Professional fees	1,419,000	409,000		(585,000)	1,243,000	4e

Consulting fees	217,000	103,000			320,000

Insurance	304,000	231,000			535,000

Other	310,000	177,000		(100,000)	387,000	4e

Total operating expenses	4,582,000	2,011,000		(685,000)	5,908,000

Income (Loss) from operations	(2,495,000)	(1,391,000)		685,000	(3,201,000)

Non-operating income (loss)

Interest income from banking institutions	7,000	6,000			13,000

Income from equity method investee held for sale	—	718,000		(718,000)	—	4f

Impairment of marketable securities – related party	—	(247,000)		247,000	—	4a

Discounted professional fees	1,580,000	280,000			1,860,000

Total other non-operating income (loss), net	1,587,000	757,000		(471,000)	1,873,000

Provision for income taxes	—	—		—	—

Income (Loss) from continuing operations	(908,000)	(634,000)		214,000	(1,328,000)

Unaudited Pro Forma Condensed Combined Statements of Operations and Comprehensive Income (Loss)

Nine Months Ended September 30, 2012

	VRM II 09/30/12	VRM I 09/30/12	Pro Forma Adjustments	Pro Forma Combined	Notes
Revenues

Interest income from investment in real estate loans	$1,008,000	$643,000		$1,651,000

Gain related to pay off of real estate loan, including recovery of allowance for loan loss	1,268,000	210,000		1,478,000

Gain related to pay off of notes receivable, including recovery of allowance for notes receivable	226,000	89,000		315,000

Total revenues	2,502,000	942,000	—	3,444,000

Operating expenses

Management fees – related party	791,000	199,000		990,000

Provision for loan loss	815,000	40,000		855,000

Interest expense	2,000	3,000		5,000

Professional fees	753,000	523,000	(140,000)	1,136,000	4e

Consulting fees	161,000	58,000		219,000

Insurance	219,000	166,000		385,000

Other	143,000	121,000	(12,000)	252,000	4e

Total operating expenses	2,884,000	1,110,000	(152,000)	3,842,000

Loss from operations	(382,000)	(168,000)	152,000	(398,000)

Non-operating income (loss)

Interest income from banking institutions	1,000	—		1,000

Gain on sale of marketable securities	15,000	3,000		18,000

Settlement income	90,000	55,000		145,000

Recovery from settlement with loan guarantor	746,000	978,000		1,724,000
Settlement expense	(66,000)	(23,000)		(89,000)

Total other non-operating income (loss), net	786,000	1,013,000	—	1,799,000

Income from continued operations, before taxes	404,000	845,000	152,000	1,401,000

Provision for income taxes	—	—	—	—

Income from continued operations	404,000	845,000	152,000	1,401,000

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2012

	VRM II	VRM I	Pro Forma Adjustments		Pro Forma Combined	Notes
Assets

Cash and cash equivalents	$2,109,000	$534,000	$		$2,643,000

Investment in marketable securities - related party	732,000	827,000		(1,559,000)	—	4a

Interest and other receivables, net of allowance	22,000	15,000			37,000

Notes receivable, net of allowance	—	—			—

Real estate held for sale	9,159,000	2,825,000			11,984,000

Investment in real estate loans, net of allowance for loan losses	27,140,000	13,858,000			40,998,000

Asset held for sale	57,661,000	4,292,000			61,953,000

Due from related parties	188,000	—			188,000

Investment in MVP Realty Advisors	534,000	—			534,000

Other assets	214,000	163,000			377,000

Total assets	$97,759,000	$22,514,000		$(1,559,000)	$118,714,000

LIABILITIES AND EQUITY

Liabilities

Accounts payable and accrued liabilities	$724,000	$101,000	$		$825,000

Due to related parties	—	104,000			104,000

Liabilities related to asset held for sale	46,650,000	34,000			46,684,000

Note payable	74,000	56,000			130,000

Deferred gain on sale of HFS	30,000	42,000			72,000

Total liabilities	47,478,000	337,000		—	47,815,000

Commitments and contingencies

Stockholders’ equity

Preferred stock	—	—			—

Common stock	1,000	1,000			2,000

Additional paid-in capital	270,150,000	61,217,000		(53,574,000)	277,793,000	4c

Accumulated deficit	(221,082,000)	(40,352,000)		52,363,000	(209,071,000)	4d

Accumulated other comprehensive income	149,000	199,000		(348,000)	—	4b

Total stockholders’ equity	49,218,000	21,065,000		(1,559,000)	68,724,000

Noncontrolling interest - related party	1,063,000	1,112,000		—	2,175,000

Total equity	50,281,000	22,177,000		(1,559,000)	70,899,000

Total liabilities and equity	$97,759,000	$22,514,000		$(1,559,000)	$118,714,000

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Description of the Transaction

VRM II and VRM I have entered into a definitive merger agreement dated May 30, 2012 pursuant to which VRM Merger Sub will merge with and into VRM I in a stock-for-stock merger, with VRM I surviving the transaction as a wholly owned subsidiary of VRM II. Under the terms of the transaction, which has been approved by the board of directors of both companies, stockholders of VRM I (other than VRM II) will receive a fixed ratio of 0.82 share of VRM II common stock for each share of VRM I common stock they own. Upon closing, which is expected in the first quarter of 2013, VRM I stockholders will own approximately 30% of VRM II common stock. Pursuant to the terms of the agreement, one member of the VRM I Board of Directors will replace an existing Director on the VRM II Board of Directors. The primary purpose of the proposed merger is the potential cost savings and operating synergies that will be achieved through a combination. The transaction is subject to customary approvals and closing conditions and requires the approval of the VRM I stockholders (with respect to the merger) and the VRM II stockholders (with respect to the issuance of VRM II common stock).

The preliminary unaudited pro forma adjustments represent estimates based on information available at this time. Actual adjustments to the Condensed Combined Balance Sheet will differ, perhaps materially, from those reflected in the pro forma financial information because the assets and liabilities of VRM I will be recorded at their respective fair values on the date the merger is consummated and the preliminary assumptions used to estimate these fair values may change between now and the completion of the merger.

The pro forma financial information included herein is subject to other updates as additional information becomes available and as additional analyses are performed. The final acquisition accounting will be determined after the merger is consummated and after completion of a thorough analysis to determine the fair values of VRM I’s tangible and identifiable intangible assets and liabilities. Accordingly, the final acquisition method accounting adjustments, including those needed to conform VRM I’s accounting policies to those of VRM II, could be materially different from the preliminary unaudited pro forma adjustments presented herein. Any increase or decrease in the fair value of VRM I’s assets, liabilities, commitments, contracts and other items as compared to the information shown herein will change the amount of gain on bargain purchase and may impact the Condensed Combined Statement of Operations due to adjustments in yield and/or amortization or accretion related to the adjusted assets or liabilities.

Note 2. Basis of Pro Forma Presentation

The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2011 and the nine months ended September 30, 2012 give effect to the Merger as if it had been completed on January 1, 2011. The Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2012 gives effect to the merger as if it had been completed on September 30, 2012.

The Unaudited Pro Forma Condensed Combined Financial Statements have been derived from the historical consolidated financial statements of VRM II and VRM I that are either included in this proxy statement/prospectus or in historical financial statements and notes to financial statements on file with the Securities and Exchange Commission. Based on VRM II’s preliminary review of VRM I’s and VRM II’s summary of significant accounting policies, the nature and amount of any adjustments to the historical financial statements of VRM I to conform its accounting policies to those of VRM II are not expected to be material. As described in Note 4(d), upon completion of the Merger, further review of VRM I’s accounting policies may result in additional revisions to VRM I’s policies and classifications to conform to those of VRM II.

Assumptions and estimates underlying the unaudited pro forma adjustments are described in these notes, which should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Statements. Since the Unaudited Pro Forma Condensed Combined Financial Statements have been prepared based upon preliminary estimates, the final amounts recorded as of the time the Merger is completed may differ materially from the information presented.

The merger is reflected in the Unaudited Pro Forma Condensed Combined Financial Statements as an acquisition of VRM I by VRM II in accordance with Accounting Standards Codification Topic 805, “Business Combinations,” using the acquisition method of accounting with VRM II as the accounting acquirer. Under these accounting standards, VRM II’s total estimated purchase price is calculated as described in Note 3, and the assets acquired and the liabilities assumed of VRM I are measured and recorded at their estimated fair values. For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed, VRM II estimated the fair values as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The fair value measurements utilize estimates based on key assumptions of the merger, including historical and current market data. The unaudited pro forma adjustments included herein are preliminary and will be adjusted as additional information becomes available and as additional analyses are performed. The final purchase price allocation will be determined subsequent to the merger and the final amounts of the assets acquired and liabilities assumed in the acquisition of VRM I may differ materially from the values recorded in the pro forma financial statements.

Estimated transaction costs have been excluded from the Unaudited Pro Forma Condensed Combined Statements of Operations and Comprehensive Income (Loss) as they reflect charges directly related to the Merger which do not have an ongoing impact. In addition, the Unaudited Pro Forma Condensed Combined Financial Statements do not include one-time costs directly attributable to the transaction, employee retention costs or professional fees incurred or to be incurred by VRM II or VRM I pursuant to provisions contained in the Merger Agreement, as those costs are not considered part of the purchase price.

Note 3. Estimate of Consideration Expected to be Transferred

The preliminary estimate of the merger consideration to be transferred to effect the Merger is approximately $7.6 million. This is based on VRM II’s closing share price on November 29, 2012 of $1.47. The stockholders of VRM I (other than VRM II) will receive a fixed ratio of 0.82 share of VRM II common stock for each share of VRM I common stock they own.

The following is a preliminary estimate of the merger consideration to be transferred to effect the Merger:

VRM I shares outstanding at November 29, 2012	6,340,859
Fixed conversion ratio for merger	0.82

VRM II shares to be issued to VRM I stockholders	5,199,504
Closing share price of VRM II on November 29, 2012	$1.47

Preliminary estimate of merger consideration	$7,643,271

The estimated value of the merger consideration reflected in these Unaudited Pro Forma Condensed Combined Financial Statements does not purport to represent the actual value of the merger consideration that will be deemed to be received by VRM I’s stockholders when the merger is consummated. The fair value of equity securities issued as part of the merger consideration will be measured on the closing date of the merger at the then-current market price of VRM II common stock. This requirement will likely result in a per share equity component different from the $1.47 assumed in these Unaudited Pro Forma Condensed Combined Financial Statements and that difference may be material.

The following table presents a sensitivity analysis for the range of possible outcomes of the purchase price based upon percentage increases and decreases in the recent stock price of VRM II.

Changed Assumption	Increase (Decrease) in Stock Price
Stock price assumption increased by 17.0% or 1,700 basis points	$1,299,356
Stock price assumption increased by 34.0% or 3,400 basis points	$2,598,712
Stock price assumption increased by 68.0% or 6,800 basis points	$5,197,425
Stock price assumption decreased by 17.0% or 1,700 basis points	$(1,299,356)
Stock price assumption decreased by 34.0% or 3,400 basis points	$(2,598,712)
Stock price assumption decreased by 68.0% or 6,800 basis points	$(5,197,425)

The purpose of this analysis is to provide an indication of the impact that the stock price fluctuations would have on our purchase price. It is not intended to imply our expectation of stock prices in the future. We believe that the assumptions used above are appropriate to illustrate the possible material impact on the purchase price.

Note 4. Adjustments to Unaudited Pro Forma Condensed Combined Financial Statements

The unaudited adjustments included in the Unaudited Pro Forma Condensed Combined Financial Statements are as follows:

(a) Elimination of investment in marketable securities – related parties. As of September 30, 2012, VRM I held shares of VRM II and VRM II held shares of VRM I. These shares are eliminated as they are subject to the merger and will not be accounted for as an asset of the merged entity. For the unaudited pro forma condensed combined balance sheet as of September 30, 2012, these marketable securities – related party has been retired into equity. For the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2011, the impairment of the marketable securities – related party has been eliminated. There was no similar gain or loss recognized on the marketable securities – related party for the nine months ended September 30, 2012 therefore no adjustment was necessary.

(b) Accumulated other comprehensive income (loss). As noted in adjustment (a), the marketable securities – related party will be eliminated at the time of the merger which will result in the elimination of the accumulated other comprehensive income (loss).

(c) Additional paid-in capital. VRM I’s additional paid-in capital balance of approximately $61.2 million will be eliminated at the time of the merger. Additionally, VRM II will issue approximately 5.2 million shares. As described in note 3 above, the preliminary estimate of merger consideration would be approximately $7.6 million, of which approximately $1,000 would be recorded to common stock and the remaining amount recorded to additional paid-in capital. The net of these amounts results in a net decrease to additional paid-in capital of approximately $53.6 million.

(d) Accumulated deficit. VRM I’s accumulated deficit balance of approximately $40.4 million will be eliminated at the time of the merger. Additionally, there is a preliminary gain on bargain purchase estimated to be recognized by VRM II. The preliminary estimated gain on bargain purchase upon closing of the merger is reflected as an increase in accumulated deficit in the pro forma balance sheet. The preliminary gain on bargain purchase results from the acquisition date fair value of VRM I’s identifiable net assets acquired exceeding the estimated purchase price. This bargain purchase determination is consistent with the fact that in recent periods, VRM I’s shares, as well as shares of certain other mortgage companies, including VRM II, have traded at a discount to book value per common share. The preliminary gain on bargain purchase will be adjusted based upon the final accounting as of the effective date of the merger.

(e) Elimination of transaction costs. Total VRM II transaction costs related to the merger have been estimated to be $592,000, of which $73,000 have been recorded as an expense within the Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income for the nine months ended September 30, 2012. Total VRM I costs related to the merger have been estimated to be $246,000, of which $80,000 have been recorded as an expense within the Unaudited Pro Forma Condensed Combined Statements of Operations and Comprehensive Income for the nine months ended September 30, 2012. The portion of the costs that were expensed, totaling $153,000 for both companies, have been removed from expenses with a pro forma adjustment for the nine months ended September 30, 2012 as these costs relate directly to the transaction and do not have an ongoing impact.

Total VRM II transaction costs related to the merger have been estimated to be $592,000, of which $519,000 have been recorded as an expense within the Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income for the year ended December 31, 2011. Total VRM I costs related to the merger have been estimated to be $246,000, of which $166,000 have been recorded as an expense within the Unaudited Pro Forma Condensed Combined Statements of Operations and Comprehensive Income for the year ended December 31, 2011. The portion of the costs that were expensed, totaling $685,000 for both companies, have been removed from expenses with a pro forma adjustment for the year ended December 31, 2011 as these costs relate directly to the transaction and do not have an ongoing impact.

(f) Equity method investee and non-controlling interest. VRM I and VRM II have historically invested in similar assets. VRM II owned 62% of an operating entity which was consolidated into the financial statements of VRM II. VRM I owned the remaining 38% and was reported under the equity method of accounting. The merger of these entities would result in the full consolidation of the operating entity and an adjustment has been made to remove the equity method and non-controlling interest recognition of this activity between the two merging entities.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table presents certain historical per share data of VRM I, unaudited pro forma combined per share information of the combined company giving effect to the merger of VRM II and VRM I as if the merger had been effective for the periods presented, historical per share data of VRM II and pro forma VRM II equivalent per share data, which is calculated by multiplying the shares issued under the merger by the exchange ratio of 0.82 as the stockholders of VRM I (other than VRM II) will receive a fixed ratio of 0.82 shares of VRM II common stock for each share of VRM I common stock they own.

The data has been derived from and should be read in conjunction with the selected historical consolidated financial information and the unaudited pro forma condensed combined financial information and the accompanying notes contained elsewhere in this proxy statement/prospectus, the separate historical consolidated financial statements and the accompanying notes of VRM I appearing elsewhere in this proxy statement/prospectus or in historical financial statements and notes to financial statements on file with the Securities and Exchange Commission, and the separate historical consolidated financial statements and the accompanying notes of VRM II appearing elsewhere in this proxy statement/prospectus or in historical financial statements and notes to financial statements on file with the Securities and Exchange Commission.

The unaudited pro forma per share data is presented for informational purposes only and is not intended to represent or be indicative of the combined consolidated results of operations or financial condition that would have been reported had the merger been completed as of the date presented and should not be taken as representative of future results of operations or financial condition of the combined company following the merger.

	VRM I Historical	Pro Forma Combined	VRM II Historical	Pro Forma VRM II Equivalent
Per Share information for the nine months ended September 30, 2012:
Basic diluted net income (loss)	0.09	(0.07)	(0.17)	(0.08)
Book value	3.32	3.74	4.08	3.98
Cash dividends	—	—	—	—

	VRM I Historical	Pro Forma Combined	VRM II Historical	Pro Forma VRM II Equivalent
Per Share information for the 12 months ended December 31, 2011:
Basic diluted net loss	(0.17)	(0.05)	(0.07)	(0.06)
Book value	3.21	3.76	4.13	4.00
Cash dividends	—	—	—	—

COMPARATIVE PER SHARE MARKET PRICE AND DISTRIBUTION INFORMATION

Market Price and Security Holder Information

VRM II common stock is traded on the Nasdaq Global Select Market under the symbol VRTB and began trading on May 1, 2006. The price per share of common stock presented below represents the highest and lowest sales price for VRM II common stock on the Nasdaq Global Select Market.

2012	High	Low

First Quarter	$1.57	$1.03
Second Quarter	$1.73	$1.12
Third Quarter	$1.67	$1.10

2011	High	Low

First Quarter	$1.64	$1.01
Second Quarter	$1.52	$1.02
Third Quarter	$1.65	$1.10
Fourth Quarter	$1.40	$1.08

2010	High	Low

First Quarter	$2.55	$1.64
Second Quarter	$1.99	$1.35
Third Quarter	$1.89	$1.21
Fourth Quarter	$1.72	$1.36

On May 30, 2012, the last full trading day immediately preceding the public announcement of the signing of the Merger Agreement, the closing sales price per share of VRM II common stock as reported on the NASDAQ Global Select Market was $1.14 per share.

VRM I common stock is traded on the Nasdaq Global Select Market under the symbol VRTA and began trading on June 1, 2006. The price per share of common stock presented below represents the highest and lowest sales price for VRM I common stock on the Nasdaq Global Select Market.

2012	High	Low

First Quarter	$1.31	$1.01
Second Quarter	$1.49	$0.88
Third Quarter	$1.43	$0.91

2011	High	Low

First Quarter	$1.74	$1.40
Second Quarter	$1.54	$1.02
Third Quarter	$1.37	$1.01
Fourth Quarter	$1.29	$0.86

2010	High	Low

First Quarter	$1.12	$1.05
Second Quarter	$1.49	$0.92
Third Quarter	$1.26	$0.87
Fourth Quarter	$1.20	$0.93

At the close of business on                  , 2012, the record date for the VRM I and VRM II special meetings, there were approximately                      holders of record of VRM I common stock and                      holders of record of VRM II common stock.

On May 30, 2012, the last full trading day immediately preceding the public announcement of the signing of the Merger Agreement, the closing sales price per share of VRM I common stock as reported on the NASDAQ Global Select Market was $1.26 per share.

RISK FACTORS

By voting in favor of the Merger, VRM I stockholders will be choosing to invest in VRM II common stock. An investment in VRM II common stock involves a high degree of risk. In addition to the other information contained in this joint proxy statement/prospectus, including the matters addressed under the section entitled “Cautionary Information Regarding Forward-Looking Statements”, VRM I and VRM II stockholders should carefully consider the following risk factors in deciding whether to vote for the Merger.

Any reference to the Manager shall be a reference to Vestin Mortgage, LLC, which will continue to serve as manager of VRM II after the Merger, unless the proposal to changes managers is approved, in which case all references to Vestin Mortgage for periods after the Merger shall mean VRM Management, LLC.

Risks and Effects of the Merger

The exchange ratio may over-value or under-value the VRM I or VRM II common stock as of the time the parties entered into the Merger Agreement. Under the Merger Agreement, each VRM I share will be converted into the right to receive 0.82 shares of VRM II common stock. This exchange ratio was the result of an arms-length negotiation between the special committees of VRM I and VRM II, with the assistance of their respective legal and financial advisors. In the course of negotiations, the special committees of VRM I and VRM II each independently took into consideration a variety of factors, including relative book values (both on a GAAP basis and as adjusted to reflect ranges of possible cash flow outcomes or recoveries on loans or other real estate assets), the historical stock prices of VRM I and VRM II, analyses of comparable public companies and analyses of comparable public transactions, among other factors. None of these factors, by itself, was dispositive, and analysis and each of these factors is subject to uncertainty. For example, book values are determined in accordance with GAAP and may not reflect fair values. Adjusted book values reflect a range of possible outcomes and assumptions that may differ from actual results. The common stock of each of VRM I and VRM II historically have not been heavily or actively traded, and therefore may be subject to unusually large variations in price based on trading activity. This may make the trading values of VRM I and VRM II common stock a less reliable indicator of the relative fair value of VRM I and VRM II. The public companies and transactions considered in connection with comparative analyses may differ substantially from VRM I and VRM II and the transactions contemplated by the Merger Agreement. Moreover, each of VRM I and VRM II negotiated the exchange ratio on an arms’-length basis with a view toward negotiating a transaction favorable to its own stockholders. As a result of the factors listed above, the proposed 0.82 exchange ratio may over-value or under-value the VRM I or VRM II common stock as of the time the parties entered into the Merger Agreement. For example, based on the VRM I special committee’s financial advisor’s analysis of the relative book values of VRM I and VRM as of March 31, 2012, the most recent fiscal quarter prior to the execution of the Merger Agreement, the exchange ratio would be accretive to the stockholders of VRM I and dilutive to the stockholders of VRM II on a book value basis. By contrast, the range of potential values implied by the VRM II special committee’s financial advisor’s adjusted book value analysis implies that the proposed transaction is dilutive to VRM I stockholders and accretive to VRM II stockholders. For further discussion of certain factors analyzed and reviewed the factors considered by the special committees of each of VRM I and VRM II in declaring the Merger, the Share Issuance and the other transactions contemplated by the Merger Agreement advisable and in the best interests of VRM I and the VRM II stockholders, see “BACKGROUND AND REASONS FOR THE MERGER.” For further discussion of the analyses undertaken by the financial advisors of each of the special committees of VRM I and VRM II, respectively, see “Opinion of the Financial Advisor to the Special Committee of VRM II” and “Opinion of the Financial Advisor to the Special Committee of VRM I”.

The exchange ratio may not reflect changes in the values of the VRM II common stock being issued and the VRM I common stock being surrendered in connection with the Merger. Because the exchange ratio will not be adjusted to reflect changes in the value of VRM I common stock and the market value of VRM II common stock, the value of VRM I common stock surrendered in the Merger and the market value of VRM II common stock issued in the Merger may be higher or lower than the value of the VRM I common stock and VRM II common stock at the time the exchange ratio was established. Stock price changes may result from market reaction to the announcement of the merger and market assessment of the likelihood that the merger will be completed, changes in the business, operations or prospects of VRM I or VRM II prior to or following the merger, litigation or regulatory considerations, general business, market, industry or economic conditions and other factors both within and beyond the control of VRM I and VRM II. Neither VRM I nor VRM II is permitted to terminate the merger agreement solely because of changes in the market price of either company’s common stock.

Sales of VRM II common stock after the Merger could have an adverse effect on its stock price. Sales of a substantial number of shares of VRM II common stock after the Merger, or the perception that such sales could occur, could adversely affect the prevailing market prices for VRM II common stock. Assuming that the Merger is consummated, VRM II will issue an aggregate of 4,758,198 shares of common stock upon the conversion of all outstanding shares of VRM I (except for shares held by VRM II or Merger Sub, which will be cancelled). All of the shares issued in the Merger, other than any shares issued to “affiliates” as defined in Rule 144(a) under the Securities Act, will be freely tradable without restriction or further registration under the Securities Act. In addition, none of the shares outstanding upon completion of the Merger will be subject to lock-up agreements. The effect that future sales of VRM II common stock will have on the market price of VRM II common stock cannot be predicted. In addition, VRM II common stock is currently thinly traded on the Nasdaq Global Market under the symbol “VRTB”.

The market price of VRM II common stock may decline as a result of the Merger. The market price of VRM II common stock may decline as a result of the Merger for a number of reasons, including if:

•	the integration of VRM II and VRM I is not completed in a timely and efficient manner;

•	the effect of the Merger on VRM II’s financial results is not consistent with the expectations of financial or industry analysts; or

•	holders, individually or in the aggregate, of significant numbers of shares of VRM II common stock decide to dispose of their stock following completion of the Merger.

The Merger Agreement contains provisions that could discourage a potential acquirer that might be willing to acquire or merge with VRM I or VRM II. The Merger Agreement contains “no solicitation” provisions that restrict VRM I’s and VRM II’s ability to, among other things:

•

solicit, initiate or knowingly encourage an alternative acquisition proposal (as described below under the section entitled “Terms of the Merger – No Solicitation of Alternative Transactions” beginning on page 72) with respect to it or any inquiry or proposal that may reasonably be expected to lead to such an alternative acquisition proposal; or

•

participate in any discussions or negotiations regarding, or furnish any information with respect to, or cooperate in any way with respect to, an alternative acquisition proposal with respect to it or any inquiry or proposal that may reasonably be expected to lead to such an alternative acquisition proposal;

There are only limited exceptions to VRM I’s or VRM II’s agreement that their respective boards of directors will not withdraw or adversely modify their recommendation regarding the Merger.

In addition, if either VRM I or VRM II terminates the Merger Agreement because the board of directors of such party, or any committee thereof, has determined to pursue a superior proposal, if the VRM I stockholders have not voted to approve the Merger at the VRM I stockholders meeting, if the VRM II stockholder have not voted to approve the Share Issuance at the VRM II stockholders meeting, if either the VRM I or VRM II board of directors, or committee thereof, has amended or modified its recommendation to the VRM I or VRM II stockholders (as applicable) to vote for the Merger or the Share Issuance (as applicable) or has approved or recommended that the VRM I or VRM II stockholders approve an alternative acquisition proposal, or if VRM II or VRM I has terminated the Merger Agreement because the conditions to the obligations of VRM II or VRM I (as applicable) that the representations and warranties of such party be true and that such party will have satisfied its covenants and agreements in the Merger Agreement are not satisfied, then such party will be obligated to reimburse the other party an amount equal to such other party’s expenses, up to $500,000.

These provisions could discourage other potential acquirers of either company even if those parties might be willing to offer a greater amount of consideration than that proposed to be paid in the Merger.

The ability of VRM I stockholders to assert control over matters to which they have a right to vote will be diminished. As a group, stockholders of VRM I will hold 28% percent of the outstanding shares of VRM II and, as such, will be diluted in terms of their ability, as a group, to assert control over VRM II matters to which they will acquire a right to vote.

Failure to complete the Merger could negatively impact VRM I’s and/or VRM II’s business, financial condition, operating results and cash flows. The parties’ obligations to complete the Merger are subject to the satisfaction or waiver of specified conditions, some of which are beyond the control of VRM I and VRM II. For example, the Merger is conditioned on the receipt of the required approval of the Merger by the VRM I stockholders and the required approval of the Share Issuance by the VRM II stockholders. If these approvals are not received, the Merger cannot be completed even if all of the other conditions to the Merger Agreement are satisfied or waived. If the Merger is not completed for any reason, VRM I and/or VRM II may be subject to certain material risks, including (i) the incurrence of substantial costs related to the Merger, such as legal, accounting and financial advisor fees, which must be paid even if the Merger is not completed; (ii) the fact that activities relating to the Merger and related uncertainties may lead to a loss of revenue that VRM I and/or VRM II may not be able to regain if these transactions do not occur; and (iii) the focus of the parties’ management being directed toward the Merger instead of on their core businesses and other opportunities that could have been beneficial to VRM I and VRM II. If the Merger is not completed, there can be no assurance to VRM I stockholders and VRM II stockholders that these risks will not materialize or materially adversely affect the business, financial condition, operating results and cash flows, including the ability to service debt and to make distributions, of VRM I and/or VRM II.

The issuance of shares of VRM II common stock in the Merger will substantially reduce the percentage interests of current VRM II stockholders in the earnings, voting power and market value of VRM II. VRM II will issue approximately shares of VRM II common stock in the Merger. Upon completion of the Merger and the Share Issuance, based on the amount of shares of VRM II common stock outstanding as of                  , 2012 of 16,752,525 shares, VRM II stockholders prior to the merger will own approximately 72% percent of VRM II’s outstanding shares of common stock and the former VRM I stockholders will own 28% percent of VRM II’s outstanding shares of common stock. The issuance of shares of VRM II common stock in the Merger will cause a significant reduction in the relative percentage interests of current VRM II stockholders in earnings, voting power and market value of VRM II.

The Merger is expected to be accretive to VRM II stockholders in 2012, and the accretive nature of the transaction is expected to result in increased earnings per share over time. The extent and duration of any accretion will depend on several factors, including the amount of merger-related expenses it incurs that are charged against its earnings and the number of shares which will be issued to the former VRM I stockholders under the Merger Agreement. If expenses charged against earnings are higher than the VRM II Board expected or the combined company does not achieve the revenue and earnings growth projected by the VRM II Board, the amount of accretion in 2012 could be less than currently anticipated and the Merger may not turn out to be accretive to current VRM II stockholders (or may be less accretive than currently anticipated). In such event, the trading price of VRM II common stock may decline.

After reflecting the pro forma adjustments as described in “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 14, the pro forma diluted earnings per common share of VRM II for the nine months ended September 30, 2012 is             . These unaudited pro forma condensed combined financial statements apply certain assumptions and adjustments which are based upon available information and assumptions that the managements of VRM II and VRM I believe reasonably reflect the Merger.

The Merger’s qualification as a reorganization for U.S. federal income tax purposes depends on a number of factors, including facts existing as of the date of the Merger. It is expected that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Qualification as a reorganization depends on a number of factors existing as of the date of the Merger, including facts related to the values of the assets of both VRM I and VRM II as of the date of the Merger. As a result, no assurance can be given that all of the requirements for qualification as a reorganization will be satisfied at the time of the Merger or that the IRS will agree that all such requirements have been satisfied.

Risks Related to the Combined Company’s Business

If the Merger is consummated, VRM Merger Sub, Inc., a Maryland corporation and a wholly owned subsidiary of VRM II, referred to as Merger Sub, will merge with and into VRM I, with VRM I surviving the merger as a wholly owned subsidiary of VRM II, referred to as the Surviving Corporation. The following describes the material risks related to the combined company’s business following consummation of the Merger. As used in this Section, “we,” “us,” “our,” the “combined company,” “our company” and “VRM II” refers to Vestin Realty Mortgage II, Inc. following consummation of the Merger.

If the Merger is completed, there is no assurance that VRM II will realize the cost-saving and other operational synergies expected as a result of the Merger. In the event that the Merger is completed, the acquisition of VRM I represents a significant investment by VRM II. There is no assurance that VRM II will, on a sustainable basis, realize the cost-saving benefits and operational synergies that formed the basis for the VRM II board’s decision to pursue the Merger. Failure to successfully realize such benefits and synergies could lead to a reduction in VRM II’s overall revenues, and therefore could have a material adverse effect on VRM II’s results of operations or on the trading price of VRM II common stock.

Current economic conditions have increased the risk of defaults on our loans. Defaults on our real estate loans have reduced our revenues and may continue to do so in the future. We are in the business of investing in real estate loans and, as such, we are subject to risk of defaults by borrowers. Our performance has been and will continue to be directly impacted by any defaults on the loans in our portfolio. As a commercial real estate lender willing to invest in loans to borrowers who may not meet the credit standards of other financial institutional lenders, the rate of default on our loans has been higher than those generally experienced in the real estate lending industry. A sustained period of increased defaults over the past several years has adversely affected our business, financial condition, liquidity and the results of our operations and may continue to do so in the future.

Our exposure to the negative developments in the credit markets and general economy has likely been increased by our business strategy, which entails more lenient underwriting standards and expedited loan approval procedures. At this time, we are not able to predict how long such difficult economic conditions will continue. As a result, we may not be able to recover the full amount of our loans if the borrower defaults. Moreover, any failure of a borrower to pay interest on loans will reduce our revenues, impair our ability to pay dividends to stockholders and, most likely, the value of our stock. Similarly, any failure of a borrower to repay loans when due may reduce the capital we have available to make new loans, thereby adversely affecting our operating results.

The recent recession and constraints in the credit markets adversely affected our operating results and financial condition. As a commercial real estate lender willing to invest in riskier loans, rates of delinquencies, foreclosures and losses on our loans have been higher than those generally experienced in the commercial mortgage lending industry during periods of economic slowdown or recession. The recent recession adversely affected the general economy and the availability of funds for commercial real estate developers. We believe this lack of available funds led to an increase in defaults on our loans. Furthermore, problems experienced in the U.S. credit markets starting in the summer of 2007 have reduced the availability of credit for many prospective borrowers. These problems persist in the markets we are serving, making it more difficult for our borrowers to obtain the anticipated re-financing necessary in many cases to pay back our loans. Thus, an extended period of illiquidity in the credit markets has resulted in a material increase in the number of our loans that are not paid back on time. A continuation of increased delinquencies, defaults or foreclosures will have an adverse affect upon our ability to originate, purchase and securitize loans, which could significantly harm our business, financial condition, liquidity and results of operations. The recovery of the general economy has not yet resulted in a material improvement of the real estate markets in many of our principal markets. In addition, the recession slowed economic activity, resulting in a decline in new lending. Continuation of depressed conditions in the principal markets we serve may result in our continuing to fund fewer loans, thereby reducing our opportunities to generate interest income.

Our underwriting standards and procedures are more lenient than many institutional lenders, which has resulted and may continue to result in a higher level of non-performing assets and less amounts available for distribution. Our underwriting standards and procedures are more lenient than many institutional lenders in that we will invest in loans to borrowers who may not be required to meet the credit standards of other financial institutional real estate lenders. As a result, we have experienced and may continue to experience a higher rate of defaults by our borrowers and an increase in non-performing assets in our loan portfolio. We approve real estate loans more quickly than other lenders. We rely heavily on third-party reports and information such as appraisals and environmental reports. Because of our accelerated due diligence process, we may accept documentation that was not specifically prepared for us or commissioned by us. This creates a greater risk of the information contained therein being out of date or incorrect. Generally, we will not spend more than 20 days assessing the character and credit history of our borrowers. Due to the nature of loan approvals, there is a risk that the credit inquiry we perform will not reveal all material facts pertaining to the borrower and the security.

We depend upon our real estate security to secure our real estate loans, and we may suffer a loss if the value of the underlying property declines. We are currently experiencing a trend of declining real estate values, which has reduced the value of our collateral and resulted in losses on defaulted loans. We depend upon our real estate security to protect us on the loans that we make. We depend upon the skill of independent appraisers to value the security underlying our loans. However, notwithstanding the experience of the appraisers, they may make mistakes, or the value of the real estate may decrease due to subsequent events. Our appraisals are generally dated within 12 months of the date of loan origination and may have been commissioned by the borrower. Therefore, the appraisals may not reflect a decrease in the value of the real estate due to events subsequent to the date of the appraisals. Since the summer of 2007, there has been a significant decline in real estate values in many of the markets where we operate, resulting in a decline in the estimated value of the real estate securing our loans. Such decline may continue in several of the principal markets in which we operate.

In addition, most of the construction and acquisition and development loan appraisals are prepared on an as-if developed basis, which approximates the post-construction value of the collateralized property assuming such property is developed. As-if developed values on raw land loans or acquisition and development loans often dramatically exceed the immediate sales value. Realization of the as-if-developed values may depend upon anticipated zoning changes, successful development by the borrower and the availability of additional financing. As most of the appraisals will be prepared on an as-if developed basis, if the loan goes into default prior to completion of the project, the market value of the property may be substantially less than the appraised value. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, we may not recover the full amount of our loan, thus reducing the amount of funds available to distribute.

Our loan portfolio is concentrated in the Western states, several of which have not recovered from in the recent recession. Lack of geographical diversification increases our vulnerability to market downturns. Commercial real estate markets in the states related to our loan portfolio have suffered significantly during the recent recession, with declining real estate values and high rates of default on real estate loans. Our loan concentration in these states has increased our vulnerability to the troubled real estate markets. Real estate markets vary greatly from location to location and our manager has limited experience outside of the Western and Southwestern United States. Any effort to expand into new geographical regions could be complicated by our manager’s lack of experience in such regions.

We typically make “balloon payment” loans, which are riskier than loans with payments of principal over an extended period of time. The loans we invest in or purchase generally require the borrower to make a “balloon payment” on the principal amount upon maturity of the loan. A balloon payment is a large principal balance that is payable after a period of time during which the borrower has repaid none or only a small portion of the principal balance. Loans with balloon payments are riskier than loans with payments of principal over an extended time period such as 15 or 30 years because the borrower’s repayment depends on its ability to sell the property, obtain suitable refinancing or otherwise raise a substantial amount of cash when the loan comes due. The borrower’s ability to achieve a successful sale or refinancing of the property may be adversely impacted by deteriorating economic conditions or illiquidity in the credit markets. There are no specific criteria used in evaluating the credit quality of borrowers for loans requiring balloon payments. Furthermore, a substantial period of time may elapse between the review of the financial statements of the borrower and the date when the balloon payment is due. As a result, there is no assurance that a borrower will have sufficient resources to make a balloon payment when due.

An increased percentage of our loan portfolio consists of second deeds of trust, which generally entail a higher degree of risk than first deeds of trust. We invest in second deeds of trust and, in rare instances, wraparound, or all-inclusive, real estate loans. Our board is required to approve our investing more than 10% of our assets in second deeds of trust. During September 2008, the board authorized us to allow loans secured by second deeds of trust to constitute up to 15% of our loans, due to loan restructuring and business opportunities. However, as a result of sales, foreclosures and modifications of loans secured by first deeds of trust, our loans secured by second deeds of trust have exceeded these percentages. In a second deed of trust, our rights as a lender, including our rights to receive payment on foreclosure, will be subject to the rights of the first deed of trust. In a wraparound real estate loan, our rights will be similarly subject to the rights of a first deed of trust, but the aggregate indebtedness evidenced by our loan documentation will be the first deed of trust plus the new funds we invest. We would receive all payments from the borrower and forward to the senior lender its portion of the payments we receive. Because both of these types of loans are subject to the first deed of trust’s right to payment on foreclosure, we incur a greater risk when we invest in each of these types of loans that we will not be able to collect the full amount of our loan and may provide an allowance for the full amount of the loan. If we are unable to collect the amounts secured by second deeds of trust, our operating results will suffer and we will have less funds available to distribute to shareholders.

Our loans are not guaranteed by any governmental agency. Our loans are not insured or guaranteed by a federally owned or guaranteed mortgage agency. Consequently, our recourse, if there is a default, may be to foreclose upon the real property securing a loan and/or pursuing the borrower’s guarantee of the principal. The value of the foreclosed property may have decreased and may not be equal to the amount outstanding under the corresponding loan, resulting in a decrease of the amount available to distribute.

Our real estate loans are not readily marketable, and we expect no secondary market to develop. Our real estate loans are not readily marketable, and we do not expect a secondary market to develop for them. As a result, we will generally bear all the risk of our investment until the loans mature. This will limit our ability to hedge our risk in changing real estate markets and may result in reduced returns to our investors.

The terms of any indebtedness we incur may increase our operating risk and may reduce the amount we have available to distribute to stockholders. We may borrow up to 70% of the fair market value of our outstanding real estate loans at any time. The terms of any additional indebtedness we incur may vary. However, some lenders may require as a condition of making a loan to us that the lender will receive a priority on loan repayments received by us. As a result, if we do not collect 100% on our investments, the first dollars may go to our lenders and we may incur a loss that will result in a decrease of the amount available for distribution. In addition, we may enter into securitization arrangements in order to raise additional funds. Such arrangements could increase our leverage and adversely affect our cash flow and our ability to declare dividends.

There is a substantial risk that we would be unable to raise additional funding if needed to meet our obligations or expand our loan portfolio. Our ability to borrow funds to meet obligations or expand our loan portfolio is doubtful in light of current market conditions. In addition, our ability to raise funds through an equity financing would be hindered by the current price of our stock. As a result, our ability to grow is constrained and we must depend upon our internal resources to meet our obligations. If we raise capital through an equity offering, this may result in substantial dilution to our current stockholders. Any debt financing may be expensive and might include restrictive covenants that would constrain our ability to declare dividends to our shareholders. We may not be able to raise capital on reasonable terms, if at all, in the current market environment.

We have and may continue to have difficulty protecting our rights as a secured lender. We believe that our loan documents will enable us to enforce our commercial arrangements with borrowers. However, the rights of borrowers and other secured lenders may limit our practical realization of those benefits. For example:

•

Judicial foreclosure is subject to the delays of protracted litigation. Although we expect non-judicial foreclosure to be quicker, our collateral may deteriorate and decrease in value during any delay in foreclosing on it;

•	The borrower’s right of redemption during foreclosure proceedings can deter the sale of our collateral and can for practical purposes require us to manage the property;

•	Unforeseen environmental hazards may subject us to unexpected liability and procedural delays in exercising our rights;

•	Required licensing and regulatory approvals may complicate our ability to foreclose or to sell a foreclosed property where our collateral includes an operating business;

•	Required licensing and regulatory approvals may complicate our ability to foreclose or to sell a foreclosed property where our collateral includes an operating business;

•	We may not be able to pursue deficiency judgments after we foreclose on collateral; and

•	State and federal bankruptcy laws can prevent us from pursuing any actions, regardless of the progress in any of these suits or proceedings.

By becoming the owner of property, we have and may continue to incur additional obligations, which may reduce the amount of funds available for distribution. We intend to own real property. Acquiring a property at a foreclosure sale may involve significant costs. If we foreclose on the security property, we expect to obtain the services of a real estate broker and pay the broker’s commission in connection with the sale of the property. We may incur substantial legal fees and court costs in acquiring a property through contested foreclosure and/or bankruptcy proceedings. In addition, significant expenditures, including property taxes, maintenance costs, mortgage payments, insurance costs and related charges, must be made on any property we own regardless of whether the property is producing any income.

Under applicable environmental laws, any owner of real property may be fully liable for the costs involved in cleaning up any contamination by materials hazardous to the environment. Even though we might be entitled to indemnification from the person that caused the contamination, there is no assurance that the responsible person would be able to indemnify us to the full extent of our liability. Furthermore, we would still have court and administrative expenses for which we may not be entitled to indemnification.

Our results are subject to fluctuations in interest rates and other economic conditions. Our results of operations will vary with changes in interest rates and with the performance of the relevant real estate markets. If the economy is healthy, we expect that more people will be borrowing money to acquire, develop or renovate real property. However, if the economy grows too fast, interest rates may increase too much and the cost of borrowing may become too expensive. Alternatively, if the economy enters a recession as we currently have experienced, real estate development may continue to slow. The slowdown in real estate lending may mean we will have fewer loans to acquire, thus reducing our revenues and dividends to stockholders. As a result of the current economic recession, our revenues and dividends have been reduced.

Interest rate fluctuations may affect our operating results as follows:

•

If interest rates rise, borrowers under loans with monthly or quarterly principal payments may be compelled to extend their loans to decrease the principal paid with each payment because the interest component has increased. If this happens, we are likely to be at a greater risk of the borrower defaulting on the extended loan, and the increase in the interest rate on our loan may not be adequate compensation for the increased risk. Additionally, any fees paid to extend the loan are paid to our manager or affiliated mortgage brokers, not to us. Our revenues and dividends will decline if we are unable to reinvest at higher rates or if an increasing number of borrowers default on their loans; and

•

If interest rates decline, the amount we can charge as interest on our loans will also likely decline. Moreover, if a borrower should prepay obligations that have a higher interest rate from an earlier period, we will likely not be able to reinvest the funds in real estate loans earning that higher rate of interest. In the absence of a prepayment fee, we will receive neither the anticipated revenue stream at the higher rate nor any compensation for its loss. However, depending upon the amount by which interest rates decline, the amount of the exit fees is generally not significant in relation to the potential savings borrowers may realize as a result of prepaying their loans.

We may have a lack of control over participations. We will consider investing in or purchasing loans jointly with other lenders and purchasers, some of whom might be affiliates of Vestin Mortgage. We will initially have, and will maintain a controlling interest as lead lender in participations with non-affiliates. Although it is not our intention to lose control, there is a risk that we will be unable to remain as the lead lender in the loans in which we participate in the future. Each participant shall have a right of first refusal to buy the other’s interest if the co-participant decides to sell its interest. We will not participate in joint ventures or partnerships with affiliates that are not publicly registered except as permitted by applicable NASAA Guidelines or otherwise approved by the independent members of our board of directors. If our co-participant affiliate determines to sell its interest in the loan, there is no guarantee that we will have the resources to purchase such interest and we will have no control over a sale to a third party purchaser.

Bankruptcy of a Borrower. If a borrower becomes a debtor under bankruptcy law, either voluntarily or involuntarily, an automatic stay of all proceedings against the borrower’s property will be in effect. This stay will prevent us, or our related entities, from foreclosing on the property until relief from the stay can be obtained from the bankruptcy court. No guarantee can be given that the bankruptcy court will lift the stay, and significant legal fees and costs may be incurred in attempting to obtain such relief. Further, in certain bankruptcy reorganization plans, the bankruptcy court may modify the terms of the loan as part of a reorganization plan of the debtor. In the event a loan is unsecured, the Bankruptcy Court may wipe out the debt owing to us altogether.

Risk of Legal Claims. We are exposed to legal claims in the ordinary course of our business. Claims by borrowers in default or disappointed investors or others may require the time and attention of our management and could result in adverse judgments which would damage our financial condition.

Real Estate Investments

The following describes the material risks relating to real estate investments. As used in this Section, “we,” “us,” “our,” the “combined company,” “our company” and “VRM II” refers to Vestin Realty Mortgage II, Inc. following consummation of the Merger.

Unsettled market conditions may persist, which could result in significant losses on any properties we acquire, thereby adversely affect our financial condition and results of operations. The economy remains unsettled, with growth prospects uncertain because of high unemployment and depressed conditions in several of the real estate markets where we intend to acquire properties, primarily in the Southwestern and Western parts of the United States. Should real estate markets in the areas we purchase in continue to struggle, there is a significant risk that any real estate investments we make may prove unprofitable. An economic slowdown may result in decreased demand for space in the properties we acquire, forcing us to lower rents or provide tenant improvements at our expense or provide other concessions or additional services to attract tenants in any of our properties that have excess supply. Further deterioration in the real estate market after we acquire properties may result in a decline in the market value of our properties or cause us to experience other losses related to our assets, which may adversely affect our results of operations.

Our Manager’s experience is primarily in real estate secured lending, not acquiring real estate. Our Manager is primarily engaged in the business of making real estate secured loans. It has relatively limited experience operating a business that invests in real estate. Most of this experience relates to its management of Vestin Fund III, LLC (“Fund III”), a company which was engaged both in lending and acquiring real estate. While our Manager has gained experience in managing and repositioning properties acquired through foreclosure, its limited experience running a business that seeks to identify suitable properties for investment may result in our acquiring properties that prove to be bad investments.

Our relatively small size may result in a portfolio of investments which lacks diversification. Because of our relatively small size compared to many of our competitors, the aggregate number of properties we are able to acquire at any given time will be limited. In addition, we may not be successful in obtaining financing to fund our acquisitions. Accordingly, our portfolio of acquired properties may lack diversification. If our portfolio is not diversified, any loss experienced on one or more properties can be expected to have a material adverse effect on our stockholders’ equity and our results of operations.

Our level of non-performing loans may expose VRM I stockholders to a greater risk of loss following the merger. As of September 30, 2012, our non-performing loans totaled approximately $0.5 million. If these loans continue to not perform according to their terms and the collateral is insufficient to pay any remaining loan balance, we may experience losses which could have a material effect on our operating results. Furthermore, there can be no assurance that we will not experience additional increases in non-performing loans in the future, or that the workout of our current non-performing loans will not result in further losses in the future. Since VRM I did not classify any of its loans as non-performing as of September 30, 2012, the non-performance of our loans may subject VRM I stockholders to an increased risk of loss following the merger.

The composition of our loan portfolio may expose VRM I stockholders to a greater risk of loss following the merger. As of September 30, 2012, 33.15% of our loan portfolio was secured by vacant or unimproved land. Loans secured by vacant or unimproved land are generally more risky than loans secured by commercial properties and are often held by the borrower for investment purposes or future use. Consequently, payments on loans secured by vacant or unimproved land will typically rank lower in priority to the borrower than a loan the borrower may have on a primary residence or business and may be more susceptible to adverse conditions in the real estate market and local economy. Since less than 1.0% of VRM I’s loan portfolio was secured by vacant or unimproved land as of September 30, 2012, the composition of our loan portfolio may subject VRM I stockholders to an increased risk of loss after the merger.

We may incur debt to acquire properties and our cash flow may not be sufficient to make required payments on any such debt or repay such debt as it matures. We may rely on debt financing for a portion of the purchase price of properties we acquire. Depending on the level of debt that we incur, we may be required to dedicate a substantial portion of our funds from operations to servicing our debt, and our cash flow may be insufficient to meet required payments of principal and interest. If a property is mortgaged to secure payment of debt and we are unable to meet mortgage payments, the mortgagee could foreclose upon that property, appoint a receiver and receive an assignment of rents and leases or pursue other remedies. In addition, if principal payments due at maturity cannot be refinanced, extended or paid with proceeds of other capital transactions, our cash flow may not be sufficient to repay maturing debt. We do not anticipate that any debt we may incur will require significant principal payments prior to maturity. However, we may need to raise additional equity capital, obtain secured or unsecured debt financing, issue private or public debt, or sell some of our assets to either refinance or repay our debt as it matures. We cannot assure you that these sources of financing or refinancing will be available to us at reasonable terms or at all. Our inability to obtain financing or refinancing to repay our maturing debt, and our inability to refinance existing debt on reasonable terms, may require us to make higher interest and principal payments, issue additional equity securities, or sell some of our assets on disadvantageous terms, all or any of which may result in foreclosure of properties, partial or complete loss on our investment and otherwise adversely affect our financial conditions and results of operations.

We will face significant competition in our efforts to acquire properties. Our acquisition strategy is focused on commercial real estate, and we will face significant competition from other investors, REITs, hedge funds, private equity funds and other private real estate investors with greater financial resources and access to capital than available to us. A number of funds have recently been formed for the specific purpose of investing in commercial real estate. We may not be able to compete successfully for investments with larger, better capitalized firms or with companies that have extensive contacts in the real estate industry. In addition, the number of entities and the amount of purchasers competing for suitable investments may increase, all of which could result in competition for accretive acquisition opportunities and adversely affect our acquisition plans. Significant competition for distressed properties could also have the effect of driving up the prices of such properties, thereby making it more difficult to acquire properties at a deep discount to intrinsic value.

The properties we acquire will be subject to property taxes that may increase in the future, which could adversely affect our cash flow. The properties we acquire will be subject to property taxes that may increase as property tax rates change and as the properties are assessed or reassessed by taxing authorities. As the owner of the properties, we are ultimately responsible for payment of the taxes to the government. If property taxes increase, our tenants may be unable to make the required tax payments, ultimately requiring us to pay the taxes.

Compliance or failure to comply with laws requiring access to our properties by disabled persons could result in substantial cost. The Americans with Disabilities Act, or ADA, and other federal, state and local laws generally require public accommodations be made accessible to disabled persons. Noncompliance could result in the imposition of fines by the government or the award of damages to private litigants. These laws may require us to modify the properties we acquire. Legislation or regulations adopted in the future may impose further burdens or restrictions on us with respect to improved access by disabled persons. We may incur unanticipated expenses that may be material to our financial condition or results of operations to comply with ADA and other laws, or in connection with lawsuits brought by private litigants.

We may face intense competition for tenants at the properties we acquire. We may face competition from developers, owners and operators of commercial real estate who may own properties similar to ours in the same markets where we acquire properties. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose existing or potential tenants and we may be pressured to reduce our rental rates below those we expect to charge or to offer more substantial rent abatements, tenant improvements, early termination rights or below-market renewal options in order to retain tenants when our tenants’ leases expire. This competitive environment could have a material adverse effect on our ability to lease our properties or any newly developed or acquired property, as well as on the rents charged.

The properties we acquire may expose us to unknown liabilities, which could harm our growth and future operations. We may acquire properties subject to liabilities and without any recourse, or with only limited recourse, against the prior owners or other third parties with respect to unknown liabilities. As a result, if a liability were asserted against us based upon ownership of those properties, we might have to pay substantial sums to settle or contest it, which could adversely affect our results of operations and cash flow. Unknown liabilities with respect to acquired properties might include liabilities for clean-up of undisclosed environmental contamination, claims by tenants, vendors or other persons against the former owners of the properties, liabilities incurred in the ordinary course of business and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

We may be required to make significant capital expenditures to improve our properties in order to retain and attract tenants, causing a decline in operating revenues and reducing cash available for debt service and distributions to stockholders. To the extent adverse economic conditions continue in the real estate market and demand for commercial space remains low, we may be required to make rent or other concessions to tenants, accommodate requests for renovations, build-to-suit remodeling and other improvements or provide additional services to our tenants. As a result, we may have to make significant capital or other expenditures in order to retain tenants whose leases expire and to attract new tenants in sufficient numbers. Additionally, we may need to raise capital to make such expenditures. If we are unable to do so or capital is otherwise unavailable, we may be unable to make the required expenditures. This could result in non-renewals by tenants upon expiration of their leases, which would result in declines in revenues from operations and reduce cash available for debt service and distributions to stockholders.

We may face potential difficulties or delays renewing leases or re-leasing space to tenants, which could adversely affect our cash flow and revenues. We will depend upon rents received from our tenants to generate income from our acquired properties. If a tenant experiences a downturn in its business or other types of financial distress, it may be unable to make timely rental payments. As a result, our cash flow could decrease and our ability to make distributions to our stockholders could be adversely affected.

Properties that have significant vacancies could be difficult to sell, which could diminish our return on investment. A property may incur vacancies either by the continued default of tenants under their leases or the expiration of tenant leases. If vacancies continue for a long period of time, we may suffer reduced revenues. In addition, the resale value of the property could be diminished because the market value of a particular property may depend principally upon the value of the leases of such property.

The illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition. Real estate investments, especially commercial properties, are relatively illiquid and may become even more illiquid during periods of economic downturn. As a result, we may not be able to sell a property or properties quickly or on favorable terms, or otherwise promptly change our portfolio, in response to changing economic, financial and investment conditions when it otherwise may be prudent to do so. This inability to respond quickly to changes in the performance of our properties and sell an unprofitable property could adversely affect our cash flows and results of operations, thereby limiting our ability to make distributions to our stockholders.

Rising energy costs may have an adverse effect on our operations and revenue. Electricity and natural gas, the most common sources of energy used by commercial buildings, are subject to significant price volatility. In recent years, energy costs, including energy generated by natural gas and electricity, have fluctuated significantly. Some of our properties may be subject to leases that require our tenants to pay all utility costs while other leases may provide that tenants will reimburse us for utility costs in excess of a base year amount. It is possible that some or all of our tenants will not fulfill their lease obligations and reimburse us for their share of any significant energy rate increases and that we will not be able to retain or replace our tenants if energy price fluctuations continue. Also, to the extent under a lease we agree to pay for such costs, rising energy prices will have a negative effect on our results of operations, cash flows and ability to make distributions to our stockholders.

Uninsured losses or losses in excess of our insurance coverage could adversely affect our financial condition and our cash flows. We plan to maintain comprehensive liability, fire, flood, earthquake, wind (as deemed necessary or as required by lenders), extended coverage and rental loss insurance with respect to our acquired properties. Certain types of losses, however, may be either uninsurable or not economically insurable, such as losses due to earthquakes, riots, acts of war or terrorism. Should an uninsured loss occur, we could lose both our investment in and anticipated profits and cash flows from a property. If any such loss is insured, we may be required to pay a significant deductible on any claim for recovery of the loss prior to our insurer being obligated to reimburse us for the loss, or the amount of the loss may exceed our coverage for the loss. In addition, we may determine not to insure some or all of our properties at levels considered customary in our industry and which would expose us to an increased risk of loss. As a result, our business, financial condition and results of operations, our ability to make distributions to our stockholders and the value of our common stock may be adversely affected.

Environmental liabilities are possible and can be costly. Federal law imposes liability on a landowner for the presence of improperly disposed hazardous substances on the landowner’s property. This liability is without regard to fault for or knowledge of the presence of such substances and may be imposed jointly and severally upon all succeeding landowners from the date of the first improper disposal. The laws of the states and localities in which we may acquire properties may have similar or additional requirements. We cannot assure that hazardous substances or wastes, contaminants, pollutants or sources thereof (as defined by present or future state and federal laws and regulations) will not be discovered on properties during our ownership or after sale to a third party. If such hazardous materials are discovered on a property, we may be required to remove those substances or sources and clean up such affected property. We may incur full recourse liability for the entire cost of any such removal and cleanup. We cannot assure you that the cost of any such removal and cleanup would not exceed the value of the property or that we could recoup any such costs from any third party. We may also be liable to tenants and other users of the affected property and to owners, tenants or users of neighboring properties, and it may find it difficult or impossible to sell the affected property prior to or following any such cleanup.

We intend to rely on the knowledge of our management team in making investment decisions. We are relying on the ability of our management, including our Manager and its management, our executive officers, and the VRM II Board. All aspects of the management of the Company are entrusted to the Manager, our executive officers, and the VRM II Board. We intend to rely on the knowledge of our management team concerning our target markets in the Southwestern and Western parts of the United States. We may determine whether or not to invest in specific properties based entirely on our executives’ knowledge of a given real estate market. In the event that we lose one or more of our executive officers or terminate the relationship with our Manager, it could have a material adverse impact on our business and our results of operations.

We may participate in joint venture investments, which have additional risk. We may participate in joint ventures with non-affiliated persons. Our investment in joint ventures which own properties, instead of investing directly in the properties itself, may involve additional risks including, but not limited to:

•	the possibility that our partner might become bankrupt;

•	the possibility that our partner may at any time have economic or business interests or goals which are inconsistent or compete with the business interests or goals of the Company; or

the possibility that our partner may be in a position to take action contrary to our instructions, requests, policies or objectives.

Among other things, actions by such a partner might have the result of subjecting property owned by the joint venture to liabilities in excess of those contemplated by the terms of the joint venture agreement, might expose us to liabilities of the joint venture in excess of our proportionate share of such liabilities or might have other adverse consequences for the Company. There is an additional risk that joint venturers may not be able to agree on matters relating to the property they own, and that unresolved disputes may delay the joint venture’s ability to act and result in substantial costs to the joint venturers.

We may also from time to time participate jointly with investment programs or other entities sponsored by the Manager or one of its affiliates. The risks of such joint ownership may be similar to those mentioned above. However, the Company or the Manager may also experience difficulty in enforcing the Company’s rights in the joint venture due to the obligations that the Manager or our directors or officers may owe to the other partner in such a joint venture.

Increasing numbers of loan defaults may negatively impact our business. The regions in which we intend to operate have experienced a marked increase in the number of loans that are in default or are at risk of default. If levels of defaults remain high or rise further, our business may be negatively affected in a number of ways. As a holder of loans, we may experience significant losses due to defaults by borrowers. Defaults may also make obtaining financing more difficult. This may hinder our ability to acquire properties with financing and may also make it difficult for us to resell properties we acquire. Potential buyers may be unable to obtain financing on acceptable terms, with the result that the demand for our properties may be reduced and resale prices may be depressed. Additionally, sales of properties at reduced prices will lower the value of comparable properties. As defaults rise, foreclosures may negatively impact the value of the properties in which we invest. We may lose some or all of our investment in these properties as a result.

Defaults on real estate loans and other adverse events relating to the business and operations of VRM II will affect distributions made by VRM II and the value of its common stock. The market value of VRM II common stock will depend upon, among other things, the business, financial conditions and results of operations of VRM II. A significant factor affecting VRM II’s performance is the risks of default on the loans in VRM II’s portfolio. Both VRM I and VRM II are non-conventional lenders who are willing to invest in loans to borrowers who may not meet the credit standards of conventional lenders. As a result, the rates of default on their respective loans could be higher than those generally experienced in the real estate lending industry. Any sustained period of increased defaults could adversely affect VRM II’s business, financial condition, liquidity and the results of operations.

Conflict of Interest Risks

The following describes the material risks relating to actual and potential conflicts of interest. As used in this Section, “we,” “us,” “our,” the “combined company,” “our company” and “VRM II” refers to Vestin Realty Mortgage II, Inc. following consummation of the Merger.

Our manager and its affiliates face conflicts of interest arising from fees received from our real estate assets. Affiliated or non-affiliated mortgage brokers receive substantial fees from borrowers on real estate loans that we invest in that would otherwise increase our returns. Many of these fees are paid on an up-front basis. In some cases, the mortgage brokers or our manager may be entitled to additional fees for loan extensions or modifications and loan assumptions, reconveyances and exit fees. The mortgage brokers’ compensation is based on the volume and size of the real estate loans selected for us, regardless of their performance, which could create an incentive to make or extend riskier loans. Our interests may diverge from those of our manager, affiliated or non-affiliated mortgage brokers and Mr. Shustek when our manager decides whether we should charge the borrower higher interest rates or our manager’s affiliates should receive higher fees from borrowers and to the extent that the mortgage brokers benefit from up-front fees that are not shared with us.

Our manager and/or its affiliates may receive substantial fees from us for their services in connection with the acquisition, disposition and management of commercial real estate properties. These fees could influence our manager and the recommendations that it makes in investing in a particular property or may result in paying a higher purchase price for the property than it would otherwise recommend if it did not receive fees. The fees may also influence our manager to recommend transactions with respect to the sale of a property or properties that may not be in our best interest at the time. These fees are payable regardless as to the quality of the underlying real estate or property management services and our manager has considerable discretion with respect to the acquisition, disposition and leasing of our real estate properties.

We rely on our manager to manage our day-to-day operations and select our real estate assets for investment. Our ability to achieve our investment objectives and to pay dividends to our shareholders depends upon our manager’s and its affiliate’s performance in obtaining, processing, making and brokering loans and the selection of commercial real estate properties for us to invest in and determining the financing arrangements for borrowers and the acquisition of commercial properties. Stockholders have no opportunity to evaluate information on properties that we acquire or the financial status and creditworthiness of borrowers, the terms of mortgages, the real property that is our collateral or other economic or financial data concerning our loans and commercial properties. We pay our manager an annual management fee of up to 0.25% of our aggregate capital received by us from the sale of shares or membership units. This fee is payable regardless of the performance of our loan portfolio or commercial properties. Our manager’s duties to our stockholders are generally governed by the terms of the Management Agreement, rather than by common law principles of fiduciary duty. Moreover, our manager is not required to devote its employees’ full time to our business and may devote time to business interests competitive to our business.

Our manager’s lack of experience with certain real estate markets could impact its ability to make prudent investments on our behalf. As of September 30, 2012, our loans were in the following states: California, Nevada, Michigan, Ohio, Utah and Texas. Depending on the market and on our company’s performance, we may expand our investments throughout the United States. However, our manager has limited experience outside of the Western and Southwestern United States. Real estate markets vary greatly from location to location and the rights of secured real estate lenders vary considerably from state to state. Our manager’s limited experience in most U.S. real estate markets may impact its ability to make prudent investment decisions on our behalf. Accordingly, where our manager deems it necessary, it plans to utilize independent real estate advisors and local legal counsel located in markets where it lacks experience for consultation prior to making investment decisions. Stockholders will not have an opportunity to evaluate the qualifications of such advisors and no assurance can be given that they will render prudent advice to our manager.

Our success depends on certain key personnel, the loss of whom could adversely affect our operating results, and on our manager’s ability to attract and retain qualified personnel. Our success depends in part upon the continued contributions of Michael V. Shustek (Chief Executive Officer and President). Mr. Shustek has extensive experience in our line of business, extensive market contacts and familiarity with our company. If Mr. Shustek were to cease his employment with our manager, he might be difficult to replace and our operating results could suffer. None of the key personnel of our manager is subject to an employment, non-competition or confidentiality agreement with our manager, or us and we do not maintain “key man” life insurance policies on any of them. Our future success also depends upon our manager’s ability to hire and retain additional highly skilled managerial, operational and marketing personnel. Our manager may require additional operations and marketing people who are experienced in obtaining, processing, making and brokering loans and in the acquisition, disposition and management of real properties, the selection of tenants for our real properties and the determination of any financing arrangements and who also have contacts in the relevant markets. Competition for personnel is intense, and we cannot be assured that we will be successful in attracting and retaining skilled personnel. If our manager were unable to attract and retain key personnel, the ability of our manager to make prudent investment decisions on our behalf may be impaired.

Vestin Mortgage serves as our manager pursuant to a long-term Management Agreement that may be difficult to terminate and does not reflect arm’s length negotiations. We have entered into a long-term Management Agreement with Vestin Mortgage to act as our manager. The term of the Management Agreement is for the duration of our existence. The Management Agreement may only be terminated upon the affirmative vote of a majority in interest of stockholders entitled to vote on the matter or by our board of directors for cause upon 90 days’ written notice of termination. Consequently, it may be difficult to terminate our Management Agreement and replace our manager in the event that our performance does not meet expectations or for other reasons unless the conditions for termination of the Management Agreement are satisfied. The Management Agreement was negotiated by related parties and may not reflect terms as favorable as those subject to arm’s length bargaining.

Our manager faces conflicts of interest concerning the allocation of its personnel’s time. Our manager and Mr. Shustek, who indirectly owns a majority of our manager, anticipate that they may also sponsor other real estate programs having investment objectives similar to ours. As a result, our manager and Mr. Shustek may have conflicts of interest in allocating their time and resources between our business and other activities. During times of intense activity in other programs and ventures, our manager and its key people will likely devote less time and resources to our business than they ordinarily would. Our Management Agreement with our manager does not specify a minimum amount of time and attention that our manager and its key people are required to devote to our company. Thus, our manager may not spend sufficient time managing our operations, which could result in our not meeting our investment objectives.

Our manager faces conflicts of interest relating to other investments in real estate loans. We expect to invest in real estate assets consisting of loans and, commercial properties when one or more other companies managed by our manager are also investing in real estate loans and commercial properties. There is a risk that our manager may select for us a real estate asset investment that provides lower returns than an investment purchased by another program or entity managed by our manager. There are no restrictions or guidelines on how our manager will determine which real estate assets are appropriate for us and which are appropriate for another company that our manager manages. Moreover, our manager has no obligation to provide us with any particular opportunities or even a pro rata share of opportunities afforded to other companies it manages.

Risk of Ownership of VRM II Common Stock

The following describes the material risks in owning VRM II common Stock. As used in this Section, “we,” “us,” “our,” the “combined company,” “our company” and “VRM II” refers to Vestin Realty Mortgage II, Inc. following consummation of the Merger.

The market price and trading volume of our common stock may be volatile. The market price of our common stock since trading commenced on May 1, 2006, to September 30, 2012, has ranged from $1.00 to $13.50 (adjusted for stock splits and reverse stock splits). We own a significant level of non-performing assets and our sector of the market has suffered from the problems encountered by other lenders. Our stock price may be highly volatile and subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur.

The market price of our common stock may fluctuate or decline significantly in the future. Some of the factors, many of which are beyond our control, that could negatively affect our stock price or result in fluctuations in the price or trading volume of our common stock include:

•	Increases in loans defaulting or becoming non-performing or being written off;

•	Actual or anticipated variations in our quarterly operating results or dividends;

•	Publication of research reports about us or the real estate industry;

•	Changes in market valuations of similar companies;

•	Litigation;

•	Adverse market reaction to any increased indebtedness we incur in the future; and

•	General market and economic conditions.

Market interest rates could have an adverse effect on our stock price. One of the factors that will influence the price of our common stock will be the dividend yield on our common stock (as a percentage of the price of our common stock) relative to market interest rates. Thus, an increase in market interest rates may lead prospective purchasers of our common stock to expect a higher dividend yield, a lack of which could adversely affect the market price of our common stock.

Our charter documents and Maryland law contain provisions that may delay, defer or prevent a change of control transaction. Our charter and bylaws and Maryland corporate law contain a number of provisions that could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interests, including:

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Staggered Board. Our board of directors is divided into three classes, with each class serving staggered three-year terms. This classification of our board of directors may have the effect of delaying or preventing changes in our control or management.

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Removal of Directors. Directors may be removed only for cause and only by the affirmative vote of stockholders holding at least a majority of the shares then outstanding and entitled to be cast for the election of directors.

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Stockholders’ Rights Plan. We have a stockholders’ rights plan that enables our board of directors to deter coercive or unfair takeover tactics and to prevent a person or a group from gaining control of us without offering a fair price to all stockholders. Unless our board of directors approves the person’s or group’s purchase, after that person gains control of us, all other stockholders will have the right to purchase securities from us at a price that is less than their then fair market value. Purchases by other stockholders would substantially reduce the value and influence of the shares of our common stock owned by the acquiring person or group. Our board of directors, however, can prevent the stockholders’ rights plan from operating in this manner. This gives our board of directors’ significant discretion to approve or disapprove a person’s or group’s efforts to acquire a large interest in us.

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Duties of Directors with Respect to Unsolicited Takeovers. Under Maryland law, a director is required to perform his or her duties (a) in good faith, (b) in a manner he or she believes to be in the best interests of the corporation and (c) with the care that an ordinarily prudent person in a like position would use under similar circumstances. Under the MGCL, the duties of directors of Maryland corporations do not require them to (a) accept, recommend or respond to any proposal by a person seeking to acquire control of the corporation, (b) authorize the corporation to redeem any rights under, or modify or render inapplicable, any stockholders rights plan, (c) make a determination under Maryland Business Combination Act or Maryland Control Share Acquisition Act or (d) act or fail to act solely because of the effect of the act or failure to act may have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to the stockholders in an acquisition.

Moreover, under Maryland law the act of the directors of a Maryland corporation relating to or affecting an acquisition or potential acquisition of control is not subject to any higher duty or greater scrutiny than is applied to any other act of a director. Maryland law also contains a statutory presumption that an act of a director of a Maryland corporation satisfies the applicable standards of conduct for directors under Maryland law.

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Maryland General Corporation Law. Certain provisions of the MGCL may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

•

“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of our then outstanding voting shares) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes special appraisal rights and special stockholder voting requirements on these combinations; and

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“control share” provisions that provide that a holder of “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) has no voting rights with respect to those shares except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

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We have opted out of the control share provisions of the MGCL pursuant to a provision in our bylaws. However, our board of directors may by amendment to our bylaws opt in to the control share provisions of the MGCL in the future.

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Advance Notice of Director Nominations and Stockholder Proposals. Our bylaws impose certain advance notice requirements that must be met for nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders.

Our rights and the rights of our stockholders to take action against our directors and officers are limited. Maryland law provides that a director has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our charter limits the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

•	Actual receipt of an improper benefit or profit in money, property or services; or

•	A final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

In addition, our charter authorizes us to obligate our company, and our bylaws require us, to indemnify our directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law. Accordingly, in the event that actions taken in good faith by any of our directors or officers impede the performance of our company, stockholders’ ability to recover damages from such director or officer will be limited.

VOTING AND PROXIES

This joint proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by the boards of directors of VRM I and VRM II, for use at the special meetings for the purposes described in this joint proxy statement/prospectus and in the accompanying notices of special meeting of stockholders of VRM I and VRM II.

Date, Time and Place of the Special Meetings

The special meeting of VRM I stockholders will be held on                  , 2012 at            .m, EST, at                                 .

The special meeting of VRM II stockholders will be held on                  , 2012 at            .m, EST, at                                 .

Purpose of the Special Meetings

At the VRM I special meeting, holders of record of VRM I common stock, as of the VRM I record date, will be eligible to vote upon the following proposals:

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Merger Proposal. To approve the merger of VRM I and VRM Merger Sub, or Merger Sub, a Maryland corporation and wholly owned subsidiary of Vestin Realty Mortgage II, Inc., a Maryland corporation, or VRM II, with VRM I surviving the merger as a wholly owned subsidiary of VRM II, referred to as the Surviving Corporation, in accordance with the terms of the agreement and plan of merger, dated as of May 30, 2012, by and among VRM I, VRM II and Merger Sub; and

•	To approve an adjournment of the VRM I special meeting, if necessary, including, to solicit additional proxies if there are not sufficient votes for the proposal to approve the Merger.

At the VRM II special meeting, holders of record of VRM II common stock, as of the VRM II record date, will be eligible to vote upon the following proposals:

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Share Issuance Proposal. To approve the issuance of VRM II common stock, par value $0.0001 per share, in the merger to the VRM I stockholders as contemplated by the agreement and plan of merger, dated as May 30, 2012;

•

Change of Manager Proposal. To approve the change of the VRM II Manager from Vestin Mortgage, LLC to VRM Management, LLC, including to approve the amendment of the VRM II bylaws and the taking of such other actions as may be necessary to effect the change of managers; and

•	To approve an adjournment of the VRM II special meeting, if necessary, including, to solicit additional proxies if a quorum is not present.

Recommendation of the VRM I Board

Based in part on the recommendation of the special committee of the VRM I Board, the VRM I Board has approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and has determined that the Merger is advisable and in the best interests of VRM I and its stockholders. The VRM I Board recommends that VRM I stockholders vote “FOR” the approval of the Merger. Further, the VRM I Board recommends that VRM I stockholders vote “FOR” the adjournment of the VRM I special meeting, if necessary.

On the record date, Mr. Shustek is the Chairman, President and Chief Executive Officer of Vestin Mortgage and indirectly owns 97% of the capital stock of Vestin Mortgage, LLC, through Vestin Group. As of the record date, Mr. Shustek is the beneficial owner of 695,884 shares of VRM I common stock, representing approximately eleven percent (11.0%) of VRM I’s outstanding common stock. Mr. Shustek, directly owns 516,002 shares of VRM I common stock (totaling eight and one-tenth percent (8.1%)) and indirectly owns and has economic benefit of 100,000 shares of VRM I common stock (totaling one and six-tenths percent (1.6%)) through his ownership of Vestin Mortgage. In addition, through his management powers with respect to VRM I, Mr. Shustek has shared voting and dispositive power over the 538,178 shares of VRM I common stock owned by VRM II. Mr. Shustek’s pecuniary interest in VRM I shares owned by VRM I is 79,882 shares. Mr. Shustek has sole voting and dispositive power with respect to shares owned directly by himself and with respect to shares owned by Vestin Mortgage. He has shared voting and dispositive power with respect to shares owned by VRM II. Voting and dispositive power with respect to shares owned by VRM II is shared with the members of the VRM II Board. VRM I currently expects that Michael V. Shustek, Vestin Mortgage and affiliates will vote all of VRM I shares of common stock “FOR” the Merger proposal.

Recommendation of the VRM II Board

Based in part on the recommendation of the special committee of the VRM II Board, the VRM II Board has approved the Merger Agreement, the Merger, the Share Issuance and the other transactions contemplated by the Merger Agreement and has determined that these actions are advisable and in the best interests of VRM II and its stockholders. The VRM II Board recommends that VRM II stockholders vote “FOR” the approval of the Share Issuance. Further, the VRM II Board recommends that VRM II stockholders vote “FOR” each of the change of VRM II’s Manager from Vestin Mortgage, LLC to VRM Management, LLC and the adjournment of the VRM II special meeting, if necessary.

On the record date, Mr. Shustek is the Chairman, President and Chief Executive Officer of Vestin Mortgage and indirectly owns 97% of the capital stock of VRM II’s manager through Vestin Group. As of the record date, Mr. Shustek is the beneficial owner of 1,912,209 shares of VRM II common stock, representing approximately 15.3% of VRM II’s outstanding common stock. Mr. Shustek directly owns 1,692,237 shares of VRM II common stock (totaling 13.5%) and indirectly owns and has economic benefit of 92,699 shares of VRM II common stock (totaling 0.7%) through his ownership of Vestin Mortgage. Mr. Shustek has sole voting and dispositive power with respect to shares owned directly by himself and, with respect to shares owned by Vestin Mortgage. VRM II’s Board currently expects that Michael V. Shustek, and Vestin Mortgage will vote all shares of common stock “FOR” the Share Issuance proposal.

VRM I Record Date and Stock Information

The VRM I Board has fixed the close of business on             ,     , 2012, as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the special meeting. As of the record date, there were              shares of VRM I common stock outstanding and entitled to vote and approximately              holders of record. Each of VRM I’s shares of common stock has one vote on any matter properly brought before the special meeting or at any adjournments or postponements of the special meeting.

VRM II Record Date and Stock Information

The VRM II Board has fixed the close of business on             ,     , 2012, as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the special meeting. As of the record date, there were          shares of VRM II common stock outstanding and entitled to vote and approximately              holders of record. Each of VRM II shares of common stock has one vote on any matter properly brought before the special meeting or at any adjournments or postponements of the special meeting.

Quorum; Vote Required

Each of VRM I and VRM II must have a quorum at the special meeting to transact any business. This means that a majority of the outstanding shares of common stock must be represented in person or by proxy at the special meeting. Proxies marked as abstentions will be counted for purposes of determining the presence of a quorum at the special meeting. An abstention on the Merger proposal at the VRM I special meeting will have the effect of a vote cast against such proposal. If you fail to return a proxy card or attend the special meeting and do not vote, it will have the same effect as a vote against the Merger proposal. Based on the number of shares outstanding as of the record date,              (    ) of VRM II shares must be present in person or by proxy in order for a quorum to be convened. Similarly, based on the number of shares outstanding as of the record date,              (    ) of VRM I shares must be present in person or by proxy in order for a quorum to be convened.

The approval of the Merger requires an affirmative vote of the holders of a majority of the shares of the common stock of VRM I entitled to vote at the VRM I special meeting. A vote for the approval of the Merger has the effect of approving the Merger and the related transactions contemplated by the Merger Agreement. The shares of VRM I common stock held by VRM I stockholders that do not vote in person or by proxy at the VRM I special meeting or that do not instruct their bank, brokerage firm or other nominee to vote their shares of VRM I common stock will not be voted and the effect will be the same as a vote “AGAINST” the proposal to approve the Merger.

The approval of the Share Issuance requires an affirmative vote of the holders of a majority of the shares of VRM II common stock that cast a vote with respect to such matters in person or by proxy at the VRM II special meeting. The shares of VRM II common stock held by VRM II stockholders that do not vote in person or by proxy at the VRM II special meeting or that do not instruct their bank, brokerage firm or other nominee to vote their shares of VRM II common stock will not be voted and will not be counted for purposes of the proposal to approve the Share Issuance and the proposal to adjourn the VRM II special meeting if necessary to solicit additional proxies.

The approval of the change of the VRM II Manager requires an affirmative vote of the holders of a majority of the shares of VRM II common stock entitled to vote at the VRM II special meeting. The shares of VRM II common stock held by VRM II stockholders that do not vote in person or by proxy at the VRM II special meeting or that do not instruct their bank, brokerage firm or other nominee to vote their shares of VRM II common stock will not be voted and the effect will be the same as a vote “AGAINST” the proposal to approve the change of the VRM II Manager.

Dissenter’s Rights

Under the MGCL, VRM I stockholders are not entitled to dissenters’ or appraisal rights in connection with the Merger and VRM II stockholders are not entitled to dissenters’ rights in connection with the Share Issuance.

Shares Owned by VRM I Directors and Executive Officers and of Vestin Mortgage

As of the record date, VRM I directors and executive officers and the directors and executive officers of Vestin Mortgage, VRM I’s sole manager, as a group, beneficially owned and were entitled to vote 616,442 shares of VRM I, representing approximately 9.8% of the shares of common stock entitled to vote with respect to the Merger proposal. 100,000 shares are held by Vestin Mortgage, which is indirectly owned by Mr. Shustek. None of these directors or executive officers or Vestin Mortgage has entered into any voting agreements with respect to his, her or its votes on the Merger proposal. However, VRM I expects that each of these directors and executive officers and Vestin Mortgage will vote all of his, her or its shares “FOR” adoption and approval of the Merger Agreement, which will effect the Merger.

Shares Owned by VRM II Directors and Executive Officers and of Vestin Mortgage

As of the record date, VRM II directors and executive officers and the directors and executive officers of Vestin Mortgage, VRM II’s sole manager, as a group, beneficially owned and were entitled to vote 1,885,709 shares of VRM II stock, representing approximately 15% percent of the shares of common stock entitled to vote with respect to the Share Issuance proposal and the Change of Manager proposal. 92,699 shares are held by Vestin Mortgage, which is indirectly owned by Mr. Shustek. None of these directors or executive officers or Vestin Mortgage has entered into any voting agreements with respect to his, her or its votes on the Share Issuance proposal or the Change of Manager Proposal. However, VRM II expects that each of these directors and executive officers and Vestin Mortgage will vote all of his, her or its shares “FOR” approval of the Share Issuance and “FOR” approval of the change of the VRM II Manager.

Voting Procedures

Whether or not you expect to attend the special meeting in person, you are urged to vote your shares by signing, dating and returning the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the special meeting. Submitting your proxy now will not prevent you from voting your shares at the special meetings if you desire to do so, as your vote by proxy is revocable at your option.

If you sign and return the proxy card at or before the special meetings, your shares will be voted as you specify on the proxy card. If VRM I stockholders sign and return the proxy card but do not specify a vote, your shares will be voted “FOR” the Merger proposal and “FOR” the adjournment of the VRM I special meeting, if necessary to solicit additional proxies. If VRM II stockholders sign and return the proxy card but do not specify a vote, your shares will be voted “FOR” the Share Issuance proposal, “FOR” the change of the VRM II Manager and “FOR” the adjournment of the VRM II special meeting, if necessary to solicit additional proxies.

An inspector of elections will be appointed to count the votes cast in person or by proxy at the special meetings. If you mark your proxy to abstain from voting on any matter, your shares will be counted for purposes of determining whether there is a quorum but will not be voted on that matter.

You may revoke your proxy at any time after you have sent in your proxy card and before your proxy is voted at the special meeting by:

•	giving written notice to VRM II manager at Vestin Mortgage, LLC, 8880 W. Sunset Road, Suite 200, Las Vegas, Nevada 89148 that you revoke your proxy;

•	submitting another proxy with a later date; or

•	attending the special meeting and voting in person, although attendance at the special meeting will not by itself revoke a proxy.

No other matter will be brought before the VRM I or VRM II special meetings other than those described in this joint proxy statement/prospectus.

Solicitation of Proxies and Expenses

VRM II and VRM I will each pay their own out-of-pocket costs and expenses in connection with the Merger and solicitation of proxies, except that VRM I and VRM II will each bear fifty percent (50%) all of the costs (including legal fees) incurred in connection with the preparation, filing, printing and mailing of this joint proxy statement/prospectus and the filing of the registration statement. The directors, officers, and regular employees of Vestin Mortgage, VRM I’s and VRM II’s manager, may also solicit proxies in person or by telephone or other means. These individuals will not receive additional compensation for these efforts, but may be paid for reasonable out-of-pocket expenses in connection with the solicitation.

BACKGROUND AND REASONS FOR THE MERGER

The following is a discussion of the Merger and the material terms of the Merger Agreement between VRM I and VRM II. You are urged to read carefully the Merger Agreement in its entirety, a copy of which is attached as Annex B to this joint proxy statement/prospectus and incorporated by reference herein.

Background of the Merger

VRM II was organized in January 2006 for the sole purpose of effecting a merger with Vestin Fund II, LLC (“Fund II”), an entity managed by Vestin Mortgage LLC. On March 31, 2006, Fund II merged with and into VRM II. VRM I was also organized in January 2006 and on May 1, 2006, Vestin Fund I, LLC, also a separate entity managed by Vestin Mortgage LLC, merged with and into VRM I. Since their respective dates of formation, both VRM I and VRM II have primarily invested in loans secured by real estate through deeds of trusts or mortgages.

In September 2010, VRM II management discussed the inefficiencies of operating VRM I and VRM II as separate public companies and considered the potential advantages of a combination transaction between VRM I and VRM II due to the similarities in the two companies’ operations.

Towards the end of 2010, the board of directors of each of VRM I and VRM II, together with each company’s management, began to explore a potential strategic transaction between the two companies to enhance stockholder value and to capitalize on potential cost savings and operating synergies, while providing stockholders with the opportunity to own a larger and more diversified entity with similar investment objectives through a stock election option. In anticipation of such potential strategic transaction benefits and in light of potential conflicts of interests stemming from, among other things, (i) Mr. Michael Shustek serving as the Chief Executive Officer, President and director of both companies, (ii) Mr. Shustek constituting the largest individual stockholder of both companies as well as holding a controlling interest in Vestin Mortgage LLC, and (iii) Mr. Robert Aalberts serving as director of both companies, the VRM II Board formed a special committee on November 22, 2010 to review and negotiate the terms of the proposed transaction on behalf of VRM II and to make a recommendation to the full VRM II Board regarding the proposed transaction. Similarly, in light of the same potential conflicts of interests, the VRM I Board also formed a special committee on November 22, 2010 to review and negotiate the terms of the proposed transaction on behalf of VRM I and to make a recommendation to the full VRM I Board regarding the proposed transaction. Each of the VRM II special committee and VRM I special committee was also authorized to retain its own financial and legal advisors. Members of the VRM I special committee were Donovan Jacobs (Chairman), Daryl C. Idler, Jr. and Kenneth A. Seltzer. Members of the VRM II special committee were Frederick J. Zaffarese Leavitt (Chairman), John E. Dawson, and Roland M. Sansone.

On December 14, 2010, the VRM II special committee retained the law firm of Latham & Watkins LLP (“Latham”) as its legal advisor in connection with the proposed strategic transaction involving VRM II and VRM I.

On November 23, 2010, the VRM I special committee retained the law firm of Miles & Stockbridge P.C. (“Miles & Stockbridge”) as its legal advisor in connection with the proposed strategic transaction involving VRM II and VRM I.

On December 29, 2010, the VRM I special committee engaged Milestone Advisors, LLC (“Milestone”) as its financial advisor to assist the VRM I special committee in evaluating the proposed transaction and to provide an opinion as to the fairness to VRM I, from a financial point of view, of the proposed transaction to the stockholders of VRM I.

On or around January 27, 2011, the VRM II special committee engaged EdgeRock Realty Advisors (“Edge Rock”) as its financial advisor and to provide an opinion as to the fairness to VRM II, from a financial point of view, of the consideration to be paid by VRM II in the proposed transaction.

On February 4, 2011, the VRM II special committee, based on discussions with the primary outside legal counsel of each of VRM I and VRM II, Levine, Garfinkel & Eckersley (“LGE”), Venable LLP (“Venable”), Maryland counsel to each of VRM I and VRM II, and Latham, determined to temporarily postpone pursuit of the proposed transaction. The VRM II special committee asked Venable and LGE to provide advice regarding structuring a transaction in a manner that would not implicate the Maryland Business Combination Act. The special committee also asked for confirmation that VRM II could validly issue its stock to stockholders of VRM I in the proposed transaction.

On March 7, 2011, at a meeting of the VRM I special committee, representatives from Milestone reported on their financial analysis of the assets of VRM I and VRM II. At that meeting, representatives from Miles & Stockbridge advised the VRM I special committee of the postponement of the proposed transaction by the VRM II special committee and the reasons for the postponement. After discussion of Milestone’s financial analysis, the VRM I special committee concluded that further analysis by Milestone and discussion with the special committee would not be necessary until VRM II made an initial proposal.

On August 4, 2011, at a meeting of the VRM II special committee, representatives from Latham indicated that Venable and LGE had completed their review and that those firms had concluded that a stock-for-stock merger was an appropriate transaction structure for the VRM II special committee to consider. The VRM II special committee renewed its efforts to formulate a proposal regarding a potential merger between VRM II and VRM I in order to engage in negotiations with the VRM I special committee.

Prior to August 2011, EdgeRock had dissolved its mergers and acquisitions financial advisory services. Accordingly, at the August 4, 2011 meeting, the VRM II special committee commenced discussions with various potential replacement financial advisors. On August 11, 2011, the VRM II special committee engaged Capstone Valuation Services, LLC (“Capstone”) as its financial advisor and to provide its opinion as to the fairness to VRM II, from a financial point of view, of the consideration to be paid by VRM II in a proposed transaction.

On September 20, 2011, Capstone held an introductory telephone call with Milestone. The following day, the VRM II special committee held a meeting wherein Capstone presented a summary of its initial diligence and valuation work in connection with the proposed merger, including discussing various valuation methodologies, diligence requirements and suggested next steps.

Latham distributed a draft merger agreement and a draft summary term sheet to the VRM II special committee which was discussed at length during the September 26, 2011 VRM II special committee meeting. Latham representatives and the VRM II special committee discussed deal protection provisions and the extent to which each party to the agreement should be given the opportunity to terminate the transaction if a superior competing deal emerged, and whether and what fees or expenses should be payable by the terminating party in such case. The VRM II special committee and Latham also discussed the process for approvals and issuance of securities in connection with the proposed merger. At the end of the discussions, the VRM II special committee requested various edits to the merger agreement and summary term sheet.

From September to mid-December 2011, Capstone continued to conduct its diligence and valuation work, which included, among other things, a diligence call on November 29, 2011 with VRM II management and accounting personnel. Capstone provided status updates to the VRM II special committee regarding its diligence progress and timing at meetings held by the VRM II special committee on November 21, 2011 and December 12, 2011.

At the VRM II special committee meeting on December 16, 2011, Capstone presented to the VRM II special committee a summary of its valuation work in connection with the proposed merger involving VRM II and VRM I, the various analyses it used in its work and valuation ranges derived from those analyses. After lengthy discussions, the VRM II special committee determined that, while each of the analyses performed by Capstone were informative, relatively more weight should be placed on the adjusted book value analysis. The VRM II special committee engaged in further discussions amongst itself and with its legal advisors during the VRM II special committee meetings on December 20, 2011 and December 28, 2011 regarding potential exchange ratios that would form the basis of an offer to the special committee of VRM I, and the bases for such exchange ratios and analyses previously presented by Capstone.

On December 29, 2011, at a meeting of the VRM II special committee, the special committee determined to make an offer for a business combination in which VRM II would acquire VRM I in a forward subsidiary merger and in which VRM II would issue to the holders of VRM I common stock 0.55 shares of VRM II common stock for every share of VRM I common stock. The VRM II special committee authorized its financial and legal advisors to finalize the term sheet according to such exchange ratio and communicate the offer to VRM I representatives.

On January 5, 2012, Capstone discussed the term sheet and exchange ratio offer with Milestone, who sought a better understanding of the rationale for the offered exchange ratio in light of the then-current stock prices of the two companies.

On January 6, 2012, at a meeting of the VRM I special committee, the special committee considered the proposed term sheet and exchange ratio offer. The special committee discussed various methods of valuation with representatives of Milestone. The special committee discussed with its financial and legal advisors the terms of the proposal set forth in the term sheet, including the proposed exchange ratio. The special committee concluded that it was appropriate for Milestone to update its due diligence and to conduct additional diligence before responding to the proposal from VRM II.

In February 2012, the VRM I special committee and its legal advisors learned that the principal at Milestone who was leading Milestone’s engagement as financial advisor to the VRM I special committee had resigned from Milestone and had become a managing director of Wunderlich Securities, Inc. (“Wunderlich”). The special committee, after discussions with representatives of Milestone and Wunderlich, concluded that it was appropriate to terminate the engagement of Milestone and to engage Wunderlich as the financial advisor to the VRM I special committee.

At a meeting of the VRM I special committee on March 21, 2012, representatives of Wunderlich presented a summary of its due diligence review of various assets of VRM I and VRM II and reported on its discussions with management of its budget for the performance of the companies on a combined basis. After discussion of Wunderlich’s analysis and presentation, Wunderlich was asked by the VRM I special committee to provide more detailed information with respect to certain specific assets of VRM I and VRM II. The VRM I special committee met again on March 29, 2012. The special committee discussed in detail with Wunderlich the difficulties of comparing market values of the stock of VRM I and VRM II, in light of the thinly-traded market of both entities. The special committee focused its analysis on the per share book value of each entity, giving effect to Wunderlich’s analysis of the values of certain assets. At that meeting, the representatives of Miles & Stockbridge discussed with the VRM I special committee the legal structure of the proposed transaction and the provisions of the term sheet relating to termination and the absence of any break-up fees. The VRM I special committee concluded that it would respond to the offer from the VRM II special committee with minor legal comments to the proposed term sheet and with a proposed exchange ratio of 0.78 shares of VRM II common stock for every share of VRM I common stock, with that ratio being subject to adjustment in the event of future adjustments of asset values. Wunderlich agreed to communicate that proposal.

On March 28, 2012, each of VRM I and VRM II decided to terminate its election to be treated as a REIT, effective for the tax year ending December 31, 2012. As a result of such decision, the tax advantages contemplated in connection with the proposed forward subsidiary merger structure of the proposed combination transaction were no longer relevant. Consequently, the special committee of each of VRM I and VRM II agreed that, to the extent the parties agreed to a proposed transaction, such transaction would be structured as a reverse subsidiary merger, in which a wholly owned subsidiary of VRM II would be merged with and into VRM I with VRM I continuing as the surviving corporation and wholly owned subsidiary of VRM II after the merger.

At a meeting of the VRM II special committee on March 29, 2012, the VRM II special committee considered the VRM I special committee’s proposed counter-offer of an exchange ratio of 0.78 shares of VRM II common stock for every share of VRM I common stock, as communicated by Wunderlich. Given the extended period between the VRM II special committee’s initial offer to the VRM I special committee and receipt of the VRM I special committee’s counter-offer, the VRM II special committee determined that it would be advisable for Capstone to update its analyses to better evaluate the VRM I special committee counter-offer.

On March 30 and April 1, 2012, a person (the “Stockholder”) who indicated that he was a significant stockholder of each of VRM II and VRM I, approached Mr. John Dawson, a member of the VRM II special committee, to discuss alternative analyses of the proposed strategic transaction involving VRM II and VRM I. The stockholder suggested that a cash merger in which VRM II paid $2.00 per share of VRM I would yield a combined company with a higher book value. The Stockholder signed a confidentiality agreement with each of VRM I and VRM II in March 2012 regarding non-disclosure obligations in connection with the proposed combination transaction.

At a VRM II special committee meeting on April 3, 2012, representatives of Capstone presented an update of the valuation work including adjusted book value analyses, historical exchange ratio analyses, a contribution analysis and a guideline companies analysis. Mr. Dawson summarized the Stockholder’s alternative cash merger proposal. The VRM II special committee considered the Stockholder’s proposal and noted that, among other things, the proposed consideration was significantly higher than recent trading prices for VRM I’s stock. The VRM II special committee instructed Capstone to conduct an analysis of the Stockholder’s proposal and to take into consideration VRM II’s cash position and liquidity implications of a cash merger transaction. Subject to further consideration of the Stockholder’s proposal, the VRM II special committee determined that it would be willing to move forward with the proposed merger with VRM I on the basis of VRM I’s proposed exchange ratio. The VRM II special committee therefore instructed Capstone to respond accordingly to Wunderlich.

During a meeting of the VRM II special committee on April 13, 2012, the special committee discussed the term sheet received from VRM I, which reflected that the exchange ratio of 0.78 previously proposed by the VRM I special committee, according to Wunderlich, was intended to reflect a book value-to-book value exchange ratio. The VRM II special committee discussed the implications of such rationale with Capstone and noted the likelihood of movements in book value of the two companies and that, as between the two companies, VRM II’s book value may be more likely to be subject to volatility due to the fact that VRM II had historically taken larger positions in a fewer number of loans and other real estate assets than VRM I. In light of these issues, the VRM II special committee decided to reject VRM I’s proposed term sheet. At this same meeting, the VRM II special committee also further discussed the Stockholder’s alternative cash merger proposal. Representatives from Capstone discussed the proposal with the VRM II special committee. The VRM II special committee considered, among other things, VRM II’s cash position and the liquidity implications of a cash merger transaction. Following discussions with Capstone, the VRM II special committee determined that the transaction proposed by the Stockholder would not be better for VRM II and its stockholders than that being negotiated with VRM I. After further discussion, the VRM II special committee decided that the Stockholder’s proposal was not in the best interests of VRM II and its stockholders and determined to pursue the transaction as negotiated with VRM I.

The Stockholder contacted Mr. Dawson again on April 19, 2012 to discuss another alternative to the proposed transaction whereby VRM II would tie the contemplated stock-for-stock merger with a self-tender offer by the combined entity.

The VRM II special committee met on April 24, 2012 to discuss the status of negotiations with the VRM I special committee. Due to the VRM I special committee’s insistence that the proposed transaction include a mechanism to adjust the exchange ratio based on movements in book value, the VRM II special committee instructed its legal and financial advisors to arrange calls with the corresponding VRM I special committee advisors to negotiate and bridge the gap in positions between the special committees. At this same meeting, the VRM II special committee also considered the Stockholder’s revised alternative to the proposed transaction. After a lengthy discussion, the VRM II special committee determined that any self-tender offer would need to be undertaken by the combined entity and such decision should be made by the board of directors of the combined entity. Consequently, the VRM II special committee decided that further work in connection with the Stockholder’s revised proposal was not merited at this time.

As requested by the VRM II special committee, on April 25, 2012 and again on May 3, 2012, the financial and legal advisors of the VRM II special committee reached out to the corresponding financial and legal advisors to the VRM I special committee to negotiate mutually acceptable terms for the proposed transaction.

At meetings on May 8, 2012 and May 11, 2012, the VRM I special committee heard reports from its financial and legal advisors regarding conversations and negotiations that they had had with the financial and legal advisors to the VRM II special committee. Representatives of Wunderlich reported further to the VRM I special committee regarding their analysis of certain assets of VRM I and VRM II. The VRM I special committee discussed Wunderlich’s presentation of financial data and considered the desire of the VRM II special committee that the parties agree to a set exchange ratio, which would not be subject to adjustment. After the discussion, the special committee determined to respond to the VRM II special committee with a proposal of a fixed exchange ratio of 0.85 shares of VRM II common stock for each share of VRM I common stock. Wunderlich agreed to communicate that proposal to the financial advisor to the VRM II special committee.

On May 11, 2012, the VRM II special committee held a meeting to discuss VRM I’s revised offer which reflected an exchange ratio of 0.85, not subject to adjustment prior to the closing of the transaction. The VRM II special committee engaged in a detailed discussion with Capstone regarding updates to recent relevant financial data and re-examined the various analyses previously prepared and presented by Capstone to the VRM II special committee. After such discussion, the VRM II special committee decided to submit a counter-offer with a set exchange ratio of 0.82, together with a message that this was its last, best and final offer. The VRM II special committee instructed its financial and legal advisors to communicate the offer to the corresponding advisors of the VRM I special committee. On May 12, 2012, at a meeting of the VRM I special committee, the special committee discussed the proposal from the VRM II special committee with representatives of Wunderlich and Miles & Stockbridge. After discussion, the special committee determined to proceed with the proposed exchange ratio of 0.82. On May 12, 2012, the VRM I special committee communicated through its advisors that it had preliminarily accepted the VRM II special committee’s revised offer. Consequently, on May 13, 2012, a non-binding term sheet reflecting the 0.82 exchange ratio was signed by representatives of the special committee of each of VRM I and VRM II. That same day, Latham distributed a draft of the merger agreement to Miles & Stockbridge.

Between May 15, 2012 and May 29, 2012, in connection with ongoing discussions between Latham and Miles & Stockbridge during such period, Latham circulated revised drafts of the merger agreement as well as drafts of the disclosure schedules delivered by the companies in connection therewith. Latham and Miles & Stockbridge agreed upon a final form of the merger agreement on May 29, 2012, subject to the approval of both special committees and the boards of directors of both VRM I and VRM II.

Later that day, the VRM II special committee held a meeting to consider the merger agreement and the transactions contemplated thereby, including the merger of a newly formed subsidiary of VRM II (“Merger Sub”) with and into VRM I. At the VRM II special committee meeting, representatives from Capstone presented an analysis of the negotiated 0.82 exchange ratio and rendered its oral opinion to the VRM II special committee, subsequently confirmed in writing, to the effect that such exchange ratio was fair, from a financial point of view, to VRM II. In addition, representatives of Latham reviewed with the VRM II special committee the duties of each member of the special committee under Maryland law. Following the conclusion of such presentations, the VRM II special committee voted unanimously to recommend that the proposed merger and the other transactions contemplated by the merger agreement, including, among other things, the issuance of VRM II common stock to the holders of VRM I common stock pursuant to the 0.82 exchange ratio, be approved and declared advisable to and in the best interest of VRM II’s stockholders.

Following the meeting of the VRM II special committee, a full meeting of the VRM II Board was held on May 29, 2012 during which the VRM II special committee reported on the results of the fairness opinion analysis conducted by Capstone and reported that Capstone had delivered its oral opinion that the final negotiated 0.82 exchange ratio was fair, from a financial point of view, to VRM II. The VRM II special committee also advised the VRM II Board that it was the recommendation of the VRM II special committee that the merger and the other transactions contemplated by the merger agreement including, among other things, the issuance of VRM II common stock to the holders of VRM I common stock pursuant to the 0.82 exchange ratio, be approved and declared advisable to and in the best interest of VRM II’s stockholders. Following such discussions and determinations, the VRM II Board unanimously authorized and approved (with the abstention of Messrs. Michael Shustek and Robert Aalberts) the merger agreement and the merger of Merger Sub with and into VRM I, as well as the other transactions contemplated by the merger agreement, as advisable and in the best interests of VRM II’s stockholders, and instructed that the issuance of shares of VRM II common stock to the VRM I stockholders pursuant to the merger agreement be submitted to the VRM II stockholders for their consideration.

On May 29, 2012, the VRM I special committee met to consider the proposed merger. At that meeting, representatives of Miles & Stockbridge discussed with the VRM I special committee the duties of directors of a Maryland corporation and reported on the legal due diligence that had been conducted on behalf of the special committee. At the meeting, representatives of Wunderlich presented the financial evaluation undertaken by Wunderlich and its analysis of the 0.82 exchange ratio and orally provided its opinion to the VRM I special committee, subsequently confirmed in writing, to the effect that the exchange ratio was fair, from a financial point of view, to the stockholders of VRM I. Representatives of Miles & Stockbridge also presented to the VRM I special committee a detailed review of the terms and conditions of the merger agreement. After hearing the presentations of its advisors, the VRM I special committee voted unanimously to recommend to the full board of directors of VRM I that the board approve the merger and recommend that the stockholders of VRM I vote in favor of the merger.

A meeting of the VRM I board of directors was held on May 30, 2012, at which the VRM I special committee reported that it had approved the 0.82 exchange ratio in a stock for stock merger and reported that it had been advised by its financial advisor that the exchange ratio was fair, from a financial perspective, to the stockholders of VRM I. The VRM I special committee reported its recommendation that the VRM I board of directors approve the merger as advisable and in the best interest of VRM I and its stockholders, and that the Board recommend that the stockholders of VRM I vote to approve the merger. After discussion and hearing the recommendations of the VRM I special committee, the VRM I Board unanimously (with the abstention of Messrs. Michael Shustek and Robert Aalberts) (i) voted to approve the proposed merger, on substantially the terms and conditions set forth in the merger agreement presented to the board, as being advisable and in the best interest of VRM I and its stockholders, (ii) directed that the merger be submitted for consideration by the stockholders at a special meeting of stockholders, (iii) recommended that stockholders of VRM I vote to approve the merger, and (iv) authorized the officers of VRM I to execute and deliver the merger agreement.

The merger agreement was executed on May 30, 2012 and the merger was announced pursuant to Current Reports on Form 8-K filed by each of VRM II and VRM I on May 31, 2012.

Reasons for the Merger

VRM II’s Reasons for the Merger

VRM II Special Committee. In evaluating the Merger Agreement, the Merger, the Share Issuance and the other transactions contemplated by the Merger Agreement, the VRM II special committee consulted with VRM II’s legal and financial advisors. In declaring the Merger, the Share Issuance and the other transactions contemplated by the Merger Agreement advisable and in the best interests of VRM II and the VRM II stockholders and recommending that the VRM II board of directors declare advisable and in the best interests of VRM II the Merger Agreement and the transactions contemplated thereby, including the Merger and the Share Issuance, the VRM II special committee considered a number of factors, including the following factors:

•

Its evaluation of the prospects of the Merger to enhance VRM II stockholder value and allow the combined company to capitalize on the potential cost savings and operating synergies that will be achieved through a combination with VRM I.

•	Its knowledge of VRM II’s business, operations, financial condition, earnings and prospects and its knowledge of VRM I’s business, operations, financial condition, earnings and prospects.

•	The prevailing macroeconomic conditions, and the economic environment of the industry in which VRM II and VRM I operate.

•

The financial analyses and presentation of Capstone Valuation Services, LLC (“Capstone”), as presented to the VRM II special committee on May 29, 2012, and the opinion of Capstone rendered orally to the VRM II special committee on May 29, 2012, which was subsequently confirmed by delivery of Capstone’s written opinion, dated May 29, 2012, to the effect that, as of such date, and based upon and subject to the assumptions and qualifications described in the opinion, the exchange ratio of 0.82 shares of VRM II common stock for each share of VRM I common stock was fair, from a financial point of view, to VRM II, as more fully described below under “Opinion of the Financial Advisor to the Special Committee of VRM II” beginning on page 56.

•

The exchange ratio of 0.82 shares of VRM II common stock for each share of VRM I common stock, and the fact that the exchange ratio will not fluctuate based upon changes in VRM II’s or VRM I’s stock price between signing and closing.

•

The use of VRM II common stock as the sole consideration to be delivered to VRM I’s stockholders in the Merger, which will allow VRM II to proceed with the Merger without the need to expend existing cash on-hand or secure financing commitments.

•

The strong commitment on the part of both parties to complete the Merger pursuant to their respective obligations under the terms of the Merger Agreement, including both parties’ reciprocal commitments to use commercially reasonable best efforts to complete the Merger.

•

The terms of the Merger Agreement, including the representations and warranties made by VRM I in the Merger Agreement, the restrictions on the operation of the VRM I business from the signing of the Merger Agreement until the closing of the Merger and the other covenants of VRM I in the Merger Agreement and the conditions to each party’s obligation to complete the Merger. Please see “Terms of the Merger” beginning on page 68 for a more detailed discussion of the terms and conditions of the Merger Agreement.

•

The fact that, pursuant to the terms of the Merger Agreement, in the event the Merger Agreement is terminated under certain circumstances, the payment of VRM I’s expenses up to $500,000 by VRM II, which, in the view of the VRM II board of directors, does not preclude a proposal for an alternative acquisition transaction involving VRM II.

•

The fact that the Merger Agreement allows the VRM II board of directors to change or withdraw its recommendation regarding the Share Issuance proposal if a superior transaction proposal is received from a third party or in response to certain material developments or changes in circumstances, if in either case the VRM II board of directors determines that a failure to terminate or change its recommendation would result in a breach of its duties under applicable law, subject to the payment of VRM I’s expenses upon termination under certain circumstances.

•

The fact that VRM II’s expenses up to $500,000 would be similarly payable by VRM I upon termination of the Merger Agreement under corresponding circumstances. See “Terms of the Merger” beginning on page 68.

In addition to the factors described above, the VRM II special committee identified and considered a variety of risks and potentially negative factors concerning the Merger, including:

•	The possibility that the Merger may not be completed, or that completion may be unduly delayed, for reasons beyond the control of VRM II and/or VRM I.

•

The fact that the implied value of the proposed exchange ratio represented a premium to the closing price of VRM I common stock on the business day immediately prior to the execution of the definitive term sheet by the companies (May 11, 2012).

•

The potential impact of the restrictions under the Merger Agreement on VRM II’s ability to take specified actions during the period prior to the completion of the Merger (which may delay or prevent VRM II from undertaking business opportunities that may arise pending the completion of the Merger).

•	The potential that the expense reimbursement provisions of the Merger Agreement could have the effect of discouraging a bona fide alternative acquisition proposal for VRM II.

•	The potential inability of VRM I and VRM II to capture all potential cost savings and operating synergies following the consummation of the Merger.

•

The Merger Agreement’s requirement that the VRM II board of directors call and hold a meeting of VRM II stockholders to vote upon the Share Issuance proposal, regardless of whether or not the VRM II board of directors has withdrawn or adversely modified its recommendation to the VRM II stockholders regarding the Merger in response to a superior transaction proposal or an unanticipated material development or change in circumstances.

•	The possible diversion of VRM II’s management’s time and attention from VRM II’s ongoing business due to the time and effort necessary to complete the Merger.

•	The risk that certain of VRM II’s directors and officers may have interests in the Merger as individuals that are in addition to, or that may be different from, the interests of VRM II stockholders.

The VRM II special committee believed that, overall, the potential benefits of the Merger, the Share Issuance and the other transactions contemplated by the Merger Agreement to VRM II’s stockholders outweighed the risks and uncertainties of the Merger, the Share Issuance and the other transactions contemplated by the Merger Agreement. The VRM II special committee was unanimous in its recommendations to the VRM I board of directors.

VRM II Board of Directors. In reaching its decision to approve the Merger and the Merger Agreement and recommend approval of the Share Issuance proposal by the VRM II stockholders, the VRM II board of directors considered, among other things, the same factors considered by the VRM II special committee in its deliberations, as described above.

In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, neither the VRM II special committee nor the VRM II board of directors found it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors.

In addition, neither the VRM II special committee nor the VRM II board of directors undertook to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the VRM II special committee conducted an overall analysis of the factors described above, including discussions with outside legal and financial advisors. In considering the factors described above, individual members of the VRM II special committee and the VRM II board of directors may have given different weight to different factors. This explanation of the reasoning of the VRM II special committee and of the VRM II board of directors and certain information presented in this section is forward-looking in nature and should be read in light of the factors discussed in the section entitled “Special Note Regarding Forward-Looking Statements” in this joint proxy statement/prospectus.

Recommendation of the VRM II Board of Directors with Respect to the Share Issuance

The VRM II board of directors, by a unanimous vote of all directors present, other than Michael Shustek and Robert Aalberts each of whom abstained from such vote, has determined that the issuance of VRM II common stock in connection with the Merger is advisable and in the best interests of VRM II and its stockholders, and approved the issuance of VRM II common stock in connection with the Merger.

The VRM II board of directors recommends that VRM II stockholders vote “FOR” the Share Issuance proposal.

VRM I’s Reasons for the Merger

In considering the proposed combination of VRM I and VRM II in accordance with the transactions contemplated by the Merger Agreement and in reaching its conclusion that the Merger is advisable and in the best interests of VRM I and its stockholders, the VRM I special committee consulted with its financial and legal advisors. In recommending that the VRM I board of directors (i) declare the Merger advisable and in the best interest of VRM I and its stockholders, (ii) approve the Merger Agreement and the transactions contemplated thereby, and (iii) recommend that the VRM I stockholders approve the Merger, the VRM I special committee considered a variety of factors weighing in favor of or relevant to the Merger, including the factors listed below.

Expected Strategic and Financial Benefits of the Merger. The combination of VRM I and VRM II is expected to result in strategic and financial benefits to the combined company, which will benefit the VRM I stockholders and the stockholders of a combined company. During its deliberations relating to the Merger, the VRM I special committee considered several such factors, including the following:

•	the creation of a combined company with a larger business base;

•	the substantial similarity of the assets held by VRM I and VRM II;

•

the knowledge of the Manager of the business and operations of VRM I and VRM II in its capacity as Manager of both entities, as well as its knowledge of the financial condition, earnings and prospects of both entities;

•	the expected capital structure, increased market capitalization and strengthened balance sheet of the combined company relative to VRM I on a stand-alone basis;

•	the greater cash flow of a combined company, which could enhance financial flexibility and strategic opportunities;

•	the cost savings and synergies that are expected to be realized by combining VRM I and VRM II; and

•	the value to stockholders represented by the cash flow and earnings improvements of the combined company as a result of the expected cost savings.

Other Factors Considered. During its deliberations relating to the Merger, the special committee of the VRM I board of directors considered the following factors, in addition to the benefits described above, as weighing in favor of the Merger:

•

the financial analyses and presentation of Wunderlich Securities, Inc. (“Wunderlich”), financial advisor to the special committee, as presented to the VRM I special committee on May 29, 2012, and the opinion of Wunderlich rendered orally to the VRM I special committee on May 29, 2012, which was subsequently confirmed by delivery of Wunderlich’s written opinion, dated May 29, 2012, to the effect that, as of such date, and based on and subject to the assumptions and qualifications described in the opinion, the exchange ratio of 0.82 shares of VRM II common stock for each share of VRM I common stock was fair, from the financial point of view, to the stockholders of VRM I, as more fully described below under “Opinion of the Financial Advisor to the Special Committee of VRM I” beginning on page 62;

•

the fact that the exchange ratio of 0.82 shares of VRM II common stock for each share of VRM I common stock will not fluctuate based upon the stock price of VRM II common stock or VRM I common stock between signing and closing.

•

the fact that, based on the closing prices of the VRM I common stock and the VRM II common stock as of May 11, 2012, the trading day immediately prior to the date on which VRM I and VRM II entered into a definitive term sheet, the 0.82 exchange ratio in the Merger implied a premium to VRM I stockholders over the then-current VRM I stock price;

•

the fact that VRM I stockholders will receive merger consideration in the form of shares of VRM II common stock (other than cash received instead of fractional shares), allowing them to share in opportunities of a combined company, including the expected cost savings and synergies;

•	the fact that the merger would be tax-free to the VRM I stockholders (other than cash received instead of fractional shares);

•

the fact that the 0.82 exchange ratio in the Merger is generally consistent with the relative per share book value of VRM I and VRM II at the time VRM I and VRM II entered into a definitive term sheet;

•	the strategic alternatives that might be available to VRM I if it continued on a stand-alone basis;

•	the fact that Daryl C. Idler, Jr. would be elected to the board of directors of VRM II after the effective time of the Merger;

•	the results of certain due diligence investigations of VRM II and its assets by VRM I’s financial and legal advisors;

•	the structure of the Merger and the terms and conditions of the merger agreement, including the strength of the commitments by VRM I and VRM II to complete the Merger;

•

the fact that the merger agreement does not preclude a third party from making a proposal for an acquisition of or a business combination with VRM I and that, under certain circumstances more fully described in the section “Terms of the Merger” beginning on page 68, VRM I may provide information to and negotiate with such a third party and the VRM I board of directors may change its recommendation to the VRM I stockholders regarding the Merger;

•

the fact that, pursuant to the terms of the merger agreement, if the merger agreement is terminated under certain circumstances, VRM I will be obligated to pay up to $500,000 of the expenses of VRM II, which, in the view of the VRM I special committee, would not preclude a proposal for an alternative transaction involving VRM I; and

•	the fact that, pursuant to the terms of the merger agreement, if the merger agreement is terminated under certain circumstances, VRM I’s expenses up to $500,000 would be payable by VRM II.

The VRM I special committee also considered factors identified in its deliberations as weighing negatively against the Merger, including:

•	the risk that the Merger may not be completed despite the parties’ efforts or that completion may be unduly delayed for reasons beyond the control of VRM I and VRM II;

•

the risk that restrictions under the merger agreement on VRM I’s ability to take specified actions during the period prior to completion of the Merger may delay or prevent VRM I from undertaking business opportunities that may arise prior to completion of the Merger;

•	the potential that the expense reimbursement provisions of the merger agreement could have the effect of discouraging a bona fide alternative acquisition proposal for VRM I;

•	the risk that VRM I and VRM II are unable to capture the expected cost savings and synergies anticipated to follow the Merger;

•

the risk that the merger agreement’s requirement that the VRM I board of directors call and hold a special meeting of VRM I stockholders to vote upon the Merger proposal, regardless of whether or not the VRM I board of directors has withdrawn or adversely modified its recommendation to the VRM I stockholders regarding the Merger proposal, could have the effect of discouraging a bona fide alternative acquisition proposal for VRM I;

•	the possible diversion of VRM I’s management’s time and attention from VRM I’s ongoing business due to the time and effort necessary to complete the Merger;

•	the risk that certain of VRM I’s directors and officers may have interests in the Merger as individuals that are in addition to, or that may be different from, the interests of VRM I stockholders; and

•	the other risks described in the section entitled “Risk Factors” beginning on page 23 and “Special Note Regarding Forward-Looking Statements”.

The VRM I special committee believed that, overall, the potential benefits of the Merger to VRM I’s stockholders outweighed the risks and uncertainties of the Merger. The VRM I special committee was unanimous in its recommendations to the VRM I board of directors.

VRM I Board of Directors. In reaching its decision to approve the Merger and the Merger Agreement and recommend approval of the Merger proposal by the VRM I stockholders, the VRM I board of directors considered, among other things, the same factors considered by the VRM I special committee in its deliberations, as described above.

This discussion of the information and factors considered by the special committee of the VRM I board of directors and the VRM I board of directors includes the principal factors considered, but is not intended to be exhaustive and may not include all the factors considered by the VRM I special committee and the VRM I board of directors.

The VRM I special committee and the VRM I board of directors did not quantify or assign any relative or specific weight to the various factors considered in reaching their respective determinations that the Merger is in the best interest of VRM I and its stockholders. Rather, the special committee and the board of directors viewed their respective views and recommendations as being based on the totality of the information presented and the factors considered. Individual members of the VRM I special committee and the VRM I board of directors may have given different weights to different factors. This explanation of the reasoning of the VRM I special committee and of the VRM I board of directors and certain information presented in this section is forward-looking in nature and should be read in light of the factors discussed in the section entitled “Special Note Regarding Forward-Looking Statements” in this joint proxy statement/prospectus.

Recommendation of the VRM I Board of Directors with Respect to the Merger

The VRM I board of directors, by a unanimous vote of all the directors, other than Michael V. Shustek and Robert J. Aalberts, each of whom abstained, has declared that the Merger is advisable and in the best interests of VRM I and its stockholders and has approved the terms of the merger agreement and the Merger and recommends that the VRM I stockholders vote “FOR” the Merger on substantially the terms set forth in the merger agreement. In reaching its conclusion, the VRM I board of directors considered, among other things, the same factors considered by the VRM I special committee in its deliberations, as described above.

REPORTS, OPINIONS AND APPRAISALS

Opinion of the Financial Advisor to the Special Committee of VRM II

Capstone Valuation Services, LLC, referred to as Capstone, acted as financial advisor to the VRM II special committee pursuant to an engagement letter dated as of August 17, 2011. On May 29, 2012, at a meeting of VRM II’s special committee held to evaluate the Merger Agreement and the transactions contemplated thereby (including the Merger and the Share Issuance), Capstone delivered to the VRM II special committee an oral opinion (which was subsequently confirmed in writing by delivery of Capstone’s written opinion dated the same date) to the effect that, as of May 29, 2012 and based on and subject to various assumptions and limitations described in its written opinion, the exchange ratio provided for in connection with the merger, referred to as the Exchange Ratio, was fair to VRM II from a financial point of view.

The full text of the written opinion of Capstone to the VRM II special committee, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference in its entirety. The following summary of the Capstone opinion is qualified in its entirety by reference to the full text of the opinion. Capstone delivered its opinion to the VRM II special committee for the benefit and use of the VRM II special committee in connection with its consideration of the Merger. VRM II stockholders are urged to read the written opinion of Capstone in its entirety.

The opinion and financial analyses of Capstone do not address any other aspect of the Merger (including, without limitation, the fairness or appropriateness of the Exchange Ratio to VRM I) and do not constitute a recommendation to any stockholder of any party to the Merger as to how to vote or act on any matter relating to the Merger or the Share Issuance. The opinion and financial analyses of Capstone were prepared for and delivered to the VRM II special committee and did not evaluate the Merger, the Share Issuance or the Exchange Ratio from the point of view of any party other than VRM II. The opinion and financial analyses of Capstone were not intended to be used by VRM I’s stockholders in evaluating the Merger or the Exchange Ratio.

In connection with its role as the financial advisor to the VRM II special committee and rendering its opinion, Capstone, among other things:

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reviewed VRM I’s annual reports to shareholders on Form 10-K for the five fiscal years ended 2011 and the quarterly report on Form 10-Q for the quarter ended March 31, 2012, which VRM I’s management has identified as being the most current financial statements available;

•

reviewed VRM II’s annual reports to shareholders and on Form 10-K for the five fiscal years ended 2011 and the quarterly report on Form 10-Q for the quarter ended March 31, 2012, which VRM II’s management has identified as being the most current financial statements available;

•	reviewed payment history reports and loan documents for the loans held by VRM I and VRM II;

•

reviewed third party appraisals previously obtained by VRM I and VRM II for the real estate owned by VRM I and VRM II and third party appraisals previously obtained by VRM I and VRM II on certain properties secured by loans held by VRM I and VRM II;

•	reviewed the Forms of Management Agreements between Vestin Mortgage and each of VRM I and VRM II;

met with certain members of the senior management of VRM I and VRM II to discuss the operations, financial condition, future prospects and projected operations and performance of VRM I and VRM II;

•	visited the business offices of VRM I and VRM II;

•	reviewed the historical market prices and trading volume for VRM I’s and VRM II’s publicly traded securities;

•	reviewed certain other publicly available financial data for certain companies that Capstone deemed comparable to VRM I and VRM II;

•	reviewed execution versions of the Merger Agreement and certain other documents to be delivered at the closing of the Transaction; and

•	conducted such other studies, analyses and inquiries as Capstone deemed appropriate.

In arriving at its opinion, Capstone relied upon and assumed, without independent verification, the accuracy and completeness of all information that was furnished to or discussed with Capstone. Capstone relied on assurances of the management of each of VRM I and VRM II that they were not aware of any facts or circumstances that would make such information inaccurate or misleading in any respect material to Capstone’s opinion. In connection with the opinion, Capstone did not conduct any physical inspection, independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of VRM I or VRM II, or concerning the solvency or fair value of VRM I or VRM II, and Capstone was not furnished with any such valuation or appraisal, except as described above. Capstone assumed no responsibility for and expressed no opinion or view as to any asset level forecasts reviewed by Capstone or the assumptions on which they were based. Capstone assumed, without independent verification, that there had been no material change in the assets, financial condition, results of operations, business or prospects of VRM I and VRM II since the date of the most recent financial statements provided to Capstone. Capstone assumed, without independent verification, that financial forecasts provided to Capstone by VRM I and VRM II have been reasonably prepared and reflect the best currently available estimates of the future financial results and conditions of VRM I and VRM II.

Capstone’s opinion was necessarily based on business, economic, market and other conditions as in effect on, and the information made available to Capstone as of, the date of its opinion. Subsequent developments may affect the opinion, and Capstone does not have any responsibility or obligation to update, revise or reaffirm its opinion based on subsequent circumstances, events or developments. Capstone does not express any opinion as to the prices at which shares of VRM I’s and VRM II’s common stock may trade at any time subsequent to the announcement of the Merger.

In rendering its opinion, Capstone assumed, with the consent of the VRM II special committee, that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without waiver, modification or amendment of any material term or condition. Capstone also assumed, with the consent of the VRM II special committee, that obtaining the necessary regulatory or third party approvals, consents and releases for the Merger will not have an adverse effect on VRM II or the Merger.

Capstone’s opinion was limited to the fairness, from a financial perspective, of the Exchange Ratio to VRM II and did not express any opinion with respect to (i) the underlying business decision of VRM II, its security holders or any other party to proceed with or effect the Merger, (ii) the legal (as opposed to business) terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Merger or otherwise (other than to the extent expressly specified in Capstone’s opinion), (iii) the fairness of any portion or aspect of the Merger not expressly addressed in Capstone’s opinion, (iv) the fairness of any portion or aspect of the Merger to any party other than those set forth in Capstone’s opinion, (v) the relative merits of the Merger as compared to any alternative business strategies that might exist for VRM II or any other party or the effect of any other transaction in which VRM II or any other party might engage, (vi) the tax consequences of the Merger to either VRM II, its security holders, or any other party, or (vii) the solvency or fair value of VRM II or any other participant in the Merger, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters. Capstone’s opinion does not consider, and should not be interpreted to consider, whether the terms to be received by VRM I in the Merger represent the best terms attainable. The opinion addressed only the fairness to VRM II from a financial point of view, on the date of the opinion, of the Exchange Ratio. Capstone expressed no view or opinion as to any terms or other aspects or implications of the Merger (other than, to the extent expressly specified in the opinion, the Exchange Ratio), including, without limitation, the form or structure of the Merger or any other agreements or arrangements entered into in connection with, or otherwise contemplated by, the Merger. In addition, Capstone expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Merger, or class of such persons, relative to the Exchange Ratio or otherwise.

Capstone’s opinion was provided for the benefit and use of the VRM II special committee in connection with its consideration of the Merger. The opinion does not constitute a recommendation to any stockholder of VRM II as to how any such stockholder should vote or act on any matter relating to the Merger. Capstone’s opinion was approved and authorized for issuance by its Transaction Opinion Committee.

Financial Analyses of Capstone

The following is a brief summary of the material financial and comparative analyses that Capstone deemed to be appropriate for this type of merger and that were reviewed with the VRM II special committee in connection with rendering Capstone’s opinion. The following summary, however, does not purport to be a complete description of all the financial analyses performed by Capstone in connection with rendering its opinion, nor does the order of analyses described represent relative importance or weight given to those analyses by Capstone.

The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Capstone, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Capstone. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Capstone.

Adjusted Book Value Analysis

Capstone prepared an adjusted book value analysis for each of VRM I and VRM II by analyzing each of the assets (including loan portfolio, real estate owned and non-loan assets) of VRM I and VRM II. With the assistance of management, Capstone evaluated the expected cash flows from each of the assets, including active loans and real estate owned, and performed valuations on the basis of discounted cash flow methodology. This analysis was based on discussions with management, documentation related to the assets, third-party appraisals and independent research. Due to the regional nature of these types of assets, Capstone also considered independent sources of local data to help establish trends and specific economic factors.

Capstone noted that the majority of the mortgage loans originated by VRM I and VRM II prior to 2012, as well as the real estate-owned assets held by VRM I and VRM II, are speculative with respect to type, geography, physical condition, legal status, and overall risk profile. These assets include significant quantities of commercial, mixed-use, or residential development land and are concentrated in Nevada, Arizona, and southern California. Many of the assets reviewed by Capstone consisted of raw land with preliminary development approvals, including parcels of land that were components of larger master planned or planned unit developments.

For substantially all of VRM I’s and VRM II’s loans originated prior to 2012 and the real estate owned, Capstone discounted the expected cash flows of each of VRM I’s and VRM II’s assets based on their overall risk profile. Based on interviews with mortgage underwriters, investors in assets of this type and nature and other research, Capstone determined that the appropriate discount rates to apply to the expected cash flows of these assets would be in the range of 20% to 30%. By contrast, certain loans made by VRM I and VRM II later in the 2011 calendar year and in 2012 were valued by Capstone at par since they were generally secured by income producing collateral and evidence performance as well as successful repayment patterns.

To the value of each of VRM I’s and VRM II’s real estate assets discussed above, Capstone added i) the implied value of the common stock held by VRM I and VRM II in each other and ii) the book value of each of VRM I’s and VRM II’s cash and other assets. Capstone also deducted the book value of each of VRM I’s and VRM II’s liabilities to determine adjusted book value for each company. Based on the adjusted book value approach, Capstone calculated a per share value of between $2.96 and $3.29 for VRM I and a per share value of between $2.23 and $3.36 for VRM II. The range of implied exchange ratios resulting from this approach is between 0.98x and 1.32x.

Market Analysis

Relative Historical Stock Price Ratio Analysis. Capstone reviewed the history of the trading prices of the VRM I common stock relative to the VRM II common stock over one week, one month, three month, six month, one year and two year intervals during the two-year period ended May 24, 2012. For each trading day during such timeframes the trading price of the VRM I common stock was divided by the trading price of the VRM II common stock to calculate an implied exchange ratio. The implied exchange ratios based on this analysis are shown below:

Implied Exchange Ratio	High	Low	Average

Trailing 1 week	0.86x	0.78x	0.82x
Trailing 1 month	0.93x	0.75x	0.84x
Trailing 3 months	0.94x	0.73x	0.84x
Trailing 6 months	1.12x	0.73x	0.88x
Trailing 1 year	1.12x	0.69x	0.89x
Trailing 2 years	1.12x	0.56x	0.82x

Relative Contribution Analysis. Capstone reviewed and compared the relative contributions of VRM I and VRM II to the combined company based on reported tangible book value for the calendar quarters beginning March 31, 2009 through March 31, 2012. Capstone compared the pro forma ownership of the combined company, implied by the 0.82 exchange ratio, of 29.3% by the current VRM I stockholders and 70.7% by the VRM II stockholders. This analysis indicated that VRM I’s contribution to tangible book value would range from 22.4% to 29.9% and VRM II’s contribution to tangible book value would range between 70.1% to 77.6%, implying high and low exchange ratios of 0.86x and 0.60x with an average of 0.78x.

Guideline Company Analysis. Capstone reviewed and analyzed the financial information and ratios and public market multiples, as of May 24, 2012, of the following twelve publicly traded real estate investment trusts, or REITs, with operations which include commercial mortgage investments:

•	Apollo Commercial Real Estate Finance, Inc.

•	Arbor Realty Trust Inc.

•	BRT Realty Trust

•	Colony Financial Inc.

•	Crexus Investment Corp.

•	iStar Financial Inc.

•	Newcastle Investment Corp.

•	NorthStar Realty Finance Corp.

•	PMC Commercial Trust

•	RAIT Financial Trust

•	Resource Capital Corp.

•	Starwood Property Trust, Inc.

Capstone chose the foregoing selected companies because they are publicly traded with operations that Capstone believes to be comparable to VRM I and VRM II for the purposes of this analysis. For the publicly traded companies, VRM I and VRM II, Capstone then calculated the ratio of market value of equity (“MVE”) to each company’s most recently reported tangible book value (“TBV”):

Selected Companies	MVE/ TBV

Mean	0.89x
Median	0.76x
High	2.69x
Low	0.24x

VRM I	0.38x
VRM II	0.35x

In performing its analysis, Capstone took into account the nature of VRM I’s and VRM II’s assets and their prospects for the future and compared this data to the selected companies. Capstone applied multiple ranges based on this analysis to TBV. This analysis indicated an implied exchange ratio of 0.80x

Capstone noted that none of the public companies is either identical or directly comparable to VRM I or VRM II and that any analysis of the selected public companies necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading of the selected public companies.

Guideline Transactions. Capstone reviewed the implied prices paid in certain, stock merger transactions similar to the Merger and compared the calculated discounts or premiums paid to the discount or premium implied by the Merger. Among other criteria used by Capstone to select the transactions, Capstone considered whether the target was a real estate investment trust, the transaction was announced within the last three years of Capstone’s opinion, the transaction closed and the percentage sought was greater than 50%. Capstone’s criteria resulted in their selection of the following transactions:

Announcement Date			Target Stock Premium (%)
	Target	Acquirer	1 Day Prior	1 Week Prior	1 Month Prior
2/27/2011	Nationwide Health Properties Inc.	Ventas, Inc.	15.5%	17.4%	22.0%
1/30/2011	AMB Property Corporation	Prologis, Inc.	3.6%	2.4%	7.6%
12/13/2010	Corporate Property Associates 14 Inc.	W. P. Carey & Co. LLC	7.7%	7.7%	7.7%

		Average	8.9%	9.2%	12.4%
		Median	7.7%	7.7%	7.7%

Capstone compared the above premiums to the (discounts) or premium implied by the Merger of (5.1%), 8.8% and (10.8%) based on the closing stock prices of VRM I and VRM II on May 24th, May 17th and April 24th, respectively.

Capstone noted that none of the selected transactions or the companies participating in the transactions is either identical or directly comparable to the Merger, VRM I or VRM II and that any analysis of the transactions necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the discounts or premiums implied in the transactions.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by Capstone to the VRM II special committee in connection with its opinion and is not a comprehensive description of all analyses undertaken by Capstone in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Capstone believes that its analyses summarized above must be considered as a whole. Capstone further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Capstone’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, Capstone considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of VRM I and VRM II. The estimates of the future performance underlying Capstone’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Capstone’s analyses. These analyses were prepared solely as part of Capstone’s analysis of the fairness to VRM II from a financial point of view of the Exchange Ratio provided for in connection with the Merger and were provided to the VRM II special committee in connection with the delivery of Capstone’s opinion. The analyses do not purport to be appraisals or, other than as specifically described above, to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Capstone’s view of the actual values of VRM I or VRM II.

While Capstone participated in certain negotiations with respect to the Exchange Ratio, Capstone did not negotiate the Merger Agreement or advise VRM II with respect to alternatives to it and Capstone was not asked to, and did not, offer any opinion as to the material terms of the Merger Agreement (other than the Exchange Ratio) or the form of the Merger. The decision to enter into the Merger Agreement was solely that of the VRM II board of directors. As described above, Capstone’s opinion and analyses were only one of many factors considered by the VRM II special committee in its evaluation of the Merger and should not be viewed as determinative of the views of the VRM II special committee, VRM II board of directors or management with respect to the Merger or the Exchange Ratio.

The VRM II special committee selected Capstone as its financial advisor because it is a recognized consulting firm that has substantial experience in transactions similar to the Merger and the Share Issuance. As a part of its financial advisory business, Capstone and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, financings, spin-offs, distributions and valuations for estate, corporate and other purposes. Capstone was selected on the basis of such experience and its familiarity with the industry to advise the VRM II special committee in connection with the Merger and to deliver a fairness opinion to the VRM II special committee addressing only the fairness of the Exchange Ratio to VRM II from a financial point of view pursuant to the Merger Agreement as of the date of such opinion. VRM II has agreed to pay Capstone a customary fee for its services, which fee is not contingent on the closing of the Merger, and has also agreed to reimburse Capstone’s expenses and to indemnify Capstone against certain liabilities arising out of its engagement.

Capstone and its affiliates may provide consulting and other financial services to VRM II and its affiliates in the future. During the two years ended May 29, 2012, Capstone had not performed any services to VRM II or its affiliates and is not currently contemplating providing, nor has it been approached as of the date of this joint proxy / prospectus by VRM II to provide, services in the future.

Opinion of the Financial Advisor to the Special Committee of VRM I

The VRM I special committee retained Wunderlich as its financial advisor with respect to the proposed merger with VRM II based on Wunderlich’s qualifications, expertise and reputation.

At the meeting of the VRM I special committee on May 29, 2012, Wunderlich rendered its oral opinion, subsequently confirmed in a written opinion, that, as of that date and subject to and based on the assumptions made, procedures followed, matters considered and limitations thereon, all as set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the stockholders of VRM I. The full text of Wunderlich’s written opinion, dated May 29, 2012, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken in connection with the opinion, is included as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. The stockholders of VRM I are urged to read the opinion in its entirety. Wunderlich’s written opinion is addressed to the board of directors of VRM I, is directed only to the exchange ratio in the Merger and does not constitute a recommendation to any stockholder of VRM I as to how such stockholder should vote at the VRM I special meeting. The summary of the opinion of Wunderlich set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Wunderlich, among other things:

•	reviewed a draft of the merger agreement dated May 25, 2012;

•

reviewed certain publicly available financial statements of VRM I and VRM II and certain other relevant financial and operating data of VRM I and VRM II made available to us from published sources and by officials of VRM I and the Manager;

•	reviewed certain internal financial and operating information, including certain projections, relating to VRM I and VRM II prepared by the management of VRM I and the Manager;

•	discussed the business, financial condition and prospects of VRM I and VRM II with certain officials of VRM I and the Manager;

•	reviewed certain loan files and appraisals for assets owned by VRM I, VRM II and VRM I and VRM II jointly;

•	reviewed the trading history of the common stock of VRM I and VRM II;

•	compared certain financial and other data of VRM II with various other companies whose securities are traded in public markets;

•	reviewed prices and premiums paid in recent business combinations; and

•	performed such other analyses, and considered such other information, financial studies, analysis and investigations and financial, economic and market data as Wunderlich deemed relevant.

Wunderlich also had discussions with representatives of management with respect to certain aspects of the Merger and the past and current operations of VRM I and VRM II, the financial condition and future prospects and operations of VRM I and VRM II, the effects of the Merger on the financial condition and operating expenses of VRM I and VRM II and certain other matters Wunderlich believed necessary or appropriate to its inquiry.

Wunderlich relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to it or discussed with Wunderlich by management or otherwise reviewed by or for Wunderlich. Wunderlich did not evaluate the solvency of VRM I or VRM II under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it, Wunderlich assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of management as to expected future results of operations and financial conditions of VRM I and VRM II. Wunderlich expressed no view as to such analyses or forecasts or the assumptions on which they were based. Wunderlich assumed that the definitive Merger Agreement would not differ from the draft thereof reviewed by it and that the representations and warranties made by VRM I and II therein are true and correct in all respects material to Wunderlich’s analysis. Wunderlich relied as to legal matters relevant to its opinion upon the advice of counsel. Wunderlich further assumed that all material governmental, regulatory or other consents and approvals necessary for consummation of the Merger will be obtained without any adverse effect on VRM I or the contemplated benefits of the Merger.

Wunderlich’s opinion is based on economic, market and other conditions as in effect on, and the information made available to Wunderlich as of, the date of such opinion. Subsequent developments may affect Wunderlich’s opinion and Wunderlich does not have any obligation to update, revise or reaffirm its opinion.

Wunderlich’s opinion is furnished for the use and benefit of the VRM I board and VRM I in connection with its consideration of the proposed transactions (including the Merger and the Merger Agreement). Wunderlich’s opinion (i) does not address the merits of the underlying business decision to enter into the proposed transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the proposed transaction; (iii) is not a recommendation as to how the VRM I board or any shareholder should vote or act with respect to any matters relating to the proposed transaction, or whether to proceed with the proposed transaction; and (iv) does not indicate that the consideration received is the best possibly attainable under any circumstances; instead, it merely states whether the exchange ratio in the proposed transaction is within a range suggested by certain financial analyses. The decision as to whether to proceed with the proposed transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Wunderlich opinion is based. Wunderlich’s opinion should not be construed as creating any fiduciary duty on the part of Wunderlich to any party.

The material financial analyses utilized by Wunderlich in connection with providing its opinion included a book value analysis of the assets of each entity and an analysis of historical trading prices of their stock.

Book Value. Wunderlich prepared a value analysis that compared the asset values of both VRM I and VRM II and the pro forma combined company. The pro forma combined company equity value per share was equal to (a) the book value per share of VRM I, plus (b) the book value per share of VRM II, less (c) the projected transaction expenses of the merger. The book value analysis, using the March 31, 2012 financial statements of VRM I and VRM II, at the exchange ratio of 0.82 provided for in the Merger yielded book value per share accretion to the holders of VRM I common stock of 6.51%.

Market Value. Wunderlich prepared an analysis of the historical trading prices of both VRM I and VRM II for the prior one year period. In this analysis Wunderlich examined the price to book value ratios for both VRM I and VRM II, the volatility of the common stock prices and the average daily trading volume for both companies. As of May 25, 2012, the one year average daily volume for VRM II was 13,800 shares and the one year average daily volume for VRM I was 10,500 shares. The closing prices for the shares as of May 25, 2012, the trading date used in Wunderlich’s final presentation to the VRM I special committee, were $1.07 for VRM I and $1.32 for VRM II. The value creation, as of that date, at the exchange ratio of 0.82 provided for in the Merger yielded accretion to the holders of VRM I common stock of 1.16%.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Wunderlich.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Wunderlich believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, Wunderlich did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, Wunderlich considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by Wunderlich are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, Wunderlich’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses or underlying assets actually could be bought or sold.

For its services, Wunderlich has been paid a fee of $100,000. The fee is not conditioned on closing of the Merger. In addition, VRM I has agreed to reimburse Wunderlich for its expenses incurred in connection with its services and will indemnify Wunderlich against certain liabilities that may be incurred as a result of its engagement.

During the two years preceding the date of its fairness letter, Wunderlich has had no investment banking relationship with VRM I or with VRM II or any of their affiliates.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion summarizes the material U.S. federal income tax consequences of the Merger to U.S. Holders (as defined below) of VRM I common stock that hold such common stock as a capital asset within the meaning of Section 1221 of the Code.

This discussion is based upon the Code, Treasury regulations promulgated under the Code (the “Treasury Regulations”), judicial decisions and published administrative rulings, all as currently in effect and all of which are subject to change, possibly with retroactive effect. This discussion does not address (A) U.S. federal taxes other than income taxes, (B) state, local or non-U.S. taxes or (C) tax reporting requirements applicable to the Merger. In addition, this discussion does not address U.S. federal income tax considerations applicable to holders of VRM I common stock that are subject to special treatment under U.S. federal income tax law, including, for example:

•	financial institutions;

•	pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold VRM I common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	certain U.S. expatriates;

•	persons whose “functional currency” is not the U.S. dollar;

•	persons who acquired their VRM I common stock through the exercise of an employee stock option or otherwise as compensation; and

•	persons who are not U.S. Holders.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of VRM I common stock that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (A) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (B) has a valid election in place under the Treasury Regulations to be treated as a U.S. person.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds VRM I common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partnership or entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds VRM I common stock, and the partners in such partnership, should consult their tax advisors.

This discussion of material U.S. federal income tax consequences of the Merger is not binding on the IRS. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein.

HOLDERS OF VRM I COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Tax Opinions from Outside Counsel

It is a condition to the consummation of the Merger that outside counsel to VRM II and outside counsel to VRM I each renders a tax opinion to its client to the effect that, for U.S. federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinions will be based on factual representations and covenants made by VRM II, VRM I and Merger Sub (including those contained in tax representation letters provided by VRM II, VRM I and Merger Sub), and on customary assumptions. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the Merger could differ from those described in the tax opinions. The tax opinions represent the legal judgment of outside counsel to VRM II and outside counsel to VRM I and are not binding on the IRS. No ruling from the IRS has been or will be requested in connection with the Merger, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any set forth in the tax opinions. If the condition relating to either tax opinion to be delivered at closing is waived, this joint proxy statement/prospectus will be amended and recirculated.

Material U.S. Federal Income Tax Consequences of the Merger

In the opinion of Latham & Watkins LLP and Miles & Stockbridge P.C., although not free from doubt, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Accordingly:

•

a U.S. Holder will not recognize any gain or loss upon receipt of VRM II common stock in exchange for its VRM I common stock in connection with the Merger, except with respect to cash received in lieu of fractional shares of VRM II common stock, as discussed below.

•

a U.S. Holder will have an aggregate tax basis in the VRM II common stock received in the Merger equal to the U.S. Holder’s aggregate tax basis in its VRM I shares surrendered pursuant to the Merger, reduced by the portion of the U.S. Holder’s tax basis in its shares surrendered in the Merger that is allocable to a fractional share of VRM II common stock. If a U.S. Holder acquired any of its shares of VRM I common stock at different prices or at different times, Treasury Regulations provide guidance on how such U.S. Holder may allocate its tax basis to shares of VRM II common stock received in the Merger. U.S. Holders that hold multiple blocks of VRM I common stock should consult their tax advisors regarding the proper allocation of their basis among shares of VRM II common stock received in the Merger under these Treasury Regulations.

•

the holding period of the VRM II common stock received by a U.S. Holder in connection with the Merger will include the holding period of the VRM I common stock surrendered in connection with the Merger.

•

cash received by a U.S. Holder in lieu of a fractional share of VRM II common stock in the Merger will be treated as if such fractional share had been issued in connection with the Merger and then redeemed by VRM II, and such U.S. Holder generally will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the U.S. Holder’s tax basis in such fractional share. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in respect of such fractional share is greater than one year. Non-corporate U.S. Holders are generally subject to tax on long-term capital gains at reduced rates under current law. The deductibility of capital losses is subject to certain limitations.

The tax consequences described above require, among other things, that both VRM I and VRM II qualify as diversified investment companies within the meaning of Section 368(a)(2)(F) of the Code immediately before the Merger. For this purpose, an investment company includes, among other entities, a corporation 50% or more of the value of whose total assets is stock and securities and 80% or more of the value of whose total assets is held for investment. An investment company will be treated as a diversified investment company if: (i) not more than 25% of the value of its total assets is invested in stock and securities of any one issuer; and (ii) not more than 50% of the value of its total assets is invested in the stock and securities of five or fewer issues. For these purposes, cash, government securities, or assets acquired for purposes of meeting (or failing to meet) these two tests are generally ignored.

Each of VRM I and VRM II will make representations and covenants in tax representation letters provided in connection with the filing of this this joint proxy statement/prospectus, including representations to the effect that, as of the time the representations are given and as of the time of the Merger, not more than 25% of the value of its total assets is or will be invested in stock and securities of any one issuer and not more than 50% of the value of its total assets is or will be invested in the stock and securities of five or fewer issuers and that neither VRM I nor VRM II has acquired or will acquire assets for purposes of satisfying these requirements. These representations are intended to confirm that each of VRM I and VRM II qualifies as a diversified investment company and will remain so qualified until the time of the Merger. In addition, in connection with the tax opinions described above under “Material Federal Income Tax Consequences of the Merger – Tax Opinions from Outside Counsel,” each of VRM I and VRM II will be required to make such representations again as of the time of the Merger. The tax consequences described above are based, in part, on such representations and covenants being true and accurate as of the time of the Merger. If these or any other representations or covenants are inaccurate in any way, the tax consequences of the Merger could differ from those described above. For example, because qualification as a diversified investment company depends on the value of the assets of VRM I and VRM II immediately before the Merger, a substantial change in the relative values of the assets held by either VRM I or VRM II between now and the time of the Merger may result in either or both of VRM I and VRM II not being treated as a diversified investment company for purposes of Section 368(a)(2)(F) of the Code, which would cause the Merger to fail to qualify as a reorganization under the Code with respect to that party. As a result, the opinions described above are not free from doubt and no assurance can be given that either VRM I or VRM II will satisfy these or the other requirements for qualification as a reorganization within the meaning of Section 368(a) of the Code at the time of the Merger or that they will each be able to provide the applicable representations in connection with the tax opinions to be delivered as a condition to the consummation of the Merger. Furthermore, the IRS may disagree with the accuracy of one or more of these representations, including, the determination of VRM I or VRM II that it should be treated as a diversified investment company (including with respect to the relative asset values used to make that determination) and there can be no assurance that such contrary position would not be sustained by a court.

Backup Withholding. Certain U.S. Holders of VRM I common stock may be subject to backup withholding of U.S. federal income tax with respect to any cash received in lieu of fractional shares pursuant to the Merger. Backup withholding will not apply, however, to a U.S. Holder of VRM I common stock that furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 (or substitute Form W-9) or is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. Backup withholding is not an additional tax and any amounts withheld will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability, if any, provided that the U.S. Holder timely furnishes the required information to the IRS.

THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE MERGER’S POTENTIAL TAX EFFECTS. VRM I STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER APPLICABLE TAX LAWS.

TERMS OF THE MERGER

The following is a summary of the material terms of the Merger Agreement. For a complete description of all of the terms of the Merger, you should refer to the copy of the Merger Agreement that is attached to this joint proxy statement/prospectus as Annex B and incorporated herein by reference. This summary is not complete and is qualified in its entirety by reference to the Merger Agreement. You should read carefully the Merger Agreement in its entirety as it is the legal document that governs the Merger.

Explanatory Note Regarding the Merger Agreement

The following summarizes material provisions of the Merger Agreement, which is included as Annex B in this joint proxy statement/prospectus and is incorporated herein by reference in its entirety. The rights and obligations of VRM I and VRM II are governed by the express terms and conditions of the Merger Agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. VRM I stockholders and VRM II stockholders are urged to read the Merger Agreement carefully and in its entirety as well as this joint proxy statement/prospectus before making any decisions regarding, in the case of the VRM I stockholders, the Merger Proposal or, in the case of the VRM II stockholders, the Share Issuance.

The Merger Agreement is included in this joint proxy statement/prospectus to provide VRM I and VRM II stockholders with information regarding its terms and is not intended to provide any factual information about VRM I or VRM II. The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement. Those representations and warranties have been made solely for the benefit of the other parties to the Merger Agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if the statements prove to be inaccurate;

•

have been qualified by certain disclosures that were made to the other party in connection with negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement itself; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

This summary is qualified in its entirety by reference to the Merger Agreement.

The Merger Agreement provides that, following a receipt of the requisite approvals of the VRM I stockholders and the VRM II stockholders and the satisfaction or waiver of other conditions to the Merger, Merger Sub will be merged with and into VRM I. After the Merger, VRM I will continue as the surviving corporation and as a wholly owned subsidiary of VRM II.

Terms of the Merger; Merger Consideration

The Merger Agreement provides that, upon completion of the Merger, each share of VRM I common stock issued and outstanding (including the associated rights to purchase shares of VRM I preferred stock pursuant to the VRM I Rights Agreement) immediately prior to the completion of the Merger, except for any shares VRM I common stock held by VRM II or Merger Sub (which will be cancelled), will be converted into 0.82 shares of VRM II common stock (including the associated rights to purchase shares of VRM II preferred stock pursuant to the VRM II Rights Agreement).

VRM II will not issue any fractional shares of VRM II common stock in the Merger. Instead, a VRM I stockholder who otherwise would receive a fraction of a share of VRM II common stock will be entitled to receive an amount in cash equal to such fractional amount multiplied by the average closing price of VRM II common stock for the five consecutive trading days ending on the date that the Merger is effective. Each stock certificate previously representing any shares of VRM I common stock will thereafter represent the shares of VRM II common stock into which such VRM I common stock was converted in the Merger. Those certificates may be exchanged for certificates representing the shares of VRM II common stock, together with cash in lieu of fractional shares (and any dividends or distributions with respect thereto) in accordance with the provisions described in the letter of transmittal and instructions included therewith to delivered by the exchange agent following the closing of the Merger. No dividends or other distributions with respect to VRM II common stock with a record date after the effective time of the Merger will be paid to former stockholders of VRM I until such stockholders surrender certificates previously representing shares of VRM I common stock.

Completion of the Merger

Unless the parties agree otherwise, the closing of the Merger will take place as soon as practicable after all conditions to completion of the Merger have been satisfied or waived. The Merger will be effective when the parties file articles of merger with the State Department of Assessments and Taxation of the State of Maryland, or the SDAT, and the articles of merger are accepted for record by the SDAT, unless the parties agree to a later time for the effectiveness of the Merger that is not more than 30 days after the date on which the articles of merger are accepted for record by the SDAT and specify that time in the articles of merger. VRM I and VRM II currently expect to complete the Merger promptly after receipt of the required stockholder approval of VRM I and the required stockholder approval of VRM II.

Promptly after the effectiveness of the Merger, VRM II will cause the exchange agent to mail to each holder of record of VRM I common stock a letter of transmittal with instructions on how to exchange VRM I common stock certificates for certificates representing shares of VRM II common stock. Upon surrender of a certificate for cancellation to the exchange agent, together with such letter of transmittal properly completed, each VRM I stockholder will be entitled to receive a certificate representing that number of whole shares of VRM II common stock and a cash payment instead of fractional shares, if any, plus dividends, if any, which that stockholder is entitled to receive in the Merger. VRM I stock certificates will then be cancelled. Alternatively, and at the option of VRM II, such whole shares of VRM II common stock may be issued and delivered in electronic format in accordance with the past practices of VRM II. No interest will be paid or accrued on any cash payable instead of fractional shares or on any unpaid dividends payable to holders of certificates previously representing VRM I common stock. VRM I stockholders should not enclose stock certificates with their proxy cards.

Governance

According to the terms of the Merger Agreement, immediately following effectiveness of the Merger, Roland M. Sansone will resign from the VRM II board of directors and the VRM II board of directors will elect Daryl C. Idler, Jr. as a director of VRM II to fill the vacancy created thereby. Mr. Idler is currently a member of the board of directors of VRM I. The articles of merger will provide that the directors of Merger Sub immediately prior to effectiveness of the Merger will be the directors of the Surviving Corporation upon effectiveness of the Merger.

Representations and Warranties

The parties have made customary representations and warranties to each other in the Merger Agreement, many of which are qualified by materiality or material adverse effect.

“Material adverse effect” is defined in the Merger Agreement generally to mean a change or event that, individually or in the aggregate, has a material adverse effect on the business, properties, financial condition or results of operations of a party and its subsidiaries or prevents the consummation by the party of the Merger; except that the definition of material adverse effect excludes (a) any adverse effect that is attributable to the negotiation, execution, delivery, announcement or pendency of the Merger Agreement or the Merger, (b) any adverse effect attributable to conditions affecting any industry of the party or the U.S. economy or financial or capital markets generally, except to the extent that such conditions have a substantially disproportionate impact on the party relative to other comparable businesses, (c) any adverse effect that may arise from compliance with the terms of the Merger Agreement, (d) any changes in laws after the date of the Merger Agreement, (e) any changes in generally accepted accounting principles after the date of the Merger Agreement, (f) any acts of God or national or international political or social conditions, including engagement by any country in hostilities, (g) any change in the market price or trading volume of a party’s common stock, and (h) any adverse effect arising out of legal claims or proceedings made by a party’s stockholders related to the Merger Agreement or the transactions contemplated thereby.

The representations and warranties of VRM I and VRM II to each other in the Merger Agreement relate to, among other topics, the following:

•	organization, standing and corporate power;

•	ownership of subsidiaries;

•	capital structure;

•	authority relative to the execution and delivery of the Merger Agreement, and the execution, delivery and enforceability of the Merger Agreement;

•	absence of conflicts with, or violations of, organizational documents and other agreements or obligations and required consents;

•	governmental filings and consents in relation to the Merger Agreement;

•	possession of all authorizations, licenses, permits and other approvals required to conduct business and compliance with laws;

•	their filings with the SEC and their financial statements;

•	the accuracy of information supplied or to be supplied for use in this joint proxy statement/prospectus;

•	absence of certain changes and events from the end of the most recently completed fiscal year of a party to the date of execution of the Merger Agreement;

•	employee benefit plans and employment matters;

•	tax matters;

•	material contracts;

•	absence of certain litigation;

•	environmental matters;

•	intellectual property matters;

•	maintenance of insurance coverage;

•	owned and leased real property;

•	certain related party transactions;

•	possession of applicable licenses and compliance with legal requirements related to the commercial real estate loan business;

•	opinions from financial advisors; and

•	broker’s fees payable in connection with the Merger.

The Merger Agreement also contains certain representations and warranties of VRM II with respect to its wholly owned subsidiary, Merger Sub, including its lack of prior business activities.

None of the representations and warranties made in the Merger Agreement will survive closing of the Merger.

Certain Covenants

Interim Operation of the Parties. Each of VRM I and VRM II has undertaken certain covenants in the Merger Agreement regarding the conduct of its respective businesses between the date of the Merger Agreement and the effective time of the Merger. In general, each of VRM I and VRM II has agreed that, unless the other party agrees otherwise, it will (a) conduct its operations in the ordinary course of business consistent with past practice and (b) use commercially reasonable efforts to preserve its current business relationships.

More specifically, each of VRM I and VRM II has agreed to various restrictions relating to the conduct of its business between the date of the Merger Agreement and the effective time of the Merger, including that it will not do the following (subject to exceptions specified in the Merger Agreement or previously disclosed in writing to the other party as provided in the Merger Agreement) without the prior written consent of the other party:

•	amend its charter or bylaws or the similar organizational or governance documents of its subsidiaries;

•

issue, sell, transfer or encumber shares of stock or other equity interests in itself or any of its subsidiaries, or any securities convertible or exercisable for any such stock or other equity interests;

•

sell, pledge, transfer, lease, license or encumber any material property or assets of itself or any of its subsidiaries, except pursuant to existing contracts or commitments or in the ordinary course of business;

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authorize, declare or pay any dividend or other distribution with respect to any of its stock, except for distributions reasonably necessary to maintain its status as a real estate investment trust under the Internal Revenue Code with respect to prior years;

•	reclassify, combine, split, subdivide or redeem any of its stock or other equity interests or securities;

•

except in connection with loan or real property transactions in which both VRM I and VRM II participate, (a) acquire any interest in any entity or assets, other than acquisitions of assets in the ordinary course of business and other acquisitions for consideration not in excess of $100,000 or, in the aggregate, not in excess of $200,000, (b) incur any indebtedness, except for indebtedness incurred in the ordinary course of business or other indebtedness with the maturity of not more than one year in a principal amount not, in the aggregate, in excess of $100,000, (c) terminate or make any material change in certain specified material contracts, (d) make any capital expenditure except pursuant to agreed to budgets, and other capital expenditures not, in the aggregate, in excess of $100,000;

•	adopt any plan, program agreement or arrangement for compensation or benefits to any officers or employees;

•

pre-pay any long-term debt, except in the ordinary course of business in an amount not to exceed $200,000 in the aggregate, or pay or discharge any claims, liabilities or obligations, except in the ordinary course of business and in accordance with their terms;

•	make any material change in accounting policies or procedures except as required by generally accepted accounting principles or a governmental entity or as recommended by its independent auditors;

•	waive release, settle or compromise any material claims or material litigation; make any material tax election or settle or compromise any liability for federal, state or local taxes;

•	take any action that would prevent the Merger from qualifying as a reorganization;

•	write up, write down or write off the book value of any assets in excess of $100,000, except as required by law or generally accepted accounting principles;

•	amend or take any action under the rights agreement between it and the rights agent;

•

take any action to exempt any person or entity (other than the other parties to the Merger Agreement) from any state takeover law that limits or restricts business combinations with it or the ability to acquire or vote shares of its stock; or

•	authorize or enter into any agreement to do any of the above-listed actions.

Stockholders Meetings. VRM I has agreed to call and hold, as promptly as practicable, a special meeting of its stockholders to vote on approval of the Merger. VRM I has agreed to use its commercially reasonable best efforts to hold that meeting as soon as practicable after the date on which the registration statement of which this joint proxy statement/prospectus is a part becomes effective.

VRM II has agreed to call and hold, as promptly as practicable, a meeting of its stockholders to vote on approval of the issuance of shares of VRM II common stock pursuant to the Merger. VRM II has agreed to use its commercially reasonable best efforts to hold that meeting as soon as practicable after the date on which the registration statement of which this joint proxy statement/prospectus is a part becomes effective.

No Solicitation of Alternative Transactions. Each of VRM I and VRM II is subject to substantially identical non-solicitation provisions in the Merger Agreement.

“Acquisition proposal” is defined in the Merger Agreement to mean, with respect to VRM I or VRM II, any bona fide offer or proposal, other than the Merger, concerning any (a) merger, consolidation, business combination or similar transaction involving it, (b) sale, lease or other disposition by merger, business combination, joint venture or otherwise of assets of it representing 20% or more of its consolidated assets, (c) issuance or sale (including by way of merger, business combination, joint venture or any similar transaction) of equity interests representing 20% or more of the voting power of it, or (d) transaction in which any person or group would acquire beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the voting power of it. A “superior proposal” is defined in the Merger Agreement to mean, with respect to VRM I or VRM II, an acquisition proposal (for this purpose, substituting “50%” for each reference to “20%” in the description of “acquisition proposal” above) made by a third party which, in the good faith judgment of the applicable board of directors, would, if consummated, result in a transaction more favorable to the entity’s stockholders than the Merger, taking into account such factors as the applicable board of directors deems appropriate including the identity of the third party making the acquisition proposal and the legal, financial, regulatory and other aspects of the acquisition proposal and the Merger Agreement, including any conditions to the acquisition proposal.

Each of VRM I and VRM II has agreed that, from the time of execution of the Merger Agreement until completion of the Merger, it will not (a) directly or indirectly solicit, initiate or knowingly encourage an acquisition proposal involving it, (b) enter into any agreement or agreement in principle with respect to an acquisition proposal involving it, or (c) engage in any negotiations or discussions regarding, or furnish or disclose to any third party any non-public information with respect to, an acquisition proposal involving it. If, however, prior to receipt of the VRM I stockholder approval and the VRM II stockholder approval, as applicable, VRM I or VRM II receives a bona fide acquisition proposal that was not solicited in violation of the covenants of the Merger Agreement and that the applicable party’s board of directors, or a committee thereof, determines in good faith constitutes, or could reasonably be expected to lead to, a superior proposal, then VRM I or VRM II, as applicable, may provide access to its properties, contracts, personnel, books and records and furnish information with respect to it (subject to a customary confidentiality agreement) to the person making the acquisition proposal and participate in negotiations with the person making the acquisition proposal.

Changes in Board Recommendations. Each of VRM I’s board of directors and VRM II’s board of directors, or in each case any committee thereof, may (a) withdraw or modify its recommendation to the VRM I stockholders or the VRM II stockholders, as applicable, (b) approve, recommend or adopt a superior proposal involving VRM I or VRM II as applicable, and (c) enter into an agreement regarding a superior proposal, if the board of directors, or any committee thereof, has determined in good faith that the failure to take such action is likely to be inconsistent with the duties of the board of directors. The Merger Agreement provides that a party will give the other party three business days prior written notice of its intention to approve or recommend a superior proposal or to enter into an agreement regarding a superior proposal and will consider in good faith any changes or revisions to the Merger Agreement proposed by the other party in order to assure that the superior proposal would still constitute a superior proposal if such changes were to be given effect.

The Merger Agreement requires that the parties promptly notify each other of the receipt of any acquisition proposal and the material terms of the proposal and to keep the other party informed of the status, including any material change to the terms, of any acquisition proposal.

Efforts to Complete the Merger. Each of VRM I and VRM II has agreed to use commercially reasonable best efforts to:

•	take all appropriate actions and do all things necessary or advisable under applicable law or otherwise to consummate the transactions contemplated by the Merger Agreement as promptly as practicable;

•

obtain from any governmental entity any consents, licenses or authorizations required to be obtained or made in connection with consummation of the transactions contemplated by the Merger Agreement; and

•	make all necessary filings and any other submissions with respect to the Merger Agreement and the Merger required under federal or state securities laws or any other applicable law.

Additionally, each of VRM I and VRM II has agreed to give any notices to third parties and use all commercially reasonable efforts to obtain any third party consents necessary or advisable to consummate the transactions contemplated by the Merger Agreement or required to prevent a material adverse effect after effectiveness of the Merger.

Indemnification of Directors and Officers. VRM II has agreed in the Merger Agreement that the indemnification obligations set forth in VRM I’s charter and bylaws will survive the Merger and will not be amended or repealed for six years after the effective date of the Merger in any manner that would adversely affect the rights of any director, officer, employee or agent of VRM I, unless such amendment is required by law. VRM II has agreed that, for six years from the effectiveness of the Merger, it will indemnify and hold harmless each director, officer, employee or agent of VRM I or any subsidiary of VRM I against any costs or expenses, judgments, fines, losses, claims, settlements, damages or liabilities incurred in connection with any actual or threatened claim, suit, proceeding or investigation arising out of or pertaining to the fact that the person is or was an officer, director, employee or agent of VRM I or any subsidiary of VRM I.

The parties have agreed that VRM I will purchase a six-year prepaid (or “tail”) insurance policy that is reasonably acceptable to VRM II and comparable in all material respects to the coverage contained in the policies of directors’ and officers’ liability insurance maintained by VRM I on the date of the Merger Agreement.

Conditions to the Merger

The obligations of VRM I and VRM II to complete the Merger are subject to the satisfaction of the following conditions:

•	the effectiveness of the registration statement of which this joint proxy statement/ prospectus forms a part under the Securities Act;

•	the approval of VRM I’s stockholders of the Merger;

•	the approval of VRM II’s stockholders of the issuance of VRM II common stock in the Merger;

•	the absence of any applicable law, decree, judgment, injunction or other order of a governmental entity in effect that would prevent or prohibit the Merger;

•	the receipt of all consents and approvals of, and filings with and notices to, any governmental entity required in connection with the Merger, other than filing articles of merger with the SDAT;

•	the approval of the listing on the NASDAQ Global Market of the shares of VRM II to be issued in the Merger; and

•	the receipt by each party of an opinion of that party’s counsel to the effect that the Merger will qualify as a “reorganization” under the Internal Revenue Code.

In addition, each of VRM I’s and VRM II’s obligations to effect the Merger is subject to satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the other party being true and correct, subject to an overall material adverse effect qualification;

•	the other party having performed or complied in all material respects with its agreements to be performed on or prior to the effective time of the Merger;

•

the absence, since the day of the Merger Agreement, of any event or development that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the other party; and

•

the absence of any action or claim before any governmental entity, or the threat thereof, if an unfavorable injunction, judgment or ruling would prevent consummation of the Merger or materially and adversely affect the right of VRM II to own and operate VRM I.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the effective time of the Merger, even after requisite approvals of the VRM I stockholders and the VRM II stockholders, under the following circumstances:

•	by mutual written consent of VRM I and VRM II;

•

by either of VRM I or VRM II if the Merger is not completed by December 31, 2012, but not by a party whose failure to fulfill any obligation under the Merger Agreement has been the cause of the failure of the Merger to occur;

•	by either VRM I or VRM II if any governmental entity issues an order or ruling or takes any other action permanently restraining or prohibiting the Merger;

•

by VRM I if, prior to approval of the Merger by the VRM I stockholders, the VRM I board of directors (or any committee thereof) has received a superior proposal and determines that the failure to accept it is reasonably likely to be inconsistent with;

•

by VRM II if, prior to approval by the VRM II stockholders of the issuance of shares of VRM II common stock in the Merger, the board of directors of VRM II (or any committee thereof) has received a superior proposal and has determined in good faith that the failure to accept the proposal is reasonably likely to be inconsistent with its duties;

•	by either VRM I or VRM II if the approval of the Merger is not obtained at the VRM I stockholders’ meeting at which a vote on the Merger is taken;

•

by either VRM I or VRM II if the approval by the VRM II stockholders of the issuance of shares of VRM II common stock in the Merger is not obtained at the VRM II stockholders’ meeting at which a vote on the issuance is taken;

•

by VRM II if, prior to the approval of the Merger by the VRM I stockholders, the VRM I board of directors approves or recommends a superior proposal or recommends that the VRM I stockholders approve or accept an acquisition proposal;

•

by VRM I if, prior to approval by the VRM II stockholders of the issuance of shares of VRM II common stock in the Merger, the VRM II board of directors, or a committee thereof, has approved or recommended a superior proposal or approves or recommends that the VRM II stockholders approve or accept an acquisition proposal;

•

by VRM II if any representation or warranty of VRM I fails to be true or upon a breach of any covenant or agreement of VRM I, such that the misrepresentation or breach is not capable of being cured by December 31, 2012 or VRM I is not attempting to cure, and such misrepresentation or breach would cause the conditions to VRM II’s obligations to complete the Merger not to be satisfied;

•

by VRM I if any representation or warranty of VRM II fails to be true or upon a breach of any covenant or agreement of VRM II, such that the misrepresentation or breach is not capable of being cured by December 31, 2012 or VRM II is not attempting to cure, and such misrepresentation or breach would cause the conditions to VRM I’s obligations to complete the Merger not to be satisfied;

•	by VRM II if there has occurred a material adverse effect with respect to VRM I and it has not been cured; and

•	by VRM I if there has been a material adverse effect with respect to VRM II and it has not been cured.

Payment of Expenses

Except for the agreement of each party to reimburse the other for expenses under certain circumstances after termination of the Merger Agreement, the expenses incurred by each party in connection with the transactions contemplated by the Merger Agreement will be borne by that party, provided that each of VRM I and VRM II will pay one-half of the expenses related to printing, filing and mailing this joint proxy statement/prospectus and the registration statement of which it is a part and all SEC and other regulatory filing fees incurred in connection with the registration statement and proxy statement.

If VRM I terminates the Merger Agreement because the board of directors of VRM I, or any committee thereof, has determined to pursue a superior proposal, if the VRM I stockholders have not voted to approve the Merger at the VRM I stockholders meeting, if the VRM I board of directors, or committee thereof, has amended or modified its recommendation to the VRM I stockholders to vote for the Merger or has approved or recommended that the VRM I stockholders approve an acquisition proposal, or if VRM II has terminated the Merger Agreement because the conditions to the obligations of VRM II that the representations and warranties of VRM I be true and that VRM I will have satisfied its covenants and agreements in the Merger Agreement are not satisfied, then VRM I will pay VRM II an amount equal to VRM II’s expenses, up to $500,000.

If VRM II terminates the Merger Agreement because the board of directors of VRM II, or any committee thereof, has determined to pursue a superior proposal, if the VRM II stockholders have not voted to approve the Merger at the VRM II stockholders meeting, if the VRM II board of directors, or committee thereof, has amended or modified its recommendation to the VRM II stockholders to vote for the Merger or has approved or recommended that the VRM II stockholders approve an acquisition proposal, or if VRM I has terminated the Merger Agreement because the conditions to the obligations of VRM I that the representations and warranties of VRM II be true and that VRM II will have satisfied its covenants and agreements in the Merger Agreement are not satisfied, then VRM II will pay VRM I an amount equal to VRM I’s expenses, up to $500,000.

Amendments and Waivers

The Merger Agreement may be amended by the parties at any time before or after receipt of the requisite approvals by the VRM I stockholders and the VRM II stockholders. However, after approval of the Merger by the stockholders of VRM I, no amendment may be made without further stockholder approval if applicable law would require further approval by the stockholders.

At any time prior to the effective time of the Merger, either party may extend the time for performance of obligations of the other party, waive any inaccuracies of the representations and warranties of the other party and waive compliance by the other party with any of the agreements contained in the Merger Agreement.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names, ages as of December 3, 2012, and positions of the individuals who serve or who VRM II expects to serve as directors and executive officers of VRM II immediately following the Merger:

Name	Age	Title

Michael V. Shustek	53	President, Chief Executive Officer and Director
Eric Bullinger	42	Chief Financial Officer
Robert J. Aalberts	61	Director
John E. Dawson	54	Director
Daryl C. Idler Jr.[1]	68	Director
Fredrick J. Zaffarese Leavitt	41	Director

The following table sets forth the names, ages as of December 3, 2012, and positions of the individuals who serve or who VRM II expects to serve as directors and executive officers and certain significant employees of Vestin Group, Vestin Originations, Vestin Mortgage, and other specified affiliates, immediately following the Merger:

Name	Age	Title

Michael V. Shustek	53	President, Chief Executive Officer and Chairman of the Board of Vestin Group, Inc. and Vestin Origination, Inc.; Chief Executive Officer and Managing Member of Vestin Mortgage; Manager of MVP Group, LLC (the manager of Advant Mortgage, LLC)
Eric Bullinger(1)	42	Chief Financial Officer of Vestin Mortgage
Michael J. Whiteaker	62	Vice President of Regulatory Affairs

(1)	During April 2009, VRM II entered into an accounting services agreement with Strategix Solutions, LLC (“Strategix Solutions”), a Nevada limited liability company, for the provision of accounting and financial reporting services. Strategix Solutions also provides accounting and financial reporting services to VRM I and Fund III. VRM II’s CFO and other members of VRM II’s accounting staff are employees of Strategix Solutions. Strategix Solutions is managed by LL Bradford and Company, LLC (“LL Bradford”), a certified public accounting firm that has provided non-audit accounting services to VRM II. The principal manager of LL Bradford was a former officer of VRM II’s manager from April 1999 through January 1, 2005. Strategix Solutions is owned by certain partners of LL Bradford, none of whom are currently or were previously officers of VRM II’s manager. As of December 31, 2011, Strategix Solutions dedicates to VRM II a total of three employees, including Eric Bullinger, who is VRM II’s CFO.

Michael V. Shustek has been a director of our manager, Vestin Mortgage, LLC, and Chairman of the board of directors, Chief Executive Officer and a director of Vestin Group since April 1999 and a Director and CEO of VRM II and Vestin Realty Mortgage I, Inc. (“VRM I”) since January 2006. In February 2004, Mr. Shustek became the President of Vestin Group. Mr. Shustek also serves on the loan committee of Vestin Mortgage, LLC, and its affiliates. In 2003, Mr. Shustek became the Chief Executive Officer of Vestin Mortgage, LLC. In 1995, Mr. Shustek founded Del Mar Mortgage, and has been involved in various aspects of the real estate industry in Nevada since 1990. In 1993, he founded Foreclosures of Nevada, Inc., a company specializing in non-judicial foreclosures. In 1993, Mr. Shustek also started Shustek Investments, a company that originally specialized in property valuations for third-party lenders or investors.

[1]	In connection with the Merger, it is expected that Mr. Daryl C. Idler Jr., currently a member of the board of directors of VRM I, will replace Mr. Roland Sansone on the board of directors of VRM II.

In 1997, Mr. Shustek was involved in the initial founding of Nevada First Bank, with the largest initial capital base of any new state charter in Nevada’s history. Mr. Shustek has co-authored two books, entitled “Trust Deed Investments,” on the topic of private mortgage lending, and “If I Can Do It, So Can You.” Mr. Shustek is a guest lecturer at the University of Nevada, Las Vegas, where he also has taught a course in Real Estate Law and Ethics. Mr. Shustek received a Bachelor of Science degree in Finance at the University of Nevada, Las Vegas. As VRM II’s founder and CEO, Mr. Shustek is highly knowledgeable with regard to VRM II’s business operations and loan portfolio. In addition, his participation on the Board of Directors is essential to ensure efficient communication between the Board and management.

Eric Bullinger was appointed as VRM II’s Chief Financial Officer (CFO) on January 21, 2011. In addition, Mr. Bullinger was appointed as the Chief Financial Officer of Vestin Realty Mortgage I, Inc. (“VRM I”) and the equivalent of the Chief Financial Officer of Vestin Fund III, LLC. Mr. Bullinger’s services are furnished to VRM II pursuant to an accounting services agreement entered into by Vestin Mortgage, LLC, and Strategix Solutions. Strategix Solutions is managed by LL Bradford, a certified public accounting firm, and provides accounting and financial reporting services on VRM II’s behalf. Mr. Bullinger is a Certified Public Accountant and has worked for LL Bradford for approximately 12 years. Mr. Bullinger has overseen various audit engagements of public and private companies. He received a Bachelor of Business Administration degree in Accounting from the University of Wyoming.

Michael J. Whiteaker has been Vice President of Regulatory Affairs since May 1999. Mr. Whiteaker is experienced in the banking and finance regulatory fields, having served with the State of Nevada, Financial Institution Division from 1982 to 1999 as its Supervisory Examiner, responsible for the financial and regulatory compliance audits of all financial institutions in Nevada. Mr. Whiteaker has worked extensively on matters pertaining to both state and federal statutes, examination procedures, policy determination and credit administration for commercial and real estate loans. From 1973 to 1982, Mr. Whiteaker was Assistant Vice President of Nevada National Bank, responsible for a variety of matters including loan review. Mr. Whiteaker has previously served on the Nevada Association of Mortgage Brokers, Legislative Committee and is a past member of the State of Nevada, Mortgage Advisory Council.

Independent Directors of Vestin Realty Mortgage II

Robert J. Aalberts was a director of Vestin Group from April 1999 to December 2005. He has been a member of VRM II’s board of directors since January 2006 and was a director for VRM I from January 2006 until he resigned in January 2008. In March 2009, Mr. Aalberts was appointed to replace Mr. Micone, who resigned from VRM I’s Board. Since 1991, Professor Aalberts has held the Ernst Lied Professor of Legal Studies professorship in the College of Business at the University of Nevada, Las Vegas. From 1984 to 1991, Professor Aalberts was an Associate Professor of Business Law at Louisiana State University in Shreveport, Louisiana. From 1982 through 1984, he served as an attorney for Gulf Oil Company. Professor Aalberts has co-authored a book relating to the regulatory environment, law and business of real estate; including Real Estate Law (7th Ed. (2009) 6th Ed. (2006)) published by the Thomson/West Company. He is also the author of numerous legal articles, dealing with various aspects of real estate, business and the practice of law. Since 1992, Professor Aalberts has been the Editor-in-chief of the Real Estate Law Journal. Professor Aalberts received his Juris Doctor degree from Loyola University, in New Orleans, Louisiana, a Masters of Arts from the University of Missouri, Columbia, and received a Bachelor of Arts degree in Social Sciences, Geography from the Bemidji State University in Bemidji, Minnesota. He was admitted to the State Bar of Louisiana in 1982 (currently inactive status). Mr. Aalberts’ extensive knowledge of business and real estate law is a valuable resource for VRM II’s Board of Directors.

John E. Dawson was previously a director of Vestin Group from March 2000 to December 2005. He has been a member of VRM II’s board of directors since March 2007 and was a director for VRM I from March 2007 until he resigned in January 2008. Since 2005 Mr. Dawson has been a partner of the Las Vegas law firm of Lionel Sawyer & Collins. Previous to that, from 1995 to 2005, Mr. Dawson was a partner at the law firm of Marquis & Aurbach. Mr. Dawson received his Bachelor’s Degree from Weber State and his Juris Doctor from Brigham Young University. Mr. Dawson received his Masters of Law (L.L.M.) in Taxation from the University of San Diego in 1993. Mr. Dawson was admitted to the Nevada Bar in 1988 and the Utah Bar in 1989. Mr. Dawson’s legal knowledge, and his familiarity with the business and legal communities in Las Vegas, provide an important perspective as the Board addresses issues related to the management of VRM II’s loan portfolio and REO.

Daryl C. Idler Jr. has been President and Managing General Partner of Premier Golf Properties, LP, dba Cottonwood Golf Club in Rancho San Diego, California, since 2002 and a member of the VRM I board since January 2008. From 2000 to 2002, Mr. Idler was Executive Vice President and General Counsel to Global Axcess Corp. (GAXC). From 1973 to 2000, Mr. Idler practiced corporate and real estate law in California. Mr. Idler received his Bachelor’s Degree from the University of Redlands, California and his Juris Doctor from the University of San Diego School of Law. Mr. Idler has been an active member of the California Bar since 1973. Mr. Idler is a member of the board of directors of Sonshine Haven in El Cajon, California. In addition, Mr. Idler sits on the Board of Trustees and Board of Administration for Skyline Wesleyan Church in La Mesa, California. Mr. Idler served in the United States Navy Reserve from 1966 to 1973, with active service from 1967 to 1969. Mr. Idler’s legal knowledge, and his familiarity with the business and legal communities in California, provide an important perspective as the Board addresses issues related to the management of VRM II’s loan portfolio and real estate held for sale (“REO”). In connection with the Merger, it is expected that Mr. Idler will replace Mr. Roland Sansone on the Board of VRM II.

Fredrick J. Zaffarese Leavitt was a director for Vestin Group from November 2004 to December 2005. He has been a member of VRM II’s board of directors since January 2006 and was a director for VRM I from January 2006 until he resigned in January 2008. Since August of 1993 Mr. Zaffarese Leavitt has been an accountant for the United States Department of the Interior where his responsibilities include the review and audit of various states, local and municipality governments for compliance with federal laws and regulations as well as preparation of financial statements for Executive Branch and Congressional review. Additionally, Mr. Zaffarese Leavitt sits on various audit committees involving the utility industry. Mr. Zaffarese Leavitt is a CPA and a graduate of University of Nevada Las Vegas. The Board also determined that Mr. Zaffarese-Leavitt meets the audit committee financial expert requirements of NASDAQ Marketplace Rule 4350(d)(2)(A). Mr. Zaffarese Leavitt’s experience as an accountant provides the Board with an important perspective on financial reporting and internal controls.

Board Composition

VRM II’s board of directors is authorized to have up to 15 directors. VRM II’s board of directors is currently comprised of five directors. In accordance with VRM II’s articles of charter and bylaws, VRM II’s board of directors is divided into three classes, class I, class II and class III, with each class serving staggered three-year terms. The members of the classes are divided as follows:

•	The class I director is Mr. Zaffarese Leavitt, and his term will expire at the 2013 annual meeting of stockholders;

•	The class II directors are, or will be following the merger, Messrs. Dawson and Idler, and their terms will expire at the 2014 annual meeting of stockholders; and

•	The class III directors are Messrs. Aalberts and Shustek, and their terms will expire at the 2015 annual meeting of stockholders.

The authorized number of directors may be changed only by resolution of the board of directors. Any additional directors resulting from an increase in the number of directors will be distributed between the three classes so that, as nearly as possible, each class will consist of one third of the directors. This classification of VRM II’s board of directors may have the effect of delaying or preventing changes in VRM’s control or management. VRM II’s directors will hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal for cause by the affirmative vote of the holders of at least a majority of VRM II’s outstanding stock entitled to vote on election of directors.

Board Leadership

Michael V. Shustek serves as VRM II’s CEO and as the Chairman of VRM II’s Board of Directors. Mr. Shustek was the founder of VRM II and has served as its CEO since inception. VRM II’s Board of Directors believes that Mr. Shustek is best situated to serve as Chairman of the Board because he is the director most familiar with VRM II’s business and loan portfolio and is therefore best positioned to lead Board discussions relating to strategic priorities and opportunities. In this regard, the Board noted Mr. Shustek’s extensive experience in secured real estate lending and his familiarity with VRM II’s assets and operations. The Board of Directors believes that under these circumstances, the combined role of CEO and Chairman promotes effective strategy development and execution.

VRM II has not appointed a lead independent director, viewing this position as unnecessary given the small size of VRM II’s Board of Directors. However, Mr. Zaffarese Leavitt generally chairs executive sessions of VRM II’s independent directors.

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews and assesses information regarding the Company’s credit, liquidity and operations, including the risks associated with each. The Board works closely with management to: (i) identify and evaluate risks; (ii) ensure the Company’s risk management policies are consistent with its business strategy; and (iii) assess strategies for mitigating potential risks. The Nominating Committee manages risks associated with the structure and composition of the Board. The Audit Committee oversees management of financial risks. The Compensation Committee is responsible for overseeing the management of risks relating to compensation paid to our Manager, Vestin Mortgage, LLC. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through relevant committee reports about such risks. The Board’s role in risk oversight had no effect on the Board’s leadership structure.

Board Committees

VRM II’s board of directors has appointed an audit committee, a nominating committee and a compensation committee. There are no family relationships among any of VRM II’s directors or executive officers.

Audit Committee

Fredrick J. Zaffarese Leavitt (Chairman)

Robert J. Aalberts

Roland M. Sansone (who is expected to be replaced by Daryl C. Idler, Jr. in connection with the closing of the Merger)

Compensation Committee

Robert J. Aalberts (Chairman)

Roland M. Sansone (who is expected to be replaced by Daryl C. Idler, Jr. in connection with the closing of the Merger)

Fredrick J. Zaffarese Leavitt

Nominating Committee

Roland M. Sansone (Chairman) (who is expected to be replaced by Daryl C. Idler, Jr. in connection with the closing of the Merger)

Robert J. Aalberts

Fredrick J. Zaffarese Leavitt

Special Committee

Fredrick J. Zaffarese Leavitt (Chairman)

Roland Sansone (who is expected to be replaced by Daryl C. Idler, Jr. in connection with the closing of the Merger)

John Dawson

Audit committee – The Audit Committee is responsible for the appointment, compensation, retention and oversight of the Company’s independent accountants. In addition, the Audit Committee reviews with the Company’s management and its independent accountants financial information that will be provided to stockholders and others, the systems of internal controls which management and VRM II’s board of directors have established and VRM II’s audit and financial reporting processes. The Audit Committee operates under a written Audit Committee Charter adopted by VRM II’s board of directors, which is available at http://www.vestinrealtymortgage2.com/ VRT_About/CommitteeCharters.aspx. VRM II’s Audit Committee, consisting of Mr. Zaffarese Leavitt (chair), Mr. Aalberts and Mr. Sansone, met in February 2012 in connection with the audit of VRM II’s 2011 financial statements. VRM II’s Audit Committee oversees VRM II’s accounting and financial reporting processes, internal systems of control, independent auditor relationships and the audits of VRM II’s financial statements. This committee’s responsibilities include, among other things:

•	Selecting and hiring VRM II’s independent auditors;

•	Evaluating the qualifications, independence and performance of VRM II’s independent auditors;

•	Approving the audit and non-audit services to be performed by VRM II’s independent auditors;

•	Reviewing the design, implementation, adequacy and effectiveness of VRM II’s internal controls and VRM II’s critical accounting policies;

•

Overseeing and monitoring the integrity of VRM II’s financial statements and VRM II’s compliance with legal and regulatory requirements as they relate to financial statements or accounting matters; and

•	Reviewing with management and VRM II’s auditors any earnings announcements and other public announcements regarding VRM II’s results of operations.

VRM II’s independent auditors and internal financial personnel regularly meet privately with VRM II’s audit committee and have unrestricted access to this committee. VRM II’s Audit Committee currently consists of Mr. Zaffarese Leavitt, Mr. Aalberts and Mr. Sansone (who is expected to be replaced by Daryl C. Idler, Jr. in connection with the closing of the Merger). VRM II’s board of directors has determined that each of these directors meet the independence standards for audit committee members, including under the Nasdaq listing standards, and that Mr. Zaffarese Leavitt meets the financial expertise requirements set forth in Section 407 of the Sarbanes Oxley Act of 2002.

Nominating Committee – VRM II’s Nominating Committee was formed to assist VRM II’s board of directors by identifying individuals qualified to become directors. During fiscal 2011, the Nominating Committee, consisting of Mr. Sansone (chair), Mr. Zaffarese Leavitt and Mr. Aalberts, held one meeting. VRM II’s nominating committee currently consists of Mr. Sansone (who is expected to be replaced by Daryl C. Idler, Jr. in connection with the closing of the Merger), Mr. Zaffarese Leavitt and Mr. Aalberts.

The Nominating Committee operates under a charter adopted by VRM II’s board of directors, which is available at http://www.vestinrealtymortgage2.com/VRT_About/CommitteeCharters.aspx. Responsibilities of the Nominating Committee include, among other things:

•	Evaluating the composition, size, operations and governance of VRM II’s board of directors and making recommendations regarding future planning and the appointment of directors;

•	Evaluating the independence of VRM II’s directors and candidates for election to the Board; and

•	Evaluating and recommending candidates for election to VRM II’s board of directors.

Compensation Committee – VRM II’s Compensation Committee operates under a charter adopted by VRM II’s board of directors, which is available at http://www.vestinrealtymortgage2.com/VRT_About/CommitteeCharters.aspx. It was established to assist VRM II’s board of directors relating to compensation of the Company’s directors and its sole manager Vestin Mortgage and to produce as may be required an annual report on executive officer compensation. Subject to applicable provisions of VRM II’s bylaws and the Management Agreement with Vestin Mortgage, LLC, our Manager, the compensation committee is responsible for reviewing and approving compensation paid by us to Vestin Mortgage, LLC. On April 13, 2011, the compensation committee met and reaffirmed the directors’ fees of $500 per meeting and the Manager’s fee. VRM II’s compensation committee currently consists of Mr. Aalberts (chair), Mr. Zaffarese Leavitt and Mr. Sansone (who is expected to be replaced by Daryl C. Idler, Jr. in connection with the closing of the Merger), each of which is independent under Nasdaq listing standards.

Compensation Committee Interlocks and Insider Participation – No member of the Compensation Committee had a relationship that requires disclosure as a compensation committee interlock.

Special Committee – The Board of Directors of the Company has appointed a special committee to evaluate and negotiate a potential stock for stock merger with Vestin Realty Mortgage I, Inc. The special committee held 10 meetings in 2011. The compensation that is being paid to the special committee is $60,000 plus $750 per meeting to the Chairman of the committee and $22,500 plus $750 per meeting to the remaining members.

VRM II’s board of directors may establish other committees to facilitate the management of VRM II’s business.

Criteria for Selecting Directors

In evaluating candidates, the Nominating Committee will consider an individual’s business and professional experience, the potential contributions they could make to VRM II’s Board and their familiarity with VRM II’s business. The Nominating Committee will consider candidates recommended by VRM II’s directors, members of VRM II’s management team and third parties. The Nominating Committee will also consider candidates suggested by VRM II’s stockholders. VRM II does not have a formal process established for this purpose.

VRM II does not have a formal diversity policy with respect to the composition of VRM II’s Board of Directors. However, the Nominating Committee seeks to ensure that the Board of Directors is composed of directors whose diverse backgrounds, experience and expertise will provide the Board with a range of perspectives on matters coming before the Board.

Stockholders are encouraged to contact the Chair of the Nominating Committee if they wish the Committee to consider a proposed candidate. Stockholders should submit the names of any candidates in writing, together with background information about the candidate, and send the materials to the attention of Mr. Roland Sansone at the following address: 8880 W. Sunset Road, Suite 200, Las Vegas, NV 89148. Stockholders wishing to directly nominate candidates for election to the Board must provide timely notice in accordance with the requirements of VRM II’s Bylaws, between the 150th and 120th days prior to the anniversary of the date of mailing of the notice for the preceding year’s annual meeting of stockholders.

Code of Ethics

VRM II’s board of directors has adopted a Code of Business Conduct and Ethics that applies to all of VRM II’s directors, officers and employees of Vestin Mortgage, LLC, our Manager. The Code of Business Conduct and Ethics may be found on VRM II’s web site at http://www.vestinrealtymortgage2.com/VRT_About/GovernanceDocuments.aspx.

Director Compensation

VRM II’s non-employee directors are paid $500 for each board meeting attended in person or by telephone conference and $500 for each committee meeting attended in person or by telephone conference. Non-employee directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board and committees of the Board. Non-employee directors who served as members of the special committee received a one-time fee of $22,500 in 2011 as compensation and an additional $750 for each special committee meeting attended. The non-employee director who serves as chairman of the special committee received a fee of $30,000 in 2011 as compensation, a second fee of $30,000 in 2011 as compensation and an additional $750 for each special committee meeting attended.

Employee directors do not receive any compensation for serving as members of VRM II’s Board or any committee of VRM II’s Board.

Director Compensation in Fiscal 2011

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Michael V. Shustek	—	—	—	—	—	—	—
John E. Dawson	$32,000	—	—	—	—	—	$32,000
Robert J. Aalberts	$6,500	—	—	—	—	—	$6,500
Frederick J. Zaffarese Leavitt	$76,720	—	—	—	—	—	$76,720
Roland M. Sansone	$33,500	—	—	—	—	—	$33,500

Executive Compensation

No compensation is paid to VRM II’s executive officers. VRM II’s manager is paid a management (acquisition and advisory) fee of up to 0.25% of the amounts raised by VRM II and Fund II through the sale of shares or units. Payment of the management fee is reviewed by and subject to approval of VRM II’s Compensation Committee. For the year ended December 31, 2011, VRM II’s manager was paid approximately $1.1 million for its management services, which represented approximately 56% of the revenues received by VRM II’s manager and its affiliates in 2011.

Pursuant to VRM II’s management agreement, VRM II pays Vestin Mortgage, LLC, a fee which is calculated as a percentage of VRM II’s original capital contributions. In addition, VRM II may pay Vestin Mortgage, LLC or its affiliates for services rendered in selling properties acquired through foreclosure. VRM II also pays a fee to Strategix Solutions which is based upon the wages of the employees providing the services. VRM II has evaluated the risks entailed in these fee arrangements and VRM II does not believe that such risks are reasonably likely to have a material adverse effect upon the Company.

The manager and affiliates of VRM II also receive various fees from borrowers. Such fees may include origination fees as well as charges for servicing, extending or modifying their loans. VRM II is not a party to such fee arrangements and have no control over them. As discussed under Risk Factors, many of these fees are paid on an up-front basis and, as a result, could create an incentive for the manager and affiliates of VRM II to make or extend riskier loans. Funding risky loans could have a material adverse effect upon VRM II’s operating results and financial condition.

Except as specified about, VRM II’s independent directors receive $500 for each board meeting and committee meeting they attend, whether in person or by phone, and are reimbursed for travel expenses and other out-of-pocket costs of attending board and committee meetings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Security Ownership of Certain Beneficial Owners of VRM I

Shown below is certain information as of December 3, 2012, with respect to beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of shares of common stock by the only persons or entities known to VRM I to be a beneficial owner of more than 5% of the outstanding shares of common stock. Unless otherwise noted, the percentage ownership is calculated based on 6,340,859 shares of VRM I common stock as of December 3, 2012.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Vestin Realty Mortgage II, Inc. 8880 West Sunset Road, Suite 200 Las Vegas, NV 89148	Sole voting and investment power of 538,138 shares	8.5%

Michael V. Shustek 8880 West Sunset Road, Suite 200 Las Vegas, NV 89148	Sole voting and investment power of 616,002 shares	9.8%

He Zhengxu 5220 Belsera Court Reno, NV 89519	Shared voting and investment power of 506,317 shares	7.9%

The following table sets forth the total number and percentage of VRM I’s common stock beneficially owned as of December 3, 2012, by:

•	Each director;

•	VRM I’s chief executive officer, chief financial officer and the officers of VRM I’s manager who function as the equivalent of VRM I’s executive officers; and

•	All executive officers and directors as a group.

Unless otherwise noted, the percentage ownership is calculated based on 6,340,859 shares of VRM I’s total outstanding common stock as of December 3, 2012.

		Common Shares Beneficially Owned
Beneficial Owner	Address	Number	Percent

Michael V. Shustek (1)	8880 W. Sunset Road, Suite 200, Las Vegas, NV 89148	616,002	9.8%
Robert J. Aalberts (2)	311 Vallarte Drive Henderson, NV 89014	440	**
Donovan Jacobs	1347 Tavern Rd. #18, PMB201 Alpine, CA 91901	—	—
Kenneth A Seltzer	17 Candlewyck Dr. Henderson, NV 89052	—	—
Daryl C. Idler, Jr.	110 West C ST. Suite 1901 San Diego, CA 92101	—	—

All directors and executive officers as a group (5 persons)		616,442	9.8%

**	Less than one percent of VRM I’s total outstanding common stock.

(1)	Mr. Shustek is the Chief Executive Officer and managing member of Vestin Mortgage and owns, directly and indirectly, 97% of Vestin Mortgage. Mr. Shustek is the beneficial owner of 616,002 shares of VRM I’s common stock, representing approximately 9.7% of VRM I’s outstanding common stock based upon 6,340,859 shares of common stock outstanding at December 3, 2012. Mr. Shustek directly owns 516,002 shares of VRM I’s common stock (totaling 8.1%) of which he has sole voting and investment power and indirectly owns and has sole voting and investment power over, 100,000 shares of VRM I’s common stock (totaling 1.6%) through his ownership of Vestin Mortgage.
(2)	Except as otherwise indicated, and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

The information in the table above and in this footnote is based on a Schedule 13G filed with the SEC on February 1, 2011. The reporting person shared voting and dispositive power with respect to all 506,317 Shares held by such person.

Security Ownership of Certain Beneficial Owners of VRM II

Shown below is certain information as of December 3, 2012, with respect to beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of shares of common stock by the only persons or entities known to VRM II to be a beneficial owner of more than 5% of the outstanding shares of common stock. Unless otherwise noted, the percentage ownership is calculated based on 12,531,405 shares of VRM II’s common stock as of December 3, 2012.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Michael V. Shustek 8880 West Sunset Rd Ste 200 Las Vegas, NV 89148	Sole voting and investment power of 1,735,214 shares and shared voting and investment power of 75,097 shares	14.2%

The following table sets forth the total number and percentage of VRM II’s common stock beneficially owned as of December 3, 2012, by:

•	Each director;

•	VRM II’s chief executive officer, chief financial officer and the officers of VRM II’s manager who function as the equivalent of VRM II’s executive officers; and

•	All executive officers and directors as a group.

Unless otherwise noted, the percentage ownership is calculated based on 12,531,405 shares of VRM II’s total outstanding common stock as of December 3, 2012.

		Common Shares Beneficially Owned
Beneficial Owner	Address	Number	Percent

Michael V. Shustek (1)	8880 West Sunset Rd. Ste 200 Las Vegas, NV 89118	1,810,311	14.2%
John Dawson (2)(3)	1321 Imperia Henderson, NV 89052	25,487	**
Robert J. Aalberts (3)	311 Vallarte Dr. Henderson, NV 89014	189	**
Frederick J. Zaffarese Leavitt	P.O. Box 91683 Henderson, NV 89009	—	—
Roland M. Sansone	2310 E. Sunset Rd #8015 Las Vegas, NV 89119	—	—

All directors and executive officers as a group (5 persons)		1,835,987	14.4%

**	Less than one percent of VRM II’s total outstanding common stock.
(1)	Mr. Shustek is the Chief Executive Officer and managing member of Vestin Mortgage and owns, directly and indirectly, 97% of Vestin Mortgage. Mr. Shustek is the beneficial owner of 1,810,311 shares of VRM II’s common stock, representing approximately 14.2% of VRM II’s outstanding common stock (based upon 12,531,405 shares of common stock outstanding at December 3, 2012). Mr. Shustek directly owns 1,528,398 shares of VRM II’s common stock (totaling 12.0% and indirectly owns 92,699 shares of VRM II’s common stock (totaling 0.73% through his ownership of Vestin Mortgage. Mr. Shustek has economic benefit of and shares voting and dispositive power of 75,097 shares of VRM II’s common stock (totaling 0.59% owned by his spouse, of which 25,309 shares were acquired by her prior to their marriage. In addition, through his management powers as the sole board member of Fund III, Mr. Shustek has sole voting and dispositive power with respect to 114,117 (0.90%) shares owned by Fund III. Mr. Shustek indirectly owns 292,682 units of Fund III (specifically, he owns (a) 200,000 units through Shustek Investments, Inc., an entity he wholly owns, (b) 34,8566 units through InVestin Nevada, Inc. an entity he wholly owns; (c) 54,863 units through Vestin Mortgage; and (d) 2,963 units through his spouse). Mr. Shustek has sole voting and dispositive power with respect to shares owned directly by himself and with respect to shares owned by Vestin Mortgage.
(2)	Includes 5,416 shares held by the 12557 Limited Partnership, of which Mr. Dawson is the controlling general partner.
(3)	Except as otherwise indicated, and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF VRM I

AND STOCKHOLDERS OF VRM II

The rights of existing stockholders of VRM I are virtually identical to those of stockholders of VRM II. Following the Merger, your rights as a stockholder of VRM II will be substantially the same under the charter and bylaws of VRM II as your rights as a stockholder under the charter and bylaws of VRM I. For a discussion of the rights as a stockholder of VRM II, please refer to the “Description of VRM II Stock” beginning on page 89 and the “Material Provisions of Maryland Law and of VRM II’s Charter and Bylaws” on page 92.

CONFLICTS OF INTEREST

The Special Committee

The Boards of each of VRM I and VRM II have appointed a special committee to enter into negotiations with the other regarding this proposed stock-for-stock merger. In furtherance of the proposed merger, VRM I engaged Milestone Merchant Partners, LLC as its financial advisor and Miles and Stockbridge, P.C. as counsel to VRM I’s special committee. Similarly, VRM II engaged EdgeRock Realty Advisors, LLC as its financial advisor and Latham & Watkins LLP as counsel to VRM II’s special committee. Non-employee VRM I and VRM II directors who served as members of the special committee were reimbursed for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of their respective special committees. Non-employee VRM I directors who served as members of the special committee received a one-time fee of $17,500 in 2011 as compensation and an additional $750 for each special committee meeting attended. Non-employee VRM II directors who served as members of the special committee were reimbursed for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of their respective special committees. Non-employee VRM I directors who served as members of the special committee received a one-time fee of $30,000 in 2011 as compensation and an additional $750 for each special committee meeting attended.

The Manager

Michael V. Shustek is the Chairman, Secretary, Chief Executive Officer and President of each of VRM I and VRM II. Mr. Shustek is also the Chief Executive Officer and managing member of VRM II’s Manager, Vestin Mortgage, LLC, and VRM Management LLC, which will become VRM II’s manager if the proposal to change managers is approved. Mr. Shustek owns, either directly or indirectly, 97% of Vestin Mortgage, LLC, and 90% of VRM Management LLC. Regardless of whether Vestin Mortgage, LLC, or VRM Management LLC serves as VRM II’s manager, there will be no effect on the fees VRM II pays to the manager and VRM II will not pay any compensation to Mr. Shustek. Mr. Shustek will only receive compensation from VRM II’s manager for his services as VRM II’s Secretary, Chief Executive Officer and President.

Certain Beneficial Owners

As of the record date, Mr. Shustek is the beneficial owner of 616,002 shares of VRM I common stock, representing approximately 9.8% of VRM I’s outstanding common stock (based upon 6,340,859 shares of common stock outstanding at December 3, 2012). In addition, Mr. Shustek is also the beneficial owner of 1,810,311 shares of VRM II common stock, representing approximately 14.2% of VRM II’s outstanding common stock (based upon 12,531,405 shares of common stock outstanding at December 3, 2012). Upon consummation of the merger, Mr. Shustek will be the beneficial owner of 1,810,311 shares of VRM II common stock, representing approximately 10% of VRM IIs outstanding common stock (based upon 17,289,603 shares of common stock outstanding immediately upon consummation of the merger).

All other management with security ownership interests will either be diluted upon consummation of the Merger or will hold less than one percent of total outstanding common stock of VRM II.

DESCRIPTION OF VRM II STOCK

The following summary of the material features of VRM II stock is subject to, and qualified in its entirety by, the provisions of the charter and bylaws of VRM II and other applicable law. See “Comparison of Rights of Stockholders of VRM I and Stockholders of VRM II” beginning on page 87 for further information. References in this section to the “Company”, “we”, “us” or “our” refer to Vestin Realty Mortgage II, Inc.

General

Our charter provides that we may issue up to 100,000,000 shares of our common stock, $0.0001 par value per share, and 1,000,000 shares of preferred stock, $0.0001 par value per share, all of which has been designated “Series A Junior Participating Cumulative Redeemable Preferred Stock,” or Series A preferred stock. Our charter authorizes our board of directors to increase or decrease the number of authorized shares of common stock, but not preferred stock, without stockholder approval. Upon completion of the Merger, based on the number of shares outstanding on the record date, [ — ] shares of our common stock and no shares of Series A preferred stock will be issued and outstanding. Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations.

Common Stock

All outstanding shares of our common stock are duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock, holders of shares of our common stock are entitled to receive distributions on such shares if, as and when authorized by our board of directors out of assets legally available therefor and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all debts and liabilities of our company.

Except as may be otherwise specified therein with respect to any class or series of common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares possess the exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of our common stock generally have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Shares of our common stock have equal distribution, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by our board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides that these actions may be taken if declared advisable by a majority of our board of directors and approved by the vote of a majority of the votes entitled to be cast on the matter. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. In addition, because operating assets may be held by a corporation’s subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of such assets without a vote of our stockholders.

Preferred Stock

All of our one million (1,000,000) authorized shares of preferred stock have been designated as Series A preferred and may only be issued in accordance with the terms and conditions of the stockholders’ rights plan discussed immediately below.

Stockholders’ Rights Plan

Pursuant to our stockholders’ rights plan, each share of common stock evidences the right to purchase from us one one-thousandth of a share of Series A preferred stock, or a share of Series A preferred stock. Except with respect to certain preferential rights, each share of Series A preferred stock is structured to be the equivalent of one share of common stock. The exercise price of the rights is $10.00 per share of Series A preferred stock, subject to adjustment. The rights are not currently exercisable, and no shares of Series A preferred stock are currently outstanding.

The rights will separate from the common stock and a distribution of certificates evidencing the rights will occur upon the earlier of:

•

Ten (10) business days following a public announcement that a person or group of related persons, other than Michael V. Shustek, has acquired, or obtained the right to acquire, beneficial ownership of more than twenty percent (20%) of the outstanding shares of common stock, or Michael V. Shustek together with all his affiliates or associates has acquired, or obtained the right to acquire, beneficial ownership of more than thirty-five percent (35%) of the outstanding shares of common stock, with certain exceptions (an “Acquiring Person”); or

•

Ten (10) business days (or such date as may be determined by our board of directors prior to the occurrence of the triggering event) following the date that notice of a tender offer or exchange offer by any person (with certain exceptions) is first published, sent or given, that would result in such a person or group becoming an Acquiring Person.

Generally, the rights will become exercisable at the time of the distribution of certificates evidencing the rights as set forth above. The rights will expire at the close of business on the tenth (10th) anniversary of the effective date of the stockholders’ rights plan, unless we redeem or exchange them earlier.

If a person becomes an Acquiring Person, then each holder of a right will thereafter receive the right to receive, upon exercise, shares of Series A preferred stock having a value equal to two times the exercise price of the right. If, at any time following the date a person becomes an Acquiring Person, we are acquired in a merger or other sale transaction, each holder of a right will have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right.

The Series A preferred stock is senior to the common stock as to dividends and upon liquidation.

Holders of shares of the Series A preferred stock will be entitled to receive, if, when and as authorized by our board of directors, out of legally available funds, cumulative cash dividends payable quarterly in an amount per share equal to the greater of:

•	$0.01; or

•

One thousand (1,000) times the aggregate per share amount of all cash dividends, and one thousand (1,000) times the aggregate per share amount, payable in kind, of all non-cash dividends or other distributions, other than dividends payable in shares of common stock, declared on the common stock since the immediately preceding quarterly dividend payment date, or, with respect to the first quarterly dividend payment date, since the first issuance of any share or fraction of a share of Series A preferred stock.

In the event of any liquidation, dissolution or winding up of our company, the holders of shares of Series A preferred stock are entitled to be paid out of our assets legally available for distribution to our stockholders, a liquidation preference of one thousand dollars ($1,000) per share, plus accrued and unpaid dividends thereon to the date of payment, which is referred to as the “Series A Preferred Liquidation Preference.” After the payment to the holders of the shares of the Series A preferred stock of the full Series A Preferred Liquidation Preference, the holders of the Series A preferred stock as such shall have no right or claim to any of our remaining assets until the holders of common stock shall have received an amount per share, referred to as the “common adjustment,” equal to the quotient obtained by dividing the Series A Preferred Liquidation Preference by one thousand (1,000). Following the payment of the full amount of the Series A Preferred Liquidation Preference and the common adjustment, holders of Series A preferred stock and common stock shall be entitled to receive their ratable and proportionate share of our remaining assets to be distributed in the ratio of one thousand (1,000) to one (1) with respect to the Series A preferred stock and the common stock, respectively. In the event that there are not sufficient assets available after payment in full of the Series A Preferred Liquidation Preference to permit payment in full of the common adjustment, then the remaining assets shall be distributed ratably to the holders of the common stock.

The outstanding shares of Series A preferred stock may be redeemed at the option of the board of directors as a whole, but not in part, at any time, or from time to time, at a redemption price per share equal to one thousand (1,000) times the Average Market Value of the common stock, plus all accrued and unpaid dividends to and including the date fixed for redemption. The “Average Market Value” is the average of the closing sale prices of a share of the common stock during the 30-day period immediately preceding the date before the redemption date quoted on the Composite Tape for New York Stock Exchange Listed Stocks, or, if the common stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if the common stock is not listed on such exchange, on the principal Stocked States registered securities exchange on which the common stock is listed, or, if the common stock is not listed on any such exchange, the average of the closing bid quotations with respect to a share of common stock during such 30-day period on The Nasdaq Stock Market, or if no such quotations are available, the fair market value of a share of common stock as determined by the board of directors in good faith.

Each share of Series A preferred stock entitles its holder to one thousand (1,000) votes on all matters submitted to a vote of our stockholders. The holders of shares of Series A preferred stock and the holders of shares of common stock vote together as one voting group on all those matters.

Whenever dividends on any shares of Series A preferred stock are in arrears for six (6) or more consecutive quarterly periods, our entire board of directors will be increased by two (2) directors and the holders of Series A preferred stock, voting separately as a class with all other series of preferred stock having like voting rights, may vote for the election of two additional directors of our company until all dividend arrearages have been fully paid.

The dividend rate on the Series A preferred stock, the common adjustment, the Series A Preferred Redemption Price and the number of votes per share of Series A preferred stock and certain other terms of the Series A preferred stock are all subject to adjustment upon the declaration of any dividend payable in common stock, subdivision of the outstanding common stock or combination of the outstanding shares of common stock into a smaller number of shares.

Power to Increase Authorized Stock and Issue Additional Shares of Our Common Stock

We believe that the power of our board of directors to increase or decrease the number of authorized shares of common stock and issue additional authorized but unissued shares of our common stock provide us with the necessary flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional common stock is available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue common stock that could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest.

MATERIAL PROVISIONS OF MARYLAND LAW AND OF VRM II’S CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law and of VRM II’s charter and bylaws is subject to and qualified in its entirety by reference to Maryland law and our articles of incorporation, articles supplementary and bylaws. References in this section to the “Company”, “we”, “us” or “our” refer to Vestin Realty Mortgage II, Inc.

Our Board of Directors

Our charter and bylaws provide that the number of directors of our company may be as established by our board of directors but may not be fewer than the minimum number permitted under the MGCL nor more than fifteen (15). We have (5) five directors. Except as may be provided by our board of directors in setting the terms of any class or series of stock, any vacancy may be filled only by a vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies.

Our board of directors is divided into three classes, class I, class II and class III, with each class serving staggered three-year terms. This classification of our board of directors may have the effect of delaying or preventing changes in our control or management. Holders of shares of our common stock have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of our directors in a particular class.

Removal of Directors

Our charter provides that a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors, except upon the existence of cause for removal and a substantial affirmative vote and allows filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five (5) years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as any person who beneficially owns ten percent (10%) or more of the voting power of the corporation’s shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent (10%) or more of the voting power of the then outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. Our board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

After such five (5) year period, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and two-thirds (2/3) of the votes entitled to be cast by holders of voting stock of the corporation, other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder.

Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to those shares except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in the corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within fifty (50) days of demand to consider the voting rights of the control shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock. We cannot provide you any assurance that our board of directors will not amend or eliminate this provision at any time in the future.

Subtitle 8

Title 3, Subtitle 8 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three (3) independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any of (1) a classified board, (2) a two-thirds vote requirement for removing a director, (3) a requirement that the number of directors be fixed only by vote of the directors, (4) a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred or (5) a majority requirement for the calling of a special meeting of stockholders. Pursuant to Subtitle 8, we have elected to provide that vacancies on our board may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we have a classified board and we vest in the board the exclusive power to fix the number of directorships. Unless called by our chairman of the board, our president, our chief executive officer or the board, the request of holders of ten percent (10%) of the outstanding shares is required to call a special meeting.

Amendments to Our Charter and Bylaws

Our charter may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of the holders of a majority of all of the votes entitled to be cast on the matter. Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws or to make new bylaws, except that certain provisions of our bylaws relating to our investment policy and our relationship with our manager may not be amended without the affirmative vote of the holders of a majority of all the votes entitled to be cast generally in the election of directors.

Transaction Outside the Ordinary Course of Business

We may not merge with or into another company, sell all or substantially all of our assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless such transaction is declared advisable by our board of directors and approved by the affirmative vote of the holders of a majority of all of the votes entitled to be cast on the matter.

Dissolution of Our Company

The dissolution of our company must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of the holders of a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that:

•	with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•

by a stockholder who was a stockholder of record both at the time of giving the notice provided for in our Bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws.

•

with respect to special meetings of stockholders, only the business specified in our company’s notice of meeting may be brought before the meeting of stockholders and nominations of individuals for election to our board of directors may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•

provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who was a stockholder of record at the time of giving the notice provided for in our Bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in our bylaws.

The advance notice procedures of our bylaws provide that, to be timely, a stockholder’s notice with respect to director nominations or proposals for an annual meeting must be delivered to our corporate secretary at our principal executive office not less than one hundred twenty (120) nor more than one hundred fifty (150) days prior to the first (1st) anniversary of the date of the mailing of the notice for our preceding year’s annual meeting. In the event that the date of the annual meeting is advanced or delayed by more than thirty (30) days from the first (1st) anniversary of the date of the preceding year’s annual meeting, to be timely, a stockholder’s notice must be delivered not earlier than the one hundred fiftieth (150th) day prior to the date of such annual meeting and not later than the close of business on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The provisions of our charter on removal of directors, our staggered board, our stockholders’ rights plan, the advance notice provisions of our bylaws and the business combination provisions of the MGCL and the provisions of Title 3, Subtitle 8 of the MGCL could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, this provision of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation on Directors’ and Officers’ Liability

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty.

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In accordance with the MGCL, we are required, as a condition to advancing expenses to a director or officer, to obtain:

•

a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by our company as authorized by our charter and bylaws; and

•	a written undertaking by or on his or her behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate our company and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ADDITIONAL PROPOSAL FOR VRM II SPECIAL MEETING

ISSUANCE OF SHARES

The VRM II board of directors has recommended that the stockholders of VRM II approve the issuance of 4,758,198 shares of VRM II common stock to the VRM I stockholders, subject to consummation of the Merger in accordance with the terms and conditions set forth in the Merger Agreement, including requisite approvals by the stockholders of VRM I. In the Merger, each VRM I stockholder will receive 0.82 newly issued shares of common stock, par value $0.0001 per share, of VRM II for each share of common stock, par value $0.0001 per share, of VRM I owned by such stockholder, which we refer to as the Share Issuance.

Upon completion of the Merger and the Share Issuance, based on the amount of shares of VRM II common stock outstanding as of September 30, 2012 of 12,531,405 shares prior to the merger, VRM II stockholders will own approximately72% percent of VRM II’s outstanding shares of common stock and the former VRM I stockholders will own approximately 28% percent of VRM II’s outstanding shares of common stock after the Merger. The issuance of shares of VRM II common stock in the Merger will cause a significant reduction in the relative percentage interests of current VRM II stockholders in earnings, voting power and market value of VRM II.

While the Merger has the potential to be accretive to VRM II stockholders, the extent and duration of any accretion will depend on several factors, including the performance of VRM I assets, the amount of merger-related expenses VRM II incurs that are charged against its earnings and the number of shares issued to the former VRM I stockholders under the Merger Agreement.

VRM II’s obligation to complete the Merger is subject to the satisfaction or waiver of specified conditions, some of which are beyond the control of VRM II. If the Merger is not completed for any reason, VRM II may be subject to certain material risks, including (i) the incurrence of substantial costs related to the Merger, such as legal, accounting and financial advisor fees, which must be paid even if the Merger is not completed; (ii) the fact that activities relating to the Merger and related uncertainties may lead to a loss of revenue that VRM II may not be able to regain if these transactions do not occur; and (iii) the focus of VRM II’s management being directed toward the Merger instead of on VRM II’s core businesses and other opportunities that could have been beneficial to VRM II.

The VRM II board of directors is recommending this Share Issuance for the reasons more fully set forth in the “Reasons for the Merger – VRM II’s Reasons for the Merger” section beginning on page 50, and “Reasons for the Merger – Recommendation of the VRM II Board of Directors with respect to the Share Issuance” section beginning on page 52. Accordingly, the VRM II board of directors recommends that the stockholders approve the proposal to issue shares as contemplated by the Merger.

ADDITIONAL PROPOSAL FOR VRM II SPECIAL MEETING

CHANGE OF MANAGER

The VRM II board of directors has recommended that VRM II change its manager by appointing VRM Management LLC as its new manager. VRM Management is a newly formed Nevada limited liability company which is 90% owned by Mr. Shustek and 10% by Craig Burr. Mr. Burr is an attorney who has been engaged in the private practice of law in Las Vegas, Nevada for more than 19 years. The current employees and officers of Vestin Mortgage would join VRM Management and would continue to render services to VRM II through this new entity.

The terms of the proposed management agreement with VRM Management, a copy of which is attached as Exhibit 10.1(1), are identical to VRM II’s current Management Agreement with Vestin Mortgage. In addition, VRM Management will be subject to the continuing oversight of the VRM II board of directors to the same extent as Vestin Mortgage.

The VRM II board of directors is recommending this change in managers for the following reasons. First, Vestin Group is undergoing a reorganization and, as a result, Vestin Mortgage plans to terminate provision of management services to public entities. Secondly, the VRM II board of directors believes the addition of Mr. Burr to the management team may be beneficial to the VRM II stockholders. Mr. Burr, who will be an officer of VRM Management, has specialized in the practice of real estate and business law in Nevada for more than 19 years. He is an experienced commercial real estate investor, owner, operator and lender on commercial assets including apartments, self-storage facilities, offices, industrial and retail properties. Mr. Burr is also the founding principal of a construction voucher control company, which provides voucher and other construction control services to local and national banks, REITs, funds, and private lenders. Mr. Burr is a member of the Business Law and Real Estate Sections of the State Bar of Nevada. He is the former Vice-Chairman of the City of Henderson Planning Commission. The VRM II board of directors believes that Mr. Burr’s experience will add a valuable dimension to VRM II’s management team. Accordingly, the VRM II board of directors recommends that the stockholders approve the proposal to change managers, and authorize the engagement of VRM Management as the new manager for VRM II pursuant to the terms of the management agreement. Upon approval of the proposal to change managers by the VRM II stockholders, VRM II also will be authorized to amend its bylaws and take such other actions as may be necessary to effect the change of managers.

SUMMARY OF MANAGEMENT AGREEMENT

The following is a summary of the material terms of the management agreement between Vestin Mortgage, LLC and VRM II. This summary is not complete and is qualified in its entirety by reference to the management agreement. You should read carefully the management agreement in its entirety. Please see “Where You Can Find More Information” for instructions on obtaining a copy of the VRM II management agreement.

General Duties

Vestin Mortgage will continue to serve as manager of VRM II after the Merger, unless the proposal to change managers at the VRM II special meeting is approved by the VRM II stockholders, in which case, all references to Vestin Mortgage for periods after the Merger shall mean VRM Management LLC. Regardless, Vestin Mortgage or VRM Management LLC will be subject to the oversight of VRM II’s board of directors and the governing documents of VRM II and its subsidiaries and will implement VRM II’s business strategies on a day-to-day basis, manage and provide services to VRM II and, to the extent directed by VRM II’s board of directors, provide similar services to any subsidiary of VRM II. Without limiting the foregoing, Vestin Mortgage performs other services as may be required from time to time for management and other activities relating to the assets of VRM II as VRM II’s board of directors reasonably request or Vestin Mortgage deems appropriate under the particular circumstances, including:

•	serving as VRM II’s consultant with respect to formulation of investment criteria, interest rate risk management and preparation of policy guidelines by VRM II’s board of directors;

•

advising VRM II in developing criteria for mortgage asset purchase commitments that are tailored to VRM II’s long-term investment objectives, and making available to VRM II its knowledge and experience with respect to mortgage assets;

•	evaluating, selecting, purchasing and committing to purchase mortgage assets meeting VRM II’s investment criteria and the maintenance and administration of VRM II’s portfolio of mortgage assets;

•

advising and negotiating with respect to VRM II’s agreements with third-party lenders to provide borrowings to VRM II, encumbering VRM II’s assets as security for such borrowings, and entering into such third-party agreements on VRM II’s behalf;

•	furnishing reports and statistical and economic analysis to VRM II regarding VRM II’s activities and the services performed for VRM II by Vestin Mortgage;

•

investing or reinvesting any money of VRM II in accordance with policies and procedures established from time to time by VRM II’s board of directors, including without limitation maintaining and investing working capital reserves in cash or short-term investments;

•

providing the executive and administrative personnel, office space and services required in rendering services to VRM II; administering the day-to-day operations of VRM II and performing and supervising the performance of such other administrative functions necessary in the management of VRM II, which includes authority to contract on behalf of VRM II with third parties, to provide various services, including facilities and costs associated therewith, technology, management information systems and other similar operations or administrative services;

•

overseeing the day-to-day operations of VRM II and performing and supervising the performance of such other administrative functions necessary in the management of VRM II as may be agreed upon by Vestin Mortgage and VRM II’s board of directors, including the collection of revenues and payment of VRM II’s debts and obligations;

•	counseling VRM II in connection with policy decisions made by VRM II’s board of directors;

•

communicating on behalf of VRM II with the holders of the equity and debt securities of VRM II as required to satisfy the reporting and other requirements of any governmental bodies or agencies and to maintain effective relations with such holders;

•

evaluating, advising and selecting what agreements VRM II will enter into and whether VRM II should enter into joint ventures with other companies to invest in mortgage assets, and entering into such agreements and joint ventures on behalf of VRM II;

•	advising, negotiating, managing and overseeing the origination, extension, modification, re-financing, evaluation, selection, acquisition, processing, brokerage and servicing of mortgage assets;

•

foreclosing upon real property on behalf of VRM II or any of VRM II’s subsidiaries and advising, developing, managing and either holding for investment on behalf of VRM II or any of VRM II’s subsidiaries, or disposing of real property acquired by VRM II or VRM II’s subsidiaries through foreclosure of any secured assets, either directly or through general partnerships, joint ventures or otherwise;

•	counseling VRM II regarding the maintenance of VRM II’s exemption from the Investment Company Act and monitoring compliance with the requirements for maintaining exemption from that Act;

•	qualifying and causing VRM II to qualify to do business in all applicable jurisdictions;

•	causing VRM II to retain qualified accountants and tax experts to assist in developing appropriate accounting procedures and testing systems and to conduct quarterly compliance reviews;

•

providing all actions necessary for compliance by VRM II to make required U.S. federal, state and local regulatory requirements applicable to VRM II in respect of VRM II’s business activities, including preparing or causing to be prepared all financial statements under applicable regulations and contractual undertakings and all reports, documents and filings, if any, required under the Securities Exchange Act of 1934, or the Exchange Act, and all applicable tax report filings; and

•

performing such other services as may be required from time to time for management and other activities relating to the assets of VRM II as VRM II’s board of directors reasonably request or Vestin Mortgage deems appropriate under the particular circumstances, including without limitation winding up the affairs of VRM II upon VRM II’s dissolution.

Obligations of Vestin Mortgage

Vestin Mortgage will use commercially reasonable efforts to provide that each mortgage asset conforms to the acquisition and investment criteria of VRM II and will take such other action as it deems necessary or appropriate with regard to the protection of VRM II’s investments. VRM II’s acquisition and investment criteria may be modified from time to time upon approval of a majority of VRM II’s unaffiliated directors.

Limitations on Vestin Mortgage’s Authority

Vestin Mortgage has no authority to:

•	do any act in contravention of the management agreement;

•	do any act which would make it impossible to carry on the ordinary business of VRM II;

•	confess a judgment against VRM II;

•	possess company property or assign VRM II’s rights in property for other than a company purpose;

•

sell all or substantial all of VRM II’s assets in one or a series of related transactions that is not in the ordinary course of business, without the prior affirmative vote or consent of VRM II’s unaffiliated directors;

•	grant to any of VRM II’s affiliates an exclusive right to sell any company assets;

•	receive or permit Vestin Mortgage or any of its affiliates to receive any insurance brokerage fee or write any insurance policy covering VRM II or any company property;

•	receive from VRM II a rebate or participate in any reciprocal business arrangement which would enable Vestin Mortgage or any of its affiliates to do so;

•	commingle VRM II’s assets with those of any other person;

•	use or permit another person to use VRM II’s assets in any manner, except for the exclusive benefit of VRM II;

•	obtain a loan from VRM II to Vestin Mortgage or any of its affiliates; or

•	sell any real property owned by VRM II or VRM II’s subsidiaries as a result of foreclosure of secured assets by VRM II or any of VRM II’s subsidiaries to Vestin Mortgage or any of its affiliates.

These restrictions may be changed with the approval of a majority of VRM II’s unaffiliated directors.

Other Activities of Vestin Mortgage

Nothing in the management agreement prevents Vestin Mortgage, its affiliates, or any of the officers, directors or employees of Vestin Mortgage or its affiliates, from engaging in other businesses or from rendering services of any kind to any other person or entity, including the purchase of, or advisory service to others investing in, any type of real estate investment, including investments that meet the principal investment objectives of VRM II, and including providing management services to those who have investment objectives similar to those of VRM II. Vestin Mortgage currently serves as manager of other funds with objectives similar to VRM II’s and intends to do so in the future. Directors, officers, employees and agents of Vestin Mortgage and its affiliates may serve as trustees, directors, officers, employees, agents, nominees or signatories for VRM II or any of VRM II’s subsidiaries, to the extent permitted by their governing instruments, or by any resolutions duly adopted by VRM II’s board of directors pursuant to VRM II’s governing instruments.

Other Investment Advisory Activities of Vestin Mortgage

Nothing contained in the management agreement prevents Vestin Mortgage or its affiliates from acting as manager for any other person, firm or corporation (including any investment company), whether or not the investment objectives or policies of any such other person, firm or corporation are similar to those of VRM II, and will not in any way bind or restrict Vestin Mortgage or any of its affiliates from buying, selling or trading any securities or loans for their own accounts or for the account of others for whom Vestin Mortgage or any of its affiliates may be acting. VRM II acknowledges that Vestin Mortgage will base allocation decisions on the procedures it considers fair and equitable, including, without limitation, such considerations as investment objectives, restrictions and time horizon, availability of cash and the amount of existing holdings. While information and recommendations supplied to VRM II will, in Vestin Mortgage’s judgment, be appropriate under the circumstances and in light of the investment objectives and policies of VRM II, they may be different from the information and recommendations supplied by Vestin Mortgage or its affiliates to investment companies, funds and advisory accounts. VRM II will be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but VRM II recognizes that it is not entitled to receive preferential treatment as compared with the treatment given by Vestin Mortgage to any investment company, fund or advisory account.

Fees paid by VRM II. Vestin Mortgage is entitled to receive from VRM II, or any of VRM II’s subsidiaries, as the case may be, the fees set forth in VRM II’s bylaws and any subsidiary’s bylaws, in addition to the fees to be paid by the borrowers directly to Vestin Mortgage pursuant to the terms of the management agreement. The fees payable by VRM II pursuant to VRM II’s bylaws include:

•

General. Under no circumstances may Vestin Mortgage receive any compensation not permitted under the Mortgage Program Guidelines of the NASAA unless indicated to the contrary by the context or unless a majority of VRM II’s unaffiliated directors determines that it is in VRM II’s best interests not to comply with the NASAA Guidelines. VRM II pays Vestin Mortgage an annual management fee up to one-quarter of one percent (0.25%) of the aggregate capital contributions. No additional reimbursement will be paid to Vestin Mortgage or its affiliates for any general or administrative overhead expenses incurred by Vestin Mortgage or its affiliates or for any other expenses they may incur, including (a) rent of depreciation, utilities, capital equipment and other administrative items and (b) salaries, fringe benefits, travel expenses and other administrative items incurred or allocated to any controlling person of Vestin Mortgage or its affiliates.

•

Administrative Fees on Resales of Foreclosed Property. VRM II or any of VRM II’s subsidiaries pays Vestin Mortgage up to three percent (3%) of proceeds where Vestin Mortgage substantially contributed to the sale and up to six percent (6%) for all persons involved. VRM II or any of VRM II’s subsidiaries, as the case may be, pays these fees promptly out of the proceeds of a sale of the relevant real estate. No foreclosed property will be sold by VRM II or any of VRM II’s subsidiaries to Vestin Mortgage or its affiliates unless approved by a majority of VRM II’s unaffiliated directors.

These fees may not be changed without the approval of a majority in interest of VRM II’s stockholders.

Fees paid by borrowers. Vestin Mortgage and Vestin Origination will be entitled to receive fees directly from borrowers that will generally be in the range set forth below:

•

Loan Placement Fees for Loan Selection and Brokerage. Vestin Origination will be entitled to receive a fee equal to an amount between approximately two percent (2%) and six percent (6%) of the principal amount of each loan. The percentage to be received by Vestin Mortgage will be a competitive fee, based on local market conditions, and may exceed six percent (6%) of the principal amount.

•

Loan Evaluation and Processing Fees. Vestin Origination will be entitled to receive a fee of an amount equal to approximately five percent (5%) of each loan, the exact percentage of which may be higher than five percent (5%), but which will be a competitive fee based on local market conditions.

•

Service Fee for Administering Loans. Subject to regulatory requirements, Vestin Origination and/or Vestin Mortgage, as VRM II’s manager will be entitled to receive, where permitted, mortgage service fees, which when added to all other fees paid in connection with the servicing of a particular mortgage, does not exceed an amount equal to approximately one-quarter of one percent (0.25%) of the principal amount outstanding on such loan.

•

Loan Extension or Modification Fee. Vestin Mortgage and/or Vestin Originations will be entitled to receive a fee equal to an amount between approximately two percent (2%) and five percent (5%) of outstanding principal amount of the loan, as permitted by local law and local market conditions, and may exceed five percent (5%) of the outstanding principal amount if permitted by local law and consistent with local market conditions.

•

Loan Assumption, Exit Fees and Reconveyance Fees. Vestin Mortgage and/or Vestin Originations will be entitled to receive a fee in connection with the assumption or reconveyance of a loan based on the principal amount of such loan. The fee will be competitive, based on local market conditions.

Term; Termination

The management agreement will continue in force for the duration of the existence of VRM II.The management agreement will automatically terminate upon the affirmative vote of a majority in interest of stockholders entitled to vote on the matter. The authority to terminate the management agreement through majority vote of the stockholders is similar to the authority of a majority in interest of VRM I’s stockholders to terminate Vestin Mortgage’s status as manager.

Termination For Cause

At VRM II’s option, the management agreement may be terminated upon ninety (90) days’ written notice of termination from VRM II’s board of directors to Vestin Mortgage if any of the following events occurs:

•

if a majority of VRM II’s unaffiliated directors determines that Vestin Mortgage has violated the management agreement in any material respect and, after written notice of such violation, Vestin Mortgage has failed to cure such violation within thirty (30) days, unless during such thirty (30) day period Vestin Mortgage has commenced to cure such violation and thereafter diligently prosecutes to cure such violation; or

•

there is entered an order for relief or similar decree or order with respect to Vestin Mortgage by a court having competent jurisdiction in an involuntary case under the federal bankruptcy laws as now or hereafter constituted or under any applicable federal or state bankruptcy, insolvency or other similar laws relating to insolvency; or Vestin Mortgage (i) ceases, or admits in writing its inability, to pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into any composition or arrangement with, creditors; (ii) applies for, or consents (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator (or other similar official) of Vestin Mortgage or of any substantial part of its properties or assets, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without such authorization, consent or application against Vestin Mortgage and continue undismissed for thirty (30) days; (iii) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency, dissolution, liquidation or other similar law of any jurisdiction, or authorizes such application or consent, or proceedings to such end are instituted against Vestin Mortgage without such authorization, application or consent and are approved as properly instituted and remain undismissed for thirty (30) days or result in adjudication of bankruptcy or insolvency; or (iv) permits or suffers all or any substantial part of its properties or assets to be sequestered or attached by court order and the order remains undismissed for thirty (30) days; provided, that in the event Vestin Mortgage becomes the subject of a case under federal bankruptcy or similar federal or state laws and remains in possession of its property and continues to operate its business (as a debtor in possession or otherwise), VRM II will not have the option to terminate the management agreement unless the unaffiliated directors determine in good faith that as a result of such proceeding Vestin Mortgage cannot reasonably be expected to fulfill its obligations under the management agreement.

COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS TO THE MANAGER

The following chart compares the fees paid to Vestin Mortgage, as the manager of VRM I with the compensation paid to Vestin Mortgage, as the manager of VRM II. This comparison may not contain all of the information that is important to you. You should also read “Management Agreement – Compensation”, which quantifies and describes the fees that will be received by Vestin Mortgage as the manager of VRM II in greater detail.

General

Vestin Mortgage, the current manager of both VRM I and VRM II, will continue to act as the manager of the combined company following the Merger, unless the proposal to change managers at the VRM II special meeting is approved by the VRM II stockholders, in which case, all references to Vestin Mortgage for periods after the Merger shall mean VRM Management LLC. Regardless, Vestin Mortgage or VRM Management LLC will benefit from the Merger because the assets of VRM I will be acquired by VRM II in the Merger rather than by a third party. As a consequence of the Merger, the assets of VRM I will become part of the assets of VRM II and Vestin Mortgage will, therefore, continue to earn significant asset management, servicing and other fees relating to these assets as a part of the fees it will earn for the services it will provide to VRM II and VRM I. The aggregate annual amount of management fees payable by VRM II to Vestin Mortgage is expected to increase by approximately $23,000 as a result of the acquisition of VRM I’s assets in the Merger. In addition, reimbursements of expenses to Vestin Mortgage under the VRM II management agreement will apply to VRM II’s entire portfolio, including the assets of VRM I acquired in the Merger.

Vestin Originations, an affiliate of Vestin Mortgage will continue to earn fees related to the processing, making, brokering and determination of financing arrangements for borrowers. Vestin Originations will make arrangements with the respective borrowers for Vestin Origination’s fees owing from those borrowers. Vestin Origination anticipates that borrowers will pay its compensation out of the proceeds of loans or upon closing the relevant transaction. For loan servicing fees, subject to regulatory requirements, Vestin Originations will receive, where permitted, these fees monthly in arrears along with the payments it receives.

Where the fees below are described as competitive fees or based on local market conditions that means the fees are determined by price competition within a given market. Additionally, the amount of the fees is dependent upon the size of a particular loan. VRM II expects that the interest rate on the loans in which VRM II invests will be higher than comparable loans made by banks and that the fees paid to Vestin Mortgage and Vestin Origination will be higher than similar fees charged by commercial real estate lenders. VRM II believes that this rate structure is consistent with rates and fees charged by other commercial real estate lenders. References below to local law also contemplate additional requirements imposed by local or state law, such as usury laws.

Fees	VRM I & VRM II
Management Fee	VRM I and VRM II each pay Vestin Mortgage an annual management fee up to one quarter of one percent (0.25%) of the aggregate capital contributions. No additional reimbursement is paid to Vestin Mortgage or its affiliates for any general or administrative overhead expenses incurred by Vestin Mortgage or its affiliates or for any other expenses they are incurred. The management fee may not be changed without the approval of a majority in interest of VRM I’s or VRM II’s stockholders, as applicable.

Mortgage Program

Paid by VRM II or VRM I

Administrative Fees on Resales of Foreclosed Property	VRM I and VRM II, or any of their respective subsidiaries, pays Vestin Mortgage up to three percent (3%) of proceeds where Vestin Mortgage substantially contributed to the sale and up to six percent (6%) for all persons involved. VRM I and VRM II, or any of their respective subsidiaries, pays these fees promptly out of the proceeds of a sale of the relevant real estate.

Paid by Borrowers

Loan Placement Fees for Loan Selection and Brokerage	Vestin Originations is entitled to receive a fee equal to an amount between approximately two percent (2%) and six percent (6%) of the principal amount of each loan. The percentage received by Vestin Originations is a competitive fee, based on local market conditions, and may exceed six percent (6%) of the principal amount.

Loan Evaluation and Processing Fees	Vestin Originations is entitled to receive a fee of an amount equal to approximately five percent (5%) of each loan, the exact percentage of which may be higher than five percent (5%), but which is a competitive fee based on local market conditions
Service Fee for Administering Loans	Subject to regulatory requirements, Vestin Mortgage and/or Vestin Originations are entitled to receive, where permitted, mortgage service fees, which when added to all other fees paid in connection with the servicing of a particular mortgage, do not exceed an amount equal to approximately one quarter of one percent (0.25%) of the principal amount outstanding on such loan.
Loan Extension or Modification Fee	Vestin Mortgage and/or Vestin Originations are entitled to receive a fee of an amount equal to an amount between approximately two percent (2%) and five percent (5%) of outstanding principal amount of the loan, as permitted by local law and local market conditions, and may exceed five percent (5%) of the outstanding principal amount if permitted by local law and consistent with local market conditions.

Loan Assumption, Exit Fees and Reconveyance Fees.	Vestin Mortgage is entitled to receive a fee in connection with the assumption or reconveyance of a loan based on the principal amount of such loan. The fee is competitive, based on local market conditions.

INFORMATION ABOUT VRM II

As used in this Section, “we,” “us,” “our,” “our company” and “VRM II” refers to Vestin Realty Mortgage II, Inc.

General

Vestin Fund II, LLC (“Fund II”) was organized in December 2000 as a Nevada limited liability company for the purpose of investing in commercial real estate loans (hereafter referred to as “real estate loans”). Vestin Realty Mortgage II, Inc. (“VRM II”) was organized in January 2006 as a Maryland corporation for the sole purpose of effecting a merger with Fund II. On March 31, 2006, Fund II merged into VRM II and the members of Fund II received one share of VRM II’s common stock for each membership unit of Fund II.

We invest in loans secured by real estate through deeds of trust or mortgages (hereafter referred to collectively as “deeds of trust” and as defined in our management agreement (“Management Agreement”) as “Mortgage Assets”). In addition we may invest in, acquire, manage or sell real property or acquire entities involved in the ownership or management of real property. We commenced operations in June 2001. References in this report to the “Company,” “we,” “us,” or “our” refer to Fund II with respect to the period prior to April 1, 2006 and to VRM II with respect to the period commencing on April 1, 2006.

At our annual meeting held on December 15, 2011, the stockholders holding a majority of the outstanding shares voted to amend our Bylaws to expand our investment policy to include investments in and acquisition, management and sale of real property or the acquisition of entities involved in the ownership or management of real property. Stockholders holding a majority of the outstanding shares also voted to amend our charter to change the terms of our existence from its expiration date of December 31, 2020 to perpetual existence. As a result, we will begin to acquire, manage, renovate, reposition, sell or otherwise invest in real property or acquire entities involved in the ownership or management of real property.

We operated as a real estate investment trust (“REIT”) through December 31, 2011. We are not a mutual fund or an investment company within the meaning of the Investment Company Act of 1940, nor are we subject to any regulation thereunder. As a REIT, we were required to have a December 31 fiscal year end. We announced on March 28, 2012 that we have terminated our election to be treated as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), effective for the tax year ending December 31, 2012. Under the Code, we will not be able to make a new election to be taxed as a REIT during the four years following December 31, 2012. Pursuant to our charter, upon the determination by the Board of Directors that we should no longer qualify as a REIT, the restrictions on transfer and ownership of shares set forth in Article VII of our charter ceased to be in effect and, accordingly, shares of the Company’s stock will no longer be subject to such restrictions.

Vestin Group, Inc. (“Vestin Group”), a Delaware corporation, owns a significant majority of Vestin Mortgage, LLC, a Nevada limited liability company, which is our manager (the “manager” or “Vestin Mortgage”). On January 7, 2011, Vestin Mortgage converted from a corporation to a limited liability company. Michael Shustek, the CEO and managing member of our manager and CEO, President and a director of us, wholly owns Vestin Group, which is engaged in asset management, real estate lending and other financial services through its subsidiaries. Our manager, prior to June 30, 2006, also operated as a licensed Nevada mortgage broker and was generally engaged in the business of brokerage, placement and servicing of commercial loans secured by real property. On July 1, 2006, a mortgage broker license was issued to an affiliated company, Vestin Originations, Inc. (“Vestin Originations”), which is majority-owned by Vestin Group. Vestin Originations continued the business of brokerage, placement and servicing of real estate loans. Since February 14, 2011, the business of brokerage and placement of real estate loans have been performed by affiliated or non-affiliated mortgage brokers, including Vestin Originations and Advant Mortgage, LLC (“Advant”), both licensed Nevada mortgage brokers, which are indirectly majority owned by Mr. Shustek.

Pursuant to a management agreement, our manager is responsible for managing our operations and implementing our business strategies on a day-to-day basis. Consequently, our operating results are dependent to a significant extent upon our manager’s ability and performance in managing our operations and servicing our loans.

Vestin Mortgage is also the manager of Vestin Realty Mortgage I, Inc. (“VRM I”), as the successor by merger to Vestin Fund I, LLC (“Fund I”) and Vestin Fund III, LLC (“Fund III”). VRM I has investment objectives similar to ours, and Fund III is in the process of an orderly liquidation of its assets.

During April 2009, we entered into an accounting services agreement with Strategix Solutions, LLC (“Strategix Solutions”), a Nevada limited liability company, for the provision of accounting and financial reporting services. Strategix Solutions also provides accounting and financial reporting services to VRM I and Fund III. Our CFO and other members of our accounting staff are employees of Strategix Solutions. Strategix Solutions is managed by LL Bradford and Company, LLC (“LL Bradford”), a certified public accounting firm that has provided non-audit accounting services to us. The principal manager of LL Bradford was a former officer of our manager from April 1999 through January 1, 2005. Strategix Solutions is owned by certain partners of LL Bradford, none of whom are currently or were previously officers of our manager. As used herein, “management” means our manager, its manager, its executive officers and the individuals at Strategix Solutions who perform accounting and financial reporting services on our behalf.

Segments

We are currently authorized to operate two reportable segments, investments in real estate loans and investments in real property. As of September 30, 2012, we had not commenced investing in real property.

Our objective is to invest approximately 97% of our assets in real estate loans and real estate investments, while maintaining approximately 3% as a working capital cash reserve. Current market conditions have impaired our ability to be fully invested in real estate loans. As of September 30, 2012 and December 31, 2011, approximately 28% and 60%, respectively, of our assets, net of allowance for loan losses, are classified as investments in real estate loans.

Real Estate Loan Objectives

As of September 30, 2012, our loans were in the following states: California, Michigan, Nevada, Ohio, Texas and Utah. The loans we invest in are selected for us by our manager from among loans originated by affiliated or non-affiliated mortgage brokers. When a mortgage broker originates a loan for us, that entity identifies the borrower, processes the loan application, brokers and sells, assigns, transfers or conveys the loan to us. We believe that our loans are attractive to borrowers because of the expediency of our manager’s loan approval process, which takes about ten to twenty days.

As a commercial real estate lender willing to invest in loans to borrowers who may not meet the credit standards of other financial institutional lenders, the default rate on our loans has been higher than those generally experienced in the mortgage lending industry. Because of our willingness to fund riskier loans, borrowers are generally willing to pay us an interest rate that is above the rates generally charged by other commercial lenders. We invest a significant amount of our funds in loans in which the real property, held as collateral, is not generating any income to the borrower. The loans in which we invest are generally riskier because the borrower’s repayment depends on their ability to refinance the loan or develop the property so they can refinance the loan.

Our principal investment objectives are to maintain and grow stockholder value by:

•	Producing revenues from the interest income on our real estate loans;

•	Providing cash dividends from the net income generated by our real estate loans; and

•	Reinvesting, to the extent permissible, payments of principal and net proceeds from sales of foreclosed properties; and

•	Producing revenues from investments in real property or entities involved in the ownership and management of real property.

Acquisition and Investment Policies

Generally, the collateral on our real estate loans is the real property that the borrower is purchasing or developing, together with a guarantee from the principal owners of the borrower. We sometimes refer to these real properties as the security properties. While we may invest in other types of loans, most of the loans in which we invest have been made to real estate developers.

Our real estate investments are not insured or guaranteed by any governmental agency.

Our manager continuously evaluates prospective investments, selects the loans in which we invest and makes all investment decisions on our behalf. In evaluating prospective real estate loan investments, our manager considers such factors as the following:

•	The ratio of the amount of the investment to the value of the property by which it is secured, or the loan-to-value ratio;

•	The potential for capital appreciation or depreciation of the property securing the investment;

•	Expected levels of rental and occupancy rates, if applicable;

•	Potential for rental increases, if applicable;

•	Current and projected revenues from the property, if applicable;

•	The status and condition of the record title of the property securing the investment;

•	Geographic location of the property securing the investment; and

•	The financial condition of the borrowers and their principals, if any, who guarantee the loan.

Our manager may obtain our loans from affiliated or non-affiliated mortgage brokers. We may purchase existing loans that were originated by third party lenders or brokered by affiliates to facilitate our purchase of the loans. Our manager or any affiliated mortgage broker will sell, assign, transfer or convey the loans to us without a premium, but may include its service fees and compensation.

When selecting real estate loans for us, our manager generally adheres to the following guidelines, which are intended to control the quality of the collateral given for our loans:

1. Priority of Loans. Our policy is to secure most of our loans by first deeds of trust. First deeds of trust are loans secured by a full or divided interest in a first deed of trust secured by the property. We will not invest in any loan that is junior to more than one loan.

2. Loan-to-Value Ratio. The amount of our loan combined with the outstanding debt secured by a senior loan on a security property generally does not exceed the following percentage of the appraised value of the security property at origination:

Type of Secured Property	Loan-to-Value Ratio

Residential	75%
Unimproved Land	60% (of anticipated as-if developed value)
Acquisition and Development	60% (of anticipated as-if developed value)
Commercial Property	75% (of anticipated as-if developed value)
Construction	75% (of anticipated post- developed value)
Leasehold Interest	75% (of value of leasehold interest)

We may deviate from these guidelines under certain circumstances. For example, our manager, in its discretion, may increase any of the above loan-to-value ratios if it believes a given loan is supported by credit adequate to justify a higher loan-to-value ratio, including personal guarantees. Occasionally, our collateral may include personal property attached to the real property as well as real property. We do not have specific requirements with respect to the projected income or occupancy levels of a property securing our investment in a particular loan. These loan-to-value ratios will not apply to financing offered to the purchaser of any real estate acquired through foreclosure or to refinance an existing loan that is in default. In those cases, our manager, in its sole discretion, may accept financing terms that it believes are reasonable and in our best interest.

Loan-to-value ratios are initially based on appraisals obtained at the time of loan origination. Such appraisals, which may have been commissioned by the borrower and may precede the placement of the loan with us, are generally dated no greater than 12 months prior to the date of loan origination. Current loan-to-value ratios are generally based on the most recent appraisals and include allowances for loan losses. Recognition of allowance for loan losses will result in a maximum loan-to-value ratio of 100% per loan.

Appraisals may not reflect subsequent changes in value and may be for the current estimate of the “as-if developed” value of the property, which approximates the post-construction value of the collateralized property assuming that such property is developed. “As-if developed” values on raw land loans or acquisition and development loans often dramatically exceed the immediate sales value. Realization of the “as-if-developed” value depends upon anticipated zoning changes and successful development efforts by the borrower. Completion of such development efforts may in turn depend upon the availability of additional financing. As most of the appraisals will be prepared on an “as-if developed” basis, if a loan goes into default prior to development of a project, the market value of the property may be substantially less than the appraised value. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, we may not recover the outstanding balance of the loan.

We, or the borrower, retain appraisers who are state certified or licensed appraisers and/or hold designations from one or more of the following organizations: the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, the National Association of Review Appraisers, the Appraisal Institute, the National Society of Real Estate Appraisers, American Society of Real Estate Appraisers, or from other appraisers with other qualifications acceptable to our manager. However, appraisals are only estimates of value and cannot be relied on as measures of realizable value. An employee or agent of our manager will review each appraisal report and will generally conduct a physical inspection for each property. A physical inspection includes an assessment of the subject property, the adjacent properties and the neighborhood, but generally does not include entering any structures on the property.

3. Terms of Real Estate Loans. Most of our loans are for an initial term of 12 months. Generally, our original loan agreements permit extensions to the term of the loan by mutual consent. Such extensions are generally provided on loans where the original term was 12 months or less and where a borrower requires additional time to complete a construction project or negotiate take-out financing. Our manager generally grants extensions when a borrower is in compliance with the material terms of the loan, including, but not limited to the borrower’s obligation to make interest payments on the loan. In addition, if circumstances warrant, our manager may extend a loan that is in default as part of a work out plan to collect interest and/or principal.

Most of our loans provided for payments of interest only, some of which have accrued interest, with a “balloon” payment of principal payable in full at the end of the term. In addition, we may invest in real estate loans that require borrowers to maintain interest reserves funded from the principal amount of the loan for a period of time. At September 30, 2012 and December 31, 2011, we had no investments in real estate loans that had interest reserves.

4. Escrow Conditions. Our loans will often be funded by us through an escrow account held by a title insurance company, subject to the following conditions:

•

Borrowers will obtain title insurance coverage for all loans, providing title insurance in an amount at least equal to the principal amount of the loan. Title insurance insures only the validity and priority of our deed of trust, and does not insure us against loss by other causes, such as diminution in the value of the security property.

•	Borrowers will obtain liability insurance coverage for all loans.

•	Borrowers will obtain fire and casualty insurance for all loans secured by improved real property, covering us in an amount sufficient to cover the replacement cost of improvements.

•	All insurance policies, notes, deeds of trust or loans, escrow agreements, and any other loan documents for a particular transaction will cover us as a beneficiary.

5. Purchase of Real Estate Investments from Affiliates. We may acquire real estate loans from our affiliates, including our manager, that are accounted for at the principal balance and no gain or loss is recognized by us or any affiliate. These purchases may include allowable fees and expenses, but no other compensation for the loans. Excluding the compensation paid to our manager, all income generated and expense associated with the loans so acquired shall be treated as belonging to us.

6. Note Hypothecation. We may also acquire real estate loans secured by assignments of secured promissory notes. These real estate loans must satisfy our stated investment standards, including our loan-to-value ratios, and may not exceed 80% of the principal amount of the assigned note upon acquisition. For example, if the property securing a note we acquire is a commercial property, the total amount of outstanding debts secured by the property generally must not exceed 75% of the appraised value of the property, and the real estate loan generally will not exceed 80% of the principal amount of the assigned note. For real estate loans secured by promissory notes, we will rely on the appraised value of the underlying property, as determined by an independent written appraisal that was conducted within the then-preceding twelve months. If an appraisal was not conducted within that period, then we will arrange for a new appraisal to be prepared for the property prior to acquisition of the loan.

7. Participation. We participate in loans with other lenders by providing funds for or purchasing an undivided interest in a loan meeting our investment guidelines described above. We participate in loans with our affiliates, subject to our voluntary compliance with the applicable guidelines of the North American Securities Administrators Association (“NASAA Guidelines”). The independent directors on our Board may authorize a departure from such NASAA Guidelines. Typically, we participate in loans if:

•	We did not have sufficient funds to invest in an entire loan;

•	We are seeking to increase the diversification of our loan portfolio; or

•	A loan fits within our investment guidelines, however it would constitute more than 20% of our capital or otherwise be disproportionately large given our then existing portfolio.

Loans in which unaffiliated investors have participated through inter-creditor agreements (“Inter-creditor Agreements”) are accounted for as secured borrowings. The Inter-creditor Agreements provide us additional funding sources for real estate loans whereby an unaffiliated investor (the “Investor”) may participate on a non-pari passu basis in certain real estate loans with us and/or VRM (collectively, the “Lead Lenders”). In the event of borrower non-performance, the Inter-creditor Agreements generally provide that the Lead Lenders must repay the Investor’s loan amount either by (i) continuing to remit to the Investor the interest due on the participated loan amount; (ii) substituting an alternative loan acceptable to the Investor; or (iii) repurchasing the participation from the Investor for the outstanding balance plus accrued interest.

Additionally, an Investor may participate in certain loans with the Lead Lenders through Participation Agreements. In the event of borrower non-performance, the Participation Agreement may allow the Investor to be repaid up to the amount of the Investor’s investment prior to the Lead Lender being repaid. Real estate loan financing under the Participation Agreements are also accounted for as a secured borrowing. We do not receive any revenues for entering into secured borrowings arrangements.

As of December 31, 2011, 75% of our loans were loans in which we participated with other lenders, most of whom are our affiliates.

8. Diversification. We voluntarily comply with applicable NASAA Guidelines, unless otherwise approved by the independent members of our board of directors, which provide that we neither invest in or make real estate loans on any one property, which would exceed, in the aggregate, an amount equal to 20% of our stockholders’ equity, nor may we invest in or make real estate loans to or from any one borrower, which would exceed, in the aggregate, an amount greater than 20% of our stockholders’ equity. As of December 31, 2011, our single largest investment in real estate loans, the Spectrum Town Center Property, LLC loan, accounted for approximately 25% of our stockholders’ equity. When funded during April 2008, this loan constituted less than 20% of our stockholders’ equity. However, our loan portfolio has declined in size primarily due to sales, foreclosures and modifications. The loan’s interest rate was at 15% per annum and as of December 31, 2011, our portion of the outstanding balance of the loan was approximately $12.6 million. During May 2009, this loan was deemed non-performing. As of September 30, 2012, our largest loan, totaling approximately $6.7 million, is secured by property located in California and is a performing loan with an interest rate of 11%.

As of September 30, 2012 and December 31, 2011, we had loans with common guarantors.

9. Reserve Fund. We have established contingency working capital reserves of approximately 3% of our stockholders’ equity to cover our unexpected cash needs.

10. Credit Evaluations. When reviewing a loan proposal, our manager determines whether a borrower has sufficient equity in the security property. Our manager may also consider the income level and creditworthiness of a borrower to determine its ability to repay the real estate loan.

11. Sale of Real Estate Loan Investments. Our manager may sell our real estate loans or interest in our loans to either affiliates or non-affiliated parties when our manager believes that it is advantageous for us to do so. However, we do not expect that our loans will be generally marketable or that a secondary market will develop for them.

Real Estate Loans to Affiliates

We will not invest in real estate loans made to our manager, Vestin Group or any of our affiliates. However, we may acquire an investment in a real estate loan payable by our manager when our manager has assumed the obligations of the borrower under that loan through a foreclosure on the property.

Investment of Loans From our Manager and Its Affiliates

In addition to those loans our manager selects for us, we invest in loans that were originated by affiliates as long as the loan(s) otherwise satisfies all of our lending criteria. However, we will not acquire a loan from or sell a loan to a real estate program in which our manager or an affiliate has an interest except in compliance with applicable NASAA Guidelines or as otherwise approved by the independent members of our board of directors.

Types of Loans We Invest In

We primarily invest in loans that are secured by first or second trust deeds on real property. Such loans fall into the following categories: raw and unimproved land, acquisition and development, construction, commercial property and residential loans. The following discussion sets forth certain guidelines our manager generally intends to follow in allocating our investments among the various types of loans. Our manager, however, may change these guidelines at its discretion, subject to review by our board of directors. Actual investments will be determined by our manager pursuant to the terms of the Management Agreement. The actual percentages invested among the various loan categories may vary as a result of changes in the size of our loan portfolio.

Raw and Unimproved Land Loans

Generally, 15% to 25% of the loans invested in by us may be loans made for the purchase or development of raw, unimproved land. Generally, we determine whether to invest in these loans based upon the appraised value of the property and the borrower’s actual capital investment in the property. We will generally invest in loans for up to 60% of the initial as-if developed appraised value of the property and we generally require that the borrower has invested in the property actual capital expenditures of at least 25% of the property’s value. As-if developed values on raw and unimproved land loans often dramatically exceed the immediate sales value and may include anticipated zoning changes, and successful development by the purchaser, upon which development is dependent on availability of financing.

Acquisition and Development Loans

Generally, 10% to 25% of the loans invested in by us may be acquisition and development loans. Such loans enable borrowers to acquire and/or complete the basic infrastructure and development of their property prior to the construction of buildings or structures. Such development may include installing utilities, sewers, water pipes, and/or streets, together with the costs associated with obtaining entitlements, including zoning, mapping and other required governmental approvals. We will generally invest in loans with an initial face value of up to 60% of the appraised value of the property. Loan-to-value ratios on acquisition and development loans are calculated using as-if developed appraisals. Such appraisals have the same valuation limitations as raw and unimproved land loans, described above.

Construction Loans

Generally, 10% to 70% of our loans may be construction loans. Such loans provide funds for the construction of one or more structures on developed land. Funds under this type of loan will generally not be forwarded to the borrower until work in the previous phase of the project has been completed and an independent inspector has verified certain aspects of the construction and its costs. We will typically require material and labor lien releases by the borrower per completed phase of the project. We will review the appraisal of the value of the property and proposed improvements, and will generally finance up to 75% of the initial appraised value of the property and proposed improvements. Such appraisals have the same valuation limitations as raw and unimproved land loans, described above.

Commercial Property Loans

Generally, 20% to 50% of the loans we invest in may be commercial property loans. Such loans provide funds to allow borrowers to acquire income-producing property or to make improvements or renovations to the property in order to increase the net operating income of the property so that it may qualify for institutional refinancing. Generally, we review the initial property appraisal and generally invest in loans for up to 75% of such appraised value of the property.

Residential Loans

A small percentage of the loans invested in by us may be residential loans. Such loans facilitate the purchase or refinance of one to four family residential property units provided the borrower uses one of the units on the property as such borrower’s principal residence. We will generally invest in loans for up to 75% of the initial value of the property.

Collateral

Each loan is secured by a lien on either a fee simple or leasehold interest in real property as evidenced by a first deed of trust or a second deed of trust.

First Deed of Trust

Historically, most of our loans were secured by first deeds of trust. Thus as a lender, we would have rights as a first priority lender of the collateralized property. As of September 30, 2012 and December 31, 2011, approximately 97% and 49%, respectively, of our loans were secured by first deeds of trust. When funded, such loans constituted more than 85% of our loans. The percentage of our loans secured by first deeds of trust has decreased primarily due to the decrease in loans secured by first deeds of trust through sales, foreclosures and modifications.

Second Deed of Trust

Prior to September 2008, our objective has been that not more than 10% of our loan portfolio would be secured by second deeds of trust; unless our board of directors approves a higher percentage. During September 2008, the board authorized us to allow loans secured by second deeds of trust to constitute up to 15% of our loans, due to loan restructuring and business opportunities. In a second priority loan, the rights of the lender (such as the right to receive payment on foreclosure) will be subject to the rights of the first priority lender. In a wraparound loan, the lender’s rights will be comparably subject to the rights of a first priority lender, but the aggregate indebtedness evidenced by the loan documentation will be the first priority loan plus the new funds the lender invests. The lender would receive all payments from the borrower and forward to the senior lender its portion of the payments the lender receives. As of September 30, 2012 and December 31, 2011, approximately 3% and 51%, respectively, of our loans were secured by a second deed of trust. When funded, such loans constituted less than 15% of our loans. The percentage of our loans in second deeds of trust has increased primarily due to the decrease in loans secured by first deeds of trust through sales, foreclosures and modifications.

Prepayment Penalties and Exit Fees

Generally, the loans we invest in will not contain prepayment penalties but may contain exit fees payable when the loan is paid in full, by the borrower, to our manager or its affiliates as part of their compensation. If interest rates decline, the amount we can charge as interest on our loans will also likely decline. Moreover, if a borrower should prepay obligations that have a higher interest rate from an earlier period, we will likely not be able to reinvest the funds in real estate loans earning that higher rate of interest. In the absence of a prepayment fee, we will receive neither the anticipated revenue stream at the higher rate nor any compensation for its loss. As of December 31, 2011, none of our loans had a prepayment penalty, although eight of our loans, totaling approximately $37.4 million, had an exit fee. Out of the eight loans with an exit fee, four loans, totaling approximately $26.6 million, were considered non-performing as of December 31, 2011. Depending upon the amount by which lower interest rates are available to borrowers, the amount of the exit fees may not be significant in relation to the potential savings borrowers may realize as a result of prepaying their loans.

Extensions to Term of Loan

Our original loan agreements generally permit extensions to the term of the loan by mutual consent. Such extensions are generally provided on loans where the original term was 12 months or less and where a borrower requires additional time to complete a construction project or negotiate take-out financing. Our manager generally grants extensions when a borrower is in compliance with the material terms of the loan, including, but not limited to the borrower’s obligation to make interest payments on the loan. In addition, if circumstances warrant, our manager may extend a loan that is in default as part of a work out plan to collect interest and/or principal.

Interest Reserves

We may invest in loans that include a commitment for an interest reserve, which is usually established at loan closing. The interest reserve may be advanced by us or other lenders with the amount of the borrower’s indebtedness increased by the amount of such advances.

Balloon Payment

As of September 30, 2012 and December 31, 2011, most of our loans provided for payments of interest only with a “balloon” payment of principal payable in full at the end of the term. There are no specific criteria used in evaluating the credit quality of borrowers for real estate loans requiring balloon payments. Furthermore, a substantial period of time may elapse between the review of the financial statements of the borrower and the date when the balloon payment is due. As a result, there is no assurance that a borrower will have sufficient resources to make a balloon payment when due. To the extent that a borrower has an obligation to pay real estate loan principal in a large lump sum payment, its ability to repay the loan may be dependent upon its ability to sell the property, obtain suitable refinancing or otherwise raise a substantial amount of cash. As a result, these loans can involve a higher risk of default than loans where the principal is paid at the same time as the interest payments.

Repayment of Loans on Sale of Properties

We may require a borrower to repay a real estate loan upon the sale of the property rather than allow the buyer to assume the existing loan. We will generally require repayment if we determine that repayment appears to be advantageous to us based upon then-current interest rates, the length of time that the loan has been held by us, the creditworthiness of the buyer and our objectives.

Variable Rate Loans

Occasionally we may acquire variable rate loans. Variable rate loans may use as indices the one and five year Treasury Constant Maturity Index, the Prime Rate Index and the Monthly Weighted Average Cost of Funds Index for Eleventh District Savings Institutions (Federal Home Loan Bank Board).

It is possible that the interest rate index used in a variable rate loan will rise (or fall) more slowly than the interest rate of other loan investments available to us. If we make variable rate loans, our manager, in conjunction with a mortgage broker we may use, will attempt to minimize this interest rate differential by tying variable rate loans to indices that are sensitive to fluctuations in market rates. Additionally, variable rate loans may contain an interest rate floor.

Variable rate loans generally have interest rate caps. For these loans, there is the risk that the market rate may exceed the interest cap rate.

Real Estate Investment Objectives

As of September 30, 2012 and December 31, 2011, we had not purchased any real estate properties. Investments in commercial properties will be primarily in Nevada, Arizona, California, Oregon and Texas or in other areas of the Southwestern and Western part of the United States. Properties acquired may include, but are not limited to, office buildings, shopping centers, business and industrial parks, manufacturing facilities, multifamily properties, warehouses and distribution facilities, motel and hotel properties and recreation and leisure properties. We will not invest in unimproved land or construction or development of properties. We intend to lease properties owned by us and to hold properties until such time as we believe it is the optimal time to capitalize on the capital appreciation of our properties.

We intend to invest principally in properties that generate current income. Potential gain on sale of appreciated properties will be a secondary objective.

Acquisition and Investment Strategies

Capitalizing on Availability of Properties

We believe that excellent opportunities exist in our target markets in the Southwestern United States to acquire quality properties at significant discounts. Some of these properties should exhibit stable cash flow, but are currently underperforming. We intend to generate value by improving cash flows through aggressive leasing, asset management and repositioning of the property. We will acquire these properties directly from owners, through the foreclosure process, or from financial institutions holding foreclosed real estate.

Maximizing Value of Acquired Properties

We will seek to reposition properties that we acquire through strategic renovation and re-tenanting such properties. Repositioning of properties may be accomplished by (1) stabilizing occupancy; (2) upgrading and renovating existing structures; and (3) investing significant efforts in recruiting tenants whose goods and services meet the needs of the surrounding neighborhood. We currently do not intend to engage in significant development or redevelopment of properties as the costs of development and redevelopment may exceed the cost of properties that we acquire.

Southwestern and Western United States Focus

Our acquisition efforts will occur in the Southwestern and Western United States, primarily in Nevada, California and Arizona. These regions have recently experienced severe economic distress, which has in turn led to significant declines in real estate values. We believe such factors have created a significant pipeline of acquisition opportunities. Despite the recent downturn, we believe these regions have fundamentally diverse and dynamic economies that hold the potential to recover significantly as the overall economy in the United States improves and that such recovery will in turn improve the real estate markets in these regions.

Focus on Strong Property and Submarket Fundamentals

We will seek to acquire properties that present strong characteristics that we believe are essential for a successful real estate investment. These include:

•	an attractive location in established markets;

•	desirable physical attributes such as a contemporary design and function, adequate parking, flexible and efficient floor plans and environmentally friendly design; and

•	a strong multi-tenant base with limited exposure to significant tenant concentrations.

Apply a Disciplined Underwriting Process

We intend to utilize a disciplined underwriting process in our evaluation of potential property acquisitions. In evaluating a property’s cash flow potential, we intend to use conservative assumptions regarding future cash flow, taking into account not only current rents but future rents that may be negotiated at a discount during the current market downturn, the credit worthiness of tenants and other factors that may affect cash flow, which we believe our management team is well positioned to understand. We also intend to utilize assumptions regarding the timing and level of a market recovery that we believe to be conservative. We intend to acquire properties that are able to provide returns, regardless of when a market recovery occurs, with potential for cash flow improvement and capital appreciation.

Leasing

The terms and conditions of any lease we enter into with our tenants may vary substantially. However, we expect that our leases will conform with the standard market practices in the geographic area where the property is located. We expect to execute new tenant leases and tenant lease renewals, expansions and extensions with terms that are dictated by the current market conditions. If it is economically practical, we may verify the creditworthiness of each tenant. If we verify the creditworthiness of each tenant, we may use industry credit rating services for any guarantors of each potential tenant. We may also obtain relevant financial data from potential tenants and guarantors, such as income statements, balance sheets and cash flow statements. We may require personal guarantees from shareholders of our corporate tenants. However, there can be no guarantee that the tenants selected will not default on their leases or that we can successfully enforce any guarantees.

Financing Sources

We will seek financing from a variety of sources to fund our potential acquisitions. Such sources may include cash on hand, cash flow from operating activities and cash proceeds from any public offering or private placement of equity or debt securities. We may also seek to obtain a revolving credit facility and other secured or unsecured loans to fund acquisitions. We cannot provide any assurance that we will be successful in obtaining any financing for all or any of our potential acquisitions.

Borrowing

We may incur indebtedness to:

•	Finance our investments in real estate loans;

•	Prevent a default under real estate loans that are senior to our real estate loans;

•	Discharge senior real estate loans if this becomes necessary to protect our investment in real estate loans; or

•	Operate or develop a property that we acquired under a defaulted loan.

Our indebtedness should not exceed 70% of the fair market value of our real estate loans. This indebtedness may be with recourse to our assets.

In addition, we may enter into structured arrangements with other lenders in order to provide them with a senior position in real estate loans that we might jointly fund. For example, we might establish a wholly owned special purpose corporation that would borrow funds from an institutional lender under an arrangement where the resulting real estate loans would be assigned to a trust, and the trust would issue a senior certificate to the institutional lender and a junior certificate to the special purpose corporation. This would assure the institutional lender of repayment in full prior to our receipt of any repayment on the jointly funded real estate loans.

Competition

Generally, real estate developers depend upon the timely completion of a project to obtain a competitive advantage when selling their properties. We have sought to attract real estate developers by offering expedited loan processing, which generally provides quick approval and funding of a loan. As a result, we have established a market niche as a non-conventional real estate lender.

We consider our direct competitors to be the providers of real estate loans who offer short-term, equity-based loans on an expedited basis for higher fees and rates than those charged by other financial institutional lenders such as commercial banks. Many of the companies against which we compete have substantially greater financial, technical and other resources than either our company or our manager that may allow them to enjoy significant competitive advantages. Competition in our market niche depends upon a number of factors, including terms and interest rates of a loan, the price of a property, speed of loan processing and closing escrow on properties, cost of capital, reliability, quality of service and support services.

Regulation

We are managed by Vestin Mortgage, subject to the oversight of our board of directors, pursuant to the terms and conditions of our Management Agreement. Vestin Originations and Advant, affiliates of Vestin Mortgage, operate as a mortgage brokers and are subject to extensive regulation by federal, state and local laws and governmental authorities. Mortgage brokers we may use conduct their real estate loan businesses under a license issued by the State of Nevada Mortgage Lending Division. Under applicable Nevada law, the division has broad discretionary authority over the mortgage brokers’ activities, including the authority to conduct periodic regulatory audits of all aspects of their operations.

We, our manager, and certain affiliates are also subject to the Equal Credit Opportunity Act of 1974, which prohibits creditors from discriminating against loan applicants on the basis of race, color, sex, age or marital status, and the Fair Credit Reporting Act of 1970, which requires lenders to supply applicants with the name and address of the reporting agency if the applicant is denied credit. We are also subject to various other federal and state securities laws regulating our activities. In addition, our manager is subject to the Employee Retirement Income Security Act of 1974.

The NASAA Guidelines have been adopted by various state agencies charged with protecting the interests of investors. Administrative fees, loan fees, and other compensation paid to our manager and its affiliates would be generally limited by the NASAA Guidelines. These Guidelines also include certain investment procedures and criteria, which are required for new loan investments. We are not required to comply with NASAA Guidelines; however, we voluntarily comply with applicable NASAA Guidelines unless a majority of our unaffiliated directors determines that it is in our best interest to diverge from such NASAA Guidelines.

Because our business is regulated, the laws, rules and regulations applicable to us are subject to modification and change. There can be no assurance that laws, rules or regulations will not be adopted in the future that could make compliance much more difficult or expensive, restrict our ability to invest in or service loans, further limit or restrict the amount of commissions, interest and other charges earned on loans, or otherwise adversely affect our business or prospects.

Environmental Matters

Federal law imposes liability on a landowner for the presence of improperly disposed hazardous substances on the landowner’s property. This liability is without regard to fault for or knowledge of the presence of such substances and may be imposed jointly and severally upon all succeeding landowners from the date of the first improper disposal. The laws of the states and localities in which we acquire properties may have similar or additional requirements. We cannot assure that hazardous substances or wastes, contaminants, pollutants or sources thereof (as defined by present or future state and federal laws and regulations) will not be discovered on properties during our ownership or after sale to a third party. If such hazardous materials are discovered on a property, we may be required to remove those substances or sources and clean up such affected property. We may incur full recourse liability for the entire cost of any such removal and cleanup. We cannot assure you that the cost of any such removal and cleanup would not exceed the value of the property or that we could recoup any such costs from any third party. We may also be liable to tenants and other users of the affected property and to owners, tenants or users of neighboring properties, and it may find it difficult or impossible to sell the affected property prior to or following any such cleanup.

Employees

We have no employees. Our manager has provided and will continue to provide most of the employees necessary for our operations, except as described below regarding Strategix Solutions, LLC. As of December 31, 2011, the Vestin entities had a total of 12 full-time and no part-time employees. Except as hereinafter noted, all employees are at-will employees and none are covered by collective bargaining agreements. John Alderfer, our former CFO, is a party to an employment, non-competition, confidentiality and consulting contract with Vestin Group, Inc., the parent company of our manager, through December 31, 2016.

During April 2009, we entered into an accounting services agreement with Strategix Solutions, LLC (“Strategix Solutions”), a Nevada limited liability company, for the provision of accounting and financial reporting services. Strategix Solutions also provides accounting and financial reporting services to VRM I and Fund III. Our CFO and other members of our accounting staff are employees of Strategix Solutions. Strategix Solutions is managed by LL Bradford and Company, LLC (“LL Bradford”), a certified public accounting firm that has provided non-audit accounting services to us. The principal manager of LL Bradford was a former officer of our manager from April 1999 through January 1, 2005. Strategix Solutions is owned by certain partners of LL Bradford, none of whom are currently or were previously officers of our manager. As of December 31, 2011, Strategix Solutions dedicates to us a total of three employees.

Available Information

Our Internet website address is www.vestinrealtymortgage2.com. We make available free of charge through http://phx.corporate-ir.net/phoenix.zhtml?c=193758&p=irol-sec our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practical after such material is electronically filed with or furnished, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, to the United States Securities and Exchange Commission (“SEC”). Further, these reports, other information and a copy of this proxy statement/prospectus are located at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operations of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding our filings at www.sec.gov. Information contained on our website does not constitute a part of this.

PROPERTIES

Our manager shares office facilities through a sublease, in Las Vegas, Nevada, with its parent corporation, Vestin Group. In March 2010, Vestin Group entered into a ten–year lease agreement for office facilities in Las Vegas, Nevada.

LEGAL PROCEEDINGS

Legal Matters Involving the Manager

The United States Securities and Exchange Commission (the “Commission”), conducted an investigation of certain matters related to us, our manager, Vestin Capital, VRM I, and Fund III. We fully cooperated during the course of the investigation. On September 27, 2006, the investigation was resolved through the entry of an Administrative Order by the Commission (the “Order”). Our manager, Vestin Mortgage and its Chief Executive Officer, Michael Shustek, as well as Vestin Capital (collectively, the “Respondents”), consented to the entry of the Order without admitting or denying the findings therein.

In the Order, the Commission found that the Respondents violated Sections 17(a)(2) and 17(a)(3) of the Securities Act of 1933 through the use of certain slide presentations in connection with the sale of units in Fund III and in our predecessor, Vestin Fund II, LLC. The Respondents consented to the entry of a cease and desist order, the payment by Mr. Shustek of a fine of $100,000 and Mr. Shustek’s suspension from association with any broker or dealer for a period of six months, which expired in March 2007. In addition, the Respondents agreed to implement certain undertakings with respect to future sales of securities. We are not a party to the Order.

The owner of a substantial majority of the Manager’s units and Fund III were defendants in a civil action filed by Birkeland Family, LLC III and Birkeland Family, LLC V (“Plaintiffs”) in District Court for Clark County, Nevada. The Plaintiffs alleged as causes of action against Vestin group and Fund III: Breach of contract and breach of the implied covenant of good faith and fair dealing regarding the sale of the office building commonly described as 8379 W. Sunset Road, Las Vegas, Nevada. The action sought monetary, punitive and exemplary damages. On January 18, 2011, summary judgment was granted in favor of Fund III, with the Court finding that Fund III was not part of the lease and, therefore, could not be held liable for damages. The Manager is still involved in this civil action. Fund III is attempting to recover legal fees associated with this matter. A judgment has been entered against Vestin Group in the amount of approximately $4.2 million. Vestin Group has appealed this judgment.

Other than the matters described above, our manager believes that it is not a party to any pending legal or arbitration proceedings that would have a material adverse effect on our manager’s financial condition or results of operations or cash flows, although it is possible that the outcome of any such proceedings could have a material impact on our manager’s net income in any particular period. In addition to the matters described above, our manager is involved in a number of other legal proceedings concerning matters arising in connection with the conduct of its business activities. Our manager believes it has meritorious defenses to each of these actions and intends to defend them vigorously.

Legal Matters Involving VRM II

We, VRM I and Vestin Mortgage (“Defendants”) were defendants in a breach of contract class action filed in San Diego Superior Court by certain plaintiffs who alleged, among other things, that they were wrongfully denied roll-up rights in connection with the merger of Fund I into VRM I and Fund II into VRM II. The court certified a class of all former Fund I unit holders and Fund II unit holders who voted against the mergers of Fund I into VRM I and Fund II into VRM II. The trial began in December 2009 and concluded in January 2010. On February 11, 2010, the Defendants were notified of a Tentative Statement of Decision, in their favor issued by the Superior Court for the State of California in San Diego following a trial. In the Tentative Statement, the Court found that there was no roll-up and therefore no breach of contract. The Court entered final judgment for the Defendants on March 18, 2010. Defendants and Plaintiffs agreed to a post-judgment settlement by which Plaintiffs agreed not to appeal the judgment in consideration of a waiver by the Defendants of any claim to recover actual court costs from the Plaintiffs. The Court granted final approval of this settlement of post-judgment rights on July 9, 2010.

We, Vestin Mortgage and Michael V. Shustek (“Defendants”) were defendants in a civil action filed by 88 sets of plaintiffs representing approximately 138 individuals (“Plaintiffs”), in District Court for Clark County, Nevada (the “Nevada Lawsuit”). The Plaintiffs alleged, among other things, that Defendants: breached certain alleged contractual obligations owed to Plaintiffs; breached fiduciary duties supposedly owed to Plaintiffs; and misrepresented or omitted material facts regarding the conversion of Fund II into VRM II. The action sought monetary and punitive damages. The court dismissed the claim for punitive damages. On September 8, 2010, the parties agreed to settle the case. The Settlement Agreement provides for the settlement and complete release of all claims against the Defendants. The settlement was made without admission of liability by Defendants.

In July 2012, we along with our Manager, VRM I, Vestin Group, Vestin Originations and Michael Shustek entered into a Settlement Agreement and Mutual Release (“Settlement Agreement”) with the State of Hawaii and The Huntington National Bank as successor trustee to the Rightstar Trusts. Under the Settlement Agreement, we and VRM I were entitled to receive a portion of certain net proceeds from certain claims from third parties through litigation, settlement or otherwise. The parties agreed that to mutually release each other from any claims and in lieu of such amounts due under the Settlement Agreement, within ten business days after the later of (a) The Huntington Bank’s receipt of the first tranche of certain trust recovery proceeds or (b) entry of a final and non-appealable decision or order approving settlement with each of certain other persons, the sum of $145,000.00 shall be disbursed from the first tranche of trust recovery proceeds to us and VRM I. All other amounts payable under the Settlement Agreement were assigned to the Rightstar Trusts and The Huntington Bank all rights, obligations and claims we or VRM I has or ever can, shall or may have or claim to have arising out of or related to the Rightstar Trusts, or which were asserted or which could have been asserted in such cases. We and VRM I also released any and all interest in the amounts set aside from the sale of the property at 485 Waiale Street, Wailuku, Hawaii. Finally we agreed to purchase all 447,226 shares in Vestin Fund II, LLC currently owned by the Rightstar trusts for $1.40 per share, which purchase is to be consummated within seven days following Court approval of the settlement. The settlement was approved by the Court on August 3, 2012. As of September 30, 2012, the $145,000 has been paid and the shares have been repurchased.

On February 7, 2012, we, VRM I and VF III entered into a Deed in Lieu Agreement with a borrower resolving the foreclosure of our secured loan which had matured on December 31, 2011, with a principal balance, net of allowance for loan loss of approximately $9.9 million, of which our portion was approximately $9.0 million. Pursuant to the Deed in Lieu Agreement, our subsidiary 1701 Commerce, LLC (“1701 Commerce”) received a deed to the property which had secured the loan. The property, which is being operated as the Sheraton – Fort Worth, Texas, is the subject of litigation relating to the validity, priority, nature, and extent of liens claimed by other parties that may secure claims ranging from approximately $41 million to $48 million. We dispute both the validity of certain claimed liens and the amount of the claimed secured debt in part and as of this time intend to pursue our objections and disputes as to such matters. On March 26, 2012, 1701 Commerce filed for Chapter 11 bankruptcy protection in the United States Bankruptcy Court for the Northern District of Texas, Ft. Worth Division, to reorganize its financial affairs and to avoid a pending foreclosure of the property that had been scheduled by a mortgage lien holder and to preserve and protect 1701 Commerce’s equity and the interests of the other creditors of the property. Due to the uncertainty and disputes involving this property, we recorded this investment as Other Real Estate Owned on the balance sheet until August 23, 2012 when the Bankruptcy Court issued an order allowing the bankruptcy to proceed despite a motion to dismiss it and required 1701 Commerce to deposit $1 million as additional collateral with the court which was funded by us, VRM I and VF III, and gave 1701 Commerce until November 24, 2012, which has now been extended indefinitely to obtain confirmation of a reorganization plan. We hold an interest of approximately 90%, VRM I holds an interest of approximately 8% and Fund III holds an interest of approximately 2% in 1701 Commerce. Pursuant to the order issued on August 23, 2012, we include the operations through consolidation into our financial statements from such date forward.

On September 24, 2012, 1701 Commerce entered into an asset purchase agreement to sell its assets in consideration of $55 million. Pursuant to the agreement, an earnest money deposit of $250,000 is currently maintained by a title company. Following the Bankruptcy Court’s approval of the sale of the assets to the buyer, the buyer has a 60 day due diligence period to review and approve the assets to be acquired. Upon the satisfaction of all conditions included in the agreement, subject to payment of certain approved claims and court approval, the balance of the purchase price will be paid in cash to 1701 Commerce. Pursuant to this agreement, this asset will be reported as an asset held for sale. As of the date of this joint proxy statement/prospectus, management estimates the net realizable value to approximate the net assets held for sale.

In addition to the matters described above, we are involved in a number of other legal proceedings concerning matters arising in the ordinary course of our business activities. We believe we have meritorious defenses to each of these actions and intend to defend them vigorously. Other than the matters described above, we believe that we are not a party to any pending legal or arbitration proceedings that would have a material adverse effect on our financial condition or results of operations or cash flows, although it is possible that the outcome of any such proceedings could have a material impact on our operations in any particular period.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

Our common stock is traded on the Nasdaq Global Select Market under the symbol VRTB and began trading on May 1, 2006. The price per share of common stock presented below represents the highest and lowest sales price for our common stock on the Nasdaq Global Select Market.

2011	High	Low

First Quarter	$1.64	$1.01
Second Quarter	$1.52	$1.02
Third Quarter	$1.65	$1.10
Fourth Quarter	$1.40	$1.08

2010	High	Low

First Quarter	$2.55	$1.64
Second Quarter	$1.99	$1.35
Third Quarter	$1.89	$1.21
Fourth Quarter	$1.72	$1.36

Holders

As of November 14, 2012, there were approximately 2,610 holders of record of 12,720,783 shares of our common stock.

Dividend Policy

In August 2006, our board of directors voted to authorize a Dividend Declaration Policy that allows, at the Company’s discretion, for dividends to be declared monthly instead of quarterly. During June 2008, our Board of Directors decided to suspend the payment of dividends. No dividends were declared during the year ended December 31, 2011. In light of our accumulated loss, we do not expect to pay dividends in the foreseeable future.

Recent Sales of Unregistered Securities

None

Equity Compensation Plan Information

None

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

On March 21, 2007, our board of directors authorized the repurchase of up to $10 million worth of our common stock. Depending upon market conditions, shares may be repurchased from time to time at prevailing market prices through open market or privately negotiated transactions. We are not obligated to purchase any shares. Subject to applicable securities laws, repurchases may be made at such times and in such amounts, as our manager deems appropriate. As of December 31, 2011 we had a total of 2,276,580 shares of treasury stock of which 189,378 were received as a part of a settlement in the amount of approximately $0.2 million. On this date we retired 2,087,202 shares leaving a balance of 189,378 at a cost of approximately $0.2 million.

The following is a summary of our stock acquisitions during the three months ended December 31, 2011, as required by Regulation S-K, Item 703.

Period	(a) Total Number of Shares Purchased	(b) Average Price Paid per Share	(c) Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	(d) Maximum Number (or Approximate Dollar Value) of Shares that May Yet Be Purchased Under the Plans or Programs
October 1 – October 31, 2011	—	$—	—	$2,685,269
November 1 – November 30, 2011	—	—	—	2,685,269
December 1 – December 31, 2011	189,378	1.18	—	2,461,802

Total	189,378	$1.18	—	$2,461,802

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a financial review and analysis of our financial condition and results of operations for the three and nine months ended September 30, 2012 and 2011, and for the years ended December 31, 2011 and 2010, and should be read in conjunction with our consolidated financial statements and accompanying notes, and other detailed information regarding us.

RESULTS OF OPERATIONS

OVERVIEW

Our primary business objective is to generate income while preserving principal by investing in real estate loans. We believe there is a significant market opportunity to make real estate loans to owners and developers of real property whose financing needs are not met by other real estate lenders. The loan underwriting standards utilized by our manager and the mortgage brokers we utilize are less strict than those used by many institutional real estate lenders. In addition, one of our competitive advantages is our ability to approve loan applications more quickly than many institutional lenders. As a result, in certain cases, we may make real estate loans that are riskier than real estate loans made by many institutional lenders such as commercial banks. However, in return, we seek a higher interest rate and our manager takes steps to mitigate the lending risks such as imposing a lower loan-to-value ratio. While we may assume more risk than many institutional real estate lenders, in return, we seek to generate higher yields from our real estate loans.

Our operating results are affected primarily by: (i) the amount of capital we have to invest in real estate loans, (ii) the level of real estate lending activity in the markets we service, (iii) our ability to identify and work with suitable borrowers, (iv) the interest rates we are able to charge on our loans and (v) the level of non-performing assets, foreclosures and related loan losses which we may experience.

Our operating results have been adversely affected by increases in allowances for loan losses and increases in non-performing assets. This negative trend accelerated sharply during the year ended December 31, 2008 and continues to affect our operations.

We believe that the current level of our non-performing assets is a direct result of the deterioration of the economy and credit markets several years ago. As the economy weakened and credit became more difficult to obtain, many of our borrowers who develop and sell commercial real estate projects were unable to complete their projects, obtain takeout financing or were otherwise adversely impacted. While the general economy has improved, the commercial real estate markets in many of the areas where we make loans continue to suffer from depressed conditions. Our exposure to the negative developments in the credit markets and general economy has likely been increased by our business strategy, which entails more lenient underwriting standards and expedited loan approval procedures. Moreover, declining real estate values in the principal markets in which we operate has in many cases eroded the current value of the security underlying our loans.

Continued weakness in the commercial real estate markets and the weakness in lending may continue to have an adverse impact upon our markets. This may result in further defaults on our loans, and we might be required to record additional reserves based on decreases in market values, or we may be required to restructure additional loans. This increase in loan defaults has materially affected our operating results and led to the suspension of dividends to our stockholders.

During the nine months ended September 30, 2012, we funded 13 loans totaling approximately $22.9 million. During the nine months ended September 30, 2011, we funded five loan totaling approximately $3.7 million. As of September 30, 2012, our loan-to-value ratio was 62.0%, net of allowances for loan losses, on a weighted average basis generally using updated appraisals. Additional increases in loan defaults accompanied by additional declines in real estate values, as evidenced by updated appraisals generally prepared on an “as-is-basis,” will have a material adverse effect on our financial condition and operating results.

As of September 30, 2012, we have provided a specific reserve allowance for one non-performing loans and three performing loans based on updated appraisals of the underlying collateral and our evaluation of the borrower for these loans, obtained by our manager.

As of September 30, 2012, our loans were in the following states: California, Michigan, Nevada, Ohio, Texas and Utah.

At our annual meeting held on December 15, 2011, stockholders holding a majority of our outstanding shares voted to amend our Bylaws to expand our investment policy to include investments in and acquisition, management and sale of real property or the acquisition of entities involved in the ownership or management of real property. Stockholders holding a majority of our outstanding shares also voted to amend our charter to change the terms of our existence from its expiration date of December 31, 2020 to perpetual existence. As a result, we will begin to acquire, manage, renovate, reposition, sell or otherwise invest in real property or acquire entities involved in the ownership or management of real property.

We, along with VRM Merger Sub, Inc. (a subsidiary we wholly own) and VRM I announced on May 30, 2012 that we have entered into a definitive merger agreement pursuant to which VRM Merger Sub will merge with and into VRM I in a stock-for-stock merger, with VRM I surviving the transaction as our wholly owned subsidiary. Under the terms of the transaction, which has been approved by the boards of directors of both companies, stockholders of VRM I (other than us) will receive a fixed ratio of 0.82 share of our common stock for each share of VRM I common stock they own. If the transaction is approved by our shareholders and the shareholders of VRM I, upon closing, VRM I stockholders will own approximately 30% of our common stock. Pursuant to the terms of the agreement, one member of the VRM I Board of Directors will replace an existing Director on our Board of Directors. A proxy statement and registration statement relating to the stock to be issued by us in the proposed transaction will be filed with the SEC. The transaction is subject to customary approvals and closing conditions and requires the approval of the VRM I stockholders (with respect to the merger) and our stockholders (with respect to the issuance of our common stock).

SUMMARY OF FINANCIAL RESULTS FOR THE QUARTER ENDED SEPTEMBER 30, 2012

Comparison of operating results for the three months ended September 30, 2012, to the three months ended September 30, 2011.

Total Revenue:	2012	2011	$ Change	% Change
Interest income from investment in real estate loans	$427,000	$259,000	$168,000	65%
Gain related to pay off of real estate loan, including recovery of allowance for loan loss	31,000	100,000	(69,000)	(69%)
Gain related to pay off of notes receivable, including recovery of allowance for notes receivable	79,000	—	79,000	100%
Other income	—	42,000	(42,000)	(100%)

Total	$537,000	$401,000	$136,000	34%

Our revenue from interest income is dependent upon the balance of our investment in real estate loans and the interest earned on these loans. Interest income was adversely affected by the level of modified loans and the reduction in new lending activity during the first three quarters of 2011. We experienced an increase in new lending activity in the second half of 2011 and first half of 2012, which has produced an overall increase in interest income for third quarter 2012. It is premature at this time to predict whether or not the increase in lending activity in the second half of 2011 and first three quarters of 2012 will be sustained in the future. Scheduled payments on fully reserved notes receivable and loans resulted in an increase in gain related to payoff of real estate loan.

Operating Expenses:	2012	2011	$ Change	% Change
Management fees – related party	$242,000	$274,000	$(32,000)	(12%)
Provision for loan loss	50,000	955,000	(905,000)	(95%)
Interest expense	2,000	60,000	(58,000)	(97%)
Professional fees	166,000	247,000	(81,000)	(33%)
Insurance	49,000	63,000	(14,000)	(22%)
Consulting	73,000	73,000	—	—
Other	26,000	92,000	(66,000)	(72%)

Total	$608,000	$1,764,000	$(1,156,000)	(66%)

Operating expenses were 66% lower during the three months ended September 30, 2012 than during the same three months in 2011. Provision for loan loss expense change is due to what appears to be a more stabilized real estate market. Interest expense decreased during the three months ended September 30, 2012 due to the decreased balance of secured borrowings which were paid off in 2011. Professional fees have decreased due to a significant decrease in pending litigation.

Non-operating Income (Loss):	2012	2011	$ Change	% Change
Interest income from banking institutions	$—	$1,000	$(1,000)	(100%)
Settlement income	90,000	—	90,000	100%
Recovery from settlement with loan guarantor	203,000	—	203,000	100%

Total	$293,000	$1,000	$292,000	292%

During January 2011, we, VRM I and Fund III were awarded unsecured claims up to $3.6 million from a bankruptcy settlement with a guarantor of certain loans. Pursuant to the terms of the settlement, we received payment of approximately $203,000 during July 2012. In July, 2012, we along with our Manager, VRM II, Vestin Group, Vestin Originations and Michael Shustek entered into a Settlement Agreement and Mutual Release with the State of Hawaii and The Huntington National Bank as successor trustee to the Rightstar Trusts. Under the Settlement Agreement, we and VRM I were entitled to receive a portion of certain net proceeds from certain claims from third parties through litigation, settlement or otherwise. The agreement resulted in payments to claimants of $145,000, of which our portion was approximately $90,000.

Discontinued Operations, net of income taxes:	2012	2011	$ Change	% Change
Net gain on sale of real estate held for sale	$—	$64,000	$(64,000)	(100%)
Expenses related to real estate held for sale	(252,000)	(258,000)	6,000	2%
Write down on real estate held for sale	—	(708,000)	708,000	100%
Income from assets held for sale, net of income taxes	95,000	862,000	(767,000)	(89%)

Total	$(157,000)	$(40,000)	$(117,000)	(293)%

Discontinued operations were 293% lower during the three months ended September 30, 2012 than during the same three months in 2011. We received income from assets held for sale during the three months ended September 30, 2012 for a different asset held for sale than in the same period 2011. During the three months ended September 30, 2011, we recorded net gains on sale of real estate held for sale for properties sold in prior periods due to payments on settlement agreements. There was no such income during the same period in 2012. No write-down on real estate was necessary for the three months ended September 30, 2012 compared to write-downs in of $708,000 during the same period in 2011.

Comparison of operating results for the nine months ended September 30, 2012, to the nine months ended September 30, 2011.

Total Revenue:	2012	2011	$ Change	% Change
Interest income from investment in real estate loans	$1,008,000	$1,016,000	$(8,000)	(1%)
Gain related to pay off of real estate loan, including recovery of allowance for loan loss	1,268,000	133,000	1,135,000	848%
Gain related to pay off of notes receivable, including recovery of allowance for notes receivable	226,000	—	226,000	100%
Other income	—	100,000	(100,000)	(100%)

Total	$2,502,000	$1,249,000	$1,253,000	100%

Our revenue from interest income is dependent upon the balance of our investment in real estate loans and the interest earned on these loans. Interest income has been adversely affected by the level of modified loans and the reduction in new lending activity during the first three quarters of 2011. We experienced an increase in new lending activity in the second half of 2011 and first three quarters of 2012 and we anticipate that the activity in our loan portfolio will produce an overall increase in interest income for 2012. It is premature at this time to predict whether or not the increase in lending activity in the second half of 2011 and first three quarters of 2012 will be sustained in the future. Scheduled payments on fully reserved notes receivable and loans resulted in an increase in gain related to payoff of real estate loan and other income. During May 2012, we, VRM I and Fund III sold our portions of a fully reserved loan of $14.0 million, of which our portion was $12.6 million to a third party. We received a payment of approximately $1.0 million.

Operating Expenses:	2012	2011	$ Change	% Change
Management fees – related party	$791,000	$823,000	$(32,000)	(4%)
Provision for loan loss	815,000	955,000	(140,000)	15%
Interest expense	2,000	178,000	(176,000)	(99%)
Professional fees	753,000	927,000	(174,000)	(19%)
Consulting fees	161,000	134,000	27,000	20%
Insurance	219,000	230,000	(11,000)	(5%)
Other	143,000	225,000	(82,000)	(36%)

Total	$2,884,000	$3,472,000	$(588,000)	(17%)

Operating expenses were 17% lower during the nine months ended September 30, 2012 partially as a result of a decrease in provision for loan losses compared to the nine months ended September 30, 2011. Interest expense decreased during the nine months ended September 30, 2012 due to the decreased balance of secured borrowings which were paid off in 2011. Professional fees have decreased due to a significant decrease in pending litigation. Consulting fees have increased due to credit review by a third party.

Non-operating Income (Loss):	2012	2011	$ Change	% Change
Interest income from banking institutions	$1,000	$6,000	$(5,000)	(83%)
Settlement income	90,000	—	90,000	100%
Recovery from settlement with loan guarantor	746,000	—	746,000	100%
Gain on sale of marketable securities	15,000	—	15,000	100%
Discounted professional fees	—	1,620,000	(1,620,000)	(100%)
Settlement expense	(66,000)	—	(66,000)	(100%)

Total	$786,000	$1,626,000	$(840,000)	(52%)

During the nine months ended September 30, 2012 we settled two lawsuits which resulted in an expense of approximately $66,000. In addition, we received from the plaintiff 14,374 shares of the company’s stock that was held as treasury stock, but since retired. The purchase and subsequent sale of marketable securities occurred during the nine months ended September 30, 2012, resulting in a gain of approximately $15,000. No such transactions occurred in the nine months ended September 30, 2011. During the nine months ended September 30, 2011 we received approximately $1.6 million in discounts related to past legal bills. There was no similar discount received in 2012. In addition, during January 2011, we, VRM I and Fund III were awarded unsecured claims up to $3.6 million from a bankruptcy settlement with a guarantor of certain loans. Pursuant to the terms of the settlement, we received payment of approximately $543,000 during April 2012 and $203,000 in July 2012. In July 2012, we along with our Manager, VRM II, Vestin Group, Vestin Originations and Michael Shustek entered into a Settlement Agreement and Mutual Release with the State of Hawaii and The Huntington National Bank as successor trustee to the Rightstar Trusts. Under the Settlement Agreement, we and VRM II were entitled to receive a portion of certain net proceeds from certain claims from third parties through litigation, settlement or otherwise. The agreement resulted in payments to claimants of $145,000, with our portion was approximately $90,000.

Discontinued Operations, net of income taxes:	2012	2011	$ Change	% Change
Net gain on sale of real estate held for sale	$12,000	$74,000	$(62,000)	(84%)
Expenses related to real estate held for sale	(1,094,000)	(657,000)	(437,000)	(67%)
Write-downs on real estate held for sale	(1,420,000)	(1,321,000)	(99,000)	(7%)
Income from assets held for sale, net of income taxes	95,000	1,739,000	(1,644,000)	(95%)

Total	$(2,407,000)	$(165,000)	$(2,242,000)	(1359%)

Expenses related to discontinued operations increased by approximately $2.2 million during the nine months ended September 30, 2012 compared to the same three months in 2011. This variance is primarily due to receiving income from two different assets held for sale during the nine months ended September 30, 2012 and 2011. Expenses related to real estate held for sale increased due to acquiring two properties during 2012. The increase in expenses related to real estate held for sale is due to attorney fees for the bankruptcy and other operating expenses for 1701 Commerce. During the nine months ended September 30, 2011 we recorded net gains on sale of real estate held for sale for properties sold in prior periods due to payments on settlement agreements, with gains higher than during the same time period in 2012. Write downs on real estate held for sale were higher during the nine months ended September 30, 2012 than they were during the same time period in 2011.

CAPITAL AND LIQUIDITY AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012

Liquidity is a measure of a company’s ability to meet potential cash requirements, including ongoing commitments to fund lending activities and general operating purposes. Subject to a 3% reserve, we generally seek to use all of our available funds to invest in real estate assets. Distributable cash flow generated from such loans is paid out to our stockholders, in the form of a dividend. We do not anticipate the need for hiring any employees, acquiring fixed assets such as office equipment or furniture, or incurring material office expenses during the next twelve months. We may pay our manager an annual management fee of up to 0.25% of the aggregate capital received by Fund II and us from the sale of shares or membership units.

During the nine months ended September 30, 2012, net cash flows used in operating activities were approximately $2.3 million. Operating cash flows were used for the payment of normal operating expenses such as management fees, accounting fees, legal bills and expenses related to real estate held for sale. Cash flows related to investing activities consisted of cash used by loan investments in new real estate loans of approximately $22.9 million and an investment in MVP Realty Advisors of approximately $0.5 million. In addition, cash flows related to investing activities consisted of cash provided by loan payoffs and sale of investments in real estate loans to third parties of approximately $18.4 million, proceeds from the sale of REO and nonrefundable extension fees on REO of approximately $0.2 million, proceeds of $0.7 million from unsecured claims awarded from settlement with guarantor and proceeds from notes receivable of approximately $1.3 million. In addition, the Bankruptcy Court issued an order to deny the dismissal of the bankruptcy and required 1701 Commerce to deposit $1 million as additional collateral with the court, of which our portion is $0.9 million. Cash flows used in financing activities consisted of cash for payments on notes payable of approximately $0.2 million and purchase of 14,374 shares of treasury stock from a plaintiff in a lawsuit of approximately $0.4 million.

At September 30, 2012, we had approximately $2.1 million in cash, $0.7 million in marketable securities – related party and approximately $97.8 million in total assets. We intend to meet short-term working capital needs through a combination of proceeds from loan payoffs, loan sales, sales of real estate held for sale and/or borrowings. We believe we have sufficient working capital to meet our operating needs during the next 12 months.

During April 2012, we contributed $1,000 for a 40% interest in MVPRA. Mr. Shustek, through a wholly owned company named MVP Capital Partners, LLC (“MVPCP”), contributed $1,500 for a 60% interest in MVPRA. We and MVPCP anticipate providing additional funds to MVPRA, either in the form of capital contributions or loans. The amount and nature of such funding arrangements cannot be determined at this time. As of September 30, 2012, we and MVPCP have loaned approximately $0.5 million and approximately $1.6 million, respectively, to MVPRA related to MVP REIT, Inc.

A small percentage of our shareholders have elected to reinvest their dividends, we suspended payment of dividends in June 2008 and at this time are not able to predict when dividend payments will resume. Accordingly, we do not expect to issue any new shares through our dividend reinvestment program in the foreseeable future.

When economic conditions permit, we may seek to expand our capital resources through borrowings from institutional lenders or through securitization of our loan portfolio or similar arrangements. No assurance can be given that, if we should seek to borrow additional funds or to securitize our assets, we would be able to do so on commercially attractive terms. Our ability to expand our capital resources in this manner is subject to many factors, some of which are beyond our control, including the state of the economy, the state of the capital markets and the perceived quality of our loan portfolio.

On June 7, 2012, our Board of Directors (“Board”) approved the adoption of a prearranged stock repurchase plan intended to qualify for the safe harbor under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (“10b5-1 Plan”). The 10b5-1 Plan will become effective on the third business day following the earlier of (i) completion of the proposed acquisition by the Company of VRM I in a stock for stock merger pursuant to a definitive merger agreement dated May 30, 2012 (the “Merger Agreement”), (ii) a vote by our shareholders or VRM I to reject the proposed Merger or (iii) termination of the Merger Agreement by VRM I. The 10b5-1 Plan will terminate twelve months after its effective date, unless terminated sooner in accordance with its terms. Purchases may be made in the open market or through privately negotiated transactions in support of our stock repurchase plan. Purchases in the open market will be made in compliance with Rule 10b-18 under the Securities Exchange Act of 1934. We are authorized to purchase up to $5,200,000 of its common stock pursuant to the 10b5-1 Plan.

We maintain working capital reserves of approximately 3% in cash and cash equivalents, certificates of deposits and short-term investments or liquid marketable securities. This reserve is available to pay expenses in excess of revenues, satisfy obligations of underlying properties, expend money to satisfy our unforeseen obligations and for other permitted uses of working capital. As of November 14, 2012, we have met our 3% reserve requirement.

SUMMARY OF FINANCIAL RESULTS FOR THE YEAR ENDED DECEMBER 31, 2011 AND DECEMBER 31, 2010

Total Revenue:	2011	2010	$ Change	% Change
Interest income from investment in real estate loans	$1,244,000	$1,829,000	$(585,000)	(32%)
Gain related to pay off of real estate loan, including recovery of allowance for loan loss	249,000	124,000	125,000	101%
Gain related to pay off of notes receivable, including recovery of allowance for notes receivable	505,000	142,000	363,000	256%

Other Income	89,000	—	89,000	100%

Total	$2,087,000	$2,095,000	$(8,000)	(0.3%)

Our revenue from interest income is dependent upon the balance of our investment in real estate loans and the interest earned on these loans. Interest income has been adversely affected by the level of modified loans and the reduction in new lending activity during the first three quarters of 2011. We experienced an increase in new lending activity in the second half of 2011. We anticipate that the activity in our loan portfolio will produce an increase in interest income for 2012. It is premature at this time to predict whether or not the increase in lending activity in the second half of 2011 will be sustained in the future. Scheduled payments on fully allowed for notes receivable and loans resulted in an increase in gain related to payoff of real estate loan and other income.

Total Operating Expenses:	2011	2010	$ Change	% Change

Management fees – related party	$1,098,000	$1,098,000	$—	—

Provision for loan loss	1,028,000	8,300,000	(7,272,000)	(88%)

Interest expense	206,000	965,000	(759,000)	(79%)

Professional fees	1,419,000	4,750,000	(3,331,000)	(70%)

Provision for doubtful accounts related to receivable	—	133,000	(133,000)	(100%)

Loan fees	—	3,000	(3,000)	(100%)

Consulting fees	217,000	105,000	112,000	107%

Insurance	304,000	316,000	(12,000)	(4%)

Other	310,000	687,000	(377,000)	(55%)

Total	$4,582,000	$16,357,000	$(11,786,000)	(70%)

Operating expenses were 70% lower in 2011 largely as a result of a significant decrease in the provision for loan losses in 2011 compared to 2010. The decrease in provision for loan losses follows intensive efforts of the past several years to resolve the troubled loans which accumulated in the wake of the recession and real estate crash. Interest expense decreased in 2011 due to the decreased balance of secured borrowings compared to 2010. Professional fees have decreased due to a significant decrease in pending litigation.

Non-operating income (loss):	2011	2010	$ Change	% Change

Interest income from banking institutions	$7,000	$1,000	$6,000	600%

Discounted professional fees	1,580,000	—	1,580,000	100%

Impairment of marketable securities – related party	—	(628,000)	628,000	(100%)

Settlement expense	—	(2,239,000)	2,239,000	(100%)

Total	$1,587,000	$(2,866,000)	$4,453,000	(155%)

During 2011 we recorded discounts received related to past legal bills of approximately $1.6 million. There was no comparable discount during 2010. During 2010 we recognized an impairment of our marketable securities – related party of approximately $0.6 million and a settlement expense of approximately $2.2 million related to the Nevada Lawsuit. There were no such comparable expenses in 2011.

Discontinued operations, net of income taxes:	2011	2010	$ Change	% Change

Net gain on sale of real estate held for sale	$1,258,000	$285,000	$973,000	341%

Income from guarantors related to real estate held for sale	—	2,000	(2,000)	(100%)

Expenses related to real estate held for sale	(867,000)	(1,138,000)	271,000	(24%)

Gain related to HFS settlement	430,000	—	430,000	100%

Income from Hawaiian cemeteries and mortuaries, net of income taxes	1,889,000	159,000	1,730,000	1088%

Write-downs on real estate held for sale	(1,951,000)	(3,686,000)	1,735,000	(47%)

Total	$759,000	$(4,378,000)	$5,137,000	(117%)

During 2011 we recorded net gains on sale of real estate held for sale for properties sold in prior periods due to payments on settlement agreements. In addition, decreased expenses and write-downs on real estate held for sale, along with income received from Hawaiian cemeteries and mortuaries acquired, resulted in revenue generated from our discontinued operations. The decrease in write-downs on real estate held for sale is due to current appraisals reflecting a current value closer to the recorded value of asset.

CAPITAL AND LIQUIDITY AS OF AND FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2011

Liquidity is a measure of a company’s ability to meet potential cash requirements, including ongoing commitments to fund lending activities and general operating purposes. Subject to a 3% reserve, we generally seek to use all of our available funds to invest in real estate assets. Distributable cash flow generated from such loans is paid out to our stockholders, in the form of a dividend. We do not anticipate the need for hiring any employees, acquiring fixed assets such as office equipment or furniture, or incurring material office expenses during the next twelve months. We may pay our manager an annual management fee of up to 0.25% of the aggregate capital received by Fund II and us from the sale of shares or membership units.

During the year ended December 31, 2011, net cash flows used in operating activities were approximately $0.7 million. Operating cash flows were adversely impacted by the payment of prior accounts payable and accrued liabilities balances of approximately $2.1 million which mainly consisted of payment of legal bills and reversal of prior accrued liabilities. This increase in cash flow was offset by an overall decrease in our operating expenses, during the year ended December 31, 2011, as compared to 2010. Cash flows related to investing activities consisted of cash used by loan investments in new real estate loans of approximately $14.3 million, cash provided by loan payoffs and sale of investments in real estate loans to related and third parties of approximately $9.7 million, the sale of real estate and assets held for sale of approximately $9.4 million and proceeds from notes receivable of approximately $0.5 million. Cash flows from financing activities consisted of cash used for payments on notes payable of approximately $1.5 million, repurchase on secured borrowings of approximately $1.1 million, purchase of treasury stock of approximately $0.8 million and distributions to non-controlling interest related to the assets held for sale of approximately $0.4 million.

At December 31, 2011, we had approximately $9.2 million in cash, $0.6 million in marketable securities – related party and approximately $52.6 million in total assets. We intend to meet short-term working capital needs through a combination of proceeds from loan payoffs, loan sales, sales of real estate held for sale and/or borrowings. We believe we have sufficient working capital to meet our operating needs during the next 12 months.

We have no current plans to sell any new shares. Although a small percentage of our shareholders have elected to reinvest their dividends, we suspended payment of dividends in June 2008 and at this time are not able to predict when dividend payments will resume. Accordingly, we do not expect to issue any new shares through our dividend reinvestment program in the foreseeable future.

On March 21, 2007, our Board of Directors authorized the repurchase of up to $10 million worth of our common stock. Depending upon market conditions, shares may be repurchased from time to time at prevailing market prices through open market or privately negotiated transactions. We are not obligated to purchase any shares. Subject to applicable securities laws, repurchases may be made at such times and in such amounts, as our manager deems appropriate. As of December 31, 2011 we had a total of 2,276,580 shares of treasury stock. On this date we retired 2,087,202 shares leaving a balance of 189,378 at a cost of approximately $0.2 million. As of December 31, 2010 we had a total of 1,857,850 shares of treasury stock carried on our books at cost totaling approximately $6.9 million.

We maintain working capital reserves of approximately 3% in cash and cash equivalents, certificates of deposits and short-term investments or liquid marketable securities. This reserve is available to pay expenses in excess of revenues, satisfy obligations of underlying properties, expend money to satisfy our unforeseen obligations and for other permitted uses of working capital. As of November 14, 2012, we have met our 3% reserve requirement.

Investments in Real Estate Loans Secured by Real Estate Portfolio

We offer five real estate loan products consisting of commercial property, construction, acquisition and development, land, and residential loans. The effective interest rates on all product categories range from 4.5% to 15%. Revenue by product will fluctuate based upon relative balances during the period. We had investments in 18 real estate loans as of September 30, 2012, with a balance of approximately $30.7 million as compared to investments in 24 real estate loans as of December 31, 2011, with a balance of approximately $58.0 million.

Asset Quality and Loan Reserves

As a commercial real estate lender willing to invest in riskier loans, rates of delinquencies, foreclosures or losses on our loans could be higher than those generally experienced in the commercial mortgage lending industry during this period of economic slowdown and recession. Problems in the sub-prime residential mortgage market have adversely affected the general economy and the availability of funds for commercial real estate developers. We believe this lack of available funds has led to an increase in defaults on our loans. Furthermore, problems experienced in U.S. credit markets from 2007 through 2009 reduced the availability of credit for many prospective borrowers. While credit markets have generally improved, the commercial real estate markets in our principal areas of operation have not recovered, thereby resulting in continuing constraints on the availability of credit in these markets. These problems have made it more difficult for our borrowers to obtain the anticipated re-financing necessary in many cases to pay back our loans. Thus, we have had to work with some of our borrowers to either modify, restructure and/or extend their loans in order to keep or restore the loans to performing status. Our manager will continue to evaluate our loan portfolio in order to minimize risk associated with current market conditions.

OFF-BALANCE SHEET ARRANGEMENTS

As of September 30, 2012, we do not have any interests in off-balance sheet special purpose entities nor do we have any interests in non-exchange traded commodity contracts.

RELATED PARTY TRANSACTIONS

From time to time, we may acquire or sell investments in real estate loans from/to our manager or other related parties pursuant to the terms of our Management Agreement without a premium. No gain or loss is recorded on these transactions, as it is not our intent to make a profit on the purchase or sale of such investments. The purpose is generally to diversify our portfolio by syndicating loans, thereby providing us with additional capital to make additional loans.

CRITICAL ACCOUNTING ESTIMATES

Revenue Recognition

Interest income on loans is accrued by the effective interest method. We do not accrue interest income from loans once they are determined to be non-performing. A loan is considered non-performing when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement or when the payment of interest is 90 days past due.

The following table presents a sensitivity analysis, averaging the balance of our loan portfolio at the end of the last six quarters, to show the impact on our financial condition at September 30, 2012, from fluctuations in weighted average interest rate charged on loans as a percentage of the loan portfolio:

Changed Assumption	Increase (Decrease) in Interest Income
Weighted average interest rate assumption increased by 1.0% or 100 basis points	$460,000
Weighted average interest rate assumption increased by 5.0% or 500 basis points	$2,302,000
Weighted average interest rate assumption increased by 10.0% or 1,000 basis points	$4,604,000
Weighted average interest rate assumption decreased by 1.0% or 100 basis points	$(460,000)
Weighted average interest rate assumption decreased by 5.0% or 500 basis points	$(2,302,000)
Weighted average interest rate assumption decreased by 10.0% or 1,000 basis points	$(4,604,000)

The purpose of this analysis is to provide an indication of the impact that the weighted average interest rate fluctuations would have on our financial results. It is not intended to imply our expectation of future revenues or to estimate earnings. We believe that the assumptions used above are appropriate to illustrate the possible material impact on the consolidated financial statements.

Allowance for Loan Losses

We maintain an allowance for loan losses on our investments in real estate loans for estimated credit impairment in our investment in real estate loans portfolio. Our manager’s estimate of losses is based on a number of factors including the types and dollar amounts of loans in the portfolio, adverse situations that may affect the borrower’s ability to repay, prevailing economic conditions and the underlying collateral securing the loan. Additions to the allowance are provided through a charge to earnings and are based on an assessment of certain factors, which may indicate estimated losses on the loans. Actual losses on loans are recorded as a charge-off or a reduction to the allowance for loan losses. Subsequent recoveries of amounts previously charged off are added back to the allowance or included as income.

The following table presents a sensitivity analysis to show the impact on our financial condition at September 30, 2012, from increases and decreases to our allowance for loan losses as a percentage of the loan portfolio:

Changed Assumption	Increase (Decrease) in Allowance for Loan Losses
Allowance for loan losses assumption increased by 1.0% of loan portfolio	$307,000
Allowance for loan losses assumption increased by 5.0% of loan portfolio	$1,536,000
Allowance for loan losses assumption increased by 10.0% of loan portfolio	$3,071,000
Allowance for loan losses assumption decreased by 1.0% of loan portfolio	$(307,000)
Allowance for loan losses assumption decreased by 5.0% of loan portfolio	$(1,536,000)
Allowance for loan losses assumption decreased by 10.0% of loan portfolio	$(3,071,000)

Estimating allowances for loan losses requires significant judgment about the underlying collateral, including liquidation value, condition of the collateral, competency and cooperation of the related borrower and specific legal issues that affect loan collections or taking possession of the property. As a commercial real estate lender willing to invest in loans to borrowers who may not meet the credit standards of other financial institutional lenders, the default rate on our loans could be higher than those generally experienced in the mortgage lending industry. We, our manager and Vestin Originations and MVP Mortgage generally approve loans more quickly than other real estate lenders and, due to our expedited underwriting process, there is a risk that the credit inquiry we perform will not reveal all material facts pertaining to a borrower and the security.

We may discover additional facts and circumstances as we continue our efforts in the collection and foreclosure processes. This additional information often causes management to reassess its estimates. In recent years, we have revised estimates of our allowance for loan losses. Circumstances that may cause significant changes in our estimated allowance include, but are not limited to:

•	Declines in real estate market conditions that can cause a decrease in expected market value;

•	Discovery of undisclosed liens for community improvement bonds, easements and delinquent property taxes;

•

Lack of progress on real estate developments after we advance funds. We customarily utilize disbursement agents to monitor the progress of real estate developments and approve loan advances. After further inspection of the related property, progress on construction occasionally does not substantiate an increase in value to support the related loan advances;

•	Unanticipated legal or business issues that may arise subsequent to loan origination or upon the sale of foreclosed upon property; and

•	Appraisals, which are only opinions of value at the time of the appraisal, may not accurately reflect the value of the property.

Real Estate Held for Sale and Other Real Estate Owned

Real estate held for sale and other real estate owned includes real estate acquired through foreclosure or deed in lieu and will be carried at the lower of the recorded amount, inclusive of any senior indebtedness, or the property’s estimated fair value, less estimated costs to sell, with fair value based on appraisals and knowledge of local market conditions. The carrying values of real estate held for sale are assessed on a regular basis from updated appraisals, comparable sales values or purchase offers.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Management Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include interest-bearing and non-interest-bearing bank deposits, money market accounts, short-term certificates of deposit with original maturities of three months or less, and short-term instruments with a liquidation provision of one month or less.

Revenue Recognition

Interest is recognized as revenue on performing loans when earned according to the terms of the loans, using the effective interest method. We do not accrue interest income on loans once they are determined to be non-performing. A loan is non-performing when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement or when the payment of interest is 90 days past due. Cash receipts will be allocated to interest income, except when such payments are specifically designated by the terms of the loan as principal reduction. Interest is fully allowed for on impaired loans and is recognized on a cash basis method.

Investments in Real Estate Loans

We may, from time to time, acquire or sell investments in real estate loans from or to our manager or other related parties pursuant to the terms of our Management Agreement without a premium. The primary purpose is to either free up capital to provide liquidity for various reasons, such as loan diversification, or place excess capital in investments to maximize the use of our capital. Selling or buying loans allows us to diversify our loan portfolio within these parameters. Due to the short-term nature of the loans we make and the similarity of interest rates in loans we normally would invest in, the fair value of a loan typically approximates its carrying value. Accordingly, discounts or premiums typically do not apply upon sales of loans and therefore, generally no gain or loss is recorded on these transactions, regardless of whether to a related or unrelated party.

Investments in real estate loans are secured by deeds of trust or mortgages. Generally, our real estate loans require interest only payments with a balloon payment of the principal at maturity. We have both the intent and ability to hold real estate loans until maturity and therefore, real estate loans are classified and accounted for as held for investment and are carried at amortized cost. Loans sold to or purchased from affiliates are accounted for at the principal balance and no gain or loss is recognized by us or any affiliate. Loan-to-value ratios are initially based on appraisals obtained at the time of loan origination and are updated, when new appraisals are received or when management’s assessment of the value has changed, to reflect subsequent changes in value estimates. Such appraisals are generally dated within 12 months of the date of loan origination and may be commissioned by the borrower.

The Company considers a loan to be impaired when, based upon current information and events, it believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company’s impaired loans include troubled debt restructuring, and performing and non-performing loans in which full payment of principal or interest is not expected. The Company calculates an allowance required for impaired loans based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price or the fair value of its collateral.

Loans that have been modified from their original terms are evaluated to determine if the loan meets the definition of a Troubled Debt Restructuring (“TDR”) as defined by ASC 310-40. When the Company modifies the terms of an existing loan that is considered a TDR, it is considered performing as long as it is in compliance with the modified terms of the loan agreement. If the modification calls for deferred interest, it is recorded as interest income as cash is collected.

Allowance for Loan Losses

We maintain an allowance for loan losses on our investments in real estate loans for estimated credit impairment. Our manager’s estimate of losses is based on a number of factors including the types and dollar amounts of loans in the portfolio, adverse situations that may affect the borrower’s ability to repay, prevailing economic conditions and the underlying collateral securing the loan. Additions to the allowance are provided through a charge to earnings and are based on an assessment of certain factors, which may indicate estimated losses on the loans. Actual losses on loans are recorded first as a reduction to the allowance for loan losses. Generally, subsequent recoveries of amounts previously charged off are recognized as income.

Estimating allowances for loan losses requires significant judgment about the underlying collateral, including liquidation value, condition of the collateral, competency and cooperation of the related borrower and specific legal issues that affect loan collections or taking possession of the property. As a commercial real estate lender willing to invest in loans to borrowers who may not meet the credit standards of other financial institutional lenders, the default rate on our loans could be higher than those generally experienced in the real estate lending industry. We and our manager generally approve loans more quickly than other real estate lenders and, due to our expedited underwriting process; there is a risk that the credit inquiry we perform will not reveal all material facts pertaining to a borrower and the security.

Additional facts and circumstances may be discovered as we continue our efforts in the collection and foreclosure processes. This additional information often causes management to reassess its estimates. In recent years, we have revised estimates of our allowance for loan losses. Circumstances that have and may continue to cause significant changes in our estimated allowance include, but are not limited to:

•	Declines in real estate market conditions, which can cause a decrease in expected market value;

•	Discovery of undisclosed liens for community improvement bonds, easements and delinquent property taxes;

•

Lack of progress on real estate developments after we advance funds. We customarily utilize disbursement agents to monitor the progress of real estate developments and approve loan advances. After further inspection of the related property, progress on construction occasionally does not substantiate an increase in value to support the related loan advances;

•	Unanticipated legal or business issues that may arise subsequent to loan origination or upon the sale of foreclosed property; and

•	Appraisals, which are only opinions of value at the time of the appraisal, may not accurately reflect the value of the property.

Discontinued Operations

We have reclassified for all periods presented in the accompanying consolidated statements of operations, the amounts related to discontinued operations and real estate held for sale, in accordance with the applicable accounting criteria. In addition, the assets and liabilities related to the discontinued operations are reported separately in the accompanying consolidated balance sheets as real estate held for sale and other real estate owned.

Real Estate Held for Sale

Real estate held for sale (“REO”) includes real estate acquired through foreclosure and will be carried at the lower of the recorded amount, inclusive of any senior indebtedness, or the property’s estimated fair value, less estimated costs to sell, with fair value based on appraisals and knowledge of local market conditions. While pursuing foreclosure actions, we seek to identify potential purchasers of such property. It is not our intent to invest in or to own real estate as a long-term investment. We generally seek to sell properties acquired through foreclosure as quickly as circumstances permit, taking into account current economic conditions. The carrying values of REO are assessed on a regular basis from updated appraisals, comparable sales values or purchase offers.

Management classifies real estate as REO when the following criteria are met:

•	Management commits to a plan to sell the properties;

•	The property is available for immediate sale in its present condition subject only to terms that are usual and customary;

•	An active program to locate a buyer and other actions required to complete a sale have been initiated;

•	The sale of the property is probable;

•	The property is being actively marketed for sale at a reasonable price; and

•	Withdrawal or significant modification of the sale is not likely.

Real Estate Held For Sale – Seller-Financed

We occasionally finance sales of foreclosed properties (“seller-financed REO”) to third parties. In order to record a sale of real estate when we provide financing, the buyer of the real estate is required to make minimum initial and continuing investments. Minimum initial investments range from 10% to 25% based on the type of real estate sold. In addition, there are limits on commitments and contingent obligations incurred by a seller in order to record a sale.

Because we occasionally foreclose on loans with raw land or developments in progress, available financing for such properties is often limited and we frequently provide financing up to 100% of the selling price on these properties. In addition, we may make additional loans to the buyer to continue development of a property. Although sale agreements are consummated at closing, they lack adequate initial investment by the buyer to qualify as a sale transaction. These sale agreements are not recorded as a sale until the minimum requirements are met.

These sale agreements are recorded under the deposit method or cost recovery method. Under the deposit method, no profit is recognized and any cash received from the buyer is reported as a deposit liability on the balance sheet. Under the cost recovery method, no profit is recognized until payments by the buyer exceed the carrying basis of the property sold. Principal payments received will reduce the related receivable, and interest collections will be recorded as unrecognized gross profit on the balance sheet. The carrying values of these properties would be included in real estate held for sale – seller financed on the consolidated balance sheets, when applicable.

In cases where the investment by the buyer is significant (generally 20% or more) and the buyer has an adequate continuing investment, the purchase money debt is not subject to future subordination, and a full transfer of risks and rewards has occurred, we will use the full accrual method. Under the full accrual method, a sale is recorded and the balance remaining to be paid is recorded as a normal note. Interest is recorded as income when received.

Secured Borrowings

Secured borrowings provide an additional source of capital for our lending activity. Secured borrowings allow us to increase the diversification of our loan portfolio and to invest in loans that we might not otherwise invest in. We do not receive any fees for entering into secured borrowing arrangements; however, we may receive revenue for any differential of the interest spread, if applicable. Loans in which unaffiliated investors have participated through inter-creditor agreements (“Inter-creditor Agreements”) are accounted for as secured borrowings.

The Inter-creditor Agreements provide us additional funding sources for real estate loans whereby an unaffiliated investor (the “Investor”) may participate on a non-pari passu basis in certain real estate loans with us and/or VRM I (collectively, the “Lead Lenders”). In the event of borrower non-performance, the Inter-creditor Agreements generally provide that the Lead Lenders must repay the Investor’s loan amount either by (i) continuing to remit to the Investor the interest due on the participated loan amount; (ii) substituting an alternative loan acceptable to the Investor; or (iii) repurchasing the participation from the Investor for the outstanding balance plus accrued interest.

Additionally, an Investor may participate in certain loans with the Lead Lenders through Participation Agreements. In the event of borrower non-performance, the Participation Agreement may allow the Investor to be repaid up to the amount of the Investor’s investment prior to the Lead Lender being repaid. Real estate loan financing under the Participation Agreements are also accounted for as a secured borrowing. We do not receive any revenues for entering into secured borrowing arrangements.

Investment in Marketable Securities – Related Party

Investment in marketable securities – related party consists of stock in VRM I. The securities are stated at fair value as determined by the closing market prices as of September 30, 2012 and December 31, 2011. All securities are classified as available-for-sale.

We are required to evaluate our available-for-sale investment for other-than-temporary impairment charges. We will determine when an investment is considered impaired (i.e., decline in fair value below its amortized cost), and evaluate whether the impairment is other than temporary (i.e., investment value will not be recovered over its remaining life). If the impairment is considered other than temporary, we will recognize an impairment loss equal to the difference between the investment’s cost and its fair value.

According to the SEC Staff Accounting Bulletin, Topic 5: Miscellaneous Accounting, M – Other Than Temporary Impairment of Certain Investments in Debt and Equity Securities, there are numerous factors to be considered in such an evaluation and their relative significance will vary from case to case. The following are a few examples of the factors that individually or in combination, indicate that a decline is other than temporary and that a write-down of the carrying value is required:

•	The length of the time and the extent to which the market value has been less than cost;

•

The financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer such as changes in technology that may impair the earnings potential of the investment or the discontinuance of a segment of the business that may affect the future earnings potential; or

•	The intent and ability of the holder to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in market value.

Fair Value Disclosures

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e. “the exit price”) in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various valuation approaches, including quoted market prices and discounted cash flows. The established hierarchy for inputs used, in measuring fair value, maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from independent sources. Unobservable inputs are inputs that reflect a company’s judgment concerning the assumptions that market participants would use in pricing the asset or liability developed based on the best information available under the circumstances. The fair value hierarchy is broken down into three levels based on the reliability of inputs as follows:

•

Level 1 – Valuations based on quoted prices in active markets for identical instruments that the Company is able to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

•

Level 2 – Valuations based on quoted prices in active markets for instruments that are similar, or quoted prices in markets that are not active for identical or similar instruments, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

•	Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement, which utilize the Company’s estimates and assumptions.

If the volume and level of activity for an asset or liability have significantly decreased, we will still evaluate our fair value estimate as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. In addition, since we are a publicly traded company, we are required to make our fair value disclosures for interim reporting periods.

Basic and Diluted Earnings Per Common Share

Basic earnings per share (“EPS”) is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding. Diluted EPS is similar to basic EPS except that the weighted average number of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been exercised. We had no outstanding common share equivalents during the nine months ended September 30, 2012 and 2011.

Common Stock Dividends

During June 2008, our Board of Directors decided to suspend the payment of dividends. Our Board of Directors will closely monitor our operating results in order to determine when dividends should be reinstated; however, we do not expect them to be reinstating dividends in the foreseeable future.

Treasury Stock

On June 7, 2012, the our Board of Directors (“Board”) approved the adoption of a prearranged stock repurchase plan intended to qualify for the safe harbor under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (“10b5-1 Plan”). The 10b5-1 Plan will become effective on the third business day following the earlier of (i) completion of the proposed acquisition by the Company of VRM I in a stock for stock merger pursuant to a definitive merger agreement dated May 30, 2012 (the “Merger Agreement”), (ii) a vote by our shareholders or VRM I to reject the proposed Merger or (iii) termination of the Merger Agreement by VRM I. The 10b5-1 Plan will terminate twelve months after its effective date, unless terminated sooner in accordance with its terms. Purchases may be made in the open market or through privately negotiated transactions in support of the Company’s stock repurchase plan. Purchases in the open market will be made in compliance with Rule 10b-18 under the Securities Exchange Act of 1934. The Company is authorized to purchase up to $5,200,000 of its common stock pursuant to the 10b5-1 Plan.

Segments

We are currently authorized to operate two reportable segments, investments in real estate loans and investments in real property. As of September 30, 2012, we had not commenced investing in real property.

Our objective is to invest approximately 97% of our assets in real estate loans and real estate investments, while maintaining approximately 3% as a working capital cash reserve. Current market conditions have impaired our ability to be fully invested in real estate loans and real estate investments. As of September 30, 2012, approximately 28% of our assets, net of allowance for loan losses, are classified as investments in real estate loans.

Reclassifications

Certain amounts in the September 30, 2011 consolidated financial statements have been reclassified to conform to the September 30, 2012 presentation.

Principles of Consolidation

Our consolidated financial statements include the accounts of VRM II, TRS II, our wholly owned subsidiary, HFS, in which we had a controlling interest through December 1, 2011. Our consolidated financial statements also included the accounts of the funeral merchandise and service trusts, cemetery merchandise and service trusts, and cemetery perpetual care trusts (“Trusts”) in which we had a variable interest and HFS was the primary beneficiary through December 1, 2011. Intercompany balances and transactions have been eliminated in consolidation.

Business Combinations

In December 2007, the Financial Accounting Standards Board (FASB) revised the authoritative guidance for business combinations, establishing principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired (including goodwill), the liabilities assumed, and any noncontrolling interest in the acquiree. Subsequently, on April 1, 2009, the FASB amended and clarified certain aspects of its authoritative guidance on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. We apply the FASB authoritative guidance to all business combinations for which the acquisition date is on or after January 1, 2009, and to certain future income tax effects related to our prior business combinations, should they arise.

Noncontrolling Interests

The FASB issued authoritative guidance for noncontrolling interests in December 2007, which establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as an unconsolidated investment, is an ownership interest in the consolidated entity that should be reported as a component of equity in the consolidated financial statements. Among other requirements, the guidance requires consolidated net income to be reported at amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest.

Income Taxes

The Company accounts for its income taxes under the assets and liabilities method, which requires recognition of deferred tax assets and liabilities for future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company records net deferred tax assets to the extent the Company believes these assets will more likely than not be realized. In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. A valuation allowance is established against deferred tax assets that do not meet the criteria for recognition. In the event the Company were to determine that it would be able to realize deferred income tax assets in the future in excess of their net recorded amount, they would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

The Company follows the accounting guidance which provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized initially and in subsequent periods. Also included is guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

Financial instruments consist of cash, interest and other receivables, notes receivable, accounts payable and accrued liabilities, due to/from related parties and notes payable. The carrying values of these instruments approximate their fair values due to their short-term nature.

Financial instruments with concentration of credit and market risk include cash, interest and other receivables, marketable securities – related party, notes receivable, accounts payable and accrued liabilities, due to/from related parties, notes payable, and loans secured by deeds of trust.

We maintain cash deposit accounts and certificates of deposit that, at times, may exceed federally-insured limits. To date, we have not experienced any losses. As of September 30, 2012 and December 31, 2011, we had no funds in excess of the federally-insured limits. Additionally as of September 30, 2012 and December 31, 2011, the assets held for sale included no cash deposits held in excess of federally insured limits.

As of September 30, 2012, 58% and 24% of our loans were in Nevada and California respectively, compared to 36%, 28%, 19%, and 15% in Nevada, Arizona, Texas, and California, at December 31, 2011, respectively. As a result of this geographical concentration of our real estate loans, the downturn in the local real estate markets in these states has had a material adverse effect on us.

At September 30, 2012, the aggregate amount of loans to our three largest borrowers represented approximately 40% of our total investment in real estate loans. These real estate loans consisted of commercial and land loans, secured by properties located in Nevada and California, with a first lien position. Their interest rates are between 8% and 11%, and the aggregate outstanding balance is approximately $12.4 million. As of September 30, 2012, our largest loan, totaling approximately $6.7 million, is secured by property located in California, is a performing loan with an interest rate of 11%. The other two loans, secured by property in Nevada, each has an interest rate of 8% and is considered performing. At December 31, 2011, the aggregate amount of loans to our three largest borrowers represented approximately 53% of our total investment in real estate loans. These real estate loans consisted of commercial and land loans, secured by property located in Arizona, Texas and California, with a first lien position on the California loan and second lien positions on the Arizona and Texas loans. Their interest rates ranged between 8% and 15%, and the aggregate outstanding balance was approximately $30.7 million.

The success of a borrower’s ability to repay its real estate loan obligation in a large lump-sum payment may be dependent upon the borrower’s ability to refinance the obligation or otherwise raise a substantial amount of cash. With the weakened economy, credit continues to be difficult to obtain and as such, many of our borrowers who develop and sell commercial real estate projects have been unable to complete their projects, obtain takeout financing or have been otherwise adversely impacted. In addition, an increase in interest rates over the loan rate applicable at origination of the loan may have an adverse effect on our borrower’s ability to refinance.

Common Guarantors

As of September 30, 2012 and December 31, 2011, two and four loans, respectively, totaling approximately $3.5 and $11.0 million, respectively, had a common guarantor. These loans represented approximately 11.3% and 19.0%, respectively, of our portfolio’s total value as of September 30, 2012 and December 31, 2011. All two and four loans, respectively, were considered performing as of September 30, 2012 and December 31, 2011.

As of September 30, 2012 and December 31 2011, four and nine loans totaling approximately $5.7 million and $6.2 million, respectively, representing approximately 18.4% and 10.7%, respectively, of our portfolio’s total value, had a common guarantor. At September 30, 2012 and December 31, 2011 all loans were considered performing.

As of September 30, 2012, four loans totaling approximately $8.1 million representing approximately 26.2% of our portfolio’s total value had a common guarantor. As of September 30, 2012, all three loans were considered performing.

INVESTMENTS IN REAL ESTATE LOANS

As of September 30, 2012 and December 31, 2011, most of our loans provided for interest only payments with a “balloon” payment of principal payable and any accrued interest payable in full at the end of the term. As of September 30, 2012, three loans had a variable interest rate adjusted quarterly at a rate of prime plus 3.30% (6.55% as of September 30, 2012).

In addition, we may invest in real estate loans that require borrowers to maintain interest reserves funded from the principal amount of the loan for a period of time. At September 30, 2012 and December 31, 2011, we had no investments in real estate loans that had interest reserves.

Loan Portfolio

As of September 30, 2012, we had five available real estate loan products consisting of commercial, construction, acquisition and development, land and residential. The effective interest rates on all product categories range from 4.5% to 15% which includes performing loans that are being fully or partially accrued and will be payable at maturity. Revenue by product will fluctuate based upon relative balances during the period.

Investments in real estate loans as of September 30, 2012, were as follows:

Loan Type	Number of Loans	Balance *	Weighted Average Interest Rate	Portfolio Percentage	Current Weighted Average Loan- To-Value, Net of Allowance for Loan Losses
Commercial	16	$20,533,000	8.89%	66.85%	65.17%
Land	3	10,180,000	10.73%	33.15%	55.90%

Total	19	$30,713,000	9.50%	100.00%	62.00%

Investments in real estate loans as of December 31, 2011, were as follows:

Loan Type	Number of Loans	Balance *	Weighted Average Interest Rate	Portfolio Percentage	Current Weighted Average Loan- To-Value, Net of Allowance for Loan Losses

Residential	1	$385,000	8.00%	0.66%	61.41%
Commercial	19	40,050,000	10.97%	69.02%	71.43%
Construction	1	6,656,000	8.00%	11.47%	89.49%
Land	3	10,933,000	10.75%	18.85%	64.15%

Total	24	$58,024,000	10.57%	100.00%	71.10%

*	Please see Balance Sheet Reconciliation below.

The “Weighted Average Interest Rate” as shown above is based on the contractual terms of the loans for the entire portfolio including non-performing loans. The weighted average interest rate on performing loans only, as of September 30, 2012 and December 31, 2011, was 9.88% and 6.79%, respectively. Please see “Non-Performing Loans” and “Asset Quality and Loan Reserves” below for further information regarding performing and non-performing loans.

Loan-to-value ratios are generally based on the most recent appraisals and may not reflect subsequent changes in value and include allowances for loan losses. Recognition of allowance for loan losses will result in a maximum loan-to-value ratio of 100% per loan.

The following is a schedule of priority of real estate loans as of September 30, 2012, and December 31, 2011:

Loan Type	Number of Loans	September 30, 2012 Balance*	Portfolio Percentage	Number of Loans	December 31, 2011 Balance*	Portfolio Percentage
First deeds of trust	17	29,877,000	97.28%	18	28,684,000	49.43%
Second deeds of trust	2	836,000	2.72%	6	29,340,000	50.57%

Total	19	30,713,000	100.00%	24	58,024,000	100.00%

*	Please see Balance Sheet Reconciliation below.

During July 2012, we, VRM I and other affiliated entities modified a loan with a total of approximately $2.8 million, of which our portion was $1.7 million. The terms of the modification resulted in a first trust deed loan of approximately $1.4 million, of which our portion is approximately $1.1 million, and a second trust deed loan of approximately $1.4 million, of which our portion is approximately $0.2 million. As of September 30, 2012, approximately $0.5 million of the first trust deed has been sold to third-party investors.

The following is a schedule of contractual maturities of investments in real estate loans as of September 30, 2012:

Non-performing and past due loans	$2,450,000
October 2012 – December 2012	5,759,000
January 2013 – March 2013	3,244,000
April 2013 – June 2013	8,569,000
July 2013 – September 2013	10,369,000
Thereafter	322,000

Total	$30,713,000

The following is a schedule by geographic location of investments in real estate loans as of September 30, 2012 and December 31, 2011:

	September 30, 2012 Balance *	Portfolio Percentage	December 31, 2011 Balance *	Portfolio Percentage

Arizona	$—	—	$16,108,000	27.76%
California	7,334,000	23.88%	8,564,000	14.76%
Colorado	—	—	895,000	1.54%
Michigan	2,160,000	7.03%	—	—
Nevada	17,845,000	58.10%	21,114,000	36.39%
Ohio	322,000	1.05%	323,000	0.56%
Oregon	—	—	46,000	0.08%
Texas	1,151,000	3.75%	10,974,000	18.91%
Utah	1,901,000	6.19%	—	—

Total	$30,713,000	100.00%	$58,024,000	100.00%

*	Please see Balance Sheet Reconciliation below.

Balance Sheet Reconciliation

The following table reconciles the balance of the loan portfolio to the amount shown on the accompanying Consolidated Balance Sheets.

	September 30, 2012 Balance	December 31, 2011 Balance
Balance per loan portfolio	$30,713,000	$58,024,000
Less:

Allowance for loan losses (a)	(3,573,000)	(26,247,000)

Balance per consolidated balance sheets	$27,140,000	$31,777,000

(a)	Please refer to Specific Reserve Allowance below.

Non-Performing Loans

As of September 30, 2012, we had one loan considered non-performing (i.e., based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement or when the payment of interest is 90 days past due) compared to five loans as of December 31, 2011. This reduction was a result of receiving a payoff on one loan, a first position lender foreclosed on a fully allowed for second position loan, we extended another loan to a borrower in exchange for a principal payment which funds were borrowed from a related party and lastly, we foreclosed on a non-performing loan which is now reported as real estate held for sale.. This loan is currently carried on our books at a value of approximately $0.5 million, net of allowance for loan losses of approximately $2.0 million. We are a minority participant in this multiparty participating loan whereby the borrower and loan servicer have filed suit against the previous owner of the underlying property to recind the acquisition, among other claims. The trial is scheduled for January 2012. As of November 14, 2012, this loan balance has not been charged off.

At September 30, 2012, the following loan was non-performing:

Loan Type	Number Of Non-Performing Loans	Balance at September 30, 2012	Allowance for Loan Losses	Net Balance at September 30, 2012
Commercial	1	$2,450,000	$(2,000,000)	$450,000

Total	1	$2,450,000	$(2,000,000)	$450,000

At December 31, 2011, the following loan types were non-performing:

Loan Type	Number Of Non-Performing Loans	Balance at December 31, 2011	Allowance for Loan Losses	Net Balance at December 31, 2011
Commercial	4	$22,114,000	$(19,570,000)	$2,544,000
Land	1	7,450,000	—	7,450,000

Total	5	$29,564,000	$(19,570,000)	$9,994,000

Asset Quality and Loan Reserves

Losses may occur from investing in real estate loans. The amount of losses will vary as the loan portfolio is affected by changing economic conditions and the financial condition of borrowers.

The conclusion that a real estate loan is uncollectible or that collectability is doubtful is a matter of judgment. On a quarterly basis, our manager evaluates our real estate loan portfolio for impairment. The fact that a loan is temporarily past due does not necessarily mean that the loan is non-performing. Rather, all relevant circumstances are considered by our manager to determine impairment and the need for specific reserves. Such evaluation, which includes a review of all loans on which full collectability may not be reasonably assured, considers among other matters:

•	Prevailing economic conditions;

•	Historical experience;

•	The nature and volume of the loan portfolio;

•	The borrowers’ financial condition and adverse situations that may affect the borrowers’ ability to pay;

•	Evaluation of industry trends; and

•	Estimated net realizable value of any underlying collateral in relation to the loan amount.

Based upon this evaluation, a determination is made as to whether the allowance for loan losses is adequate to cover any potential losses on an individual loan basis; we do not have a general allowance for loan losses. Additions to the allowance for loan losses are made by charges to the provision for loan loss. As of September 30, 2012, our ratio of total allowance for loan losses to total loans with an allowance for loan loss was 54%.

The following is a breakdown of allowance for loan losses related to performing loans and non-performing loans as of September 30, 2012 and December 31, 2011:

	As of September 30, 2012
	Balance	Allowance for loan losses **	Balance, net of allowance
Non-performing loans – no related allowance	$—	$—	$—
Non-performing loans – related allowance	2,450,000	(2,000,000)	450,000

Subtotal non-performing loans	2,450,000	(2,000,000)	450,000

Performing loans – no related allowance	24,025,000	—	$24,025,000
Performing loans – related allowance	4,238,000	(1,573,000)	2,665,000

Subtotal performing loans	28,263,000	(1,573,000)	26,690,000

Total	$30,713,000	$(3,573,000)	$27,140,000

	As of December 31, 2011
	Balance	Allowance for loan losses **	Balance, net of allowance
Non-performing loans – no related allowance	$—	$—	$—
Non-performing loans – related allowance	29,564,000	(19,570,000)	9,994,000

Subtotal non-performing loans	29,564,000	(19,570,000)	9,994,000

Performing loans – no related allowance	17,064,000	—	17,064,000
Performing loans – related allowance	11,396,000	(6,677,000)	4,719,000

Subtotal performing loans	28,460,000	(6,677,000)	21,783,000

Total	$58,024,000	$(26,247,000)	$31,777,000

**	Please refer to Specific Reserve Allowances below.

Our manager evaluated our loans and, based on current estimates with respect to the value of the underlying collateral, believes that such collateral is sufficient to protect us against further losses of principal. However, such estimates could change or the value of the underlying real estate could decline. Our manager will continue to evaluate our loans in order to determine if any other allowance for loan losses should be recorded.

Specific Reserve Allowances

As of September 30, 2012, we have provided a specific reserve allowance for one non-performing loans and three performing loans based on updated appraisals of the underlying collateral and/or our evaluation of the borrower. The following table is a roll-forward of the allowance for loan losses for the six months ended September 30, 2012 and 2011 by loan type. We will continue to evaluate our position in these loans.

Loan Type	Balance at 12/31/2011	Specific Reserve Allocation	Loan Pay Downs	Write-off	Transfers to REO or Notes Receivable	Balance at 9/30/2012
Commercial	$22,392,000	$815,000	$(14,295,000)	$(3,250,000)	$(2,973,000)	$2,689,000
Construction	2,971,000	—	—	—	(2,971,000)	—
Land	884,000	—	—	—	—	884,000

Total	$26,247,000	$815,000	$(14,295,000)	$(3,250,000)	$(5,944,000)	$3,573,000

Loan Type	Balance at 12/31/2010	Specific Reserve Allocation	Sales, Loan Pay Downs and Write Downs	Settlements	Transfers to REO or Notes Receivable	Balance at 9/30/2011
Commercial	$23,106,000	496,000	$(133,000)	$(1,414,000)	$(3,940,000)	$18,115,000
Construction	10,027,000	—	—	—	(2,736,000)	7,291,000
Land	424,000	460,000	—	—	—	884,000

Total	$33,557,000	$956,000	$(133,000)	$(1,414,000)	$(6,676,000)	$26,290,000

Troubled Debt Restructuring

As of September 30, 2012 and December 31, 2011, we had one and seven loans, totaling approximately $0.6 million and $30.8 million, respectively, which met the definition of a Troubled Debt Restructuring or TDR. When the Company modifies the terms of an existing loan that is considered TDR, it is considered performing as long as it is in compliance with the modified terms of the loan agreement. If the modification calls for deferred interest, it is recorded as interest income as cash is collected. Impairment on these loans is generally determined by the lesser of the value of the underlying collateral or the present value of expected future cash flows. During the previous 12 months there have been no loans that became TDR loans. The following is a breakdown of our TDR loans that were considered performing and non-performing as of September 30, 2012 and December 31, 2011:

As of September 30, 2012
	Total		Performing		Non-Performing
Loan Type	Number of Loans	Fund Balance	Number of Loans	Fund Balance	Number of Loans	Fund Balance
Commercial	1	$638,000	1	$638,000	—	$—

Total	1	$638,000	1	$638,000	—	$—

As of December 31, 2011
	Total		Performing		Non-Performing
Loan Type	Number of Loans	Fund Balance	Number of Loans	Fund Balance	Number of Loans	Fund Balance
Commercial	5	$16,740,000	3	$2,821,000	2	$13,919,000
Construction	1	6,655,000	1	6,655,000	—	—
Land	1	7,450,000	1	7,450,000	—	—

Total	7	$30,845,000	5	$16,926,000	2	$13,919,000

•

Commercial – As of September 30, 2012 and December 31, 2011, we had 16 and 19 commercial loans, respectively, one and five of which, respectively, were modified pursuant to TDR. On January 1, 2011, the principal amount of one of the non-performing loans was reduced by approximately $0.8 million. Interest only payments were due monthly from September 2010 until August 2011, at which point payments of interest and principal started and will continue until September 2013. The interest rate was adjusted from 12% to 4.5%. As of September 30, 2012 this loan was considered performing. During April 2011 we reduced the interest rate on one loan from 15% to 10%.

The reduction in TDR loans was a result of a first position lender foreclosed on a fully allowed for second position loan, reclassifying second position loans as fully allowed for notes receivable due to receiving payoffs on the first position loans releasing the collateral and accepting a deed-in-lieu on another property which is now reported as assets held for sale.

Extensions

As of September 30, 2012, our manager had granted extensions on six outstanding loans totaling approximately $16.9 million of which our portion was approximately $15.2 million, pursuant to the terms of the original loan agreements, which permit extensions by mutual consent, or as part of a TDR. Such extensions are generally provided on loans where the original term was 12 months or less and where a borrower requires additional time to complete a construction project or negotiate take-out financing. Our manager generally grants extensions when a borrower is in compliance with the material terms of the loan, including, but not limited to the borrower’s obligation to make interest payments on the loan. In addition, if circumstances warrant, our manager may extend a loan that is in default as part of a work out plan to collect interest and/or principal.

INVESTMENT IN MARKETABLE SECURITIES – RELATED PARTY

As of September 30, 2012 and December 31, 2011, we owned 538,178 shares of VRM I’s common stock, representing approximately 8.50% of the total outstanding shares. The closing price of VRM I’s common stock on September 30, 2012, was $1.36 per share.

During the three months ended September 30, 2012, the trading price for VRM I’s common stock ranged from $0.91 to $1.45 per share. We will continue to evaluate our investment in marketable securities on a quarterly basis.

During January 2012, we purchased 60,000 shares of Annaly Capital Management Inc. This company is a publicly traded REIT and the shares were deemed to be part of our 3% working capital reserve. During February 2012, we sold all of our shares for a gain of $15,000.

REAL ESTATE HELD FOR SALE

At September 30, 2012, we held five properties with a total carrying value of approximately $9.2 million, which were acquired through foreclosure and recorded as investments in REO. Our REO are accounted for at the lower of cost or fair value less costs to sell with fair value based on appraisals and knowledge of local market conditions.

During May 2012, we, VRM I and Fund III foreclosed on a loan with a balance of approximately $6.0 million, of which our portion was approximately $46,000. The property includes 23 cottage units in a retirement community located in Eugene, Oregon.

During April 2012, we, VRM I and Fund III sold a property to an unrelated third party for approximately $0.5 million, of which our portion was approximately $0.2 million. This transaction resulted in a net gain for us of approximately $2,000. A consultation fee of approximately $17,000 was paid to our manager.

In August, 2011, VREO XVIII, LLC, an entity owned by us, VRM I and VF III entered into a purchase and sale agreement to sell one of the REO assets. The terms of the sale provided for an all cash transaction in the amount of $2 million, with a closing to occur within 60 days. The date of closing was extended several times, but ultimately, the transaction cancelled, as the purchaser was unable to obtain financing. In 2012, non-refundable extension fees in the amount of $30,000 were collected, of which our portion was approximately $24,000.

As of September 30, 21012, four of our five REO properties consisted of raw land which did not have operations. The following is a summary of the results of total operations, including our 2% interest in these operations, one REO which has operations for the period from May 1, 2012 (foreclosure) through September 30, 2012:

	For The Three Months Ended September 30, 2012	For The Period from May 1, 2012 (foreclosure) through September 30, 2012
Revenue	$124,000	$266,000
Expenses	(85,000)	(148,000)

Net Income	$39,000	$118,000

We seek to sell properties acquired through foreclosure as quickly as circumstances permit taking into account current economic conditions.

Beginning balance, January 1, 2012	$10,767,000
Real estate held for sale acquired through foreclosure	32,000
Proceeds on nonrefundable extension fee	(24,000)
Write down	(1,420,000)
Sale	(196,000)

Ending balance, September 30, 2012	$9,159,000

ASSETS HELD FOR SALE

On February 7, 2012, we, VRM I and VF III entered into a Deed in Lieu Agreement with a borrower resolving the foreclosure of our secured loan which had matured on December 31, 2011, with a principal balance, net of allowance for loan loss of approximately $9.9 million, of which our portion was approximately $9.0 million. Pursuant to the Deed in Lieu Agreement, our subsidiary 1701 Commerce, LLC (“1701 Commerce”) received a deed to the property which had secured the loan. The property, which is being operated as the Sheraton – Fort Worth, Texas, is the subject of litigation relating to the validity, priority, nature, and extent of liens claimed by other parties that may secure claims ranging from approximately $41 million to $48 million. We dispute both the validity of certain claimed liens and the amount of the claimed secured debt in part and as of this time intend to pursue our objections and disputes as to such matters. On March 26, 2012, 1701 Commerce filed for Chapter 11 bankruptcy protection in the United States

Bankruptcy Court for the Northern District of Texas, Ft. Worth Division, to reorganize its financial affairs and to avoid a pending foreclosure of the property that had been scheduled by a mortgage lien holder and to preserve and protect 1701 Commerce’s equity and the interests of the other creditors of the property. Due to the uncertainty and disputes involving this property, we recorded this investment as Other Real Estate Owned on the balance sheet until August 23, 2012 when the Bankruptcy Court issued an order allowing the bankruptcy to proceed despite a motion to dismiss it and required 1701 Commerce to deposit $1 million as additional collateral with the court which was funded by us, VRM I and VF III, and gave 1701 Commerce until November 24, 2012, which has now been extended indefinitely to obtain confirmation of a reorganization plan. We hold an interest of approximately 90%, VRM I holds an interest of approximately 8% and Fund III holds an interest of approximately 2% in 1701 Commerce. Pursuant to the order issued on August 23, 2012, we include the operations through consolidation into our financial statements from this date forward.

On September 24, 2012, 1701 Commerce entered into an asset purchase agreement to sell its assets in consideration of $55 million. Pursuant to the agreement, an earnest money deposit of $250,000 is currently maintained by a title company. Following the Bankruptcy Court’s approval of the sale of the assets to the buyer, the buyer has a 60 day due diligence period to review and approve the assets to be acquired. Upon the satisfaction of all conditions included in the agreement, subject to payment of certain approved claims and court approval, the balance of the purchase price will be paid in cash to 1701 Commerce. Pursuant to this agreement, this asset will be reported as an asset held for sale. As of the date of this report, management estimates the net realizable value to approximate the net assets held for sale.

Effective January 1, 2009, we adopted FASB’s accounting standard related to business combination which required acquisition method of accounting to be used for all business combinations and for an acquirer to be identified for each business combination. This accounting standard requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. It also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the non-controlling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with the standard).

Our acquisition of 1701 Commerce was accounted for in accordance with this standard and the Company has allocated the purchase price of 1701 Commerce based upon the estimated fair value of the net assets acquired and liabilities assumed and the fair value of the noncontrolling interest measured at the acquisition date. The estimated fair value of 1701 Commerce at the time of the acquisition totaled $9.9 million.

We performed a preliminary allocation as of the date the order was issued by the Bankruptcy Court, August 23, 2012, as follows:

Cash	$1,252,000
Receivables	902,000
Inventory	55,000
Other current assets	297,000
Property and equipment	52,578,000
Other assets	1,413,000
Accounts payable and accrued liabilities	(7,281,000)
Notes payable	(39,300,000)

Net assets	$9,916,000

In addition, we estimated the fair value of the non-controlling interest at $1.0 million, which is 8% owned by VRM I and 2% by Fund III.

Assets and groups of assets and liabilities which comprise disposal groups are classified as “held for sale” when all of the following criteria are met: a decision has been made to sell, the assets are available for sale immediately, the assets are being actively marketed at a reasonable price in relation to the current fair value, a sale has been or is expected to be concluded within twelve months of the balance sheet date, and significant changes to the plan to sell are not expected. Assets held for sale are not depreciated.

Additionally, the operating results and cash flows related to these assets and liabilities are included in discontinued operations in the consolidated statements of operations and consolidated statements of cash flows for the year ended September 30, 2012.

The following is a summary of net assets held for sale through September 30, 2012:

Assets:
Cash	$1,530,000
Cash – restricted	1,000,000
Receivables	790,000
Inventory	57,000
Current assets	281,000
Property and equipment	52,589,000
Other assets	1,414,000

Total assets	$57,661,000

Liabilities:
Accounts payable and accrued liabilities	$7,595,000
Notes payable	39,055,000

Total liabilities	46,650,000

Net assets held for sale	$11,011,000

The following is a summary of the results of operations related to the assets held for sale for the period from September 1, 2012 (foreclosure) through September 30, 2012:

Revenue	$1,099,000
Expenses	(1,004,000)

Net Income	$95,000

RELATED PARTY TRANSACTIONS

From time to time, we may acquire or sell investments in real estate loans from/to our manager or other related parties. Pursuant to the terms of our Management Agreement, such acquisitions and sales are made without any mark up or mark down. No gain or loss is recorded on these transactions, as it is not our intent to make a profit on the purchase or sale of such investments. The purpose is generally to diversify our portfolio by syndicating loans, thereby providing us with additional capital to make additional loans.

Transactions with the Manager

Our manager is entitled to receive from us an annual management fee of up to 0.25% of our aggregate capital contributions received by us and Fund II from the sale of shares or membership units, paid monthly. The amount of management fees paid to our manager for the nine months ended September 30, 2012 and 2011 were approximately $0.8 million, during each period.

As of September 30, 2012 and December 31, 2011, our manager owned 92,699 of our common shares, representing approximately 0.74% of our total outstanding common stock for both periods.

As of September 30, 2012 and December 31, 2011, we had receivables from our manager of approximately $19,000.

During January 2012, we paid our manager approximately $550,000 of management fees for services to be performed from January through June 2012. As of September 30, 2012 there is no prepaid balance. A discount of 7% will be applied to the July 2012 payment.

Integrated Financial Associates, Inc. (“IFA”) entered into an Intercreditor Agreement (“Intercreditor Agreement”) with us in connection with a note of $23.1 million (the “Note”) of which our portion was $3.0 million. Pursuant to the Intercreditor Agreement, in the event that our interest in the Note was not repaid in full, IFA would be responsible to pay a monthly fee equal to one percent of the unpaid amount plus interest at the rate of 15% per annum. We are to receive the 15% interest per annum and our Manager has a claim to the monthly fee equal to one percent of the unpaid amount which is $3.0 million. IFA breached the Intercreditor Agreement and we obtained, on November 9, 2010, a judgment against IFA in the amount of approximately $4.0 million, plus, among other things, additional monthly fees and default interest. During March 2011, IFA filed a Chapter 11 bankruptcy petition. During May 2012, we entered into a Purchase and Sale Agreement (“Sale Agreement”) with TPKT, LLC (“TPKT”), owned by certain principals of IFA, whereby we agreed to assign our interest in the claim and judgment in exchange for $1,050,000 and the first $1,250,000 plus certain other amounts received on our portion of the Note. During May 2012, the outstanding fee due to our Manager was approximately $1.6 million. In order to resolve our Manager’s claim, our Manager received $500,000 in connection with the purchase by TPKT and waived any right to receive any amounts paid on our portion of the Note.

During May 2012, our manager received total consultation fee of approximately $17,000, related to the sale of an REO property owned by us, VRM I and Fund III.

Transactions with Other Related Parties

As of September 30, 2012 and December 31, 2011, we owned 538,178 common shares of VRM I, representing approximately 8.5% of their total outstanding common stock for both periods.

As of September 30, 2012 and December 31, 2011, VRM I owned 537,078 of our common shares, representing approximately 4.3% of our total outstanding common stock for both periods.

As of September 30, 2012 and December 31, 2011, we had receivables from VRM I of approximately $0.1 million, primarily related to legal fees.

As of December 31, 2011, Fund III owned 114,117 of our common shares, representing approximately 0.9% of our total outstanding common stock. On June 11, 2012, our Chairman and Chief Executive Officer, Michael Shustek purchased these shares from Fund III.

As of September 30, 2012, we had receivables from Fund III of approximately $73,000. As of December 31, 2011, we had a payable to Fund III of approximately $13,000.

INVESTMENT IN MVP REALTY ADVISORS

Together with MVP Capital Partners LLC which is owned by our Chairman and Chief Executive Officer, Michael Shustek, we have formed a Nevada limited liability company, MVP Realty Advisors, LLC (“MVPRA”). MVPRA intends to act as the advisor to MVP REIT, Inc., a recently formed Maryland corporation which was organized to invest in real estate and loans secured by real estate (“MVP Realty Trust “). On April 16, 2012, MVP Realty Trust filed a registration statement with the Securities and Exchange Commission for the offer and sale of up to $550 million in shares of MVP Realty Trust’s common stock. The registration statement was declared effective by the Securities Exchange Commission on September 25, 2012. MVP Realty Trust will seek to qualify as a real estate investment trust (“REIT”). Under the terms of a proposed Advisory Agreement between MVPRA and MVP Realty Trust, MVPRA will be entitled to certain fees for advisory and other management services rendered to MVP Realty Trust.

During April 2012, we contributed $1,000 for a 40% interest in MVPRA. Mr. Shustek, through a wholly owned company named MVP Capital Partners, LLC (“MVPCP”), contributed $1,500 for a 60% interest in MVPRA. We and MVPCP anticipate providing additional funds to MVPRA, either in the form of capital contributions or loans. The amount and nature of such funding arrangements cannot be determined at this time. As of September 30, 2012, we and MVPCP have loaned approximately $534,000 and approximately $1.6 million, respectively to MVPRA related to MVP REIT, Inc.

Under the terms of the Operating Agreement which will govern MVPRA, any loans we may make to MVPRA must be paid in full and we shall have received distributions of profits equal to our capital contributions prior to MVPCP receiving any distributions from MVPRA.

Our participation in MVPRA was approved by the independent members of our Board of Directors.

NOTES RECEIVABLE

During January 2012 we, VRM I and Fund III rewrote one of our existing loans. The interest rate of this loan was changed from 3% paying monthly with 5% accruing to 7% paid monthly. The amount of the loan allowance of approximately $3.0 million and the interest currently accrued on the existing loan, which was fully allowed for, of approximately $1.0 million was moved to notes receivable. In April 2012, we received a payment on the new loan which was less than the amount owed. The difference of approximately $0.8 million was recorded as a loan allowance as of March 31, 2012 and was reclassified to note receivable during April, 2012.

During April 2012, we, VRM I and Fund III received a payment in full satisfaction of an investment in real estate loan secured by a first deed of trust. The remaining balance due on the second deed of trust was previously fully allowed for, of approximately $0.7 million was moved to notes receivable and remains fully allowed for. We receive monthly payments of approximately $33,000. As of September 30, 2012 the balance is approximately $0.5 million.

During February 2012, we, VRM I and Fund III received a payment in full satisfaction of an investment in real estate loan secured by a first deed of trust and a partial payment of an investment in real estate loan secured by a second deed of trust on the same real estate. The remaining balance due on the second deed of trust was previously fully allowed for, of approximately $1.3 million was moved to notes receivable and remains fully allowed for. During March 2012 a payment of approximately $50,000 was received and recognized as gain related to pay off of notes receivable, including recovery of allowance for notes receivable. Additionally, we receive monthly payments of approximately $3,000. As of September 30, 2012 the balance is approximately $1.2 million.

On February 29, 2012, we made a loan to TNP Strategic Retail Operating Partnership, LP, a Delaware limited-partnership, in the amount of $1,040,000 evidenced by a promissory note (“Note”) and secured by the separate and unconditional guaranty (“Guaranty”) of TNP Strategic Retail Trust, Inc., a Maryland corporation (“TNP Trust”). The unpaid principal balance on the Note bore interest at a rate of 9.00% per annum until May 31, 2012, at which time the loan matured. The Guaranty was secured by an absolute assignment to VRM II of all of TNP Trust’s right, title and interest in and to 25% of all net proceeds received by TNP Trust in connection with TNP Trust’s public offering of stock after payment of sales commission, fees and expenses payable in connection therewith. This loan was paid in full on May 17, 2012.

SECURED BORROWINGS

Secured borrowings provide an additional source of capital for our lending activity. Secured borrowings allow us to increase the diversification of our loan portfolio and to invest in loans that we might not otherwise invest in. We do not receive any fees for entering into secured borrowing arrangements; however, we may receive revenue in any differential of the interest spread, if applicable. Loans in which unaffiliated investors have participated through inter-creditor agreements (“Inter-creditor Agreements”) are accounted for as secured borrowings. The Inter-creditor Agreements provide us additional funding sources for real estate loans whereby an unaffiliated investor (the “Investor”) may participate on a non-pari passu basis in certain real estate loans with us and/or VRM I (collectively, the “Lead Lenders”). In the event of borrower non-performance, the Inter-creditor Agreements generally provide that the Lead Lenders must repay the Investor’s loan amount either by (i) continuing to remit to the Investor the interest due on the participated loan amount; (ii) substituting an alternative loan acceptable to the Investor; or (iii) repurchasing the participation from the Investor for the outstanding balance plus accrued interest.

Additionally, an Investor may participate in certain loans with the Lead Lenders through Participation Agreements. In the event of borrower non-performance, the Participation Agreement may allow the Investor to be repaid up to the amount of the Investor’s investment prior to the Lead Lender being repaid. Real estate loan financing under the Participation Agreements are also accounted for as a secured borrowing. We do not receive any revenues for entering into secured borrowings arrangements.

During June 2008, we, our manager, and Vestin Originations entered into an intercreditor agreement with an unrelated third party related to the funding of six real estate loans. The participation interest is at 11% on the outstanding balance. We incurred approximately $0.9 million in finance costs related to the secured borrowings; these costs were being amortized to interest expense over the term of the agreements. As of December 31, 2011, and 2010, we had approximately $0.0 million and $1.3 million, respectively, in funds, including approximately $0.0 million and $0.2 million, respectively in interest reserves, used under Inter-creditor agreements.

On September 20, 2011 we repurchased the secured borrowings for approximately $1.1 million. Interest expense for the year ended December 31, 2011 and 2010 amounted to approximately $88,000 and $0.6 million, respectively.

NOTE PAYABLE

In April 2011, we financed a 12-month insurance policy for Directors and Officers liability, with an annual interest rate of 3.2%. The agreement required a down payment of $82,000 and nine monthly payments of $28,000 beginning on May 27, 2011. As of December 31, 2011, the outstanding balance of the note was $25,000. During January 2012, the outstanding balance of the note was paid in full.

On December 3, 2010, we and VRM I mortgaged a mixed-use land held for sale property for $1.6 million, of which our portion was approximately $1.3 million. The note has an interest rate of 9%, payable monthly and a maturity date of December 2, 2011. As of December 31, 2011 this note had been paid in full. Interest expense for the year ended December 31, 2011 amounted to approximately $107,000.

FAIR VALUE

As of September 30, 2012, financial assets and liabilities utilizing Level 1 inputs included investment in marketable securities – related party. We had no assets or liabilities utilizing Level 2 inputs, and assets and liabilities utilizing Level 3 inputs included investments in real estate loans.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, our degree of judgment exercised in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an asset or liability will be classified in its entirety based on the lowest level of input that is significant to the measurement of fair value.

Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, our own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. We use prices and inputs that are current as of the measurement date, including during periods of market dislocation, such as the recent illiquidity in the auction rate securities market. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition may cause our financial instruments to be reclassified from Level 1 to Level 2 or Level 3 and/or vice versa.

Our valuation techniques will be consistent with at least one of the three possible approaches: the market approach, income approach and/or cost approach. Our Level 1 inputs are based on the market approach and consist primarily of quoted prices for identical items on active securities exchanges. Our Level 2 inputs are primarily based on the market approach of quoted prices in active markets or current transactions in inactive markets for the same or similar collateral that do not require significant adjustment based on unobservable inputs. Our Level 3 inputs are primarily based on the income and cost approaches, specifically, discounted cash flow analyses, which utilize significant inputs based on our estimates and assumptions.

The following table presents the valuation of our financial assets and liabilities as of September 30, 2012 and December 31, 2011, measured at fair value on a recurring basis by input levels:

	Fair Value Measurements at Reporting Date Using
	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at 09/30/2012	Carrying Value on Balance Sheet at 09/30/2012
Assets
Investment in marketable securities – related party	$732,000	$—	$—	$732,000	$732,000
Investment in real estate loans	$—	$—	$27,240,000	$27,240,000	$27,140,000

	Fair Value Measurements at Reporting Date Using
	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at 12/31/2011	Carrying Value on Balance Sheet at 12/31/2011
Assets
Investment in marketable securities – related party	$592,000	$—	$—	$592,000	$592,000
Investment in real estate loans	$—	$—	$30,646,000	$30,646,000	$31,777,000

The following table presents the changes in our financial assets and liabilities that are measured at fair value on a recurring basis using significant unobservable inputs (Level 3) from January 1, 2012 to September 30, 2012:

Investment in real estate loans

Balance on January 1, 2012	$30,646,000
Change in temporary valuation adjustment included in net income (loss)
Increase in allowance for loan losses	(815,000)
Purchase and additions of assets
Transfer of allowance on real estate loans to real estate held for sale	14,000
Transfer of allowance on real estate loan to asset held for sale	1,705,000
Reduction of allowance on real estate loans due to loan payments	4,239,000
Reduction of allowance on real estate loans following settlement of loan	11,565,000
New mortgage loans and mortgage loans acquired	20,285,000
Write-off of allowance on uncollectible loan	3,250,000
Transfer of allowance on real estate loans converted to unsecured notes receivable	2,715,000
Sales, pay downs and reduction of assets
Transfer of real estate loan to real estate held for sale	(45,000)
Transfer of real estate loan to asset held for sale	(10,669,000)
Collections and settlements of principal and sales of investment in real estate loans	(19,351,000)
Reduction of loan balance following settlement of loan	(11,565,000)
Write-off of uncollectible loan	(3,250,000)
Conversion of real estate loans to unsecured notes receivable	(2,715,000)
Temporary change in estimated fair value based on future cash flows	1,231,000

Balance on September 30, 2012, net of temporary valuation adjustment	$27,240,000

The following table presents the changes in our financial assets and liabilities that are measured at fair value on a recurring basis using significant unobservable inputs (Level 3) from January 1, 2011 to September 30, 2011:

	Assets
	Investment in real estate loans	Assets under secured borrowings

Balance on January 1, 2011	$26,624,000	$1,320,000
Change in temporary valuation adjustment included in net income (loss)
Increase in allowance for loan losses	(967,000)	—
Purchase and additions of assets
Transfer of allowance on real estate loans to real estate held for sale	2,736,000	—
New mortgage loans and mortgage loans acquired	8,215,000	(1,320,000)
Reduction of allowance on real estate loans due to loan payment	144,000	—
Transfer of allowance on real estate loans converted to unsecured notes receivable	3,940,000	—
Sales, pay downs and reduction of assets
Collections and settlements of principal and sales of investment in real estate loans	(4,276,000)	—
Conversion of real estate loans to unsecured notes receivable	(3,940,000)	—
Transfer of real estate loans to real estate held for sale	(2,896,000)	—
Temporary change in estimated fair value based on future cash flows	(136,000)	—
Transfer to Level 1	—	—
Transfer to Level 2	—	—

Balance on September 30, 2011, net of temporary valuation adjustment	$29,444,000	$—

Liabilities Secured borrowings

Balance on January 1, 2011	$1,088,000
Payment on secured borrowings	(1,088,000)

Balance on September 30, 2011	$—

CONFLICTS OF INTEREST

The relationships among VRM II, Vestin Mortgage, Vestin Originations and other affiliates of Vestin Mortgage results in various conflicts of interest. Vestin Mortgage, Vestin Originations and their directors and other affiliates are engaged in business activities involving real estate lending, including the management of VRM I, Fund III and inVestin, funds with investment objectives similar to VRM II. Vestin Mortgage and its officers and directors manage our business in a manner they believe preserves and protects stockholder rights. Additionally, VRM II’s charter documents contain provisions that limit VRM II’s ability to enter into transactions with Vestin Mortgage and its affiliates.

VRM II’s Manager periodically obtains real estate loans from an affiliated or non-affiliated mortgage broker who may have solicited previous or new borrowers in those states where permissible. We periodically purchase existing real estate loans that were originated by third party lenders or brokered by Vestin Originations to facilitate our purchase of the loan. Vestin Originations and/or our manager sell, assign, transfer or convey real estate loans to us without a premium, but may have included its service fees and compensation. However, we do not acquire a real estate loan from or sell a real estate loan to a real estate program in which our manager or an affiliate has an interest, except in compliance with NASSA guidelines or as otherwise approved by the independent members of our board of directors. In addition we do not invest in real estate loans made to our manager, or any of its affiliates. However, we periodically acquire an investment in a real estate loan payable by our manager when our manager has assumed the obligation of the borrower under the loan, through a foreclosure of the property.

VRM II participates in loans with other lenders by providing funds for or purchasing an undivided interest in a loan meeting VRM II’s investment guidelines. VRM II participate in loans with its affiliates, subject to VRM II’s voluntary compliance with the guidelines of the North American Securities Administrators Association (“NASAA Guidelines”). The independent directors on VRM II’s Board occasionally authorizes a departure from NASAA Guidelines. Typically, VRM II participates in loans if:

•	VRM II did not have sufficient funds to invest in an entire loan;

•	VRM II is seeking to increase the diversification of VRM II’s loan portfolio; or

•

A loan fits within VRM II’s investment guidelines, however it would constitute more than 20% of VRM II’s anticipated capital contribution or otherwise be disproportionately large given VRM II’s then existing portfolio.

Loans in which unaffiliated investors have participated through inter-creditor agreements (“Inter-creditor Agreements”) are accounted for as secured borrowings in accordance with Statement of Financial Accounting Standards (“FAS”) 140 – Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“FAS 140”). The Inter-creditor Agreements provide VRM II additional funding sources for real estate loans whereby an unaffiliated investor (the “Investor”) may participate on a non-pari passu basis in certain real estate loans with VRM I, VRM I and/or Fund III (collectively, the “Lead Lenders”). In the event of borrower non-performance, the Inter-creditor Agreements generally provide that the Lead Lenders must repay the Investor’s loan amount either by (i) continuing to remit to the Investor the interest due on the participated loan amount; (ii) substituting an alternative loan acceptable to the Investor; or (iii) repurchasing the participation from the Investor for the outstanding balance plus accrued interest. Additionally, an Investor may participate in certain loans with the Lead Lenders through Participation Agreements. In the event of borrower non-performance, the Participation Agreement may allow the Investor to be repaid up to the amount of the Investor’s investment prior to the Lead Lender being repaid. Real estate loan financing under the Participation Agreements are also accounted for as a secured borrowing in accordance with FAS 140. VRM II does not receive any fees for entering into secured borrowing arrangements; however, VRM II may receive revenue in any differential of the interest spread, if applicable.

The paragraphs below describe material conflicts of interest that periodically arise in the course of Vestin Mortgage’s management and operation of VRM II’s business as well as conflicts of interest that periodically arise through VRM II’s acquisition of real estate loans from Vestin Originations or other affiliates. The list of potential conflicts of interest reflects VRM II’s knowledge of the existing or potential conflicts of interest as of the date of this joint proxy statement/prospectus. VRM II cannot assure you that no additional conflicts of interest will arise in the future.

1. Payment of Fees and Expenses.

Vestin Originations and Advant Mortgage, LLC, each affiliates of our manager, receive substantial fees from borrowers for transactions involving real estate loans, including loan brokerage fees, loan evaluation and processing fees. Many of these fees were paid on an up-front basis. In some cases, Vestin Originations or our manager may have been entitled to additional fees for loan extensions or modifications and loan assumptions, loan servicing fees, reconveyances fees and exit fees. Vestin Mortgage may have also received an administrative fee up to 3% on the resale of foreclosed property. Vestin Originations’ compensation is based on the volume and size of the real estate loans selected for us, regardless of their performance, which has created an incentive to make or extend riskier loans. Our interests occasionally diverge from those of our manager, Vestin Originations and Mr. Shustek to the extent that Vestin Originations benefits from up-front fees that are not shared with us. Vestin Originations receives fees from borrowers that would otherwise increase our returns. Because Vestin Originations receives all of these fees, our interests diverge from those of our manager, Vestin Originations and Mr. Shustek when our manager decides whether we should charge the borrower higher interest rates or our manager’ affiliates should receive higher fees from borrowers.

We pay an annual management fee to Vestin Mortgage of up to 0.25% of the aggregate capital we receive. This fee is payable regardless of the performance of our loan portfolio.

2. Purchase of Real Estate Loans from Vestin Originations and Vestin Mortgage.

We acquire our real estate loans from or through Vestin Originations and Vestin Mortgage generally pursuant to NASAA Guidelines. However, NASAA Guidelines do not apply where a majority of our independent directors determines that it is in our bests interests to deviate from the NASAA Guidelines Vestin Originations is in the business of obtaining, processing, and brokering real estate loans. All our real estate loans purchased from Vestin Originations are at prices no higher than the lesser of the cost of the real estate loan to Vestin Origination or the then current market value of the real estate loan. A committee of officers and directors of Vestin Originations and Vestin Mortgage makes all decisions concerning the real estate loans in which we invest or purchase. Because Vestin Origination’s and Vestin Mortgage’s fees are generated by the volume of the real estate loans we purchase, Vestin Originations and Vestin Mortgage faces a conflict of interest in determining whether a loan is appropriate for our loan portfolio.

3. Non-Arm’s Length Agreements.

Our agreements and arrangements for compensating Vestin Originations and Vestin Mortgage are not the result of arm’s-length negotiations.

4. Competition for the Time and Services of Common Officers.

We rely on Vestin Mortgage and its directors and officers for the management of our operations and Vestin Originations and its directors and officers for the acquisition of real estate loans that we invest in. When performing their duties, the officers, directors and employees of Vestin Mortgage and Vestin Origination has, for their own account or that of others, acquired investments similar to those made or acquired by us. The directors of Vestin Mortgage and Vestin Originations also periodically act as trustees, directors or officers, or engage in other activities for themselves and/or other entities and acquire, similar mortgage investments for their own account or that of others. Vestin Mortgage is the manager of VRM I, VRM II, Vestin Fund III, LLC and inVestin Nevada, funds with investment objectives similar to ours. Accordingly, conflicts of interest arise in operating more than one entity for allocating time between the entities.

Vestin Mortgage and its affiliates believes it has sufficient staff to be capable of discharging its responsibility to us and to all other entities to which they or their officers or affiliates are responsible. However, during times when we and the other businesses are handling a high volume of loans, conflicts arise as to which company’s loan processing to complete first.

5. Competition for Investment Opportunities. Vestin Mortgage must allocate its time between our activities and its other activities. These other activities include its current activities as acting as the manager of VRM I, Fund III and inVestin, funds with objectives similar to ours. Vestin Mortgage continues to engage in businesses which are with ours or which have the same management as we do. To the extent that these other entities with similar investment objectives have funds available for investment when we do and a potentially suitable investment has been offered to us or one of these programs, conflicts of interest arise as to which entity should acquire the investment.

When a conflict arises between us and any other affiliated program as to which company has the right to invest in a particular real estate loan or other investment, Vestin Mortgage makes the determination largely based on a review of the respective loan portfolios. Vestin Mortgage also bases the decision on factors such as the amount of funds available for investment, yield, portfolio diversification, type and location of the property on which Vestin Mortgage makes the real estate loan or other transaction terms. The officers and directors of Vestin Mortgage are responsible for monitoring this allocation method to be sure that it is applied fairly.

Neither Vestin Mortgage nor its affiliates are obligated to present to us any particular investment opportunity that comes to their attention, even if the opportunity is of a character that is suitable for us.

6. We Co-Invest in Mortgages Acquired by Vestin Mortgage. When Vestin Mortgage determines that an entire loan is not suitable for our loan portfolio, we co-invest in the loan with Vestin Mortgage and its affiliates pursuant to NASAA Guidelines. When we co-invest in a loan with Vestin Mortgage and its affiliates, our investment is on substantially the same terms as those of Vestin Mortgage and its affiliates. A conflict of interest arises between us and Vestin Mortgage and its affiliates when the borrower defaults on the loan and each of us seeks to protect our interests in the loan and in the security property. We have no written or oral agreement or understanding with Vestin Mortgage concerning our relative priority when a borrower defaults; as a result, you must rely on Vestin Mortgage to act in accordance with the terms and conditions of the management agreement to protect your interest.

7. Lack of Separate Representation. We are represented by the same counsel as Vestin Mortgage and its affiliates, and this multiple representation by our attorneys will continue in the future. When a dispute arises between us and Vestin Mortgage or any of its affiliates, Vestin Mortgage or the affiliate either obtains separate counsel or facilitates our retaining separate counsel for such matters.

8. Rights of affiliates. Any director or officer of Vestin Mortgage and any other affiliate may acquire, own, hold and dispose of our common stock for his individual account and exercise all rights of as a stockholder, except for voting rights with respect to the manager, to the same extent and in the same manner as if he were not an affiliate of ours.

INFORMATION ABOUT VRM I

As used in this Section, “we”, “us”, “our”, “our company” and “VRM I” refers to Vestin Realty Mortgage I, Inc.

BUSINESS

General

Vestin Fund I, LLC (“Fund I”) was organized in December 1999 as a Nevada limited liability company for the purpose of investing in commercial real estate loans (hereafter referred to as “real estate loans”). In addition we may invest in, acquire, manage or sell real property or acquire entities involved in the ownership or management of real property. Vestin Realty Mortgage I, Inc. (“VRM I”) was organized in January 2006 as a Maryland corporation for the sole purpose of effecting a merger with Fund I. On May 1, 2006, Fund I merged into VRM I and the members of Fund I received one share of VRM I’s common stock for each membership unit of Fund I.

We invest in loans secured by real estate through deeds of trust or mortgages (hereafter referred to collectively as “deeds of trust” and as defined in our management agreement (“Management Agreement”) as “Mortgage Assets”). We commenced operations in August 2000.

We operated as a real estate investment trust (“REIT”) through December 31, 2011. We are not a mutual fund or an investment company within the meaning of the Investment Company Act of 1940, nor are we subject to any regulation thereunder. As a REIT, we were required to have a December 31 fiscal year end. We announced on March 28, 2012 that we have terminated our election to be treated as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), effective for the tax year ending December 31, 2012. Under the Code, we will not be able to make a new election to be taxed as a REIT during the four years following December 31, 2012. Pursuant to our charter, upon the determination by the Board of Directors that we should no longer qualify as a REIT, the restrictions on transfer and ownership of shares set forth in Article VII of our charter ceased to be in effect and, accordingly, shares of the Company’s stock will no longer be subject to such restrictions.

Vestin Group, Inc. (“Vestin Group”), a Delaware corporation, owns a significant majority of Vestin Mortgage, LLC, a Nevada limited liability company, which is our manager (the “manager” or “Vestin Mortgage”). On January 7, 2011, Vestin Mortgage converted from a corporation to a limited liability company. Michael Shustek, the CEO and managing member of our manager and CEO, President and a director of us, wholly owns Vestin Group, which is engaged in asset management, real estate lending and other financial services through its subsidiaries. Our manager, prior to June 30, 2006, also operated as a licensed Nevada mortgage broker and was generally engaged in the business of brokerage, placement and servicing of commercial loans secured by real property. On July 1, 2006, a mortgage broker license was issued to an affiliated company, Vestin Originations, Inc. (“Vestin Originations”), which is majority-owned by Vestin Group. Vestin Originations continued the business of brokerage, placement and servicing of real estate loans. Since February 14, 2011, the business of brokerage and placement of real estate loans have been performed by affiliated or non-affiliated mortgage brokers, including Vestin Originations and MVP Mortgage, LLC (“MVP Mortgage”), both licensed Nevada mortgage brokers, which are indirectly majority owned or wholly owned by Mr. Shustek.

Pursuant to a management agreement, our manager is responsible for managing our operations and implementing our business strategies on a day-to-day basis. Consequently, our operating results are dependent to a significant extent upon our manager’s ability and performance in managing our operations and servicing our assets. Vestin Mortgage is also the manager of Vestin Realty Mortgage II, Inc. (“VRM II”), as the successor by merger to Vestin Fund II, LLC (“Fund II”) and Vestin Fund III, LLC (“Fund III”). VRM II has investment objectives similar to ours, and Fund III is in the process of an orderly liquidation of its assets.

The consolidated financial statements include the accounts of us and our wholly owned subsidiary, Vestin TRS I, Inc. (“TRS I”). All significant inter-company transactions and balances have been eliminated in consolidation.

During April 2009, we entered into an accounting services agreement with Strategix Solutions, LLC (“Strategix Solutions”), a Nevada limited liability company, for the provision of accounting and financial reporting services. Strategix Solutions also provides accounting and financial reporting services to VRM II and Fund III. Our CFO and other members of our accounting staff are employees of Strategix Solutions. Strategix Solutions is managed by LL Bradford and Company, LLC (“LL Bradford”), a certified public accounting firm that has provided non-audit accounting services to us. The principal manager of LL Bradford was a former officer of our manager from April 1999 through January 1, 2005. Strategix Solutions is owned by certain partners of LL Bradford, none of whom are currently or were previously officers of our manager. As used herein, “management” means our manager, its executive officers and the individuals at Strategix Solutions who perform accounting and financial reporting services on our behalf.

Segments

We are currently authorized to operate two reportable segments, investments in real estate loans and investments in real property. As of September 30, 2012, we had not commenced investing in real property.

Our objective is to invest approximately 97% of our assets in real estate loans and real estate investments, while maintaining approximately 3% as a working capital cash reserve. Current market conditions have impaired our ability to be fully invested in real estate loans. As of September 30, 2012, approximately 62% of our assets, net of allowance for loan losses, are classified as investments in real estate loans.

Real Estate Loan Objectives

As of September 30, 2012, our loans were in the following states: California, Michigan, Nevada, Texas and Utah. The loans we invest in are selected for us by our manager from among loans originated by affiliated or non-affiliated mortgage brokers. When a mortgage broker originates a loan for us, that entity identifies the borrower, processes the loan application, brokers and sells, assigns, transfers or conveys the loan to us. We believe that our loans are attractive to borrowers because of the expediency of our manager’s loan approval process, which takes about ten to twenty days.

As a commercial real estate lender willing to invest in loans to borrowers who may not meet the credit standards of other financial institutional lenders, the default rate on our loans has been higher than those generally experienced in the mortgage lending industry. Because of our willingness to fund riskier loans, borrowers are generally willing to pay us an interest rate that is above the rates generally charged by other commercial lenders. We invest a significant amount of our funds in loans in which the real property, held as collateral, is not generating any income to the borrower. The loans in which we invest are generally riskier because the borrower’s repayment depends on their ability to refinance the loan or develop the property so they can refinance the loan.

Our principal investment objectives are to maintain and grow stockholder value by:

•	Producing revenues from the interest income on our real estate loans;

•	Providing cash dividends from the net income generated by our real estate loans; and

•	Reinvesting, to the extent permissible, payments of principal and net proceeds from sales of foreclosed properties.

Acquisition and Investment Policies

Generally, the collateral on our real estate loans is the real property that the borrower is purchasing or developing, together with a guarantee from the principal owners of the borrower. We sometimes refer to these real properties as the security properties. While we may invest in other types of loans, most of the loans in which we invest have been made to real estate developers.

Our real estate investments are not insured or guaranteed by any governmental agency.

Our manager continuously evaluates prospective investments, selects the loans in which we invest and makes all investment decisions on our behalf. In evaluating prospective real estate loan investments, our manager considers such factors as the following:

•	The ratio of the amount of the investment to the value of the property by which it is secured, or the loan-to-value ratio;

•	The potential for capital appreciation or depreciation of the property securing the investment;

•	Expected levels of rental and occupancy rates, if applicable;

•	Potential for rental increases, if applicable;

•	Current and projected revenues from the property, if applicable;

•	The status and condition of the record title of the property securing the investment;

•	Geographic location of the property securing the investment; and

•	The financial condition of the borrowers and their principals, if any, who guarantee the loan.

Our manager may obtain our loans from affiliated or non-affiliated mortgage brokers. We may purchase existing loans that were originated by third party lenders or brokered by affiliates to facilitate our purchase of the loans. Our manager or any affiliated mortgage broker will sell, assign, transfer or convey the loans to us without a premium, but may include its service fees and compensation.

When selecting real estate loans for us, our manager generally adheres to the following guidelines, which are intended to control the quality of the collateral given for our loans:

1. Priority of Loans. Our policy is to secure most of our loans by first deeds of trust. First deeds of trust are loans secured by a full or divided interest in a first deed of trust secured by the property. We will not invest in any loan that is junior to more than one loan.

2. Loan-to-Value Ratio. The amount of our loan combined with the outstanding debt secured by a senior loan on a security property generally does not exceed the following percentage of the appraised value of the security property at origination:

Type of Secured Property	Loan-to-Value Ratio

Residential	75%
Unimproved Land	60% (of anticipated as-if developed value)
Acquisition and Development	60% (of anticipated as-if developed value)
Commercial Property	75% (of anticipated as-if developed value)
Construction	75% (of anticipated post- developed value)
Leasehold Interest	75% (of value of leasehold interest)

We may deviate from these guidelines under certain circumstances. For example, our manager, in its discretion, may increase any of the above loan-to-value ratios if it believes a given loan is supported by credit adequate to justify a higher loan-to-value ratio, including personal guarantees. Occasionally, our collateral may include personal property attached to the real property as well as real property. We do not have specific requirements with respect to the projected income or occupancy levels of a property securing our investment in a particular loan. These loan-to-value ratios will not apply to financing offered to the purchaser of any real estate acquired through foreclosure or to refinance an existing loan that is in default. In those cases, our manager, in its sole discretion, may accept financing terms that it believes are reasonable and in our best interest.

Loan-to-value ratios are initially based on appraisals obtained at the time of loan origination. Such appraisals, which may have been commissioned by the borrower and may precede the placement of the loan with us, are generally dated no greater than 12 months prior to the date of loan origination. Current loan-to-value ratios are generally based on the most recent appraisals and include allowances for loan losses. Recognition of allowance for loan losses will result in a maximum loan-to-value ratio of 100% per loan.

Appraisals may not reflect subsequent changes in value and may be for the current estimate of the “as-if developed” value of the property, which approximates the post-construction value of the collateralized property assuming that such property is developed. “As-if developed” values on raw land loans or acquisition and development loans often dramatically exceed the immediate sales value. Realization of the “as-if-developed” value depends upon anticipated zoning changes and successful development efforts by the borrower. Completion of such development efforts may in turn depend upon the availability of additional financing. As most of the appraisals will be prepared on an “as-if developed” basis, if a loan goes into default prior to development of a project, the market value of the property may be substantially less than the appraised value. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, we may not recover the outstanding balance of the loan.

We, or the borrower, retain appraisers who are state certified or licensed appraisers and/or hold designations from one or more of the following organizations: the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, the National Association of Review Appraisers, the Appraisal Institute, the National Society of Real Estate Appraisers, American Society of Real Estate Appraisers, or from other appraisers with other qualifications acceptable to our manager. However, appraisals are only estimates of value and cannot be relied on as measures of realizable value. An employee or agent of our manager will review each appraisal report and will generally conduct a physical inspection for each property. A physical inspection includes an assessment of the subject property, the adjacent properties and the neighborhood, but generally does not include entering any structures on the property.

3. Terms of Real Estate Loans. Our loans as of September 30, 2012, had original terms of 4 months to 12 months, excluding extensions. Most of our loans are for an initial term of 12 months. Generally, our original loan agreements permit extensions to the term of the loan by mutual consent. Such extensions are generally provided on loans where the original term was 12 months or less and where a borrower requires additional time to complete a construction project or negotiate take-out financing. Our manager generally grants extensions when a borrower is in compliance with the material terms of the loan, including, but not limited to the borrower’s obligation to make interest payments on the loan. In addition, if circumstances warrant, our manager may extend a loan that is in default as part of a work out plan to collect interest and/or principal.

As of September 30, 2012 and December 31, 2011, most of our loans provided for payments of interest only, some of which have accrued interest, with a “balloon” payment of principal payable in full at the end of the term. In addition, we may invest in real estate loans that require borrowers to maintain interest reserves funded from the principal amount of the loan for a period of time. At September 30, 2012 and December 31, 2011 we had no investments in real estate loans that had interest reserves. We did not have any variable interest rate loans as of September 30, 2012 and December 31, 2011.

4. Escrow Conditions. Our loans will often be funded by us through an escrow account held by a title insurance company, subject to the following conditions:

•

Borrowers will obtain title insurance coverage for all loans, providing title insurance in an amount at least equal to the principal amount of the loan. Title insurance insures only the validity and priority of our deed of trust, and does not insure us against loss by other causes, such as diminution in the value of the security property.

•	Borrowers will obtain liability insurance coverage for all loans.

•	Borrowers will obtain fire and casualty insurance for all loans secured by improved real property, covering us in an amount sufficient to cover the replacement cost of improvements.

•	All insurance policies, notes, deeds of trust or loans, escrow agreements, and any other loan documents for a particular transaction will cover us as a beneficiary.

5. Purchase of Real Estate Investments from Affiliates. We may acquire real estate loans from our affiliates, including our manager, that are accounted for at the principal balance and no gain or loss is recognized by us or any affiliate. These purchases may include allowable fees and expenses, but no other compensation for the loans. Excluding the compensation paid to our manager, all income generated and expense associated with the loans so acquired shall be treated as belonging to us.

6. Note Hypothecation. We may also acquire real estate loans secured by assignments of secured promissory notes. These real estate loans must satisfy our stated investment standards, including our loan-to-value ratios, and may not exceed 80% of the principal amount of the assigned note upon acquisition. For example, if the property securing a note we acquire is a commercial property, the total amount of outstanding debts secured by the property generally must not exceed 75% of the appraised value of the property, and the real estate loan generally will not exceed 80% of the principal amount of the assigned note. For real estate loans secured by promissory notes, we will rely on the appraised value of the underlying property, as determined by an independent written appraisal that was conducted within the then-preceding twelve months. If an appraisal was not conducted within that period, then we will arrange for a new appraisal to be prepared for the property prior to acquisition of the loan.

7. Participation. We participate in loans with other lenders by providing funds for or purchasing an undivided interest in a loan meeting our investment guidelines described above. We participate in loans with our affiliates, subject to our voluntary compliance with the applicable guidelines of the North American Securities Administrators Association (“NASAA Guidelines”). The independent directors on our Board may authorize a departure from such NASAA Guidelines. Typically, we participate in loans if:

•	We did not have sufficient funds to invest in an entire loan;

•	We are seeking to increase the diversification of our loan portfolio; or

•	A loan fits within our investment guidelines, however it would constitute more than 20% of our capital or otherwise be disproportionately large given our then existing portfolio.

Loans in which unaffiliated investors have participated through inter-creditor agreements (“Inter-creditor Agreements”) are accounted for as secured borrowings. The Inter-creditor Agreements provide us additional funding sources for real estate loans whereby an unaffiliated investor (the “Investor”) may participate on a non-pari passu basis in certain real estate loans with us and/or VRM II (collectively, the “Lead Lenders”). In the event of borrower non-performance, the Inter-creditor Agreements generally provide that the Lead Lenders must repay the Investor’s loan amount either by (i) continuing to remit to the Investor the interest due on the participated loan amount; (ii) substituting an alternative loan acceptable to the Investor; or (iii) repurchasing the participation from the Investor for the outstanding balance plus accrued interest.

Additionally, an Investor may participate in certain loans with the Lead Lenders through Participation Agreements. In the event of borrower non-performance, the Participation Agreement may allow the Investor to be repaid up to the amount of the Investor’s investment prior to the Lead Lender being repaid. Real estate loan financing under the Participation Agreements are also accounted for as a secured borrowing. We do not receive any revenues for entering into secured borrowings arrangements.

As of December 31, 2011, 93% our loans were loans in which we participated with other lenders, most of whom are our affiliates.

8. Diversification. We voluntarily comply with applicable NASAA Guidelines, unless otherwise approved by the independent members of our board of directors, which provide that we neither invest in or make real estate loans on any one property, which would exceed, in the aggregate, an amount equal to 20% of our stockholders’ equity, nor may we invest in or make real estate loans to or from any one borrower, which would exceed, in the aggregate, an amount greater than 20% of our stockholders’ equity. As of December 31, 2011, our single largest investment in real estate loans, Barger Road Cottages, LLC, accounted for approximately 22% of our stockholders’ equity. When funded during December, 2007, this loan constituted less than 20% of our stockholders’ equity. However, our loan portfolio has declined in size primarily due to sales, foreclosures and modifications. The loan’s interest rate was at 12% per annum and as of December 31, 2011, our portion of the outstanding balance of the loan was approximately $4.4 million. During July, 2008 this loan was deemed non-performing.

9. Reserve Fund. We have established contingency working capital reserves of approximately 3% of our stockholders’ equity to cover our unexpected cash needs.

10. Credit Evaluations. When reviewing a loan proposal, our manager determines whether a borrower has sufficient equity in the security property. Our manager may also consider the income level and creditworthiness of a borrower to determine its ability to repay the real estate loan.

11. Sale of Real Estate Loan Investments. Our manager may sell our real estate loans or interest in our loans to either affiliates or non-affiliated parties when our manager believes that it is advantageous for us to do so. However, we do not expect that our loans will be generally marketable or that a secondary market will develop for them.

Real Estate Loans to Affiliates

We will not invest in real estate loans made to our manager, Vestin Group or any of our affiliates. However, we may acquire an investment in a real estate loan payable by our manager when our manager has assumed the obligations of the borrower under that loan, through a foreclosure on the property.

Investment of Loans From our Manager and Its Affiliates

In addition to those loans our manager selects for us, we invest in loans that were originated by affiliates as long as the loan(s) otherwise satisfies all of our lending criteria. However, we will not acquire a loan from or sell a loan to a real estate program in which our manager or an affiliate has an interest except in compliance with applicable NASAA Guidelines or as otherwise approved by the independent members of our board of directors.

Types of Loans We Invest In

We primarily invest in loans that are secured by first or second trust deeds on real property. Such loans fall into the following categories: raw and unimproved land, acquisition and development, construction, commercial property and residential loans. The following discussion sets forth certain guidelines our manager generally intends to follow in allocating our investments among the various types of loans. Our manager, however, may change these guidelines at its discretion, subject to review by our board of directors. Actual investments will be determined by our manager pursuant to the terms of the Management Agreement. The actual percentages invested among the various loan categories may vary as a result of changes in the size of our loan portfolio.

Raw and Unimproved Land Loans

Generally, 15% to 25% of the loans invested in by us may be loans made for the purchase or development of raw, unimproved land. Generally, we determine whether to invest in these loans based upon the appraised value of the property and the borrower’s actual capital investment in the property. We will generally invest in loans for up to 60% of the initial as-if developed appraised value of the property and we generally require that the borrower has invested in the property actual capital expenditures of at least 25% of the property’s value. As-if developed values on raw and unimproved land loans often dramatically exceed the immediate sales value and may depend upon anticipated zoning changes, successful development efforts by the borrower and the availability of additional financing.

Acquisition and Development Loans

Generally, 10% to 25% of the loans invested in by us may be acquisition and development loans. Such loans enable borrowers to acquire and/or complete the basic infrastructure and development of their property prior to the construction of buildings or structures. Such development may include installing utilities, sewers, water pipes, and/or streets, together with the costs associated with obtaining entitlements, including zoning, mapping and other required governmental approvals. We will generally invest in loans with an initial face value of up to 60% of the appraised value of the property. Loan-to-value ratios on acquisition and development loans are calculated using as-if developed appraisals. Such appraisals have the same valuation limitations as raw and unimproved land loans, described above.

Construction Loans

Generally, 10% to 70% of our loans may be construction loans. Such loans provide funds for the construction of one or more structures on developed land. Funds under this type of loan will generally not be forwarded to the borrower until work in the previous phase of the project has been completed and an independent inspector has verified certain aspects of the construction and its costs. We will typically require material and labor lien releases by the borrower per completed phase of the project. We will review the appraisal of the value of the property and proposed improvements, and will generally finance up to 75% of the initial appraised value of the property and proposed improvements. Such appraisals have the same valuation limitations as raw and unimproved land loans, described above.

Commercial Property Loans

Generally, 20% to 50% of the loans we invest in may be commercial property loans. Such loans provide funds to allow borrowers to acquire income-producing property or to make improvements or renovations to the property in order to increase the net operating income of the property so that it may qualify for institutional refinancing. Generally, we review the initial property appraisal and generally invest in loans for up to 75% of such appraised value of the property.

Residential Loans

A small percentage of the loans invested in by us may be residential loans. Such loans facilitate the purchase or refinance of one to four family residential property units provided the borrower uses one of the units on the property as such borrower’s principal residence. We will generally invest in loans for up to 75% of the initial value of the property.

Collateral

Each loan is secured by a lien on either a fee simple or leasehold interest in real property as evidenced by a first deed of trust or a second deed of trust.

First Deed of Trust

Historically, most of our loans were secured by first deeds of trust. Thus as a lender, we would have rights as a first priority lender of the collateralized property. The percentage of our loans secured by first deeds of trust has decreased primarily due to the decrease in loans secured by first deeds of trust through sales, foreclosures and modifications.

Second Deed of Trust

Prior to September 2008, our objective has been that not more than 10% of our loan portfolio would be secured by second deeds of trust, unless our board of directors approves a higher percentage. During September 2008, the board authorized us to allow loans secured by second deeds of trust to constitute up to 15% of our loans, due to loan restructuring and business opportunities. In a second priority loan, the rights of the lender (such as the right to receive payment on foreclosure) will be subject to the rights of the first priority lender. In a wraparound loan, the lender’s rights will be comparably subject to the rights of a first priority lender, but the aggregate indebtedness evidenced by the loan documentation will be the first priority loan plus the new funds the lender invests. The lender would receive all payments from the borrower and forward to the senior lender its portion of the payments the lender receives. The percentage of our loans in second deeds of trust has increased primarily due to the decrease in loans secured by first deeds of trust through sales, foreclosures and modifications.

Prepayment Penalties and Exit Fees

Generally, the loans we invest in will not contain prepayment penalties but may contain exit fees payable when the loan is paid in full, by the borrower, to our manager or its affiliates as part of their compensation. If interest rates decline, the amount we can charge as interest on our loans will also likely decline. Moreover, if a borrower should prepay obligations that have a higher interest rate from an earlier period, we will likely not be able to reinvest the funds in real estate loans earning that higher rate of interest. In the absence of a prepayment fee, we will receive neither the anticipated revenue stream at the higher rate nor any compensation for its loss. As of December 31, 2011, none of our loans had a prepayment penalty, although eight of our loans, totaling approximately $9.1 million, had an exit fee. Out of the eight loans with an exit fee, four loans, totaling approximately $7.6 million, were considered non-performing as of December 31, 2011. Depending upon the amount by which lower interest rates are available to borrowers, the amount of the exit fees may not be significant in relation to the potential savings borrowers may realize as a result of prepaying their loans.

Extensions to Term of Loan

Our original loan agreements generally permit extensions to the term of the loan by mutual consent. Such extensions are generally provided on loans where the original term was 12 months or less and where a borrower requires additional time to complete a construction project or negotiate take-out financing. Our manager generally grants extensions when a borrower is in compliance with the material terms of the loan, including, but not limited to the borrower’s obligation to make interest payments on the loan. In addition, if circumstances warrant, our manager may extend a loan that is in default as part of a work out plan to collect interest and/or principal.

Interest Reserves

We may invest in loans that include a commitment for an interest reserve, which is usually established at loan closing. The interest reserve may be advanced by us or other lenders with the amount of the borrower’s indebtedness increased by the amount of such advances. At September 30, 2012 and December 31, 2011, we had no investments in real estate loans that had interest reserves.

Balloon Payment

As of September 30, 2012 and December 31, 2011, most of our loans provided for payments of interest only with a “balloon” payment of principal payable in full at the end of the term. There are no specific criteria used in evaluating the credit quality of borrowers for real estate loans requiring balloon payments. Furthermore, a substantial period of time may elapse between the review of the financial statements of the borrower and the date when the balloon payment is due. As a result, there is no assurance that a borrower will have sufficient resources to make a balloon payment when due. To the extent that a borrower has an obligation to pay real estate loan principal in a large lump sum payment, its ability to repay the loan may be dependent upon its ability to sell the property, obtain suitable refinancing or otherwise raise a substantial amount of cash. As a result, these loans can involve a higher risk of default than loans where the principal is paid at the same time as the interest payments.

Repayment of Loans on Sale of Properties

We may require a borrower to repay a real estate loan upon the sale of the property rather than allow the buyer to assume the existing loan. We will generally require repayment if we determine that repayment appears to be advantageous to us based upon then-current interest rates, the length of time that the loan has been held by us, the creditworthiness of the buyer and our objectives.

Variable Rate Loans

Occasionally we may acquire variable rate loans. Variable rate loans may use as indices the one and five year Treasury Constant Maturity Index, the Prime Rate Index and the Monthly Weighted Average Cost of Funds Index for Eleventh District Savings Institutions (Federal Home Loan Bank Board).

It is possible that the interest rate index used in a variable rate loan will rise (or fall) more slowly than the interest rate of other loan investments available to us. If we make variable rate loans, our manager, in conjunction with a mortgage broker we may use, will attempt to minimize this interest rate differential by tying variable rate loans to indices that are sensitive to fluctuations in market rates. Additionally, variable rate loans may contain an interest rate floor.

Variable rate loans generally have interest rate caps. For these loans, there is the risk that the market rate may exceed the interest cap rate.

Real Estate Investment Objectives

As of December 31, 2011, we had not purchased any real estate properties. Investments in commercial properties will be primarily in Nevada, Arizona, California, Oregon and Texas or in other areas of the Southwestern and Western part of the United States. Properties acquired may include, but are not limited to, office buildings, shopping centers, business and industrial parks, manufacturing facilities, multifamily properties, warehouses and distribution facilities, motel and hotel properties and recreation and leisure properties. We will not invest in unimproved land or construction or development of properties. We intend to lease properties owned by us and to hold properties until such time as we believe it is the optimal time to capitalize on the capital appreciation of our properties.

We intend to invest principally in properties that generate current income. Potential gain on sale of appreciated properties will be a secondary objective.

Acquisition and Investment Strategies

Capitalizing on Availability of Properties

We believe that excellent opportunities exist in our target markets in the Southwestern United States to acquire quality properties at significant discounts. Some of these properties should exhibit stable cash flow, but are currently underperforming. We intend to generate value by improving cash flows through aggressive leasing, asset management and repositioning of the property. We will acquire these properties directly from owners, through the foreclosure process, or from financial institutions holding foreclosed real estate.

Maximizing Value of Acquired Properties

We will seek to reposition properties that we acquire through strategic renovation and re-tenanting such properties. Repositioning of properties may be accomplished by (1) stabilizing occupancy; (2) upgrading and renovating existing structures; and (3) investing significant efforts in recruiting tenants whose goods and services meet the needs of the surrounding neighborhood. We currently do not intend to engage in significant development or redevelopment of properties as the costs of development and redevelopment may exceed the cost of properties that we acquire.

Southwestern and Western United States Focus

Our acquisition efforts will occur in the Southwestern and Western United States, primarily in Nevada, California and Arizona. These regions have recently experienced severe economic distress, which has in turn led to significant declines in real estate values. We believe such factors have created a significant pipeline of acquisition opportunities. Despite the recent downturn, we believe these regions have fundamentally diverse and dynamic economies that hold the potential to recover significantly as the overall economy in the United States improves and that such recovery will in turn improve the real estate markets in these regions.

Focus on Strong Property and Submarket Fundamentals

We will seek to acquire properties that present strong characteristics that we believe are essential for a successful real estate investment. These include:

•	an attractive location in established markets;

•	desirable physical attributes such as a contemporary design and function, adequate parking, flexible and efficient floor plans and environmentally friendly design; and

•	a strong multi-tenant base with limited exposure to significant tenant concentrations.

Apply a Disciplined Underwriting Process

We intend to utilize a disciplined underwriting process in our evaluation of potential property acquisitions. In evaluating a property’s cash flow potential, we intend to use conservative assumptions regarding future cash flow, taking into account not only current rents but future rents that may be negotiated at a discount during the current market downturn, the credit worthiness of tenants and other factors that may affect cash flow, which we believe our management team is well positioned to understand. We also intend to utilize assumptions regarding the timing and level of a market recovery that we believe to be conservative. We intend to acquire properties that are able to provide returns, regardless of when a market recovery occurs, with potential for cash flow improvement and capital appreciation.

Leasing

The terms and conditions of any lease we enter into with our tenants may vary substantially. However, we expect that our leases will conform with the standard market practices in the geographic area where the property is located. We expect to execute new tenant leases and tenant lease renewals, expansions and extensions with terms that are dictated by the current market conditions. If it is economically practical, we may verify the creditworthiness of each tenant. If we verify the creditworthiness of each tenant, we may use industry credit rating services for any guarantors of each potential tenant. We may also obtain relevant financial data from potential tenants and guarantors, such as income statements, balance sheets and cash flow statements. We may require personal guarantees from shareholders of our corporate tenants. However, there can be no guarantee that the tenants selected will not default on their leases or that we can successfully enforce any guarantees.

Financing Sources

We will seek financing from a variety of sources to fund our potential acquisitions. Such sources may include cash on hand, cash flow from operating activities and cash proceeds from any public offering or private placement of equity or debt securities. We may also seek to obtain a revolving credit facility and other secured or unsecured loans to fund acquisitions. We cannot provide any assurance that we will be successful in obtaining any financing for all or any of our potential acquisitions.

Borrowing

We may incur indebtedness to:

•	Finance our investments in real estate loans;

•	Prevent a default under real estate loans that are senior to our real estate loans;

•	Discharge senior real estate loans if this becomes necessary to protect our investment in real estate loans; or

•	Operate or develop a property that we acquired under a defaulted loan.

Our indebtedness should not exceed 70% of the fair market value of our real estate loans. This indebtedness may be with recourse to our assets.

In addition, we may enter into structured arrangements with other lenders in order to provide them with a senior position in real estate loans that we might jointly fund. For example, we might establish a wholly owned special purpose corporation that would borrow funds from an institutional lender under an arrangement where the resulting real estate loans would be assigned to a trust, and the trust would issue a senior certificate to the institutional lender and a junior certificate to the special purpose corporation. This would assure the institutional lender of repayment in full prior to our receipt of any repayment on the jointly funded real estate loans.

Competition

Generally, real estate developers depend upon the timely completion of a project to obtain a competitive advantage when selling their properties. We have sought to attract real estate developers by offering expedited loan processing, which generally provides quick approval and funding of a loan. As a result, we have established a market niche as a non-conventional real estate lender.

We consider our direct competitors to be the providers of real estate loans who offer short-term, equity-based loans on an expedited basis for higher fees and rates than those charged by other financial institutional lenders such as commercial banks. Many of the companies against which we compete have substantially greater financial, technical and other resources than either our company or our manager that may allow them to enjoy significant competitive advantages. Competition in our market niche depends upon a number of factors, including terms and interest rates of a loan, the price of a property, speed of loan processing and closing escrow on properties, cost of capital, reliability, quality of service and support services.

Regulation

We are managed by Vestin Mortgage, subject to the oversight of our board of directors, pursuant to the terms and conditions of our Management Agreement. Vestin Originations and Advant, affiliates of Vestin Mortgage, operate as a mortgage brokers and are subject to extensive regulation by federal, state and local laws and governmental authorities. Mortgage brokers we may use conduct their real estate loan businesses under a license issued by the State of Nevada Mortgage Lending Division. Under applicable Nevada law, the division has broad discretionary authority over the mortgage brokers’ activities, including the authority to conduct periodic regulatory audits of all aspects of their operations.

We, our manager, and certain affiliates are also subject to the Equal Credit Opportunity Act of 1974, which prohibits creditors from discriminating against loan applicants on the basis of race, color, sex, age or marital status, and the Fair Credit Reporting Act of 1970, which requires lenders to supply applicants with the name and address of the reporting agency if the applicant is denied credit. We are also subject to various other federal and state securities laws regulating our activities. In addition, our manager is subject to the Employee Retirement Income Security Act of 1974.

The NASAA Guidelines have been adopted by various state agencies charged with protecting the interests of investors. Administrative fees, loan fees, and other compensation paid to our manager and its affiliates would be generally limited by the NASAA Guidelines. These Guidelines also include certain investment procedures and criteria, which are required for new loan investments. We are not required to comply with NASAA Guidelines; however, we voluntarily comply with applicable NASAA Guidelines unless a majority of our unaffiliated directors determines that it is in our best interest to diverge from such NASAA Guidelines.

Because our business is regulated, the laws, rules and regulations applicable to us are subject to modification and change. There can be no assurance that laws, rules or regulations will not be adopted in the future that could make compliance much more difficult or expensive, restrict our ability to invest in or service loans, further limit or restrict the amount of commissions, interest and other charges earned on loans, or otherwise adversely affect our business or prospects.

Environmental Matters

Federal law imposes liability on a landowner for the presence of improperly disposed hazardous substances on the landowner’s property. This liability is without regard to fault for or knowledge of the presence of such substances and may be imposed jointly and severally upon all succeeding landowners from the date of the first improper disposal. The laws of the states and localities in which we acquire properties may have similar or additional requirements. We cannot assure that hazardous substances or wastes, contaminants, pollutants or sources thereof (as defined by present or future state and federal laws and regulations) will not be discovered on properties during our ownership or after sale to a third party. If such hazardous materials are discovered on a property, we may be required to remove those substances or sources and clean up such affected property. We may incur full recourse liability for the entire cost of any such removal and cleanup. We cannot assure you that the cost of any such removal and cleanup would not exceed the value of the property or that we could recoup any such costs from any third party. We may also be liable to tenants and other users of the affected property and to owners, tenants or users of neighboring properties, and it may find it difficult or impossible to sell the affected property prior to or following any such cleanup.

Employees

We have no employees. Our manager has provided and will continue to provide most of the employees necessary for our operations, except as described below regarding Strategix Solutions, LLC. As of December 31, 2011, the Vestin entities had a total of 12 full-time and no part-time employees. Except as hereinafter noted, all employees are at-will employees and none are covered by collective bargaining agreements. John Alderfer, our former CFO, is a party to an employment, non-competition, confidentiality and consulting contract with Vestin Group, Inc., the parent company of our manager, through December 31, 2016.

During April 2009, we entered into an accounting services agreement with Strategix Solutions, a Nevada limited liability company, for the provision of accounting and financial reporting services. Strategix Solutions also provides accounting and financial reporting services to VRM II and Fund III. Our CFO and other members of our accounting staff are employees of Strategix Solutions. Strategix Solutions is managed by LL Bradford, a certified public accounting firm that has provided non-audit accounting services to us. The principal manager of LL Bradford was a former officer of our manager from April 1999 through January 1, 2005. Strategix Solutions is owned by certain partners of LL Bradford, none of whom are currently or were previously officers of our manager. As of December 31, 2011, Strategix Solutions dedicates to us a total of three employees. As used herein, “management” means our manager, its executive officers and the individuals at Strategix Solutions who perform accounting and financial reporting services on our behalf.

Available Information

Our Internet website address is www.vestinrealtymortgage1.com. We make available free of charge through http://phx.corporate-ir.net/phoenix.zhtml?c=193757&p=irol-sec our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practical after such material is electronically filed with or furnished, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, to the United States Securities and Exchange Commission (“SEC”). Further, these reports, other information and a copy of this proxy statement/prospectus are located at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operations of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding our filings at www.sec.gov. Information contained on our website does not constitute a part of this Report on Form 10-K.

PROPERTIES

Our manager shares office facilities through a sublease, in Las Vegas, Nevada, with its parent corporation, Vestin Group. In March 2010, Vestin Group entered into a ten–year lease agreement with a borrower for office facilities in Las Vegas, Nevada.

LEGAL PROCEEDINGS

Legal Matters Involving the Manager

The United States Securities and Exchange Commission (the “Commission”), conducted an investigation of certain matters related to us, our manager, Vestin Capital, VRM I, and Fund III. We fully cooperated during the course of the investigation. On September 27, 2006, the investigation was resolved through the entry of an Administrative Order by the Commission (the “Order”). Our manager, Vestin Mortgage and its Chief Executive Officer, Michael Shustek, as well as Vestin Capital (collectively, the “Respondents”), consented to the entry of the Order without admitting or denying the findings therein.

In the Order, the Commission found that the Respondents violated Sections 17(a)(2) and 17(a)(3) of the Securities Act of 1933 through the use of certain slide presentations in connection with the sale of units in Fund III and in our predecessor, Vestin Fund II, LLC. The Respondents consented to the entry of a cease and desist order, the payment by Mr. Shustek of a fine of $100,000 and Mr. Shustek’s suspension from association with any broker or dealer for a period of six months, which expired in March 2007. In addition, the Respondents agreed to implement certain undertakings with respect to future sales of securities. We are not a party to the Order.

The owner of a substantial majority of the Manager’s units and Fund III were defendants in a civil action filed by Birkeland Family, LLC III and Birkeland Family, LLC V (“Plaintiffs”) in District Court for Clark County, Nevada. The Plaintiffs alleged as causes of action against Vestin group and Fund III: Breach of contract and breach of the implied covenant of good faith and fair dealing regarding the sale of the office building commonly described as 8379 W. Sunset Road, Las Vegas, Nevada. The action sought monetary, punitive and exemplary damages. On January 18, 2011, summary judgment was granted in favor of Fund III, with the Court finding that Fund III was not part of the lease and, therefore, could not be held liable for damages. The Manager is still involved in this civil action. Fund III is attempting to recover legal fees associated with this matter. A judgment has been entered against Vestin Group in the amount of approximately $4.2 million. Vestin Group has appealed this judgment.

VRM II, Vestin Mortgage and Michael V. Shustek were defendants in a civil action filed by 88 sets of plaintiffs representing approximately 138 individuals, in District Court for Clark County, Nevada (the “Nevada Lawsuit”). The plaintiffs alleged, among other things, that defendants: breached certain alleged contractual obligations owed to plaintiffs; breached fiduciary duties supposedly owed to plaintiffs; and misrepresented or omitted material facts regarding the conversion of Fund II into VRM II. The action sought monetary and punitive damages. The court dismissed the claim for punitive damages. On September 8, 2010, the parties agreed to settle the case. The Settlement Agreement provides for the settlement and complete release of all claims against the defendants. The settlement was made without admission of liability by defendants.

Other than the matters described above, our manager believes that it is not a party to any pending legal or arbitration proceedings that would have a material adverse effect on our manager’s financial condition or results of operations or cash flows, although it is possible that the outcome of any such proceedings could have a material impact on our manager’s net income in any particular period. In addition to the matters described above, our manager is involved in a number of other legal proceedings concerning matters arising in connection with the conduct of its business activities. Our manager believes it has meritorious defenses to each of these actions and intends to defend them vigorously.

Legal Matters Involving VRM I

In April 2006, the lenders of the loans made to RightStar, Inc. (“RightStar”) filed suit against the State of Hawaii listing 26 causes of action, including allegations that the State of Hawaii illegally blocked the lender’s right to foreclose and take title to its collateral by inappropriately attaching conditions to the granting of licenses needed to operate the business, the pre-need trust funds and the perpetual care trust funds and that the State of Hawaii attempted to force the lenders to accept liability for any statutory trust fund deficits while no such lender liability exists under the laws of the State of Hawaii. The State of Hawaii responded by filing allegations against Vestin Mortgage and VRM II alleging that these Vestin entities improperly influenced the former RightStar trustees to transfer trust funds to VRM II.

On May 9, 2007, we, VRM II, Vestin Mortgage, the State of Hawaii and Comerica Incorporated (“Comerica”) announced that an arrangement had been reached to auction the RightStar assets. The auction was not successful. On June 12, 2007, the court approved the resolution agreement, which provides that the proceeds of the foreclosure sale would be allocated in part to VRM II, Vestin Mortgage and us and in part to fund the trust’s statutory minimum balances. We, VRM II, Vestin Mortgage, the State of Hawaii and Comerica have pledged to cooperate to recover additional amounts owed to the trusts and the creditors from others. Should the recovery meet or exceed $9 million, all parties have agreed that no further litigation between the state of Hawaii and Vestin will be reinstituted related to the trusts’ statutory minimum balances. The Vestin entities and the State of Hawaii signed a new agreement that would permit the foreclosure to proceed. On January 25, 2010, the Circuit Court of the First Circuit for the State of Hawaii confirmed the right of VRM I and its affiliates VRM II and Vestin Mortgage, to acquire through foreclosure the RightStar assets. On June 29, 2010 the First Circuit for the State of Hawaii issued its final order allowing the foreclosure. On July 13, 2010 we and VRM II completed our foreclosure of these properties and we classified them as Investment in Equity Method Investee Held for Sale.

We, VRM II and Vestin Mortgage (“Defendants”) were defendants in a breach of contract class action filed in San Diego Superior Court by certain plaintiffs who alleged, among other things, that they were wrongfully denied roll-up rights in connection with the merger of Fund I into VRM I and Fund II into VRM II. The court certified a class of all former Fund I unit holders and Fund II unit holders who voted against the mergers of Fund I into VRM I and Fund II into VRM II. The trial began in December 2009 and concluded in January 2010. On February 11, 2010, the Defendants were notified of a Tentative Statement of Decision, in their favor issued by the Superior Court for the State of California in San Diego following a trial. In the Tentative Statement, the Court found that there was no roll-up and therefore no breach of contract. The Court entered final judgment for the Defendants on March 18, 2010. Defendants and Plaintiffs agreed to a post-judgment settlement by which Plaintiffs agreed not to appeal the judgment in consideration of a waiver by the Defendants of any claim to recover actual court costs from the Plaintiffs. The Court granted final approval of this settlement of post-judgment rights on July 9, 2010.

We, Vestin Mortgage and Michael V. Shustek (“Defendants”) were defendants in a civil action filed by approximately 25 separate plaintiffs (“Plaintiffs”) in District Court for Clark County, Nevada. The Plaintiffs alleged, among other things, that Defendants: breached certain alleged contractual obligations owed to Plaintiffs; breached fiduciary duties supposedly owed to Plaintiffs; and misrepresented or omitted material facts regarding the conversion of Fund I into VRM I. The action sought monetary and punitive damages. On September 8, 2010, the parties agreed to settle the case. The Settlement Agreement provides for the settlement and complete release of all claims against the Defendants. The settlement was made without admission of liability by the Defendants.

In July, 2012, we along with our Manager, VRM II, Vestin Group, Vestin Originations and Michael Shustek entered into a Settlement Agreement and Mutual Release (“Settlement Agreement”) with the State of Hawaii and The Huntington National Bank as successor trustee to the Rightstar Trusts. Under the Settlement Agreement, we and VRM II were entitled to receive a portion of certain net proceeds from certain claims from third parties through litigation, settlement or otherwise. The parties agreed to mutually release each other from any claims and in lieu of such amounts due under the Settlement Agreement, within ten (10) business days after the later of (a) The Huntington National Bank’s receipt of the first tranche of certain trust recovery proceeds or (b) entry of a final and non-appealable decision or order approving settlement with each of certain other persons, the sum of $145,000.00 shall be disbursed from the first tranche of the trust recovery proceeds to us and VRM II. All other amounts payable under the Settlement Agreement were assigned to the Rightstar Trusts and The Huntington National Bank as successor trustee, all rights, obligations and claims we or VRM II has or ever can, shall or may have or claim to have arising out of or related to the Rightstar Trusts, or which were asserted or which could have been asserted in such cases. We and VRM II also released any and all interest in the amounts set aside from the sale of the property at 485 Waiale Street, Wailuku, Hawaii. Finally VRM II agreed to purchase all 447,226 shares in VRM II currently owned by the Rightstar trusts for $1.40 per share, which purchase is to be consummated within seven (7) days following Court approval of the settlement. The settlement was approved by the Court on August 3, 2012. As of September 30, 2012 the $145,000 has been paid and the shares have been purchased.

On February 7, 2012, we, VRM II and Fund III entered into a Deed in Lieu Agreement with a borrower resolving the foreclosure of our secured loan which had matured on December 31, 2011, with a balance of approximately $11.8 million, of which our portion was approximately $0.9 million. Our subsidiary 1701 Commerce, LLC, pursuant to the Deed in Lieu Agreement received a deed to the property which had secured the loan. The property, which is being operated as the Sheraton – Fort Worth, Texas, is the subject of litigation relating to the validity, priority, nature, and extent of liens claimed by other parties that may secure claims ranging from approximately $41 million to $48 million. We dispute both the validity of the claimed liens and the amount of the claimed secured debt in whole or in part and as of this time intend to pursue our objections and disputes as to such matters. On March 26, 2012, 1701 Commerce filed for Chapter 11 bankruptcy protection in the United States Bankruptcy Court for the Northern District of Texas, Ft. Worth Division, to reorganize its financial affairs and to avoid a potential foreclosure of the property that had been scheduled by the lien claimants and to preserve and protect 1701 Commerce’s equity and the interests of the other creditors of the property. Due to the uncertainty and disputes involving this property, we have recorded this investment as Other Real Estate Owned on the balance sheet until August 23, 2012, when the Bankruptcy Court issued an order allowing the bankruptcy to proceed despite a motion to dismiss it and required 1701 Commerce to deposit $1 million as additional collateral with the court funded by us, VRM II and VF III, and gave 1701 Commerce until November 24, 2012, which has now been extended indefinitely to obtain confirmation of a reorganization plan. We hold an interest of approximately 8%, VRM II holds an interest of approximately 90% and Fund III holds an interest of approximately 2% in 1701 Commerce.

On September 24, 2012, 1701 Commerce entered into an asset purchase agreement to sell its assets in consideration of $55 million. Pursuant to the agreement, an earnest money deposit of $250,000 is currently maintained by a title company. Following the Bankruptcy Court’s approval of the sale of the assets to the buyer, the buyer has a 60 day due diligence period to review and approve the assets to be acquired. Upon the satisfaction of all conditions included in the agreement, the balance of the purchase price will be paid in cash to 1701 Commerce. As of the date of this report, management estimates the net realizable value to approximate the net assets held for sale.

In addition to the matters described above, we are involved in a number of other legal proceedings concerning matters arising in the ordinary course of our business activities. We believe we have meritorious defenses to each of these actions and intend to defend them vigorously. Other than the matters described above, we believe that we are not a party to any pending legal or arbitration proceedings that would have a material adverse effect on our financial condition or results of operations or cash flows, although it is possible that the outcome of any such proceedings could have a material impact on our operations in any particular period.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUE PURCHASES OF EQUITY SECURITIES

Market Information

Our common stock is traded on the Nasdaq Global Market under the symbol VRTA and began trading on June 1, 2006. The price per share of common stock presented below represents the highest and lowest sales price for our common stock on the Nasdaq Global Market.

2010	High	Low

First Quarter	$1.12	$1.05
Second Quarter	$1.49	$0.92
Third Quarter	$1.26	$0.87
Fourth Quarter	$1.20	$0.93

2011	High	Low

First Quarter	$1.74	$1.40
Second Quarter	$1.54	$1.02
Third Quarter	$1.37	$1.01
Fourth Quarter	$1.29	$0.86

Holders

As of November 14, 2012, there were approximately 727 holders of record of 6,340,859 shares of our common stock.

Dividend Policy

In August 2006, our board of directors voted to authorize a Dividend Declaration Policy that allows, at the Company’s discretion, for dividends to be declared monthly instead of quarterly. During June 2008, our Board of Directors decided to suspend the payment of dividends. No dividends were declared during the year ended December 31, 2011. In light of our accumulated loss, we do not expect them to be reinstating dividends in the foreseeable future.

Recent Sales of Unregistered Securities

None.

Equity Compensation Plan Information

None.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

On February 21, 2008, our board of directors authorized the repurchase of up to $5 million worth of our common stock. Depending upon market conditions, shares may be repurchased from time to time at prevailing market prices through open market or privately negotiated transactions. During the year ended December 31, 2011, we used approximately $104,000 to acquire 78,600 shares of our common stock. We are not obligated to purchase any additional shares. As of December 31, 2011, we had a total of 534,207, shares as treasury stock carried on our books at cost totaling $1.0 million.

The following is a summary of our stock purchases during the three months ended December 31, 2011, as required by Regulation S-K, Item 703.

Period	(a) Total Number of Shares Purchased	(b) Average Price Paid per Share	(c) Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	(d) Maximum Number of (or Approximate Dollar Value) of Shares that May Yet Be Purchase Under the Plans or Programs
October 1 – October 31, 2011	—	$—	—	$4,013,475
November 1 – November 30, 2011	—	—	—	4,013,475
December 1 – December 31, 2011	—	—	—	4,013,475

Total	—	$—	—	$4,013,475

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a financial review and analysis of our financial condition and results of operations for the three and nine months ended September 30, 2012 and 2011, and for the years ended December 31, 2011 and 2010. This discussion should be read in conjunction with our financial statements and accompanying notes and other detailed information regarding us.

RESULTS OF OPERATIONS

OVERVIEW

Our primary business objective is to generate income while preserving principal by investing in real estate loans. We believe there is a significant market opportunity to make real estate loans to owners and developers of real property whose financing needs are not met by other real estate lenders. The loan underwriting standards utilized by our manager and the mortgage brokers we utilize are less strict than those used by many institutional real estate lenders. In addition, one of our competitive advantages is our ability to approve loan applications more quickly than many institutional lenders. As a result, in certain cases, we may make real estate loans that are riskier than real estate loans made by many institutional lenders such as commercial banks. However, in return, we seek a higher interest rate and our manager takes steps to mitigate the lending risks such as imposing a lower loan-to-value ratio. While we may assume more risk than many institutional real estate lenders, in return, we seek to generate higher yields from our real estate loans.

Our operating results are affected primarily by: (i) the amount of capital we have to invest in real estate loans, (ii) the level of real estate lending activity in the markets we service, (iii) our ability to identify and work with suitable borrowers, (iv) the interest rates we are able to charge on our loans and (v) the level of non-performing assets, foreclosures and related loan losses which we may experience.

Our operating results have been adversely affected by increases in allowances for loan losses and increases in non-performing assets. This negative trend accelerated sharply during the year ended December 31, 2008 and continues to affect our operations.

We believe that the current level of our non-performing assets is a direct result of the deterioration of the economy and credit markets several years ago. As the economy weakened and credit became more difficult to obtain, many of our borrowers who develop and sell commercial real estate projects were unable to complete their projects, obtain takeout financing or were otherwise adversely impacted. While the general economy has improved, the commercial real estate markets in many of the areas where we make loans continue to suffer from depressed conditions. Our exposure to the negative developments in the credit markets and general economy has likely been increased by our business strategy, which entails more lenient underwriting standards and expedited loan approval procedures. Moreover, declining real estate values in the principal markets in which we operate has in many cases eroded the current value of the security underlying our loans.

Continued weakness in the commercial real estate markets and the weakness in lending may continue to have an adverse impact upon our markets. This may result in further defaults on our loans, and we might be required to record additional reserves based on decreases in market values, or we may be required to restructure additional loans. This increase in loan defaults has materially affected our operating results and led to the suspension of dividends to our stockholders.

During the six months ended September 30, 2012, we funded ten loans totaling approximately $12.8 million. During the nine months ended September 30, 2011, we funded four loans totaling approximately $3.1 million. As of September 30, 2012, our loan-to-value ratio was 67%, net of allowances for loan losses, on a weighted average basis generally using updated appraisals. Additional increases in loan defaults accompanied by additional declines in real estate values, as evidenced by updated appraisals generally prepared on an “as-is-basis,” will have a material adverse effect on our financial condition and operating results.

As of September 30 2012, we have provided a specific reserve allowance for one non-performing and two performing loans based on updated appraisals of the underlying collateral and our evaluation of the borrower for these loans, obtained by our manager.

Our capital, subject to a 3% reserve, will constitute the bulk of the funds we have available for investment in real estate loans.

As of September 30, 2012, our loans were in the following states: California, Michigan, Nevada, Texas and Utah.

At our annual meeting held on December 15, 2011, a majority of the shareholders voted to amend our Bylaws to expand our investment policy to include investments in and acquisition, management and sale of real property or the acquisition of entities involved in the ownership or management of real property. A majority of the shareholders also voted to amend our charter to change the terms of our existence from its expiration date of December 31, 2019 to perpetual existence. As a result we will begin to acquire, manage, renovate, reposition, sell or otherwise invest in real property or acquire entities involved in the ownership or management of real property.

We and VRM II announced on May 30, 2012 that they, along with VRM Merger Sub, Inc. (a wholly owned subsidiary of VRM II), have entered into a definitive merger agreement pursuant to which VRM Merger Sub will merge with and into VRM I in a stock-for-stock merger, with us surviving the transaction as a wholly owned subsidiary of VRM II. Under the terms of the transaction, which has been approved by the boards of directors of both companies, stockholders of VRM I (other than VRM II) will receive a fixed ratio of 0.82 share of VRM II common stock for each share of VRM I common stock they own. Upon closing, which is expected in the first quarter of 2013, our stockholders will own approximately 30% of VRM II common stock. Pursuant to the terms of the agreement, one member of our Board of Directors will replace an existing Director on the VRM I Board of Directors. The primary purpose of the proposed merger is the potential cost savings and operating synergies that will be achieved through a combination. A registration statement relating to the stock to be issued by VRM II in the proposed transaction will be filed with the SEC. The transaction is subject to customary approvals and closing conditions and requires the approval of our stockholders (with respect to the merger) and the VRM II stockholders (with respect to the issuance of VRM II common stock).

SUMMARY OF FINANCIAL RESULTS FOR THE QUARTER ENDED SEPTEMBER 30, 2012

Comparison of Operating Results for the three months ended September 30, 2012, to the three months ended September 30, 2011.

Total Revenue:	2012	2011	$ Change	% Change
Interest income from investment in real estate loans	$291,000	$97,000	$194,000	200%
Recovery of allowance for doubtful notes receivable	30,000	22,000	8,000	36%
Gain related to pay off of real estate loan, including recovery of allowance for loan loss	22,000	—	22,000	100%

Total	$343,000	$119,000	$224,000	188%

Our revenue from interest income is dependent upon the balance of our investment in real estate loans and the interest earned on these loans. Interest income was adversely affected by the level of modified loans and the reduction in new lending activity during the first three quarters of 2011. We experienced an increase in new lending activity since the second quarter 2011, which has produced an overall increase in interest income for third quarter 2012. It is premature at this time to predict whether or not the increase in lending activity in the second half of 2011 and first three quarters of 2012 will be sustained in the future. Scheduled payments on fully reserved notes receivable and loans resulted in an increase in gain related to payoff of real estate loan and other income.

Operating Expenses:	2012	2011	$ Change	% Change
Management fees – related party	$61,000	$69,000	$(8,000)	(12%)
Provision for loan loss	21,000	608,000	(587,000)	(97%)
Interest expense	2,000	7,000	(5,000)	(71%)
Professional fees	135,000	59,000	76,000	129%
Insurance	55,000	55,000	—	—
Consulting	20,000	22,000	(2,000)	(9%)
Other	41,000	31,000	10,000	32%

	$335,000	$851,000	$(516,000)	(61)%

Operating expenses were 61% lower during the three months ended September 30, 2012 than during the same three months in 2011. Provision for loan losses was lower during the three months ended September 30, 2012 than the same three months in 2011 due to values of the collateral securing our loans becoming more stable... Interest expense decreased during the three months ended September 30, 2012 due to the decreased balance of secured borrowings which were paid off in 2011. Professional fees have increased due to payment of legal bills pertaining to the merger.

Non-operating income (loss):	2012	2011	$ Change	% Change
Interest income from banking institutions	$—	$1,000	$(1,000)	(100%)
Gain on sale of marketable securities – related party	3,000	—	3,000	100%
Income from settlement	55,000	—	55,000	100%
Recovery from settlement with loan guarantor	267,000	—	267,000	100%
Income from equity investee held for sale	—	328,000	(328,000)	(100%)

Total	$325,000	$329,000	$(4,000)	(1%)
During the three months ended September 30, 2011 we received income from an equity investment held for sale and did not have similar income in 2012. During January 2011, we, VRM II and Fund III were awarded unsecured claims up to $3.6 million from a bankruptcy settlement with a guarantor of certain loans. Pursuant to the terms of the settlement, we received payment of approximately $0.3 million during July 2012. In July, 2012, we along with our Manager, VRM II, Vestin Group, Vestin Originations and Michael Shustek entered into a Settlement Agreement and Mutual Release with the State of Hawaii and The Huntington National Bank as successor trustee to the Rightstar Trusts. Under the Settlement Agreement, we and VRM II were entitled to receive a portion of certain net proceeds from certain claims from third parties through litigation, settlement or otherwise. The agreement resulted in payments to claimants of $145,000, with our portion was approximately $55,000.

Discontinued operations, net of income taxes:	2012	2011	$ Change	% Change
Income from asset held for sale, net of income taxes	$79,000	$—	$79,000	(100%)
Expenses related to real estate held for sale	(29,000)	(98,000)	69,000	70%
Write-downs on real estate held for sale	—	(141,000)	141,000	100%

Total	$50,000	$(239,000)	$289,000	(121%)

Income from discontinued operations was 121% higher during the three months ended September 30, 2012 than during the same three months in 2011. We received income from assets held for sale during the three months ended September 30, 2012 and did not receive similar income during the same period in 2011. No write-down on real estate was necessary for the three months ended September 30, 2012.

Comparison of Operating Results for the nine months ended September 30, 2012 to the nine months ended September 30, 2011.

Total Revenue:	2012	2011	$ Change	% Change
Interest income from investment in real estate loans	$643,000	$328,000	$315,000	96%
Recovery of allowance for doubtful notes receivable	89,000	33,000	56,000	170%
Gain related to pay off of real estate loan, including recovery of allowance for loan loss	210,000	—	210,000	100%
Other income	—	12,000	(12,000)	(100%)

Total	$942,000	$373,000	$569,000	153%

Our revenue from interest income is dependent upon the balance of our investment in real estate loans and the interest earned on these loans. Interest income has been adversely affected by the level of modified loans and the reduction in new lending activity during the first three quarters of 2011. We experienced an increase in new lending activity in the second half of 2011 and first three quarters of 2012 which has produced an overall increase in interest income for 2012. It is premature at this time to predict whether or not the increase in lending activity in the second half of 2011 and first three quarters of 2012 will be sustained in the future. Scheduled payments on fully reserved notes receivable and loans resulted in an increase in gain related to payoff of real estate loan and other income. During May 2012, we, VRM II and Fund III sold our portions of a fully reserved loan of $14.0 million, of which our portion was $1.2 million to a third party. We received a payment of approximately $0.1 million.

Operating Expenses:	2012	2011	$ Change	% Change
Management fees – related party	$199,000	$207,000	$(8,000)	(4%)
Provision for loan losses	40,000	735,000	(695,000)	(95%)
Interest expense	3,000	19,000	(16,000)	(84%)
Professional fees	523,000	304,000	219,000	72%
Insurance	166,000	176,000	(10,000)	(5%)
Consulting	58,000	69,000	(11,000)	(16%)
Other	121,000	155,000	(34,000)	(22%)

Total	$1,110,000	$1,665,000	$(555,000)	(33%)

Operating expenses were 33% lower during the nine months ended September 30, 2012 than during the same nine months in 2011. Provision for loan losses was lower during the nine months ended September 30, 2012 than the same nine months in 2011 due to values of the collateral securing our loans remaining constant. Interest expense decreased during the nine months ended September 30, 2012 due to the decreased balance of secured borrowings which were paid off in 2011. Professional fees have increased due to payment of legal bills pertaining to the proposed merger between us and VRM II.

Non-operating income (loss):	2012	2011	$ Change	% Change
Interest income from banking institutions	$—	$6,000	$(6,000)	(100%)
Gain on sale of marketable securities – related party	3,000	—	3,000	100%
Income from settlement	55,000	—	55,000	100%
Recovery from settlement with loan guarantor	978,000	—	978,000	100%
Income from equity investee held for sale	—	661,000	(661,000)	(100%)
Settlement expense	(23,000)	—	(23,000)	(100%)
Discounted legal fees	—	280,000	(280,000)	(100%)

Total	$1,013,000	$947,000	$66,000	7%

During the nine months ended September 30, 2012 we settled a lawsuit with an acquirer of property previously foreclosed upon and sold which resulted in an expense of approximately $23,000. In addition, we received income from equity investee held for sale and approximately $0.3 million in discounts related to past legal bills during the nine months ended September 30, 2011 and did not have similar income or discount in 2012. During January 2011, we, VRM II and Fund III were awarded unsecured claims up to $3.6 million from a bankruptcy settlement with a guarantor of certain loans. Pursuant to the terms of the settlement, we received payment of approximately $0.7 million during April 2012 and $0.3 million in July 2012. In July, 2012, we along with our Manager, VRM II, Vestin Group, Vestin Originations and Michael Shustek entered into a Settlement Agreement and Mutual Release with the State of Hawaii and The Huntington National Bank as successor trustee to the Rightstar Trusts. Under the Settlement Agreement, we and VRM II were entitled to receive a portion of certain net proceeds from certain claims from third parties through litigation, settlement or otherwise. The agreement resulted in payments to claimants of $145,000, with our portion was approximately $55,000.

Discontinued operations, net of income taxes:	2012	2011	$ Change	% Change
Net gain on sale of real estate held for sale	$4,000	$—	$4,000	100%
Income from assets held for sale, net of income taxes	118,000	—	118,000	(100%)
Expenses related to real estate held for sale	(116,000)	(232,000)	116,000	(50%)
Write-downs on real estate held for sale	(316,000)	(273,000)	(43,000)	16%

Total	$(310,000)	$(505,000)	$195,000	(39%)

During nine months ended September 30, 2012 we recorded net gains on sale of real estate held for sale for properties sold in current and prior periods due to payments on settlement agreements. The overall increase in losses from discontinued operations was primarily affected by an increase in write-downs on real estate held for sale. The increase in write-downs on real estate held for sale is mainly due to the acceptance of a purchase contract on one property. In addition, we received income from assets held for sale during the nine months ended September 30, 2012 and did not have similar income in 2011.

CAPITAL AND LIQUIDITY AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012

Liquidity is a measure of a company’s ability to meet potential cash requirements, including ongoing commitments to fund lending activities and general operating purposes. Subject to a 3% working capital reserve, we generally seek to use all of our available funds to invest in real estate loans. Distributable cash flow generated from such loans is paid out to our stockholders, in the form of a dividend. We do not anticipate the need for hiring any employees, acquiring fixed assets such as office equipment or furniture, or incurring material office expenses during the next twelve months. We may pay our manager an annual management fee of up to 0.25% of our aggregate capital received by us and Fund I from the sale of shares or membership units.

During the nine months ended September 30, 2012, net cash flows used in operating activities approximated $0.5 million. Operating cash flows were used for the payment of normal operating expenses such as management fees, accounting fees and legal bills. Cash flows related to investing activities consisted of cash provided by loan and notes receivable payoffs of approximately $8.8 million, proceeds from settlement from loan guarantor of approximately $1.0 million and cash used for purchases of investments in real estate loans of approximately $15.5 million. Cash flows from financing activities consisted of cash used in payment of notes payable of approximately $0.1 million

At September 30, 2012, we had approximately $0.5 million in cash, $0.8 million in marketable securities – related party and approximately $22.5 million in total assets. We intend to meet short-term working capital needs through a combination of proceeds from loan payoffs, loan sales, sales of real estate held for sale and/or borrowings. We believe we have sufficient working capital to meet our operating needs during the next 12 months.

We have no current plans to sell any new shares. Although a small percentage of our shareholders have elected to reinvest their dividends, we suspended payment of dividends in June 2008 and at this time are not able to predict when dividend payments will resume. Accordingly, we do not expect to issue any new shares through our dividend reinvestment program in the foreseeable future.

When economic conditions permit, we may seek to expand our capital resources through borrowings from institutional lenders or through securitization of our loan portfolio or similar arrangements. No assurance can be given that, if we should seek to borrow additional funds or to securitize our assets, we would be able to do so on commercially attractive terms. Our ability to expand our capital resources in this manner is subject to many factors, some of which are beyond our control, including the state of the economy, the state of the capital markets and the perceived quality of our loan portfolio.

On February 21, 2008, our Board of Directors authorized the repurchase of up to $5 million worth of our common stock. Depending upon market conditions, shares may be repurchased from time to time at prevailing market prices through open market or privately negotiated transactions. During the year ended December 31, 2011, we used approximately $104,000 to acquire 78,600 shares of our common stock. We are not obligated to purchase any additional shares. As of September 30, 2012 and December 31, 2011, we had a total of 534,207 shares as treasury stock carried on our books at cost totaling $1.0 million.

We maintain working capital reserves of approximately 3% in cash and cash equivalents, certificates of deposits and short-term investments or liquid marketable securities. This reserve is available to pay expenses in excess of revenues, satisfy obligations of underlying properties, expend money to satisfy our unforeseen obligations and for other permitted uses of working capital. As of November 14, 2012, we have met our 3% reserve requirement.

SUMMARY OF FINANCIAL RESULTS FOR THE YEAR ENDED DECEMBER 31, 2011 AND DECEMBER 31, 2010

Total Revenue:	2011	2010	$ Change	% Change
Interest income from investment in real estate loans	$480,000	$932,000	$(452,000)	(48%)
Recovery of allowance for doubtful notes receivable	41,000	10,000	31,000	310%
Gain related to pay off of real estate loan, including recovery of allowance for loan loss	97,000	—	97,000	100%
Other Income	2,000	57,000	(55,000)	(96%)

Total	$620,000	$999,000	$(379,000)	(38%)

Our revenue from interest income is dependent upon the balance of our investment in real estate loans and the interest earned on these loans. Interest income has been adversely affected by the level of modified loans and the reduction in new lending activity during the first three quarters of 2011. We experienced an increase in new lending activity in the second half of 2011. We anticipate that the activity in our loan portfolio will produce an increase in interest income for 2012. It is premature at this time to predict whether or not the increase in lending activity in the second half of 2011 will be sustained in the future. Scheduled payments on fully allowed for notes receivable and loans resulted in an increase in gain related to payoff of real estate loan and other income.

Operating Expenses:	2011	2010	$ Change	% Change
Management fees – related party	$277,000	$277,000	$—	—
Provision for loan loss	789,000	789,000	—	—
Interest expense	25,000	6,000	19,000	317%
Professional fees	409,000	1,110,000	(701,000)	(64%)
Provision for doubtful accounts related to receivable	—	(3,000)	3,000	(100%)
Insurance	231,000	241,000	(10,000)	(4%)
Consulting	103,000	37,000	66,000	178%
Other	177,000	302,000	(125,000)	(41%)

Total	$2,011,000	$2,759,000	$(748,000)	(27%)

Professional fees decreased significantly due to a reduction in pending litigation. Interest expense increased in 2011 due to a note payable obtained in late 2010 which has been paid off by maturity date of December 2011.

Non-operating income (loss):	2011	2010	$ Change	% Change
Interest income from banking institutions	$6,000	$1,000	$5,000	500%
Discounted professional fees	280,000	—	280,000	100%
Income from equity investee held for sale	718,000	60,000	658,000	1,096%
Impairment of marketable securities – related party	(247,000)	(543,000)	296,000	(55%)
Settlement expense	—	(343,000)	343,000	(100%)

Total	$757,000	$(825,000)	$1,582,000	192%

During 2011 we recorded discounts received related to past legal bills of approximately $0.3 million. There was no comparable discount during the 2010. We also experienced an increase in revenue received from equity investee held for sale in 2011 compared to 2010. In 2011, we held the investment in the equity method investee held for sale for 11 months until sold on December 1, 2011, as opposed to holding this investment for only three months during 2010. In 2011 we recognized an impairment of our marketable securities – related party of approximately $0.3 million and in 2010 a similar impairment of approximately $0.6 million. During 2010 we recognized a settlement expense of approximately $0.3 million related to the Nevada Lawsuit. There was no comparable expense in 2011.

Income (loss) from real estate held for sale:	2011	2010	$ Change	% Change
Net gain on sale of real estate held for sale	$316,000	$12,000	$304,000	2,533%
Income from guarantors related to real estate held for sale	—	1,000	(1,000)	(100%)
Expenses related to real estate held for sale	(291,000)	(234,000)	(57,000)	(24%)
Write-downs on real estate held for sale	(462,000)	(685,000)	223,000	33%

Total	$(437,000)	$(906,000)	$469,000	52%

During 2011 we recorded net gains on sale of real estate held for sale for properties sold in prior periods due to payments on settlement agreements. The overall decrease in losses from discontinued operations was primarily affected by a decrease in write-downs on real estate held for sale, offset by an increase in expenses related to real estate held for sale. The decrease in write-downs on real estate held for sale is due to current appraisals reflecting a current value closer to the recorded value of asset.

CAPITAL AND LIQUIDITY AS OF AND FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2011

Liquidity is a measure of a company’s ability to meet potential cash requirements, including ongoing commitments to fund lending activities and general operating purposes. Subject to a 3% reserve, we generally seek to use all of our available funds to invest in real estate assets. Distributable cash flow generated from such loans is paid out to our stockholders, in the form of a dividend. We do not anticipate the need for hiring any employees, acquiring fixed assets such as office equipment or furniture, or incurring material office expenses during the next twelve months. We may pay our manager an annual management fee of up to 0.25% of our aggregate capital received by us and Fund I from the sale of shares or membership units.

During the year ended December 31, 2011, net cash flows used in operating activities approximated $1.7 million. Operating cash flows were adversely impacted by the decrease in interest and other receivables of approximately $0.6 million and the payment of prior accounts payable and accrued liabilities balances of approximately $1.4 million which mainly consisted of payment of legal bills and reversal of prior accrued liabilities, while positively affected by an overall decrease in our operating expenses during the year ended December 31, 2011, as compared to 2010. Cash flows related to investing activities consisted of cash provided by loan and notes receivable payoffs and sales of investments in real estate loans to third parties of approximately $2.6 million, distributions from our investment in equity method investee held for sale of approximately $0.4 million, proceeds from note receivable or approximately $0.1 million, extension fees related to the sale of real estate held for sale of approximately $26,000, and the proceeds from the sale of our investment in equity method investee held for sale of approximately $5.7 million, cash used for purchases of investments in real estate loans of approximately $7.5 million, and purchase of marketable securities of approximately $0.6 million. Cash flows from financing activities consisted of cash used in payment of notes payable of approximately $0.4 million, and purchase of treasury stock of approximately $0.1 million.

At December 31, 2011, we had approximately $6.8 million in cash, $0.7 million in marketable securities – related party and approximately $20.7 million in total assets. We intend to meet short-term working capital needs through a combination of proceeds from loan payoffs, loan sales, sales of real estate held for sale and/or borrowings. We believe we have sufficient working capital to meet our operating needs during the next 12 months.

We have no current plans to sell any new shares. Although a small percentage of our shareholders have elected to reinvest their dividends, we suspended payment of dividends in June 2008 and at this time are not able to predict when dividend payments will resume. Accordingly, we do not expect to issue any new shares through our dividend reinvestment program in the foreseeable future.

When economic conditions permit, we may seek to expand our capital resources through borrowings from institutional lenders or through securitization of our loan portfolio or similar arrangements. No assurance can be given that, if we should seek to borrow additional funds or to securitize our assets, we would be able to do so on commercially attractive terms. Our ability to expand our capital resources in this manner is subject to many factors, some of which are beyond our control, including the state of the economy, the state of the capital markets and the perceived quality of our loan portfolio.

On February 21, 2008, our Board of Directors authorized the repurchase of up to $5 million worth of our common stock. Depending upon market conditions, shares may be repurchased from time to time at prevailing market prices through open market or privately negotiated transactions. During the year ended December 31, 2011, we used approximately $104,000 to acquire 78,600 shares of our common stock. We are not obligated to purchase any additional shares. As of December 31, 2011 and 2010, we had a total of 534,207 and 455,607, respectively, shares as treasury stock carried on our books at cost totaling $1.0 million and $0.9 million, respectively.

Investments in Real Estate Loans Secured by Real Estate Portfolio

We offer five real estate loan products consisting of commercial property, construction, acquisition and development, land, and residential. The effective interest rates on all product categories range from 4.5% to 15%. Revenue by product will fluctuate based upon relative balances during the period.

Asset Quality and Loan Reserves

As a commercial real estate lender willing to invest in riskier loans, rates of delinquencies, foreclosures and our losses on our loans could be higher than those generally experienced in the commercial mortgage lending industry during this period of economic slowdown and recession. Problems in the sub-prime residential mortgage market have adversely affected the general economy and the availability of funds for commercial real estate developers. We believe this lack of available funds has led to an increase in defaults on our loans. Furthermore, problems experienced in U.S. credit markets from 2007 through 2009 reduced the availability of credit for many prospective borrowers. While credit markets have generally improved, the commercial real estate markets in our principal areas of operation have not recovered, thereby resulting in continuing constraints on the availability of credit in these markets. These problems have made it more difficult for our borrowers to obtain the anticipated re-financing necessary in many cases to pay back our loans. Thus, we have had to work with some of our borrowers to either modify, restructure and/or extend their loans in order to keep or restore the loans to performing status. Our manager will continue to evaluate our loan portfolio in order to minimize risk associated with current market conditions.

OFF-BALANCE SHEET ARRANGEMENTS

As of September 30, 2012, we do not have any interests in off-balance sheet special purpose entities nor do we have any interests in non-exchange traded commodity contracts.

RELATED PARTY TRANSACTIONS

From time to time, we may acquire or sell investments in real estate loans from/to our manager or other related parties pursuant to the terms of our Management Agreement without a premium. No gain or loss is recorded on these transactions, as it is not our intent to make a profit on the purchase or sale of such investments. The purpose is generally to diversify our portfolio by syndicating loans, thereby providing us with additional capital to make additional loans.

CRITICAL ACCOUNTING ESTIMATES

Revenue Recognition

Interest income on loans is accrued by the effective interest method. We do not accrue interest income from loans once they are determined to be non-performing. A loan is considered non-performing when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement or when the payment of interest is 90 days past due.

The following table presents a sensitivity analysis, averaging the balance of our loan portfolio at the end of the last six quarters, to show the impact on our financial condition at September 30, 2012, from fluctuations in weighted average interest rate charged on loans as a percentage of the loan portfolio:

Changed Assumption	Increase (Decrease) in Interest Income
Weighted average interest rate assumption increased by 1.0% or 100 basis points	$145,000
Weighted average interest rate assumption increased by 5.0% or 500 basis points	$724,000
Weighted average interest rate assumption increased by 10.0% or 1,000 basis points	$1,449,000
Weighted average interest rate assumption decreased by 1.0% or 100 basis points	$(145,000)
Weighted average interest rate assumption decreased by 5.0% or 500 basis points	$(724,000)
Weighted average interest rate assumption decreased by 10.0% or 1,000 basis points	$(1,449,000)

The purpose of this analysis is to provide an indication of the impact that the weighted average interest rate fluctuations would have on our financial results. It is not intended to imply our expectation of future revenues or to estimate earnings. We believe that the assumptions used above are appropriate to illustrate the possible material impact on the consolidated financial statements.

Allowance for Loan Losses

We maintain an allowance for loan losses on our investments in real estate loans for estimated credit impairment in our investment in real estate loans portfolio. Our manager’s estimate of losses is based on a number of factors including the types and dollar amounts of loans in the portfolio, adverse situations that may affect the borrower’s ability to repay, prevailing economic conditions and the underlying collateral securing the loan. Additions to the allowance are provided through a charge to earnings and are based on an assessment of certain factors, which may indicate estimated losses on the loans. Actual losses on loans are recorded as a charge-off or a reduction to the allowance for loan losses. Subsequent recoveries of amounts previously charged off are added back to the allowance or included as income.

The following table presents a sensitivity analysis to show the impact on our financial condition at September 30, 2012, from increases and decreases to our allowance for loan losses as a percentage of the loan portfolio:

Changed Assumption	Increase (Decrease) in Allowance for Loan Losses
Allowance for loan losses assumption increased by 1.0% of loan portfolio	$145,000
Allowance for loan losses assumption increased by 5.0% of loan portfolio	$724,000
Allowance for loan losses assumption increased by 10.0% of loan portfolio	$1,449,000
Allowance for loan losses assumption decreased by 1.0% of loan portfolio	$(145,000)
Allowance for loan losses assumption decreased by 5.0% of loan portfolio	$(724,000)
Allowance for loan losses assumption decreased by 10.0% of loan portfolio	$(1,449,000)

Estimating allowances for loan losses requires significant judgment about the underlying collateral, including liquidation value, condition of the collateral, competency and cooperation of the related borrower and specific legal issues that affect loan collections or taking possession of the property. As a commercial real estate lender willing to invest in loans to borrowers who may not meet the credit standards of other financial institutional lenders, the default rate on our loans could be higher than those generally experienced in the mortgage lending industry. We and our manager generally approve loans more quickly than other real estate lenders and, due to our expedited underwriting process, there is a risk that the credit inquiry we perform will not reveal all material facts pertaining to a borrower and the security.

We may discover additional facts and circumstances as we continue our efforts in the collection and foreclosure processes. This additional information often causes management to reassess its estimates. In recent years, we have revised estimates of our allowance for loan losses. Circumstances that may cause significant changes in our estimated allowance include, but are not limited to:

•	Declines in real estate market conditions that can cause a decrease in expected market value;

•	Discovery of undisclosed liens for community improvement bonds, easements and delinquent property taxes;

•

Lack of progress on real estate developments after we advance funds. We customarily utilize disbursement agents to monitor the progress of real estate developments and approve loan advances. After further inspection of the related property, progress on construction occasionally does not substantiate an increase in value to support the related loan advances;

•	Unanticipated legal or business issues that may arise subsequent to loan origination or upon the sale of foreclosed upon property; and

•	Appraisals, which are only opinions of value at the time of the appraisal, may not accurately reflect the value of the property.

Real Estate Held for Sale

Real estate held for sale includes real estate acquired through foreclosure and will be carried at the lower of the recorded amount, inclusive of any senior indebtedness, or the property’s estimated fair value, less estimated costs to sell, with fair value based on appraisals and knowledge of local market conditions. The carrying values of real estate held for sale are assessed on a regular basis from updated appraisals, comparable sales values or purchase offers.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Management Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include interest-bearing and non-interest-bearing bank deposits, money market accounts, short-term certificates of deposit with original maturities of three months or less, and short-term instruments with a liquidation provision of one month or less.

Revenue Recognition

Interest is recognized as revenue on performing loans when earned according to the terms of the loans, using the effective interest method. We do not accrue interest income on loans once they are determined to be non-performing. A loan is non-performing when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement or when the payment of interest is 90 days past due. Cash receipts will be allocated to interest income, except when such payments are specifically designated by the terms of the loan as principal reduction. Interest is fully allowed for on impaired loans and is recognized on a cash basis method.

Investments in Real Estate Loans

We may, from time to time, acquire or sell investments in real estate loans from or to our manager or other related parties pursuant to the terms of our Management Agreement without a premium. The primary purpose is to either free up capital to provide liquidity for various reasons, such as loan diversification, or place excess capital in investments to maximize the use of our capital. Selling or buying loans allows us to diversify our loan portfolio within these parameters. Due to the short-term nature of the loans we make and the similarity of interest rates in loans we normally would invest in, the fair value of a loan typically approximates its carrying value. Accordingly, discounts or premiums typically do not apply upon sales of loans and therefore, generally no gain or loss is recorded on these transactions, regardless of whether to a related or unrelated party.

Investments in real estate loans are secured by deeds of trust or mortgages. Generally, our real estate loans require interest only payments with a balloon payment of the principal at maturity. We have both the intent and ability to hold real estate loans until maturity and therefore, real estate loans are classified and accounted for as held for investment and are carried at amortized cost. Loans sold to or purchased from affiliates are accounted for at the principal balance and no gain or loss is recognized by us or any affiliate. Loan-to-value ratios are initially based on appraisals obtained at the time of loan origination and are updated when new appraisals are received or when management’s assessment of the value has changed, to reflect subsequent changes in value estimates. Original appraisals are generally dated within 12 months of the date of loan origination and may be commissioned by the borrower.

The Company considers a loan to be impaired when, based upon current information and events, it believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company’s impaired loans include troubled debt restructuring, and performing and non-performing loans in which full payment of principal or interest is not expected. The Company calculates an allowance required for impaired loans based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price or the fair value of its collateral.

Loans that have been modified from their original terms are evaluated to determine if the loan meets the definition of a Troubled Debt Restructuring (“TDR”) as defined by Accounting Standards Codification (“ASC”) 310-40. When the Company modifies the terms of an existing loan that is considered a TDR, it is considered performing as long as it is in compliance with the modified terms of the loan agreement. If the modification calls for deferred interest, it is recorded as interest income as cash is collected.

Allowance for Loan Losses

We maintain an allowance for loan losses on our investments in real estate loans for estimated credit impairment. Our manager’s estimate of losses is based on a number of factors including the types and dollar amounts of loans in the portfolio, adverse situations that may affect the borrower’s ability to repay, prevailing economic conditions and the underlying collateral securing the loan. Additions to the allowance are provided through a charge to earnings and are based on an assessment of certain factors, which may indicate estimated losses on the loans. Actual losses on loans are recorded as a charge-off or a reduction to the allowance for loan losses. Generally, subsequent recoveries of amounts previously charged off are added back to the allowance and included as income.

Estimating allowances for loan losses requires significant judgment about the underlying collateral, including liquidation value, condition of the collateral, competency and cooperation of the related borrower and specific legal issues that affect loan collections or taking possession of the property. As a commercial real estate lender willing to invest in loans to borrowers who may not meet the credit standards of other financial institutional lenders, the default rate on our loans could be higher than those generally experienced in the real estate lending industry. We and our manager generally approve loans more quickly than other real estate lenders and, due to our expedited underwriting process; there is a risk that the credit inquiry we perform will not reveal all material facts pertaining to a borrower and the security.

Additional facts and circumstances may be discovered as we continue our efforts in the collection and foreclosure processes. This additional information often causes management to reassess its estimates. In recent years, we have revised estimates of our allowance for loan losses. Circumstances that have and may continue to cause significant changes in our estimated allowance include, but are not limited to:

•	Declines in real estate market conditions, which can cause a decrease in expected market value;

•	Discovery of undisclosed liens for community improvement bonds, easements and delinquent property taxes;

•

Lack of progress on real estate developments after we advance funds. We customarily utilize disbursement agents to monitor the progress of real estate developments and approve loan advances. After further inspection of the related property, progress on construction occasionally does not substantiate an increase in value to support the related loan advances;

•	Unanticipated legal or business issues that may arise subsequent to loan origination or upon the sale of foreclosed property; and

•	Appraisals, which are only opinions of value at the time of the appraisal, may not accurately reflect the value of the property.

Real Estate Held for Sale

Real estate held for sale (“REO”) includes real estate acquired through foreclosure and will be carried at the lower of the recorded amount, inclusive of any senior indebtedness, or the property’s estimated fair value, less estimated costs to sell, with fair value based on appraisals and knowledge of local market conditions. While pursuing foreclosure actions, we seek to identify potential purchasers of such property. It is not our intent to invest in or to own real estate as a long-term investment. We seek to sell properties acquired through foreclosure as quickly as circumstances permit, taking into account current economic conditions. The carrying values of REO are assessed on a regular basis from updated appraisals, comparable sales values or purchase offers.

Management classifies REO when the following criteria are met:

•	Management commits to a plan to sell the properties;

•	The property is available for immediate sale in its present condition subject only to terms that are usual and customary;

•	An active program to locate a buyer and other actions required to complete a sale have been initiated;

•	The sale of the property is probable;

•	The property is being actively marketed for sale at a reasonable price; and

•	Withdrawal or significant modification of the sale is not likely.

Classification of Operating Results from Real Estate Held for Sale

Generally, operating results and cash flows from long-lived assets held for sale are to be classified as discontinued operations as a separately stated component of net income. Our operations related to REO are separately identified in the accompanying consolidated statements of operations.

Secured Borrowings

Secured borrowings provide an additional source of capital for our lending activity. Secured borrowings allow us to increase the diversification of our loan portfolio and to invest in loans that we might not otherwise invest in. We do not receive any fees for entering into secured borrowing arrangements; however, we may receive revenue for any differential of the interest spread, if applicable. Loans in which unaffiliated investors have participated through inter-creditor agreements (“Inter-creditor Agreements”) are accounted for as secured borrowings.

The Inter-creditor Agreements provide us additional funding sources for real estate loans whereby an unaffiliated investor (the “Investor”) may participate on a non-pari passu basis in certain real estate loans with us and/or VRM II (collectively, the “Lead Lenders”). In the event of borrower non-performance, the Inter-creditor Agreements generally provide that the Lead Lenders must repay the Investor’s loan amount either by (i) continuing to remit to the Investor the interest due on the participated loan amount; (ii) substituting an alternative loan acceptable to the Investor; or (iii) repurchasing the participation from the Investor for the outstanding balance plus accrued interest.

Additionally, an Investor may participate in certain loans with the Lead Lenders through Participation Agreements. In the event of borrower non-performance, the Participation Agreement may allow the Investor to be repaid up to the amount of the Investor’s investment prior to the Lead Lender being repaid. Real estate loan financing under the Participation Agreements are also accounted for as a secured borrowing. We do not receive any revenues for entering into secured borrowing arrangements.

Investment in Marketable Securities – Related Party

Investment in marketable securities – related party consists of stock in VRM II. The securities are stated at fair value as determined by the closing market price as of September 30, 2012 and December 31, 2011. All securities are classified as available-for-sale.

We are required to evaluate our available-for-sale investment for other-than-temporary impairment charges. We will determine when an investment is considered impaired (i.e., decline in fair value below its amortized cost), and evaluate whether the impairment is other than temporary (i.e., investment value will not be recovered over its remaining life). If the impairment is considered other than temporary, we will recognize an impairment loss equal to the difference between the investment’s basis and its fair value.

According to the SEC Staff Accounting Bulletin, Topic 5: Miscellaneous Accounting, M – Other Than Temporary Impairment of Certain Investments in Debt and Equity Securities, there are numerous factors to be considered in such an evaluation and their relative significance will vary from case to case. The following are a few examples of the factors that, individually or in combination, indicate that a decline is other than temporary and that a write-down of the carrying value is required:

•	The length of the time and the extent to which the market value has been less than cost;

•

The financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer such as changes in technology that may impair the earnings potential of the investment or the discontinuance of a segment of the business that may affect the future earnings potential; or

•	The intent and ability of the holder to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in market value.

Fair Value Disclosures

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e. “the exit price”) in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various valuation approaches, including quoted market prices and discounted cash flows. The established hierarchy for inputs used, in measuring fair value, maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from independent sources. Unobservable inputs are inputs that reflect a company’s judgment concerning the assumptions that market participants would use in pricing the asset or liability developed based on the best information available under the circumstances. The fair value hierarchy is broken down into three levels based on the reliability of inputs as follows:

•

Level 1 – Valuations based on quoted prices in active markets for identical instruments that the Company is able to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

•

Level 2 – Valuations based on quoted prices in active markets for instruments that are similar, or quoted prices in markets that are not active for identical or similar instruments, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

•	Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement, which utilize the Company’s estimates and assumptions.

If the volume and level of activity for an asset or liability have significantly decreased, we will still evaluate our fair value estimate as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. In addition, since we are a publicly traded company, we are required to make our fair value disclosures for interim reporting periods.

Basic and Diluted Earnings Per Common Share

Basic earnings per share (“EPS”) is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding. Diluted EPS is similar to basic EPS except that the weighted average number of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been exercised.

Common Stock Dividends

During June 2008, our Board of Directors decided to suspend the payment of dividends. Our Board of Directors will closely monitor our operating results in order to determine when dividends should be reinstated; however, we do not expect them to be reinstating dividends in the foreseeable future.

Treasury Stock

On February 21, 2008, our Board of Directors authorized the repurchase of up to $5 million worth of our common stock. Depending upon market conditions, shares may be repurchased from time to time at prevailing market prices through open market or privately negotiated transactions. We are not obligated to purchase any shares. Subject to applicable securities laws, including SEC Rule 10b-18, repurchases may be made at such times and in such amounts, as our management deems appropriate. The repurchases will be funded from our available cash.

Segments

We are currently authorized to operate two reportable segments, investments in real estate loans and investments in real property. As of September 30, 2012, we had not commenced investing in real property.

Our objective is to invest approximately 97% of our assets in real estate loans and real estate investments, while maintaining approximately 3% as a working capital cash reserve. Current market conditions have impaired our ability to be fully invested in real estate loans and real estate investments. As of September 30, 2012, approximately 62% of our assets, net of allowance for loan losses, are classified as investments in real estate loans.

Reclassifications

Certain amounts in the September 30, 2011 consolidated financial statements have been reclassified to conform to the September 30, 2012 presentation.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of VRM I, TRS I, our wholly owned subsidiary, and VREO XXII, in which we have a controlling interest. All significant intercompany balances and transactions have been eliminated in consolidation.

Income Taxes

The Company accounts for its income taxes under the assets and liabilities method, which requires recognition of deferred tax assets and liabilities for future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company records net deferred tax assets to the extent the Company believes these assets will more likely than not be realized. In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. A valuation allowance is established against deferred tax assets that do not meet the criteria for recognition. In the event the Company were to determine that it would be able to realize deferred income tax assets in the future in excess of their net recorded amount, they would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

The Company follows the accounting guidance which provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized initially and in subsequent periods. Also included is guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISKS

Financial instruments consist of cash, interest and other receivables, notes receivable, accounts payable and accrued liabilities, due to/from related parties and notes payable. The carrying values of these instruments approximate their fair values due to their short-term nature.

Financial instruments with concentration of credit and market risk include cash, interest and other receivables, marketable securities – related party, notes receivable, accounts payable and accrued liabilities, due to/from related parties, notes payable, and loans secured by deeds of trust.

We maintain cash deposit accounts and certificates of deposit which, at times, may exceed federally-insured limits. To date, we have not experienced any losses. As of September 30, 2012 and December 31, 2011, we had no funds in excess of the federally-insured limits.

As of September 30, 2012, 77%, and 12% of our loans were in Nevada and Michigan, respectively, compared to 37%, 27%, 20%, and 10% of our loans were in Nevada, Oregon, Arizona and Texas at December 31, 2011, respectively. As a result of this geographical concentration of our real estate loans, the downturn in the local real estate markets in these states has had a material adverse effect on us.

At September 30, 2012, the aggregate amount of loans to our three largest borrowers represented approximately 47% of our total investment in real estate loans. These real estate loans consisted of commercial loans, secured by property located in Michigan and Nevada, all first lien position with interest rates between 7.75% and 9.00%, and an aggregate outstanding balance of approximately $6.7 million. As of September 30, 2012, all three of our largest loans were considered performing.

The success of a borrower’s ability to repay its real estate loan obligation in a large lump-sum payment may be dependent upon the borrower’s ability to refinance the obligation or otherwise raise a substantial amount of cash. With the weakened economy, credit continues to be difficult to obtain and as such, many of our borrowers who develop and sell commercial real estate projects have been unable to complete their projects, obtain takeout financing or have been otherwise adversely impacted. In addition, an increase in interest rates over the loan rate applicable at origination of the loan may have an adverse effect on our borrower’s ability to refinance.

Common Guarantors

As of September 30, 2012 and December 31, 2011, four and seven loans, respectively, totaling $4.9 million and $4.6 million, as of September 30, 2012, respectively, representing approximately 34.4% and 28.6%, respectively, of our portfolio’s total value, had a common guarantor. These loans are considered performing.

As of September 30, 2012, five loans totaling approximately $5.9 million representing approximately 40.7% of our portfolio’s total value had a common guarantor. As of September 30, 2012, all five loans were considered performing.

INVESTMENTS IN REAL ESTATE LOANS

As of September 30, 2012 and December 31, 2011, most of our loans provided for interest only payments with a “balloon” payment of principal payable and any accrued interest payable in full at the end of the term.

In addition, we may invest in real estate loans that require borrowers to maintain interest reserves funded from the principal amount of the loan for a period of time. At September 30, 2012 and December 31, 2011, we had no investments in real estate loans that had interest reserves. We did not have any variable interest rate loans as of September 30, 2012 or December 31, 2011.

Loan Portfolio

As of September 30, 2012, we had five available real estate loan products consisting of commercial, construction, acquisition and development, land and residential. The effective interest rates on all product categories range from 4.5% to 10% which includes performing loans that are being fully or partially accrued and will be payable at maturity. Revenue by product will fluctuate based upon relative balances during the period.

Investments in real estate loans as of September 30, 2012, were as follows:

Loan Type	Number of Loans	Balance *	Weighted Average Interest Rate	Portfolio Percentage	Current Weighted Average Loan-To-Value, Net of Allowance for Loan Losses

Commercial	14	$14,392,000	8.11%	99.35%	67.15%
Land	1	94,000	6.00%	0.65%	53.81%

Total	15	$14,486,000	8.10%	100.00%	67.06%

Investments in real estate loans as of December 31, 2011, were as follows:

Loan Type	Number of Loans	Balance *	Weighted Average Interest Rate	Portfolio Percentage	Current Weighted Average Loan-To-Value, Net of Allowance for Loan Losses

Commercial	17	$15,855,000	10.15%	97.55%	70.96%
Construction	1	165,000	8.00%	1.02%	90.50%
Residential	1	138,000	11.69%	0.85%	89.73%
Land	1	94,000	6.00%	0.58%	53.81%

Total	20	$16,252,000	10.09%	100.00%	70.86%

*	Please see Balance Sheet Reconciliation below.

The “Weighted Average Interest Rate” as shown above is based on the contractual terms of the loans for the entire portfolio including non-performing loans. The weighted average interest rate on performing loans only, as of September 30, 2012 and December 31, 2011, was 8.10% and 9.77%, respectively. Please see “Non-Performing Loans” and “Asset Quality and Loan Reserves” below for further information regarding performing and non-performing loans.

Loan-to-value ratios are generally based on the most recent appraisals and may not reflect subsequent changes in value and include allowances for loan losses. Recognition of allowance for loan losses will result in a maximum loan-to-value ratio of 100% per loan.

The following is a schedule of priority of real estate loans as of September 30, 2012 and December 31, 2011:

Loan Type	Number of Loans	September 30, 2012 Balance *	Portfolio Percentage	Number of Loans	December 31, 2011 Balance *	Portfolio Percentage

First deeds of trust	12	$13,058,000	90.14%	13	$10,840,000	66.70%
Second deeds of trust	3	1,428,000	9.86%	7	5,412,000	33.30%

Total	15	$14,486,000	100.00%	20	$16,252,000	100.00%

*	Please see Balance Sheet Reconciliation below.

During July 2012, we, VRM II and other affiliated entities modified a loan with a total of $2.8 million, of which our portion was $1.1 million. The terms of the modification resulted in a first trust deed loan of approximately $1.4 million, of which our portion is approximately $0.4 million, and a second trust deed loan of approximately $1.4 million, of which our portion is approximately $0.2 million. As of September 30, 2012, approximately $0.5 million of the first trust deed has been sold to third-party investors.

The following is a schedule of contractual maturities of investments in real estate loans as of September 30, 2012:

October 2012 –December 2012	$2,225,000
January 2013 – March 2013	3,843,000
April 2013 – June 2013	4,823,000
July 2013 – September 2013	2,845,000
Thereafter	750,000

Total	$14,486,000

The following is a schedule by geographic location of investments in real estate loans as of September 30, 2012 and December 31, 2011:

	September 30, 2012 Balance *	Portfolio Percentage	December 31, 2011 Balance *	Portfolio Percentage

Arizona	$—	—%	$3,282,000	20.20%
California	445,000	3.07%	647,000	3.98%
Colorado	—	—	300,000	1.85%
Michigan	1,741,000	12.02%	—	—
Nevada	11,157,000	77.02%	5,928,000	36.48%
Oregon	—	—	4,434,000	27.28%
Texas	484,000	3.34%	1,661,000	10.21%
Utah	659,000	4.55%	—	—

Total	$14,486,000	100.00%	$16,252,000	100.00%

*	Please see Balance Sheet Reconciliation below.

Balance Sheet Reconciliation

The following table reconciles the balance of the loan portfolio to the amount shown on the accompanying Consolidated Balance Sheets.

	September 30, 2012 Balance	December 31, 2011 Balance
Balance per loan portfolio	$14,486,000	$16,252,000
Less:
Allowance for loan losses (a)	(628,000)	(5,485,000)

Balance per consolidated balance sheets	$13,858,000	$10,767,000

(a)	Please refer to Specific Reserve Allowance below.

Non-Performing Loans

As of September 30, 2012, we had no loans considered non-performing (i.e., based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement or when the payment of interest is 90 days past due).

At December 31, 2011, the following loans were non-performing:

Loan Type	Number Of Non-Performing Loans	Balance at December 31, 2011	Allowance for Loan Losses	Net Balance at December 31, 2011
Commercial	4	$7,571,000	$(3,724,000)	$3,847,000

Total	4	$7,571,000	$(3,724,000)	$3,847,000

Asset Quality and Loan Reserves

Losses may occur from investing in real estate loans. The amount of losses will vary as the loan portfolio is affected by changing economic conditions and the financial condition of borrowers.

The conclusion that a real estate loan is uncollectible or that collectability is doubtful is a matter of judgment. On a quarterly basis, our manager evaluates our real estate loan portfolio for impairment. The fact that a loan is temporarily past due does not necessarily mean that the loan is non-performing. Rather, all relevant circumstances are considered by our manager to determine impairment and the need for specific reserves. Such evaluation, which includes a review of all loans on which full collectability may not be reasonably assured, considers among other matters:

•	Prevailing economic conditions;

•	Historical experience;

•	The nature and volume of the loan portfolio;

•	The borrowers’ financial condition and adverse situations that may affect the borrowers’ ability to pay;

•	Evaluation of industry trends; and

•	Estimated net realizable value of any underlying collateral in relation to the loan amount.

Based upon this evaluation, a determination is made as to whether the allowance for loan losses is adequate to cover any potential losses on an individual loan basis; we do not have a general allowance for loan losses. Additions to the allowance for loan losses are made by charges to the provision for loan loss. As of September 30, 2012, our ratio of total allowance for loan losses to total loans with an allowance for loan loss is 37%. The following is a breakdown of allowance for loan losses related to performing and non-performing loans as of September 30, 2012 and December 31, 2011.

	As of September 30, 2012
	Balance	Allowance for loan losses *	Balance, net of allowance

Non-performing loans – no related allowance	$—	$—	$—
Non-performing loans – related allowance	—	—	—

Subtotal non-performing loans	—	—	—
Performing loans – no related allowance	12,807,000	—	12,807,000
Performing loans – related allowance	1,679,000	(628,000)	1,051,000

Subtotal performing loans	14,486,000	(628,000)	13,858,000

Total	$14,486,000	$(628,000)	$13,858,000

	As of December 31, 2011
	Balance	Allowance for loan losses*	Balance, net of allowance

Non-performing loans – no related allowance	$—	$—	$—
Non-performing loans – related allowance	7,571,000	(3,724,000)	3,847,000

Subtotal non-performing loans	7,571,000	(3,724,000)	3,847,000

Performing loans – no related allowance	6,241,000	—	6,241,000
Performing loans – related allowance	2,440,000	(1,761,000)	678,000

Subtotal performing loans	8,681,000	(1,761,000)	6,920,000

Total	$16,252,000	$(5,485,000)	$10,767,000

*	Please refer to Specific Reserve Allowances below.

Our manager evaluated our loans and, based on current estimates with respect to the value of the underlying collateral, believes that such collateral is sufficient to protect us against further losses of principal. However, such estimates could change or the value of the underlying real estate could decline. Our manager will continue to evaluate our loans in order to determine if any other allowance for loan losses should be recorded.

Specific Reserve Allowances

As of September 30, 2012, we have provided a specific reserve allowance for one non-performing loan and three performing loans based on updated appraisals of the underlying collateral and/or our evaluation of the borrower. The following table is a roll-forward of the allowance for loan losses for the nine months ended September 30, 2012 and 2011 by loan type. We will continue to evaluate our position in these loans.

Loan Type	Balance at 12/31/2011	Specific Reserve Allocation	Loan Pay Downs and Settlements	Write Off	Transfers to REO and Notes Receivable	Balance at 9/30/2012
Commercial	$5,412,000	$40,000	$(1,312,000)	$(1,000,000)	(2,512,000)	$628,000
Construction	73,000	—	(73,000)	—	—	—

Total	$5,485,000	$40,000	$(1,385,000)	$(1,000,000)	(2,512,000)	$628,000

Loan Type	Balance at 12/31/2010	Specific Reserve Allocation	Sales	Settlements	Transfers to REO & Other Assets	Balance at 9/30/2011
Commercial	$5,708,000	$753,000	$—	$(1,038,000)	$—	$5,423,000
Construction	72,000	—	—	—	—	72,000

Total	$5,780,000	$753,000	$—	$(1,038,000)	$—	$5,495,000

Troubled Debt Restructuring

As of September 30, 2012 and December 31, 2011 we had two and seven loans, respectively, totaling approximately $1.2 million and $4.4 million, respectively that met the definition of a Troubled Debt Restructuring or TDR. When the Company modifies the terms of an existing loan that is considered TDR, it is considered performing as long as it is in compliance with the modified terms of the loan agreement. If the modification calls for deferred interest, it is recorded as interest income as cash is collected. Impairment on these loans is generally determined by the lesser of the value of the underlying collateral or the present value of expected future cash flows. During the previous 12 months there have been no loans that became TDR loans. The following is a breakdown of our TDR loans that were considered performing and non-performing as of September 30, 2012 and December 31, 2011:

As of September 30, 2012
	Total		Performing		Non-Performing
Loan Type	Number of Loans	Fund Balance	Number of Loans	Fund Balance	Number of Loans	Fund Balance

Commercial	2	$1,195,000	2	$1,195,000	—	$—

Total	2	$1,195,000	2	$1,195,000	—	$—

As of December 31, 2011
	Total		Performing		Non-Performing
Loan Type	Number of Loans	Fund Balance	Number of Loans	Fund Balance	Number of Loans	Fund Balance

Commercial	6	$4,212,000	4	$2,276,000	2	$1,936,000
Construction	1	165,000	1	165,000	—	—

Total	7	$4,377,000	5	$2,441,000	2	$1,936,000

•

Commercial – As of September 30, 2012 and December 31, 2011 we had 14 and 17, respectively, commercial loans, two and three of which, respectively, were modified pursuant to TDR. On January 1, 2011 the principal amount of one of the non-performing loans was reduced by approximately $1.0 million. Interest only payments were due monthly from September 2010 until August 2011, at which point payments of interest and principal started and will continue until September 2013. As of September 30, 2012 this loan was considered performing.

The reduction in TDR loans was a result of a first position lender foreclosed on a fully allowed for second position loan, reclassifying second position loans as fully allowed for notes receivable due to receiving payoffs on the first position loans releasing the collateral and accepting a deed-in-lieu on another property which is now reported as assets held for sale.

Extensions

As of September 30, 2012, our manager had granted extensions on five outstanding loans, totaling approximately $5.9 million, of which our portion was approximately $2.3 million, pursuant to the terms of the original loan agreements, which permit extensions by mutual consent, or as part of a TDR. Such extensions are generally provided on loans where the original term was 12 months or less and where a borrower requires additional time to complete a construction project or negotiate take-out financing. Our manager generally grants extensions when a borrower is in compliance with the material terms of the loan, including, but not limited to the borrower’s obligation to make interest payments on the loan. In addition, if circumstances warrant, our manager may extend a loan that is in default as part of a work out plan to collect interest and/or principal. Subsequent to their extensions, one of the five loans became non-performing. These loans had a total principal amount at September 30, 2012, of approximately $1.1 million, of which our portion is approximately $0.5 million.

INVESTMENT IN MARKETABLE SECURITIES – RELATED PARTY

As of September 30, 2012 and December 31, 2011, we owned 537,078 shares of VRM II’s common stock, representing approximately 4.44% of the total outstanding shares. The closing price of VRM II’s common stock on September 30, 2012, was $1.54 per share, resulting in an unrealized gain for the nine months ended September 30, 2012.

At December 31, 2011, our manager evaluated the near-term prospects of VRM II in relation to the severity and duration of the unrealized loss. Based on that evaluation and current market conditions, we have determined there was an other-than-temporary impairment on our investment in VRM II as of December 31, 2011. We reversed our unrealized other comprehensive losses and realized a loss on our investment to its fair value of $1.17 per share as of December 31, 2011, totaling approximately $0.2 million and recognizing an impairment of approximately $0.2 million.

During the three months ended September 30, 2012, the trading price for VRM II’s common stock ranged from $1.10 to $1.68 per share. We will continue to evaluate our investment in marketable securities on a quarterly basis.

REAL ESTATE HELD FOR SALE

At September 30, 2012 we held five properties with a total carrying value of approximately $2.8 million, which were acquired through foreclosure and recorded as investments in REO. Our REO are accounted for at the lower of cost or fair value less costs to sell with fair value based on appraisals and knowledge of local market conditions.

During April 2012, we, VRM II and Fund III sold a property to an unrelated third party for approximately $0.5 million, of which our portion was approximately $0.1 million. This transaction resulted in a net gain for us of approximately $2,000. A consultation fee of approximately $17,000 was paid to our manager.

On February 7, 2012, we, VRM II and Fund III entered into a Deed in Lieu Agreement with a borrower resolving the foreclosure of our secured loan which had matured on December 31, 2011, with a principal balance, net of allowance for loan loss of approximately $9.9 million, of which our portion was approximately $0.8 million. Pursuant to the Deed in Lieu Agreement, our subsidiary 1701 Commerce, LLC (“1701 Commerce”) received a deed to the property which had secured the loan. The property, which is being operated as the Sheraton – Forth Worth, Texas, is the subject of litigation relating to the validity, priority, nature, and extent of liens claimed by other parties that may secure claims ranging from approximately $41 million to $48 million. We dispute both the validity of certain claimed liens and the amount of the claimed secured debt in part and as of this time intend to pursue our objections and disputes as to such matters. On March 26, 2012, 1701 Commerce filed for Chapter 11 bankruptcy protection in the United States Bankruptcy Court for the Northern District of Texas, Ft. Worth Division, to reorganize its financial affairs and to avoid a pending foreclosure of the property that had been scheduled by a mortgage lien holder and to preserve and protect 1701 Commerce’s equity and the interests of the other creditors of the property. Due to the uncertainty and disputes involving this property, we recorded this investment as Other Real Estate Owned on the balance sheet until August 23, 2012 when the Bankruptcy Court issued an order allowing the bankruptcy to proceed despite a motion to dismiss it and required 1701 Commerce to deposit $1 million as additional collateral with the court funded by us, VRM II and VF III, and gave 1701 Commerce until November 24, 2012, which has now been extended indefinitely to obtain confirmation of a reorganization plan. We hold an interest of approximately 8%, VRM II holds an interest of approximately 90% and Fund III holds an interest of approximately 2% in 1701 Commerce.

On September 24, 2012, 1701 Commerce entered into an asset purchase agreement to sell its assets in consideration of $55 million. Pursuant to the agreement, an earnest money deposit of $250,000 is currently maintained by a title company. Following the Bankruptcy Court’s approval of the sale of the assets to the buyer, the buyer has a 60 day due diligence period to review and approve the assets to be acquired. Upon the satisfaction of all conditions included in the agreement, the balance of the purchase price will be paid in cash to 1701 Commerce. As of the date of this report, management estimates the net realizable value to approximate the net assets held for sale.

In August, 2011, VREO XVIII, LLC, an entity owned by us, VRM II and VF III entered into a purchase and sale agreement to sell one of the REO assets. The terms of the sale provided for an all cash transaction in the amount of $2 million, with a closing to occur within 60 days. The date of closing was extended several times, but ultimately, the transaction cancelled, as the purchaser was unable to obtain financing. In 2012 non-refundable extension fees in the amount of $30,000 were collected, of which our portion was approximately $5,000.

As of September 30, 2012 four of our five REO properties consisted of raw land which did not have operations. The following is a summary of the results of total operations, including our 8% interest in these operations, related to the one remaining REO for the period from September 1, 2012 (foreclosure) through September 30, 2012:

Revenue	$1,099,000
Expenses	(1,004,000)

Net Income	$95,000

We seek to sell properties acquired through foreclosure as quickly as circumstances permit taking into account current economic conditions.

Beginning balance, January 1, 2012	$2,409,000
Real estate held for sale acquired through foreclosure	787,000
Additional investment in REO	80,000
Proceeds on nonrefundable extension fee	(5,000)
Write down	(316,000)
Sale	(130,000)

Ending balance, September 30, 2012	$2,825,000

ASSETS HELD FOR SALE AND DISCONTINUED OPERATIONS

During May 2012, we, VRM II and Fund III foreclosed on a loan with a balance of approximately $6.0 million, of which our portion was approximately $4.4 million. The property includes 23 cottage units in a retirement community located in Eugene, Oregon. The property includes operations, which will be reported as an asset held for sale from the date of this foreclosure.

Effective January 1, 2009, we adopted FASB’s accounting standard related to business combination which required acquisition method of accounting to be used for all business combinations and for an acquirer to be identified for each business combination. This accounting standard requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. It also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the non-controlling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with the standard).

Our acquisition of VREO XXII was accounted for in accordance with this standard and we allocated the purchase price of VREO XXII based upon the estimated fair value of the net assets acquired and liabilities assumed and the fair value of the noncontrolling interest measured at the acquisition date. The estimated fair value of VREO XXII at the time of the acquisition totaled $4.1 million.

We performed an allocation as of the foreclosure date as follows:

Cash	$308,000
Property and equipment	3,841,000
Current assets	14,000
Accounts payable and accrued liabilities	(23,000)

Net assets	$4,140,000

In addition, we estimated the fair value of the non-controlling interest at $1.1 million, which is 25% owned by Fund III and 1% by VRM II.

Immediately upon foreclosure, we committed to a plan to sell all interests in VREO XXII, at which point we began classifying the related assets of VREO XXII as assets held for sale, and the related liabilities as liabilities related to assets held for sale. Additionally, we have classified VREO XXII’s results as discontinued operations.

Assets and groups of assets and liabilities which comprise disposal groups are classified as “held for sale” when all of the following criteria are met: a decision has been made to sell, the assets are available for sale immediately, the assets are being actively marketed at a reasonable price in relation to the current fair value, a sale has been or is expected to be concluded within twelve months of the balance sheet date, and significant changes to the plan to sell are not expected. Assets held for sale are not depreciated.

Additionally, the operating results and cash flows related to these assets and liabilities are included in discontinued operations in the consolidated statements of operations and consolidated statements of cash flows for the quarterly period ended September 30, 2012.

The following is a summary of net assets held for sale through September 30, 2012:

September 30, 2012
Assets:
Cash	$439,000
Current assets	4,000
Property and equipment	3,849,000

Total assets	$4,292,000

Liabilities:
Accounts payable and accrued liabilities	$34,000

Total liabilities	34,000

Net assets held for sale	$4,258,000

The following is a summary of the results of operations related to the assets held for sale for the three months ended September 30, 2012 and the period from May 1, 2012 (foreclosure) through September 30, 2012:

	For The Three Months Ended September 30, 2012	For The Period from May 1, 2012 (foreclosure) through September 30, 2012
Revenue	$124,000	$266,000
Expenses	(85,000)	(148,000)

Net Income	$39,000	$118,000

RELATED PARTY TRANSACTIONS

From time to time, we may acquire or sell investments in real estate loans from/to our manager or other related parties. Pursuant to the terms of our Management Agreement, such acquisitions and sales are made without any mark up or mark down. No gain or loss is recorded on these transactions, as it is not our intent to make a profit on the purchase or sale of such investments. The purpose is generally to diversify our portfolio by syndicating loans, thereby providing us with additional capital to make additional loans.

Transactions with the Manager

Our manager is entitled to receive from us an annual management fee of up to 0.25% of our aggregate capital contributions received by us and Fund I from the sale of shares or membership units, paid monthly. The amount of management fees paid to our manager for the three months ended September 30, 2012 and 2011 was $61,000 and $69,000, respectively, and for the nine months ended September 30, 2012 and 2011 was $199,000 and $207,000, respectively.

As of September 30, 2012 and December 31, 2011, our manager owned 100,000 of our common shares, representing approximately 1.6% of our total outstanding common stock. For the three and nine months ended September 30, 2012 and 2011, we declared $0 in dividends payable to our manager.

As of September 30, 2012 and December 31, 2011 we did not owe or have any receivables from our manager.

As of March 31, 2012, we had paid our manager approximately $69,000 for services to be performed from April through June 2012. As of September 30, 2012 there is no prepaid balance. A discount of 7% has been applied to the July 2012 payment.

During May 2012, our manager received total consultation fee of approximately $17,000, related to the sale of a VRM II, Fund III and our REO property.

During the nine months ended September 30, 2012, we bought approximately $0.1 million in real estate loans from Vestin Mortgage. No gain or loss resulted from these transactions.

Transactions with Other Related Parties

As of September 30, 2012 and December 31, 2011, we owned 537,078 common shares of VRM II, representing approximately 4.4%, of their total outstanding common stock. For the three and nine months ended September 30, 2012 and 2011 we recognized $0 in dividend income from VRM II.

As of September 30, 2012 and December 31, 2011, VRM II owned 538,178 of our common shares, approximately 8.5%, of our total outstanding common stock. For the three and nine months ended September 30, 2012 and 2011 we declared $0 in dividends payable to VRM II.

As of September 30, 2012 and December 31, 2011 we owed VRM II approximately $0.2 million and approximately $0.1 million, respectively, primarily related to legal fees

As of September 30, 2012 we had a receivable with Fund III of $4,000. As of December 31, 2011 we had no receivable or payable with Fund III.

During the nine months ended September 30, 2012, we bought approximately $0.2 million in real estate loans from MVP Mortgage. No gain or loss resulted from these transactions.

NOTES RECEIVABLE

During January 2012 we, VRM II and Fund III rewrote one of our existing loans. The interest rate of this loan was changed from 3% paying monthly with 5% accruing to 7% paid monthly. The amount of the loan allowance of approximately $0.1 million and the interest currently accrued on the existing loan, which was fully allowed for, of approximately $23,000 was moved to notes receivable. In April 2012, we received a payment on the new loan, which was less than the amount owed. The difference of $19,000 was recorded as a loan allowance as of June 30 and was reclassified to notes receivable during April 2012.

During April 2012, we, VRM II and Fund III received a payment in full satisfaction of an investment in real estate loan secured by a first deed of trust. The remaining balance due on the second deed of trust was previously fully allowed for, of approximately $0.2 million was moved to notes receivable and remains fully allowed for. We receive monthly payments of approximately $11,000. As of September 30, 2012 the balance is approximately $0.2 million.

During February 2012, we, VRM II and Fund III received a payment in full satisfaction of an investment in real estate loan secured by a first deed of trust and a partial payment of an investment in real estate loan secured by a second deed of trust on the same real estate. The remaining balance due on the second deed of trust was previously fully allowed for, of approximately $0.7 million was moved to notes receivable and remains fully allowed for. During March 2012 a payment of approximately $30,000 was received and recognized as Gain related to pay off of notes receivable, including recovery of allowance for notes receivable. Additionally, we receive monthly payments of approximately $1,000. As of September 30, 2012 the balance is approximately $0.7 million.

FAIR VALUE

As of September 30, 2012, financial assets and liabilities utilizing Level 1 inputs included investment in marketable securities – related party. We had no assets or liabilities utilizing Level 2 inputs, and assets and liabilities utilizing Level 3 inputs included investments in real estate loans.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, our degree of judgment exercised in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an asset or liability will be classified in its entirety based on the lowest level of input that is significant to the measurement of fair value.

Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, our own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. We use prices and inputs that are current as of the measurement date, including during periods of market dislocation, such as the recent illiquidity in the auction rate securities market. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition may cause our financial instruments to be reclassified from Level 1 to Level 2 or Level 3 and/or vice versa.

Our valuation techniques will be consistent with at least one of the three possible approaches: the market approach, income approach and/or cost approach. Our Level 1 inputs are based on the market approach and consist primarily of quoted prices for identical items on active securities exchanges. Our Level 2 inputs are primarily based on the market approach of quoted prices in active markets or current transactions in inactive markets for the same or similar collateral that do not require significant adjustment based on unobservable inputs. Our Level 3 inputs are primarily based on the income and cost approaches, specifically, discounted cash flow analyses, which utilize significant inputs based on our estimates and assumptions.

The following table presents the valuation of our financial assets as of September 30, 2012 and December 31,2011 measured at fair value on a recurring basis by input levels:

	Fair Value Measurements at Reporting Date Using
	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at 9/30/12	Carrying Value on Balance Sheet at 9/30/12
Assets
Investment in marketable securities - related party	$827,000	$—	$—	$827,000	$827,000
Investment in real estate loans	$—	$—	$13,210,000	$13,210,000	$13,858,000

	Fair Value Measurements at Reporting Date Using
	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at 12/31/2011	Carrying Value on Balance Sheet at 12/31/2011
Assets
Investment in marketable securities – related party	$651,000	$—	$—	$651,000	$651,000
Investment in real estate loans	$—	$—	$10,827,000	$10,827,000	$10,802,000

The following table presents the changes in our financial assets and liabilities that are measured at fair value on a recurring basis using significant unobservable inputs (Level 3) from January 1, 2012 to September 30, 2012. There were no liabilities measured at fair value on a recurring basis using significant unobservable inputs as of January 1, 2012 to September 30, 2012.

Investment in real estate loans
Balance on January 1, 2012	$10,827,000
Change in temporary valuation adjustment included in net income (loss)
Increase in allowance for loan losses	(40,000)
Write-off of allowance for uncollectible loan	1,000,000
Transfer of allowance on real estate loans converted to unsecured notes receivable	989,000
Transfer of allowance on real estate loan to real estate held for sale	150,000
Transfer of allowance on real estate loan to asset held for sale	1,375,000
Reduction of allowance on real estate loans following payment	284,000
Reduction of allowance on real estate loan following settlement of loan	1,101,000
Purchase and additions of assets
New mortgage loans and mortgage loans bought	15,395,000
Transfer of real estate loans to real estate held for sale	(936,000)
Transfer of real estate loan to asset held for sale	(4,434,000)
Transfer of real estate loans converted to unsecured notes receivable	(989,000)
Sales, pay downs and reduction of assets
Write-off of uncollectible loan	(1,000,000)
Reduction of balance of real estate loan following settlement	(1,101,000)
Collections of principal and sales of investment in real estate loans	(8,703,000)
Temporary change in estimated fair value based on future cash flows	(708,000)

Balance on September 30, 2012, net of temporary valuation adjustment	$13,210,000

The following table presents the changes in our financial assets and liabilities that are measured at fair value on a recurring basis using significant unobservable inputs (Level 3) from January 1, 2011 to September 30, 2011:

Investment in real estate loans
Balance on January 1, 2011	$6,660,000
Change in temporary valuation adjustment included in net loss
Increase in allowance for loan losses	(702,000)
Purchase and additions of assets
New mortgage loans and mortgage loans bought	3,676,000
Reduction of allowance for loan losses relative to settlement of investment in real estate loan	986,000
Sales, pay downs and reduction of assets
Collections of principal and settlements of investment in real estate loans	(1,790,000)
Temporary change in estimated fair value based on future cash flows	85,000

Balance on September 30, 2011, net of temporary valuation adjustment	$8,915,000

LEGAL MATTERS

Certain tax matters will be passed upon for VRM I by Miles & Stockbridge P.C. Certain tax matters will be passed upon for VRM II by Latham & Watkins LLP. Certain legal matters, including the validity of shares of VRM II common stock, will be passed upon for VRM II by Venable LLP.

EXPERTS

The financial statements included with this joint proxy statement/prospectus for the fiscal year ended December 31, 2011, have been audited by JLK Partners, LLP, independent registered public accounting firm, as stated in their report, and have been so included in reliance upon the report of such firm upon their authority as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS

VRM II

VRM II stockholder proposals that are intended to be presented at the 2013 VRM II Annual Meeting and included in the proxy materials relating to the 2013 VRM II Annual Meeting must be received by the VRM II Corporate Secretary at Vestin Realty Mortgage II, Inc., 8880 W. Sunset Road, Suite 200, Las Vegas, Nevada 89148, no later than January 18, 2013. All VRM II stockholder proposals must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the Proxy Statement and form of proxy for the 2013 VRM II Annual Meeting.

If a VRM II stockholder wishes to present a proposal that is not intended to be included in the Proxy Statement relating to the 2013 VRM II Annual Meeting, or to nominate a candidate for election to the 2013 VRM II Annual Meeting, the stockholder must give advance notice to VRM II prior to the deadline for proposals and nominations for the VRM II Annual Meeting determined in accordance with the VRM II Bylaws. In order to be deemed properly presented, the notice of a proposal must be delivered to the VRM II Corporate Secretary in accordance with the VRM II Bylaws as then in effect. Under the VRM II Bylaws, as currently in effect, a proposal for business or nominee for election must be submitted not earlier than the 150th day and not later than 5:00 P.M. Pacific Time on the 120th day prior to the first anniversary of the date of the Proxy Statement delivered in connection with the 2012 annual meeting of VRM II stockholders, or between December 19, 2012 and 5:00 P.M. Pacific Time on January 18, 2013 and must contain the information required by the VRM II Bylaws. However, in the event that the 2013 VRM II Annual Meeting is called for a date which is more than 30 days before or after the first anniversary of the date of the 2012 VRM II Annual Meeting, stockholder proposals intended for presentation at the 2013 VRM II Annual Meeting must be received by the VRM II Corporate Secretary no earlier than 150 days before the date of such annual meeting and no later than 5:00 P.M. Pacific Time on the later of 120 days before the date of the 2013 VRM II Annual Meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. VRM II stockholders may obtain a copy of the VRM II Bylaws by sending a written request addressed to the VRM II Corporate Secretary at the address set forth in the preceding paragraph.

VRM I

If the Merger is completed, VRM I does not expect to hold an annual meeting of public stockholders next year. In that case, stockholder proposals must be submitted to the VRM II Corporate Secretary in accordance with the procedures described above.

If the Merger is not completed, VRM I will hold a 2013 VRM I Annual Meeting. VRM I stockholder proposals that are intended to be presented at the 2013 VRM I Annual Meeting and included in the proxy materials relating to the 2013 VRM I Annual Meeting must be received by the VRM I Corporate Secretary at Vestin Realty Mortgage I, Inc., 8880 W. Sunset Road, Suite 200, Las Vegas, Nevada 89148, no later than January 18, 2013. All VRM I stockholder proposals must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the Proxy Statement and form of proxy for the 2013 VRM I Annual Meeting.

If a VRM I stockholder wishes to present a proposal that is not intended to be included in the Proxy Statement relating to the 2013 VRM I Annual Meeting, or to nominate a candidate for election to the 2013 VRM I Annual Meeting, the stockholder must give advance notice to VRM I prior to the deadline for proposals and nominations for the VRM I Annual Meeting determined in accordance with the VRM I Bylaws. In order to be deemed properly presented, the notice of a proposal must be delivered to the VRM I Corporate Secretary in accordance with the VRM I Bylaws as then in effect. Under the VRM I Bylaws, as currently in effect, a proposal for business or nominee for election must be submitted not earlier than the 150th day and not later than 5:00 P.M. Pacific Time on the 120th day prior to the first anniversary of the date of the Proxy Statement delivered in connection with the 2012 annual meeting of VRM I stockholders, or between December 19, 2012 and 5:00 P.M. Pacific Time on January 18, 2013 and must contain the information required by the VRM I Bylaws. However, in the event that the 2013 VRM I Annual Meeting is called for a date which is more than 30 days before or after the first anniversary of the date of the 2012 VRM I Annual Meeting, stockholder proposals intended for presentation at the 2013 VRM I Annual Meeting must be received by the VRM I Corporate Secretary no earlier than 150 days before the date of such annual meeting and no later than 5:00 P.M. Pacific Time on the later of 120 days before the date of the 2013 VRM I Annual Meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. VRM I stockholders may obtain a copy of the VRM I Bylaws by sending a written request addressed to the VRM I Corporate Secretary at the address set forth in the preceding paragraph.

WHERE YOU CAN FIND MORE INFORMATION

VRM I files annual, quarterly and special reports and other information with the SEC. VRM II files annual, quarterly and special reports and other information with the SEC. These filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document filed with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Securityholders should only rely on the information contained in this joint proxy statement/prospectus in determining how to vote. Neither VRM I nor VRM II has authorized anyone to provide you with information that is different from the information contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated                  , 2012. Securityholders should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this joint proxy statement/prospectus to the VRM I stockholders nor the issuance of shares of VRM II common stock in connection with the Merger shall create any implication to the contrary.

OTHER MATTERS

The board of directors of VRM I and VRM II, know of no other business to be presented at the special meeting.

ANNEX A

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Vestin Realty Mortgage I, Inc.

We have audited the accompanying consolidated balance sheets of Vestin Realty Mortgage I, Inc. (the “Company”) as of December 31, 2011 and 2010 and the related consolidated statements of operations, equity and other comprehensive loss, and cash flows for each of the two years in the period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vestin Realty Mortgage I, Inc. as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ JLK Partners, LLP

Irvine, California

March 16, 2012

FINANCIAL STATEMENTS

VESTIN REALTY MORTGAGE I, INC.

CONSOLIDATED BALANCE SHEETS

ASSETS

	December 31, 2011	December 31, 2010
Assets
Cash	$6,758,000	$8,145,000
Investment in marketable securities - related party	651,000	326,000
Interest and other receivables, net of allowance of $228,000 at December 31, 2011 and $196,000 at December 31, 2010	10,000	673,000
Notes receivable, net of allowance of $837,000 at December 31, 2011 and $945,000 at December 31, 2010	—	—
Real estate held for sale	2,409,000	2,897,000
Investment in equity method investee held for sale	—	5,379,000
Investment in real estate loans, net of allowance for loan losses of $5,485,000 at December 31, 2011 and $5,780,000 at December 31, 2010	10,767,000	6,532,000
Other assets	100,000	98,000

Total assets	$20,695,000	$24,050,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued liabilities	$147,000	$1,500,000
Unearned revenue	—	2,000
Due to related parties	104,000	741,000
Deferred gain on sale of HFS	63,000	—
Notes payable	19,000	277,000

Total liabilities	333,000	2,520,000

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued	—	—
Treasury stock, at cost, 534,207 shares at December 31, 2011 and 455,607 at December 31, 2010	(1,045,000)	(941,000)
Common stock, $0.0001 par value; 25,000,000 shares authorized; 6,875,066 shares issued and 6,340,859 outstanding at December 31, 2011, and 6,875,066 shares issued and 6,419,459 outstanding at December 31, 2010	1,000	1,000
Additional paid-in capital	62,262,000	62,262,000
Accumulated deficit	(40,856,000)	(39,785,000)
Accumulated other comprehensive loss	—	(7,000)

Total stockholders’ equity	20,362,000	21,530,000

Total liabilities and stockholders’ equity	$20,695,000	$24,050,000

The accompanying notes are an integral part of these consolidated financial statements.

VESTIN REALTY MORTGAGE I, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended
	12/31/2011	12/31/2010
Revenues
Interest income from investment in real estate loans	$480,000	$932,000
Recovery of allowance for doubtful notes receivable	41,000	10,000
Gain related to pay off of real estate loan, including recovery of allowance for loan loss	97,000	—
Other income	2,000	57,000

Total revenues	620,000	999,000

Operating expenses
Management fees - related party	277,000	277,000
Provision for loan loss	789,000	789,000
Interest expense	25,000	6,000
Professional fees	409,000	1,110,000
Provision for doubtful accounts related to receivable	—	(3,000)
Insurance	231,000	241,000
Consulting	103,000	37,000
Other	177,000	302,000

Total operating expenses	2,011,000	2,759,000

Loss from operations	(1,391,000)	(1,760,000)

Non-operating income (loss)
Income from equity method investee held for sale	718,000	60,000
Interest income from banking institutions	6,000	1,000
Impairment of marketable securities - related party	(247,000)	(543,000)
Discounted professional fee	280,000	—
Settlement expense	—	(343,000)

Total other non-operating income (loss), net	757,000	(825,000)

Income (loss) from real estate held for sale
Income from guarantors related to real estate held for sale	—	1,000
Net gain on sale of real estate held for sale	316,000	12,000
Expenses related to real estate held for sale	(291,000)	(234,000)
Write-downs on real estate held for sale	(462,000)	(685,000)

Total loss from real estate held for sale	(437,000)	(906,000)

Loss before provision for income taxes	(1,071,000)	(3,491,000)

Provision for income taxes	—	—

NET LOSS	$(1,071,000)	$(3,491,000)

Basic and diluted loss per weighted average common share	$(0.17)	$(0.54)

Dividends declared per common share	$—	$—

Weighted average common shares	6,370,683	6,474,343

The accompanying notes are an integral part of these consolidated financial statements.

VESTIN REALTY MORTGAGE I, INC.

CONSOLIDATED STATEMENTS OF EQUITY AND OTHER COMPREHENSIVE LOSS

	Treasury Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in-Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
Stockholders’ Equity at December 31, 2009	375,875	$(850,000)	6,499,191	$1,000	$62,262,000	$(36,294,000)	$(390,000)	$24,729,000

Comprehensive Loss:
Net Loss						(3,491,000)		(3,491,000)
Recognition of Unrealized Loss on Marketable Securities - Related Party							543,000	543,000
Unrealized Loss on Marketable Securities - Related Party							(160,000)	(160,000)

Comprehensive Loss								(3,108,000)
Purchase of Treasury Stock	79,732	(91,000)	(79,732)	—				(91,000)

Stockholders’ Equity at December 31, 2010	455,607	$(941,000)	6,419,459	$1,000	$62,262,000	$(39,785,000)	$(7,000)	$21,530,000

Comprehensive Loss:
Net Loss						(1,071,000)		(1,071,000)
Recognition of Unrealized Loss on Marketable Securities - Related Party							247,000	247,000
Unrealized Loss on Marketable Securities - Related Party							(240,000)	(240,000)

Comprehensive Loss								(1,064,000)
Purchase of Treasury Stock	78,600	(104,000)	(78,600)	—				(104,000)

Stockholders’ Equity at December 31, 2011	534,207	$(1,045,000)	6,340,859	$1,000	$62,262,000	$(40,856,000)	$—	$20,362,000

The accompanying notes are an integral part of these consolidated financial statements.

VESTIN REALTY MORTGAGE I, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended
	12/31/2011	12/31/2010
Cash flows from operating activities:
Net loss	$(1,071,000)	$(3,491,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for doubtful accounts related to receivable included in other expense	33,000	—
Write down on real estate held for sale	462,000	685,000
Gain on sale of real estate held for sale	—	(24,000)
Loss on sale of real estate held for sale	—	12,000
Recovery of allowance for doubtful notes receivable included in other income	(110,000)	(10,000)
Provision for loan loss	789,000	789,000
Gain related to pay off of real estate loan, including recovery of allowance for loan loss	(97,000)	—
Impairment of marketable securities - related party	247,000	543,000
Prepaid interest income – unearned revenue	(2,000)	6,000
Amortized interest income	—	(4,000)
Income from equity method investee held for sale	(718,000)	(60,000)
Change in operating assets and liabilities:
Interest and other receivables	630,000	(136,000)
Due to/from related parties, net	(637,000)	461,000
Other assets	165,000	163,000
Accounts payable and accrued liabilities	(1,378,000)	257,000

Net cash used in operating activities	$(1,687,000)	$(809,000)

Cash flows from investing activities:
Investments in real estate loans	$(7,482,000)	$(1,344,000)
Purchase of investments in real estate loans from:
VRM II	—	(2,000,000)

Proceeds from loan payoffs	2,340,000	7,744,000
Sale of investments in real estate loans to:
Third parties	216,000	2,250,000
Proceeds from sale of investment in equity method investee – held for sale acquired through foreclosure, net of prior allowance	5,744,000	—
Proceeds related to real estate held for sale	—	947,000
Proceeds related to real estate held for sale – extension fees	26,000
Purchase of marketable securities – related party	(565,000)	—
Purchase of real estate held for sale	—	(175,000)
Distributions from investment in equity method investee held for sale	440,000
Proceeds from note receivable	110,000	10,000

Net cash provided by investing activities	$829,000	$7,432,000

The accompanying notes are an integral part of these consolidated financial statements.

VESTIN REALTY MORTGAGE I, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	12/31/2011		12/31/2010
Cash flows from financing activities:
Principal payments on notes payable		$(425,000)	$(186,000)
Proceeds from issuance of notes payable		—	256,000
Purchase of treasury stock at cost		(104,000)	(91,000)

Net cash used in financing activities		$(529,000)	$(21,000)

NET CHANGE IN CASH		(1,387,000)	6,602,000
Cash, beginning of period		8,145,000	1,543,000

Cash, end of period		$6,758,000	$8,145,000

Supplemental disclosures of cash flows information:
Interest paid		$25,000	$6,000

Non-cash investing and financing activities:
Adjustment to note receivable and related allowance		$—	$(468,000)

Adjustment to allowance for loan losses related to sale and payment of investment in real estate loan		$986,000	$—

Accrued liabilities related to investment in equity method investee – held for sale		$24,000	$—

Note payable relating to prepaid D & O insurance policy		$167,000	$186,000

Real estate held for sale acquired through foreclosure, net of prior allowance		$—	$638,000

Investment in equity method investee – held for sale acquired through foreclosure, net of prior allowance		$—	$5,144,000

Write off of interest receivable and related allowance	$		$200,000

Deferred gain on sale of HFS		$63,000	$—

Conversion of secured loan to accounts receivable		$—	$506,000

Conversion of secured loans to notes receivable		$—	$251,000

Recognition of unrealized loss on marketable securities – related party		$247,000	$543,000

Unrealized loss on marketable securities - related party		$240,000	$160,000

The accompanying notes are an integral part of these consolidated financial statements.

VESTIN REALTY MORTGAGE I, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011

NOTE A — ORGANIZATION

Vestin Realty Mortgage I, Inc. (“VRM I”) formerly Vestin Fund I, LLC invests in loans secured by real estate through deeds of trust or mortgages (hereafter referred to collectively as “deeds of trust” and as defined in our management agreement (“Management Agreement”) as “Mortgage Assets. References in this report to the “Company,” “we,” “us,” or “our” refer to Fund I with respect to the period prior to May 1, 2006 and to VRM I with respect to the period commencing on May 1, 2006. Because we were a limited liability company (“LLC”) during the prior periods reflected in this report, we make reference to Fund I’s “members” rather than “stockholders” in reporting our financial results.

As of December 31, 2011, we operated as a real estate investment trust (“REIT”). We are not a mutual fund or an investment company within the meaning of the Investment Company Act of 1940, nor are we subject to any regulation thereunder. As a REIT, we are required to have a December 31 fiscal year end. Our Board of Directors has been exploring releasing our status as a REIT. We expect a resolution will be made by March 30, 2012 to terminate our REIT status based on legal advice to be received by this date. As such, the Company will not be taxed as a REIT for the year ending December 31, 2012. The required filings to make this resolution effective have been prepared and submitted to the Internal Revenue Service as of the date of this filing.

Vestin Group, Inc. (“Vestin Group”), a Delaware corporation, owns a significant majority of Vestin Mortgage, LLC, a Nevada limited liability company, who is our manager (the “manager” or “Vestin Mortgage”). On January 7, 2011, Vestin Mortgage converted from a corporation to a limited liability company. Michael Shustek, the CEO and managing member of our manager and CEO, President and a director of us, wholly owns Vestin Group, which is engaged in asset management, real estate lending and other financial services through its subsidiaries. Our manager, prior to June 30, 2006, also operated as a licensed Nevada mortgage broker and was generally engaged in the business of brokerage, placement and servicing of commercial loans secured by real property. On July 1, 2006, a mortgage broker license was issued to an affiliated company, Vestin Originations, Inc. (“Vestin Originations”), which is majority-owned by Vestin Group. Vestin Originations continued the business of brokerage, placement and servicing of real estate loans. Effective February 14, 2011, the business of brokerage and placement of real estate loans will be performed by affiliated or non-affiliated mortgage brokers, including Vestin Originations and Advant Mortgage, LLC (“Advant”), both licensed Nevada mortgage brokers, which are indirectly majority by Mr. Shustek.

As discussed in Part I, Item 1, Business, of this Annual Report on Form 10-K, we are managed by Vestin Mortgage, pursuant to a management agreement. Vestin Mortgage is also the manager of Vestin Realty Mortgage II, Inc. (“VRM II”), as the successor by merger to Vestin Fund II, LLC (“Fund II”) and Vestin Fund III, LLC (“Fund III”). These entities were formed to invest in real estate loans. VRM II has investment objectives similar to ours, and Fund III is in the process of an orderly liquidation of its assets.

The consolidated financial statements include the accounts of us and our wholly owned taxable REIT subsidiary, TRS I, Inc. All significant inter-company transactions and balances have been eliminated in consolidation.

During April 2009, we entered into an accounting services agreement with Strategix Solutions, LLC (“Strategix Solutions”), a Nevada limited liability company, for the provision of accounting and financial reporting services. Strategix Solutions also provides accounting and financial reporting services to VRM II and Fund III. Our CFO and other members of our accounting staff are employees of Strategix Solutions. Strategix Solutions is managed by LL Bradford and Company, LLC (“LL Bradford”), a certified public accounting firm that has provided non-audit accounting services to us. The principal manager of LL Bradford was a former officer of our manager from April 1999 through January 1, 2005. Strategix Solutions is owned by certain partners of LL Bradford, none of whom are currently or were previously officers of our manager. As used herein, “management” means our manager, its executive officers and the individuals at Strategix Solutions who perform accounting and financial reporting services on our behalf.

On January 21, 2011, Eric Bullinger was appointed as our new CFO by the Board of Directors, pursuant to the terms of our agreement with Strategix Solutions, who was responsible for designating, subject to the approval of our Board of Directors, a new CFO for the Company. From May 21, 2010, until January 21, 2011, our current CEO, Michael Shustek, was acting as our interim CFO.

NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America (“GAAP”). Management has included all normal recurring adjustments considered necessary to give a fair presentation of operating results for the periods presented.

Management Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include interest-bearing and non-interest-bearing bank deposits, money market accounts, short-term certificates of deposit with original maturities of three months or less, and short-term instruments with a liquidation provision of one month or less.

Revenue Recognition

Interest is recognized as revenue on performing loans when earned according to the terms of the loans, using the effective interest method. We do not accrue interest income on loans once they are determined to be non-performing. A loan is non-performing when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement or when the payment of interest is 90 days past due. Cash receipts will be allocated to interest income, except when such payments are specifically designated by the terms of the loan as principal reduction. Interest is fully allowed for on impaired loans and is recognized on a cash basis method.

Investments in Real Estate Loans

We may, from time to time, acquire or sell investments in real estate loans from or to our manager or other related parties pursuant to the terms of our Management Agreement without a premium. The primary purpose is to either free up capital to provide liquidity for various reasons, such as loan diversification, or place excess capital in investments to maximize the use of our capital. Selling or buying loans allows us to diversify our loan portfolio within these parameters. Due to the short-term nature of the loans we make and the similarity of interest rates in loans we normally would invest in, the fair value of a loan typically approximates its carrying value. Accordingly, discounts or premiums typically do not apply upon sales of loans and therefore, generally no gain or loss is recorded on these transactions, regardless of whether to a related or unrelated party.

Investments in real estate loans are secured by deeds of trust or mortgages. Generally, our real estate loans require interest only payments with a balloon payment of the principal at maturity. We have both the intent and ability to hold real estate loans until maturity and therefore, real estate loans are classified and accounted for as held for investment and are carried at amortized cost. Loans sold to or purchased from affiliates are accounted for at the principal balance and no gain or loss is recognized by us or any affiliate. Loan-to-value ratios are initially based on appraisals obtained at the time of loan origination and are updated when new appraisals are received or when management’s assessment of the value has changed, to reflect subsequent changes in value estimates. Original appraisals are generally dated within 12 months of the date of loan origination and may be commissioned by the borrower.

The Company considers a loan to be impaired when, based upon current information and events, it believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company’s impaired loans include troubled debt restructuring, and performing and non-performing loans in which full payment of principal or interest is not expected. The Company calculates an allowance required for impaired loans based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price or the fair value of its collateral.

Loans that have been modified from their original terms are evaluated to determine if the loan meets the definition of a Troubled Debt Restructuring (“TDR”) as defined by Accounting Standards Codification (“ASC”) 310-40. When the Company modifies the terms of an existing loan that is considered a TDR, it is considered performing as long as it is in compliance with the modified terms of the loan agreement. If the modification calls for deferred interest, it is recorded as interest income as cash is collected.

Allowance for Loan Losses

We maintain an allowance for loan losses on our investments in real estate loans for estimated credit impairment. Our manager’s estimate of losses is based on a number of factors including the types and dollar amounts of loans in the portfolio, adverse situations that may affect the borrower’s ability to repay, prevailing economic conditions and the underlying collateral securing the loan. Additions to the allowance are provided through a charge to earnings and are based on an assessment of certain factors, which may indicate estimated losses on the loans. Actual losses on loans are recorded as a charge-off or a reduction to the allowance for loan losses. Generally, subsequent recoveries of amounts previously charged off are added back to the allowance and included as income.

Estimating allowances for loan losses requires significant judgment about the underlying collateral, including liquidation value, condition of the collateral, competency and cooperation of the related borrower and specific legal issues that affect loan collections or taking possession of the property. As a commercial real estate lender willing to invest in loans to borrowers who may not meet the credit standards of other financial institutional lenders, the default rate on our loans could be higher than those generally experienced in the real estate lending industry. We and our manager generally approve loans more quickly than other real estate lenders and, due to our expedited underwriting process; there is a risk that the credit inquiry we perform will not reveal all material facts pertaining to a borrower and the security.

Additional facts and circumstances may be discovered as we continue our efforts in the collection and foreclosure processes. This additional information often causes management to reassess its estimates. In recent years, we have revised estimates of our allowance for loan losses. Circumstances that have and may continue to cause significant changes in our estimated allowance include, but are not limited to:

•	Declines in real estate market conditions, which can cause a decrease in expected market value;

•	Discovery of undisclosed liens for community improvement bonds, easements and delinquent property taxes;

•

Lack of progress on real estate developments after we advance funds. We customarily utilize disbursement agents to monitor the progress of real estate developments and approve loan advances. After further inspection of the related property, progress on construction occasionally does not substantiate an increase in value to support the related loan advances;

•	Unanticipated legal or business issues that may arise subsequent to loan origination or upon the sale of foreclosed property; and

•	Appraisals, which are only opinions of value at the time of the appraisal, may not accurately reflect the value of the property.

Real Estate Held for Sale

Real estate held for sale (“REO”) includes real estate acquired through foreclosure and will be carried at the lower of the recorded amount, inclusive of any senior indebtedness, or the property’s estimated fair value, less estimated costs to sell, with fair value based on appraisals and knowledge of local market conditions. While pursuing foreclosure actions, we seek to identify potential purchasers of such property. It is not our intent to invest in or to own real estate as a long-term investment. We seek to sell properties acquired through foreclosure as quickly as circumstances permit, taking into account current economic conditions. The carrying values of REO are assessed on a regular basis from updated appraisals, comparable sales values or purchase offers.

Management classifies REO when the following criteria are met:

•	Management commits to a plan to sell the properties;

•	The property is available for immediate sale in its present condition subject only to terms that are usual and customary;

•	An active program to locate a buyer and other actions required to complete a sale have been initiated;

•	The sale of the property is probable;

•	The property is being actively marketed for sale at a reasonable price; and

•	Withdrawal or significant modification of the sale is not likely.

Classification of Operating Results from Real Estate Held for Sale

Generally, operating results and cash flows from long-lived assets held for sale are to be classified as discontinued operations as a separately stated component of net income. Our operations related to REO are separately identified in the accompanying consolidated statements of operations.

Secured Borrowings

Secured borrowings provide an additional source of capital for our lending activity. Secured borrowings allow us to increase the diversification of our loan portfolio and to invest in loans that we might not otherwise invest in. We do not receive any fees for entering into secured borrowing arrangements; however, we may receive revenue for any differential of the interest spread, if applicable. Loans in which unaffiliated investors have participated through inter-creditor agreements (“Inter-creditor Agreements”) are accounted for as secured borrowings.

The Inter-creditor Agreements provide us additional funding sources for real estate loans whereby an unaffiliated investor (the “Investor”) may participate on a non-pari passu basis in certain real estate loans with us and/or VRM II (collectively, the “Lead Lenders”). In the event of borrower non-performance, the Inter-creditor Agreements generally provide that the Lead Lenders must repay the Investor’s loan amount either by (i) continuing to remit to the Investor the interest due on the participated loan amount; (ii) substituting an alternative loan acceptable to the Investor; or (iii) repurchasing the participation from the Investor for the outstanding balance plus accrued interest.

Additionally, an Investor may participate in certain loans with the Lead Lenders through Participation Agreements. In the event of borrower non-performance, the Participation Agreement may allow the Investor to be repaid up to the amount of the Investor’s investment prior to the Lead Lender being repaid. Real estate loan financing under the Participation Agreements are also accounted for as a secured borrowing. We do not receive any revenues for entering into secured borrowing arrangements.

Investment in Marketable Securities – Related Party

Investment in marketable securities – related party consists of stock in VRM II. The securities are stated at fair value as determined by the closing market price as of December 31, 2011 and 2010. All securities are classified as available-for-sale.

We are required to evaluate our available-for-sale investment for other-than-temporary impairment charges. We will determine when an investment is considered impaired (i.e., decline in fair value below its amortized cost), and evaluate whether the impairment is other than temporary (i.e., investment value will not be recovered over its remaining life). If the impairment is considered other than temporary, we will recognize an impairment loss equal to the difference between the investment’s basis and its fair value.

According to the SEC Staff Accounting Bulletin, Topic 5: Miscellaneous Accounting, M - Other Than Temporary Impairment of Certain Investments in Debt and Equity Securities , there are numerous factors to be considered in such an evaluation and their relative significance will vary from case to case. The following are a few examples of the factors that, individually or in combination, indicate that a decline is other than temporary and that a write-down of the carrying value is required:

•	The length of the time and the extent to which the market value has been less than cost;

•

The financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer such as changes in technology that may impair the earnings potential of the investment or the discontinuance of a segment of the business that may affect the future earnings potential; or

•	The intent and ability of the holder to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in market value.

Fair Value Disclosures

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e. “the exit price”) in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various valuation approaches, including quoted market prices and discounted cash flows. The established hierarchy for inputs used, in measuring fair value, maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from independent sources. Unobservable inputs are inputs that reflect a company’s judgment concerning the assumptions that market participants would use in pricing the asset or liability developed based on the best information available under the circumstances. The fair value hierarchy is broken down into three levels based on the reliability of inputs as follows:

•

Level 1 – Valuations based on quoted prices in active markets for identical instruments that the Company is able to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

•

Level 2 – Valuations based on quoted prices in active markets for instruments that are similar, or quoted prices in markets that are not active for identical or similar instruments, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

•	Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement, which utilize the Company’s estimates and assumptions.

If the volume and level of activity for an asset or liability have significantly decreased, we will still evaluate our fair value estimate as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. In addition, since we are a publicly traded company, we are required to make our fair value disclosures for interim reporting periods.

Basic and Diluted Earnings Per Common Share

Basic earnings per share (“EPS”) is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding. Diluted EPS is similar to basic EPS except that the weighted average number of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been exercised. We had no outstanding common share equivalents during the years ended December 31, 2011 and 2010.

Common Stock Dividends

During June 2008, our Board of Directors decided to suspend the payment of dividends. We will continue to comply with the REIT requirements and will distribute at least ninety percent (90%) of our accumulated REIT taxable income. Our Board of Directors will closely monitor our operating results in order to determine when dividends should be reinstated; however, we do not expect them to be reinstating dividends in the foreseeable future.

Treasury Stock

On February 21, 2008, our Board of Directors authorized the repurchase of up to $5 million worth of our common stock. Depending upon market conditions, shares may be repurchased from time to time at prevailing market prices through open market or privately negotiated transactions. We are not obligated to purchase any shares. Subject to applicable securities laws, including SEC Rule 10b-18, repurchases may be made at such times and in such amounts, as our management deems appropriate. The repurchases will be funded from our available cash. As of December 31, 2011 and 2010, we had a total of 534,207 and 455,607, respectively, shares as treasury stock carried on our books at cost totaling $1.0 million and $0.9 million, respectively.

Segments

We are currently authorized to operate two reportable segments, investments in real estate loans and investments in real property. As of December 31, 2011, we had not commenced investing in real property.

Our objective is to invest approximately 97% of our assets in real estate loans and real estate investments, while maintaining approximately 3% as a working capital cash reserve. Current market conditions have impaired our ability to be fully invested in real estate loans. As of December 31, 2011, approximately 52% of our assets, net of allowance for loan losses, are classified as investments in real estate loans.

Reclassifications

Certain amounts in the December 31, 2010 consolidated financial statements have been reclassified to conform to the December 31, 2011 presentation.

Principles of Consolidation

The accompanying consolidated financial statements include, on a consolidated basis, our accounts and the accounts of our wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Income Taxes

As of December 31, 2011 we were organized and conducted our operations to qualify as a REIT under Sections 856 to 860 of the Internal Revenue Code of 1986, as amended (the “Code”) and to comply with the provisions of the Internal Revenue Code with respect thereto. A REIT is generally not subject to federal income tax on that portion of its REIT taxable income (“Taxable Income”) which is distributed to its stockholders, provided that at least 90% of Taxable Income is distributed and provided that certain other requirements are met. Our Taxable Income may substantially exceed or be less than our net income as determined based on GAAP, because, differences in GAAP and taxable net income consist primarily of allowances for loan losses or doubtful account, write-downs on real estate held for sale, amortization of deferred financing cost, capital gains and losses, and deferred income. Certain assets of ours are held in a taxable REIT subsidiary (“TRS”). The income of a TRS is subject to federal and state income taxes. For more information please refer to Note O – Subsequent Events.

A tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation process, based on the technical merits. Based on our evaluation, we have concluded that there are no significant uncertain tax positions requiring recognition on our consolidated financial statements. The net income tax provisions for the years ended December 31, 2011 and 2010 were approximately zero.

NOTE C — FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

Financial instruments consist of cash, interest and other receivables, notes receivable, accounts payable and accrued liabilities, due to/from related parties and notes payable. The carrying values of these instruments approximate their fair values due to their short-term nature. Marketable securities – related party and investment in real estate loans are further described in Note K – Fair Value.

Financial instruments with concentration of credit and market risk include cash, interest and other receivables, marketable securities - related party, notes receivable, accounts payable and accrued liabilities, due to/from related parties, notes payable, and loans secured by deeds of trust.

We maintain cash deposit accounts and certificates of deposit which, at times, may exceed federally-insured limits. To date, we have not experienced any losses. As of December 31, 2011 and 2010, we had approximately $2,000 and $6.6 million, respectively, in excess of the federally-insured limits.

As of December 31, 2011, 37%, 27%, 20% and 10% of our loans were in Nevada, Oregon, Arizona and Texas, respectively, compared to 33%, 12%, 11%, and 36% of our loans were in Nevada, California, Arizona and Oregon at December 31, 2010, respectively. As a result of this geographical concentration of our real estate loans, the downturn in the local real estate markets in these states has had a material adverse effect on us.

At December 31, 2011, the aggregate amount of loans to our three largest borrowers represented approximately 43% of our total investment in real estate loans. These real estate loans consisted of commercial loans, located in Oregon, Arizona and Nevada with two at first lien position and one at second lien position, interest rates between 7.25% and 15%, and an aggregate outstanding balance of approximately $7.0 million. As of December 31, 2011, two of our largest loans were considered non-performing, see “Non-Performing Loans” in Note D – Investments in Real Estate Loans. At December 31, 2010, the aggregate amount of loans to our three largest borrowers represented approximately 58% of our total investment in real estate loans. These real estate loans consisted of commercial loans, located in Oregon, Arizona and California with one at first lien position and two at second lien position, interest rates between 12% and 15%, and an aggregate outstanding balance of approximately $7.2 million. As of December 31, 2010, all of our largest loans were considered non-performing; see “Non-Performing Loans” in Note D – Investments in Real Estate Loans.

We have a significant concentration of credit risk with our largest borrowers. During the year ended December 31, 2011, four of our performing loans totaling approximately $3.3 million, of which our portion was approximately $2.4 million, accounted for approximately 58% of our interest income. Two of these loans were paid in full as of December 31, 2011. During the year ended December 31, 2010, two of our performing loans totaling approximately $20.9 million, of which our portion was approximately $3.3 million, accounted for approximately 76% of our interest income. Both of these loans were paid in full as of December 31, 2010. Any additional defaults in our loan portfolio will have a material adverse effect on us.

The success of a borrower’s ability to repay its real estate loan obligation in a large lump-sum payment may be dependent upon the borrower’s ability to refinance the obligation or otherwise raise a substantial amount of cash. With the weakened economy, credit continues to be difficult to obtain and as such, many of our borrowers who develop and sell commercial real estate projects have been unable to complete their projects, obtain takeout financing or have been otherwise adversely impacted. In addition, an increase in interest rates over the loan rate applicable at origination of the loan may have an adverse effect on our borrower’s ability to refinance.

Common Guarantors

As of December 31, 2011 and 2010, two loans totaling approximately $2.2 million, representing approximately 13.5% and 17.9%, respectively, of our portfolio’s total value, had a common guarantor. As of December 31, 2011 and 2010, both loans were fully reserved and both were non-performing loans.

As of December 31, 2011 and 2010, two loans totaling approximately $5.0 million and $6.0 million, respectively, representing approximately 30.5% and 48.4%, respectively, of our portfolio’s total value, had a common guarantor. As of December 31, 2011 and 2010, we recognized an allowance for loan loss on these loans totaling $1.9 million and $2.3 million, respectively. Both loans were considered non-performing as of December 31, 2010. As of December 31, 2011 only one of these loans was considered non-performing. As of May 16, 2011, the other loan changed from non-performing to performing following compliance with adjusted terms pursuant to a troubled debt restructuring. For additional information regarding this troubled debt restructuring, see “Troubled Debt Restructuring” in Note D – Investments in Real Estate Loans.

As of December 31, 2011 and 2010, seven and two loans totaling approximately $4.6 million and $1.1 million, respectively, representing approximately 28.6% and 9.1%, respectively, of our portfolio’s total value, had a common guarantor. These loans are considered performing.

As of December 31, 2011 two loans totaling approximately $1.4 million representing 8.9% of our portfolio’s total value had a common guarantor. These loans are considered performing.

For additional information regarding the above non-performing loans, see “Non-Performing Loans” in Note D – Investments In Real Estate Loans.

NOTE D — INVESTMENTS IN REAL ESTATE LOANS

As of December 31, 2011 and 2010, most of our loans provided for payments of interest only with a “balloon” payment of principal payable in full at the end of the term.

In addition, we may invest in real estate loans that require borrowers to maintain interest reserves funded from the principal amount of the loan for a period of time. At December 31, 2011 and 2010, we had no investments in real estate loans that had interest reserves.

Loan Portfolio

As of December 31, 2011, we had five available real estate loan products consisting of commercial, construction, acquisition and development, land and residential. The effective interest rates on all product categories range from 0% to 15%. Revenue by product will fluctuate based upon relative balances during the period.

During the second quarter ended June 30, 2010, the Trustee in a Bankruptcy case, involving one of our non-performing commercial loans in California, sold the assets of the Borrower to an unrelated third party for an aggregate amount of $4.1 million. The proceeds, net of all court costs, closing costs, trustee’s fees, real estate taxes and security guard services, totaled approximately $3.4 million. An unaffiliated lender was successful in claiming an interest in the proceeds of the bankruptcy sale, purportedly based on loans of approximately $0.9 million, secured by some of the equipment located at the property. A motion to determine the allocation of the sale proceeds was filed with the Bankruptcy Court. A settlement was reached with the unaffiliated lender and, as a result, we, VRM II and VF III received approximately $2.7 million, of which our portion equals approximately $0.5 million, on May 11, 2011.

Investments in real estate loans as of December 31, 2011, were as follows:

Loan Type	Number of Loans	Balance *	Weighted Average Interest Rate	Portfolio Percentage	Current Weighted Average Loan-To-Value, Net of Allowance for Loan Losses
Commercial	17	$15,855,000	10.15%	97.55%	70.96%
Construction	1	165,000	8.00%	1.02%	90.50%
Residential	1	138,000	11.69%	0.85%	89.73%
Land	1	94,000	6.00%	0.58%	53.81%

Total	20	$16,252,000	10.09%	100.00%	70.86%

Investments in real estate loans as of December 31, 2010, were as follows:

Loan Type	Number of Loans	Balance *	Weighted Average Interest Rate	Portfolio Percentage	Current Weighted Average Loan-To-Value, Net of Allowance for Loan Losses
Commercial	10	$12,053,000	11.39%	97.89%	91.00%
Construction	1	165,000	8.00%	1.35%	92.00%
Land	1	94,000	6.00%	0.76%	46.12%

Total	12	$12,312,000	11.30%	100.00%	90.37%

*	Please see Balance Sheet Reconciliation below.

The “Weighted Average Interest Rate” as shown above is based on the contractual terms of the loans for the entire portfolio including non-performing loans. The weighted average interest rate on performing loans only, as of December 31, 2011 and 2010, was 9.77% and 8.35%, respectively. Please see “Non-Performing Loans” and “Asset Quality and Loan Reserves” below for further information regarding performing and non-performing loans.

Loan-to-value ratios are generally based on the most recent appraisals and may not reflect subsequent changes in value and include allowances for loan losses. Recognition of allowance for loan losses will result in a maximum loan-to-value ratio of 100% per loan.

The following is a schedule of priority of real estate loans as of December 31, 2011 and 2010:

Loan Type	Number of Loans	December 31, 2011 Balance *	Portfolio Percentage	Number of Loans	December 31, 2010 Balance *	Portfolio Percentage
First deeds of trust	13	$10,840,000	66.70%	5	$5,816,000	47.24%
Second deeds of trust	7	5,412,000	33.30%	7	6,496,000	52.76%

Total	20	$16,252,000	100.00%	12	$12,312,000	100.00%

*	Please see Balance Sheet Reconciliation below.

The following is a schedule of contractual maturities of investments in real estate loans as of December 31, 2011:

Non-performing and past due loans (a)	$7,571,000
January 2012 – March 2012 (b)	3,922,000
April 2012 – June 2012	532,000
July 2012 – September 2012	1,892,000
October 2012 – December 2012	802,000
Thereafter	1,533,000

Total	$16,252,000

(a)	Amounts include the balance of non-performing loans.
(b)	Amounts include loans that have been or are in the process of being extended subsequent to March 16, 2012.

The following is a schedule by geographic location of investments in real estate loans as of December 31, 2011 and 2010:

	December 31, 2011 Balance *	Portfolio Percentage	December 31, 2010 Balance *	Portfolio Percentage
Arizona	$3,282,000	20.20%	$1,323,000	10.74%
California	647,000	3.98%	1,523,000	12.37%
Colorado	300,000	1.85%	—	—%
Nevada	5,928,000	36.48%	4,096,000	33.27%
Oregon	4,434,000	27.28%	4,434,000	36.02%
Texas	1,661,000	10.21%	936,000	7.60%

Total	$16,252,000	100.00%	$12,312,000	100.00%

*	Please see Balance Sheet Reconciliation below.

Balance Sheet Reconciliation

The following table reconciles the balance of the loan portfolio to the amount shown on the accompanying Consolidated Balance Sheets.

	December 31, 2011 Balance	December 31, 2010 Balance
Balance per loan portfolio	$16,252,000	$12,312,000
Less:
Allowance for loan losses (a)	(5,485,000)	(5,780,000)

Balance per consolidated balance sheet	$10,767,000	$6,532,000

(a)	Please refer to Specific Reserve Allowance below.

Non-Performing Loans

As of December 31, 2011, we had four loans considered non-performing (i.e., based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement or when the payment of interest is 90 days past due). These loans are currently carried on our books at a value of approximately $3.8 million, net of allowance for loan losses of approximately $3.7 million, which does not include the allowances of approximately $1.7 million relating to performing loans as of December 31, 2011. Except as otherwise provided below these loans have been placed on non-accrual of interest status and may be the subject of pending foreclosure proceedings.

At December 31, 2011, the following loans were non-performing:

Loan Type	Number Of Non-Performing Loans	Balance at December 31, 2011	Allowance for Loan Losses	Net Balance at December 31, 2011
Commercial	4	$7,571,000	$(3,724,000)	$3,847,000

Total	4	$7,571,000	$(3,724,000)	$3,847,000

•

Commercial – As of December 31, 2011, four of our 17 commercial loans were considered non-performing. The outstanding balance on the four non-performing loans was approximately $36.1 million, of which our portion is approximately $7.5 million. As of December 31, 2011, these loans have been non-performing from 0 months to 43 months. Our manager has commenced foreclosure proceedings on a majority of these loans, and has proceeded with legal action to enforce the personal guarantees if necessary. As of December 31, 2011, based on our manager’s evaluations and updated appraisals, our manager has provided a specific allowance to these commercial loans of approximately $22.0 million, of which our portion is approximately $3.7 million.

At December 31, 2010, the following loans were non-performing:

Loan Type	Number Of Non-Performing Loans	Balance at December 31, 2010	Allowance for Loan Losses	Net Balance at December 31, 2010
Commercial	4	$8,157,000	$(4,472,000)	$3,685,000

Total	4	$8,157,000	$(4,472,000)	$3,685,000

•

Commercial – As of December 31, 2010, four of our 10 commercial loans were considered non-performing. The outstanding balance on the four non-performing loans was approximately $28.0 million, of which our portion is approximately $8.2 million. As of December 31, 2010, these loans have been non-performing from 16 months to 31 months. Our manager has commenced foreclosure proceedings on a majority of these loans, and has proceeded with legal action to enforce the personal guarantees if necessary. As of December 31, 2010, based on our manager’s evaluations and updated appraisals, our manager has provided a specific allowance to these commercial loans of approximately $23.0 million, of which our portion is approximately $4.5 million.

Asset Quality and Loan Reserves

Losses may occur from investing in real estate loans. The amount of losses will vary as the loan portfolio is affected by changing economic conditions and the financial condition of borrowers.

The conclusion that a real estate loan is uncollectible or that collectability is doubtful is a matter of judgment. On a quarterly basis, our manager evaluates our real estate loan portfolio for impairment. The fact that a loan is temporarily past due does not necessarily mean that the loan is non-performing. Rather, all relevant circumstances are considered by our manager to determine impairment and the need for specific reserves. Such evaluation, which includes a review of all loans on which full collectability may not be reasonably assured, considers among other matters:

•	Prevailing economic conditions;

•	Historical experience;

•	The nature and volume of the loan portfolio;

•	The borrowers’ financial condition and adverse situations that may affect the borrowers’ ability to pay;

•	Evaluation of industry trends; and

•	Estimated net realizable value of any underlying collateral in relation to the loan amount.

Based upon this evaluation, a determination is made as to whether the allowance for loan losses is adequate to cover any potential losses on an individual loan basis; we do not have a general allowance for loan losses. Additions to the allowance for loan losses are made by charges to the provision for loan loss. As of December 31, 2011, our ratio of total allowance for loan losses to total loans with an allowance for loan loss is 55%. The following is a breakdown of allowance for loan losses related to performing and non-performing loans as of December 31, 2011 and 2010.

	As of December 31, 2011
	Balance	Allowance for loan losses *	Balance, net of allowance
Non-performing loans – no related allowance	$—	$—	$—
Non-performing loans – related allowance	7,571,000	(3,724,000)	3,847,000

Subtotal non-performing loans	7,571,000	(3,724,000)	3,847,000

Performing loans – no related allowance	6,241,000	—	6,241,000
Performing loans – related allowance	2,440,000	(1,761,000)	678,000

Subtotal performing loans	8,681,000	(1,761,000)	6,920,000

Total	$16,252,000	$(5,485,000)	$10,767,000

	As of December 31, 2010
	Balance	Allowance for loan losses	Balance, net of allowance
Non-performing loans – no related allowance	$—	$—	$—
Non-performing loans – related allowance	8,157,000	(4,472,000)	3,685,000

Subtotal non-performing loans	8,157,000	(4,472,000)	3,685,000

Performing loans – no related allowance	1,967,000	—	1,967,000
Performing loans – related allowance	2,188,000	(1,308,000)	880,000

Subtotal performing loans	4,155,000	(1,308,000)	2,847,000

Total	$12,312,000	$(5,780,000)	$6,532,000

*	Please refer to Specific Reserve Allowances below.

Our manager evaluated our loans and, based on current estimates with respect to the value of the underlying collateral, believes that such collateral is sufficient to protect us against further losses of principal or interest. However, such estimates could change or the value of the underlying real estate could decline. Our manager will continue to evaluate our loans in order to determine if any other allowance for loan losses should be recorded.

Specific Reserve Allowances

As of December 31, 2011, we have provided a specific reserve allowance for four non-performing loans and five performing loans based on updated appraisals of the underlying collateral and/or our evaluation of the borrower.

The following table is a roll-forward of the allowance for loan losses for the years ended December 31, 2011 and 2010 by loan type.

Loan Type	Balance at 12/31/10	Specific Reserve Allocation	Sales	Loan Pay Downs	Transfers to REO & Other Assets	Balance at 12/31/11
Commercial	$5,708,000	$788,000	$—	$(1,084,000)	$—	$5,412,000
Construction	72,000	1,000	—	—	—	73,000

Total	$5,780,000	$789,000	$—	$(1,084,000)	$—	$5,485,000

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Commercial – As of December 31, 2011, eight of our 17 commercial loans had a specific reserve allowance totaling approximately $26.8 million, of which our portion is approximately $5.4 million. The outstanding balance on these eight loans was approximately $42 million, of which our portion was $9.8 million.

•

Construction – As of December 31, 2011, our one construction loan had a specific reserve allowance totaling approximately $3.2 million, of which our portion was approximately $73,000. The outstanding balance on this loan was approximately $7.2 million, of which our portion was approximately $0.2 million.

Loan Type	Balance at 12/31/09	Specific Reserve Allocation	Sales	Loan Pay Downs	Transfers to REO & Other Assets	Balance at 12/31/10
Commercial	$12,395,000	$653,000	$(2,494,000)	$(168,000)	$(4,678,000)	$5,708,000
Construction	161,000	136,000	—	(83,000)	(142,000)	72,000

Total	$12,556,000	$789,000	$(2,494,000)	$(251,000)	$(4,820,000)	$5,780,000

•

Commercial – As of December 31, 2010, seven of our 10 commercial loans had a specific reserve allowance totaling approximately $28.2 million, of which our portion is approximately $5.7 million. The outstanding balance on these seven loans was approximately $43.5 million, of which our portion was $10.2 million.

•

Construction – As of December 31, 2010, our one construction loan had a specific reserve allowance totaling approximately $3.2 million, of which our portion was approximately $72,000. The outstanding balance on this loan was approximately $7.2 million, of which our portion was approximately $0.2 million.

Troubled Debt Restructuring

As of December 31, 2011 and December 31, 2010 we had seven and four loans, respectively, totaling approximately $4.4 million and $2.8 million, respectively, that met the definition of a Troubled Debt Restructuring or TDR. When the Company modifies the terms of an existing loan that is considered TDR, it is considered performing as long as it is in compliance with the modified terms of the loan agreement. If the modification calls for deferred interest, it is recorded as interest income as cash is collected. Impairment on these loans is generally determined by the lesser of the value of the underlying collateral or the present value of expected future cash flows. During the previous 12 months there have been four loans that became TDR loans and all remain performing. The following is a breakdown of our TDR loans that were considered performing and non-performing as of December 31, 2011 and December 31, 2010:

As of December 31, 2011

	Total		Performing		Non-Performing
Loan Type	Number of Loans	Fund Balance	Number of Loans	Fund Balance	Number of Loans	Fund Balance
Commercial	6	$4,212,000	4	$2,276,000	2	$1,936,000
Construction	1	165,000	1	165,000	—	—

Total	7	$4,377,000	5	$2,441,000	2	$1,936,000

As of December 31, 2010

	Total		Performing		Non-Performing
Loan Type	Number of Loans	Fund Balance	Number of Loans	Fund Balance	Number of Loans	Fund Balance
Commercial	3	$2,679,000	2	$1,679,000	1	$1,000,000
Construction	1	165,000	1	165,000	—	—

Total	4	$2,844,000	3	$1,844,000	1	$1,000,000

•

Commercial – As of December 31, 2011 and 2010, we had 17 and 10 commercial loans; respectively, six and three of them, respectively, were modified pursuant to TDR. As of December 31, 2011 and 2010, six and three, respectively, of the loans were secured by second deeds of trust, and four and two, respectively, of the six and three loans, respectively, were considered performing prior to their restructuring. On January 1, 2011 the principal amount of one of the non-performing loans was reduced by approximately $1.0 million. Interest only payments were due monthly from September 2010 until August 2011, at which point payments of interest and principal started and will continue until September 2013. As of December 31, 2011 this loan was considered performing. During January 2012, one of the loans became non-performing and On February 7, 2012, we, VRMI and VFIII entered into a Deed in Lieu Agreement with a borrower for a second deed of trust loan that matured on December 31, 2011 with a balance of approximately $11.8 million, of which our portion was approximately $10.7 million. For additional information, see “Non-Performing” of this Note D – Investments in Real Estate Loans and Note O – Subsequent Events.

•

Construction – As of December 31, 2011 and 2010, we had one construction loan modified pursuant to TDR. During January 2012, additional restructuring of this loan occurred. For additional information, see Note O – Subsequent Events.

Extensions

As of December 31, 2011, our manager had granted extensions on seven loans, totaling approximately $29.3 million, of which our portion was approximately $4.2 million, pursuant to the terms of the original loan agreements, which permit extensions by mutual consent, or as part of a TDR. Such extensions are generally provided on loans where the original term was 12 months or less and where a borrower requires additional time to complete a construction project or negotiate take-out financing. Our manager generally grants extensions when a borrower is in compliance with the material terms of the loan, including, but not limited to the borrower’s obligation to make interest payments on the loan. In addition, if circumstances warrant, our manager may extend a loan that is in default as part of a work out plan to collect interest and/or principal. During the year ended December 31, 2011, our manager extended three performing loans. Additionally, our manager extended one non-performing loan during the year ended December 31, 2011 to postpone our foreclosure of the property. Subsequent to their extensions, two of the seven loans became non-performing. These loans had a total principal amount at December 31, 2011, of approximately $16.1 million, of which our portion is approximately $1.9 million.

As of December 31, 2010, our manager had granted extensions on seven loans, totaling approximately $30.3 million, of which our portion was approximately $3.8 million, pursuant to the terms of the original loan agreements, which permit extensions by mutual consent. Such extensions are generally provided on loans where the original term was 12 months or less and where a borrower requires additional time to complete a construction project or negotiate take-out financing. Our manager generally grants extensions when a borrower is in compliance with the material terms of the loan, including, but not limited to the borrower’s obligation to make interest payments on the loan. In addition, if circumstances warrant, our manager may extend a loan that is in default as part of a work out plan to collect interest and/or principal. Subsequent to its extension, one of the seven loans became non-performing. This loan, which became non-performing after its extension, had a total principal amount at December 31, 2010, of approximately $4.3 million, of which our portion is $1.0 million.

NOTE E — INVESTMENT IN MARKETABLE SECURITIES – RELATED PARTY

As of December 31, 2011 and 2010, we owned 537,078 and 225,134 shares of VRM II’s common stock, representing approximately 4.22% and 1.71%, respectively, of their total outstanding common stock. The closing price of VRM II’s common stock on December 31, 2011, was $1.17 per share, resulting in an unrealized loss for the year ended December 31, 2011. During the year ended December 31, 2011 we purchased 311,944 shares of VRM II’s common stock.

At September 30, 2010, our manager evaluated the near-term prospects of VRM II in relation to the severity and duration of the unrealized loss. Based on that evaluation and current market conditions, we have determined there was an other-than-temporary impairment on our investment in VRM II as of September 30, 2010. We reversed our unrealized other comprehensive losses and realized a loss on our investment to its fair value of $1.48 per share as of September 30, 2010, totaling approximately $0.5 million and recognizing an impairment of approximately $0.5 million.

At December 31, 2011, our manager evaluated the near-term prospects of VRM II in relation to the severity and duration of the unrealized loss. Based on that evaluation and current market conditions, we have determined there was an other-than-temporary impairment on our investment in VRM II as of December 31, 2011. We reversed our unrealized other comprehensive losses and realized a loss on our investment to its fair value of $1.17 per share as of December 31, 2011, totaling approximately $0.2 million and recognizing an impairment of approximately $0.2 million.

NOTE F — REAL ESTATE HELD FOR SALE

At December 31, 2011, we held five properties with a total carrying value of approximately $2.4 million, which were acquired through foreclosure and recorded as investments in real estate held for sale (“REO”). Expenses incurred during the year ended December 31, 2011, related to our REO totaled approximately $0.8 million. These expenses included approximately $0.5 million in write-downs on REO. Our REO are accounted for at the lower of cost or fair value less costs to sell with fair value based on appraisals and knowledge of local market conditions. We seek to sell properties acquired through foreclosure as quickly as circumstances permit taking into account current economic conditions. On December 19, 2011 we received a settlement from a guarantor on a REO properties sold in a prior period. The settlement was part cash of $0.3 million, of which our portion was approximately $30,000, and 189,378 shares of VRM II stock valued at approximately $0.2 million of which our portion was approximately $22,000. As a result, we recorded an additional gain in 2011 totaling approximately $52,000. Set forth below is a roll-forward of REO during the year ended December 31, 2011:

Description	Balance at 12/31/10	Acquisitions Through Foreclosure	Write Downs	Additions/ Cash Reductions	Seller Financed / New Loan	Net Cash Proceeds on Sales	Net Gain on Sale of Real Estate	Balance at 12/31/11
Land	$2,897,000	$—	$(462,000)	$(26,000)	$—	$—	$—	$2,409,000

Total	$2,897,000	$—	$(462,000)	$(26,000)	$—	$—	$—	$2,409,000

Land

As of December 31, 2011, we held five REO properties, classified as Land, totaling approximately $2.4 million. These properties were acquired between December 2006 and December 2010 and consist of commercial land and residential land. During the year ended December 31, 2011, our manager continually evaluated the carrying value of these properties and based on its estimates and updated appraisals these properties were written down approximately $0.5 million. Our manager is currently working with prospective buyers to sell these properties; however, no assurance can be given that these sales will take place.

In August, 2011, VREO XVIII, LLC, an entity owned by us, VRM II and VF III entered into a purchase and sale agreement to sell one of the REO assets. The terms of the sale provided for an all cash transaction in the amount of $2 Million, with a closing to occur within 60 days. The date of closing was extended several times, but ultimately, the transaction cancelled, as the purchaser was unable to obtain financing. Non-refundable extension fees in the amount of $110,000 were collected, of which our portion was approximately $26,000.

Description	Balance at 12/31/09	Acquisitions Through Foreclosure	Write Downs	Additions/ Cash Reductions	Seller Financed / New Loan	Net Cash Proceeds on Sales	Net Gain on Sale of Real Estate	Balance at 12/31/10
Land	$3,460,000	$580,000	$(685,000)	$—	$—	$(458,000)	$—	$2,897,000
Residential Building	419,000	58,000	—	—	—	(489,000)	12,000	—

Total	$3,879,000	$638,000	$(685,000)	$—	$—	$(947,000)	$12,000	$2,897,000

Land

As of December 31, 2010, we held five REO properties, classified as Land, totaling approximately $2.9 million. These properties were acquired between December 2006 and December 2010 and consist of commercial land and residential land. During the year ended December 31, 2010, our manager continually evaluated the carrying value of these properties and based on its estimates and updated appraisals these properties were written down approximately $0.7 million. Our manager is currently working with prospective buyers to sell these properties; however, no assurance can be given that these sales will take place.

•

Commercial Land – On April 27, 2010, we, VRM II and Fund III sold our commercial land REO property located in Texas to an unrelated third party for approximately $0.6 million, of which our portion was approximately $0.2 million. No gain or loss was associated with this transaction. During the year ended December 31, 2010, our manager continually evaluated the carrying value of our commercial land REO and based on its estimates and updated appraisals on these properties, one was written down approximately $0.3 million. As of December 31, 2010, we held two properties, classified as commercial land REO, located in Nevada totaling approximately $1.0 million.

•

Residential Land – On January 15, 2010, three properties located in Nevada were sold to an unrelated third party for their approximate book value of a combined $2.1 million, of which our portion was approximately $0.3 million. No gain or loss was associated with these transactions. During the year ended December 31, 2010, our manager continually evaluated the carrying value of our residential land REO and based on its estimates and updated appraisals three of these properties were written down a total of approximately $0.4 million. As of December 31, 2010, we held three properties, classified as residential land REO, located in Arizona and California totaling approximately $1.9 million.

Residential Building

As of December 31, 2010, we had no REO properties classified as a Residential Building. During the year ended December 31, 2010, our manager continually evaluated the carrying value of our Residential Building REO properties, and based on its estimates and updated appraisals, no write-downs were deemed necessary.

•

Single Family Residential Properties – During the three months ended March 31, 2010, we and VRM II sold all the units on our Washington property for a total of approximately $1.0 million, of which our portion was approximately $0.2 million. These transactions resulted in a net gain for us of $21,000. During April and May 2010, we, VRM II and Fund III sold the two remaining units on our REO property located in California to an unrelated third party for a total of $325,000, of which our portion was $40,000. These transactions resulted in a net gain for us of $3,000. As of December 31, 2010, we had no single family residential properties.

•

Residential Apartment/Condo – On April 23, 2010, we, VRM II and Fund III sold the remaining unit on one REO property located in Nevada to an unrelated third party for its approximate book value of $81,000, of which our portion was $200. There was no gain or loss associated with this transaction. On August 25, 2010, we, VRM II and Fund III sold a REO property located in Nevada to an unrelated third party for approximately $1.3 million, of which our portion was $0.2 million. This transaction resulted in a net loss for us of $9,000. On August 5, 2010, we and VRM II completed our foreclosure of a property secured by a non-performing construction loan in Nevada and classified it as residential apartment/condo REO totaling approximately $1.7 million, of which our portion was approximately $58,000, net of prior allowance for loan loss. During September 2010, we and VRM II sold this property to an unrelated third party for approximately $1.6 million, of which our portion was approximately $54,000. This transaction resulted in a net loss for us of $3,000. As of December 31, 2010, we had no residential apartment/condo properties.

NOTE G – INVESTMENTS IN EQUITY METHOD INVESTEE HELD FOR SALE

As discussed in Note N – Legal Matters Involving the Company, during July 2010, we VRM II and Vestin Mortgage acquired through foreclosure the RightStar property, which includes 4 cemeteries and 8 mortuaries in Hawaii. Subsequent to our foreclosure of this property, we and VRM II acquired our manager’s interest in this property for $500,000, of which our portion was $175,000. Our manager recorded no gain or loss as a result of this transaction. At the time of foreclosure, the RightStar assets of approximately $14.1 million, of which our portion was approximately $5.3 million, were moved into Hawaii Funeral Services, LLC (“HFS”) of which we hold approximately 38% interest and VRM II holds approximately 62% interest.

As discussed in Note N – Legal Matters Involving the Company, in April 2006, we, VRM II and other lenders of the loans made to RightStar, Inc. (“RightStar”) filed suit against the State of Hawaii listing 26 causes of action, including allegations that the State of Hawaii had illegally blocked the lender’s right to foreclose and take title to its collateral by inappropriately attaching conditions to the granting of licenses needed to operate the business, the pre-need trust funds and the perpetual care trust funds and that the State of Hawaii had attempted to force the lenders to accept liability for any statutory trust fund deficits while no such lender liability exists under the laws of the State of Hawaii. The State of Hawaii responded by filing allegations against Vestin Mortgage and us alleging that these Vestin entities improperly influenced the former RightStar trustees to transfer trust funds to us.

On May 9, 2007, we, VRM II, Vestin Mortgage, the State of Hawaii and Comerica Incorporated (“Comerica”) announced that an arrangement had been reached to auction the RightStar assets. The auction was not successful. On June 12, 2007, the court approved the resolution agreement, which provides that the proceeds of the foreclosure sale would be allocated in part to VRM II, Vestin Mortgage and us and in part to fund the trust’s statutory minimum balances. We, VRM II, Vestin Mortgage, the State of Hawaii and Comerica have pledged to cooperate to recover additional amounts owed to the trusts and the creditors from others. Should the recovery meet or exceed $9 million, all parties have agreed that no further litigation between the state of Hawaii and Vestin will be reinstituted related to the trust’s statutory minimum balances. The Vestin entities and the State of Hawaii signed a new agreement that would permit the foreclosure to proceed. On October 12, 2009, the State Court approved the agreement permitting the foreclosure to proceed. On January 25, 2010, the Circuit Court of the First Circuit for the State of Hawaii confirmed the right of us, VRM II and Vestin Mortgage, to acquire through foreclosure the RightStar assets.

An alleged trust deficiency ranging from $24.4 million to $32.7 million may have existed prior to our acquiring the RightStar properties through foreclosure. Under state law, such deficiencies are generally required to be funded. However, due to the agreement with the state of Hawaii and certain actuarial information obtained from third parties, no accrual has been recorded as of December 31, 2010.

On December 1, 2011, we and VRM II closed the sale of its membership interests in HFS to NorthStar Hawaii, LLC (“NorthStar”). The sale was effected pursuant to a Membership Interest Purchase Agreement dated October 3, 2011. We received the entire purchase price at the closing resulting in net proceeds of $5,434,000. In addition to the net proceeds, we retained approximately $494,000 of the cash balance held by HFS and assumed accounts payables of approximately $24,000. Pursuant to terms of the agreement, we have an option to repurchase HFS under certain conditions from NorthStar in consideration of the full amount of the sales price for a period of 15 months following the closing of the transaction. As a result of this option, our net gain of approximately $63,000 has been recognized as “Deferred gain on sale of HFS” on the balance sheet. The gain will be recognized upon the expiration of this option.

We, VRM II., and our manager (collectively, “Vestin”) entered into a settlement agreement with Alternative Debt Portfolios, L.P. and Alternative Debt Portfolios, LLC (collectively, “ADP”). On September 22, 2008 a judgment was entered by the Hawaii Circuit Court in favor of Vestin against ADP in the amount of $1,119,000 plus interest. ADP filed an appeal with the Intermediate Court of Appeals for the State of Hawaii and put up a cash bond of $1,972,000. Both Vestin and ADP agreed to settle the appeal and on November 28, 2011 a Settlement and Mutual Release Agreement was agreed to whereby ADP received $800,000 from the cash bond. Vestin received the remainder of the cash bond, less fees pertaining to the settlement, in the amount of approximately $0.1 million. The parties agreed to a full release as part of the settlement.

NOTE H — RELATED PARTY TRANSACTIONS

From time to time, we may acquire or sell investments in real estate loans from/to our manager or other related parties. Pursuant to the terms of our Management Agreement, such acquisitions and sales are made without any mark up or mark down. No gain or loss is recorded on these transactions, as it is not our intent to make a profit on the purchase or sale of such investments. The purpose is generally to diversify our portfolio by syndicating loans, thereby providing us with additional capital to make additional loans.

Transactions with the Manager

Our manager is entitled to receive from us an annual management fee of up to 0.25% of our aggregate capital contributions received by us and Fund I from the sale of shares or membership units, paid monthly. The amount of management fees paid to our manager for the years ended December 31, 2011 and 2010 was $277,000 for each period.

As of December 31, 2011 and 2010, our manager owned 100,000 of our common shares, representing approximately 1.6% and 1.6%, respectively, of our total outstanding common stock. For the years ended December 31, 2011 and 2010, we declared $0, respectively, in dividends payable to our manager based on the number of shares our manager held on the dividend record dates.

During the year ended December 31, 2010, our manager received administrative fees of $0.2 million, related to the sale of VRM II, Fund III and our REO properties. Our pro-rata share of these fees totaled approximately $20,000. There were no similar transactions in 2011. See Note F – Real Estate Held for Sale.

During July 2010, we, VRM II and Vestin Mortgage acquired through foreclosure the RightStar property, which includes 4 cemeteries and 8 mortuaries in Hawaii, with a net book value of approximately $14.1 million, of which our portion was approximately $5.1 million. Subsequent to our foreclosure of this property, we and VRM II acquired our manager’s interest in this property for $500,000, of which our portion was $175,000. Our manager recorded no gain or loss as a result of this transaction.

As of December 31, 2011 and December 31, 2010, we did not owe or have any receivables from our manager.

Transactions with Other Related Parties

As of December 31, 2011 and 2010, we owned 537,078 and 225,134 common shares, respectively, of VRM II, representing approximately 4.2%, and 1.7%, respectively, of their total outstanding common stock. For the years ended December 31, 2011 and 2010, we recognized $0 in dividend income from VRM II based on the number of shares we held on the dividend record dates.

As of December 31, 2011, and 2010, VRM II owned 538,178 and 533,675 of our common shares, respectively, representing approximately 8.5%, and 8.3%, respectively, of our total outstanding common stock. For the years ended December 31, 2011 and 2010, we declared $0 in dividends payable to VRM II based on the number of shares VRM II held on the dividend record dates.

During the year ended December 31, 2011 and 2010, we bought approximately $0 and $2.0 million, respectively, in real estate loans from VRM II. No gain or loss resulted from these transactions.

As of December 31, 2011 we owed VRM II approximately $0.1 million, primarily related to legal fees and as of December 31, 2010 we owed VRM II approximately $0.7 million, primarily related to legal fees.

As of December 31, 2011 we had no receivable or payable with VF III and as of December 31, 2010 we had receivables from Fund III of approximately $2,000.

During December 2011, we, and VRM II completed the sale of our membership interests in HFS to NorthStar. We, paid Advant Mortgage a commission fee of $489,000, shared pro-rata among us and VRM II.

NOTE I — NOTES RECEIVABLE

During December 2006, we and VRM II entered into a settlement agreement in the amount of $1.5 million with the guarantors of a loan collateralized by a 126 unit (207 bed) assisted living facility in Phoenix, AZ, which we had foreclosed on. Our portion was approximately $137,000. The promissory note is payable in seven annual installments of $100,000 with an accruing interest rate of 7%, with the remaining note balance due in April 2013. During 2011, we had received $42,000 in regularly scheduled principal payments. Also during 2011, an agreement which would accept approximately $76,000 as a final payment for the note was approved, of which approximately $69,000 was received. The balance of this agreement of approximately $7,000 was fully reserved as of December 31, 2011. Payments will be recognized as income when received.

During July 2009, we, VRM II, and Fund III entered into a promissory note, totaling approximately $1.4 million, of which our portion is $39,000, with the borrowers of a construction loan, as part of the repayment terms of the loan. In addition, we received a principal pay off on the loan of $120,000, which reflected our book value of the loan, net of allowance for loan loss of $73,000. The promissory note accrues interest over a 60-month period with an interest rate of 7%, with the first monthly payment due on the 37 th month. The remaining note balance and accrued interest will be due at maturity. Payments will be recognized as income when received. The balance of $39,000 was fully reserved as of December 31, 2011.

During July 2009, we, VRM II, and Fund III entered into a promissory note, totaling approximately $1.3 million, of which our portion is $30,000, with the borrowers of a construction loan, as part of the repayment terms of the loan. In addition, we received a principal pay off on the loan of $95,000, which reflected our book value of the loan, net of allowance for loan loss of $71,000. The promissory note accrues interest over a 60-month period with an interest rate of 7%, with the first monthly payment due on the 37 th month. The remaining note balance and accrued interest will be due at maturity. Payments will be recognized as income when received. The balance of approximately $30,000 was fully reserved as of December 31, 2011.

During December 2009, we and VRM II entered into a promissory note with the borrowers of a land loan, totaling approximately $6.1 million, of which our portion is approximately $0.5 million, as part of the sale of the land collateralizing the loan. In addition, we and VRM II received a principal pay off of $2.0 million, of which our portion was approximately $0.2 million, on the land loan. The remaining balance of approximately $1.2 million, of which our portion is approximately $0.1 million, was refinanced as a loan to the new owners of property. The promissory note is for a 60-month period, with an interest rate of 6.0%, with the first monthly payment due on December 10, 2014. Payments will be recognized as income when they are received. The balance of approximately $0.5 million was fully reserved as of December 31, 2011.

As of November 30, 2010, we had five loans totaling approximately $19.0 million, of which our portion is approximately $0.6 million, before allowances totaling approximately $4.2 million, of which our portion is approximately $0.1 million, and were guaranteed by common guarantors. Pursuant to agreements entered into on March 16, 2009 and July 2, 2009, which modified these loans, three of these loans continued to be secured by real property and two became unsecured due to the permanent financing being obtained for less than the outstanding balance on the loans. On November 30, 2010, we entered into additional agreements to modify the terms related to these five loans in order to further enhance our investment. Pursuant to these additional agreements, we obtained an additional guarantor, interest in operating profits and any aggregate sales proceeds of $10.4 million less operating profits previously received related to these properties. The new guarantor is the managing member of the borrowing entities who is also the principal manager of L.L. Bradford and was a former officer of our manager from April 1999 through January 2005. In the event the total proceeds from the operating profits and sales proceeds do not equal $10.4 million, each borrower will execute a promissory note to pay us the deficiency, which shall be guaranteed by the guarantors, including the new guarantor. In addition, we agreed to release our deeds of trust on two of the three loans secured by real estate totaling $9.0 million, of which our portion is $0.3 million. As a result of releasing our deeds of trust we classified these loans as unsecured notes receivable for the same amount and recognized a full allowance on this balance.

NOTE J — NOTES PAYABLE

In May 2010, we financed a 12-month insurance policy for Directors and Officers liability, with an annual interest rate of 6.5%. The agreement required a down payment of $62,875 and nine monthly payments of $21,000 beginning on May 27, 2010. During January 2011, the outstanding balance of the note was paid in full. In April 2011, we financed a 12-month insurance policy for Directors and Officers liability, with an annual interest rate of 3.2%. The agreement required a down payment of $56,000 and nine monthly payments of $19,000 beginning on May 27, 2011. As of December 31, 2011, the outstanding balance of the note was approximately $19,000. Interest expense for the year ended December 31, 2011 amounted to approximately $6,000.

On December 3, 2010, we and VRM II mortgaged a mixed-use land held for sale property for $1.6 million, of which our portion was approximately $0.3 million. The note has an interest rate of 9%, payable monthly and a maturity date of December 2, 2011. As of December 31, 2011 this note had been paid in full. Interest expense for the year ended December 31, 2011 amounted to approximately $19,000.

NOTE K — FAIR VALUE

As of December 31, 2011, financial assets and liabilities utilizing Level 1 inputs included investment in marketable securities - related party. We had no assets or liabilities utilizing Level 2 inputs, and assets and liabilities utilizing Level 3 inputs included investments in real estate loans.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, our degree of judgment exercised in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an asset or liability will be classified in its entirety based on the lowest level of input that is significant to the measurement of fair value.

Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, our own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. We use prices and inputs that are current as of the measurement date, including during periods of market dislocation, such as the recent illiquidity in the auction rate securities market. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition may cause our financial instruments to be reclassified from Level 1 to Level 2 or Level 3 and/or vice versa.

Our valuation techniques will be consistent with at least one of the three possible approaches: the market approach, income approach and/or cost approach. Our Level 1 inputs are based on the market approach and consist primarily of quoted prices for identical items on active securities exchanges. Our Level 2 inputs are primarily based on the market approach of quoted prices in active markets or current transactions in inactive markets for the same or similar collateral that do not require significant adjustment based on unobservable inputs. Our Level 3 inputs are primarily based on the income and cost approaches, specifically, discounted cash flow analyses, which utilize significant inputs based on our estimates and assumptions.

The following table presents the valuation of our financial assets as of December 31, 2011, measured at fair value on a recurring basis by input levels:

	Fair Value Measurements at Reporting Date Using
	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at 12/31/2011	Carrying Value on Balance Sheet at 12/31/2011
Assets
Investment in marketable securities - related party	$651,000	$—	$—	$651,000	$651,000
Investment in real estate loans	$—	$—	$10,827,000	$10,827,000	$10,802,000

The following table presents the changes in our financial assets and liabilities that are measured at fair value on a recurring basis using significant unobservable inputs (Level 3) from January 1, 2011 to December 31, 2011. There were no liabilities measured at fair value on a recurring basis using significant unobservable inputs as of January 1, 2011 and December 31, 2011.

Investment in real estate loans
Balance on January 1, 2011	$6,660,000
Change in temporary valuation adjustment included in net loss
Increase in allowance for loan losses	(789,000)
Purchase and additions of assets
New mortgage loans and mortgage loans bought	7,266,000

Reduction of allowance for loan losses relative to payment or settlement of investment in real estate loan	1,084,000
Sales, pay downs and reduction of assets
Collections of principal and settlements of investment in real estate loans	(3,326,000)
Temporary change in estimated fair value based on future cash flows	(68,000)
Transfer to Level 1	—
Transfer to Level 2	—

Balance on December 31, 2011, net of temporary valuation adjustment	$10,827,000

The following table presents the valuation of our financial assets as of December 31, 2010, measured at fair value on a recurring basis by input levels:

	Fair Value Measurements at Reporting Date Using
	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at 12/31/2010	Carrying Value on Balance Sheet at 12/31/2010
Assets
Investment in marketable securities - related party	$326,000	$—	$—	$326,000	$326,000
Investment in real estate loans	$—	$—	$6,660,000	$6,660,000	$6,532,000

The following table presents the changes in our financial assets and liabilities that are measured at fair value on a recurring basis using significant unobservable inputs (Level 3) from January 1, 2010 to December 31, 2010. There were no liabilities measured at fair value on a recurring basis using significant unobservable inputs as of December 31, 2009 and December 31, 2010.

Investment in real estate loans
Balance on January 1, 2010	$19,605,000
Change in temporary valuation adjustment included in net loss
Increase in allowance for loan losses	(789,000)
Purchase and additions of assets
Transfer of real estate loans to real estate held for sale	(780,000)
Transfer of real estate loan to investment in equity method investee – held for sale	(9,307,000)
Transfer of allowance on real estate loans to real estate held for sale	142,000
Transfer of allowance on real estate loan to investment in equity method investee – held for sale	4,678,000
New mortgage loans and mortgage loans bought	3,344,000
Sales, pay downs and reduction of assets
Collections of principal and sales of investment in real estate loans	(13,247,000)
Reduction of allowance for loan losses related to sales and payments of investment in real estate loans	2,745,000
Temporary change in estimated fair value based on future cash flows	269,000
Transfer to Level 1	—
Transfer to Level 2	—

Balance on December 31, 2010, net of temporary valuation adjustment	$6,660,000

RECENT ACCOUNTING PRONOUNCEMENTS

In May 2011, FASB issued ASU 2011-04 “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” The amendments in this update result in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. For many of the requirements, the Board does not intend for the amendments in this update to result in a change in the application of the requirements in Topic 820. Some of the amendments clarify the Board’s intent about the application of existing fair value measurement requirements. Other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. For public entities, the new guideline is effective for interim and annual periods beginning after December 15, 2011 and should be applied prospectively. The Company does not expect that the guidance effective in future periods will have a material impact on its consolidated financial statements.

In May 2011, the FASB issued ASC Update No. 2011-05, Comprehensive Income (Topic 820): Presentation of Comprehensive Income. Update No. 2011-05 requires that net income, items of other comprehensive income and total comprehensive income be presented in one continuous statement or two separate consecutive statements. The amendments in this Update also require that reclassifications from other comprehensive income to net income be presented on the face of the financial statements. We are required to adopt Update No. 2011-05 for our first quarter ending March 31, 2012, with the exception of the presentation of reclassifications on the face of the financial statements, which has been deferred by the FASB under ASC Update No. 2011-12, Comprehensive Income (Topic 820): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income. Our adoption of Update No. 2011-05 will not impact our future results of operations or financial position.

In December 2011, the Financial Accounting Standards Board (“FASB”) released Accounting Standards Update No. 2011-10 (“ASU 2011-10”), Property, Plant and Equipment (Topic 360): Derecognition of in Substance Real Estate—a Scope Clarification (a consensus of the FASB Emerging Issues Task Force). ASU 2011-10 clarifies when a parent (reporting entity) ceases to have a controlling financial interest in a subsidiary that is in substance real estate as a result of default on the subsidiary’s nonrecourse debt, the reporting entity should apply the guidance for Real Estate Sale (Subtopic 360-20). The provisions of ASU 2011-10 are effective for public companies for fiscal years and interim periods within those years, beginning on or after June 15, 2012. When adopted, ASU 2011-10 is not expected to materially impact our consolidated financial statements.

NOTE M — LEGAL MATTERS INVOLVING THE MANAGER

The United States Securities and Exchange Commission (the “Commission”), conducted an investigation of certain matters related to us, our manager, Vestin Capital, VRM II, and Fund III. We fully cooperated during the course of the investigation. On September 27, 2006, the investigation was resolved through the entry of an Administrative Order by the Commission (the “Order”). Our manager, Vestin Mortgage and its Chief Executive Officer, Michael Shustek, as well as Vestin Capital (collectively, the “Respondents”), consented to the entry of the Order without admitting or denying the findings therein.

In the Order, the Commission found that the Respondents violated Sections 17(a)(2) and 17(a)(3) of the Securities Act of 1933 through the use of certain slide presentations in connection with the sale of units in Fund III and in Fund II, the predecessor to VRM

II. The Respondents consented to the entry of a cease and desist order, the payment by Mr. Shustek of a fine of $100,000 and Mr. Shustek’s suspension from association with any broker or dealer for a period of six months, which expired in March 2007. In addition, the Respondents agreed to implement certain undertakings with respect to future sales of securities. We are not a party to the Order.

The Manager and Fund III were defendants in a civil action filed by Birkeland Family, LLC III and Birkeland Family, LLC V (“Plaintiffs”) in District Court for Clark County, Nevada. The Plaintiffs alleged as causes of action against the Manager and Fund III: Breach of contract and breach of the implied covenant of good faith and fair dealing regarding the sale of the office building commonly described as 8379 W. Sunset Road, Las Vegas, Nevada. The action sought monetary, punitive and exemplary damages. On January 18, 2011, summary judgment was granted in favor of Fund III, with the Court finding that Fund III was not part of the lease and, therefore, could not be held liable for damages. The Manager is still involved in this civil action. Fund III is attempting to recover legal fees associated with this matter. Any fees not recovered will be reimbursed by the Manager.
For additional information, see Note N – Legal Matters Involving the Company

In addition to the matters described above, our manager is involved in a number of other legal proceedings concerning matters arising in connection with the conduct of its business activities. Our manager believes it has meritorious defenses to each of these actions and intends to defend them vigorously. Other than the matters described in Note N – Legal Matters Involving The Company below, our manager believes that it is not a party to any pending legal or arbitration proceedings that would have a material adverse effect on our manager’s financial condition or results of operations or cash flows, although it is possible that the outcome of any such proceedings could have a material impact on the manager’s net income in any particular period.

NOTE N — LEGAL MATTERS INVOLVING THE COMPANY

We, VRM II and Vestin Mortgage (“Defendants”) were defendants in a breach of contract class action filed in San Diego Superior Court by certain plaintiffs who alleged, among other things, that they were wrongfully denied roll-up rights in connection with the merger of Fund I into VRM I and Fund II into VRM II. The court certified a class of all former Fund I unit holders and Fund II unit holders who voted against the mergers of Fund I into VRM I and Fund II into VRM II. The trial began in December 2009 and concluded in January 2010. On February 11, 2010, the Defendants were notified of a Tentative Statement of Decision, in their favor issued by the Superior Court for the State of California in San Diego following a trial. In the Tentative Statement, the Court found that there was no roll-up and therefore no breach of contract. The Court entered final judgment for the Defendants on March 18, 2010. Defendants and Plaintiffs agreed to a post-judgment settlement by which Plaintiffs agreed not to appeal the judgment in consideration of a waiver by the Defendants of any claim to recover actual court costs from the Plaintiffs. The Court granted final approval of this settlement of post-judgment rights on July 9, 2010.

We, Vestin Mortgage and Michael V. Shustek (“Defendants”) were defendants in a civil action filed by approximately 25 separate plaintiffs (“Plaintiffs”) in District Court for Clark County, Nevada. The Plaintiffs alleged, among other things, that Defendants: breached certain alleged contractual obligations owed to Plaintiffs; breached fiduciary duties supposedly owed to Plaintiffs; and misrepresented or omitted material facts regarding the conversion of Fund I into VRM I. The action sought monetary and punitive damages. On September 8, 2010, the parties agreed to settle the case. The Settlement Agreement provides for the settlement and complete release of all claims against the Defendants. The settlement was made without admission of liability by the Defendants.

In addition to the matters described above, we are involved in a number of other legal proceedings concerning matters arising in the ordinary course of our business activities. We believe we have meritorious defenses to each of these actions and intend to defend them vigorously. Other than the matters described above, we believe that we are not a party to any pending legal or arbitration proceedings that would have a material adverse effect on our financial condition or results of operations or cash flows, although it is possible that the outcome of any such proceedings could have a material impact on our operations in any particular period.

NOTE O — SUBSEQUENT EVENTS

The following subsequent events have been evaluated through the date of this filing with the SEC.

During January 2012 we, VRM II and VF III modified one of our existing loans. The interest rate of this loan was changed from 3% paying monthly with 5% accruing to 7% paid monthly. The interest currently accrued on the existing loan, which was fully allowed for, of approximately $23,000 will be moved to notes receivable with the balance remaining fully allowed for.

During January 2012, we paid our manager approximately $138,000 of management fees for services to be performed from January – June 2012. A discount of 7% will be applied to the July 2012 payment.

On February 7, 2012, we, VRMII and VFIII entered into a Deed in Lieu Agreement with a borrower for a second deed of trust loan that matured on December 31, 2011 with a balance of approximately $11.8 million, of which our portion was approximately $0.9 million. These assets are subject to a first trust deed of approximately $39 million. The property includes a 430 unit full service hotel located in Ft. Worth, Texas. The hotel includes operations which will be consolidated into our financial statements from the date of this agreement. The property will be held for sale and pursuant to the terms of the agreement the net proceeds from the sale shall be distributed as follows through July 31, 2012: (i) satisfy all amounts due on the first deed of trust, (ii) $11 million to us, VRMII and VFIII, (iii) $3 million to the former borrower and (iv) all remaining amounts will be divided with 50% going to us, VRMII and VFIII and 50% going to the former borrower. Following July 31, 2012, the net proceeds from the sale will be distributed similar to other real estate sale transactions.

Our Board of Directors has been exploring releasing our status as a REIT. We expect a resolution will be made by March 30, 2012 to terminate our REIT status based on legal advice to be received by this date. As such, the Company will not be taxed as a REIT for the year ending December 31, 2012. The required filings to make this resolution effective have been prepared and submitted to the Internal Revenue Service as of the date of this filing.

CONSOLIDATED FINANCIAL STATEMENTS

VESTIN REALTY MORTGAGE I, INC.

CONSOLIDATED BALANCE SHEETS

ASSETS

	September 30, 2012	December 31, 2011
	(Unaudited)
Assets
Cash and cash equivalents	$534,000	$6,758,000
Investment in marketable securities – related party	827,000	651,000
Interest and other receivables, net of allowance of $0 at September 30, 2012 and $228,000 at December 31, 2011	15,000	10,000
Notes receivable, net of allowance of $1,931,000 at September 30, 2012 and $837,000 at December 31, 2011	—	—
Real estate held for sale	2,825,000	2,409,000
Investment in real estate loans, net of allowance for loan losses of $628,000 at September 30, 2012 and $5,485,000 at December 31, 2011	13,858,000	10,767,000
Asset held for sale	4,292,000	—
Other assets	163,000	100,000

Total assets	$22,514,000	$20,695,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued liabilities	$101,000	$147,000
Due to related parties	104,000	104,000
Notes payable	56,000	19,000
Liabilities related to asset held for sale	34,000	—
Deferred gain on sale of Hawaii Funeral Services, LLC	42,000	63,000

Total liabilities	337,000	333,000

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued	—	—
Treasury stock, at cost, 0 shares at September 30, 2012 and 534,207 shares at December 31, 2011	—	(1,045,000)
Common stock, $0.0001 par value; 25,000,000 shares authorized; 6,340,859 shares issued and outstanding at September 30, 2012 and 6,875,066 shares issued and 6,340,859 outstanding at December 31, 2011	1,000	1,000
Additional paid-in capital	61,217,000	62,262,000
Accumulated deficit	(40,352,000)	(40,856,000)
Accumulated other comprehensive income	199,000	—

Total stockholders’ equity before non-controlling interest – related party	21,065,000	20,362,000
Noncontrolling interest – related party	1,112,000	—

Total equity	22,177,000	20,362,000

Total liabilities and stockholders’ equity	$22,514,000	$20,695,000

The accompanying notes are an integral part of these consolidated statements.

VESTIN REALTY MORTGAGE I, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For The Three Months Ended		For The Nine Months Ended
	9/30/2012	9/30/2011	9/30/2012	9/30/2011
Revenues
Interest income from investment in real estate loans	$291,000	$97,000	$643,000	$328,000
Gain related to pay off of real estate loan, including recovery of allowance for loan loss	22,000	—	210,000	—

Gain related to pay off of notes receivable, including recovery of allowance for notes receivable	30,000	22,000	89,000	33,000
Other	—	—	—	12,000

Total revenues	343,000	119,000	942,000	373,000

Operating expenses
Management fees – related party	61,000	69,000	199,000	207,000
Provision for loan loss	21,000	608,000	40,000	735,000
Interest expense	2,000	7,000	3,000	19,000
Professional fees	135,000	59,000	523,000	304,000
Consulting	20,000	22,000	58,000	69,000
Insurance	55,000	55,000	166,000	176,000
Other	41,000	31,000	121,000	155,000

Total operating expenses	335,000	851,000	1,110,000	1,665,000

Income (loss) from operations	8,000	(732,000)	(168,000)	(1,292,000)

Non-operating income (loss)
Interest income from banking institutions	—	1,000	—	6,000
Recovery from settlement with loan guarantor	267,000	—	978,000	—
Settlement income	55,000	—	55,000	—

Gain on sale of marketable securities – related party	3,000	—	3,000	—
Discounted professional fees	—	—	—	280,000
Settlement expense	—	—	(23,000)	—
Income from equity method investee held for sale	—	328,000	—	661,000

Total non-operating income, net	325,000	329,000	1,013,000	947,000

Provision for income taxes	—	—	—	—

Income (loss) from continuing operations	333,000	(403,000)	845,000	(345,000)

Discontinued operations, net of income taxes
Net gain on sale of real estate held for sale	—	—	4,000	—
Expenses related to real estate held for sale	(29,000)	(98,000)	(116,000)	(232,000)
Write-downs on real estate held for sale	—	(141,000)	(316,000)	(273,000)
Income from asset held for sale, net of income taxes	79,000	—	118,000	—

Total loss from discontinued operations	50,000	(239,000)	(310,000)	(505,000)

Net income (loss)	383,000	(642,000)	535,000	(850,000)

Allocation to noncontrolling interest – related party	(21,000)	—	(31,000)	—

Net income (loss) attributable to common stockholders	$362,000	$(642,000)	$504,000	$(850,000)

Basic and diluted income (loss) per weighted average common share
Continuing operations	0.05	(0.06)	0.14	(0.05)
Discontinued operations	0.01	(0.04)	(0.05)	(0.08)

Total basic and diluted income (loss) per weighted average common share	$0.06	$(0.10)	$0.09	$(0.13)

Dividends declared per common share	$—	$—	$—	$—

Weighted average common shares outstanding	6,340,859	6,340,858	6,340,859	6,380,734

The accompanying notes are an integral part of these consolidated statements.

VESTIN REALTY MORTGAGE I, INC.

CONSOLIDATED STATEMENTS OF OTHER COMPREHENSIVE INCOME (LOSS)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

(UNAUDITED)

	For The Three Months Ended		For The Nine Months Ended
	9/30/2012	9/30/2011	9/30/2012	9/30/2011
Net income (loss)	$383,000	$(642,000)	$535,000	$(850,000)

Unrealized holding gain (loss) on available-for-sale securities – related party	219,000	(82,000)	199,000	(208,000)

Comprehensive income (loss)	602,000	(724,000)	734,000	(1,058,000
Net (income) attributable to noncontrolling interest	(21,000)	—	(31,000)	—

Comprehensive income (loss) attributable to Vestin Realty Mortgage I, Inc.	$581,000	$(724,000)	$703,000	$(1,058,000)

The accompanying notes are an integral part of these consolidated statements.

VESTIN REALTY MORTGAGE I, INC.

CONSOLIDATED STATEMENT OF EQUITY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012

(UNAUDITED)

	Treasury Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in- Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Noncontrolling Interest—Related Party	Total
Stockholders’ Equity at December 31, 2011	534,207	$(1,045,000)	6,340,859	$1,000	$62,262,000	$(40,856,000)	$—	$—	$20,362,000

Net Income						504,000		31,000	535,000

Unrealized Gain on Marketable Securities – Related Party							199,000		199,000

Comprehensive Loss									734,000

Retire treasury stock	(534,207)	1,045,000			(1,045,000)				—

Non-Controlling Interest – Related Party								1,081,000	1,081,000

Stockholders’ Equity at September 30, 2012 (Unaudited)	—	$—	6,340,859	$1,000	$61,217,000	$(40,352,000)	$199,000	$1,112,000	$22,177,000

The accompanying notes are an integral part of these consolidated statements.

VESTIN REALTY MORTGAGE I, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For The Nine Months Ended
	09/30/2012	09/30/2011
Cash flows from operating activities:
Net income (loss)	$535,000	$(850,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Write-downs on real estate held for sale	316,000	273,000
Recovery of allowance for doubtful notes receivable	(89,000)	(10,000)
Gain on sale of marketable securities – related party	(3,000)	—
Gain related to recovery of allowance for loan loss	(210,000)	(33,000)
Settlement income	(55,000)	—
Gain on sale of real estate held for sale	(4,000)	—
Gain related to recovery from settlement with loan guarantor	(978,000)	—
Provision for loan loss	40,000	735,000
Amortized interest income	—	(2,000)
Income from equity method investee held for sale	—	(661,000)
Change in operating assets and liabilities:
Interest and other receivables	(5,000)	669,000
Due to/from related parties	—	(731,000)
Asset held for sale, net of liabilities	(118,000)	—
Deferred gain on sale of Hawaii Funeral Services, LLC	(21,000)	—
Other assets	103,000	124,000
Accounts payable and accrued liabilities	(44,000)	(1,281,000)

Net cash used in operating activities	(533,000)	(1,767,000)

Cash flows from investing activities:
Investments in real estate loans	(14,169,000)	(3,676,000)
Purchase of investment in real estate loans from
VRM II	(1,000,000)	—
Other related parties	(300,000)	—
Purchase of marketable securities – related party	—	(543,000)
Proceeds from loan payoffs	6,689,000	804,000
Sale of investments in real estate loans to third parties	2,012,000	—
Proceeds from sale of marketable security – related party	26,000	—
Proceeds from settlement from loan guarantor	978,000	—
Proceeds from notes receivable	89,000	10,000
Proceeds from settlement income	55,000	—
Proceeds from sale of real estate held for sale	133,000	—
Investment in asset held for sale	(80,000)	—
Proceeds related to nonrefundable extension fees on real estate held for sale	5,000	—
Distributions from investment in equity method investee held for sale	—	387,000

Net cash used in investing activities	(5,562,000)	(3,018,000)

Cash flows from financing activities:
Purchase of treasury stock at cost	—	(104,000)
Principal payments on notes payable	(129,000)	(114,000)

Net cash used in financing activities	(129,000)	(218,000)

NET CHANGE IN CASH	(6,224,000)	(5,003,000)

Cash and cash equivalents, beginning of period	6,758,000	8,145,000

Cash and cash equivalents, end of period	$534,000	$3,142,000

The accompanying notes are an integral part of these consolidated statements.

VESTIN REALTY MORTGAGE I, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(UNAUDITED)

	For The Nine Months Ended
	09/30/2012	09/30/2011
Supplemental disclosures of cash flows information:
Interest paid	$3,000	$19,000

Non-cash investing and financing activities:
Write-off of interest receivable and related allowance	$228,000	$—

Real estate held for sale through deed in lieu, net of prior allowance	$787,000	$—

Note payable relating to prepaid D & O insurance	$166,000	$167,000

Adjustment to note receivable and related allowance	$1,087,000	$—

Asset held for sale acquired through foreclosure, net of prior allowance	(3,059,000)	—

Unrealized gain (loss) on marketable securities – related party	$199,000	$(212,000)

The accompanying notes are an integral part of these consolidated statements.

VESTIN REALTY MORTGAGE I, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2012

(UNAUDITED)

NOTE A — ORGANIZATION

Vestin Realty Mortgage I, Inc. (“VRM I”) formerly Vestin Fund I, LLC (“Fund I”) invests in loans secured by real estate through deeds of trust or mortgages (hereafter referred to collectively as “deeds of trust” and as defined in our management agreement (“Management Agreement”) as “Mortgage Assets”). In addition we may invest in, acquire, manage or sell real property or acquire entities involved in the ownership or management of real property. We commenced operations in August 2000. References in this report to the “Company,” “we,” “us,” or “our” refer to Fund I with respect to the period prior to April 1, 2006 and to VRM I with respect to the period commencing on May 1, 2006.

We operated as a real estate investment trust (“REIT”) through December 31, 2011. We are not a mutual fund or an investment company within the meaning of the Investment Company Act of 1940, nor are we subject to any regulation thereunder. As a REIT, we were required to have a December 31 fiscal year end. We announced on March 28, 2012 that we terminated our election to be treated as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), effective for the tax year ending December 31, 2012. Under the Code, we will not be able to make a new election to be taxed as a REIT during the four years following December 31, 2012. Pursuant to our charter, upon the determination by the Board of Directors that we should no longer qualify as a REIT, the restrictions on transfer and ownership of shares set forth in Article VII of our charter ceased to be in effect and, accordingly, shares of the Company’s stock arel no longer subject to such restrictions.

Vestin Group, Inc. (“Vestin Group”), a Delaware corporation, owns a significant majority of Vestin Mortgage, LLC, a Nevada limited liability company, which is our manager (the “manager” or “Vestin Mortgage”). On January 7, 2011, Vestin Mortgage converted from a corporation to a limited liability company. Michael Shustek, the CEO and managing member of our manager and CEO, President and a director of us, wholly owns Vestin Group, which is engaged in asset management, real estate lending and other financial services through its subsidiaries. Our manager, prior to June 30, 2006, also operated as a licensed Nevada mortgage broker and was generally engaged in the business of brokerage, placement and servicing of commercial loans secured by real property. Since February 14, 2011, the business of brokerage and placement of real estate loans have been performed by affiliated or non-affiliated mortgage brokers, including Advant Mortgage, LLC (“MVP Mortgage”), a licensed Nevada mortgage broker, which is wholly owned by Mr. Shustek.

Pursuant to a management agreement, our manager is responsible for managing our operations and implementing our business strategies on a day-to-day basis. Consequently, our operating results are dependent to a significant extent upon our manager’s ability and performance in managing our operations and servicing our assets.

The VRM II board of directors has recommended that VRM II changes its manager by appointing VRM Management LLC (“Vestin Management”) as its new manager. VRM Management is a newly formed Nevada limited liability company which is 90% owned by our Chairman and Chief Executive Officer, Michael Shustek and 10% owned by Craig Burr. Mr. Burr is an attorney who has been engaged in the private practice of law in Las Vegas, Nevada for more than 19 years. The current employees and officers of Vestin Mortgage would join VRM Management and would continue to render services to us through this new entity.

The terms of the proposed management agreement with VRM Management are identical to VRM II’s current Management Agreement with Vestin Mortgage. In addition, VRM Management will be subject to the continuing oversight of the VRM II board of directors to be the same extent as Vestin Mortgage.

Vestin Mortgage is also the manager of Vestin Realty Mortgage II, Inc. (“VRM II”), as the successor by merger to Vestin Fund II, LLC (“Fund II”) and Vestin Fund III, LLC (“Fund III”). VRM II has investment objectives similar to ours, and Fund III is in the process of an orderly liquidation of its assets.

During April 2009, we entered into an accounting services agreement with Strategix Solutions, LLC (“Strategix Solutions”), a Nevada limited liability company, for the provision of accounting and financial reporting services. Strategix Solutions also provides accounting and financial reporting services to VRM II and Fund III. Our CFO and other members of our accounting staff are employees of Strategix Solutions. Strategix Solutions is managed by LL Bradford and Company, LLC (“LL Bradford”), a certified public accounting firm that has provided non-audit accounting services to us. The principal manager of LL Bradford was a former officer of our manager from April 1999 through January 1, 2005. Strategix Solutions is owned by certain partners of LL Bradford, none of whom are currently or were previously officers of our manager. As used herein, “management” means our manager, its executive officers and the individuals at Strategix Solutions who perform accounting and financial reporting services on our behalf.

NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management all normal recurring adjustments considered necessary to give a fair presentation of operating results for the periods presented have been included. Interim results are not necessarily indicative of results for a full year. The information included in this Form 10-Q should be read in conjunction with information included in the 2011 annual report filed on Form 10-K.

Management Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include interest-bearing and non-interest-bearing bank deposits, money market accounts, short-term certificates of deposit with original maturities of three months or less, and short-term instruments with a liquidation provision of one month or less.

Revenue Recognition

Interest is recognized as revenue on performing loans when earned according to the terms of the loans, using the effective interest method. We do not accrue interest income on loans once they are determined to be non-performing. A loan is non-performing when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement or when the payment of interest is 90 days past due. Cash receipts will be allocated to interest income, except when such payments are specifically designated by the terms of the loan as principal reduction. Interest is fully allowed for on impaired loans and is recognized on a cash basis method.

Investments in Real Estate Loans

We may, from time to time, acquire or sell investments in real estate loans from or to our manager or other related parties pursuant to the terms of our Management Agreement without a premium. The primary purpose is to either free up capital to provide liquidity for various reasons, such as loan diversification, or place excess capital in investments to maximize the use of our capital. Selling or buying loans allows us to diversify our loan portfolio within these parameters. Due to the short-term nature of the loans we make and the similarity of interest rates in loans we normally would invest in, the fair value of a loan typically approximates its carrying value. Accordingly, discounts or premiums typically do not apply upon sales of loans and therefore, generally no gain or loss is recorded on these transactions, regardless of whether to a related or unrelated party.

Investments in real estate loans are secured by deeds of trust or mortgages. Generally, our real estate loans require interest only payments with a balloon payment of the principal at maturity. We have both the intent and ability to hold real estate loans until maturity and therefore, real estate loans are classified and accounted for as held for investment and are carried at amortized cost. Loans sold to or purchased from affiliates are accounted for at the principal balance and no gain or loss is recognized by us or any affiliate. Loan-to-value ratios are initially based on appraisals obtained at the time of loan origination and are updated when new appraisals are received or when management’s assessment of the value has changed, to reflect subsequent changes in value estimates. Original appraisals are generally dated within 12 months of the date of loan origination and may be commissioned by the borrower.

The Company considers a loan to be impaired when, based upon current information and events, it believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company’s impaired loans include troubled debt restructuring, and performing and non-performing loans in which full payment of principal or interest is not expected. The Company calculates an allowance required for impaired loans based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price or the fair value of its collateral.

Loans that have been modified from their original terms are evaluated to determine if the loan meets the definition of a Troubled Debt Restructuring (“TDR”) as defined by Accounting Standards Codification 310-40. When the Company modifies the terms of an existing loan that is considered a TDR, it is considered performing as long as it is in compliance with the modified terms of the loan agreement. If the modification calls for deferred interest, it is recorded as interest income as cash is collected.

Allowance for Loan Losses

We maintain an allowance for loan losses on our investments in real estate loans for estimated credit impairment. Our manager’s estimate of losses is based on a number of factors including the types and dollar amounts of loans in the portfolio, adverse situations that may affect the borrower’s ability to repay, prevailing economic conditions and the underlying collateral securing the loan. Additions to the allowance are provided through a charge to earnings and are based on an assessment of certain factors, which may indicate estimated losses on the loans. Actual losses on loans are recorded as a charge-off or a reduction to the allowance for loan losses. Generally, subsequent recoveries of amounts previously charged off are added back to the allowance and included as income.

Estimating allowances for loan losses requires significant judgment about the underlying collateral, including liquidation value, condition of the collateral, competency and cooperation of the related borrower and specific legal issues that affect loan collections or taking possession of the property. As a commercial real estate lender willing to invest in loans to borrowers who may not meet the credit standards of other financial institutional lenders, the default rate on our loans could be higher than those generally experienced in the real estate lending industry. We and our manager generally approve loans more quickly than other real estate lenders and, due to our expedited underwriting process; there is a risk that the credit inquiry we perform will not reveal all material facts pertaining to a borrower and the security.

Additional facts and circumstances may be discovered as we continue our efforts in the collection and foreclosure processes. This additional information often causes management to reassess its estimates. In recent years, we have revised estimates of our allowance for loan losses. Circumstances that have and may continue to cause significant changes in our estimated allowance include, but are not limited to:

•	Declines in real estate market conditions, which can cause a decrease in expected market value;

•	Discovery of undisclosed liens for community improvement bonds, easements and delinquent property taxes;

•

Lack of progress on real estate developments after we advance funds. We customarily utilize disbursement agents to monitor the progress of real estate developments and approve loan advances. After further inspection of the related property, progress on construction occasionally does not substantiate an increase in value to support the related loan advances;

•	Unanticipated legal or business issues that may arise subsequent to loan origination or upon the sale of foreclosed property; and

•	Appraisals, which are only opinions of value at the time of the appraisal, may not accurately reflect the value of the property.

Discontinued Operations

We have reclassified for all periods presented in the accompanying consolidated statements of operations, the amounts related to discontinued operations and real estate held for sale, in accordance with the applicable accounting criteria. In addition, the assets and liabilities related to the discontinued operations are reported separately in the accompanying consolidated balance sheets as real estate held for sale, assets held for sale, and liabilities related to assets held for sale.

Real Estate Held for Sale

Real estate held for sale (“REO”) includes real estate acquired through foreclosure and will be carried at the lower of the recorded amount, inclusive of any senior indebtedness, or the property’s estimated fair value, less estimated costs to sell, with fair value based on appraisals and knowledge of local market conditions. While pursuing foreclosure actions, we seek to identify potential purchasers of such property. We seek to sell properties acquired through foreclosure as quickly as circumstances permit, taking into account current economic conditions. The carrying values of REO are assessed on a regular basis from updated appraisals, comparable sales values or purchase offers.

Management classifies REO when the following criteria are met:

•	Management commits to a plan to sell the properties;

•	The property is available for immediate sale in its present condition subject only to terms that are usual and customary;

•	An active program to locate a buyer and other actions required to complete a sale have been initiated;

•	The sale of the property is probable;

•	The property is being actively marketed for sale at a reasonable price; and

•	Withdrawal or significant modification of the sale is not likely.

Classification of Operating Results from Real Estate Held for Sale

Generally, operating results and cash flows from long-lived assets held for sale are to be classified as discontinued operations as a separately stated component of net income. Our operations related to REO are separately identified in the accompanying consolidated statements of operations.

Secured Borrowings

Secured borrowings provide an additional source of capital for our lending activity. Secured borrowings allow us to increase the diversification of our loan portfolio and to invest in loans that we might not otherwise invest in. We do not receive any fees for entering into secured borrowing arrangements; however, we may receive revenue for any differential of the interest spread, if applicable. Loans in which unaffiliated investors have participated through inter-creditor agreements (“Inter-creditor Agreements”) are accounted for as secured borrowings.

The Inter-creditor Agreements provide us additional funding sources for real estate loans whereby an unaffiliated investor (the “Investor”) may participate on a non-pari passu basis in certain real estate loans with us and/or VRM II (collectively, the “Lead Lenders”). In the event of borrower non-performance, the Inter-creditor Agreements generally provide that the Lead Lenders must repay the Investor’s loan amount either by (i) continuing to remit to the Investor the interest due on the participated loan amount; (ii) substituting an alternative loan acceptable to the Investor; or (iii) repurchasing the participation from the Investor for the outstanding balance plus accrued interest.

Additionally, an Investor may participate in certain loans with the Lead Lenders through Participation Agreements. In the event of borrower non-performance, the participation agreement may allow the Investor to be repaid up to the amount of the Investor’s investment prior to the Lead Lender being repaid. Real estate loan financing under the participation agreements are also accounted for as a secured borrowing. We do not receive any revenues for entering into secured borrowing arrangements.

Investment in Marketable Securities – Related Party

Investment in marketable securities – related party consists of stock in VRM II. The securities are stated at fair value as determined by the closing market price as of September 30, 2012 and December 31, 2011. All securities are classified as available-for-sale.

We are required to evaluate our available-for-sale investment for other-than-temporary impairment charges. We will determine when an investment is considered impaired (i.e., decline in fair value below its amortized cost), and evaluate whether the impairment is other than temporary (i.e., investment value will not be recovered over its remaining life). If the impairment is considered other than temporary, we will recognize an impairment loss equal to the difference between the investment’s basis and its fair value.

According to the SEC Staff Accounting Bulletin, Topic 5: Miscellaneous Accounting, M - Other Than Temporary Impairment of Certain Investments in Debt and Equity Securities , there are numerous factors to be considered in such an evaluation and their relative significance will vary from case to case. The following are a few examples of the factors that, individually or in combination, indicate that a decline is other than temporary and that a write-down of the carrying value is required:

•	The length of the time and the extent to which the market value has been less than cost;

•

The financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer such as changes in technology that may impair the earnings potential of the investment or the discontinuance of a segment of the business that may affect the future earnings potential; or

•	The intent and ability of the holder to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in market value.

Fair Value Disclosures

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e. “the exit price”) in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various valuation approaches, including quoted market prices and discounted cash flows. The established hierarchy for inputs used, in measuring fair value, maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from independent sources. Unobservable inputs are inputs that reflect a company’s judgment concerning the assumptions that market participants would use in pricing the asset or liability developed based on the best information available under the circumstances. The fair value hierarchy is broken down into three levels based on the reliability of inputs as follows:

•

Level 1 – Valuations based on quoted prices in active markets for identical instruments that the Company is able to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

•

Level 2 – Valuations based on quoted prices in active markets for instruments that are similar, or quoted prices in markets that are not active for identical or similar instruments, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

•	Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement, which utilize the Company’s estimates and assumptions.

If the volume and level of activity for an asset or liability have significantly decreased, we will still evaluate our fair value estimate as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. In addition, since we are a publicly traded company, we are required to make our fair value disclosures for interim reporting periods.

Basic and Diluted Earnings Per Common Share

Basic earnings per share (“EPS”) is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding. Diluted EPS is similar to basic EPS except that the weighted average number of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been exercised. We had no outstanding common share equivalents during the three months ended September 30, 2012 and 2011.

Common Stock Dividends

During June 2008, our Board of Directors decided to suspend the payment of dividends. Our Board of Directors will closely monitor our operating results in order to determine when dividends should be reinstated; however, we do not expect reinstatement of dividends in the foreseeable future.

Treasury Stock

On February 21, 2008, our Board of Directors authorized the repurchase of up to $5 million worth of our common stock. Depending upon market conditions, shares may be repurchased from time to time at prevailing market prices through open market or privately negotiated transactions. We are not obligated to purchase any shares. Subject to applicable securities laws, including SEC Rule 10b-18, repurchases may be made at such times and in such amounts, as our management deems appropriate. The repurchases will be funded from our available cash.

Segments

We are currently authorized to operate two reportable segments, investments in real estate loans and investments in real property. As of September 30, 2012, we had not commenced investing in real property.

Our objective is to invest approximately 97% of our assets in real estate loans and real estate investments, while maintaining approximately 3% as a working capital cash reserve. Current market conditions have impaired our ability to be fully invested in real estate loans and real estate investments. As of September 30, 2012, approximately 62% of our assets, net of allowance for loan losses, are classified as investments in real estate loans.

Reclassifications

Certain amounts in the September 30, 2011 consolidated financial statements have been reclassified to conform to the September 30, 2012 presentation.

Principles of Consolidation

Our consolidated financial statements include the accounts of VRM I, Vestin TRS I, Inc., our wholly owned subsidiary, and VREO XXV, LLC, in which we have a controlling interest. All significant intercompany balances and transactions have been eliminated in consolidation.

Business Combinations

In December 2007, the Financial Accounting Standards Board (FASB) revised the authoritative guidance for business combinations, establishing principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired (including goodwill), the liabilities assumed, and any noncontrolling interest in the acquiree. Subsequently, on April 1, 2009, the FASB amended and clarified certain aspects of its authoritative guidance on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. We apply the FASB authoritative guidance to all business combinations for which the acquisition date is on or after January 1, 2009, and to certain future income tax effects related to our prior business combinations, should they arise.

Noncontrolling Interests

The FASB issued authoritative guidance for noncontrolling interests in December 2007, which establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as an unconsolidated investment, is an ownership interest in the consolidated entity that should be reported as a component of equity in the consolidated financial statements. Among other requirements, the guidance requires consolidated net income to be reported at amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest.

Income Taxes

The Company accounts for its income taxes under the assets and liabilities method, which requires recognition of deferred tax assets and liabilities for future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company records net deferred tax assets to the extent the Company believes these assets will more likely than not be realized. In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. A valuation allowance is established against deferred tax assets that do not meet the criteria for recognition. In the event the Company were to determine that it would be able to realize deferred income tax assets in the future in excess of their net recorded amount, they would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

The Company follows the accounting guidance which provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized initially and in subsequent periods. Also included is guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

NOTE C — FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

Financial instruments consist of cash, interest and other receivables, notes receivable, accounts payable and accrued liabilities, due to/from related parties and notes payable. The carrying values of these instruments approximate their fair values due to their short-term nature. Marketable securities – related party and investment in real estate loans are further described in Note J – Fair Value.

Financial instruments with concentration of credit and market risk include cash, interest and other receivables, marketable securities - related party, notes receivable, accounts payable and accrued liabilities, due to/from related parties, notes payable, and loans secured by deeds of trust.

We maintain cash deposit accounts and certificates of deposit which, at times, may exceed federally-insured limits. To date, we have not experienced any losses. As of September 30, 2012 and December 31, 2011, we had no funds in excess of the federally-insured limits.

As of September 30, 2012, 77% and 12% of our loans were in Nevada and Michigan, respectively, compared to 37%, 27%, 20%, and 10% of our loans were in Nevada, Oregon, Arizona and Texas at December 31, 2011, respectively. As a result of this geographical concentration of our real estate loans, the downturn in the local real estate markets in these states has had a material adverse effect on us.

At September 30, 2012, the aggregate amount of loans to our three largest borrowers represented approximately 47% of our total investment in real estate loans. These real estate loans consisted of commercial loans, secured by property located in Michigan and Nevada, all first lien position with interest rates between 7.75% and 9.00%, and an aggregate outstanding balance of approximately $6.7 million. As of September 30, 2012, all three of our largest loans were considered performing.

The success of a borrower’s ability to repay its real estate loan obligation in a large lump-sum payment may be dependent upon the borrower’s ability to refinance the obligation or otherwise raise a substantial amount of cash. With the weakened economy, credit continues to be difficult to obtain and as such, many of our borrowers who develop and sell commercial real estate projects have been unable to complete their projects, obtain takeout financing or have been otherwise adversely impacted. In addition, an increase in interest rates over the loan rate applicable at origination of the loan may have an adverse effect on our borrower’s ability to refinance.

Common Guarantors

As of September 30, 2012 and December 31, 2011, four and seven loans, respectively, totaling approximately $4.9 million and $4.6 million, respectively, representing approximately 34.4% and 28.6%, respectively, of our portfolio’s total value, had a common guarantor. These loans are considered performing.

As of September 30, 2012 five loans totaling approximately $5.9 million representing approximately 40.7% of our portfolio’s total value had a common guarantor. As of September 30, 2012 all loans were considered performing.

For additional information regarding the above loans, see Note D – Investments In Real Estate Loans.

NOTE D — INVESTMENTS IN REAL ESTATE LOANS

As of September 30, 2012 and December 31, 2011, most of our loans provided for interest only payments with a “balloon” payment of principal payable and any accrued interest payable in full at the end of the term.

In addition, we may invest in real estate loans that require borrowers to maintain interest reserves funded from the principal amount of the loan for a period of time. At September 30, 2012 and December 31, 2011, we had no investments in real estate loans that had interest reserves. We did not have any variable interest rate loans as of September 30, 2012 or December 31, 2011.

Loan Portfolio

As of September 30, 2012, we had five available real estate loan products consisting of commercial, construction, acquisition and development, land and residential. The effective interest rates on all product categories range from 4.5% to 10% which includes performing loans that are being fully or partially accrued and will be payable at maturity. Revenue by product will fluctuate based upon relative balances during the period.

Investments in real estate loans as of September 30, 2012, were as follows:

Loan Type	Number of Loans	Balance *	Weighted Average Interest Rate	Portfolio Percentage	Current Weighted Average Loan-To-Value, Net of Allowance for Loan Losses

Commercial	14	$14,392,000	8.11%	99.35%	67.15%
Land	1	94,000	6.00%	0.65%	53.81%

Total	15	$14,486,000	8.10%	100.00%	67.06%

Investments in real estate loans as of December 31, 2011, were as follows:

Loan Type	Number of Loans	Balance *	Weighted Average Interest Rate	Portfolio Percentage	Current Weighted Average Loan-To-Value, Net of Allowance for Loan Losses

Commercial	17	$15,855,000	10.15%	97.55%	70.96%
Construction	1	165,000	8.00%	1.02%	90.50%
Residential	1	138,000	11.69%	0.85%	89.73%
Land	1	94,000	6.00%	0.58%	53.81%

Total	20	$16,252,000	10.09%	100.00%	70.86%

*	Please see Balance Sheet Reconciliation below.

The “Weighted Average Interest Rate” as shown above is based on the contractual terms of the loans for the entire portfolio including non-performing loans. The weighted average interest rate on performing loans only, as of September 30, 2012 and December 31, 2011, was 8.10% and 9.77%, respectively. Please see “Asset Quality and Loan Reserves” below for further information regarding performing and non-performing loans.

Loan-to-value ratios are generally based on the most recent appraisals and may not reflect subsequent changes in value and include allowances for loan losses. Recognition of allowance for loan losses will result in a maximum loan-to-value ratio of 100% per loan.

The following is a schedule of priority of real estate loans as of September 30, 2012 and December 31, 2011:

Loan Type	Number of Loans	September 30, 2012 Balance *	Portfolio Percentage	Number of Loans	December 31, 2011 Balance *	Portfolio Percentage

First deeds of trust	12	$13,058,000	90.14%	13	$10,840,000	66.70%
Second deeds of trust	3	1,428,000	9.86%	7	5,412,000	33.30%

Total	15	$14,486,000	100.00%	20	$16,252,000	100.00%

*	Please see Balance Sheet Reconciliation below.

During July 2012, we, VRM II and other affiliated entities modified a loan with a total of $2.8 million, of which our portion was $1.1 million. The terms of the modification resulted in a first trust deed loan of approximately $1.4 million, of which our portion is approximately $0.4 million, and a second trust deed loan of approximately $1.4 million, of which our portion is approximately $0.2 million. As of September 30, 2012, approximately $0.5 million of the first trust deed has been sold to third-party investors.

The following is a schedule of contractual maturities of investments in real estate loans as of September 30, 2012:

October 2012 – December 2012	$2,225,000
January 2013 – March 2013	3,843,000
April 2013 – June 2013	4,823,000
July 2013 – September 2013	2,845,000
Thereafter	750,000

Total	$14,486,000

The following is a schedule by geographic location of investments in real estate loans as of September 30, 2012 and December 31, 2011:

	September 30, 2012 Balance *	Portfolio Percentage	December 31, 2011 Balance *	Portfolio Percentage
Arizona	$—	—%	$3,282,000	20.20%
California	445,000	3.07%	647,000	3.98%
Colorado	—	—	300,000	1.85%
Michigan	1,741,000	12.02%	—	—
Nevada	11,157,000	77.02%	5,928,000	36.48%
Oregon	—	—	4,434,000	27.28%
Texas	484,000	3.34%	1,661,000	10.21%
Utah	659,000	4.55%	—	—

Total	$14,486,000	100.00%	$16,252,000	100.00%

*	Please see Balance Sheet Reconciliation below.

Balance Sheet Reconciliation

The following table reconciles the balance of the loan portfolio to the amount shown on the accompanying Consolidated Balance Sheets.

	September 30, 2012 Balance	December 31, 2011 Balance
Balance per loan portfolio	$14,486,000	$16,252,000
Less:
Allowance for loan losses (a)	(628,000)	(5,485,000)

Balance per consolidated balance sheets	$13,858,000	$10,767,000

(a)	Please refer to Specific Reserve Allowance below.

Non-Performing Loans

As of September 30, 2012, we had no loans considered non-performing (i.e., based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement or when the payment of interest is 90 days past due).

At December 31, 2011, the following loans were non-performing:

Loan Type	Number Of Non-Performing Loans	Balance at December 31, 2011	Allowance for Loan Losses	Net Balance at December 31, 2011
Commercial	4	$7,571,000	$(3,724,000)	$3,847,000

Total	4	$7,571,000	$(3,724,000)	$3,847,000

Asset Quality and Loan Reserves

Losses may occur from investing in real estate loans. The amount of losses will vary as the loan portfolio is affected by changing economic conditions and the financial condition of borrowers.

The conclusion that a real estate loan is uncollectible or that collectability is doubtful is a matter of judgment. On a quarterly basis, our manager evaluates our real estate loan portfolio for impairment. The fact that a loan is temporarily past due does not necessarily mean that the loan is non-performing. Rather, all relevant circumstances are considered by our manager to determine impairment and the need for specific reserves. Such evaluation, which includes a review of all loans on which full collectability may not be reasonably assured, considers among other matters:

•	Prevailing economic conditions;

•	Historical experience;

•	The nature and volume of the loan portfolio;

•	The borrowers’ financial condition and adverse situations that may affect the borrowers’ ability to pay;

•	Evaluation of industry trends; and

•	Estimated net realizable value of any underlying collateral in relation to the loan amount.

Based upon this evaluation, a determination is made as to whether the allowance for loan losses is adequate to cover any potential losses on an individual loan basis; we do not have a general allowance for loan losses. Additions to the allowance for loan losses are made by charges to the provision for loan loss. As of September 30, 2012, our ratio of total allowance for loan losses to total loans with an allowance for loan loss was 37%. The following is a breakdown of allowance for loan losses related to performing and non-performing loans as of September 30, 2012 and December 31, 2011.

	As of September 30, 2012
	Balance	Allowance for loan losses *	Balance, net of allowance

Non-performing loans – no related allowance	$—	$—	$—
Non-performing loans – related allowance	—	—	—

Subtotal non-performing loans	—	—	—
Performing loans – no related allowance	12,807,000	—	12,807,000
Performing loans – related allowance	1,679,000	(628,000)	1,051,000

Subtotal performing loans	14,486,000	(628,000)	13,858,000

Total	$14,486,000	$(628,000)	$13,858,000

	As of December 31, 2011
	Balance	Allowance for loan losses*	Balance, net of allowance

Non-performing loans – no related allowance	$—	$—	$—
Non-performing loans – related allowance	7,571,000	(3,724,000)	3,847,000

Subtotal non-performing loans	7,571,000	(3,724,000)	3,847,000

Performing loans – no related allowance	6,241,000	—	6,241,000
Performing loans – related allowance	2,440,000	(1,761,000)	678,000

Subtotal performing loans	8,681,000	(1,761,000)	6,920,000

Total	$16,252,000	$(5,485,000)	$10,767,000

*	Please refer to Specific Reserve Allowances below.

Our manager evaluated our loans and, based on current estimates with respect to the value of the underlying collateral, believes that such collateral is sufficient to protect us against further losses of principal. However, such estimates could change or the value of the underlying real estate could decline. Our manager will continue to evaluate our loans in order to determine if any other allowance for loan losses should be recorded.

Specific Reserve Allowances

As of September 30, 2012, we have provided a specific reserve allowance for three performing loans based on updated appraisals of the underlying collateral and/or our evaluation of the borrower. The following table is a roll-forward of the allowance for loan losses for the nine months ended September 30, 2012 and 2011 by loan type.

Loan Type	Balance at 12/31/2011	Specific Reserve Allocation	Loan Pay Downs and Settlements	Write Off	Transfers to REO and Notes Receivable	Balance at 9/30/2012

Commercial	$5,412,000	$40,000	$(1,312,000)	$(1,000,000)	(2,512,000)	$628,000
Construction	73,000	—	(73,000)	—	—	—

Total	$5,485,000	$40,000	$(1,385,000)	$(1,000,000)	(2,512,000)	$628,000

Loan Type	Balance at 12/31/2010	Specific Reserve Allocation	Sales	Settlements	Transfers to REO & Other Assets	Balance at 9/30/2011

Commercial	$5,708,000	$753,000	$—	$(1,038,000)	$—	$5,423,000
Construction	72,000	—	—	—	—	72,000

Total	$5,780,000	$753,000	$—	$(1,038,000)	$—	$5,495,000

Troubled Debt Restructuring

As of September 30, 2012 and December 31, 2011 we had two and seven loans, respectively, totaling approximately $1.2 million and $4.4 million, respectively that met the definition of a Troubled Debt Restructuring or TDR. When the Company modifies the terms of an existing loan that is considered TDR, it is considered performing as long as it is in compliance with the modified terms of the loan agreement. If the modification calls for deferred interest, it is recorded as interest income as cash is collected. Impairment on these loans is generally determined by the lesser of the value of the underlying collateral or the present value of expected future cash flows. During the previous 12 months there have been no loans that became TDR loans. The following is a breakdown of our TDR loans that were considered performing and non-performing as of September 30, 2012 and December 31, 2011:

As of September 30, 2012

	Total		Performing		Non-Performing
Loan Type	Number of Loans	Fund Balance	Number of Loans	Fund Balance	Number of Loans	Fund Balance

Commercial	2	$1,195,000	2	$1,195,000	—	$—

Total	2	$1,195,000	2	$1,195,000	—	$—

As of December 31, 2011

	Total		Performing		Non-Performing
Loan Type	Number of Loans	Fund Balance	Number of Loans	Fund Balance	Number of Loans	Fund Balance

Commercial	6	$4,212,000	4	$2,276,000	2	$1,936,000
Construction	1	165,000	1	165,000	—	—

Total	7	$4,377,000	5	$2,441,000	2	$1,936,000

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Commercial – As of September 30, 2012 and December 31, 2011 we had 14 and 17, respectively, commercial loans, two and three of which, respectively, were modified pursuant to TDR. On January 1, 2011 the principal amount of one of the non-performing loans was reduced by approximately $1.0 million. Interest only payments were due monthly from September 2010 until August 2011, at which point payments of interest and principal started and will continue until September 2013. As of September 30, 2012 this loan was considered performing.

The reduction in TDR loans was a result of a first position lender foreclosed on a fully allowed for second position loan, reclassifying second position loans as fully allowed for notes receivable due to receiving payoffs on the first position loans releasing the collateral and accepting a deed-in-lieu on another property which is now reported as assets held for sale.

For additional information, see “Non-Performing” of this Note D – Investments in Real Estate Loans and Note J – “Notes Receivable”.

Extensions

As of September 30, 2012, our manager had granted extensions on five outstanding loans, totaling approximately $5.9 million, of which our portion was approximately $2.3 million, pursuant to the terms of the original loan agreements, which permit extensions by mutual consent, or as part of a TDR. Such extensions are generally provided on loans where the original term was 12 months or less and where a borrower requires additional time to complete a construction project or negotiate take-out financing. Our manager generally grants extensions when a borrower is in compliance with the material terms of the loan, including, but not limited to the borrower’s obligation to make interest payments on the loan. In addition, if circumstances warrant, our manager may extend a loan that is in default as part of a work out plan to collect interest and/or principal. Subsequent to the extension, one of the five loans became non-performing. This loan had a total principal amount at September 30, 2012, of approximately $1.1 million, of which our portion is approximately $0.5 million.

NOTE E — INVESTMENT IN MARKETABLE SECURITIES – RELATED PARTY

As of September 30, 2012 and December 31, 2011, we owned 537,078 shares of VRM II’s common stock, representing approximately 4.44% of the total outstanding shares. The closing price of VRM II’s common stock on September 30, 2012, was $1.54 per share, resulting in an unrealized gain for the nine months ended September 30, 2012.

At December 31, 2011, our manager evaluated the near-term prospects of VRM II in relation to the severity and duration of the unrealized loss. Based on that evaluation and current market conditions, we have determined there was an other-than-temporary impairment on our investment in VRM II as of December 31, 2011. We reversed our unrealized other comprehensive losses and realized a loss on our investment to its fair value of $1.17 per share as of December 31, 2011, totaling approximately $0.2 million and recognizing an impairment of approximately $0.2 million.

During the three months ended September 30, 2012, the trading price for VRM II’s common stock ranged from $1.10 to $1.68 per share. We will continue to evaluate our investment in marketable securities on a quarterly basis.

NOTE F — REAL ESTATE HELD FOR SALE

At September 30, 2012 we held five properties with a total carrying value of approximately $2.8 million, which were acquired through foreclosure and recorded as investments in REO. Our REO are accounted for at the lower of cost or fair value less costs to sell with fair value based on appraisals and knowledge of local market conditions. We seek to sell properties acquired through foreclosure as quickly as circumstances permit taking into account current economic conditions.

During April 2012, we, VRM II and Fund III sold a property to an unrelated third party for approximately $0.5 million, of which our portion was approximately $0.1 million. This transaction resulted in a net gain for us of approximately $2,000. A consultation fee of approximately $17,000 was paid to our manager.

On February 7, 2012, we, VRM II and Fund III entered into a Deed in Lieu Agreement with a borrower resolving the foreclosure of our secured loan which had matured on December 31, 2011, with a principal balance, net of allowance for loan loss of approximately $9.9 million, of which our portion was approximately $0.8 million. Pursuant to the Deed in Lieu Agreement, our subsidiary 1701 Commerce, LLC (“1701 Commerce”) received a deed to the property which had secured the loan. The property, which is being operated as the Sheraton – Forth Worth, Texas, is the subject of litigation relating to the validity, priority, nature, and extent of liens claimed by other parties that may secure claims ranging from approximately $41 million to $48 million. We dispute both the validity of certain claimed liens and the amount of the claimed secured debt in part and as of this time intend to pursue our objections and disputes as to such matters. On March 26, 2012, 1701 Commerce filed for Chapter 11 bankruptcy protection in the United States Bankruptcy Court for the Northern District of Texas, Ft. Worth Division, to reorganize its financial affairs and to avoid a pending foreclosure of the property that had been scheduled by a mortgage lien holder and to preserve and protect 1701 Commerce’s equity and the interests of the other creditors of the property. Due to the uncertainty and disputes involving this property, we recorded this investment as Other Real Estate Owned on the balance sheet until August 23, 2012 when the Bankruptcy Court issued an order allowing the bankruptcy to proceed despite a motion to dismiss it and required 1701 Commerce to deposit $1 million as additional collateral with the court funded by us, VRM II and VF III, and gave 1701 Commerce until November 24, 2012, which has now been extended indefinitely to obtain confirmation of a reorganization plan. We hold an interest of approximately 8%, VRM II holds an interest of approximately 90% and Fund III holds an interest of approximately 2% in 1701 Commerce.

On September 24, 2012, 1701 Commerce entered into an asset purchase agreement to sell its assets in consideration of $55 million. Pursuant to the agreement, an earnest money deposit of $250,000 is currently maintained by a title company. Following the Bankruptcy Court’s approval of the sale of the assets to the buyer, the buyer has a 60 day due diligence period to review and approve the assets to be acquired. Upon the satisfaction of all conditions included in the agreement, the balance of the purchase price will be paid in cash to 1701 Commerce. As of the date of this report, management estimates the net realizable value to approximate the net assets held for sale.

In August, 2011, VREO XVIII, LLC, an entity owned by us, VRM II and VF III entered into a purchase and sale agreement to sell one of the REO assets. The terms of the sale provided for an all cash transaction in the amount of $2 million, with a closing to occur within 60 days. The date of closing was extended several times, but ultimately, the transaction cancelled, as the purchaser was unable to obtain financing. In 2012 non-refundable extension fees in the amount of $30,000 were collected, of which our portion was approximately $5,000.

As of September 30, 21012 four of our five REO properties consisted of raw land which did not have operations. The following is a summary of the results of total operations, including our 8% interest in these operations, related to the one remaining REO for the period from September 1, 2012 (foreclosure) through September 30, 2012:

Revenue	$1,099,000
Expenses	(1,004,000)

Net Income	$95,000

We seek to sell properties acquired through foreclosure as quickly as circumstances permit taking into account current economic conditions.

Beginning balance, January 1, 2012	$2,409,000
Real estate held for sale acquired through foreclosure	787,000
Additional investment in REO	80,000
Proceeds on nonrefundable extension fee	(5,000)
Write down	(316,000)
Sale	(130,000)

Ending balance, September 30, 2012	$2,825,000

NOTE G — ASSETS HELD FOR SALE AND DISCONTINUED OPERATIONS

During May 2012, we, VRM II and Fund III foreclosed on a loan with a balance of approximately $6.0 million, of which our portion was approximately $4.4 million. The property includes 23 cottage units in a retirement community located in Eugene, Oregon. The property includes operations, which will be reported as an asset held for sale from the date of this foreclosure.

Effective January 1, 2009, we adopted FASB’s accounting standard related to business combination which required acquisition method of accounting to be used for all business combinations and for an acquirer to be identified for each business combination. This accounting standard requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. It also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the non-controlling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with the standard).

Our acquisition of VREO XXV was accounted for in accordance with this standard and the Company has allocated the purchase price of VREO XXV based upon the estimated fair value of the net assets acquired and liabilities assumed and the fair value of the noncontrolling interest measured at the acquisition date. The estimated fair value of VREO XXV at the time of the acquisition totaled $4.1 million.

We performed an allocation as of the foreclosure date as follows:

Cash	$308,000
Property and equipment	3,841,000
Current assets	14,000
Accounts payable and accrued liabilities	(23,000)

Net assets	$4,140,000

In addition, we estimated the fair value of the non-controlling interest at $1.1 million, which is 25% owned by Fund III and 1% by VRM II.

Immediately upon foreclosure, we committed to a plan to sell all interests in VREO XXV, at which point we began classifying the related assets of VREO XXV as assets held for sale, and the related liabilities as liabilities related to assets held for sale. Additionally, we have classified VREO XXV’s results as discontinued operations.

Assets and groups of assets and liabilities which comprise disposal groups are classified as “held for sale” when all of the following criteria are met: a decision has been made to sell, the assets are available for sale immediately, the assets are being actively marketed at a reasonable price in relation to the current fair value, a sale has been or is expected to be concluded within twelve months of the balance sheet date, and significant changes to the plan to sell are not expected. Assets held for sale are not depreciated.

Additionally, the operating results and cash flows related to these assets and liabilities are included in discontinued operations in the consolidated statements of operations and consolidated statements of cash flows for the year ended September 30, 2012.

The following is a summary of net assets held for sale through September 30, 2012:

September 30, 2012
Assets:
Cash	$439,000
Current assets	4,000
Property and equipment	3,849,000

Total assets	$4,292,000

Liabilities:
Accounts payable and accrued liabilities	$34,000

Total liabilities	34,000

Net assets held for sale	$4,258,000

The following is a summary of the results of operations related to the assets held for sale for the three months ended September 30, 2012 and the period from May 1, 2012 (foreclosure) through September 30, 2012:

	For The Three Months Ended September 30, 2012	For The Period from May 1, 2012 (foreclosure) through September 30, 2012

Revenue	$124,000	$266,000
Expenses	(85,000)	(148,000)

Net Income	$39,000	$118,000

NOTE H — RELATED PARTY TRANSACTIONS

From time to time, we may acquire or sell investments in real estate loans from/to our manager or other related parties. Pursuant to the terms of our Management Agreement, such acquisitions and sales are made without any mark up or mark down. No gain or loss is recorded on these transactions, as it is not our intent to make a profit on the purchase or sale of such investments. The purpose is generally to diversify our portfolio by syndicating loans, thereby providing us with additional capital to make additional loans.

Transactions with the Manager

Our manager is entitled to receive from us an annual management fee of up to 0.25% of our aggregate capital contributions received by us and Fund I from the sale of shares or membership units, paid monthly. The amount of management fees paid to our manager for the three months ended September 30, 2012 and 2011 was $61,000 and $69,000, respectively, and for the nine months ended September 30, 2012 and 2011 was $199,000 and $207,000, respectively.

As of September 30, 2012 and December 31, 2011, our manager owned 100,000 of our common shares, representing approximately 1.6% of our total outstanding common stock. For the three and nine months ended September 30, 2012 and 2011, we declared $0 in dividends payable to our manager.

As of September 30, 2012 and December 31, 2011 we did not owe or have any receivables from our manager.

As of March 31, 2012, we had paid our manager approximately $69,000 for services to be performed from April through June 2012. As of September 30, 2012 there is no prepaid balance. A discount of 7% has been applied to the July 2012 payment.

During May 2012, our manager received total consultation fees of approximately $17,000, related to the sale of an REO property owned by us, VRM II and Fund III.

During the nine months ended September 30, 2012, we bought approximately $0.1 million in real estate loans from Vestin Mortgage. No gain or loss resulted from these transactions.

Transactions with Other Related Parties

As of September 30, 2012 and December 31, 2011, we owned 537,078 common shares of VRM II, representing approximately 4.4%, of their total outstanding common stock. For the three and nine months ended September 30, 2012 and 2011 we recognized $0 in dividend income from VRM II.

As of September 30, 2012 and December 31, 2011, VRM II owned 538,178 of our common shares, approximately 8.5%, of our total outstanding common stock. For the three and nine months ended September 30, 2012 and 2011 we declared $0 in dividends payable to VRM II.

As of September 30, 2012 and December 31, 2011 we owed VRM II approximately $0.2 million and $0.1 million, respectively, primarily related to legal fees

As of September 30, 2012 we had a receivable with Fund III of $4,000. As of December 31, 2011 we had no receivable or payable with Fund III.

During the nine months ended September 30, 2012, we bought approximately $0.2 million in real estate loans from MVP Mortgae. No gain or loss resulted from these transactions.

NOTE I — NOTES RECEIVABLE

During January 2012 we, VRM II and Fund III rewrote one of our existing loans. The interest rate of this loan was changed from 3% paying monthly with 5% accruing to 7% paid monthly. The amount of the loan allowance of approximately $0.1 million and the interest currently accrued on the existing loan, which was fully allowed for, of approximately $23,000 was moved to notes receivable. In April 2012, we received a payment on the new loan, which was less than the amount owed. The difference of $19,000 was recorded as a loan allowance as of March 31, 2012 and was reclassified to notes receivable during April 2012.

During April 2012, we, VRM II and Fund III received a payment in full satisfaction of an investment in real estate loan secured by a first deed of trust. The remaining balance due on the second deed of trust was previously fully allowed for, of approximately $0.2 million was moved to notes receivable and remains fully allowed for. We receive monthly payments of approximately $11,000. As of September 30, 2012 the balance is approximately $0.2 million.

During February 2012, we, VRM II and Fund III received a payment in full satisfaction of an investment in real estate loan secured by a first deed of trust and a partial payment of an investment in real estate loan secured by a second deed of trust on the same real estate. The remaining balance due on the second deed of trust was previously fully allowed for, of approximately $0.7 million was moved to notes receivable and remains fully allowed for. During March 2012 a payment of approximately $30,000 was received and recognized as Gain related to pay off of notes receivable, including recovery of allowance for notes receivable. Additionally, we receive monthly payments of approximately $1,000. As of September 30, 2012 the balance is approximately $0.7 million.

NOTE J — FAIR VALUE

As of September 30, 2012, financial assets and liabilities utilizing Level 1 inputs included investment in marketable securities - related party. We had no assets or liabilities utilizing Level 2 inputs, and assets and liabilities utilizing Level 3 inputs included investments in real estate loans.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, our degree of judgment exercised in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an asset or liability will be classified in its entirety based on the lowest level of input that is significant to the measurement of fair value.

Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, our own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. We use prices and inputs that are current as of the measurement date, including during periods of market dislocation, such as the recent illiquidity in the auction rate securities market. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition may cause our financial instruments to be reclassified from Level 1 to Level 2 or Level 3 and/or vice versa.

Our valuation techniques will be consistent with at least one of the three possible approaches: the market approach, income approach and/or cost approach. Our Level 1 inputs are based on the market approach and consist primarily of quoted prices for identical items on active securities exchanges. Our Level 2 inputs are primarily based on the market approach of quoted prices in active markets or current transactions in inactive markets for the same or similar collateral that do not require significant adjustment based on unobservable inputs. Our Level 3 inputs are primarily based on the income and cost approaches, specifically, discounted cash flow analyses, which utilize significant inputs based on our estimates and assumptions.

The following table presents the valuation of our financial assets and liabilities as of September 30, 2012 and December 31, 2011, measured at fair value on a recurring basis by input levels:

	Fair Value Measurements at Reporting Date Using
	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at 9/30/12	Carrying Value on Balance Sheet at 9/30/12
Assets
Investment in marketable securities – related party	$827,000	$—	$—	$827,000	$827,000
Investment in real estate loans	$—	$—	$13,210,000	$13,210,000	$13,858,000

	Fair Value Measurements at Reporting Date Using
	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at 12/31/2011	Carrying Value on Balance Sheet at 12/31/2011
Assets
Investment in marketable securities – related party	$651,000	$—	$—	$651,000	$651,000
Investment in real estate loans	$—	$—	$10,827,000	$10,827,000	$10,802,000

The following table presents the changes in our financial assets and liabilities that are measured at fair value on a recurring basis using significant unobservable inputs (Level 3) from January 1, 2012 to September 30, 2012. There were no liabilities measured at fair value on a recurring basis using significant unobservable inputs as of January 1, 2012 to September 30, 2012.

Investment in real estate loans

Balance on January 1, 2012	$10,827,000
Change in temporary valuation adjustment included in net income (loss)
Increase in allowance for loan losses	(40,000)
Write-off of allowance for uncollectible loan	1,000,000
Transfer of allowance on real estate loans converted to unsecured notes receivable	989,000
Transfer of allowance on real estate loan to real estate held for sale	150,000
Transfer of allowance on real estate loan to asset held for sale	1,375,000
Reduction of allowance on real estate loans following payment	284,000
Reduction of allowance on real estate loan following settlement of loan	1,101,000
Purchase and additions of assets
New mortgage loans and mortgage loans bought	15,395,000
Transfer of real estate loans to real estate held for sale	(936,000)
Transfer of real estate loan to asset held for sale	(4,434,000)
Transfer of real estate loans converted to unsecured notes receivable	(989,000)
Sales, pay downs and reduction of assets
Write-off of uncollectible loan	(1,000,000)
Reduction of balance of real estate loan following settlement	(1,101,000)
Collections of principal and sales of investment in real estate loans	(8,703,000)
Temporary change in estimated fair value based on future cash flows	(708,000)

Balance on September 30, 2012, net of temporary valuation adjustment	$13,210,000

The following table presents the changes in our financial assets and liabilities that are measured at fair value on a recurring basis using significant unobservable inputs (Level 3) from January 1, 2011 to September 30, 2011:

Investment in real estate loans

Balance on January 1, 2011	$6,660,000
Change in temporary valuation adjustment included in net loss
Increase in allowance for loan losses	(702,000)
Purchase and additions of assets
New mortgage loans and mortgage loans bought	3,676,000
Reduction of allowance for loan losses relative to settlement of investment in real estate loan	986,000
Sales, pay downs and reduction of assets
Collections of principal and settlements of investment in real estate loans	(1,790,000)
Temporary change in estimated fair value based on future cash flows	85,000

Balance on September 30, 2011, net of temporary valuation adjustment	$8,915,000

NOTE K — RECENT ACCOUNTING PRONOUNCEMENTS

Adopted

On January 1, 2012, the Company adopted changes issued by the Financial Accounting Standards Board (FASB) to conform existing guidance regarding fair value measurement and disclosure between GAAP and International Financial Reporting Standards. These changes both clarify the FASB’s intent about the application of existing fair value measurement and disclosure requirements and amend certain principles or requirements for measuring fair value or for disclosing information about fair value measurements. The clarifying changes relate to the application of the highest and best use and valuation premise concepts, measuring the fair value of an instrument classified in a reporting entity’s shareholders’ equity, and disclosure of quantitative information about unobservable inputs used for Level 3 fair value measurements. The amendments relate to measuring the fair value of financial instruments that are managed within a portfolio; application of premiums and discounts in a fair value measurement; and additional disclosures concerning the valuation processes used and sensitivity of the fair value measurement to changes in unobservable inputs for those items categorized as Level 3, a reporting entity’s use of a nonfinancial asset in a way that differs from the asset’s highest and best use, and the categorization by level in the fair value hierarchy for items required to be measured at fair value for disclosure purposes only. Other than the additional disclosure requirements (see Note L), the adoption of these changes had no impact on the Consolidated Financial Statements.

On January 1, 2012, the Company adopted changes issued by the FASB to the presentation of comprehensive income. These changes give an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements; the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity was eliminated. The items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income were not changed. Additionally, no changes were made to the calculation and presentation of earnings per share. Management elected to present the two-statement option. Other than the change in presentation, the adoption of these changes had no impact on the Consolidated Financial Statements.

In December 2011, the Financial Accounting Standards Board (“FASB”) released Accounting Standards Update No. 2011-10 (“ASU 2011-10”), Property, Plant and Equipment (Topic 360): Derecognition of in Substance Real Estate—a Scope Clarification (a consensus of the FASB Emerging Issues Task Force). ASU 2011-10 clarifies when a parent (reporting entity) ceases to have a controlling financial interest in a subsidiary that is in substance real estate as a result of default on the subsidiary’s nonrecourse debt, the reporting entity should apply the guidance for Real Estate Sale (Subtopic 360-20). The provisions of ASU 2011-10 are effective for public companies for fiscal years and interim periods within those years, beginning on or after June 15, 2012. The adoption of ASU 2011-10 is not expected to materially impact our consolidated financial statements.

NOTE L — LEGAL MATTERS INVOLVING THE MANAGER

The United States Securities and Exchange Commission (the “Commission”), conducted an investigation of certain matters related to us, our manager, Vestin Capital, VRM I, and Fund III. We fully cooperated during the course of the investigation. On September 27, 2006, the investigation was resolved through the entry of an Administrative Order by the Commission (the “Order”). Our manager, Vestin Mortgage and its Chief Executive Officer, Michael Shustek, as well as Vestin Capital (collectively, the “Respondents”), consented to the entry of the Order without admitting or denying the findings therein.

In the Order, the Commission found that the Respondents violated Sections 17(a)(2) and 17(a)(3) of the Securities Act of 1933 through the use of certain slide presentations in connection with the sale of units in Fund III and in our predecessor, Vestin Fund II, LLC. The Respondents consented to the entry of a cease and desist order, the payment by Mr. Shustek of a fine of $100,000 and Mr. Shustek’s suspension from association with any broker or dealer for a period of six months, which expired in March 2007. In addition, the Respondents agreed to implement certain undertakings with respect to future sales of securities. We are not a party to the Order.

The Vestin Group and Fund III were defendants in a civil action filed by Birkeland Family, LLC III and Birkeland Family, LLC V (“Plaintiffs”) in District Court for Clark County, Nevada. The Plaintiffs alleged as causes of action against Vestin Group and Fund III: Breach of Contract and Breach of the Implied Covenant of Good Faith and Fair Dealing regarding the sale of the office building commonly described as 8379 W. Sunset Road, Las Vegas, Nevada. The action sought monetary, punitive and exemplary damages. On January 18, 2011, summary judgment was granted in favor of Fund III, with the Court finding that Fund III was not part of the lease and, therefore, could not be held liable for damages. The Manager is still involved in this civil action. Fund III is attempting to recover legal fees associated with this matter. A judgment has been entered against Vestin Group in the amount of approximately $4.2 million. Vestin Group has appealed this judgment.

VRM II, Vestin Mortgage and Michael V. Shustek (“Defendants”) were defendants in a civil action filed by 88 sets of plaintiffs representing approximately 138 individuals (“Plaintiffs”), in District Court for Clark County, Nevada (the “Nevada Lawsuit”). The Plaintiffs alleged, among other things, that Defendants: breached certain alleged contractual obligations owed to Plaintiffs; breached fiduciary duties supposedly owed to Plaintiffs; and misrepresented or omitted material facts regarding the conversion of Fund II into VRM II. The action sought monetary and punitive damages. The court dismissed the claim for punitive damages. On September 8, 2010, the parties agreed to settle the case. The Settlement Agreement provides for the settlement and complete release of all claims against the Defendants. The settlement was made without admission of liability by Defendants.

In addition to the matters described above, our manager is involved in a number of other legal proceedings concerning matters arising in connection with the conduct of its business activities. Our manager believes it has meritorious defenses to each of these actions and intends to defend them vigorously. Other than the matters described in Note M – Legal Matters Involving The Company below, our manager believes that it is not a party to any pending legal or arbitration proceedings that would have a material adverse effect on our manager’s financial condition or results of operations or cash flows, although it is possible that the outcome of any such proceedings could have a material impact on the manager’s net income in any particular period.

NOTE M — LEGAL MATTERS INVOLVING THE COMPANY

In April 2006, the lenders of the loans made to RightStar, Inc. (“RightStar”) filed suit against the State of Hawaii listing 26 causes of action, including allegations that the State of Hawaii illegally blocked the lender’s right to foreclose and take title to its collateral by inappropriately attaching conditions to the granting of licenses needed to operate the business, the pre-need trust funds and the perpetual care trust funds and that the State of Hawaii attempted to force the lenders to accept liability for any statutory trust fund deficits while no such lender liability exists under the laws of the State of Hawaii. The State of Hawaii responded by filing allegations against Vestin Mortgage and VRM II alleging that these Vestin entities improperly influenced the former RightStar trustees to transfer trust funds to VRM II.

On May 9, 2007, we, VRM II, Vestin Mortgage, the State of Hawaii and Comerica Incorporated (“Comerica”) announced that an arrangement had been reached to auction the RightStar assets. The auction was not successful. On June 12, 2007, the court approved the resolution agreement, which provides that the proceeds of the foreclosure sale would be allocated in part to VRM II, Vestin Mortgage and us and in part to fund the trust’s statutory minimum balances. We, VRM II, Vestin Mortgage, the State of Hawaii and Comerica have pledged to cooperate to recover additional amounts owed to the trusts and the creditors from others. Should the recovery meet or exceed $9 million, all parties have agreed that no further litigation between the state of Hawaii and Vestin will be reinstituted related to the trusts’ statutory minimum balances. The Vestin entities and the State of Hawaii signed a new agreement that would permit the foreclosure to proceed. On January 25, 2010, the Circuit Court of the First Circuit for the State of Hawaii confirmed the right of VRM I and its affiliates VRM II and Vestin Mortgage, to acquire through foreclosure the RightStar assets. On June 29, 2010 the First Circuit for the State of Hawaii issued its final order allowing the foreclosure. On July 13, 2010 we and VRM II completed our foreclosure of these properties and we classified them as Investment in Equity Method Investee Held for Sale.

We, VRM II and Vestin Mortgage (“Defendants”) were defendants in a breach of contract class action filed in San Diego Superior Court by certain plaintiffs who alleged, among other things, that they were wrongfully denied roll-up rights in connection with the merger of Fund I into VRM I and Fund II into VRM II. The court certified a class of all former Fund I unit holders and Fund II unit holders who voted against the mergers of Fund I into VRM I and Fund II into VRM II. The trial began in December 2009 and concluded in January 2010. On February 11, 2010, the Defendants were notified of a Tentative Statement of Decision, in their favor issued by the Superior Court for the State of California in San Diego following a trial. In the Tentative Statement, the Court found that there was no roll-up and therefore no breach of contract. The Court entered final judgment for the Defendants on March 18, 2010. Defendants and Plaintiffs agreed to a post-judgment settlement by which Plaintiffs agreed not to appeal the judgment in consideration of a waiver by the Defendants of any claim to recover actual court costs from the Plaintiffs. The Court granted final approval of this settlement of post-judgment rights on July 9, 2010.

We, Vestin Mortgage and Michael V. Shustek (“Defendants”) were defendants in a civil action filed by approximately 25 separate plaintiffs (“Plaintiffs”) in District Court for Clark County, Nevada. The Plaintiffs alleged, among other things, that Defendants: breached certain alleged contractual obligations owed to Plaintiffs; breached fiduciary duties supposedly owed to Plaintiffs; and misrepresented or omitted material facts regarding the conversion of Fund I into VRM I. The action sought monetary and punitive damages. On September 8, 2010, the parties agreed to settle the case. The Settlement Agreement provides for the settlement and complete release of all claims against the Defendants. The settlement was made without admission of liability by the Defendants.

In addition to the matters described above, we are involved in a number of other legal proceedings concerning matters arising in the ordinary course of our business activities. We believe we have meritorious defenses to each of these actions and intend to defend them vigorously. Other than the matters described above, we believe that we are not a party to any pending legal or arbitration proceedings that would have a material adverse effect on our financial condition or results of operations or cash flows, although it is possible that the outcome of any such proceedings could have a material impact on our operations in any particular period.

In July, 2012, we along with our Manager, VRM II, Vestin Group, Vestin Originations and Michael Shustek entered into a Settlement Agreement and Mutual Release (“Settlement Agreeement”) with the State of Hawaii and The Huntington National Bank as successor trustee to the Rightstar Trusts. Under the Settelemtn Agreement, we and VRM II were entitled to receive a portion of certain net proceeds from certain claims from third parties through litigation, settlement or otherwise. The parties agreed to mutually release each other from any claims and in lieu of such amounts due under the Settlement Agreement, within ten (10) business days after the later of (a) The Huntington National Bank’s receipt of the first tranche of certain trust recovery proceeds or (b) entry of a final and non-appealable decision or order approving settlement with each of certain other persons, the sum of $145,000.00 shall be disbursed from the first tranche of the trust recovery proceeds to us and VRM II. All other amounts payable under the Settlement Agreement were assigned to the Rightstar Trusts and The Huntington National Bank as successor trustee, all rights, obligations and claims we or VRM II has or ever can, shall or may have or claim to have arising out of or related to the Rightstar Trusts, or which were asserted or which could have been asserted in such cases. We and VRM II also released any and all interest in the amounts set aside from the sale of the property at 485 Waiale Street, Wailuku, Hawaii. Finally VRM II agreed to purchase all 447,226 shares in VRM II currently owned by the Rightstar trusts for $1.40 per share, which purchase is to be consummated within seven (7) days following Court approval of the settlement. The settlement was approved by the Court on August 3, 2012. As of September 30, 2012 the $145,000 has been paid and the shares have been purchased.

On February 7, 2012, we, VRM II and Fund III entered into a Deed in Lieu Agreement with a borrower resolving the foreclosure of our secured loan which had matured on December 31, 2011, with a principal balance, net of allowance for loan loss of approximately $9.9 million, of which our portion was approximately $0.8 million. Pursuant to the Deed in Lieu Agreement, our subsidiary 1701 Commerce, LLC (“1701 Commerce”) received a deed to the property which had secured the loan. The property, which is being operated as the Sheraton – Forth Worth, Texas, is the subject of litigation relating to the validity, priority, nature, and extent of liens claimed by other parties that may secure claims ranging from approximately $41 million to $48 million. We dispute both the validity of certain claimed liens and the amount of the claimed secured debt in part and as of this time intend to pursue our objections and disputes as to such matters. On March 26, 2012, 1701 Commerce filed for Chapter 11 bankruptcy protection in the United States Bankruptcy Court for the Northern District of Texas, Ft. Worth Division, to reorganize its financial affairs and to avoid a pending foreclosure of the property that had been scheduled by a mortgage lien holder and to preserve and protect 1701 Commerce’s equity and the interests of the other creditors of the property. Due to the uncertainty and disputes involving this property, we recorded this investment as Other Real Estate Owned on the balance sheet until August 23, 2012 when the Bankruptcy Court issued an order allowing the bankruptcy to proceed despite a motion to dismiss it and required 1701 Commerce to deposit $1 million as additional collateral with the court funded by us, VRM II and VF III, and gave 1701 Commerce until November 24, 2012, which has now been extended indefinitely to obtain confirmation of a reorganization plan. We hold an interest of approximately 8%, VRM II holds an interest of approximately 90% and Fund III holds an interest of approximately 2% in 1701 Commerce.

On September 24, 2012, 1701 Commerce entered into an asset purchase agreement to sell its assets in consideration of $55 million. Pursuant to the agreement, an earnest money deposit of $250,000 is currently maintained by a title company. Following the Bankruptcy Court’s approval of the sale of the assets to the buyer, the buyer has a 60 day due diligence period to review and approve the assets to be acquired. Upon the satisfaction of all conditions included in the agreement, the balance of the purchase price will be paid in cash to 1701 Commerce. As of the date of this report, management estimates the net realizable value to approximate the net assets held for sale.

NOTE N — INCOME TAXES

We operated as a REIT through December 31, 2011. We announced on March 28, 2012 that we have terminated our election to be treated as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), effective for the tax year ending December 31, 2012.

The components of the provision for income tax benefit are as follows for the nine months ended:

	9/30/2012	9/30/2011
Current Taxes
Federal	—	—
State	—	—

Total Current Taxes	—	—
Change in Deferred Taxes	171,000	—
Change in Valuation Allowance	(171,000)	—

Provision for income tax expense (benefit)	—	—

The following is a summary of the significant components of the Company’s deferred tax assets and liabilities at September 30, 2012:

Deferred Tax Assets:
Provision for Loan Losses	304,000
Write down on real estate held for sale	915,000
Recovery of allowance for doubtful notes receivable	590,000
Net operating loss carryforward	12,279,000

Total Deferred Tax Assets	14,088,000
Valuation allowance	(14,088,000)

Deferred Tax Assets, net of valuation allowance	—
Non-current portion	—

Current portion	—

The effective tax rate used for calculation of the deferred taxes as of September 30, 2012 was 34%. The Company has established a valuation allowance against deferred tax assets of $14,088,000 due to the uncertainty regarding realization, comprised primarily of a reserve against the deferred tax assets attributable to the net operating loss carryforward timing differences.

As of December 31, 2011 we were organized and conducted our operations to qualify as a REIT under Sections 856 to 860 of the Internal Revenue Code of 1986, as amended (the “Code”) and to comply with the provisions of the Internal Revenue Code with respect thereto. A REIT is generally not subject to federal income tax on that portion of its REIT taxable income (“Taxable Income”) which is distributed to its stockholders, provided that at least 90% of Taxable Income is distributed and provided that certain other requirements are met. Our Taxable Income may substantially exceed or be less than our net income as determined based on GAAP, because, differences in GAAP and taxable net income consist primarily of allowances for loan losses or doubtful account, write-downs on real estate held for sale, amortization of deferred financing cost, capital gains and losses, and deferred income.

NOTE O — SUBSEQUENT EVENTS

Management evaluated subsequent events through the date of this filing and determined that no such events have occurred that would require adjustment to or disclosure in the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Vestin Realty Mortgage II, Inc.

We have audited the accompanying consolidated balance sheets of Vestin Realty Mortgage II, Inc. (the “Company”) as of December 31, 2011 and 2010 and the related consolidated statements of operations, equity and other comprehensive loss, and cash flows for each of the two years in the period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vestin Realty Mortgage II, Inc. as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ JLK Partners, LLP

Irvine, California

March 16, 2012

FINANCIAL STATEMENTS

VESTIN REALTY MORTGAGE II, INC.

CONSOLIDATED BALANCE SHEETS

ASSETS

	December 31, 2011	December 31, 2010
Assets
Cash	$9,226,000	$7,884,000
Investment in marketable securities - related party	592,000	539,000
Interest and other receivables, net of allowance of $5,468,000 at December 31, 2011 and $3,952,000 at December 31, 2010	14,000	2,119,000
Notes receivable, net of allowance of $17,250,000 at December 31, 2011 and $14,131,000 at December 31, 2010	—	—
Real estate held for sale	10,767,000	12,808,000

Investment in real estate loans, net of allowance for loan losses of $26,247,000 at December 31, 2011 and $33,557,000 at December 31, 2010	31,777,000	26,719,000
Due from related parties	110,000	712,000
Assets under secured borrowings	—	1,320,000
Other assets	149,000	150,000
Assets held for sale	—	59,416,000

Total assets	$52,635,000	$111,667,000

LIABILITIES AND EQUITY
Liabilities
Accounts payable and accrued liabilities	$753,000	$5,325,000
Secured borrowings	—	1,088,000
Notes payable	25,000	1,324,000
Unearned revenue	—	26,000
Deferred gain on sale of HFS	102,000	—
Liabilities related to assets held for sale	—	45,769,000

Total liabilities	880,000	53,532,000

Commitments and contingencies

Equity
Stockholders’ equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued	—	—
Treasury stock, at cost, 189,378 shares at December 31, 2011 and 1,857,850 at December 31, 2010	(190,000)	(6,907,000)

Common stock, $0.0001 par value; 100,000,000 shares authorized; 12,720,783 shares issued and 12,531,405 outstanding at December 31, 2011, and 14,997,363 shares issued and 13,139,513 outstanding at December 31, 2010	1,000	1,000
Additional paid-in capital	271,005,000	278,550,000
Accumulated deficit	(219,070,000)	(218,203,000)
Common shares held by trusts related to assets held for sale	—	(648,000)
Accumulated other comprehensive income (loss)	9,000	(37,000)

Total stockholders’ equity before non-controlling interest – related party	51,755,000	52,756,000
Noncontrolling interest – related party	—	5,379,000

Total equity	51,755,000	58,135,000

Total liabilities and equity	$52,635,000	$111,667,000

The accompanying notes are an integral part of these consolidated statements.

VESTIN REALTY MORTGAGE II, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended
	12/31/2011	12/31/2010
Revenues
Interest income from investment in real estate loans	$1,244,000	$1,829,000

Gain related to pay off of real estate loan, including recovery of allowance for loan loss	249,000	124,000
Gain related to pay off of notes receivable, including recovery of allowance for notes receivable	505,000	142,000
Other income	89,000	—

Total revenues	2,087,000	2,095,000
Operating expenses
Management fees - related party	1,098,000	1,098,000
Provision for loan loss	1,028,000	8,300,000
Interest expense	206,000	965,000
Professional fees	1,419,000	4,750,000
Provision for doubtful accounts related to receivable	—	133,000
Loan fees	—	3,000
Consulting fees	217,000	105,000
Insurance	304,000	316,000
Other	310,000	687,000

Total operating expenses	4,582,000	16,357,000

Loss from operations	(2,495,000)	(14,262,000)

Non-operating income (loss)
Interest income from banking institutions	7,000	1,000
Impairment of marketable securities - related party	—	(628,000)
Discounted professional fees	1,580,000	—
Settlement expense	—	(2,239,000)

Total other non-operating income (loss), net	1,587,000	(2,866,000)

Provision for income taxes	—	—

Loss from continuing operations	(908,000)	(17,128,000)
Discontinued operations, net of income taxes
Income from guarantors related to real estate held for sale	—	2,000
Net gain on sale of real estate held for sale	1,258,000	285,000
Expenses related to real estate held for sale	(867,000)	(1,138,000)
Write-downs on real estate held for sale	(1,951,000)	(3,686,000)
Gain related to HFS settlement	430,000	—
Income from Hawaiian cemeteries and mortuaries, net of income taxes	1,889,000	159,000

Total income (loss) from discontinued operations	759,000	(4,378,000)

Net loss	(149,000)	(21,506,000)
Allocation to non-controlling interest – related party	(718,000)	(60,000)

Net loss attributable to common stockholders	$(867,000)	$(21,566,000)

Basic and diluted income (loss) per weighted average common share
Continuing operations	$(0.08)	$(1.27)
Discontinued operations	$0.01	$(0.33)

Total basic and diluted loss per weighted average common share	$(0.07)	$(1.60)

Dividends declared per common share	$—	$—

Weighted average common shares outstanding	12,991,208	13,464,092

The accompanying notes are an integral part of these consolidated statements.

VESTIN REALTY MORTGAGE II, INC.

CONSOLIDATED STATEMENTS OF EQUITY AND OTHER COMPREHENSIVE LOSS

	Treasury Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in- Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Common shares held by trusts related to assets held for sale	Noncontrolling Interest –Related Party	Total
Stockholders’ Equity at December 31, 2009	1,381,137	$(6,152,000)	13,616,226	$1,000	$278,550,000	$(196,637,000)	$(552,000)	$—	$—	$75,210,000

Net Loss						(21,566,000)			60,000	(21,506,000)

Recognition of Unrealized Loss on Marketable Securities – Related Party							628,000			628,000

Unrealized Loss on Marketable Securities – Related Party							(113,000)			(113,000)

Comprehensive Loss										(20,991,000)

Noncontrolling Interest – Related Party									5,319,000	5,319,000

Purchase of Treasury Stock	476,713	(755,000)	(476,713)					(648,000)		(1,403,000)

Stockholders’ Equity at December 31, 2010	1,857,850	$(6,907,000)	13,139,513	$1,000	$278,550,000	$(218,203,000)	$(37,000)	$(648,000)	$5,379,000	$58,135,000

Net Loss						(867,000)			718,000	(149,000)

Unrealized Gain on Marketable Securities – Related Party							46,000			46,000

										(103,000)

Distributions – Related Party									(440,000)	(440,000)

Disposition of Assets Held for Sale								648,000	(5,657,000)	(5,009,000)

Retire Treasury Stock	(2,087,202)	7,545,000		—	(7,545,000)					—

Purchase of Treasury Stock	418,730	(828,000)	(418,730)							(828,000)

Stockholders’ Equity at December 31, 2011	189,378	$(190,000)	12,720,783	$1,000	$271,005,000	$(219,070,000)	$9,000	$—	$—	$51,755,000

The accompanying notes are an integral part of these consolidated statements.

VESTIN REALTY MORTGAGE II, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended
	12/31/2011	12/31/2010
Cash flows from operating activities:
Net loss	$(149,000)	$(21,506,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for doubtful accounts related to receivable	—	134,000
Impairment of marketable securities - related party	—	628,000
Write-downs on real estate held for sale	1,951,000	3,686,000
Gain on sale of real estate held for sale	(1,258,000)	(454,000)

Loss on sale of real estate held for sale	—	169,000
Recovery of allowance for doubtful notes receivable included in other income	(505,000)	(124,000)
Gain related to recovery of allowance for loan loss	(249,000)	—
Provision for loan loss	1,028,000	8,300,000
Prepaid interest income - unearned income	—	62,000
Amortized interest income	(26,000)	(36,000)
Amortized financing costs, included in interest expense	—	175,000
Change in operating assets and liabilities:
Interest and other receivables	2,105,000	(155,000)
Assets held for sale, net of liabilities	(590,000)	(159,000)
Due to/from related parties, net	601,000	(395,000)
Other assets	220,000	193,000
Accounts payable and accrued liabilities	(3,860,000)	1,013,000

Net cash used in operating activities	$(732,000)	$(8,469,000)

Cash flows from investing activities:
Investments in real estate loans	$(14,337,000)	$(3,795,000)
Purchase of investments in real estate loans from:
VRM I	—	(1,033,000)
Fund III	—	(200,000)
Third parties	—	(6,822,000)
Proceeds from loan payoffs	6,416,000	12,870,000
Sale of investments in real estate loans to:
VRM I	—	2,000,000
Other related parties	500,000	—
Third parties	2,743,000	375,000
Proceeds related to real estate held for sale	479,000	11,418,000
Purchases of assets held for sale	—	(325,000)
Proceeds on nonrefundable extension fees on real estate held for sale	89,000	—
Proceeds from sale of asset held for sale	9,369,000	—
Proceeds from note receivable	505,000	161,000
Notes receivable	—	(37,000)
Purchase of marketable securities - related party	(6,000)	—

Net cash provided by investing activities	$5,758,000	$14,612,000

The accompanying notes are an integral part of these consolidated statements.

VESTIN REALTY MORTGAGE II, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	For the Year Ended
	12/31/2011	12/31/2010
Cash flows from financing activities:
Principal payments on notes payable	$(1,518,000)	$(244,000)
Proceeds from issuance of notes payable	—	1,296,000
Distributions to holder of noncontrolling interest – related party	(440,000)	—
Cash used for pay down on secured borrowings	(1,088,000)	—
Purchase of treasury stock at cost	(638,000)	(755,000)

Net cash provided by (used in) financing activities	$(3,684,000)	$297,000

NET CHANGE IN CASH	1,342,000	6,440,000

Cash, beginning of period	7,884,000	1,444,000

Cash, end of period	$9,226,000	$7,884,000

Supplemental disclosures of cash flows information:
Interest paid	$206,000	$747,000

Non-cash investing and financing activities:
Retirement of treasury stock	$7,545,000	$—

Treasury stock acquired through settlement	$(190,000)	$—

Payoff of loans funded through secured borrowings	$—	$6,822,000

Write-off of notes receivable and related allowance	$8,090,000	$—

Note payable relating to prepaid D & O insurance	$219,000	$244,000

Real estate held for sale acquired through foreclosure, net of prior allowance	$160,000	$9,033,000

Assets held for sale acquired, net of related liabilities and noncontrolling interest –related party	$—	8,494,000

Deferred gain on asset held for sale	$102,000	$—

Investment in real estate loans by purchase of secured borrowings	$1,320,000	$—

Accrued liabilities related to sale of asset held for sale	$38,000	$—

Write-off of interest receivable and related allowance	$160,000	$658,000

Seller-financed real estate held for sale reclassification	$—	$3,500,000

Decrease in deposit liability related to pay off of real estate held for sale - seller financed	$—	$260,000

Adjustment to note receivable and related allowance for charge offs	$3,580,000	$—

Conversion of secured loans to unsecured notes receivable	$—	$4,957,000

Reclassification of loan, net of allowance for loan losses, to accounts receivable	$—	$1,956,000

Recognition of unrealized loss on marketable securities - related party	$—	$628,000

Unrealized gain (loss) on marketable securities - related party	$46,000	$(113,000)

The accompanying notes are an integral part of these consolidated statements.

VESTIN REALTY MORTGAGE II, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011

NOTE A — ORGANIZATION

Vestin Realty Mortgage II, Inc. (“VRM II”) formerly Vestin Fund II, LLC (“Fund II”) invests in loans secured by real estate through deeds of trust or mortgages (hereafter referred to collectively as “deeds of trust” and as defined in our management agreement (“Management Agreement”) as “Mortgage Assets”). References in this report to the “Company,”“we,”“us,” or “our” refer to Fund II with respect to the period prior to April 1, 2006 and to VRM II with respect to the period commencing on April 1, 2006. Because we were a limited liability company (“LLC”) during the prior periods reflected in this report, we make reference to Fund II’s “members” rather than “stockholders” in reporting our financial results.

We operate as a real estate investment trust (“REIT”). We are not a mutual fund or an investment company within the meaning of the Investment Company Act of 1940, nor are we subject to any regulation thereunder. As a REIT, we are required to have a December 31 fiscal year end. Our Board of Directors has been exploring releasing our status as a REIT. We expect a resolution will be made by March 30, 2012 to terminate our REIT status based on legal advice to be received by this date. As such, the Company will not be taxed as a REIT for the year ending December 31, 2012. The required filings to make this resolution effective have been prepared and submitted to the Internal Revenue Service as of the date of this filing.

Vestin Group, Inc. (“Vestin Group”), a Delaware corporation, owns a significant majority of Vestin Mortgage, LLC, a Nevada limited liability company, who is our manager (the “manager” or “Vestin Mortgage”). On January 7, 2011, Vestin Mortgage converted from a corporation to a limited liability company. Michael Shustek, the CEO and managing member of our manager and CEO, President and a director of us, wholly owns Vestin Group, which is engaged in asset management, real estate lending and other financial services through its subsidiaries. Our manager, prior to June 30, 2006, also operated as a licensed Nevada mortgage broker and was generally engaged in the business of brokerage, placement and servicing of commercial loans secured by real property. On July 1, 2006, a mortgage broker license was issued to an affiliated company, Vestin Originations, Inc. (“Vestin Originations”), which is majority-owned by Vestin Group. Vestin Originations continued the business of brokerage, placement and servicing of real estate loans. Effective February 14, 2011, the business of brokerage and placement of real estate loans will be performed by affiliated or non-affiliated mortgage brokers, including Vestin Originations and Advant Mortgage, LLC (“Advant”), both licensed Nevada mortgage brokers, which are indirectly majority by Mr. Shustek.

As discussed in Part I, Item 1, Business of this Annual Report on Form 10-K, we are managed by Vestin Mortgage pursuant to a management agreement. Vestin Mortgage is also the manager of Vestin Realty Mortgage I, Inc. (“VRM I”), as the successor by merger to Vestin Fund I, LLC (“Fund I”) and Vestin Fund III, LLC (“Fund III”). These entities were formed to invest in real estate loans. VRM I has investment objectives similar to ours, and Fund III is in the process of an orderly liquidation of its assets.

The consolidated financial statements include the accounts of us, our wholly owned taxable REIT subsidiary, Vestin TRS II, Inc (“TRS II”), Hawaii Funeral Services, LLC (“HFS”) and related trusts (see Note G). All significant inter-company transactions and balances have been eliminated in consolidation.

During April 2009, we entered into an accounting services agreement with Strategix Solutions, LLC (“Strategix Solutions”), a Nevada limited liability company, for the provision of accounting and financial reporting services. Strategix Solutions also provides accounting and financial reporting services to VRM I and Fund III. Our CFO and other members of our accounting staff are employees of Strategix Solutions. Strategix Solutions is managed by LL Bradford and Company, LLC (“LL Bradford”), a certified public accounting firm that has provided non-audit accounting services to us. The principal manager of LL Bradford was a former officer of our manager from April 1999 through January 1, 2005. Strategix Solutions is owned by certain partners of LL Bradford, none of whom are currently or were previously officers of our manager. As used herein, “management” means our manager, its manager, its executive officers and the individuals at Strategix Solutions who perform accounting and financial reporting services on our behalf.

On January 21, 2011, Eric Bullinger was appointed as our new CFO by the Board of Directors, pursuant to the terms of our agreement with Strategix Solutions, who was responsible for designating, subject to the approval of our Board of Directors, a new CFO for the Company. From May 21, 2010, until January 21, 2011, our current CEO, Michael Shustek, was acting as our interim CFO.

NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America (“GAAP”). Management has included all normal recurring adjustments considered necessary to give a fair presentation of operating results for the periods presented.

Management Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include interest-bearing and non-interest-bearing bank deposits, money market accounts, short-term certificates of deposit with original maturities of three months or less, and short-term instruments with a liquidation provision of one month or less.

Revenue Recognition

Interest is recognized as revenue on performing loans when earned according to the terms of the loans, using the effective interest method. We do not accrue interest income on loans once they are determined to be non-performing. A loan is non-performing when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement or when the payment of interest is 90 days past due. Cash receipts will be allocated to interest income, except when such payments are specifically designated by the terms of the loan as principal reduction. Interest is fully allowed for on impaired loans and is recognized on a cash basis method.

Investments in Real Estate Loans

We may, from time to time, acquire or sell investments in real estate loans from or to our manager or other related parties pursuant to the terms of our Management Agreement without a premium. The primary purpose is to either free up capital to provide liquidity for various reasons, such as loan diversification, or place excess capital in investments to maximize the use of our capital. Selling or buying loans allows us to diversify our loan portfolio within these parameters. Due to the short-term nature of the loans we make and the similarity of interest rates in loans we normally would invest in, the fair value of a loan typically approximates its carrying value. Accordingly, discounts or premiums typically do not apply upon sales of loans and therefore, generally no gain or loss is recorded on these transactions, regardless of whether to a related or unrelated party.

Investments in real estate loans are secured by deeds of trust or mortgages. Generally, our real estate loans require interest only payments with a balloon payment of the principal at maturity. We have both the intent and ability to hold real estate loans until maturity and therefore, real estate loans are classified and accounted for as held for investment and are carried at amortized cost. Loans sold to or purchased from affiliates are accounted for at the principal balance and no gain or loss is recognized by us or any affiliate. Loan-to-value ratios are initially based on appraisals obtained at the time of loan origination and are updated, when new appraisals are received or when management’s assessment of the value has changed, to reflect subsequent changes in value estimates. Such appraisals are generally dated within 12 months of the date of loan origination and may be commissioned by the borrower.

The Company considers a loan to be impaired when, based upon current information and events, it believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company’s impaired loans include troubled debt restructuring, and performing and non-performing loans in which full payment of principal or interest is not expected. The Company calculates an allowance required for impaired loans based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price or the fair value of its collateral.

Loans that have been modified from their original terms are evaluated to determine if the loan meets the definition of a Troubled Debt Restructuring (“TDR”) as defined by ASC 310-40. When the Company modifies the terms of an existing loan that is considered a TDR, it is considered performing as long as it is in compliance with the modified terms of the loan agreement. If the modification calls for deferred interest, it is recorded as interest income as cash is collected.

Allowance for Loan Losses

We maintain an allowance for loan losses on our investments in real estate loans for estimated credit impairment. Our manager’s estimate of losses is based on a number of factors including the types and dollar amounts of loans in the portfolio, adverse situations that may affect the borrower’s ability to repay, prevailing economic conditions and the underlying collateral securing the loan. Additions to the allowance are provided through a charge to earnings and are based on an assessment of certain factors, which may indicate estimated losses on the loans. Actual losses on loans are recorded first as a reduction to the allowance for loan losses. Generally, subsequent recoveries of amounts previously charged off are recognized as income.

Estimating allowances for loan losses requires significant judgment about the underlying collateral, including liquidation value, condition of the collateral, competency and cooperation of the related borrower and specific legal issues that affect loan collections or taking possession of the property. As a commercial real estate lender willing to invest in loans to borrowers who may not meet the credit standards of other financial institutional lenders, the default rate on our loans could be higher than those generally experienced in the real estate lending industry. We and our manager generally approve loans more quickly than other real estate lenders and, due to our expedited underwriting process; there is a risk that the credit inquiry we perform will not reveal all material facts pertaining to a borrower and the security.

Additional facts and circumstances may be discovered as we continue our efforts in the collection and foreclosure processes. This additional information often causes management to reassess its estimates. In recent years, we have revised estimates of our allowance for loan losses. Circumstances that have and may continue to cause significant changes in our estimated allowance include, but are not limited to:

•	Declines in real estate market conditions, which can cause a decrease in expected market value;

•	Discovery of undisclosed liens for community improvement bonds, easements and delinquent property taxes;

•

Lack of progress on real estate developments after we advance funds. We customarily utilize disbursement agents to monitor the progress of real estate developments and approve loan advances. After further inspection of the related property, progress on construction occasionally does not substantiate an increase in value to support the related loan advances;

•	Unanticipated legal or business issues that may arise subsequent to loan origination or upon the sale of foreclosed property; and

•	Appraisals, which are only opinions of value at the time of the appraisal, may not accurately reflect the value of the property.

Discontinued Operations

We have reclassified for all periods presented in the accompanying consolidated statements of operations, the amounts related to discontinued operations and real estate held for sale, in accordance with the applicable accounting criteria. In addition, the assets and liabilities related to the discontinued operations are reported separately in the accompanying consolidated balance sheets as real estate held for sale, assets held for sale, and liabilities related to assets held for sale.

Real Estate Held for Sale

Real estate held for sale (“REO”) includes real estate acquired through foreclosure and will be carried at the lower of the recorded amount, inclusive of any senior indebtedness, or the property’s estimated fair value, less estimated costs to sell, with fair value based on appraisals and knowledge of local market conditions. While pursuing foreclosure actions, we seek to identify potential purchasers of such property. It is not our intent to invest in or to own real estate as a long-term investment. We generally seek to sell properties acquired through foreclosure as quickly as circumstances permit, taking into account current economic conditions. The carrying values of REO are assessed on a regular basis from updated appraisals, comparable sales values or purchase offers.

Management classifies real estate as REO when the following criteria are met:

•	Management commits to a plan to sell the properties;

•	The property is available for immediate sale in its present condition subject only to terms that are usual and customary;

•	An active program to locate a buyer and other actions required to complete a sale have been initiated;

•	The sale of the property is probable;

•	The property is being actively marketed for sale at a reasonable price; and

•	Withdrawal or significant modification of the sale is not likely.

Real Estate Held For Sale – Seller-Financed

We occasionally finance sales of foreclosed properties (“seller-financed REO”) to third parties. In order to record a sale of real estate when we provide financing, the buyer of the real estate is required to make minimum initial and continuing investments. Minimum initial investments range from 10% to 25% based on the type of real estate sold. In addition, there are limits on commitments and contingent obligations incurred by a seller in order to record a sale.

Because we occasionally foreclose on loans with raw land or developments in progress, available financing for such properties is often limited and we frequently provide financing up to 100% of the selling price on these properties. In addition, we may make additional loans to the buyer to continue development of a property. Although sale agreements are consummated at closing, they lack adequate initial investment by the buyer to qualify as a sale transaction. These sale agreements are not recorded as a sale until the minimum requirements are met.

These sale agreements are recorded under the deposit method or cost recovery method. Under the deposit method, no profit is recognized and any cash received from the buyer is reported as a deposit liability on the balance sheet. Under the cost recovery method, no profit is recognized until payments by the buyer exceed the carrying basis of the property sold. Principal payments received will reduce the related receivable, and interest collections will be recorded as unrecognized gross profit on the balance sheet. The carrying values of these properties would be included in real estate held for sale – seller financed on the consolidated balance sheets, when applicable.

In cases where the investment by the buyer is significant (generally 20% or more) and the buyer has an adequate continuing investment, the purchase money debt is not subject to future subordination, and a full transfer of risks and rewards has occurred, we will use the full accrual method. Under the full accrual method, a sale is recorded and the balance remaining to be paid is recorded as a normal note. Interest is recorded as income when received.

Secured Borrowings

Secured borrowings provide an additional source of capital for our lending activity. Secured borrowings allow us to increase the diversification of our loan portfolio and to invest in loans that we might not otherwise invest in. We do not receive any fees for entering into secured borrowing arrangements; however, we may receive revenue for any differential of the interest spread, if applicable. Loans in which unaffiliated investors have participated through inter-creditor agreements (“Inter-creditor Agreements”) are accounted for as secured borrowings.

The Inter-creditor Agreements provide us additional funding sources for real estate loans whereby an unaffiliated investor (the “Investor”) may participate on a non-paripassu basis in certain real estate loans with us and/or VRM I (collectively, the “Lead Lenders”). In the event of borrower non-performance, the Inter-creditor Agreements generally provide that the Lead Lenders must repay the Investor’s loan amount either by (i) continuing to remit to the Investor the interest due on the participated loan amount; (ii) substituting an alternative loan acceptable to the Investor; or (iii) repurchasing the participation from the Investor for the outstanding balance plus accrued interest.

Additionally, an Investor may participate in certain loans with the Lead Lenders through Participation Agreements. In the event of borrower non-performance, the Participation Agreement may allow the Investor to be repaid up to the amount of the Investor’s investment prior to the Lead Lender being repaid. Real estate loan financing under the Participation Agreements are also accounted for as a secured borrowing. We do not receive any revenues for entering into secured borrowing arrangements.

Investment in Marketable Securities – Related Party

Investment in marketable securities – related party consists of stock in VRM I. The securities are stated at fair value as determined by the closing market prices as of December 31, 2011 and 2010. All securities are classified as available-for-sale.

We are required to evaluate our available-for-sale investment for other-than-temporary impairment charges. We will determine when an investment is considered impaired (i.e., decline in fair value below its amortized cost), and evaluate whether the impairment is other than temporary (i.e., investment value will not be recovered over its remaining life). If the impairment is considered other than temporary, we will recognize an impairment loss equal to the difference between the investment’s cost and its fair value.

According to the SEC Staff Accounting Bulletin, Topic 5: Miscellaneous Accounting, M - Other Than Temporary Impairment of Certain Investments in Debt and Equity Securities , there are numerous factors to be considered in such an evaluation and their relative significance will vary from case to case. The following are a few examples of the factors that individually or in combination, indicate that a decline is other than temporary and that a write-down of the carrying value is required:

•	The length of the time and the extent to which the market value has been less than cost;

•

The financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer such as changes in technology that may impair the earnings potential of the investment or the discontinuance of a segment of the business that may affect the future earnings potential; or

•	The intent and ability of the holder to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in market value.

Fair Value Disclosures

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e. “the exit price”) in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various valuation approaches, including quoted market prices and discounted cash flows. The established hierarchy for inputs used, in measuring fair value, maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from independent sources. Unobservable inputs are inputs that reflect a company’s judgment concerning the assumptions that market participants would use in pricing the asset or liability developed based on the best information available under the circumstances. The fair value hierarchy is broken down into three levels based on the reliability of inputs as follows:

•

Level 1 – Valuations based on quoted prices in active markets for identical instruments that the Company is able to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

•

Level 2 – Valuations based on quoted prices in active markets for instruments that are similar, or quoted prices in markets that are not active for identical or similar instruments, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

•	Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement, which utilize the Company’s estimates and assumptions.

If the volume and level of activity for an asset or liability have significantly decreased, we will still evaluate our fair value estimate as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. In addition, since we are a publicly traded company, we are required to make our fair value disclosures for interim reporting periods.

Basic and Diluted Earnings Per Common Share

Basic earnings per share (“EPS”) is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding. Diluted EPS is similar to basic EPS except that the weighted average number of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been exercised. We had no outstanding common share equivalents during the years ended December 31, 2011 and 2010.

Common Stock Dividends

During June 2008, our Board of Directors decided to suspend the payment of dividends. We will continue to comply with the REIT requirements and will distribute at least ninety percent (90%) of our REIT taxable income. Our Board of Directors will closely monitor our operating results in order to determine when dividends should be reinstated; however, we do not expect them to be reinstating dividends in the foreseeable future.

Treasury Stock

On March 21, 2007, our board of directors authorized the repurchase of up to $10 million worth of our common stock. Depending upon market conditions, shares may be repurchased from time to time at prevailing market prices through open market or privately negotiated transactions. We are not obligated to purchase any shares. Subject to applicable securities laws, repurchases may be made at such times and in such amounts, as our manager deems appropriate. As of December 31, 2011 we had a total of 2,276,580 shares of treasury stock of which 189,378 were received as a part of a settlement in the amount of approximately 0.2 million. On this date we retired 2,087,202 shares leaving a balance of 189,378 at a cost of approximately $0.2 million. As of December 31, 2010 we had a total of 1,857,850 shares of treasury stock carried on our books at cost totaling approximately $6.9 million.

Segments

We are currently authorized to operate two reportable segments, investments in real estate loans and investments in real property. As of December 31, 2011, we had not commenced investing in real property.

Our objective is to invest approximately 97% of our assets in real estate loans and real estate investments, while maintaining approximately 3% as a working capital cash reserve. Current market conditions have impaired our ability to be fully invested in real estate loans. As of December 31, 2011, approximately 60% of our assets, net of allowance for loan losses, are classified as investments in real estate loans.

Reclassifications

Certain amounts in the December 31, 2010 consolidated financial statements have been reclassified to conform to the December 31, 2011 presentation.

Principles of Consolidation

Our consolidated financial statements include the accounts of VRM II, TRS II, our wholly owned subsidiary, and Hawaii Funeral Services, LLC (“HFS”), in which we had a controlling interest through December 1, 2011. Our consolidated financial statements also included the accounts of the funeral merchandise and service trusts, cemetery merchandise and service trusts, and cemetery perpetual care trusts (“Trusts”) in which we had a variable interest and were the primary beneficiary. Intercompany balances and transactions have been eliminated in consolidation.

The Trusts are variable interest entities of HFS, as defined in ASC Topic 810. In accordance with this guidance, we have determined that we were the primary beneficiary of these trusts, as we absorbed a majority of the losses and returns associated with these trusts. We consolidated our Trust investments with a corresponding amount recorded as Care trusts’ corpus.

Noncontrolling Interests

The FASB issued authoritative guidance for noncontrolling interests in December 2007, which establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as an unconsolidated investment, is an ownership interest in the consolidated entity that should be reported as a component of equity in the consolidated financial statements. Among other requirements, the guidance requires consolidated net income to be reported at amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest.

Income Taxes

As of December 31, 2011 we were organized and conducted our operations to qualify as a REIT under Sections 856 to 860 of the Internal Revenue Code of 1986, as amended (the “Code”) and to comply with the provisions of the Internal Revenue Code with respect thereto. A REIT is generally not subject to federal income tax on that portion of its REIT taxable income (“Taxable Income”) which is distributed to its stockholders, provided that at least 90% of Taxable Income is distributed and provided that certain other requirements are met. Our Taxable Income may substantially exceed or be less than our net income as determined based on GAAP, because, differences in GAAP and taxable net income consist primarily of allowances for loan losses or doubtful account, write-downs on real estate held for sale, amortization of deferred financing cost, capital gains and losses, and deferred income. Certain assets of ours are held in a taxable REIT subsidiary (“TRS”). The income of a TRS is subject to federal and state income taxes. For more information please refer to Note P – Subsequent Events

A tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation process, based on the technical merits. Based on our evaluation, we have concluded that there are no significant uncertain tax positions requiring recognition on our consolidated financial statements. The net income tax provision for the years ended December 31, 2011 and 2010 were approximately zero.

NOTE C — FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

Financial instruments consist of cash, interest and other receivables, notes receivable, accounts payable and accrued liabilities, due to/from related parties and notes payable. The carrying values of these instruments approximate their fair values due to their short-term nature. Marketable securities – related party and investment in real estate loans are further described in Note L – Fair Value.

Financial instruments with concentration of credit and market risk include cash, interest and other receivables, marketable securities - related party, notes receivable, accounts payable, accrued liabilities and secured borrowings, due to/from related parties, notes payable, and loans secured by deeds of trust.

We maintain cash deposit accounts and certificates of deposit which, at times, may exceed federally-insured limits. To date, we have not experienced any losses. As of December 31, 2011 and 2010, we had approximately $0 and $6.3 million, respectively, in excess of the federally-insured limits.

As of December 31, 2011, 36%, 28% 19% and 15% of our loans were in Nevada, Arizona, Texas and California, respectively, compared to 39%, 24% 21% and 16%, at December 31, 2010, respectively. As a result of this geographical concentration of our real estate loans, the downturn in the local real estate markets in these states has had a material adverse effect on us.

At December 31, 2011, the aggregate amount of loans to our three largest borrowers represented approximately 53% of our total investment in real estate loans. These real estate loans consisted of commercial and land loans, located in Arizona, Texas and California, with a first lien position on the California loan and second lien positions on the Arizona and Texas loans. Their interest rates are between 8% and 15%, and the aggregate outstanding balance is approximately $30.7 million. As of December 31, 2011, our largest loan, totaling $12.6 million, is located in Arizona and has an interest rate of 15%, was considered non-performing and has been fully reserved. The loan located in Texas, considered non-performing with an interest rate of 8%, is a result of troubled debt restructuring whereby the total interest is being fully deferred and was payable December 31, 2011. Foreclosure proceedings have begun due to no payment being received. The loan located in California, a performing loan with an interest rate of 11%, is a result of troubled debt restructuring. Through March 25, 2011, interest was being paid monthly at 6% and deferred at 5%. Effective March 25, 2011, the total interest is being fully deferred until February 2012, at which time 6% interest will, once again, be payable monthly and 5% will be deferred and due upon maturity. See “Troubled Debt Restructuring” in Note D – Investments in Real Estate Loans . At December 31, 2010, the aggregate amount of loans to our three largest borrowers represented approximately 51% of our total investment in real estate loans. These real estate loans consisted of commercial and land loans, located in Arizona, Texas and California, with a first lien position on the California loan and second lien positions on the Arizona and Texas loans. Their interest rates range between 8% and 15%, and the aggregate outstanding balance is approximately $30.7 million.

We have a significant concentration of credit risk with our largest borrowers. During the year ended December 31, 2011, four of our performing loans totaling approximately $17.9 million, of which our portion was approximately $9.9 million, accounted for approximately 58% of our interest income. Three of these loans were paid in full as of December 31, 2011. During the year ended December 31, 2010, two of our performing loans totaling approximately $19.6 million, of which our portion was approximately $9.6 million, accounted for approximately 39% of our interest income. One of these loans was paid in full as of December 31, 2010. Any additional defaults in our loan portfolio will have a material adverse effect on us.

The success of a borrower’s ability to repay its real estate loan obligation in a large lump-sum payment may be dependent upon the borrower’s ability to refinance the obligation or otherwise raise a substantial amount of cash. With the weakened economy, credit continues to be difficult to obtain and as such, many of our borrowers who develop and sell commercial real estate projects have been unable to complete their projects, obtain takeout financing or have been otherwise adversely impacted. In addition, an increase in interest rates over the loan rate applicable at origination of the loan may have an adverse effect on our borrower’s ability to refinance.

Common Guarantors

As of December 31, 2011 and December 31, 2010, two and four loans, respectively totaling approximately $15.9 million and $19.8 million, respectively, representing approximately 27.3% and 32.8% of our portfolio’s total value, respectively, along with two unsecured notes receivable totaling approximately $3.9 million, had a common guarantor. As of December 31, 2011 and December 31, 2010, both loans were fully reserved and were considered non-performing. As of December 31, 2010, the two unsecured notes receivable were fully reserved; however, the guarantor of these notes had stopped making payments, and, as a result, the notes were fully charged off as of December 31, 2011.

As of December 31, 2011 and 2010, four loans totaling approximately $11.0 and $9.9 million, respectively, had a common guarantor. These loans represented approximately 19.0% and 16.4%, respectively, of our portfolio’s total value as of December 31, 2011 and 2010. One loan at December 31, 2010 was related to our secured borrowings of approximately $1.3 million including approximately $0.2 million in interest reserves. As of December 31, 2011 we repurchased the secured borrowings portion of the loan. Another loan at December 31, 2011 and 2010 is secured by a second deed of trust and had a balance of approximately $0.9 million and $1.0 million, respectively. All four loans were considered performing as of December 31, 2011 and 2010.

As of December 31 2011 and 2010, nine and three loans totaling approximately $6.2 million and $3.1 million, respectively, representing approximately 10.7% and 5.2%, respectively, of our portfolio’s total value, had a common guarantor. At December 31, 2011 and 2010, all loans were considered performing.

For additional information regarding the above non-performing loans, see “Non-Performing Loans” in Note D – Investments In Real Estate Loans .

NOTE D — INVESTMENTS IN REAL ESTATE LOANS

As of December 31, 2011 and 2010, most of our loans provided for payments of interest only with a “balloon” payment of principal payable in full at the end of the term.

In addition, we may invest in real estate loans that require borrowers to maintain interest reserves funded from the principal amount of the loan for a period of time. At December 31, 2011 and 2010, we had no investments in real estate loans that had interest reserves.

Loan Portfolio

As of December 31, 2011, we had five available real estate loan products consisting of commercial, construction, acquisition and development (“A/D”), land and residential. The effective interest rates on all product categories range from 0% to 15%. Revenue by product will fluctuate based upon relative balances during the period.

During the second quarter ended June 30, 2010, the Trustee in a Bankruptcy case, involving one of our non-performing commercial loans in California, sold the assets of the Borrower to an unrelated third party for an aggregate amount of $4.1 million. The proceeds, net of all court costs, closing costs, trustee’s fees, real estate taxes and security guard services, totaled approximately $3.4 million. An unaffiliated lender was successful in claiming an interest in the proceeds of the bankruptcy sale, purportedly based on loans of approximately $0.9 million, secured by some of the equipment located at the property. A motion to determine the allocation of the sale proceeds was filed with the Bankruptcy Court. A settlement was reached with the unaffiliated lender, and, as a result, we, VRM I and Fund III received $2.7 million, of which our portion equals $2.0 million, on May 11, 2011.

Investments in real estate loans as of December 31, 2011, were as follows:

Loan Type	Number of Loans	Balance *	Weighted Average Interest Rate	Portfolio Percentage	Current Weighted Average Loan-To-Value, Net of Allowance for Loan Losses
Residential	1	$385,000	8.00%	0.66%	61.41%
Commercial	19	40,050,000	10.97%	69.02%	71.43%
Construction	1	6,656,000	8.00%	11.47%	89.49%
Land	3	10,933,000	10.75%	18.85%	64.15%

Total	24	$58,024,000	10.57%	100.00%	71.10%

Investments in real estate loans as of December 31, 2010, were as follows:

Loan Type	Number of Loans	Balance *	Weighted Average Interest Rate	Portfolio Percentage	Current Weighted Average Loan-To-Value, Net of Allowance for Loan Losses
Residential	—	$—	—%	—%	—%
Commercial	13	41,111,000	11.13%	68.20%	65.19%
Construction	2	8,231,000	8.54%	13.66%	86.69%
Land	3	10,934,000	10.75%	18.14%	76.15%

Total	18	$60,276,000	10.71%	100.00%	74.10%

*	Please see Balance Sheet Reconciliation below.

The “Weighted Average Interest Rate” as shown above is based on the contractual terms of the loans for the entire portfolio including non-performing loans. The weighted average interest rate on performing loans only, as of December 31, 2011 and 2010, was 6.79% and 8.49%, respectively. Please see “Non-Performing Loans” and “Asset Quality and Loan Reserves” below for further information regarding performing and non-performing loans.

Loan-to-value ratios are generally based on the most recent appraisals and may not reflect subsequent changes in value and include allowances for loan losses. Recognition of allowance for loan losses will result in a maximum loan-to-value ratio of 100% per loan.

The following is a schedule of priority of real estate loans as of December 31, 2011 and 2010:

Loan Type	Number of Loans	December 31, 2011Balance*	Portfolio Percentage	Number of Loans	December 31, 2010Balance*	Portfolio Percentage
First deeds of trust	18	$28,684,000	49.43%	10	$25,334,000	42.03%
Second deeds of trust	6	29,340,000	50.57%	8	34,942,000	57.97%

Total	24	$58,024,000	100.00%	18	$60,276,000	100.00%

*	Please see Balance Sheet Reconciliation below.

The following is a schedule of contractual maturities of investments in real estate loans as of December 31, 2011:

Non-performing and past due loans (a)	$29,564,000
January 2012 – March 2012(b)	20,227,000
April 2012 – June 2012(b)	2,315,000
July 2012 – September 2012(b)	2,802,000
October 2012 – December 2012(b)	1,238,000
Thereafter	1,878,000

Total	$58,024,000

(a)	Amounts include the balance of non-performing loans.

(b)	Amounts include loans that have been or are in the process of being extended subsequent to March 16, 2012.

The following is a schedule by geographic location of investments in real estate loans as of December 31, 2011 and 2010:

	December 31, 2011 Balance *	Portfolio Percentage	December 31, 2010 Balance *	Portfolio Percentage
Arizona	$16,108,000	27.76%	$14,678,000	24.35%
California	8,564,000	14.76%	9,633,000	15.98%
Colorado	895,000	1.54%	—	—
Nevada	21,114,000	36.39%	23,350,000	38.74%
Ohio	323,000	0.56%	—	—
Oregon	46,000	0.08%	46,000	0.08%
Texas	10,974,000	18.91%	12,569,000	20.85%

Total	$58,024,000	100.00%	$60,276,000	100.00%

*	Please see Balance Sheet Reconciliation below.

Balance Sheet Reconciliation

The following table reconciles the balance of the loan portfolio to the amount shown on the accompanying Consolidated Balance Sheets.

	December 31, 2011 Balance (a)	December 31, 2010 Balance (a)
Balance per loan portfolio	$58,024,000	$60,276,000
Less:
Allowance for loan losses (a)	(26,247,000)	(33,557,000)

Balance per consolidated balance sheet	$31,777,000	$26,719,000

(a) Please refer to Specific Reserve Allowance below.

Non-Performing Loans

As of December 31, 2011, we had five loans considered non-performing (i.e., based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement or when the payment of interest is 90 days past due). These loans are currently carried on our books at a value of approximately $10.0 million, net of allowance for loan losses of approximately $19.6 million, which does not include the allowances of approximately $6.7 million relating to performing loans as of December 31, 2011. Except as otherwise provided below, these loans have been placed on non-accrual of interest status and may be the subject of pending foreclosure proceedings.

At December 31, 2011, the following loans were non-performing:

Loan Type	Number Of Non-Performing Loans	Balance at December 31, 2011	Allowance for Loan Losses	Net Balance at December 31, 2011
Commercial	5	$29,564,000	$(19,570,000)	$9,994,000

Total	5	$29,564,000	$(19,570,000)	$9,994,000

•

Commercial – As of December 31, 2011, five of our 19 commercial loans were considered non-performing. The outstanding balance on the five non-performing loans was approximately $39.1 million, of which our portion was approximately $29.6 million. As of December 31, 2011, these loans have been non-performing from 0 months to 43 months. Our manager has commenced foreclosure proceedings on a majority of these loans, and has proceeded with legal action to enforce the personal guarantees if necessary. As of December 31, 2011, based on our manager’s evaluations and updated appraisals, our manager has provided a specific allowance to these commercial loans of approximately $24.0 million, of which our portion is approximately $19.6 million.

At December 31, 2010, the following loans were non-performing:

Loan Type	Number Of Non-Performing Loans	Balance at December 31, 2010	Allowance for Loan Losses	Net Balance at December 31, 2010
Commercial	5	$21,079,000	$(19,541,000)	$1,538,000
Construction	1	2,896,000	(2,736,000)	160,000

Total	6	$23,975,000	$(22,277,000)	$1,698,000

•

Commercial – As of December 31, 2010, five of our 13 commercial loans were considered non-performing. The outstanding balance on the five non-performing loans was approximately $31.0 million, of which our portion was approximately $21.1 million. As of December 31, 2010, these loans have been non-performing from 16 months to 31 months. Our manager has commenced foreclosure proceedings on a majority of these loans, and has proceeded with legal action to enforce the personal guarantees if necessary. As of December 31, 2010, based on our manager’s evaluations and updated appraisals, our manager has provided a specific allowance to these commercial loans of approximately $24.5 million, of which our portion is approximately $19.5 million.

•

Construction – As of December 31, 2010, one of our two construction loans was considered non-performing. The outstanding balance on the loan is $2.9 million, of which our portion is approximately $2.9 million. As of December 31, 2010, this loan has been considered non-performing for the last 4 months. As of December 31, 2010, based on our manager’s evaluation and an updated appraisal obtained by our manager during the year ended December 31, 2010, our manager has provided a specific allowance of approximately $2.7 million, of which our portion is approximately $2.7 million.

Asset Quality and Loan Reserves

Losses may occur from investing in real estate loans. The amount of losses will vary as the loan portfolio is affected by changing economic conditions and the financial condition of borrowers.

The conclusion that a real estate loan is uncollectible or that collectability is doubtful is a matter of judgment. On a quarterly basis, our manager evaluates our real estate loan portfolio for impairment. The fact that a loan is temporarily past due does not necessarily mean that the loan is non-performing. Rather, all relevant circumstances are considered by our manager to determine impairment and the need for specific reserves. Such evaluation, which includes a review of all loans on which full collectability may not be reasonably assured, considers among other matters:

•	Prevailing economic conditions;

•	Historical experience;

•	The nature and volume of the loan portfolio;

•	The borrowers’ financial condition and adverse situations that may affect the borrowers’ ability to pay;

•	Evaluation of industry trends; and

•	Estimated net realizable value of any underlying collateral in relation to the loan amount.

Based upon this evaluation, a determination is made as to whether the allowance for loan losses is adequate to cover any potential losses on an individual loan basis; we do not have a general allowance for loan losses. Additions to the allowance for loan losses are made by charges to the provision for loan loss. As of December 31, 2011, our ratio of total allowance for loan losses to total loans with an allowance for loan loss is approximately 64%. The following is a breakdown of allowance for loan losses related to performing and non-performing loans as of December 31, 2011 and 2010:

	As of December 31, 2011
	Balance	Allowance for loan losses **	Balance, net of allowance
Non-performing loans – no related allowance	$—	$—	$—
Non-performing loans – related allowance	29,564,000	(19,570,000)	9,994,000

Subtotal non-performing loans	29,564,000	(19,570,000)	9,994,000

Performing loans – no related allowance	17,064,000	—	17,064,000
Performing loans – related allowance	11,396,000	(6,677,000)	4,719,000

Subtotal performing loans	28,460,000	(6,677,000)	21,783,000

Total	$58,024,000	$(26,247,000)	$31,777,000

	As of December 31, 2010
	Balance	Allowance for loan losses**	Balance, net of allowance
Non-performing loans – no related allowance	$—	$—	$—
Non-performing loans – related allowance	23,975,000	(22,277,000)	1,698,000

Subtotal non-performing loans	23,975,000	(22,277,000)	1,698,000

Performing loans – no related allowance	14,056,000	—	14,056,000
Performing loans – related allowance	22,245,000	(11,280,000)	10,965,000

Subtotal performing loans	36,301,000	(11,280,000)	25,021,000

Total	$60,276,000	$(33,557,000)	$26,719,000

**	Please refer to Specific Reserve Allowances below.

Our manager evaluated our loans and, based on current estimates with respect to the value of the underlying collateral, believes that such collateral is sufficient to protect us against further losses of principal or interest. However, such estimates could change or the value of the underlying real estate could decline. Our manager will continue to evaluate our loans in order to determine if any other allowance for loan losses should be recorded.

Specific Reserve Allowances

As of December 31, 2011, we have provided a specific reserve allowance for five non-performing loans and five performing loans based on updated appraisals of the underlying collateral and/or our evaluation of the borrower.

The following table is a roll-forward of the allowance for loan losses for the years ended December 31, 2011 and 2010 by loan type.

Loan Type	Balance at 12/31/10	Specific Reserve Allocation	Reduction in Specific Reserve Allocation	Loan Pay Downs	Transfers to REO and Notes Receivables	Balance at 12/31/11
Commercial	$27,486,000	$507,000	$(1,413,000)	$(248,000)	$(3,940,000)	$22,392,000
Construction	5,647,000	61,000	—	—	(2,737,000)	2,971,000
Land	424,000	460,000	—	—	—	884,000

Total	$33,557,000	$1,028,000	$(1,413,000)	$(248,000)	$(6,677,000)	$26,247,000

•

Commercial – As of December 31, 2011, eight of our 19 commercial loans had a specific reserve allowance totaling approximately $28.7 million, of which our portion is approximately $22.4 million. The outstanding balance on these eight loans was approximately $44.3 million, of which our portion was approximately $32.4 million.

•

Construction – As of December 31, 2011, our one construction loan had a specific reserve allowance totaling approximately $3.2 million, of which our portion was approximately $3.0 million. The outstanding balance on this loan was approximately $7.2 million, of which our portion is $6.7 million.

•	Land – As of December 31, 2011, one of our three land loans had a specific reserve allowance totaling approximately $884,000. The outstanding balance on this loan was approximately $2.5 million.

Loan Type	Balance at 12/31/09	Specific Reserve Allocation	Sales	Loan Pay Downs	Transfers to REO and Assets Held for Sale	Balance at 12/31/10
Commercial	$45,362,000	$3,134,000	$(9,642,000)	$(1,611,000)	$(9,757,000)	$27,486,000
Construction	8,361,000	4,742,000	—	(3,347,000)	(4,109,000)	5,647,000
Land	5,193,000	424,000	—	—	(5,193,000)	424,000

Total	$58,916,000	$8,300,000	$(9,642,000)	$(4,958,000)	$(19,059,000)	$33,557,000

•

•

Commercial – As of December 31, 2010, 10 of our 13 commercial loans had a specific reserve allowance totaling approximately $34.0 million, of which our portion is approximately $27.5 million. The outstanding balance on these 10 loans was approximately $50.4 million, of which our portion was approximately $38.0 million.

•

Construction – As of December 31, 2010, our two construction loans had a specific reserve allowance totaling approximately $5.9 million, of which our portion was approximately $5.6 million. The outstanding balance on these two loans was approximately $10.1 million, of which our portion is $8.2 million.

•	Land – As of December 31, 2010, one of our three land loans had a specific reserve allowance totaling approximately $424,000. The outstanding balance on this loan was approximately $2.4 million.

Troubled Debt Restructuring

As of December 31, 2011 and 2010, we had seven and five loans, totaling approximately $30.8 million and $28.0 million, respectively, that met the definition of a Troubled Debt Restructuring or TDR. When the Company modifies the terms of an existing loan that is considered TDR, it is considered performing as long as it is in compliance with the modified terms of the loan agreement. If the modification calls for deferred interest, it is recorded as interest income as cash is collected. Impairment on these loans is generally determined by the lesser of the value of the underlying collateral or the present value of expected future cash flows. During the previous 12 months there have been four loans that became TDR loans and all remain performing. The following is a breakdown of our TDR loans that were considered performing and non-performing as of December 31, 2011 and 2010:

As of December 31, 2011
	Total		Performing		Non-Performing
Loan Type	Number of Loans	Fund Balance	Number of Loans	Fund Balance	Number of Loans	Fund Balance
Commercial	5	$16,740,000	3	$2,821,000	2	$13,919,000
Construction	1	6,655,000	1	6,655,000	—	—
Land	1	7,450,000	1	7,450,000	—	—

Total	7	$30,845,000	5	$16,926,000	2	$13,919,000

As of December 31, 2010
	Total		Performing		Non-Performing
Loan Type	Number of Loans	Fund Balance	Number of Loans	Fund Balance	Number of Loans	Fund Balance
Commercial	3	$15,186,000	2	$11,936,000	1	$3,250,000
Construction	1	5,335,000	1	5,335,000	—	—
Land	1	7,450,000	1	7,450,000	—	—

Total	5	$27,971,000	4	$24,721,000	1	$3,250,000

•

Commercial – As of December 31, 2011 and 2010, we had 19 and 13 commercial loans, respectively, five and three of them, respectively, were modified pursuant to TDR. As of December 31, 2011, five of the loans were secured by second deeds of trust and two of the five loans were considered performing prior to their restructuring. As of December 31, 2010, all of the loans were secured by second deeds of trust and two of the three loans were considered performing prior to their restructuring. On January 1, 2011, the principal amount of one of the non-performing loans was reduced by approximately $0.8 million. Interest only payments were due monthly from September 2010 until August 2011, at which point payments of interest and principal started and will continue until September 2013. The interest rate was adjusted from 12% to 4.5%. As of December 31, 2011 this loan was considered performing. During January 2012, one of the loans became non-performing and on February 7, 2012, we, VRMI and VFIII entered into a Deed in Lieu Agreement with a borrower for a second deed of trust loan that matured on December 31, 2011 with a balance of approximately $11.8 million, of which our portion was approximately $10.7 million. For additional information, see “Non-Performing” of this Note D – Investments in Real Estate Loans and Note P – Subsequent Events

•

Construction – As of December 31, 2011 and 2010, we had one construction loan modified pursuant to TDR. As of December 31, 2011, the loan continues to perform as required by the loan modifications. On September 20, 2011 we repurchased the secured borrowings portion of this loan for approximately $1.1 million. For additional information, see Note J – Secured Borrowings . During January 2012, additional restructuring of this loan occurred. For additional information, see Note P – Subsequent Events.

•	Land – As of December 31, 2011 and 2010, we had one land loan modified pursuant to TDR. As of March 16, 2012, the loan continues to perform as required by the loan modifications.

Extensions

As of December 31, 2011, our manager had granted extensions on nine loans totaling approximately $41.4 million of which our portion was approximately $36.5 million, pursuant to the terms of the original loan agreements, which permit extensions by mutual consent, or as part of a TDR. Such extensions are generally provided on loans where the original term was 12 months or less and where a borrower requires additional time to complete a construction project or negotiate take-out financing. Our manager generally grants extensions when a borrower is in compliance with the material terms of the loan, including, but not limited to the borrower’s obligation to make interest payments on the loan. In addition, if circumstances warrant, our manager may extend a loan that is in default as part of a work out plan to collect interest and/or principal. Subsequent to their extension, three of the 11 loans had become non-performing. The loans, which became non-performing after their extension, had a total principal amount at December 31, 2011, of $19.1 million, of which our portion is $16.9 million.

As of December 31, 2010, our manager had granted extensions on 11 loans totaling approximately $50.4 million of which our portion was approximately $38.9 million, pursuant to the terms of the original loan agreements, which permit extensions by mutual consent, or as part of a TDR. Such extensions are generally provided on loans where the original term was 12 months or less and where a borrower requires additional time to complete a construction project or negotiate take-out financing. Our manager generally grants extensions when a borrower is in compliance with the material terms of the loan, including, but not limited to the borrower’s obligation to make interest payments on the loan. In addition, if circumstances warrant, our manager may extend a loan that is in default as part of a work out plan to collect interest and/or principal. Subsequent to their extension, three of the 11 loans had become non-performing. The loans, which became non-performing after their extension, had a total principal amount at December 31, 2010, of $11.9 million, of which our portion is $9.1 million. Our manager extended one non-performing loan secured by a second trust deed, during the year ended December 31, 2010, to postpone our foreclosure of the property to determine our exposure in relation to the first trust deed.

NOTE E — INVESTMENT IN MARKETABLE SECURITIES – RELATED PARTY

As of December 31, 2011 and 2010, we owned 538,178 and 533,675 shares, respectively, of VRM I’s common stock, representing approximately 8.50% and 8.35%, respectively, of their total outstanding common stock. The closing price of VRM I’s common stock on December 31, 2011 and 2010 was $1.10 and $1.01, respectively, per share.

At September 30, 2010, our manager evaluated the near-term prospects of VRM I in relation to the severity and duration of the unrealized loss. Based on that evaluation and current market conditions, we have determined there was an other-than-temporary impairment on our investment in VRM I as of September 30, 2010. We reversed our unrealized other comprehensive losses and realized a loss on our investment to its fair value of $1.08 per share as of September 30, 2010, totaling approximately $0.6 million and recognizing an impairment of approximately $0.6 million.

As of December 31, 2011, our manager evaluated the near-term prospects of VRM I in relation to the severity and duration of the unrealized loss since October 1, 2010. Based on that evaluation and our ability and intent to hold this investment for a reasonable period of time sufficient for a forecasted recovery of fair value, we do not consider our investment in VRM I to be other-than-temporarily impaired at December 31, 2011. During the year ended December 31, 2011, the trading price for VRM I’s common stock ranged from $1.08 to $1.40 per share. We will continue to evaluate our investment in marketable securities on a quarterly basis.

NOTE F — REAL ESTATE HELD FOR SALE

At December 31, 2011, we held five properties with a total carrying value of approximately $10.8 million, which were acquired through foreclosure and recorded as investments in real estate held for sale (“REO”). Our REO are accounted for at the lower of cost or fair value less costs to sell with fair value based on appraisals and knowledge of local market conditions. We seek to sell properties acquired through foreclosure as quickly as circumstances permit taking into account current economic conditions. Set forth below is a roll-forward of REO during the year ended December 31, 2011:

Description	Balance at 12/31/10	Acquisitions Through Foreclosure	Write Downs	Additions/ (Cash Reductions)	Seller Financed / New Loan	Net Cash Proceeds on Sales	Net Gain (Loss) on Sale of Real Estate	Balance at 12/31/11
Land	$12,808,000	$—	$(1,951,000)	$(90,000)	$—	$—	$—	$10,767,000
Residential Building	—	160,000	—	—	—	(427,000)	267,000	—

Total	$12,808,000	$160,000	$(1,951,000)	$(90,000)	$—	$(427,000)	$267,000	$10,767,000

Land

As of December 31, 2011, we held five REO properties classified as Land, totaling approximately $10.8 million. These properties were acquired between December 2006 and October 2010 and consist of commercial land and residential land. During the year ended December 31, 2011, our manager continually evaluated the carrying value of these properties and based on its estimates and updated appraisals, these properties were written down approximately $2.0 million. Our manager is currently working with prospective buyers to sell these properties; however, no assurance can be given that these sales will take place.

In August, 2011, VREO XVIII, LLC, an entity owned by us, VRM I and VF III entered into a purchase and sale agreement to sell one of the REO assets. The terms of the sale provided for an all cash transaction in the amount of $2 Million, with a closing to occur within 60 days. The date of closing was extended several times, but ultimately, the transaction cancelled, as the purchaser was unable to obtain financing. Non-refundable extension fees in the amount of $110,000 were collected, of which our portion was approximately $90,000.

Residential Building

As of December 31, 2011, we held no REO properties classified as Residential Building. On February 11, 2011, we completed our foreclosure of a property secured by a non-performing construction loan in Nevada and classified it as residential apartment/condo REO totaling approximately $0.2 million, net of prior allowance for loan loss. On July 25, 2011 we sold the residential apartment/condo REO for gain of approximately $64,000. On December 19, 2011 we received a settlement from a guarantor on two REO properties held by a common guarantor, one sold in 2011 and the other in a prior period. The settlement was part cash of $0.3 million and 189,378 shares of VRM II stock which we now hold as treasury stock valued at approximately $0.2 million. As a result, we recorded an additional gain on both properties in 2011 totaling approximately $0.5 million.

Description	Balance at 12/31/09	Acquisitions Through Foreclosure	Write Downs	Additions/ (Cash Reductions)	Seller Financed / New Loan	Net Cash Proceeds on Sales	Net Gain (Loss) on Sale of Real Estate	Balance at 12/31/10
Land	$19,959,000	$7,342,000	$(3,686,000)	$(9,000)	$(3,500,000)	$(7,627,000)	$329,000	$12,808,000
Residential Building	2,135,000	1,691,000	—	—	—	(3,782,000)	(44,000)	—

Total	$22,094,000	$9,033,000	$(3,686,000)	$(9,000)	$(3,500,000)	$(11,409,000)	$285,000	$12,808,000

Land

As of December 31, 2010, we held seven REO properties classified as Land, totaling approximately $12.8 million. These properties were acquired between December 2006 and October 2010 and consist of commercial land and residential land. During the year ended December 31, 2010, our manager continually evaluated the carrying value of these properties and based on its estimates and updated appraisals these properties were written down approximately $3.7 million. Our manager is currently working with prospective buyers to sell these properties; however, no assurance can be given that these sales will take place.

•

Golf Course – A partially completed golf course located in Texas was foreclosed upon by us in August 2004. On February 12, 2010, this property was sold to an unrelated third party for its book value of approximately $0.6 million. No gain or loss was associated with this transaction.

•

Commercial Land – On February 12, 2010, we sold commercial land REO in Nevada for approximately $4.0 million, to an unrelated third party. As part of this transaction, we paid our manager and Vestin Originations a total of $160,000 in administrative fees. On April 27, 2010, we, VRM I and Fund III sold our commercial land REO property located in Texas to an unrelated third party for approximately $0.6 million, of which our portion was approximately $0.3 million. No gain or loss was associated with this transaction. During the year ended December 31, 2010, our manager continually evaluated the carrying value of our commercial land REO and based on its estimates and updated appraisals on these properties, one was written down approximately $1.5 million. As of December 31, 2010, we held three properties, classified as commercial land REO, located in Arizona and Nevada totaling approximately $4.4 million.

•

Residential Land – On January 15, 2010, four properties located in Nevada were sold to an unrelated third party for their approximate book value of a combined $2.1 million, of which our portion was approximately $1.7 million. No gain or loss was associated with these transactions. During April 2010, we acquired through foreclosure two properties located in Nevada with a net book value of approximately $5.2 million. During July 2010, one property located in Nevada was sold to an unrelated third party for approximately $3.7 million, resulting in a gain of $73,000. The other property was sold to an unrelated third party for approximately $1.1 million, resulting in a loss of $8,000. During the year ended December 31, 2010, our manager continually evaluated the carrying value of our residential land REO and based on its estimates and updated appraisals three of these properties were written down a total of approximately $1.6 million. As of December 31, 2010, we held four properties, classified as residential land REO, located in Arizona and California totaling approximately $8.4 million.

Residential Building

As of December 31, 2010, we had no REO properties classified as a Residential Building. During the year ended December 31, 2010, our manager continually evaluated the carrying value of the Residential Building REO properties we held, and based on its estimates and updated appraisals, no write-downs were deemed necessary.

•

Single Family Residential Properties – During the three months ended March 31, 2010, we and VRM I sold all the units on our Washington property for a total of approximately $1.0 million, of which our portion was approximately $0.8 million. These transactions resulted in a net gain for us of $96,000. During April and May 2010, we, VRM I and Fund III sold the two remaining units on our REO property located in California to an unrelated third party for a total of $325,000, of which our portion was $278,000. These transactions resulted in a net gain for us of $21,000. As of December 31, 2010, we had no single family residential properties.

•

Residential Apartment/Condo – On April 23, 2010, we, VRM I and Fund III sold the remaining unit on one REO property located in Nevada to an unrelated third party for its approximate book value of $81,000, of which our portion was $78,000. There was no gain or loss associated with this transaction. On August 25, 2010, we, VRM I and Fund III sold a REO property located in Nevada to an unrelated third party for approximately $1.3 million, of which our portion was $1.0 million. This transaction resulted in a net loss for us of $41,000. On August 5, 2010, we and VRM I completed our foreclosure of a property secured by a non-performing construction loan in Nevada and classified it as residential apartment/condo REO totaling approximately $1.7 million, of which our portion was approximately $1.6 million, net of prior allowance for loan loss. During September 2010, we and VRM I sold this property to an unrelated third party for approximately $1.6 million, of which our portion was approximately $1.5 million. This transaction resulted in a net loss for us of $120,000. As of December 31, 2010, we had no residential apartment/condo properties.

NOTE G — ASSETS HELD FOR SALE AND DISCONTINUED OPERATIONS

As discussed in Note O – Legal Matters Involving the Company, during July 2010, we, VRM I and Vestin Mortgage acquired through foreclosure the RightStar property, which includes 4 cemeteries and 8 mortuaries in Hawaii. Subsequent to our foreclosure of this property, we and VRM I acquired our manager’s interest in this property for $500,000, of which our portion was $375,000. Our manager recorded no gain or loss as a result of this transaction. At the time of foreclosure, the RightStar assets were moved into Hawaii Funeral Services, LLC (“HFS”) of which we held 62% and VRM I held 38%.

Effective January 1, 2009, we adopted FASB’s accounting standard related to business combination which required acquisition method of accounting to be used for all business combinations and for an acquirer to be identified for each business combination. This accounting standard requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. It also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the non-controlling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with the standard).

Our acquisition of HFS was accounted for in accordance with this standard and the Company has allocated the purchase price of HFS based upon the estimated fair value of the net assets acquired and liabilities assumed and the fair value of the noncontrolling interest measured at the acquisition date. The estimated fair value of HFS at the time of the acquisition totaled $14.1 million.

We performed an allocation as of the foreclosure date as follows:

Cash	$1,032,000
Preneed receivables	4,063,000
Other receivable	1,037,000
Inventory	22,000
Property and equipment	8,390,000
Other assets	523,000
Accounts payable and accrued liabilities	(842,000)
Deferred preneed revenues	(72,000)

Net assets	$14,153,000

In addition, we estimated the fair value of the non-controlling interest at $5.4 million.

Immediately upon foreclosure, we committed to a plan to sell all interests in HFS, at which point we began classifying the related assets of HFS as assets held for sale, and the related liabilities as liabilities related to assets held for sale. Additionally, we have classified HFS’s results as discontinued operations.

Assets and groups of assets and liabilities which comprise disposal groups are classified as “held for sale” when all of the following criteria are met: a decision has been made to sell, the assets are available for sale immediately, the assets are being actively marketed at a reasonable price in relation to the current fair value, a sale has been or is expected to be concluded within twelve months of the balance sheet date, and significant changes to the plan to sell are not expected. Assets held for sale are not depreciated.

Additionally, the operating results and cash flows related to these assets and liabilities are included in discontinued operations in the consolidated statements of operations and consolidated statements of cash flows for the year ended December 31, 2011.

The following is summary of net assets held for sale through November 30, 2011:

November 30, 2011
Assets:
Current Assets	$3,772,000
Preneed cemetery receivables, net	3,324,000
Cemetery property, at cost	3,140,000
Property and equipment	5,335,000
Deferred charges and other assets	1,066,000
Cemetery trust investments	44,210,000

Total assets	$60,847,000

Liabilities:
Accounts payable and accrued liabilities	$1,120,000
Deferred preneed cemetery revenues	1,752,000
Trusts’ corpus	46,228,000

Total liabilities	49,100,000

Net assets held for sale	$11,747,000

On December 1, 2011, we and VRM I closed the sale of its membership interests in HFS, including the variable interest entities of HFS, to NorthStar Hawaii, LLC (“NorthStar”). The sale was effected pursuant to a Membership Interest Purchase Agreement dated October 3, 2011. We received the entire purchase price at the closing resulting in net proceeds of $8,866,000. In addition to the net proceeds, we retained approximately $806,000 of the cash balance held by HFS and assumed accounts payables of approximately $38,000. Pursuant to terms of the agreement, we have an option to repurchase HFS under certain conditions from NorthStar in consideration of the full amount of the sales price for a period of 15 months following the closing of the transaction. As a result of this option, our net gain of approximately $102,000 has been recognized as “Deferred gain on sale of HFS” on the balance sheet. The gain will be recognized upon the expiration of this option.

As discussed in Note O – Legal Matters Involving the Company, in April 2006, the lenders of the loans made to RightStar, Inc. (“RightStar”) filed suit against the State of Hawaii listing 26 causes of action, including allegations that the State of Hawaii has illegally blocked the lender’s right to foreclose and take title to its collateral by inappropriately attaching conditions to the granting of licenses needed to operate the business, the pre-need trust funds and the perpetual care trust funds and that the State of Hawaii has attempted to force the lenders to accept liability for any statutory trust fund deficits while no such lender liability exists under the laws of the State of Hawaii. The State of Hawaii responded by filing allegations against Vestin Mortgage and us alleging that these Vestin entities improperly influenced the former RightStar trustees to transfer trust funds to us.

On May 9, 2007, we, VRM I, Vestin Mortgage, the State of Hawaii and Comerica Incorporated (“Comerica”) announced that an arrangement had been reached to auction the RightStar assets. The auction was not successful. On June 12, 2007, the court approved the resolution agreement, which provides that the proceeds of the foreclosure sale would be allocated in part to VRM I, Vestin Mortgage and us and in part to fund the trust’s statutory minimum balances. We, VRM I, Vestin Mortgage, the State of Hawaii and Comerica have pledged to cooperate to recover additional amounts owed to the trusts and the creditors from others. Should the recovery meet or exceed $9 million, all parties have agreed that no further litigation between the state of Hawaii and Vestin will be reinstituted related to the trust’s statutory minimum balances. The Vestin entities and the State of Hawaii signed a new agreement that would permit the foreclosure to proceed. On October 12, 2009, the State Court approved the agreement permitting the foreclosure to proceed. On January 25, 2010, the Circuit Court of the First Circuit for the State of Hawaii confirmed the right of us, VRM I and Vestin Mortgage, to acquire through foreclosure the RightStar assets.

An alleged trust deficiency ranging from $24.4 million to $32.7 million may have existed prior to our acquiring the RightStar properties through foreclosure. Under state law, such deficiencies are generally required to be funded. However, due to the agreement with the state of Hawaii and certain actuarial information obtained from third parties, no accrual has been recorded as of December 31, 2011.

We, VRM I., and our manager (collectively, “Vestin”) entered into a settlement agreement with Alternative Debt Portfolios, L.P. and Alternative Debt Portfolios, LLC (collectively, “ADP”). On September 22, 2008 a judgment was entered by the Hawaii Circuit Court in favor of Vestin against ADP in the amount of $1,119,000 plus interest. ADP filed an appeal with the Intermediate Court of Appeals for the State of Hawaii and put up a cash bond of $1,972,000. Both Vestin and ADP agreed to settle the appeal and on November 28, 2011 a Settlement and Mutual Release Agreement was agreed to whereby ADP received $800,000 from the cash bond. Vestin received the remainder of the cash bond, less fees pertaining to the settlement, in the amount of approximately $0.1 million. The parties agreed to a full release as part of the settlement.

NOTE H — RELATED PARTY TRANSACTIONS

From time to time, we may acquire or sell investments in real estate loans from/to our manager or other related parties. Pursuant to the terms of our Management Agreement, such acquisitions and sales are made without any mark up or mark down. No gain or loss is recorded on these transactions, as it is not our intent to make a profit on the purchase or sale of such investments. The purpose is generally to diversify our portfolio by syndicating loans, thereby providing us with additional capital to make additional loans.

Transactions with the Manager

Our manager is entitled to receive from us an annual management fee of up to 0.25% of our aggregate capital contributions received by us and Fund II from the sale of shares or membership units, paid monthly. The amount of management fees paid to our manager for the years ended December 31, 2011 and 2010, were $1.1 million, during each period.

As of December 31, 2011 and 2010, our manager owned 92,699 of our common shares, representing approximately 0.73% and 0.71%, respectively, of our total outstanding common stock. For the years ended December 31, 2011 and 2010, we declared $0 in dividends payable to our manager based on the number of shares our manager held on the dividend record dates.

On February 12, 2010, we sold commercial land held for sale in Nevada for approximately $4.0 million, to an unrelated third party. As part of this transaction, we paid our manager and Vestin Originations a total of $160,000 in administrative fees.

On April 1, 2010, we funded a borrower’s extension fee of approximately $0.5 million, which was paid to our manager. The amount was added to the loan balance, which was paid in full during June 2010.

During July 2010, we, VRM I and Vestin Mortgage acquired through foreclosure the RightStar property, which includes 4 cemeteries and 8 mortuaries in Hawaii, with a net book value of approximately $14.1 million, of which our portion was approximately $8.5 million. Subsequent to our foreclosure of this property, we and VRM I, acquired our manager’s interest in this property for $500,000, of which our portion was $375,000. Our manager recorded no gain or loss as a result of this transaction.

During the years ended December 31, 2010, our manager received administrative fees of approximately $0.5 million, related to the sale of VRM I, Fund III and our REO properties. Our pro-rata share of these fees totaled approximately $0.3 million. There were no similar transactions in 2011. There were also no similar fees paid to Vestin Originations during the years ended December 31, 2011 and 2010. See Note F – Real Estate Held for Sale.

As of December 31, 2011, we had receivables from our manager of approximately $19,000. As of December 31, 2010, we had receivables from our manager of approximately $5,000.

Transactions with Other Related Parties

As of December 31, 2011 and, 2010, we owned 538,178 and 533,675, respectively, common shares of VRM I, representing approximately 8.5% and 8.4%, respectively, of their total outstanding common stock. For the years ended December 31, 2011 and 2010, we recognized no dividend income from VRM I based on the number of shares we held on the dividend record dates.

As of December 31, 2011 and 2010, VRM I owned 537,078 and 225,134, respectively, of our common shares, representing approximately 4.2% and 1.7%, respectively, of our total outstanding common stock. For the years ended December 31, 2011 and 2010, we declared no dividends payable to VRM I based on the number of shares VRM I held on the dividend record dates.

During the year ended December 31, 2010, we sold approximately $2.0 million in real estate loans to VRM I. We had no similar transactions in 2011. No gain or loss resulted from the 2010 transactions.

As of December 31, 2011, we had receivables from VRM I of approximately $0.1 million, primarily related to legal fees. As of December 31, 2010, we had receivables from VRM I of approximately $0.7 million, primarily related to legal fees.

As of December 31, 2011 and 2010, Fund III owned 114,117 of our common shares, representing approximately 0.9% of our total outstanding common stock. For the years ended December 31, 2011 and 2010, we declared $0, in dividends payable to Fund III based on the number of shares Fund III held on the dividend record dates.

During the year ended December 31, 2010, we purchased approximately $0.2 million in real estate loans from Fund III. We had no similar transactions in 2011. No gain or loss resulted from the 2010 transactions.

As of December 31, 2011, we had a payable to Fund III of $13,000. As of December 31, 2010, we had a payable to Fund III of $37,000.

During December 2011, we, and VRM I completed the sale of our membership interests in HFS to NorthStar. We, paid Advant Mortgage a commission fee of $489,000, shared pro-rata among us and VRM I.

During the year ended December 31, 2011, we sold $500,000 of performing loans to a trust in which a director is one of the trustees. No gain or loss resulted from these transactions. No such transaction occurred during the year December 31, 2010.

NOTE I — NOTES RECEIVABLE

During December 2006, we and VRM I entered into a settlement agreement in the amount of $1.5 million with the guarantors of a loan collateralized by a 126 unit (207 bed) assisted living facility in Phoenix, AZ, which we had foreclosed on. Our portion was approximately $1.3 million. The promissory note is payable in seven annual installments of $100,000 with an accruing interest rate of 7%, with the remaining note balance due in April 2013. During 2011, we had received $88,000 in regularly scheduled principal payments. Also during 2011, an agreement which would accept approximately $0.4 million as a final payment for the note was approved, of which approximately $0.3 million was received. The balance of this agreement of approximately $68,000 was fully reserved as of December 31, 2011. Payments will be recognized as income when received.

During July 2009, we, VRM I, and Fund III entered into a promissory note, totaling approximately $1.4 million, of which our portion is approximately $1.3 million, with the borrowers of a construction loan, as part of the repayment terms of the loan. In addition, we received a principal pay off on the loan of approximately $3.9 million, which reflected our book value of the loan, net of allowance for loan loss of approximately $2.4 million. The promissory note accrues interest over a 60-month period with an interest rate of 7%, with the first monthly payment due on the 37th month. The remaining note balance and accrued interest will be due at maturity. Payments will be recognized as income when received. The balance of approximately $1.3 million was fully reserved as of December 31, 2011.

During July 2009, we, VRM I, and Fund III entered into a promissory note, totaling approximately $1.3 million, of which our portion is approximately $1.2 million, with the borrowers of a construction loan, as part of the repayment terms of the loan. In addition, we received a principal pay off on the loan of approximately $1.6 million, which reflected our book value of the loan, net of allowance for loan loss of approximately $2.8 million. The promissory note accrues interest over a 60-month period with an interest rate of 7%, with the first monthly payment due on the 37th month. The remaining note balance and accrued interest will be due at maturity. Payments will be recognized as income when received. The balance of approximately $1.2 million was fully reserved as of December 31, 2011.

During December 2009, we and VRM I entered into a promissory note with the borrowers of a land loan, totaling approximately $6.1 million, of which our portion is approximately $5.6 million, as part of the sale of the land collateralizing the loan. In addition, we and VRM I received a principal payoff of $2.0 million, of which our portion was approximately $1.8 million, on the land loan. The remaining balance of approximately $1.2 million, of which our portion is approximately $1.1 million, was refinanced as a loan to the new owners of property. The promissory note is for a 60-month period, with an interest rate of 6.0%, with the first monthly payment due on December 10, 2014. Payments will be recognized as income when they are received. The balance of approximately $5.6 million was fully reserved as of December 31, 2011.

During July 2010, we entered into a promissory note, totaling $48,000 with the guarantor of a previous land loan. The remaining note balance of $2,500 as of December 31, 2011 will be paid in monthly installments of $500 each through May 2012.

As of November 30, 2010, we had five loans totaling approximately $19.0 million, of which our portion is approximately $1.1 million, before allowances totaling approximately $4.2 million, of which our portion is approximately $0.2 million, and were guaranteed by common guarantors. Pursuant to agreements entered into on March 16, 2009 and July 2, 2009, which modified these loans, three of these loans continued to be secured by real property and two became unsecured due to the permanent financing being obtained for less than the outstanding balance on the loans. On November 30, 2010, we entered into additional agreements to modify the terms related to these five loans in order to further enhance our investment. Pursuant to these additional agreements, we obtained an additional guarantor, interest in operating profits and any aggregate sales proceeds of $10.4 million less operating profits previously received related to these properties. The new guarantor is the managing member of the borrowing entities who is also the principal manager of L.L. Bradford and was a former officer of our manager from April 1999 through January 2005. In the event the total proceeds from the operating profits and sales proceeds do not equal $10.4 million, each borrower will execute a promissory note to pay us the deficiency, which shall be guaranteed by the guarantors, including the new guarantor. In addition, we agreed to release our deeds of trust on two of the three loans secured by real estate totaling $9.0 million, of which our portion is $0.5 million. As a result of releasing our deeds of trust we classified these loans as unsecured notes receivable for the same amount and recognized a full allowance on this balance.

During 2011, it was determined we lost our collateral related to investments in two second deeds of trust due to foreclosures by the holders of the first deeds of trust. At the time of this determination, the net balances of these investments were fully reserved. The guarantor on these investments had stopped making payments and, as a result, the balances totaling approximately $3.9 million were fully charged off as of December 31, 2011.

During March 2011, we were awarded a deficiency judgment totaling $5.0 million related to a REO sold in a prior period. The balance accrues interest at the rate of 9% until paid in full. Provided all payments of approximately $3.0 million as outlined in the judgment are received, the remaining balance of judgment shall be forgiven. The balance of approximately $2.9 million was fully reserved as of December 31, 2011.

During March 2011, we were awarded a deficiency judgment totaling $2.8 million related to a REO sold in a prior period. The balance accrues interest at the rate of 9% until paid in full. Provided all payments of approximately $1.2 million as outlined in the judgment are received, the remaining balance of judgment shall be forgiven. The balance of approximately $1.2 million was fully reserved as of December 31, 2011.

NOTE J— SECURED BORROWINGS

Secured borrowings provide an additional source of capital for our lending activity. Secured borrowings allow us to increase the diversification of our loan portfolio and to invest in loans that we might not otherwise invest in. We do not receive any fees for entering into secured borrowing arrangements; however, we may receive revenue in any differential of the interest spread, if applicable. Loans in which unaffiliated investors have participated through inter-creditor agreements (“Inter-creditor Agreements”) are accounted for as secured borrowings. The Inter-creditor Agreements provide us additional funding sources for real estate loans whereby an unaffiliated investor (the “Investor”) may participate on a non-paripassu basis in certain real estate loans with us and/or VRM I (collectively, the “Lead Lenders”). In the event of borrower non-performance, the Inter-creditor Agreements generally provide that the Lead Lenders must repay the Investor’s loan amount either by (i) continuing to remit to the Investor the interest due on the participated loan amount; (ii) substituting an alternative loan acceptable to the Investor; or (iii) repurchasing the participation from the Investor for the outstanding balance plus accrued interest.

Additionally, an Investor may participate in certain loans with the Lead Lenders through Participation Agreements. In the event of borrower non-performance, the Participation Agreement may allow the Investor to be repaid up to the amount of the Investor’s investment prior to the Lead Lender being repaid. Real estate loan financing under the Participation Agreements are also accounted for as a secured borrowing. We do not receive any revenues for entering into secured borrowings arrangements.

During June 2008, we, our manager, and Vestin Originations entered into an intercreditor agreement with an unrelated third party related to the funding of six real estate loans. (See exhibit 10.5 Intercreditor Agreement under the Exhibit Index included in Part IV, Item 15 of this Report Form 10-K). The participation interest is at 11% on the outstanding balance. We incurred approximately $0.9 million in finance costs related to the secured borrowings; these costs were being amortized to interest expense over the term of the agreements. As of December 31, 2011, and 2010, we had approximately $0.0 million and $1.3 million, respectively, in funds, including approximately $0.0 million and $0.2 million, respectively in interest reserves, used under Inter-creditor agreements.

On September 20, 2011 we repurchased the secured borrowings for approximately $1.1 million. Interest expense for the year ended December 31, 2011 and 2010 amounted to approximately $88,000 and $0.6 million, respectively.

NOTE K — NOTES PAYABLE

In April 2011, we financed a 12-month insurance policy for Directors and Officers liability, with an annual interest rate of 3.2%. The agreement required a down payment of $82,000 and nine monthly payments of $28,000 beginning on May 27, 2011. As of December 31, 2011, the outstanding balance of the note was $25,000. During January 2012, the outstanding balance of the note was paid in full.

On December 3, 2010, we and VRM I mortgaged a mixed-use land held for sale property for $1.6 million, of which our portion was approximately $1.3 million. The note has an interest rate of 9%, payable monthly and a maturity date of December 2, 2011. As of December 31, 2011 this note had been paid in full. Interest expense for the year ended December 31, 2011 amounted to approximately $107,000.

NOTE L — FAIR VALUE

As of December 31, 2011 and 2010, financial assets and liabilities utilizing Level 1 inputs included investment in marketable securities - related party. We had no assets or liabilities utilizing Level 2 inputs, and assets and liabilities utilizing Level 3 inputs included investments in real estate loans and secured borrowings.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, our degree of judgment exercised in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an asset or liability will be classified in its entirety based on the lowest level of input that is significant to the measurement of fair value.

Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, our own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. We use prices and inputs that are current as of the measurement date, including during periods of market dislocation, such as the recent illiquidity in the auction rate securities market. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition may cause our financial instruments to be reclassified from Level 1 to Level 2 or Level 3 and/or vice versa.

Our valuation techniques will be consistent with at least one of the three possible approaches: the market approach, income approach and/or cost approach. Our Level 1 inputs are based on the market approach and consist primarily of quoted prices for identical items on active securities exchanges. Our Level 2 inputs are primarily based on the market approach of quoted prices in active markets or current transactions in inactive markets for the same or similar collateral that do not require significant adjustment based on unobservable inputs. Our Level 3 inputs are primarily based on the income and cost approaches, specifically, discounted cash flow analyses, which utilize significant inputs based on our estimates and assumptions.

The following table presents the valuation of our financial assets and liabilities as of December 31, 2011, measured at fair value on a recurring basis by input levels:

	Fair Value Measurements at Reporting Date Using
	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at 12/31/2011	Carrying Value on Balance Sheet at 12/31/2011
Assets
Investment in marketable securities - related party	$592,000	$—	$—	$592,000	$592,000
Investment in real estate loans	$—	$—	$30,646,000	$30,646,000	$31,777,000

The following table presents the changes in our financial assets and liabilities that are measured at fair value on a recurring basis using significant unobservable inputs (Level 3) from January 1, 2011 to December 31, 2011:

	Assets
	Investment in real estate loans	Assets under secured borrowings
Balance on January 1, 2011	$26,624,000	$1,320,000
Change in temporary valuation adjustment included in net loss
Increase in allowance for loan losses	(1,028,000)	—
Purchase and additions of assets
Transfer of allowance on real estate loans to real estate held for sale	2,736,000	—
Reduction of allowance on real estate loans due to loan payment	249,000	—
New mortgage loans and mortgage loans acquired	13,723,000	—
Transfer of allowance on real estate loans converted to unsecured notes receivable	3,940,000	—
Sales, pay downs and reduction of assets
Collections and settlements of principal and sales of investment in real estate loans	(9,046,000)	—
Conversion of real estate loans to unsecured notes receivable	(3,940,000)	—
Transfer of real estate loans to real estate held for sale	(2,896,000)	—
Payments on assets under secured borrowings		(1,320,000)
Temporary change in estimated fair value based on future cash flows	284,000	—
Transfer to Level 1	—	—
Transfer to Level 2	—	—

Balance on December 31, 2011, net of temporary valuation adjustment	$30,646,000	$—

Liabilities Secured borrowings
Balance on January 1, 2011	$1,088,000
Payment on secured borrowings	(1,088,000)
Balance on December 31, 2011, net of temporary valuation adjustment	$—

The following table presents the valuation of our financial assets and liabilities as of December 31, 2010, measured at fair value on a recurring basis by input levels:

	Fair Value Measurements at Reporting Date Using
	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at 12/31/2010	Carrying Value on Balance Sheet at 12/31/2010
Assets
Investment in marketable securities - related party	$539,000	$—	$—	$539,000	$539,000
Investment in real estate loans	$—	$—	$26,624,000	$26,624,000	$26,719,000
Assets under secured borrowings	$—	$—	$1,320,000	$1,320,000	$1,320,000

Liabilities
Secured borrowings	$—	$—	$1,088,000	$1,088,000	$1,088,000

The following table presents the changes in our financial assets and liabilities that are measured at fair value on a recurring basis using significant unobservable inputs (Level 3) from January 1, 2010 to December 31, 2010:

	Assets
	Investment in real estate loans	Assets under secured borrowings
Balance on January 1, 2010	$52,460,000	$8,370,000
Change in temporary valuation adjustment included in net loss
Increase in allowance for loan losses	(8,300,000)	—
Purchase and additions of assets
Transfer of real estate loans to real estate held for sale	(18,333,000)	—
Transfer of allowance on real estate loans to real estate held for sale	9,302,000	—
New mortgage loans and mortgage loans bought	8,528,000	—
Transfer of real estate loan to assets held for sale	(17,290,000)	—
Transfer of allowance on real estate loan to assets held for sale	9,756,000	—
Assets under secured borrowings	6,822,000	—
Sales, pay downs and reduction of assets
Collections of principal and sales of investment in real estate loans	(31,575,000)	—
Reduction of allowance for loan losses related to sales and payments of investment in real estate loans	14,600,000	—
Payments on assets under secured borrowings	—	(7,050,000)
Temporary change in estimated fair value based on future cash flows	654,000	—
Transfer to Level 1	—	—
Transfer to Level 2	—	—

Balance on December 31, 2010, net of temporary valuation adjustment	$26,624,000	$1,320,000

Liabilities Secured borrowings
Balance on January 1, 2010	$7,910,000
Payment on secured borrowings	(6,822,000)

Balance on December 31, 2010, net of temporary valuation adjustment	$1,088,000

NOTE M — RECENT ACCOUNTING PRONOUNCEMENTS

In May 2011, FASB issued ASU 2011-04 “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” The amendments in this update result in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. For many of the requirements, the Board does not intend for the amendments in this update to result in a change in the application of the requirements in Topic 820. Some of the amendments clarify the Board’s intent about the application of existing fair value measurement requirements. Other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. For public entities, the new guideline is effective for interim and annual periods beginning after December 15, 2011 and should be applied prospectively. The Company does not expect that the guidance effective in future periods will have a material impact on its consolidated financial statements.

In May 2011, the FASB issued ASC Update No. 2011-05, Comprehensive Income (Topic 820): Presentation of Comprehensive Income . Update No. 2011-05 requires that net income, items of other comprehensive income and total comprehensive income be presented in one continuous statement or two separate consecutive statements. The amendments in this Update also require that reclassifications from other comprehensive income to net income be presented on the face of the financial statements. We are required to adopt Update No. 2011-05 for our first quarter ending March 31, 2012, with the exception of the presentation of reclassifications on the face of the financial statements, which has been deferred by the FASB under ASC Update No. 2011-12, Comprehensive Income (Topic 820): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income . Our adoption of Update No. 2011-05 will not impact our future results of operations or financial position.

In December 2011, the Financial Accounting Standards Board (“FASB”) released Accounting Standards Update No. 2011-10 (“ASU 2011-10”), Property, Plant and Equipment (Topic 360): Derecognition of in Substance Real Estate—a Scope Clarification (a consensus of the FASB Emerging Issues Task Force). ASU 2011-10 clarifies when a parent (reporting entity) ceases to have a controlling financial interest in a subsidiary that is in substance real estate as a result of default on the subsidiary’s nonrecourse debt, the reporting entity should apply the guidance for Real Estate Sale (Subtopic 360-20). The provisions of ASU 2011-10 are effective for public companies for fiscal years and interim periods within those years, beginning on or after June 15, 2012. When adopted, ASU 2011-10 is not expected to materially impact our consolidated financial statements.

NOTE N — LEGAL MATTERS INVOLVING THE MANAGER

The United States Securities and Exchange Commission (the “Commission”), conducted an investigation of certain matters related to us, our manager, Vestin Capital, VRM I, and Fund III. We fully cooperated during the course of the investigation. On September 27, 2006, the investigation was resolved through the entry of an Administrative Order by the Commission (the “Order”). Our manager, Vestin Mortgage and its Chief Executive Officer, Michael Shustek, as well as Vestin Capital (collectively, the “Respondents”), consented to the entry of the Order without admitting or denying the findings therein.

In the Order, the Commission found that the Respondents violated Sections 17(a)(2) and 17(a)(3) of the Securities Act of 1933 through the use of certain slide presentations in connection with the sale of units in Fund III and in our predecessor, Vestin Fund II, LLC. The Respondents consented to the entry of a cease and desist order, the payment by Mr. Shustek of a fine of $100,000 and Mr. Shustek’s suspension from association with any broker or dealer for a period of six months, which expired in March 2007. In addition, the Respondents agreed to implement certain undertakings with respect to future sales of securities. We are not a party to the Order.

The Manager and Fund III were defendants in a civil action filed by Birkeland Family, LLC III and Birkeland Family, LLC V (“Plaintiffs”) in District Court for Clark County, Nevada. The Plaintiffs alleged as causes of action against the Manager and Fund III: Breach of contract and breach of the implied covenant of good faith and fair dealing regarding the sale of the office building commonly described as 8379 W. Sunset Road, Las Vegas, Nevada. The action sought monetary, punitive and exemplary damages. On January 18, 2011, summary judgment was granted in favor of Fund III, with the Court finding that Fund III was not part of the lease and, therefore, could not be held liable for damages. The Manager is still involved in this civil action. Fund III is attempting to recover legal fees associated with this matter. Any fees not recovered will be reimbursed by the Manager.

For additional information, see Note O – Legal Matters Involving the Company

In addition to the matters described above, our manager is involved in a number of other legal proceedings concerning matters arising in connection with the conduct of its business activities. Our manager believes it has meritorious defenses to each of these actions and intends to defend them vigorously. Other than the matters described above, our manager believes that it is not a party to any pending legal or arbitration proceedings that would have a material adverse effect on our manager’s financial condition or results of operations or cash flows, although it is possible that the outcome of any such proceedings could have a material impact on our manager’s net income in any particular period.

NOTE O — LEGAL MATTERS INVOLVING THE COMPANY

We, VRM I and Vestin Mortgage (“Defendants”) were defendants in a breach of contract class action filed in San Diego Superior Court by certain plaintiffs who alleged, among other things, that they were wrongfully denied roll-up rights in connection with the merger of Fund I into VRM I and Fund II into VRM II. The court certified a class of all former Fund I unit holders and Fund II unit holders who voted against the mergers of Fund I into VRM I and Fund II into VRM II. The trial began in December 2009 and concluded in January 2010. On February 11, 2010, the Defendants were notified of a Tentative Statement of Decision, in their favor issued by the Superior Court for the State of California in San Diego following a trial. In the Tentative Statement, the Court found that there was no roll-up and therefore no breach of contract. The Court entered final judgment for the Defendants on March 18, 2010. Defendants and Plaintiffs agreed to a post-judgment settlement by which Plaintiffs agreed not to appeal the judgment in consideration of a waiver by the Defendants of any claim to recover actual court costs from the Plaintiffs. The Court granted final approval of this settlement of post-judgment rights on July 9, 2010.

We, Vestin Mortgage and Michael V. Shustek (“Defendants”) were defendants in a civil action filed by 88 sets of plaintiffs representing approximately 138 individuals (“Plaintiffs”), in District Court for Clark County, Nevada (the “Nevada Lawsuit”). The Plaintiffs alleged, among other things, that Defendants: breached certain alleged contractual obligations owed to Plaintiffs; breached fiduciary duties supposedly owed to Plaintiffs; and misrepresented or omitted material facts regarding the conversion of Fund II into VRM II. The action sought monetary and punitive damages. The court dismissed the claim for punitive damages. On September 8, 2010, the parties agreed to settle the case. The Settlement Agreement provides for the settlement and complete release of all claims against the Defendants. The settlement was made without admission of liability by Defendants.

In addition to the matters described above, we are involved in a number of other legal proceedings concerning matters arising in the ordinary course of our business activities. We believe we have meritorious defenses to each of these actions and intend to defend them vigorously. Other than the matters described above, we believe that we are not a party to any pending legal or arbitration proceedings that would have a material adverse effect on our financial condition or results of operations or cash flows, although it is possible that the outcome of any such proceedings could have a material impact on our operations in any particular period.

NOTE P— SUBSEQUENT EVENTS

The following subsequent events have been evaluated through the date of this filing with the SEC.

During January 2012 we, VRM I and VF III modified one of our existing loans. The interest rate of this loan was changed from 3% paying monthly with 5% accruing to 7% paid monthly. The interest currently accrued on the existing loan, which was fully allowed for, of approximately $1.0 million will be moved to notes receivable with the balance remaining fully allowed for.

During January 2012, we paid our manager approximately $550,000 of management fees for services to be performed from January through June 2012. A discount of 7% will be applied to the July 2012 payment.

On February 7, 2012, we, VRMI and VFIII entered into a Deed in Lieu Agreement with a borrower for a second deed of trust loan that matured on December 31, 2011 with a balance of approximately $11.8 million, of which our portion was approximately $10.7 million. These assets are subject to a first trust deed of approximately $39 million. The property includes a 430 unit full service hotel located in Ft. Worth, Texas. The hotel includes operations which will be consolidated into our financial statements from the date of this agreement. The property will be held for sale and pursuant to the terms of the agreement the net proceeds from the sale shall be distributed as follows through July 31, 2012: (i) satisfy all amounts due on the first deed of trust, (ii) $11 million to us, VRMI and VFIII, (iii) $3 million to the former borrower and (iv) all remaining amounts will be divided with 50% going to us, VRMI and VFIII and 50% going to the former borrower. Following July 31, 2012, the net proceeds from the sale will be distributed similar to other real estate sale transactions.

During January 2012, we purchased 60,000 shares of Annaly Capital Management Inc. This company is a publicly traded REIT and the shares were deemed to be part of our 3% working capital reserve. During February 2012, we sold all of our shares for a gain of approximately $21,000.

Our Board of Directors has been exploring releasing our status as a REIT. We expect a resolution will be made by March 30, 2012 to terminate our REIT status based on legal advice to be received by this date. As such, the Company will not be taxed as a REIT for the year ending December 31, 2012. The required filings to make this resolution effective have been prepared and submitted to the Internal Revenue Service as of the date of this filing

CONSOLIDATED FINANCIAL STATEMENTS

VESTIN REALTY MORTGAGE II, INC.

CONSOLIDATED BALANCE SHEETS

ASSETS

	September 30, 2012	December 31, 2011
	(Unaudited)
Assets
Cash and cash equivalents	$2,109,000	$9,226,000
Investment in marketable securities – related party	732,000	592,000
Interest and other receivables, net of allowance of $3,016,000 at September 30, 2012 and $5,468,000 at December 31, 2011	22,000	14,000
Notes receivable, net of allowance of $20,807,000 at September 30, 2012 and $17,250,000 at December 31, 2011	—	—
Real estate held for sale	9,159,000	10,767,000
Investment in real estate loans, net of allowance for loan losses of $3,573,000 at September 30, 2012 and $26,247,000 at December 31, 2011	27,140,000	31,777,000
Due from related parties	188,000	110,000
Investment in MVP Realty Advisors, LLC	534,000	—
Assets held for sale	57,661,000	—
Other assets	214,000	149,000

Total assets	$97,759,000	$52,635,000

LIABILITIES AND EQUITY
Liabilities
Accounts payable and accrued liabilities	$724,000	$753,000
Note payable	74,000	25,000
Liabilities related to assets held for sale	46,650,000	—
Deferred gain on sale of Hawaii Funeral Services, LLC	30,000	102,000

Total liabilities	47,478,000	880,000

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued	—	—
Treasury stock, at cost, no shares at September 30, 2012 and 189,378 shares at December 31, 2011	—	(190,000)
Common stock, $0.0001 par value; 100,000,000 shares authorized; 12,056,000 shares issued and outstanding at September 30, 2012 and 12,720,783 shares issued and 12,531,405 outstanding at December 31, 2011	1,000	1,000
Additional paid-in capital	270,150,000	271,005,000
Accumulated deficit	(221,082,000)	(219,070,000)
Accumulated other comprehensive income	149,000	9,000

Total stockholders’ equity before non-controlling interest – related party	49,218,000	51,755,000
Non-controlling interest – related party	1,063,000	—

Total equity	50,281,000	51,755,000

Total liabilities and stockholders’ equity	$97,759,000	$52,635,000

The accompanying notes are an integral part of these consolidated statements.

VESTIN REALTY MORTGAGE II, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For The Three Months Ended		For The Nine Months Ended
	9/30/2012	9/30/2011	9/30/2012	9/30/2011
Revenues
Interest income from investment in real estate loans	$427,000	$259,000	$1,008,000	$1,016,000
Gain related to pay off of real estate loan, including recovery of allowance for loan loss	31,000	100,000	1,268,000	133,000
Gain related to pay off of notes receivable, including recovery of allowance for notes receivable	79,000	—	226,000	—
Other	—	42,000	—	100,000

Total revenues	537,000	401,000	2,502,000	1,249,000

Operating expenses
Management fees – related party	242,000	274,000	791,000	823,000
Provision for loan loss	50,000	955,000	815,000	955,000
Interest expense	2,000	60,000	2,000	178,000
Professional fees	166,000	247,000	753,000	927,000
Consulting	49,000	63,000	161,000	134,000
Insurance	73,000	73,000	219,000	230,000
Other	26,000	92,000	143,000	225,000

Total operating expenses	608,000	1,764,000	2,884,000	3,472,000

Loss from operations	(71,000)	(1,363,000)	(382,000)	(2,223,000)

Non-operating income (loss)
Interest income from banking institutions	—	1,000	1,000	6,000
Recovery from settlement with loan guarantor	203,000	—	746,000	—
Settlement income	90,000	—	90,000	—
Gain on sale of marketable securities	—	—	15,000	—
Discounted professional fees	—	—	—	1,620,000
Settlement expense	—	—	(66,000)	—

Total non-operating income, net	293,000	1,000	786,000	1,626,000

Provision for income taxes	—	—	—	—

Income (loss) from continuing operations	222,000	(1,362,000)	404,000	(597,000)

Discontinued operations, net of income taxes
Net gain on sale of real estate held for sale	—	64,000	12,000	74,000
Expenses related to real estate held for sale	(252,000)	(258,000)	(1,094,000)	(657,000)
Write-downs on real estate held for sale	—	(708,000)	(1,420,000)	(1,321,000)
Income from asset held for sale, net of income taxes	95,000	—	95,000	—
Income from Hawaiian cemeteries and mortuaries, net of income taxes	—	862,000	—	1,739,000

Total loss from discontinued operations	(157,000)	(40,000)	(2,407,000)	(165,000)

Net income (loss)	65,000	(1,402,000)	(2,003,000)	(762,000)
Allocation to noncontrolling interest – related party	9,000	328,000	9,000	661,000

Net income (loss) attributable to common stockholders	$56,000	$(1,730,000)	$(2,012,000)	$(1,423,000)

Basic and diluted income (loss) per weighted average common share
Continuing operations	0.02	(0.11)	0.03	(0.05)
Discontinued operations	(0.01)	(0.02)	(0.20)	(0.06)

Total basic and diluted income (loss) per weighted average common share	$0.01	$(0.13)	$(0.17)	$(0.11)

Dividends declared per common share	$—	$—	$—	$—

Weighted average common shares outstanding	12,273,764	12,969,862	12,444,897	13,082,341

The accompanying notes are an integral part of these consolidated statements.

VESTIN REALTY MORTGAGE II, INC.

CONSOLIDATED STATEMENTS OF OTHER COMPREHENSIVE INCOME (LOSS)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

(UNAUDITED)

	For The Three Months Ended		For The Nine Months Ended
	9/30/2012	9/30/2011	9/30/2012	9/30/2011
Net income (loss)	$65,000	$(1,402,000)	$(2,003,000)	$(762,000)

Unrealized holding gain (loss) on available-for-sale securities – related party	231,000	(60,000)	140,000	68,000
Unrealized loss on marketable securities on assets held for sale	—	(4,171,000)	—	(3,113,000)

Comprehensive income (loss)	296,000	(5,633,000)	(1,863,000)	(3,807,000)
Net (income) attributable to noncontrolling interest	(9,000)	(328,000)	(9,000)	(661,000)

Comprehensive income (loss) attributable to Vestin Realty Mortgage II, Inc.	$287,000	$(5,961,000)	$(1,872,000)	$(4,468,000)

The accompanying notes are an integral part of these consolidated statements.

VESTIN REALTY MORTGAGE II, INC.

CONSOLIDATED STATEMENT OF EQUITY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012

(UNAUDITED)

	Treasury Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Non-Controlling Interest – Related Party	Total
Stockholders’ Equity at December 31, 2011	189,378	$(190,000)	12,531,405	$1,000	$271,005,000	$(219,070,000)	$9,000	—	$51,755,000

Net income (loss)						(2,012,000)		9,000	(2,003,000)
Unrealized Loss on Marketable Securities – Related Party							140,000		140,000

Comprehensive Loss									(1,863,000)
Non-controlling interest – related party								1,054,000	1,054,000
Purchase treasury stock	475,405	(665,000)	(475,405)						(665,000)
Retire treasury stock	(664,783)	855,000			(855,000)				—

Stockholders’ Equity at September 30, 2012 (Unaudited)	—	$—	12,056,000	$1,000	$270,150,000	$(221,082,000)	$149,000	1,063,000	$50,281,000

The accompanying notes are an integral part of these consolidated statements.

VESTIN REALTY MORTGAGE II, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Nine Months Ended
	09/30/2012	09/30/2011
Cash flows from operating activities:
Net loss	$(2,003,000)	$(762,000)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Recovery of allowance for doubtful notes receivable	(226,000)	(91,000)
Gain related to recovery of allowance for loan loss	(1,268,000)	(133,000)
Gain related to recovery from settlement with loan guarantor	(746,000)
Provision for loan loss	815,000	956,000
Gain on sale of real estate held for sale	(12,000)	—
Gain on proceeds from settlement	(90,000)	—
Gain on sale of marketable securities	(15,000)	—
Amortized interest income	—	(26,000)
Provision for doubtful accounts related to receivable included in other expense	—	1,117,000
Write-downs on real estate held for sale	1,420,000	1,321,000
Change in operating assets and liabilities:
Interest and other receivables	(9,000)	988,000
Assets held for sale, net of liabilities	(95,000)	(580,000)
Due to/from related parties	(78,000)	668,000
Deferred gain on sale of Hawaii Funeral Services, LLC	(72,000)	—
Other assets	154,000	186,000
Accounts payable and accrued liabilities	(27,000)	(3,487,000)

Net cash provided by (used in) operating activities	(2,252,000)	157,000

Cash flows from investing activities:
Investments in real estate loans	(22,886,000)	(6,895,000)
Proceeds from loan payoffs	15,159,000	2,071,000
Purchase of investments in real estate loans from
VRM I	(300,000)	—
related parties	(70,000)	—
Sale of investments in real estate loans to
VRM I	1,000,000	—
Related parties	—	300,000
Third parties	3,193,000	1,905,000
Proceeds from notes receivable	226,000	91,000
Proceeds from settlement from loan guarantor	746,000	—
Proceeds from settlement	90,000	—
Investment in MVP Realty Advisors, LLC	(534,000)	—
Proceeds from sale of real estate held for sale	207,000	160,000
Investment in asset held for sale	(900,000)	—
Proceeds on nonrefundable extension fees on real estate held for sale	24,000	—
Purchase of marketable securities	(1,011,000)	—
Purchase of marketable securities – related party	—	(6,000)
Sale of marketable securities	1,026,000	—

Net cash used in investing activities	(4,030,000)	(2,374,000)

Cash flows from financing activities:
Principal payments on notes payable	(170,000)	(149,000)
Cash used for pay down on secured borrowings	—	(1,088,000)
Purchase of treasury stock	(665,000)	(638,000)
Distributions to holder of noncontrolling interest – related party	—	(387,000)

Net cash used in financing activities	(835,000)	(2,262,000)

NET CHANGE IN CASH	(7,117,000)	(4,479,000)

Cash and cash equivalents, beginning of period	9,226,000	7,884,000

Cash and cash equivalents, end of period	$2,109,000	$3,405,000

The accompanying notes are an integral part of these consolidated statements.

VESTIN REALTY MORTGAGE II, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(UNAUDITED)

	For the Nine Months Ended
	09/30/2012	09/30/2011
Supplemental disclosures of cash flows information:
Interest paid	$2,000	$178,000

Non-cash investing and financing activities:
Transfer of fully allowed interest receivable and related allowance to real estate held for sale	$2,334,000	$—

Retirement of treasury stock	$(855,000)	$—

Transfer of fully allowed interest receivable to notes receivable	$907,000	$—

Adjustment to accrued interest and related allowance	$(789,000)	$—

Investments in real estate loans and related allowances transferred to note receivable	$6,642,000	$—

Investment in real estate loans by purchase of secured borrowings	$—	$1,320,000

Real estate held for sale acquired through foreclosure, net of prior allowance	$32,000	$160,000

Note payable relating to prepaid D & O insurance	$219,000	$219,000

Unrealized gain on marketable securities of assets held for sale	$—	$(3,113,000)

Other real estate owned acquired through deed in lieu, net of prior allowance	$8,963,000	$—

Unrealized gain (loss) on marketable securities – related party	$(140,000)	$68,000

The accompanying notes are an integral part of these consolidated statements.

VESTIN REALTY MORTGAGE II, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2012

(UNAUDITED)

NOTE A — ORGANIZATION

Vestin Realty Mortgage II, Inc. (“VRM II”) formerly Vestin Fund II, LLC (“Fund II”) invests in loans secured by real estate through deeds of trust or mortgages (hereafter referred to collectively as “deeds of trust” and as defined in our management agreement (“Management Agreement”) as “Mortgage Assets”). In addition we may invest in, acquire, manage or sell real property or acquire entities involved in the ownership or management of real property. We commenced operations in June 2001. References in this report to the “Company,” “we,” “us,” or “our” refer to Fund II with respect to the period prior to April 1, 2006 and to VRM II with respect to the period commencing on April 1, 2006.

We operated as a real estate investment trust (“REIT”) through December 31, 2011. We are not a mutual fund or an investment company within the meaning of the Investment Company Act of 1940, nor are we subject to any regulation thereunder. As a REIT, we were required to have a December 31 fiscal year end. We announced on March 28, 2012 that we terminated our election to be treated as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), effective for the tax year ending December 31, 2012. Under the Code, we will not be able to make a new election to be taxed as a REIT during the four years following December 31, 2012. Pursuant to our charter, upon the determination by the Board of Directors that we should no longer qualify as a REIT, the restrictions on transfer and ownership of shares set forth in Article VII of our charter ceased to be in effect and, accordingly, shares of the Company’s stock are no longer be subject to such restrictions.

Vestin Group, Inc. (“Vestin Group”), a Delaware corporation, owns a significant majority of Vestin Mortgage, LLC, a Nevada limited liability company, which is our manager (the “manager” or “Vestin Mortgage”). On January 7, 2011, Vestin Mortgage converted from a corporation to a limited liability company. Michael Shustek, the CEO and managing member of our manager and CEO, President and a director of us, wholly owns Vestin Group, which is engaged in asset management, real estate lending and other financial services through its subsidiaries. Our manager, prior to June 30, 2006, also operated as a licensed Nevada mortgage broker and was generally engaged in the business of brokerage, placement and servicing of commercial loans secured by real property. Since February 14, 2011, the business of brokerage and placement of real estate loans have been performed by affiliated or non-affiliated mortgage brokers, including Advant Mortgage, LLC (“MVP Mortgage”), a licensed Nevada mortgage broker, which is wholly owned by Mr. Shustek.

Pursuant to a management agreement, our manager is responsible for managing our operations and implementing our business strategies on a day-to-day basis. Consequently, our operating results are dependent to a significant extent upon our manager’s ability and performance in managing our operations and servicing our loans.

Our board of directors has recommended that we change our manager by appointing VRM Management LLC (“Vestin Managment”) as its new manager. VRM Management is a newly formed Nevada limited liability company which is 90% owned by our Chairman and Chief Executive Officer, Michael Shustek and 10% owned by Craig Burr. Mr. Burr is an attorney who has been engaged in the private practice of law in Las Vegas, Nevada for more than 19 years. The current employees and officers of Vestin Mortgage would join VRM Management and would continue to render services to us through this new entity.

The terms of the proposed management agreement with VRM Management are identical to our current Management Agreement with Vestin Mortgage. In addition, VRM Management will be subject to the continuing oversight of our board of directors to be the same extent as Vestin Mortgage.

Vestin Mortgage is also the manager of Vestin Realty Mortgage I, Inc. (“VRM I”), as the successor by merger to Vestin Fund I, LLC (“Fund I”) and Vestin Fund III, LLC (“Fund III”). VRM I has investment objectives similar to ours, and Fund III is in the process of an orderly liquidation of its assets.

During April 2009, we entered into an accounting services agreement with Strategix Solutions, LLC (“Strategix Solutions”), a Nevada limited liability company, for the provision of accounting and financial reporting services. Strategix Solutions also provides accounting and financial reporting services to VRM I and Fund III. Our CFO and other members of our accounting staff are employees of Strategix Solutions. Strategix Solutions is managed by LL Bradford and Company, LLC (“LL Bradford”), a certified public accounting firm that has provided non-audit accounting services to us. The principal manager of LL Bradford was a former officer of our manager from April 1999 through January 1, 2005. Strategix Solutions is owned by certain partners of LL Bradford, none of whom are currently or were previously officers of our manager. As used herein, “management” means our manager, its manager, its executive officers and the individuals at Strategix Solutions who perform accounting and financial reporting services on our behalf.

NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, all normal recurring adjustments considered necessary to give a fair presentation of operating results for the periods presented have been included. Interim results are not necessarily indicative of results for a full year. The information included in this Form 10-Q should be read in conjunction with information included in the 2011 annual report filed on Form 10-K.

Management Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include interest-bearing and non-interest-bearing bank deposits, money market accounts, short-term certificates of deposit with original maturities of three months or less, and short-term instruments with a liquidation provision of one month or less.

Revenue Recognition

Interest is recognized as revenue on performing loans when earned according to the terms of the loans, using the effective interest method. We do not accrue interest income on loans once they are determined to be non-performing. A loan is non-performing when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement or when the payment of interest is 90 days past due. Cash receipts will be allocated to interest income, except when such payments are specifically designated by the terms of the loan as principal reduction. Interest is fully allowed for on impaired loans and is recognized on a cash basis method.

Investments in Real Estate Loans

We may, from time to time, acquire or sell investments in real estate loans from or to our manager or other related parties pursuant to the terms of our Management Agreement without a premium. The primary purpose is to either free up capital to provide liquidity for various reasons, such as loan diversification, or place excess capital in investments to maximize the use of our capital. Selling or buying loans allows us to diversify our loan portfolio within these parameters. Due to the short-term nature of the loans we make and the similarity of interest rates in loans we normally would invest in, the fair value of a loan typically approximates its carrying value. Accordingly, discounts or premiums typically do not apply upon sales of loans and therefore, generally no gain or loss is recorded on these transactions, regardless of whether to a related or unrelated party.

Investments in real estate loans are secured by deeds of trust or mortgages. Generally, our real estate loans require interest only payments with a balloon payment of the principal at maturity. We have both the intent and ability to hold real estate loans until maturity and therefore, real estate loans are classified and accounted for as held for investment and are carried at amortized cost. Loans sold to or purchased from affiliates are accounted for at the principal balance and no gain or loss is recognized by us or any affiliate. Loan-to-value ratios are initially based on appraisals obtained at the time of loan origination and are updated, when new appraisals are received or when management’s assessment of the value has changed, to reflect subsequent changes in value estimates. Such appraisals are generally dated within 12 months of the date of loan origination and may be commissioned by the borrower.

The Company considers a loan to be impaired when, based upon current information and events, it believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company’s impaired loans include troubled debt restructuring, and performing and non-performing loans in wh ich full payme nt of principal or interest is not expected. The Company calculates an allowance required for impaired loans based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price or the fair value of its collateral.

Loans that have been modified from their original terms are evaluated to determine if the loan meets the definition of a Troubled Debt Restructuring (“TDR”) as defined by Accounting Standards Codifications 310-40. When the Company modifies the terms of an existing loan that is considered a TDR, it is considered performing as long as it is in compliance with the modified terms of the loan agreement. If the modification calls for deferred interest, it is recorded as interest income as cash is collected.

Allowance for Loan Losses

We maintain an allowance for loan losses on our investments in real estate loans for estimated credit impairment. Our manager’s estimate of losses is based on a number of factors including the types and dollar amounts of loans in the portfolio, adverse situations that may affect the borrower’s ability to repay, prevailing economic conditions and the underlying collateral securing the loan. Additions to the allowance are provided through a charge to earnings and are based on an assessment of certain factors, which may indicate estimated losses on the loans. Actual losses on loans are recorded first as a reduction to the allowance for loan losses. Generally, subsequent recoveries of amounts previously charged off are recognized as income.

Estimating allowances for loan losses requires significant judgment about the underlying collateral, including liquidation value, condition of the collateral, competency and cooperation of the related borrower and specific legal issues that affect loan collections or taking possession of the property. As a commercial real estate lender willing to invest in loans to borrowers who may not meet the credit standards of other financial institutional lenders, the default rate on our loans could be higher than those generally experienced in the real estate lending industry. We and our manager generally approve loans more quickly than other real estate lenders and, due to our expedited underwriting process; there is a risk that the credit inquiry we perform will not reveal all material facts pertaining to a borrower and the security.

Additional facts and circumstances may be discovered as we continue our efforts in the collection and foreclosure processes. This additional information often causes management to reassess its estimates. In recent years, we have revised estimates of our allowance for loan losses. Circumstances that have and may continue to cause significant changes in our estimated allowance include, but are not limited to:

•	Declines in real estate market conditions, which can cause a decrease in expected market value;

•	Discovery of undisclosed liens for community improvement bonds, easements and delinquent property taxes;

•

Lack of progress on real estate developments after we advance funds. We customarily utilize disbursement agents to monitor the progress of real estate developments and approve loan advances. After further inspection of the related property, progress on construction occasionally does not substantiate an increase in value to support the related loan advances;

•	Unanticipated legal or business issues that may arise subsequent to loan origination or upon the sale of foreclosed property; and

•	Appraisals, which are only opinions of value at the time of the appraisal, may not accurately reflect the value of the property.

Discontinued Operations

We have reclassified for all periods presented in the accompanying consolidated statements of operations, the amounts related to discontinued operations and real estate held for sale, in accordance with the applicable accounting criteria. In addition, the assets and liabilities related to the discontinued operations are reported separately in the accompanying consolidated balance sheets as real estate held for sale, assets held for sale, and liabilities related to assets held for sale.

Real Estate Held for Sale

Real estate held for sale (“REO”) includes real estate acquired through foreclosure and will be carried at the lower of the recorded amount, inclusive of any senior indebtedness, or the property’s estimated fair value, less estimated costs to sell, with fair value based on appraisals and knowledge of local market conditions. While pursuing foreclosure actions, we seek to identify potential purchasers of such property. We generally seek to sell properties acquired through foreclosure as quickly as circumstances permit, taking into account current economic conditions. The carrying values of REO are assessed on a regular basis from updated appraisals, comparable sales values or purchase offers.

Management classifies real estate as REO when the following criteria are met:

•	Management commits to a plan to sell the properties;

•	The property is available for immediate sale in its present condition subject only to terms that are usual and customary;

•	An active program to locate a buyer and other actions required to complete a sale have been initiated;

•	The sale of the property is probable;

•	The property is being actively marketed for sale at a reasonable price; and

•	Withdrawal or significant modification of the sale is not likely.

Real Estate Held For Sale – Seller-Financed

We occasionally finance sales of foreclosed properties (“seller-financed REO”) to third parties. In order to record a sale of real estate when we provide financing, the buyer of the real estate is required to make minimum initial and continuing investments. Minimum initial investments range from 10% to 25% based on the type of real estate sold. In addition, there are limits on commitments and contingent obligations incurred by a seller in order to record a sale.

Because we occasionally foreclose on loans with raw land or developments in progress, available financing for such properties is often limited and we frequently provide financing up to 100% of the selling price on these properties. In addition, we may make additional loans to the buyer to continue development of a property. Although sale agreements are consummated at closing, they lack adequate initial investment by the buyer to qualify as a sale transaction. These sale agreements are not recorded as a sale until the minimum requirements are met.

These sale agreements are recorded under the deposit method or cost recovery method. Under the deposit method, no profit is recognized and any cash received from the buyer is reported as a deposit liability on the balance sheet. Under the cost recovery method, no profit is recognized until payments by the buyer exceed the carrying basis of the property sold. Principal payments received will reduce the related receivable, and interest collections will be recorded as unrecognized gross profit on the balance sheet. The carrying values of these properties would be included in real estate held for sale – seller financed on the consolidated balance sheets, when applicable.

In cases where the investment by the buyer is significant (generally 20% or more) and the buyer has an adequate continuing investment, the purchase money debt is not subject to future subordination, and a full transfer of risks and rewards has occurred, we will use the full accrual method. Under the full accrual method, a sale is recorded and the balance remaining to be paid is recorded as a normal note. Interest is recorded as income when received.

Classification of Operating Results from Real Estate Held for Sale

Generally, operating results and cash flows from long-lived assets held for sale are to be classified as discontinued operations as a separately stated component of net income. Our operations related to REO are separately identified in the accompanying consolidated statements of operations.

Secured Borrowings

Secured borrowings provide an additional source of capital for our lending activity. Secured borrowings allow us to increase the diversification of our loan portfolio and to invest in loans that we might not otherwise invest in. We do not receive any fees for entering into secured borrowing arrangements; however, we may receive revenue for any differential of the interest spread, if applicable. Loans in which unaffiliated investors have participated through inter-creditor agreements (“Inter-creditor Agreements”) are accounted for as secured borrowings.

The Inter-creditor Agreements provide us additional funding sources for real estate loans whereby an unaffiliated investor (the “Investor”) may participate on a non-pari-passu basis in certain real estate loans with us and/or VRM I (collectively, the “Lead Lenders”). In the event of borrower non-performance, the Inter-creditor Agreements generally provide that the Lead Lenders must repay the Investor’s loan amount either by (i) continuing to remit to the Investor the interest due on the participated loan amount; (ii) substituting an alternative loan acceptable to the Investor; or (iii) repurchasing the participation from the Investor for the outstanding balance plus accrued interest.

Additionally, an Investor may participate in certain loans with the Lead Lenders through participation agreements. In the event of borrower non-performance, the participation agreement may allow the Investor to be repaid up to the amount of the Investor’s investment prior to the Lead Lenders being repaid. Real estate loan financing under the participation agreements are also accounted for as a secured borrowing. We do not receive any revenues for entering into secured borrowing arrangements.

Investment in Marketable Securities – Related Party

Investment in marketable securities – related party consists of stock in VRM I. The securities are stated at fair value as determined by the closing market prices as of September 30, 2012 and December 31, 2011. All securities are classified as available-for-sale.

We are required to evaluate our available-for-sale investment for other-than-temporary impairment charges. We will determine when an investment is considered impaired (i.e., decline in fair value below its amortized cost), and evaluate whether the impairment is other than temporary (i.e., investment value will not be recovered over its remaining life). If the impairment is considered other than temporary, we will recognize an impairment loss equal to the difference between the investment’s cost and its fair value.

According to the SEC Staff Accounting Bulletin, Topic 5: Miscellaneous Accounting, M - Other Than Temporary Impairment of Certain Investments in Debt and Equity Securities , there are numerous factors to be considered in such an evaluation and their relative significance will vary from case to case. The following are a few examples of the factors that, individually or in combination, indicate that a decline is other than temporary and that a write-down of the carrying value is required:

•	The length of the time and the extent to which the market value has been less than cost;

•

The financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer such as changes in technology that may impair the earnings potential of the investment or the discontinuance of a segment of the business that may affect the future earnings potential; or

•	The intent and ability of the holder to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in market value.

Fair Value Disclosures

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e. “the exit price”) in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various valuation approaches, including quoted market prices and discounted cash flows. The established hierarchy for inputs used, in measuring fair value, maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from independent sources. Unobservable inputs are inputs that reflect a company’s judgment concerning the assumptions that market participants would use in pricing the asset or liability developed based on the best information available under the circumstances. The fair value hierarchy is broken down into three levels based on the reliability of inputs as follows:

•

Level 1 – Valuations based on quoted prices in active markets for identical instruments that the Company is able to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

•

Level 2 – Valuations based on quoted prices in active markets for instruments that are similar, or quoted prices in markets that are not active for identical or similar instruments, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

•	Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement, which utilize the Company’s estimates and assumptions.

If the volume and level of activity for an asset or liability have significantly decreased, we will still evaluate our fair value estimate as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. In addition, since we are a publicly traded company, we are required to make our fair value disclosures for interim reporting periods.

Basic and Diluted Earnings Per Common Share

Basic earnings per share (“EPS”) is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding. Diluted EPS is similar to basic EPS except that the weighted average number of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been exercised. We had no outstanding common share equivalents during the three months ended September 30, 2012 and 2011.

Common Stock Dividends

During June 2008, our Board of Directors decided to suspend the payment of dividends. Our Board of Directors will closely monitor our operating results in order to determine when dividends should be reinstated; however, we do not expect reinstatement of dividends in the foreseeable future.

Treasury Stock

On June 7, 2012, our Board of Directors approved the adoption of a prearranged stock repurchase plan intended to qualify for the safe harbor under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (“10b5-1 Plan”). The 10b5-1 Plan will become effective on the third business day following the earliest to occur of (i) completion of the proposed acquisition by the Company of VRM I in a stock for stock merger pursuant to a definitive merger agreement dated May 30, 2012 (the “Merger Agreement”), (ii) a vote by our shareholders or VRM I to reject the proposed merger or (iii) termination of the Merger Agreement by VRM I. The 10b5-1 Plan will terminate twelve months after its effective date, unless terminated sooner in accordance with its terms. Purchases may be made in the open market or through privately negotiated transactions in support of the Company’s stock repurchase plan. Purchases in the open market will be made in compliance with Rule 10b-18 under the Securities Exchange Act of 1934. The Company is authorized to purchase up to $5,200,000 of its common stock pursuant to the 10b5-1 Plan. During the nine months ended September 30, 2012 we purchased 475, 405 shares of treasury stock and retired 664,783.

Segments

We are currently authorized to operate two reportable segments, investments in real estate loans and investments in real property. As of September 30, 2012, we had not commenced investing in real property.

Our objective is to invest approximately 97% of our assets in real estate loans and real estate investments, while maintaining approximately 3% as a working capital cash reserve. Current market conditions have impaired our ability to be fully invested in real estate loans and real estate investments. As of September 30, 2012, approximately 28% of our assets, net of allowance for loan losses, are classified as investments in real estate loans.

Principles of Consolidation

Our consolidated financial statements include the accounts of VRM II, Vestin TRS II, Inc., our wholly owned subsidiary, 1701 Commerce, LLC and Hawaii Funeral Service, LLC, in which we had a controlling interest through December 1, 2011. Our consolidated financial statements also included the accounts of the funeral merchandise and service trusts, cemetery merchandise and service trusts, and cemetery perpetual care trusts (“Trusts”) in which we had a variable interest and HFS was the primary beneficiary through December 1, 2011. Intercompany balances and transactions have been eliminated in consolidation.

Business Combinations

In December 2007, the Financial Accounting Standards Board (FASB) revised the authoritative guidance for business combinations, establishing principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired (including goodwill), the liabilities assumed, and any noncontrolling interest in the acquiree. Subsequently, on April 1, 2009, the FASB amended and clarified certain aspects of its authoritative guidance on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. We apply the FASB authoritative guidance to all business combinations for which the acquisition date is on or after January 1, 2009, and to certain future income tax effects related to our prior business combinations, should they arise.

Noncontrolling Interests

The FASB issued authoritative guidance for noncontrolling interests in December 2007, which establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as an unconsolidated investment, is an ownership interest in the consolidated entity that should be reported as a component of equity in the consolidated financial statements. Among other requirements, the guidance requires consolidated net income to be reported at amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest.

Income Taxes

The Company accounts for its income taxes under the assets and liabilities method, which requires recognition of deferred tax assets and liabilities for future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company records net deferred tax assets to the extent the Company believes these assets will more likely than not be realized. In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. A valuation allowance is established against deferred tax assets that do not meet the criteria for recognition. In the event the Company were to determine that it would be able to realize deferred income tax assets in the future in excess of their net recorded amount, they would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

The Company follows the accounting guidance which provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized initially and in subsequent periods. Also included is guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

NOTE C — FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

Financial instruments consist of cash, interest and other receivables, notes receivable, accounts payable and accrued liabilities, due to/from related parties and notes payable. The carrying values of these instruments approximate their fair values due to their short-term nature. Marketable securities – related party and investment in real estate loans are further described in Note K – Fair Value.

Financial instruments with concentration of credit and market risk include cash, interest and other receivables, marketable securities - related party, notes receivable, accounts payable and accrued liabilities, due to/from related parties, notes payable, and loans secured by deeds of trust.

We maintain cash deposit accounts and certificates of deposit that, at times, may exceed federally-insured limits. To date, we have not experienced any losses. As of September 30, 2012 and December 31, 2011, we had no funds in excess of the federally-insured limits. Additionally as of September 30, 2012 and December 31, 2011, the assets held for sale included no cash deposits held in excess of federally insured limits.

As of September 30, 2012, 58% and 24% of our loans were in Nevada and California respectively, compared to 36%, 28%, 19%, and 15% in Nevada, Arizona, Texas, and California, at December 31, 2011, respectively. As a result of this geographical concentration of our real estate loans, the downturn in the local real estate markets in these states has had a material adverse effect on us.

At September 30, 2012, the aggregate amount of loans to our three largest borrowers represented approximately 40% of our total investment in real estate loans. These real estate loans consisted of commercial and land loans, secured by properties located in Nevada and California, with a first lien position. Their interest rates are between 8% and 11%, and the aggregate outstanding balance is approximately $12.4 million. As of September 30, 2012, our largest loan, totaling approximately $6.7 million, is secured by property located in California, is a performing loan with an interest rate of 11%. The other two loans, secured by property in Nevada, each have an interest rate of 8% and are considered performing. At December 31, 2011, the aggregate amount of loans to our three largest borrowers represented approximately 53% of our total investment in real estate loans. These real estate loans consisted of commercial and land loans, secured by property located in Arizona, Texas and California, with a first lien position on the California loan and second lien positions on the Arizona and Texas loans. Their interest rates ranged between 8% and 15%, and the aggregate outstanding balance was approximately $30.7 million.

The success of a borrower’s ability to repay its real estate loan obligation in a large lump-sum payment may be dependent upon the borrower’s ability to refinance the obligation or otherwise raise a substantial amount of cash. With the weakened economy, credit continues to be difficult to obtain and as such, many of our borrowers who develop and sell commercial real estate projects have been unable to complete their projects, obtain takeout financing or have been otherwise adversely impacted. In addition, an increase in interest rates over the loan rate applicable at origination of the loan may have an adverse effect on our borrower’s ability to refinance.

Common Guarantors

As of September 30, 2012 and December 31, 2011, two and four loans, respectively, totaling approximately $3.5 and $11.0 million, respectively, had a common guarantor. These loans represented approximately 11.3% and 19.0%, respectively, of our portfolio’s total value as of September 30, 2012 and December 31, 2011. All two and four loans, respectively, were considered performing as of September 30, 2012 and December 31, 2011.

As of September 30, 2012 and December 31 2011, four and nine loans totaling approximately $5.7 million and $6.2 million, respectively, representing approximately 18.4% and 10.7%, respectively, of our portfolio’s total value, had a common guarantor. At September 30, 2012 and December 31, 2011 all loans were considered performing.

As of September 30, 2012 four loans totaling approximately $8.1 million representing approximately 26.2% of our portfolio’s total value had a common guarantor. As of September 30, 2012 all loans were considered performing.

NOTE D — INVESTMENTS IN REAL ESTATE LOANS

As of September 30, 2012 and December 31, 2011, most of our loans provided for interest only payments with a “balloon” payment of principal payable and any accrued interest payable in full at the end of the term. As of September 30, 2012, three loans had a variable interest rate adjusted quarterly at a rate of prime plus 3.30% (6.55% as of September 30, 2012).

In addition, we may invest in real estate loans that require borrowers to maintain interest reserves funded from the principal amount of the loan for a period of time. At September 30, 2012 and December 31, 2011, we had no investments in real estate loans that had interest reserves.

Loan Portfolio

As of September 30, 2012, we had five available real estate loan products consisting of commercial, construction, acquisition and development, land and residential. The effective interest rates on all product categories range from 4.5% to 15% which includes performing loans that are being fully or partially accrued and will be payable at maturity. Revenue by product will fluctuate based upon relative balances during the period.

Investments in real estate loans as of September 30, 2012, were as follows:

Loan Type	Number of Loans	Balance *	Weighted Average Interest Rate	Portfolio Percentage	Current Weighted Average Loan-To-Value, Net of Allowance for Loan Losses
Commercial	16	$20,533,000	8.89%	66.85%	65.17%
Land	3	10,180,000	10.73%	33.15%	55.90%

Total	19	$30,713,000	9.50%	100.00%	62.00%

Investments in real estate loans as of December 31, 2011, were as follows:

Loan Type	Number of Loans	Balance *	Weighted Average Interest Rate	Portfolio Percentage	Current Weighted Average Loan-To-Value, Net of Allowance for Loan Losses
Residential	1	$385,000	8.00%	0.66%	61.41%
Commercial	19	40,050,000	10.97%	69.02%	71.43%
Construction	1	6,656,000	8.00%	11.47%	89.49%
Land	3	10,933,000	10.75%	18.85%	64.15%

Total	24	$58,024,000	10.57%	100.00%	71.10%

*	Please see Balance Sheet Reconciliation below.

The “Weighted Average Interest Rate” as shown above is based on the contractual terms of the loans for the entire portfolio including non-performing loans. The weighted average interest rate on performing loans only, as of September 30, 2012 and December 31, 2011, was 9.88% and 6.79%, respectively. Please see “Non-Performing Loans” and “Asset Quality and Loan Reserves” below for further information regarding performing and non-performing loans.

Loan-to-value ratios are generally based on the most recent appraisals and may not reflect subsequent changes in value and include allowances for loan losses. Recognition of allowance for loan losses will result in a maximum loan-to-value ratio of 100% per loan.

The following is a schedule of priority of real estate loans as of September 30, 2012, and December 31, 2011:

Loan Type	Number of Loans	September 30, 2012 Balance*	Portfolio Percentage	Number of Loans	December 31, 2011 Balance*	Portfolio Percentage
First deeds of trust	17	29,877,000	97.28%	18	28,684,000	49.43%
Second deeds of trust	2	836,000	2.72%	6	29,340,000	50.57%

Total	19	30,713,000	100.00%	24	58,024,000	100.00%

*	Please see Balance Sheet Reconciliation below.

During July 2012, we, VRM I and other affiliated entities modified a loan with a total of approximately $2.8 million, of which our portion was $1.7 million. The terms of the modification resulted in a first trust deed loan of approximately $1.4 million, of which our portion is approximately $1.1 million, and a second trust deed loan of approximately $1.4 million, of which our portion is approximately $0.2 million. As of September 30, 2012, approximately $0.5 million of the first trust deed has been sold to third-party investors.

The following is a schedule of contractual maturities of investments in real estate loans as of September 30, 2012:

Non-performing and past due loans	$2,450,000
October 2012 – December 2012	5,759,000
January 2013 – March 2013	3,244,000
April 2013 – June 2013	8,569,000
July 2013 – September 2013	10,369,000
Thereafter	322,000

Total	$30,713,000

The following is a schedule by geographic location of investments in real estate loans as of September 30, 2012 and December 31, 2011:

	September 30, 2012 Balance *	Portfolio Percentage	December 31, 2011 Balance *	Portfolio Percentage
Arizona	$—	—	$16,108,000	27.76%
California	7,334,000	23.88%	8,564,000	14.76%
Colorado	—	—	895,000	1.54%
Michigan	2,160,000	7.03%	—	—
Nevada	17,845,000	58.10%	21,114,000	36.39%
Ohio	322,000	1.05%	323,000	0.56%
Oregon	—	—	46,000	0.08%
Texas	1,151,000	3.75%	10,974,000	18.91%
Utah	1,901,000	6.19%	—	—

Total	$30,713,000	100.00%	$58,024,000	100.00%

*	Please see Balance Sheet Reconciliation below.

Balance Sheet Reconciliation

The following table reconciles the balance of the loan portfolio to the amount shown on the accompanying Consolidated Balance Sheets.

	September 30, 2012 Balance	December 31, 2011 Balance
Balance per loan portfolio	$30,713,000	$58,024,000
Less:
Allowance for loan losses (a)	(3,573,000)	(26,247,000)

Balance per consolidated balance sheets	$27,140,000	$31,777,000

(a)	Please refer to Specific Reserve Allowances below.

Non-Performing Loans

As of September 30, 2012, we had one loan considered non-performing (i.e., based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement or when the payment of interest is 90 days past due) compared to five loans as of December 31, 2011. This reduction was a result of receiving a payoff on one loan, a first position lender foreclosed on a fully allowed for second position loan, we extended another loan to a borrower in exchange for a principal payment which funds were borrowed from a related party and lastly, we foreclosed on a non-performing loan which is now reported as real estate held for sale. This loan is currently carried on our books at a value of approximately $0.5 million, net of allowance for loan losses of approximately $2.0 million. We are a minority participant in this multiparty participating loan whereby the borrower and loan servicer have filed suit against the previous owner of the underlying property to recind the acquisition, among other claims. The trial is scheduled for January 2012. As of November 14, 2012, this loan balance has not been charged off.

At September 30, 2012, the following loan was non-performing:

Loan Type	Number Of Non-Performing Loans	Balance at September 30, 2012	Allowance for Loan Losses	Net Balance at September 30, 2012
Commercial	1	$2,450,000	$(2,000,000)	$450,000

Total	1	$2,450,000	$(2,000,000)	$450,000

At December 31, 2011, the following loan was non-performing:

Loan Type	Number Of Non-Performing Loans	Balance at December 31, 2011	Allowance for Loan Losses	Net Balance at December 31, 2011
Commercial	4	$22,114,000	$(19,570,000)	$2,544,000
Land	1	7,450,000	—	7,450,000

Total	5	$29,564,000	$(19,570,000)	$9,994,000

Asset Quality and Loan Reserves

Losses may occur from investing in real estate loans. The amount of losses will vary as the loan portfolio is affected by changing economic conditions and the financial condition of borrowers.

The conclusion that a real estate loan is uncollectible or that collectability is doubtful is a matter of judgment. On a quarterly basis, our manager evaluates our real estate loan portfolio for impairment. The fact that a loan is temporarily past due does not necessarily mean that the loan is non-performing. Rather, all relevant circumstances are considered by our manager to determine impairment and the need for specific reserves. Such evaluation, which includes a review of all loans on which full collectability may not be reasonably assured, considers among other matters:

•	Prevailing economic conditions;

•	Historical experience;

•	The nature and volume of the loan portfolio;

•	The borrowers’ financial condition and adverse situations that may affect the borrowers’ ability to pay;

•	Evaluation of industry trends; and

•	Estimated net realizable value of any underlying collateral in relation to the loan amount.

Based upon this evaluation, a determination is made as to whether the allowance for loan losses is adequate to cover any potential losses on an individual loan basis; we do not have a general allowance for loan losses. Additions to the allowance for loan losses are made by charges to the provision for loan loss. As of September 30, 2012, our ratio of total allowance for loan losses to total loans with an allowance for loan loss was 54%. The following is a breakdown of allowance for loan losses related to performing loans and non-performing loans as of September 30, 2012 and December 31, 2011:

	As of September 30, 2012
	Balance	Allowance for loan losses **	Balance, net of allowance
Non-performing loans – no related allowance	$—	$—	$—
Non-performing loans – related allowance	2,450,000	(2,000,000)	450,000

Subtotal non-performing loans	2,450,000	(2,000,000)	450,000

Performing loans – no related allowance	24,025,000	—	$24,025,000
Performing loans – related allowance	4,238,000	(1,573,000)	2,665,000

Subtotal performing loans	28,263,000	(1,573,000)	26,690,000

Total	$30,713,000	$(3,573,000)	$27,140,000

	As of December 31, 2011
	Balance	Allowance for loan losses **	Balance, net of allowance
Non-performing loans – no related allowance	$—	$—	$—
Non-performing loans – related allowance	29,564,000	(19,570,000)	9,994,000

Subtotal non-performing loans	29,564,000	(19,570,000)	9,994,000

Performing loans – no related allowance	17,064,000	—	17,064,000
Performing loans – related allowance	11,396,000	(6,677,000)	4,719,000

Subtotal performing loans	28,460,000	(6,677,000)	21,783,000

Total	$58,024,000	$(26,247,000)	$31,777,000

**	Please refer to Specific Reserve Allowances below.

Our manager evaluated our loans and, based on current estimates with respect to the value of the underlying collateral, believes that such collateral is sufficient to protect us against further losses of principal. However, such estimates could change or the value of the underlying real estate could decline. Our manager will continue to evaluate our loans in order to determine if any other allowance for loan losses should be recorded.

Specific Reserve Allowances

As of September 30, 2012, we have provided a specific reserve allowance for one non-performing loan and three performing loans based on updated appraisals of the underlying collateral and/or our evaluation of the borrower. The following table is a roll-forward of the allowance for loan losses for the nine months ended September 30, 2012 and 2011 by loan type. We will continue to evaluate our position in these loans.

Loan Type	Balance at 12/31/2011	Specific Reserve Allocation	Loan Pay Downs	Write-off	Transfers to REO or Notes Receivable	Balance at 9/30/2012
Commercial	$22,392,000	$815,000	$(14,295,000)	$(3,250,000)	$(2,973,000)	$2,689,000
Construction	2,971,000	—	—	—	(2,971,000)	—
Land	884,000	—	—	—	—	884,000

Total	$26,247,000	$815,000	$(14,295,000)	$(3,250,000)	$(5,944,000)	$3,573,000

Loan Type	Balance at 12/31/2010	Specific Reserve Allocation	Sales, Loan Pay Downs and Write Downs	Settlements	Transfers to REO or Notes Receivable	Balance at 9/30/2011
Commercial	$23,106,000	496,000	$(133,000)	$(1,414,000)	$(3,940,000)	$18,115,000
Construction	10,027,000	—	—	—	(2,736,000)	7,291,000
Land	424,000	460,000	—	—	—	884,000

Total	$33,557,000	$956,000	$(133,000)	$(1,414,000)	$(6,676,000)	$26,290,000

Troubled Debt Restructuring

As of September 30, 2012 and December 31, 2011, we had one and seven loans, totaling approximately $0.6 million and $30.8 million, respectively, which met the definition of a Troubled Debt Restructuring or TDR. When the Company modifies the terms of an existing loan that is considered TDR, it is considered performing as long as it is in compliance with the modified terms of the loan agreement. If the modification calls for deferred interest, it is recorded as interest income as cash is collected. Impairment on these loans is generally determined by the lesser of the value of the underlying collateral or the present value of expected future cash flows. During the previous 12 months there have been no loans that became TDR loans. The following is a breakdown of our TDR loans that were considered performing and non-performing as of September 30, 2012 and December 31, 2011:

As of September 30, 2012

	Total		Performing		Non-Performing
Loan Type	Number of Loans	Fund Balance	Number of Loans	Fund Balance	Number of Loans	Fund Balance

Commercial	1	$638,000	1	$638,000	—	$—

Total	1	$638,000	1	$638,000	—	$—

As of December 31, 2011

	Total		Performing		Non-Performing
Loan Type	Number of Loans	Fund Balance	Number of Loans	Fund Balance	Number of Loans	Fund Balance

Commercial	5	$16,740,000	3	$2,821,000	2	$13,919,000
Construction	1	6,655,000	1	6,655,000	—	—
Land	1	7,450,000	1	7,450,000	—	—

Total	7	$30,845,000	5	$16,926,000	2	$13,919,000

•

Commercial – As of September 30, 2012 and December 31, 2011, we had 16 and 19 commercial loans, respectively, one and five of which, respectively, were modified pursuant to TDR. On January 1, 2011, the principal amount of one of the non-performing loans was reduced by approximately $0.8 million. Interest only payments were due monthly from September 2010 until August 2011, at which point payments of interest and principal started and will continue until September 2013. The interest rate was adjusted from 12% to 4.5%. As of September 30, 2012 this loan was considered performing. During April 2011 we reduced the interest rate on one loan from 15% to 10%.

The reduction in TDR loans was a result of a first position lender foreclosed on a fully allowed for second position loan, reclassifying second position loans as fully allowed for notes receivable due to receiving payoffs on the first position loans releasing the collateral and accepting a deed-in-lieu on another property which is now reported as assets held for sale.

For additional information, see “Non-Performing Loans” of this Note D – Investments in Real Estate Loans and Note J – “Notes Receivable”.

Extensions

As of September 30, 2012, our manager had granted extensions on six outstanding loans totaling approximately $16.9 million of which our portion was approximately $15.2 million, pursuant to the terms of the original loan agreements, which permit extensions by mutual consent, or as part of a TDR. Such extensions are generally provided on loans where the original term was 12 months or less and where a borrower requires additional time to complete a construction project or negotiate take-out financing. Our manager generally grants extensions when a borrower is in compliance with the material terms of the loan, including, but not limited to the borrower’s obligation to make interest payments on the loan. In addition, if circumstances warrant, our manager may extend a loan that is in default as part of a work out plan to collect interest and/or principal.

NOTE E — INVESTMENT IN MARKETABLE SECURITIES

As of September 30, 2012 and December 31, 2011, we owned 538,178 shares of VRM I’s common stock, representing approximately 8.50% of the total outstanding shares. The closing price of VRM I’s common stock on September 30, 2012, was $1.36 per share.

During the three months ended September 30, 2012, the trading price for VRM I’s common stock ranged from $0.91 to $1.45 per share. We will continue to evaluate our investment in marketable securities on a quarterly basis.

During January 2012, we purchased 60,000 shares of Annaly Capital Management Inc. This company is a publicly traded REIT and the shares were deemed to be part of our 3% working capital reserve. During February 2012, we sold all of our shares for a gain of $15,000.

NOTE F — REAL ESTATE HELD FOR SALE

At September 30, 2012, we held five properties with a total carrying value of approximately $9.2 million, which were acquired through foreclosure and recorded as investments in REO. Our REO are accounted for at the lower of cost or fair value less costs to sell with fair value based on appraisals and knowledge of local market conditions.

During May 2012, we, VRM I and Fund III foreclosed on a loan with a balance of approximately $6.0 million, of which our portion was approximately $46,000. The property includes 23 cottage units in a retirement community located in Eugene, Oregon.

During April 2012, we, VRM I and Fund III sold a property to an unrelated third party for approximately $0.5 million, of which our portion was approximately $0.2 million. This transaction resulted in a net gain for us of approximately $2,000. A consultation fee of approximately $17,000 was paid to our manager.

In August, 2011, VREO XVIII, LLC, an entity owned by us, VRM I and VF III entered into a purchase and sale agreement to sell one of the REO assets. The terms of the sale provided for an all cash transaction in the amount of $2 million, with a closing to occur within 60 days. The date of closing was extended several times, but ultimately, the transaction cancelled, as the purchaser was unable to obtain financing. In 2012, non-refundable extension fees in the amount of $30,000 were collected, of which our portion was approximately $24,000.

As of September 30, 21012, four of our five REO properties consisted of raw land which did not have operations. The following is a summary of the results of total operations, including our 2% interest in these operations, one REO which has operations for the period from May 1, 2012 (foreclosure) through September 30, 2012:

	For The Three Months Ended September 30, 2012	For The Period from May 1, 2012 (foreclosure) through September 30, 2012
Revenue	$124,000	$266,000
Expenses	(85,000)	(148,000)

Net Income	$39,000	$118,000

We seek to sell properties acquired through foreclosure as quickly as circumstances permit taking into account current economic conditions.

Beginning balance, January 1, 2012	$10,767,000
Real estate held for sale acquired through foreclosure	32,000
Proceeds on nonrefundable extension fee	(24,000)
Write down	(1,420,000)
Sale	(196,000)

Ending balance, September 30, 2012	$9,159,000

NOTE G — ASSETS HELD FOR SALE

On February 7, 2012, we, VRM I and VF III entered into a Deed in Lieu Agreement with a borrower resolving the foreclosure of our secured loan which had matured on December 31, 2011, with a principal balance, net of allowance for loan loss of approximately $9.9 million, of which our portion was approximately $9.0 million. Pursuant to the Deed in Lieu Agreement, our subsidiary 1701 Commerce, LLC (“1701 Commerce”) received a deed to the property which had secured the loan. The property, which is being operated as the Sheraton – Forth Worth, Texas, is the subject of litigation relating to the validity, priority, nature, and extent of liens claimed by other parties that may secure claims ranging from approximately $41 million to $48 million. We dispute both the validity of certain claimed liens and the amount of the claimed secured debt in part and as of this time intend to pursue our objections and disputes as to such matters. On March 26, 2012, 1701 Commerce filed for Chapter 11 bankruptcy protection in the United States Bankruptcy Court for the Northern District of Texas, Ft. Worth Division, to reorganize its financial affairs and to avoid a pending foreclosure of the property that had been scheduled by a mortgage lien holder and to preserve and protect 1701 Commerce’s equity and the interests of the other creditors of the property. Due to the uncertainty and disputes involving this property, we recorded this investment as Other Real Estate Owned on the balance sheet until August 23, 2012 when the Bankruptcy Court issued an order allowing the bankruptcy to proceed despite a motion to dismiss it and required 1701 Commerce to deposit $1 million as additional collateral with the court which was funded by us, VRM I and VF III, and gave 1701 Commerce until November 24, 2012, which has now been extended indefinitely to obtain confirmation of a reorganization plan. We hold an interest of approximately 90%, VRM I holds an interest of approximately 8% and Fund III holds an interest of approximately 2% in 1701 Commerce. Pursuant to the order issued on August 23, 2012, we include the operations through consolidation into our financial statements from this date forward.

On September 24, 2012, 1701 Commerce entered into an asset purchase agreement to sell its assets in consideration of $55 million. Pursuant to the agreement, an earnest money deposit of $250,000 is currently maintained by a title company. Following the Bankruptcy Court’s approval of the sale of the assets to the buyer, the buyer has a 60 day due diligence period to review and approve the assets to be acquired. Upon the satisfaction of all conditions included in the agreement, subject to payment of certain approved claims and court approval, the balance of the purchase price will be paid in cash to 1701 Commerce. Pursuant to this agreement, this asset will be reported as an asset held for sale. As of the date of this report, management estimates the net realizable value to approximate the net assets held for sale.

Effective January 1, 2009, we adopted FASB’s accounting standard related to business combination which required acquisition method of accounting to be used for all business combinations and for an acquirer to be identified for each business combination. This accounting standard requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. It also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the non-controlling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with the standard).

Our acquisition of 1701 Commerce was accounted for in accordance with this standard and the Company has allocated the purchase price of 1701 Commerce based upon the estimated fair value of the net assets acquired and liabilities assumed and the fair value of the noncontrolling interest measured at the acquisition date. The estimated fair value of 1701 Commerce at the time of the acquisition totaled $9.9 million.

We performed a preliminary allocation as of the date the order was issued by the Bankruptcy Court, August 23, 2012, as follows:

Cash	$1,252,000
Receivables	902,000
Inventory	55,000
Other current assets	297,000
Property and equipment	52,578,000
Other assets	1,413,000
Accounts payable and accrued liabilities	(7,281,000)
Notes payable	(39,300,000)

Net assets	$9,916,000

In addition, we estimated the fair value of the non-controlling interest at $1.0 million, which is 8% owned by VRM I and 2% by Fund III.

Assets and groups of assets and liabilities which comprise disposal groups are classified as “held for sale” when all of the following criteria are met: a decision has been made to sell, the assets are available for sale immediately, the assets are being actively marketed at a reasonable price in relation to the current fair value, a sale has been or is expected to be concluded within twelve months of the balance sheet date, and significant changes to the plan to sell are not expected. Assets held for sale are not depreciated.

Additionally, the operating results and cash flows related to these assets and liabilities are included in discontinued operations in the consolidated statements of operations and consolidated statements of cash flows for the year ended September 30, 2012.

The following is a summary of net assets held for sale through September 30, 2012:

Assets:
Cash	$1,530,000
Cash – restricted	1,000,000
Receivables	790,000
Inventory	57,000
Current assets	281,000
Property and equipment	52,589,000
Other assets	1,414,000

Total assets	$57,661,000

Liabilities:
Accounts payable and accrued liabilities	$7,595,000
Notes payable	39,055,000

Total liabilities	46,650,000

Net assets held for sale	$11,011,000

The following is a summary of the results of operations related to the assets held for sale for the period from September 1, 2012 (foreclosure) through September 30, 2012:

Revenue	$1,099,000
Expenses	(1,004,000)

Net Income	$95,000

NOTE H — RELATED PARTY TRANSACTIONS

From time to time, we may acquire or sell investments in real estate loans from/to our manager or other related parties. Pursuant to the terms of our Management Agreement, such acquisitions and sales are made without any mark up or mark down. No gain or loss is recorded on these transactions, as it is not our intent to make a profit on the purchase or sale of such investments. The purpose is generally to diversify our portfolio by syndicating loans, thereby providing us with additional capital to make additional loans.

Transactions with the Manager

Our manager is entitled to receive from us an annual management fee of up to 0.25% of our aggregate capital contributions received by us and Fund II from the sale of shares or membership units, paid monthly. The amount of management fees paid to our manager for the nine months ended September 30, 2012 and 2011 were $0.8 million, during each period.

As of September 30, 2012 and December 31, 2011, our manager owned 92,699 of our common shares, representing approximately 0.77% of our total outstanding common stock for both periods.

As of September 30, 2012 and December 31, 2011, we had receivables from our manager of approximately $19,000.

During January 2012, we paid our manager approximately $550,000 of management fees for services to be performed from January through June 2012. As of September 30, 2012, there is no prepaid balance. A discount of 7% has been applied to the July 2012 payment.

Integrated Financial Associates, Inc. (“IFA”) entered into an Intercreditor Agreement (“Intercreditor Agreement”) with us in connection with a note of $23.1 million (the “Note”) of which our portion was $3.0 million. Pursuant to the Intercreditor Agreement, in the event that our interest in the Note was not repaid in full, IFA would be responsible to pay a monthly fee equal to one percent of the unpaid amount plus interest at the rate of 15% per annum. We are to receive the 15% interest per annum and our Manager has a claim to the monthly fee equal to one percent of the unpaid amount. IFA breached the Intercreditor Agreement and we obtained, on November 9, 2010, a judgment against IFA in the amount of approximately $4.0 million, plus, among other things, additional monthly fees and default interest. During March 2011, IFA filed a Chapter 11 bankruptcy petition. During May 2012, we entered into a Purchase and Sale Agreement (“Sale Agreement”) with TPKT, LLC (“TPKT”), owned by certain principals of IFA, whereby we agreed to assign our interest in the claim and judgment in exchange for $1,050,000 and the first $1,250,000 plus certain other amounts received on our portion of the Note. During May 2012, the outstanding fee due to our Manager was approximately $1.6 million. In order to resolve our Manager’s claim, our Manager received $500,000 in connection with the purchase by TPKT and waived any right to receive any amounts paid on our portion of the Note.

During May 2012, our manager received total consultation fee of approximately $17,000, related to the sale of an REO property owned by us, VRM I and Fund III.

Transactions with Other Related Parties

As of September 30, 2012 and December 31, 2011, we owned 538,178 common shares of VRM I, representing approximately 8.5% of their total outstanding common stock for both periods.

As of September 30, 2012 and December 31, 2011, VRM I owned 537,078 of our common shares, representing approximately 4.3% of our total outstanding common stock for both periods.

As of September 30, 2012 and December 31, 2011, we had receivables from VRM I of approximately $0.1 million, primarily related to legal fees.

As of December 31, 2011, Fund III owned 114,117 of our common shares, representing approximately 0.9% of our total outstanding common stock. On June 11, 2012, our Chairman and Chief Executive Officer, Michael Shustek purchased these shares from Fund III.

As of September 30, 2012, we had receivables from Fund III of approximately $73,000. As of December 31, 2011, we had a payable to Fund III of approximately $13,000.

NOTE I — INVESTMENT IN MVP REALTY ADVISORS

Together with MVP Capital Partners LLC, which is owned by our Chairman and Chief Executive Officer, Michael Shustek, we have formed a Nevada limited liability company, MVP Realty Advisors, LLC (“MVPRA”). MVPRA intends to act as the advisor to MVP REIT, Inc., a recently formed Maryland corporation which was organized to invest in real estate and loans secured by real estate (“MVP REIT “). On April 16, 2012, MVP Realty Trust filed a registration statement with the Securities and Exchange Commission, which was declared effective by the Securities and Exchange Commission on September 25, 2012. MVP REIT is organized as a publically registered, non-traded real estate investment trust (“REIT”). Under the terms of an Advisory Agreement between MVPRA and MVP Realty Trust, MVPRA is entitled to certain fees for advisory and other management services rendered to MVP Realty Trust.

During April 2012, we contributed $1,000 for a 40% interest in MVPRA. Mr. Shustek, through a wholly owned company named MVP Capital Partners, LLC (“MVPCP”), contributed $1,500 for a 60% interest in MVPRA. We and MVPCP anticipate providing additional funds to MVPRA, either in the form of capital contributions or loans. The amount and nature of such funding arrangements cannot be determined at this time. As of September 30, 2012, we and MVPCP have loaned approximately $534,000 and approximately $1.6 million, respectively to MVPRA related to MVP REIT, Inc.

Under the terms of the Operating Agreement which governs MVPRA, any loans we may make to MVPRA must be paid in full and we shall have received distributions of profits equal to our capital contributions prior to MVPCP receiving any distributions from MVPRA.

Our participation in MVPRA was approved by the independent members of our Board of Directors.

NOTE J — NOTES RECEIVABLE

During January 2012 we, VRM I and Fund III rewrote one of our existing loans. The interest rate of this loan was changed from 3% paying monthly with 5% accruing to 7% paid monthly. The amount of the loan allowance of approximately $3.0 million and the interest currently accrued on the existing loan, which was fully allowed for, of approximately $1.0 million was moved to notes receivable. In April 2012, we received a payment on the new loan which was less than the amount owed. The difference of approximately $0.8 million was recorded as a loan allowance as of March 31, 2012 and was reclassified to note receivable during April, 2012.

During April 2012, we, VRM I and Fund III received a payment in full satisfaction of an investment in real estate loan secured by a first deed of trust. The remaining balance due on the second deed of trust was previously fully allowed for, of approximately $0.7 million was moved to notes receivable and remains fully allowed for. We receive monthly payments of approximately $33,000. As of September 30, 2012 the balance is approximately $0.5 million.

During February 2012, we, VRM I and Fund III received a payment in full satisfaction of an investment in real estate loan secured by a first deed of trust and a partial payment of an investment in real estate loan secured by a second deed of trust on the same real estate. The remaining balance due on the second deed of trust was previously fully allowed for, of approximately $1.3 million was moved to notes receivable and remains fully allowed for. During March 2012 a payment of approximately $50,000 was received and recognized as gain related to pay off of notes receivable, including recovery of allowance for notes receivable. Additionally, we receive monthly payments of approximately $3,000. As of September 30, 2012 the balance is approximately $1.2 million.

On February 29, 2012, we made a loan to TNP Strategic Retail Operating Partnership, LP, a Delaware limited-partnership, in the amount of $1,040,000 evidenced by a promissory note (“Note”) and secured by the separate and unconditional guaranty (“Guaranty”) of TNP Strategic Retail Trust, Inc., a Maryland corporation (“TNP Trust”). The unpaid principal balance on the Note bore interest at a rate of 9.0% per annum until May 31, 2012, at which time the loan matured. The Guaranty was secured by an absolute assignment to VRM II of all of TNP Trust’s right, title and interest in and to 25% of all net proceeds received by TNP Trust in connection with TNP Trust’s public offering of stock after payment of sales commission, fees and expenses payable in connection therewith. This loan was paid in full on May 17, 2012.

NOTE K — FAIR VALUE

As of September 30, 2012, financial assets and liabilities utilizing Level 1 inputs included investment in marketable securities - related party. We had no assets or liabilities utilizing Level 2 inputs, and assets and liabilities utilizing Level 3 inputs included investments in real estate loans.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, our degree of judgment exercised in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an asset or liability will be classified in its entirety based on the lowest level of input that is significant to the measurement of fair value.

Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, our own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. We use prices and inputs that are current as of the measurement date, including during periods of market dislocation, such as the recent illiquidity in the auction rate securities market. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition may cause our financial instruments to be reclassified from Level 1 to Level 2 or Level 3 and/or vice versa.

Our valuation techniques will be consistent with at least one of the three possible approaches: the market approach, income approach and/or cost approach. Our Level 1 inputs are based on the market approach and consist primarily of quoted prices for identical items on active securities exchanges. Our Level 2 inputs are primarily based on the market approach of quoted prices in active markets or current transactions in inactive markets for the same or similar collateral that do not require significant adjustment based on unobservable inputs. Our Level 3 inputs are primarily based on the income and cost approaches, specifically, discounted cash flow analyses, which utilize significant inputs based on our estimates and assumptions.

The following table presents the valuation of our financial assets and liabilities as of September 30, 2012 and December 31, 2011, measured at fair value on a recurring basis by input levels:

	Fair Value Measurements at Reporting Date Using
	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at 09/30/2012	Carrying Value on Balance Sheet at 09/30/2012

Assets
Investment in marketable securities - related party	$732,000	$—	$—	$732,000	$732,000
Investment in real estate loans	$—	$—	$27,240,000	$27,240,000	$27,140,000

	Fair Value Measurements at Reporting Date Using
	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at 12/31/2011	Carrying Value on Balance Sheet at 12/31/2011

Assets
Investment in marketable securities - related party	$592,000	$—	$—	$592,000	$592,000
Investment in real estate loans	$—	$—	$30,646,000	$30,646,000	$31,777,000

The following table presents the changes in our financial assets and liabilities that are measured at fair value on a recurring basis using significant unobservable inputs (Level 3) from January 1, 2012 to September 30, 2012:

Investment in real estate loans
Balance on January 1, 2012	$30,646,000
Change in temporary valuation adjustment included in net income (loss)
Increase in allowance for loan losses	(815,000)
Purchase and additions of assets
Transfer of allowance on real estate loans to real estate held for sale	14,000
Transfer of allowance on real estate loan to asset held for sale	1,705,000
Reduction of allowance on real estate loans due to loan payments	4,239,000
Reduction of allowance on real estate loans following settlement of loan	11,565,000
New mortgage loans and mortgage loans acquired	20,285,000
Write-off of allowance on uncollectible loan	3,250,000
Transfer of allowance on real estate loans converted to unsecured notes receivable	2,715,000
Sales, pay downs and reduction of assets
Transfer of real estate loan to real estate held for sale	(45,000)
Transfer of real estate loan to asset held for sale	(10,669,000)
Collections and settlements of principal and sales of investment in real estate loans	(19,351,000)
Reduction of loan balance following settlement of loan	(11,565,000)
Write-off of uncollectible loan	(3,250,000)
Conversion of real estate loans to unsecured notes receivable	(2,715,000)
Temporary change in estimated fair value based on future cash flows	1,231,000

Balance on September 30, 2012, net of temporary valuation adjustment	$27,240,000

The following table presents the changes in our financial assets and liabilities that are measured at fair value on a recurring basis using significant unobservable inputs (Level 3) from January 1, 2011 to September 30, 2011:

	Assets
	Investment in real estate loans	Assets under secured borrowings
Balance on January 1, 2011	$26,624,000	$1,320,000
Change in temporary valuation adjustment included in net income (loss)
Increase in allowance for loan losses	(967,000)	—
Purchase and additions of assets
Transfer of allowance on real estate loans to real estate held for sale	2,736,000	—
New mortgage loans and mortgage loans acquired	8,215,000	(1,320,000)
Reduction of allowance on real estate loans due to loan payment	144,000	—
Transfer of allowance on real estate loans converted to unsecured notes receivable	3,940,000	—
Sales, pay downs and reduction of assets
Collections and settlements of principal and sales of investment in real estate loans	(4,276,000)	—
Conversion of real estate loans to unsecured notes receivable	(3,940,000)	—
Transfer of real estate loans to real estate held for sale	(2,896,000)	—
Temporary change in estimated fair value based on future cash flows	(136,000)	—
Transfer to Level 1	—	—
Transfer to Level 2	—	—

Balance on September 30, 2011, net of temporary valuation adjustment	$29,444,000	$—

Liabilities Secured borrowings
Balance on January 1, 2011	$1,088,000
Payment on secured borrowings	(1,088,000)

Balance on September 30, 2011	$—

NOTE L — RECENT ACCOUNTING PRONOUNCEMENTS

Adopted

On January 1, 2012, the Company adopted changes issued by the Financial Accounting Standards Board (FASB) to conform to existing guidance regarding fair value measurement and disclosure between GAAP and International Financial Reporting Standards. These changes both clarify the FASB’s intent about the application of existing fair value measurement and disclosure requirements and amend certain principles or requirements for measuring fair value or for disclosing information about fair value measurements. The clarifying changes relate to the application of the highest and best use and valuation premise concepts, measuring the fair value of an instrument classified in a reporting entity’s shareholders’ equity, and disclosure of quantitative information about unobservable inputs used for Level 3 fair value measurements. The amendments relate to measuring the fair value of financial instruments that are managed within a portfolio; application of premiums and discounts in a fair value measurement; and additional disclosures concerning the valuation processes used and sensitivity of the fair value measurement to changes in unobservable inputs for those items categorized as Level 3, a reporting entity’s use of a nonfinancial asset in a way that differs from the asset’s highest and best use, and the categorization by level in the fair value hierarchy for items required to be measured at fair value for disclosure purposes only. Other than the additional disclosure requirements, the adoption of these changes had no impact on the Consolidated Financial Statements.

On January 1, 2012, the Company adopted changes issued by the FASB to the presentation of comprehensive income. These changes give an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements; the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity was eliminated. The items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income were not changed. Additionally, no changes were made to the calculation and presentation of earnings per share. Management elected to present the two-statement option. Other than the change in presentation, the adoption of these changes had no impact on the Consolidated Financial Statements.

In December 2011, the Financial Accounting Standards Board (“FASB”) released Accounting Standards Update No. 2011-10 (“ASU 2011-10”), Property, Plant and Equipment (Topic 360): Derecognition of in Substance Real Estate—a Scope Clarification (a consensus of the FASB Emerging Issues Task Force). ASU 2011-10 clarifies when a parent (reporting entity) ceases to have a controlling financial interest in a subsidiary that is in substance real estate as a result of default on the subsidiary’s nonrecourse debt, the reporting entity should apply the guidance for Real Estate Sale (Subtopic 360-20). The provisions of ASU 2011-10 are effective for public companies for fiscal years and interim periods within those years, beginning on or after June 15, 2012. The adoption of ASU 2011-10 is not expected to materially impact our consolidated financial statements.

NOTE M — LEGAL MATTERS INVOLVING THE MANAGER

The United States Securities and Exchange Commission (the “Commission”), conducted an investigation of certain matters related to us, our manager, Vestin Capital, VRM I, and Fund III. We fully cooperated during the course of the investigation. On September 27, 2006, the investigation was resolved through the entry of an Administrative Order by the Commission (the “Order”). Our manager, Vestin Mortgage and its Chief Executive Officer, Michael Shustek, as well as Vestin Capital (collectively, the “Respondents”), consented to the entry of the Order without admitting or denying the findings therein.

In the Order, the Commission found that the Respondents violated Sections 17(a)(2) and 17(a)(3) of the Securities Act of 1933 through the use of certain slide presentations in connection with the sale of units in Fund III and in our predecessor, Vestin Fund II, LLC. The Respondents consented to the entry of a cease and desist order, the payment by Mr. Shustek of a fine of $100,000 and Mr. Shustek’s suspension from association with any broker or dealer for a period of six months, which expired in March 2007. In addition, the Respondents agreed to implement certain undertakings with respect to future sales of securities. We are not a party to the Order.

The Vestin Group and Fund III were defendants in a civil action filed by Birkeland Family, LLC III and Birkeland Family, LLC V (“Plaintiffs”) in District Court for Clark County, Nevada. The Plaintiffs alleged as causes of action against Vestin Group and Fund III: Breach of Contract and Breach of the Implied Covenant of Good Faith and Fair Dealing regarding the sale of the office building commonly described as 8379 W. Sunset Road, Las Vegas, Nevada. The action sought monetary, punitive and exemplary damages. On January 18, 2011, summary judgment was granted in favor of Fund III, with the Court finding that Fund III was not part of the lease and, therefore, could not be held liable for damages. The Manager is still involved in this civil action. Fund III is attempting to recover legal fees associated with this matter. A judgment has been entered against Vestin Group in the amount of approximately $4.2 million. Vestin Group has appealed this judgment.

VRM II, Vestin Mortgage and Michael V. Shustek (“Defendants”) were defendants in a civil action filed by 88 sets of plaintiffs representing approximately 138 individuals (“Plaintiffs”), in District Court for Clark County, Nevada (the “Nevada Lawsuit”). The Plaintiffs alleged, among other things, that Defendants: breached certain alleged contractual obligations owed to Plaintiffs; breached fiduciary duties supposedly owed to Plaintiffs; and misrepresented or omitted material facts regarding the conversion of Fund II into VRM II. The action sought monetary and punitive damages. The court dismissed the claim for punitive damages. On September 8, 2010, the parties agreed to settle the case. The Settlement Agreement provides for the settlement and complete release of all claims against the Defendants. The settlement was made without admission of liability by Defendants.

For additional information, see Note N – Legal Matters Involving the Company

In addition to the matters described above, our manager is involved in a number of other legal proceedings concerning matters arising in connection with the conduct of its business activities. Our manager believes it has meritorious defenses to each of these actions and intends to defend them vigorously. Other than the matters described above, our manager believes that it is not a party to any pending legal or arbitration proceedings that would have a material adverse effect on our manager’s financial condition or results of operations or cash flows, although it is possible that the outcome of any such proceedings could have a material impact on our manager’s net income in any particular period.

NOTE N — LEGAL MATTERS INVOLVING THE COMPANY

We, VRM I and Vestin Mortgage (“Defendants”) were defendants in a breach of contract class action filed in San Diego Superior Court by certain plaintiffs who alleged, among other things, that they were wrongfully denied roll-up rights in connection with the merger of Fund I into VRM I and Fund II into VRM II. The court certified a class of all former Fund I unit holders and Fund II unit holders who voted against the mergers of Fund I into VRM I and Fund II into VRM II. The trial began in December 2009 and concluded in January 2010. On February 11, 2010, the Defendants were notified of a Tentative Statement of Decision, in their favor issued by the Superior Court for the State of California in San Diego following a trial. In the Tentative Statement, the Court found that there was no roll-up and therefore no breach of contract. The Court entered final judgment for the Defendants on March 18, 2010. Defendants and Plaintiffs agreed to a post-judgment settlement by which Plaintiffs agreed not to appeal the judgment in consideration of a waiver by the Defendants of any claim to recover actual court costs from the Plaintiffs. The Court granted final approval of this settlement of post-judgment rights on July 9, 2010.

We, Vestin Mortgage and Michael V. Shustek (“Defendants”) were defendants in a civil action filed by 88 sets of plaintiffs representing approximately 138 individuals (“Plaintiffs”), in District Court for Clark County, Nevada (the “Nevada Lawsuit”). The Plaintiffs alleged, among other things, that Defendants: breached certain alleged contractual obligations owed to Plaintiffs; breached fiduciary duties supposedly owed to Plaintiffs; and misrepresented or omitted material facts regarding the conversion of Fund II into VRM II. The action sought monetary and punitive damages. The court dismissed the claim for punitive damages. On September 8, 2010, the parties agreed to settle the case. The Settlement Agreement provides for the settlement and complete release of all claims against the Defendants. The settlement was made without admission of liability by Defendants.

In addition to the matters described above, we are involved in a number of other legal proceedings concerning matters arising in the ordinary course of our business activities. We believe we have meritorious defenses to each of these actions and intend to defend them vigorously. Other than the matters described above, we believe that we are not a party to any pending legal or arbitration proceedings that would have a material adverse effect on our financial condition or results of operations or cash flows, although it is possible that the outcome of any such proceedings could have a material impact on our operations in any particular period.

In July, 2012, we along with our Manager, VRM I, Vestin Group, Vestin Originations and Michael Shustek entered into a Settlement Agreement and Mutual Release (“Settlement Agreement”) with the State of Hawaii and The Huntington National Bank as successor trustee to the Rightstar Trusts. Under the Settlement Agreement, we and VRM I were entitled to receive a portion of certain net proceeds from certain claims from third parties through litigation, settlement or otherwise. The parties agreed that to mutually release each other from any claims and in lieu of such amounts due under the Settlement Agreement, within ten (10) business days after the later of (a) The Huntington Bank’s receipt of the first tranche of certain trust recovery proceeds or (b) entry of a final and non-appealable decision or order approving settlement with each of certain other persons, the sum of $145,000.00 shall be disbursed from the first tranche of trust recovery proceeds to us and VRM I. All other amounts payable under the Settelemtn Agreement were assigned to the Rightstar Trusts and The Huntington Bank all rights, obligations and claims we or VRM I has or ever can, shall or may have or claim to have arising out of or related to the Rightstar Trusts, or which were asserted or which could have been asserted in such cases. We and VRM I also released any and all interest in the amounts set aside from the sale of the property at 485 Waiale Street, Wailuku, Hawaii. Finally we agreed to purchase all 447,226 shares in Vestin Fund II, LLC currently owned by the Rightstar trusts for $1.40 per share, which purchase is to be consummated within seven (7) days following Court approval of the settlement. The settlement was approved by the Court on August 3, 2012. As of September 30, 2012 the $145,000 has been paid and the shares have been repurchased.

On February 7, 2012, we, VRM I and VF III entered into a Deed in Lieu Agreement with a borrower resolving the foreclosure of our secured loan which had matured on December 31, 2011, with a principal balance, net of allowance for loan loss of approximately $9.9 million, of which our portion was approximately $9.0 million. Pursuant to the Deed in Lieu Agreement, our subsidiary 1701 Commerce, LLC (“1701 Commerce”) received a deed to the property which had secured the loan. The property, which is being operated as the Sheraton – Forth Worth, Texas, is the subject of litigation relating to the validity, priority, nature, and extent of liens claimed by other parties that may secure claims ranging from approximately $41 million to $48 million. We dispute both the validity of certain claimed liens and the amount of the claimed secured debt in part and as of this time intend to pursue our objections and disputes as to such matters. On March 26, 2012, 1701 Commerce filed for Chapter 11 bankruptcy protection in the United States Bankruptcy Court for the Northern District of Texas, Ft. Worth Division, to reorganize its financial affairs and to avoid a pending foreclosure of the property that had been scheduled by a mortgage lien holder and to preserve and protect 1701 Commerce’s equity and the interests of the other creditors of the property. Due to the uncertainty and disputes involving this property, we recorded this investment as Other Real Estate Owned on the balance sheet until August 23, 2012 when the Bankruptcy Court issued an order allowing the bankruptcy to proceed despite a motion to dismiss it and required 1701 Commerce to deposit $1 million as additional collateral with the court which was funded by us, VRM I and VF III, and gave 1701 Commerce until November 24, 2012, which has now been extended indefinitely to obtain confirmation of a reorganization plan. We hold an interest of approximately 90%, VRM I holds an interest of approximately 8% and Fund III holds an interest of approximately 2% in 1701 Commerce. Pursuant to the order issued on August 23, 2012, we include the operations through consolidation into our financial statements from such date forward.

On September 24, 2012, 1701 Commerce entered into an asset purchase agreement to sell its assets in consideration of $55 million. Pursuant to the agreement, an earnest money deposit of $250,000 is currently maintained by a title company. Following the Bankruptcy Court’s approval of the sale of the assets to the buyer, the buyer has a 60 day due diligence period to review and approve the assets to be acquired. Upon the satisfaction of all conditions included in the agreement, subject to payment of certain approved claims and court approval, the balance of the purchase price will be paid in cash to 1701 Commerce. Pursuant to this agreement, this asset will be reported as an asset held for sale. As of the date of this report, management estimates the net realizable value to approximate the net assets held for sale.

NOTE O — INCOME TAXES

We operated as a REIT through December 31, 2011. We announced on March 28, 2012 that we have terminated our election to be treated as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), effective for the tax year ending December 31, 2012.

The components of the provision for income tax benefit are as follows for the nine months ended:

	9/30/2012	9/30/2011
Current taxes
Federal	$—	$—
State	—	—

Total current taxes	—	—
Change in deferred taxes	(715,000)	—
Change in valuation allowance	715,000	—

Provision for income tax expense (benefit)	$—	$—

The following is a summary of the significant components of the Company’s deferred tax assets and liabilities at September 30, 2012:

Deferred tax assets:
Provision for loan losses	$1,215,000
Write down on real estate held for sale	3,851,000
Recovery of allowance for doubtful notes receivable	5,305,000
Net operating loss carry forward	64,143,000

Total deferred tax assets	74,514,000
Valuation allowance	(74,514,00)

Deferred tax assets, net of valuation allowance	$—

The effective tax rate used for calculation of the deferred taxes as of September 30, 2012 was 34%. The Company has established a valuation allowance against deferred tax assets of $74,514,000 due to the uncertainty regarding realization, comprised primarily of a reserve against the deferred tax assets attributable to the net operating loss carry forward timing differences.

As of December 31, 2011 we were organized and conducted our operations to qualify as a REIT under Sections 856 to 860 of the Internal Revenue Code of 1986, as amended (the “Code”) and to comply with the provisions of the Internal Revenue Code with respect thereto. A REIT is generally not subject to federal income tax on that portion of its REIT taxable income (“Taxable Income”) which is distributed to its stockholders, provided that at least 90% of Taxable Income is distributed and provided that certain other requirements are met. Our Taxable Income may substantially exceed or be less than our net income as determined based on GAAP, because, differences in GAAP and taxable net income consist primarily of allowances for loan losses or doubtful account, write-downs on real estate held for sale, amortization of deferred financing cost, capital gains and losses, and deferred income.

NOTE P — SUBSEQUENT EVENTS

During October 2012, we sold an REO property to an unrelated third party for approximately $0.2 million. This transaction resulted in a net gain for us of approximately $0.1 million. A consultation fee of approximately $3,000 was paid to a related party.

During October 2012, we paid a retainer to legal counsel of $420,000 on behalf of 1701 Commerce (See Note G) in anticipation of legal and expert witness expenses.

Subsequent to September 30, 2012 through the date of this report, we have loaned an additional $0.5 million to MVPRA for use in connection with MVP REIT.

ANNEX B

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

VESTIN REALTY MORTGAGE II, INC.

VRM MERGER SUB, INC.

AND

VESTIN REALTY MORTGAGE I, INC.

DATED AS OF MAY 30, 2012

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of May 30, 2012 (this “Agreement”), is made by and among Vestin Realty Mortgage II, Inc., a Maryland corporation (“VRM II”), VRM Merger Sub, Inc., a Maryland corporation and a wholly owned subsidiary of VRM II (“Merger Sub”), and Vestin Realty Mortgage I, Inc., a Maryland corporation (“VRM I”). Each of VRM II, Merger Sub and VRM I may be referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

A. VRM I, VRM II and Merger Sub intend, upon the terms and subject to the conditions set forth in this Agreement, to merge Merger Sub with and into VRM I (the “Merger”), with VRM I surviving the Merger as a wholly owned subsidiary of VRM II.

B. A special committee of independent directors of the Board of Directors of VRM I (the “VRM I Special Committee”) has unanimously (i) determined that this Agreement, and the transactions contemplated hereby, including the Merger, are in the best interests of VRM I and the stockholders of VRM I (the “VRM I Stockholders”) and (ii) recommended to the Board of Directors of VRM I (the “VRM I Board”) that it approve and declare advisable this Agreement, and the transactions contemplated hereby, including the Merger, upon the terms and conditions contained herein.

C. A special committee of independent directors of the Board of Directors of VRM II (the “VRM II Special Committee”) has unanimously (i) determined that this Agreement, and the transactions contemplated hereby, including the issuance of shares of its common stock in the Merger, are in the best interests of VRM II and the stockholders of VRM II (the “VRM II Stockholders”) and (ii) recommended to the Board of Directors of VRM II (the “VRM II Board”) that it approve and declare advisable this Agreement and the transactions contemplated hereby upon the terms and conditions contained herein.

D. This Agreement, and the transactions contemplated hereby, including the Merger and, in the case of VRM II, the issuance of shares of its common stock in the Merger, have been unanimously approved by (i) the VRM I Board following the recommendation of VRM I Special Committee, (ii) the VRM II Board, following the recommendation of VRM II Special Committee and (iii) the Board of Directors and the sole stockholder of Merger Sub.

1

E. For U.S. federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement constitutes, and is hereby adopted as, a plan of reorganization for purposes of Section 368 of the Code and the Treasury Regulations thereunder;

F. The Parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to such transactions.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties hereto agree as follows:

Article 1.

The Merger

Section 1.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”), Merger Sub, at the Effective Time, shall be merged with and into VRM I. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and VRM I shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) as a wholly owned subsidiary of VRM II. The Merger shall have the effects specified in Section 3-114 of the MGCL.

Section 1.2 Effective Time. As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article 6, the Parties hereto shall cause the Merger to be consummated by filing for record articles of merger (the “Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with Section 3-107 of the MGCL. The Merger shall become effective at such time as the Articles of Merger have been accepted for record by the SDAT, or such later time that the Parties hereto shall have agreed upon and designated in the Articles of Merger in accordance with Section 3-113 of the MGCL as the effective time of the Merger, but not to exceed thirty (30) days after the Articles of Merger are accepted for record by the SDAT (the “Effective Time”).

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Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the MGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of VRM I and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of VRM I and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4 Charter. As of the Effective Time and by virtue of the Merger, the charter of the Surviving Corporation shall be amended as the Parties shall have agreed and designated in the Articles of Merger.

Section 1.5 Directors. The Articles of Merger shall provide that directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the charter and bylaws of the Surviving Corporation. The officers of VRM I immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the charter and bylaws of the Surviving Corporation. Immediately following the Effective Time, the VRM II Board shall (i) cause the persons listed on Section 1.5(a) of the VRM II Disclosure Schedule to resign from their positions as members of the VRM II Board and (ii) elect the persons set forth on Section 1.5(b) of the VRM II Disclosure Schedule to serve as members of the VRM II Board in accordance with the VRM II Charter and VRM II Bylaws.

Article 2.

Conversion of Securities; Exchange of Certificates

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, VRM I or the holders of any of the following securities:

Section 2.1.1 Conversion Generally. Each share of common stock, par value $0.0001 per share, of VRM I (“VRM I Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of VRM I Common Stock to be canceled pursuant to Section 2.1.2), including the associated rights of VRM I (the “VRM I

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Rights”) pursuant to the Rights Agreement, dated March     , 2006, between VRM I and StockTrans Inc., as Rights Agent (the “VRM I Rights Agreement”) shall be converted, subject to Section 2.2.5, into 0.82 shares of common stock, par value $0.0001 per share (“VRM II Common Stock”), of VRM II (the “Exchange Ratio”), including the associated rights of VRM II (the “VRM II Rights”) pursuant to the Rights Agreement, dated March 31, 2006 between VRM II and StockTrans Inc., as Rights Agent (the “VRM II Rights Agreement”). All such shares of VRM I Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the shares of VRM II Common Stock into which such VRM I Common Stock was converted in the Merger. Certificates previously representing shares of VRM I Common Stock shall be exchanged for certificates representing whole shares of VRM II Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2, without interest. No fractional share of VRM II Common Stock shall be issued, and in lieu thereof, a cash payment shall be made pursuant to Section 2.2.5.

Section 2.1.2 Cancellation of Certain Shares. Each share of VRM I Common Stock held by VRM II or Merger Sub immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto. Each share of VRM II Common Stock held by VRM I immediately prior to the Effective Time shall, immediately following the Effective Time, be canceled and extinguished and no payment shall be made with respect thereto.

Section 2.1.3 Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Section 2.1.4 Change in Shares. If between the date of this Agreement and the Effective Time, the outstanding shares of VRM II Common Stock or VRM I Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

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Section 2.2 Exchange of Certificates.

Section 2.2.1 Exchange Agent. As of the Effective Time, VRM II shall deposit, or shall cause to be deposited, with a bank or trust company designated by VRM II and reasonably satisfactory to VRM I (the “Exchange Agent”), for the benefit of the holders of shares of VRM I Common Stock, for exchange in accordance with this Article 2, through the Exchange Agent, certificates representing the shares of VRM II Common Stock (such certificates for shares of VRM II Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 2.1 in exchange for outstanding shares of VRM I Common Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the VRM II Common Stock contemplated to be issued pursuant to Section 2.1 out of the Exchange Fund. Except as contemplated by Section 2.2.5, the Exchange Fund shall not be used for any other purpose.

Section 2.2.2 Exchange Procedures. Promptly after the Effective Time, VRM II shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of VRM I Common Stock (the “Certificates”) (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form) and (B) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of VRM II Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of VRM II Common Stock which such holder has the right to receive in respect of the shares of VRM I Common Stock formerly represented by such Certificate (or, at the option of VRM II, such whole shares of VRM II Common Stock may be issued and delivered in electronic format in accordance with the past practices of VRM II) (after taking into

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account all shares of VRM I Common Stock then held by such holder), cash in lieu of fractional shares of VRM II Common Stock to which such holder is entitled pursuant to Section 2.2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2.3, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of VRM I Common Stock which is not registered in the transfer records of VRM I, a certificate representing the proper number of shares of VRM II Common Stock may be issued to a transferee if the Certificate representing such shares of VRM I Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate (other than in respect of shares to be canceled pursuant to Section 2.1.2) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of VRM II Common Stock, cash in lieu of any fractional shares of VRM II Common Stock to which such holder is entitled pursuant to Section 2.2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2.3.

Section 2.2.3 Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to VRM II Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of VRM II Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2.5, unless and until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of VRM II Common Stock issued in exchange therefor, without interest, (A) promptly, the amount of any cash payable with respect to a fractional share of VRM II Common Stock to which such holder is entitled pursuant to Section 2.2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of VRM II Common Stock and (B) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of VRM II Common Stock.

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Section 2.2.4 Further Rights in VRM I Common Stock. All shares of VRM II Common Stock issued upon conversion of the shares of VRM I Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2.3 or Section 2.2.5) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of VRM I Common Stock.

Section 2.2.5 Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of VRM II Common Stock will be issued and any holder of shares of VRM I Common Stock entitled to receive a fractional share of VRM II Common Stock but for this Section 2.2.5 shall be entitled to receive a cash payment in lieu thereof, which payment shall be calculated by the Exchange Agent and shall represent such holder’s proportionate interest in a share of VRM II Common Stock based on the average closing price of VRM II Common Stock for the five consecutive trading day period ending with and including the Effective Time. In calculating fractional shares, the Exchange Agent shall aggregate all fractional shares of each holder of shares of VRM I Common Stock such that VRM II Common Stock will be issued for all whole shares of VRM I Common Stock.

Section 2.2.6 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of VRM I Common Stock for six months after the Effective Time shall be delivered to VRM II upon demand, and any holders of VRM I Common Stock who have not theretofore complied with this Article 2 shall thereafter look only to VRM II for the shares of VRM II Common Stock, any cash in lieu of fractional shares of VRM II Common Stock to which they are entitled pursuant to Section 2.2.5 and any dividends or other distributions with respect to VRM II Common Stock to which they are entitled pursuant to Section 2.2.3, in each case, without any interest thereon.

Section 2.2.7 No Liability. Neither VRM II nor VRM I shall be liable to any holder of shares of VRM I Common Stock for any such shares of VRM II Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

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Section 2.2.8 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by VRM II, the posting by such person of a bond, in such reasonable amount as VRM II may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of VRM II Common Stock, any cash in lieu of fractional shares of VRM II Common Stock to which the holders thereof are entitled pursuant to Section 2.2.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2.3, in each case, without any interest thereon.

Section 2.2.9 Withholding. VRM II and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of VRM I Common Stock such amounts as VRM II or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by VRM II or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of VRM I Common Stock in respect of whom such deduction and withholding was made.

Section 2.3 Stock Transfer Books. At the Effective Time, the stock transfer books of VRM I shall be closed and thereafter, there shall be no further registration of transfers of shares of VRM I Common Stock theretofore outstanding on the records of VRM I. From and after the Effective Time, the holders of certificates representing shares of VRM I Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of VRM I Common Stock except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or VRM II for any reason shall be converted into the shares of VRM II Common Stock, any cash in lieu of fractional shares of VRM II Common Stock to which the holders thereof are entitled pursuant to Section 2.2.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2.3.

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Article 3.

Representations and Warranties of VRM I

Except as set forth in (i) the Disclosure Schedule delivered by VRM I to VRM II prior to the execution of this Agreement (the “VRM I Disclosure Schedule”) or (ii) any registration statement, prospectus, form, report, definitive proxy statement, schedule or document (including any exhibit) filed by VRM I under the Securities Act or the Exchange Act, as the case may be (each a “VRM I SEC Filing” and collectively, the “VRM I SEC Filings”) (excluding any disclosures in the VRM I SEC Filings under the heading “Risk Factors” and any other disclosures relating to risks that are predictive or forward-looking in nature), VRM I hereby represents and warrants to VRM II as follows:

Section 3.1 Organization and Qualification; Subsidiaries.

Section 3.1.1 VRM I is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. VRM I has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, other than in such jurisdictions where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. VRM I is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.1.2 Schedule 3.1.2 sets forth all subsidiaries of VRM I (each a “VRM I Subsidiary”), listing each VRM I Subsidiary’s name, type of entity, jurisdiction and date of incorporation or organization, and current percentage ownership of such VRM I Subsidiary held by VRM I. Each VRM I Subsidiary (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, other than in such jurisdictions where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (iii) is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties

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owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.2 Charter and Bylaws. The copies of VRM I’s charter (the “VRM I Charter”) and bylaws (the “VRM I Bylaws”) that are listed as exhibits to VRM I’s Form 10-K for the year ended December 31, 2011 (the “VRM I Form 10-K”) are complete and correct copies thereof as in effect on the date hereof. VRM I is not in violation of any of the provisions of the VRM I Charter or the VRM I Bylaws, and to the knowledge of VRM I, no holder of VRM I Common Stock has violated any of the provisions of the VRM I Charter. True and complete copies of all minute books of VRM I have been made available by VRM I to VRM II. True, correct and complete copies of each VRM I Subsidiary’s organizational documents have been provided to VRM II and reflect all amendments made thereto.

Section 3.3 Capitalization.

Section 3.3.1 The authorized stock of VRM I consists of 25,000,000 shares of VRM I Common Stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share (the “VRM I Preferred Stock”). As of May 15, 2012, 6,340,859 shares of VRM I Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights. No shares of VRM I Preferred Stock are issued or outstanding. Except for VRM I Rights outstanding under the VRM I Rights Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which VRM I is a party or by which by which VRM I is bound relating to the issued or unissued stock or other Equity Interests of VRM I, or securities convertible into or exchangeable for such stock or other Equity Interests, or obligating VRM I to issue or sell any shares of its stock or other Equity Interests, or securities convertible into or exchangeable for such stock of, or other Equity Interests in VRM I. Since May 15, 2012, VRM I has not issued any shares of its stock, or securities convertible into or exchangeable for such stock or other Equity Interests. There are no outstanding contractual obligations of VRM I (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal

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with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of VRM I Common Stock or any stock of, or other Equity Interests in, VRM I.

Section 3.3.2 There are no agreements or understandings to which VRM I is a party and by which VRM I is bound, with respect to the voting, sale or transfer of any shares of VRM I Common Stock.

Section 3.3.3 VRM I has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of VRM I on any matter.

Section 3.3.4 There are no outstanding contractual obligations of VRM I to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise, except in accordance with the ordinary course of business of VRM I consistent with past practice) in any other person.

Section 3.4 Authority.

Section 3.4.1 VRM I has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby and thereby. The execution and delivery by VRM I of this Agreement and each Ancillary Agreement to which it is a party and the consummation by VRM I of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of VRM I and no stockholder votes are necessary to authorize this Agreement or any Ancillary Agreement to which VRM I is a party or to consummate the transactions contemplated hereby and thereby other than with respect to the Merger. The VRM I Board has duly and validly authorized the execution and delivery of this Agreement and each Ancillary Agreement to which VRM I is a party and declared advisable the transactions contemplated hereby and thereby. The VRM I Board has directed that the Merger be submitted to the VRM I Stockholders for approval at a meeting of such stockholders and, subject to the provisions of Section 5.5.1, will recommend to the stockholders that they vote in favor of the Merger (the

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“VRM I Recommendation”). No other actions are required to be taken by the VRM I Board for the consummation of the Merger and the other transactions contemplated hereby. The affirmative approval of the Merger by the holders of VRM I Common Stock, voting together as a single class, representing at least a majority of all votes entitled to be cast by the holders of all outstanding VRM I Common Stock as of the record date for the VRM I Stockholders’ Meeting (the “VRM I Stockholder Approval”), is the only vote of the holders of any class or series of stock of VRM I necessary to approve the Merger. This Agreement and any Ancillary Agreement to which VRM I is a party has been duly authorized and validly executed and delivered by VRM I and, assuming due authorization, execution, delivery hereof by each of VRM II and Merger Sub, each constitutes a legal, valid and binding obligation of VRM I, enforceable against VRM I in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

Section 3.4.2 VRM I has taken all appropriate actions so that the restrictions on business combinations contained in Section 3-602 of the MGCL will not apply with respect to or as a result of this Agreement or any Ancillary Agreement to which it is a party and the transactions contemplated hereby and thereby, including the Merger, without any further action on the part of the stockholders or the VRM I Board. True and complete copies of all VRM I Board resolutions reflecting such actions have been previously provided to VRM II. No other state takeover statute or similar statute or regulation is applicable to the Merger or any other transaction contemplated by this Agreement.

Section 3.4.3 The VRM I Rights Agreement has been amended so that VRM II and Merger Sub are each exempt from the definition of “Acquiring Person” contained in the VRM I Rights Agreement, and no “Distribution Date” or “Triggering Event” (as such terms are defined in the VRM I Rights Agreement) will occur as a result of the execution of this Agreement or any Ancillary Agreement to which VRM I is a party or the consummation of the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement to which VRM I is a party. The VRM I Rights Agreement, as so amended, has not been further amended or modified. True and complete copies of the form VRM I Rights Agreement and of all amendments thereto through the date hereof have been provided to VRM II.

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Section 3.5 No Conflict; Required Filings and Consents.

Section 3.5.1 The execution and delivery by VRM I of this Agreement and each Ancillary Agreement to which it is a party, does not and the performance by VRM I of this Agreement and each Ancillary Agreement to which it is a party will not, (A) (assuming, the stockholder approval set forth in Section 3.4.1 is obtained) conflict with or violate any provision of the VRM I Charter or VRM I Bylaws, (B) assuming that all consents, approvals, authorizations and permits described in Section 3.5.2 have been obtained and all filings and notifications described in Section 3.5.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to VRM I or any VRM I Subsidiary or by which any property or asset of VRM I or any VRM I Subsidiary is bound or affected or (C) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of VRM I or any VRM I Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, VRM I Permit or other instrument or obligation, except, with respect to clauses (B) and (C), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.5.2 The execution and delivery by VRM I of this Agreement and each Ancillary Agreement to which it is a party do not, and the performance by VRM I of this Agreement and each Ancillary Agreement to which it is a party will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except (i) for applicable requirements, if any, of: (A) the Exchange Act, Securities Act, Blue Sky Laws and state takeover Laws, the rules and regulations of the Exchange, foreign or supranational antitrust and competition laws; (B) the filing with the SEC of (x) a Proxy Statement and (y) a Registration Statement; (C) any filings required under the rules and regulations of the Nasdaq Global Market (“NASDAQ”); and (D)

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the filing and recordation of the Articles of Merger with, and acceptance for record thereof by, the SDAT, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.6 Permits; Compliance With Law. VRM I and each VRM I Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for VRM I or such VRM I Subsidiary to own, lease and operate its properties or to carry on its respective businesses substantially in the manner described in the VRM I SEC Filings filed prior to the date hereof and substantially as it is being conducted as of the date hereof (the “VRM I Permits”). As of the date hereof, no suspension or cancellation of any of the VRM I Permits is pending or, to the knowledge of VRM I, threatened, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the VRM I Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither VRM I nor any VRM I Subsidiary is in conflict with, or in default or violation of, (x) any Law applicable to VRM I or such VRM I Subsidiary or by which any property or asset of VRM I or such VRM I Subsidiary is bound or affected or (y) any VRM I Permits, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.7 SEC Filings; Financial Statements.

Section 3.7.1 Since January 1, 2008, VRM II has timely filed all VRM II SEC Filings required to be filed by VRM II under the Securities Act or the Exchange Act, except for such instances where such failure to timely file has been disclosed in a VRM I SEC Filing. Each VRM I SEC Filing (A) as of its date, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 3.7.2 Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the VRM I SEC Filings since January 1,

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2008 was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly, in all material aspects, the consolidated financial position, results of operations and cash flows of VRM I and the VRM I Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect). The books and records of VRM I and the VRM I Subsidiaries, respectively, have been, and are being, maintained in accordance with applicable legal and accounting requirements.

Section 3.7.3 Except as and to the extent set forth on the consolidated balance sheet of VRM I as of December 31, 2011, included in the VRM I Form 10-K, including the notes thereto, neither VRM I nor any VRM I Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2011 that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.7.4 VRM I has previously provided to VRM II a complete and correct copy of any amendment or modification which has not yet been filed with the SEC to any agreement, document or other instrument which previously had been filed by VRM I with the SEC pursuant to the Securities Act or the Exchange Act.

Section 3.8 Disclosure Documents.

Section 3.8.1 The Proxy Statement and any Other Filings, and any amendments or supplements thereto, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of VRM I, (C) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of VRM II, (D) the time of the VRM I Stockholders’ Meeting, (E) the time of the VRM II Stockholders’ Meeting, and (F) the Effective Time, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable Laws.

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Section 3.8.2 None of the information supplied or to be supplied by VRM I for inclusion in the Proxy Statement or any Other Filings, and any amendments or supplements thereto, will, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of VRM I, (C) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of VRM II, (D) the time of the VRM I Stockholders’ Meeting, (E) the time of the VRM II Stockholders’ Meeting, and (F) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.8.2 will not apply to statements or omissions in the Proxy Statement or any Other Filings based upon information furnished by VRM II or Merger Sub for use therein.

Section 3.9 Absence of Certain Changes or Events. Since December 31, 2011, each of VRM I and the VRM I Subsidiaries has conducted its business in the ordinary course consistent with past practice and there has not been (A) any changes, effects or circumstances which would, individually or in the aggregate, reasonably be expected to constitute a Material Adverse Effect or (B) any action taken by VRM I or any VRM I Subsidiary during the period from December 31, 2011 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

Section 3.10 Employees.

Section 3.10.1 Except with respect to employees of any subsidiary entity in which both VRM I and VRM II own or concurrently owned any equity interest, neither VRM I nor any VRM I Subsidiary has, nor has it ever had, any employees.

Section 3.10.2 Except with respect to plans, programs, agreements or arrangements maintained by any subsidiary entity in which both VRM I and VRM II own or concurrently owned any equity interest, neither VRM I nor any VRM I Subsidiary has ever maintained, sponsored, contributed to, participated in, or had any liability (actual or contingent)

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with respect to any plan, program, agreement or arrangement providing compensation or benefits to officers, employees or consultants, including without limitation, any “employee benefit plan” (within the meaning of Section 3(3) of ERISA).

Section 3.10.3 Except with respect to plans maintained by any subsidiary entity in which both VRM I and VRM II own or concurrently owned any equity interest, neither VRM I, any VRM I Subsidiary nor any of their respective ERISA Affiliates has ever sponsored, maintained, contributed to, had an obligation to contribute to or had any liability (actual or contingent) with respect to any “multiemployer pension plan” (as defined in Section 3(37) of ERISA), any pension plan that is subject to Title IV of ERISA or Part 3 of Title I of ERISA or Section 412 of the Code, or any “multiple employer plan” (within the meaning of ERISA or the Code).

Section 3.11 Tax Treatment. Neither VRM I nor any VRM I Subsidiary has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. VRM I is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.12 Material Contracts.

Except as filed as exhibits to the VRM I SEC Filings filed prior to the date of this Agreement, neither VRM I nor any VRM I Subsidiary is party to or bound by any contract (A) any of the benefits to any party of which will be increased, or the vesting of the benefits to any party of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or any Ancillary Agreement, or the value of any of the benefits to any party of which will be calculated on the basis of any of the transactions contemplated by this Agreement or any Ancillary Agreement, or (B) which, as of the date hereof, (1) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (2) which involves aggregate expenditures by VRM I during the twelve (12)-month period ending March 31, 2012 in excess of $100,000, or (3) which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement or any Ancillary Agreement. Each contract of the type described in this Section 3.12, is referred to herein as a “VRM I Material Contract.” Each VRM I Material Contract is valid and binding on VRM I or the

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applicable VRM I Subsidiary and, to VRM I’s knowledge, each other party thereto, and in full force and effect, and VRM I or the applicable VRM I Subsidiary has in all material respects performed all obligations required to be performed by it to the date hereof under each VRM I Material Contract and, to VRM I’s knowledge, each other party to each VRM I Material Contract has in all material respects performed all obligations required to be performed by it under such VRM I Material Contract, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. VRM I has no knowledge of and has not received notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any VRM I Material Contract or any other contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 3.13 Absence of Litigation. Except for suits, claims, actions, proceedings or investigations arising from the ordinary course of operations of VRM I and the VRM I Subsidiaries consistent with past practice involving (i) collection matters or (ii) personal injury or other tort litigation which are covered by adequate insurance (subject to customary deductibles), (A) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of VRM I, threatened in writing against VRM I or any VRM I Subsidiary or for which VRM I or any VRM I Subsidiary is obligated to indemnify a third party that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (B) neither VRM I nor any VRM I Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling, award or other finding which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 3.14 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

Section 3.14.1 VRM I and each VRM I Subsidiary (A) is in compliance with all, and is not subject to any liability, with respect to any, applicable Environmental Laws, (B) holds or has applied for all Environmental Permits necessary to conduct its current operations, and (C) is in compliance with its Environmental Permits.

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Section 3.14.2 Neither VRM I nor any VRM I Subsidiary has received any written notice, demand, letter, claim or request for information alleging that VRM I or such VRM I Subsidiary may be in violation of, or liable under, any Environmental Law.

Section 3.14.3 Neither VRM I nor any VRM I Subsidiary (A) has entered into or agreed to any consent decree or order and is not subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of VRM I, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, and (B) is not an indemnitor in connection with any claim threatened or asserted in writing by any third party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

Section 3.14.4 None of the real property owned or leased by VRM I or any VRM I Subsidiary is listed or, to the knowledge of VRM I, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

Section 3.15 Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (A) neither VRM I nor any VRM I Subsidiary has received any written charge, complaint, claim, demand, or notice since January 1, 2008 alleging that VRM I or such VRM I Subsidiary has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any third party; and (B) to the knowledge of VRM I, no third party is infringing, misappropriating, diluting or otherwise violating any Intellectual Property rights owned by VRM I or any VRM I Subsidiary material to the business of VRM I (the “VRM I Intellectual Property”). VRM I and each VRM I Subsidiary uses commercially reasonable efforts to maintain and protect the VRM I Intellectual Property.

Section 3.16 Taxes.

Section 3.16.1 VRM I and the VRM I Subsidiaries have timely filed all Tax Returns with the appropriate taxing authority required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct, subject to such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All Taxes that are shown

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as due on such filed Tax Returns have been paid and VRM I has provided adequate reserves in accordance with GAAP in its financial statements for any Taxes of VRM I and the VRM I Subsidiaries that have not been paid, whether or not shown as being due on any Tax Returns, subject to such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.16.2 For all taxable years commencing with VRM I’s taxable years ending December 31, 2006 through December 31, 2011 (the “VRM I REIT Years”), VRM I was subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”) and satisfied all requirements to qualify as a REIT for such years. On March 28, 2012 VRM I revoked its status as a REIT, effective as of January 1, 2012.

Section 3.16.3 There are no audits or other administrative proceedings or court proceedings presently pending with regard to any Taxes or Tax Returns of VRM I or any VRM I Subsidiary, and VRM I has not received a written notice or announcement of any audits or proceedings. No deficiency for Taxes of VRM I or any VRM I Subsidiary has been claimed, proposed, or assessed in writing or, to the knowledge of VRM I, threatened, by any governmental authority, which deficiency has not yet been settled except for any deficiencies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No requests for waivers of time to assess any Taxes are pending, and VRM I has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year.

Section 3.16.4 There are no Tax liens upon any property or assets of VRM I or any VRM I Subsidiary except liens for current Taxes not yet delinquent and liens for Taxes that are being contested in good faith by appropriate proceedings.

Section 3.16.5 VRM I and each VRM I Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. VRM I and each VRM I Subsidiary has properly classified all individuals providing services to it as employees or non-employees for all relevant purposes.

Section 3.16.6 Neither VRM I nor any VRM I Subsidiary has ever been a member of an affiliated group filing a consolidated federal income Tax Return, and

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neither VRM I nor any VRM I Subsidiary is responsible for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee, by contract, or otherwise.

Section 3.16.7 VRM I has delivered or made available to VRM II complete and accurate copies of: (a) all federal, state, local and foreign Tax Returns of VRM I and the VRM I Subsidiaries for all taxable years beginning after December 31, 2007 and for all other taxable years remaining open under the applicable statute of limitations; (b) all audit or examination reports and statements of deficiencies assessed against or agreed to by VRM I or any VRM I Subsidiary since December 31, 2007; and (c) all REIT income, asset and distribution test compliance schedules for VRM I for each quarter during the VRM I REIT Years.

Section 3.16.8 VRM I is not a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes.

Section 3.16.9 Neither VRM I nor any VRM I Subsidiary is, and has never been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract.

Section 3.16.10 Neither VRM I nor any VRM I Subsidiary has been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law. If VRM I or any VRM I Subsidiary has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, then VRM I or such VRM I Subsidiary either has (a) substantial authority for the tax treatment of such transactions or (b) disclosed on its Tax Return the relevant facts affecting the Tax treatment of such transaction.

Section 3.16.11 [Intentionally Omitted.]

Section 3.16.12 [Intentionally Omitted.]

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Section 3.16.13 VRM I has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

Section 3.16.14 VRM I is not a party to any contract, plan or arrangement, under which it is obligated to make or to provide, or could be become obligated to make or to provide, a payment or benefit that would be nondeductible under Code Section 280G.

Section 3.17 Insurance. VRM I maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of VRM I (taking into account the cost and availability of such insurance).

Section 3.18 VRM I Real Property.

Section 3.18.1 As of the date hereof, neither VRM I nor any VRM I Subsidiary owns any real property other than property acquired upon foreclosure or similar proceedings in the ordinary course of business.

Section 3.18.2 VRM I and each VRM I Subsidiary holds a valid tenant leasehold interest under a sublease for those properties that it occupies.

Section 3.18.3 VRM I has made available to VRM II a complete, correct and current copy of the sublease(s) relating to the real property identified as subleased to it or any VRM I Subsidiary (the “VRM I Subleases”), including any written modifications and supplements entered into prior to the date hereof. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (A) VRM I or the applicable VRM I Subsidiary has duly and timely performed its obligations and is not in default under the VRM I Subleases; (B) neither VRM I nor any VRM I Subsidiary has given nor received any notice of a default under the VRM I Subleases; and (C) no event has occurred or condition exists that, with the giving of notice, the passage of time, or both, would constitute a default by VRM I or the applicable VRM I Subsidiary under the VRM I Subleases. As of the date hereof, neither VRM I nor any VRM I Subsidiary has received any written notice of cancellation or termination of the VRM I Subleases.

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Section 3.18.4 The use of the real property owned, leased or subleased by VRM I or any VRM I Subsidiary (the “VRM I Real Property”) in its business as presently and ordinarily conducted conforms with applicable zoning laws, regulations and permits, except where the failure to conform would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in the VRM I Subleases, neither VRM I nor any VRM I Subsidiary is obligated under or bound by any agreement, option, right of first refusal, purchase contract or other contractual right to sell or lease or dispose of the VRM I Real Property or any portions thereof to any third party.

Section 3.19 Related Party Transactions. There are no contracts, commitments, agreements, arrangements or other transactions between VRM I or any VRM I Subsidiary, on the one hand, and any manager or other related parties of VRM I or the VRM I Subsidiaries, on the other hand, in each case that would be required to be disclosed under Item 404 of Regulation S-K.

Section 3.20 Representations Regarding Commercial Real Estate Loan Business.

Section 3.20.1 To the knowledge of VRM I, VRM I and each VRM I Subsidiary has during the last three (3) years held and currently holds all material licenses necessary to conduct its current commercial real estate loan business, except for such licenses that would not, individually or in the aggregate, reasonably be expected to effect a Material Adverse Effect.

Section 3.20.2 VRM I and each VRM I Subsidiary has been and is in compliance with all applicable Laws binding upon VRM I or such VRM I Subsidiary and all other applicable requirements of VRM I or such VRM I Subsidiary and of each Governmental Entity having jurisdiction with respect to the origination, servicing, insuring, purchase, sale or filing of claims in connection with Mortgage Loans (the “VRM I Applicable Requirements”) applicable to it, its assets and its conduct of business, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. VRM I and each VRM I Subsidiary has timely filed all material reports required to be filed in connection with Mortgage Loans by any (i) person who owns or holds Mortgage Loans, or servicing rights related thereto, sold by VRM I or such VRM I Subsidiary, (ii) Governmental Entity, (iii) any person who insurers or guarantees all or any portion of the risk of loss on any Mortgage Loan with respect to the related Mortgaged Property (a “Insurer”) or (iv) by any VRM I Applicable

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Requirements. To the knowledge of VRM I, neither VRM I nor any VRM I Subsidiary has done or caused to be done, or has failed to do or omitted to be done, any act, the effect of which would operate to invalidate or materially impair (1) any private mortgage insurance or commitment of any private mortgage Insurer to insure, (2) any title insurance policy, (3) any hazard insurance policy, (4) any flood insurance policy, (5) any fidelity bond, direct surety bond, or errors and omissions insurance policy required by private mortgage insurers, or (6) any surety or guaranty agreement, except for such invalidations or impairments as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.20.3 As of the date hereof, VRM I does not have knowledge of any reason why (1) all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis or (2) any condition to the consummation of the Merger and the other transactions contemplated by this Agreement as set forth in Article 6 should not be satisfied on a timely basis.

Section 3.21 Opinion of Financial Advisors. Wunderlich Securities, Inc. (the “VRM I Financial Advisor”) has delivered to the VRM I Board its written opinion that the Exchange Ratio is fair from a financial point of view to the holders of VRM I Common Stock.

Section 3.22 Brokers. No broker, finder or investment banker (other than the VRM I Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of VRM I or any VRM I Subsidiary. VRM I has heretofore made available to VRM II a true and complete copy of all agreements between VRM I and the VRM I Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement.

Article 4.

Representations and Warranties of VRM II and Merger Sub

Except as set forth in (i) the Disclosure Schedule delivered by VRM II to VRM I prior to the execution of this Agreement (the “VRM II Disclosure Schedule”) or (ii) any registration statement, prospectus, form, report, definitive proxy statement, schedule or document (including any exhibit) filed by VRM II under the Securities Act or the Exchange Act, as the case

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may be (each a “VRM II SEC Filing” and collectively, the “VRM II SEC Filings”) (excluding any disclosures in the VRM II SEC Filings under the heading “Risk Factors” and any other disclosures relating to risks that are predictive or forward-looking in nature), VRM II hereby represents and warrants to VRM I as follows:

Section 4.1 Organization and Qualification; Subsidiaries.

Section 4.1.1 Each of VRM II and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, other than in such jurisdictions where the failure have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of VRM II and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.1.2 Schedule 4.1.2 sets forth all subsidiaries of VRM II (each a “VRM II Subsidiary” and, collectively with the VRM I Subsidiaries, “Subsidiaries”), listing each VRM II Subsidiary’s name, type of entity, jurisdiction and date of incorporation or organization, and the current percentage ownership of such VRM II Subsidiary held by VRM II. Each VRM II Subsidiary (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, other than in such jurisdictions where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (iii) is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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Section 4.2 Charter and Bylaws. The copies of (i) VRM II’s charter (the “VRM II Charter”) and bylaws (the “VRM II Bylaws”) that are listed as an exhibit to VRM II’s Form 10-K for the year ended December 31, 2011 (the “VRM II Form 10-K”) are complete and correct copies thereof as in effect on the date hereof. VRM II is not in violation of any of the provisions of the VRM II Charter or VRM II Bylaws, and to the knowledge of VRM II, no holder of VRM II Common Stock has violated any of the provisions of the VRM II Charter. True and complete copies of all minute books of VRM II have been made available by VRM II to VRM I. True, correct and complete copies of each VRM II Subsidiary’s organizational documents have been provided to VRM I and reflect all amendments made thereto.

Section 4.3 Capitalization.

Section 4.3.1 The authorized stock of VRM II consists of 100,000,000 shares of VRM II Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (the “VRM II Preferred Stock”). As of May 15, 2012, 12,531,405 shares of VRM II Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights. As of the date hereof, no shares of VRM II Preferred Stock are issued or outstanding. Except for VRM II Rights outstanding under the VRM II Rights Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which VRM II is a party or which VRM II is bound relating to the issued or unissued stock or other Equity Interests of VRM II, or securities convertible into or exchangeable for such stock or other Equity Interests, or obligating VRM II to issue or sell any shares of its stock or other Equity Interests, or securities convertible into or exchangeable for such stock of, or other Equity Interests in VRM II. Since May 15, 2012 VRM II has not issued any shares of its stock, or securities convertible into or exchangeable for such stock or other Equity Interests. There are no outstanding contractual obligations of VRM II (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of VRM II Common Stock or any stock of, or other Equity Interests in, VRM II.

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Section 4.3.2 There are no agreements or understandings to which VRM II is a party and by which VRM II is bound, with respect to the voting, sale or transfer of any shares of VRM II Common Stock.

Section 4.3.3 VRM II has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of VRM II on any matter.

Section 4.3.4 There are no outstanding contractual obligations of VRM II to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise, except in accordance with the ordinary course of business of VRM II consistent with past practice) in any other person.

Section 4.4 Authority.

Section 4.4.1 Each of VRM II and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Share Issuance and the other transactions contemplated hereby and thereby. The execution and delivery by VRM II and Merger Sub of this Agreement and each Ancillary Agreement to which it is a party and the consummation by VRM II and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action (including approval by VRM II as sole stockholder of Merger Sub) and no other corporate proceedings on the part of VRM II and Merger Sub and no stockholder votes are necessary to authorize this Agreement or any Ancillary Agreement to which VRM II is a party or to consummate the transactions contemplated hereby and thereby other than, with respect to the Share Issuance. The VRM II Board has duly and validly authorized the execution and delivery of this Agreement and each Ancillary Agreement to which VRM II is a party and declared advisable the transactions contemplated hereby and thereby. The VRM II Board has directed that the Share Issuance be submitted to VRM II’s stockholders for approval at a meeting of such stockholders and, subject to the provisions of Section 5.5.2, will recommend to the stockholders that they vote in favor of the Share Issuance (the “VRM II Recommendation”). No other actions are required to be taken by the VRM II Board for the

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consummation of the Share Issuance and the other transactions contemplated hereby. The affirmative approval of this Agreement and the Share Issuance by the holders of VRM II Common Stock, voting together as a single class, representing at least a majority of all votes cast at the VRM II Stockholders’ Meeting (the “VRM II Stockholder Approval”), is the only vote of the holders of any class or series of stock of VRM II necessary to approve the Share Issuance. This Agreement and any Ancillary Agreement to which VRM II is a party has been duly authorized and validly executed and delivered by VRM II and Merger Sub and, assuming due authorization, execution, delivery hereof by VRM I, each constitutes a legal, valid and binding obligation of VRM II and Merger Sub, enforceable against VRM II and Merger Sub in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

Section 4.4.2 VRM II has taken all appropriate actions so that the restrictions on business combinations contained in Section 3-602 of the MGCL will not apply with respect to or as a result of this Agreement or any Ancillary Agreement to which it is a party and the transactions contemplated hereby and thereby, including the Share Issuance, without any further action on the part of the stockholders or the VRM II Board. True and complete copies of all VRM II Board resolutions reflecting such actions have been previously provided to VRM I. No other state takeover statute or similar statute or regulation is applicable to to the Share Issuance or any other transaction contemplated by this Agreement.

Section 4.5 No Conflict; Required Filings and Consents.

Section 4.5.1 The execution and delivery by each of VRM II and Merger Sub of this Agreement and each Ancillary Agreement to which it is a party, does not and the performance by each of VRM II and Merger Sub of this Agreement and each Ancillary Agreement to which it is a party will not, (A) (assuming, the VRM II Stockholder Approval is obtained) conflict with or violate any provision of the VRM II Charter or VRM II Bylaws, (B) assuming that all consents, approvals, authorizations and permits described in Section 4.5.2 have been obtained and all filings and notifications described in Section 4.5.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to VRM II, Merger Sub or any other VRM II Subsidiary or by which any property or

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asset of VRM II, Merger Sub or any other VRM II Subsidiary is bound or affected or (C) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of VRM II, Merger Sub or any other VRM II Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, VRM II Permit or other instrument or obligation, except, with respect to clauses (B) and (C), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.5.2 The execution and delivery by each VRM II and Merger Sub of this Agreement and each Ancillary Agreement to which it is a party do not, and the performance by VRM II and Merger Sub of this Agreement and each Ancillary Agreement to which each is a party will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except (i) for applicable requirements, if any, of: (A) the Exchange Act, Securities Act, Blue Sky Laws and state takeover Laws, the rules and regulations of the Exchange, HSR Act, foreign or supranational antitrust and competition laws; (B) the filing with the SEC of (x) a Proxy Statement and (y) a Registration Statement; (C) any filings required under the rules and regulations of the NASDAQ; and (D) the filing and recordation of the Articles of Merger with, and acceptance for record thereof by, the SDAT, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.6 Permits; Compliance With Law. VRM II and each VRM II Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for VRM II or such VRM II Subsidiary to own, lease and operate its properties or to carry on its respective businesses substantially in the manner described in the VRM II SEC Filings filed prior to the date hereof and substantially as it is being conducted as of the date hereof (the “VRM II Permits”). As of the date hereof, no suspension or cancellation of any of the VRM II Permits is pending or, to the knowledge of VRM II, threatened, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in

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full force and effect of, any of the VRM II Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither VRM II nor any VRM II Subsidiary is in conflict with, or in default or violation of, (x) any Law applicable to VRM II or such VRM II Subsidiary or by which any property or asset of VRM II or such VRM II Subsidiary is bound or affected or (y) any VRM II Permits, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.7 SEC Filings; Financial Statements.

Section 4.7.1 VRM II has timely filed all VRM II SEC Filings since January 1, 2008, except for such instances where such failure to timely file has been disclosed in a VRM II SEC Filing. Each VRM II SEC Filing (A) as of its date, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.7.2 Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the VRM II SEC Filings was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly, in all material aspects, the consolidated financial position, results of operations and cash flows of VRM II and the VRM II Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect). The books and records of VRM II and the VRM II Subsidiaries, respectively, have been, and are being, maintained in accordance with applicable legal and accounting requirements.

Section 4.7.3 Except as and to the extent set forth on the consolidated balance sheet of VRM II as of December 31, 2011, included in the VRM II Form 10-K, including the notes thereto, neither VRM II nor any VRM II Subsidiary has any liabilities

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or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2011 that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.7.4 VRM II has previously provided to VRM I a complete and correct copy of any amendment or modification which has not yet been filed with the SEC to any agreement, document or other instrument which previously had been filed by VRM II with the SEC pursuant to the Securities Act or the Exchange Act.

Section 4.8 Disclosure Documents.

Section 4.8.1 The Registration Statement, the Proxy Statement and any Other Filings, and any amendments or supplements thereto, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of VRM I, (C) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of VRM II, (D) the time of the VRM I Stockholders’ Meeting, (E) the time of the VRM II Stockholders’ Meeting, and (F) the Effective Time, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable Laws.

Section 4.8.2 None of the information supplied or to be supplied by VRM II for inclusion in the Registration Statement, the Proxy Statement or any Other Filings, and any amendments or supplements thereto, will, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of VRM I, (C) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of VRM II, (D) the time of the VRM I Stockholders’ Meeting, (E) the time of the VRM II Stockholders’ Meeting, and (F) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.8.2 will not apply to statements or omissions in the Registration Statement, the Proxy Statement or any Other Filings based upon information furnished by VRM I for use therein.

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Section 4.9 Absence of Certain Changes or Events. Since December 31, 2011, each of VRM II and the VRM Subsidiaries has conducted its business in the ordinary course consistent with past practice and there has not been (A) any changes, effects or circumstances which would, individually or in the aggregate, reasonably be expected to constitute a Material Adverse Effect or (B) any action taken by VRM II or any VRM II Subsidiary during the period from December 31, 2011 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.2.

Section 4.10 Employees.

Section 4.10.1 Except with respect to employees of any subsidiary entity in which both VRM I and VRM II own or concurrently owned any equity interest, neither VRM II nor any VRM II Subsidiary has, nor has it ever had, any employees.

Section 4.10.2 Except with respect to plans, programs, agreements or arrangements maintained by any subsidiary entity in which both VRM I and VRM II own or concurrently owned any equity interest, neither VRM II nor any VRM II Subsidiary has ever maintained, sponsored, contributed to, participated in, or had any liability (actual or contingent) with respect to any plan, program, agreement or arrangement providing compensation or benefits to officers, employees or consultants, including without limitation, any “employee benefit plan” (within the meaning of Section 3(3) of ERISA).

Section 4.10.3 Except with respect to plans maintained by any subsidiary entity in which both VRM I and VRM II own or concurrently owned any equity interest, neither VRM II, any VRM II Subsidiary nor any of their respective ERISA Affiliates has ever sponsored, maintained, contributed to, had an obligation to contribute to or had any liability (actual or contingent) with respect to any “multiemployer pension plan” (as defined in Section 3(37) of ERISA), any pension plan that is subject to Title IV of ERISA or Part 3 of Title I of ERISA or Section 412 of the Code, or any “multiple employer plan” (within the meaning of ERISA or the Code).

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Section 4.11 Tax Treatment. Neither VRM II nor any VRM II Subsidiary has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. VRM II is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.12 Material Contracts. Except as filed as exhibits to the VRM II SEC Filings filed prior to the date of this Agreement, neither VRM II nor any VRM II Subsidiary is a party to or bound by any contract (A) any of the benefits to any party of which will be increased, or the vesting of the benefits to any party of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or any Ancillary Agreement, or the value of any of the benefits to any party of which will be calculated on the basis of any of the transactions contemplated by this Agreement or any Ancillary Agreement, or (B) which, as of the date hereof, (1) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (2) which involves aggregate expenditures by VRM II during the twelve (12)-month period ending March 31, 2012 in excess of $100,000, or (3) which would prohibit or materially delay the consummation of the Share Issuance or any of the transactions contemplated by this Agreement or any Ancillary Agreement. Each contract of the type described in this Section 4.12 is referred to herein as a “VRM II Material Contract”. Each VRM II Material Contract is valid and binding on VRM II or the applicable VRM II Subsidiary and, to VRM II’s knowledge, each other party thereto, and in full force and effect, and VRM II or the applicable VRM II Subsidiary has in all material respects performed all obligations required to be performed by it to the date hereof under each VRM II Material Contract and, to VRM II’s knowledge, each other party to each VRM II Material Contract has in all material respects performed all obligations required to be performed by it under such VRM II Material Contract, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. VRM II has no knowledge of and has not received notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any VRM II Material Contract or any other contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

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Section 4.13 Absence of Litigation. Except for suits, claims, actions, proceedings or investigations arising from the ordinary course of operations of VRM II consistent with past practice involving (i) collection matters or (ii) personal injury or other tort litigation which are covered by adequate insurance (subject to customary deductibles), (A) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of VRM II, threatened in writing against VRM II or any VRM II Subsidiary or for which VRM II or any VRM II Subsidiary is obligated to indemnify a third party that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (B) neither VRM II nor any VRM II Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling, award or other finding which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 4.14 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

Section 4.14.1 VRM II and each VRM II Subsidiary (A) is in compliance with all, and is not subject to any liability, with respect to any, applicable Environmental Laws, (B) holds or has applied for all Environmental Permits necessary to conduct its current operations, and (C) is in compliance with its respective Environmental Permits.

Section 4.14.2 Neither VRM II nor any VRM II Subsidiary has received any written notice, demand, letter, claim or request for information alleging that VRM II or such VRM II Subsidiary may be in violation of, or liable under, any Environmental Law.
Section 4.14.3 Neither VRM II nor any VRM II Subsidiary (A) has not entered into or agreed to any consent decree or order and is not subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of VRM II, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, and (B) is not an indemnitor in connection with any claim threatened or asserted in writing by any third party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

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Section 4.14.4 None of the real property owned or leased by VRM II or any VRM II Subsidiary is listed or, to the knowledge of VRM II, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

Section 4.15 Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (A) neither VRM II nor any VRM II Subsidiary has received any written charge, complaint, claim, demand, or notice since January 1, 2008 alleging that VRM II or such VRM II Subsidiary has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any third party; and (B) to the knowledge of VRM II, no third party is infringing, misappropriating, diluting or otherwise violating any Intellectual Property rights owned by VRM II or any VRM II Subsidiary material to the business of VRM II (the “VRM II Intellectual Property”). VRM II and each VRM II Subsidiary uses commercially reasonable efforts to maintain and protect VRM II Intellectual Property.

Section 4.16 Taxes.

Section 4.16.1 VRM II and the VRM II Subsidiaries have timely filed all Tax Returns with the appropriate taxing authority required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct, subject to such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All Taxes that are shown as due on such filed Tax Returns have been paid and VRM II have provided adequate reserves in accordance with GAAP in its financial statements for any Taxes of VRM II and the VRM II Subsidiaries that have not been paid, whether or not shown as being due on any Tax Returns, subject to such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.16.2 For all taxable years commencing with VRM II’s taxable years ending December 31, 2006 through December 31, 2011 (the “VRM II REIT Years”), VRM II was subject to taxation as a REIT and satisfied all requirements to qualify as a REIT for such years. On March 28, 2012, VRM II revoked its status as a REIT, effective as of January 1, 2012.

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Section 4.16.3 There are no audits or other administrative proceedings or court proceedings presently pending with regard to any Taxes or Tax Returns of VRM II or any VRM II Subsidiary, and VRM II has not received a written notice or announcement of any audits or proceedings. No deficiency for Taxes of VRM II or any VRM II Subsidiary has been claimed, proposed or assessed in writing or, to the knowledge of VRM II, threatened, by any governmental authority, which deficiency has not yet been settled, except for any deficiencies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No requests for waivers of time to assess any Taxes are pending, and VRM II has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year.

Section 4.16.4 There are no Tax liens upon any property or assets of VRM II or any VRM II Subsidiary except liens for current Taxes not yet delinquent and liens for Taxes that are being contested in good faith by appropriate proceedings.

Section 4.16.5 VRM II and each VRM II Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. VRM II and each VRM II Subsidiary has properly classified all individuals providing services to it as employees or non-employees for all relevant purposes.

Section 4.16.6 Neither VRM II nor any VRM II Subsidiary has ever been a member of an affiliated group filing a consolidated federal income Tax Return, and neither VRM II nor any VRM II Subsidiary is responsible for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee, by contract, or otherwise.

Section 4.16.7 VRM II has delivered or made available to VRM I complete and accurate copies of: (a) all federal, state, local and foreign Tax Returns of VRM II and the VRM II Subsidiaries for all taxable years beginning after December 31, 2007 and for all other taxable years remaining open under the applicable statute of limitations; (b) all audit or examination reports and statements of deficiencies asserted against or agreed to by VRM II or any VRM II Subsidiary since December 31, 2007; and (c) all REIT income, asset and distribution test compliance schedules for VRM II for each quarter during the VRM II REIT Years.

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Section 4.16.8 VRM II is not a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes.

Section 4.16.9 Neither VRM II nor any VRM II Subsidiary is, and has never been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract.

Section 4.16.10 Neither VRM II nor any VRM II Subsidiary has been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law. If VRM II or any VRM II Subsidiary has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, then VRM II or such VRM II Subsidiary either has (a) substantial authority for the tax treatment of such transaction or (b) disclosed on its Tax Return the relevant facts affecting the Tax treatment of such transaction.

Section 4.16.11 [Intentionally Omitted.]

Section 4.16.12 [Intentionally Omitted.]

Section 4.16.13 VRM II has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

Section 4.16.14 VRM II is not a party to any contract, plan or arrangement, under which it is obligated to make or to provide, or could be become obligated to make or to provide, a payment or benefit that would be nondeductible under Code Section 280G.

Section 4.17 Insurance. VRM II maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of VRM II (taking into account the cost and availability of such insurance).

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Section 4.18 VRM II Real Property.

Section 4.18.1 As of the date hereof, neither VRM II nor any VRM II Subsidiary owns any real property other than property acquired upon foreclosure or similar proceedings in the ordinary course of business.

Section 4.18.2 VRM II and each VRM II Subsidiary holds a valid tenant leasehold interest under a sublease for those properties that it occupies.

Section 4.18.3 VRM II has made available to VRM I a complete, correct and current copy of the sublease(s) relating to the real property identified as subleased to it or any VRM II Subsidiary (the “VRM II Subleases”), including any written modifications and supplements entered into prior to the date hereof. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (A) VRM II or the applicable VRM II Subsidiary has duly and timely performed its obligations and is not in default under the VRM II Subleases; (B) neither VRM II nor any VRM II Subsidiary has given nor received any notice of a default under the VRM II Subleases; and (C) no event has occurred or condition exists that, with the giving of notice, the passage of time, or both, would constitute a default by VRM II or the applicable VRM II Subsidiary under the VRM II Subleases. As of the date hereof, neither VRM II nor any VRM II Subsidiary has received any written notice of cancellation or termination of the VRM II Subleases.

Section 4.18.4 The use of the real property owned, leased or subleased by VRM II or any VRM II Subsidiary (the “VRM II Real Property”) in its business as presently and ordinarily conducted conforms with applicable zoning laws, regulations and permits, except where the failure to conform would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in the VRM II Subleases, neither VRM II nor any VRM II Subsidiary is obligated under or bound by any agreement, option, right of first refusal, purchase contract or other contractual right to sell or lease or dispose of the VRM II Real Property or any portions thereof to any third party.

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Section 4.19 Related Party Transactions. There are no contracts, commitments, agreements, arrangements or other transactions between VRM II or any VRM II Subsidiary, on the one hand, and any manager or other related parties of VRM II or the VRM II Subsidiaries, on the other hand, in each case that would be required to be disclosed under Item 404 of Regulation S-K.

Section 4.20 Representations Regarding Commercial Real Estate Loan Business.

Section 4.20.1 To the knowledge of VRM II, VRM II and each VRM II Subsidiary has during the last three (3) years held and currently holds all material licenses necessary to conduct its current commercial real estate loan business, except for such licenses that would not, individually or in the aggregate, reasonably be expected to effect a Material Adverse Effect.

Section 4.20.2 VRM II and each VRM II Subsidiary has been and is in compliance with all applicable Laws binding upon VRM II or such VRM II Subsidiary and all other applicable requirements of VRM II or such VRM II Subsidiary and of each Governmental Entity having jurisdiction with respect to the origination, servicing, insuring, purchase, sale or filing of claims in connection with Mortgage Loans (the “VRM II Applicable Requirements”) applicable to it, its assets and its conduct of business, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. VRM II and each VRM II Subsidiary has timely filed all material reports required to be filed in connection with Mortgage Loans by any (i) person who owns or holds Mortgage Loans, or servicing rights related thereto, sold by VRM II or such VRM II Subsidiary (a “VRM II Investor”), (ii) Governmental Entity, (iii) Insurer or (iv) by any VRM II Applicable Requirements. To the knowledge of VRM II, neither VRM II nor any VRM II Subsidiary has done or caused to be done, or has failed to do or omitted to be done, any act, the effect of which would operate to invalidate or materially impair (1) any private mortgage insurance or commitment of any private mortgage Insurer to insure, (2) any title insurance policy, (3) any hazard insurance policy, (4) any flood insurance policy, (5) any fidelity bond, direct surety bond, or errors and omissions insurance policy required by private mortgage insurers, or (6) any surety or guaranty agreement, except for such invalidations or impairments as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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Section 4.20.3 As of the date hereof, VRM II does not have knowledge of any reason why (1) all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis or (2) any condition to the Share Issuance and the other transactions contemplated by this Agreement as set forth in Article 6 should not be satisfied on a timely basis.

Section 4.21 Opinion of Financial Advisors. Capstone Valuation Services, LLC (the “VRM II Financial Advisor”) has delivered to the VRM II Board its written opinion that the Exchange Ratio is fair from a financial point of view to VRM II.

Section 4.22 Brokers. No broker, finder or investment banker (other than the VRM II Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Share Issuance based upon arrangements made by or on behalf of VRM II or any VRM II Subsidiary. VRM II has heretofore made available to VRM I a true and complete copy of all agreements between VRM II and the VRM II Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Share Issuance or any other transaction contemplated by this Agreement or any Ancillary Agreement.

Section 4.23 Ownership of Merger Sub; No Prior Activities.

Section 4.23.1 Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

Section 4.23.2 All of the outstanding stock of Merger Sub is owned directly by VRM II. There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued stock of, or other equity interests in, Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the stock of, or other equity interests in, Merger Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of the stock of Merger Sub.

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Article 5.

Covenants

Section 5.1 Conduct of Business by VRM I Pending the Closing. VRM I agrees that, between the date of this Agreement and terminating on the earlier of the Effective Time and the termination of this Agreement pursuant to and in accordance with Article 7 (the “Interim Period”), except as set forth in Section 5.1 of the VRM I Disclosure Schedule or as specifically permitted by any other provision of this Agreement, unless VRM II shall otherwise agree in writing, VRM I will, and will cause each VRM I Subsidiary to, (A) conduct its operations in the ordinary course of business consistent with past practice and (B) use commercially reasonable efforts to keep available the services of the current officers and key consultants of VRM I and such VRM I Subsidiary and to preserve the current relationships of VRM I and such VRM I Subsidiary with such of the customers, suppliers and other persons with which VRM I such VRM I Subsidiary has significant business relations as is reasonably necessary to preserve substantially intact its business organization. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the VRM I Disclosure Schedule or as specifically permitted by any other provision of this Agreement, VRM I shall not, and shall cause each VRM I Subsidiary not to, (unless required by applicable Law or the regulations or requirements of the Exchange), during the Interim Period directly or indirectly, do, or agree to do, any of the following without the prior written consent of VRM II:

Section 5.1.1 amend or otherwise change the VRM I Charter or VRM I Bylaws or similar organizational or governance documents of such VRM I Subsidiary;

Section 5.1.2 (A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other Equity Interests in, VRM I or such VRM I Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of VRM I or such VRM I Subsidiary, other than the issuance of VRM I Common Stock (and the related VRM I Rights) if a Triggering Event (as defined in the VRM I Rights Agreement) by a party other than VRM II or Merger Sub shall occur or (B), sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets

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of VRM I or such VRM I Subsidiary, except pursuant to existing contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice.

Section 5.1.3 authorize, declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock. Notwithstanding the foregoing, VRM I shall be permitted to make distributions reasonably necessary for VRM I to maintain its status as a REIT under the Code for any VRM I REIT Year and avoid the imposition of corporate level tax or excise Tax under Section 4981 of the Code for any VRM I REIT Year;

Section 5.1.4 except where such action has been previously approved by the VRM I Board and disclosed in the VRM I SEC Filings, reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities;

Section 5.1.5 except in connection with loan or other real property transactions in which both VRM I and VRM II participate, (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice and any other acquisitions for consideration that is individually not in excess of $100,000, or in the aggregate, not in excess of $200,000, (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, except for indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice or other indebtedness for borrowed money with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $100,000, (C) terminate, cancel or request any material change in, or agree to any material change in, any VRM I Material Contract other than in the ordinary course of business consistent with past practice, (D) make or authorize any capital expenditure in excess of VRM I’s budget as disclosed to VRM II prior to the date hereof, other than capital expenditures that are not, in the aggregate, in excess of $100,000, or (E) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.1.5;

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Section 5.1.6 adopt or enter into any plan, program, agreement or arrangement that provides compensation or benefits to any of its officers or employees;

Section 5.1.7 except as may be required by contractual commitments, pre-pay any long-term debt, except in the ordinary course of business consistent with past practice in an amount not to exceed $200,000 in the aggregate, or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms;

Section 5.1.8 make any material change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Entity or as recommended by VRM I’s independent auditors, or pursuant to written instructions, comments or orders from the SEC, in which case written notice shall be provided to VRM II prior to any such change;

Section 5.1.9 waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration other than settlements and compromises where the amount paid in the settlement or compromise of such arbitration or litigation (after reduction for insurance proceeds to be received by VRM I or such VRM I Subsidiary) does not exceed $100,000 individually or $200,000 in the aggregate;

Section 5.1.10 make or revoke any material Tax election; settle or compromise any material liability for Taxes; file any amended Tax Return; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

Section 5.1.11 take, or agree to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

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Section 5.1.12 write up, write down or write off the book value of any assets, individually or in the aggregate, in excess of $100,000, except as required by applicable Law or GAAP consistently applied;

Section 5.1.13 amend or modify, or propose to amend or modify, or otherwise take any action under, the VRM I Rights Agreement;

Section 5.1.14 take any action to exempt or make not subject to (A) the provisions of Section 3-602 of the MGCL, (B) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (C) the VRM I Rights Agreement, any person or entity (other than VRM II or Merger Sub) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

Section 5.1.15 take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 not being satisfied; or

Section 5.1.16 authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit VRM I from taking, and VRM I hereby agrees to take, any action at any time or from time to time that in the reasonable judgment of the VRM I Board, upon advice of counsel, is reasonably necessary for VRM I to maintain its qualification as a REIT under the Code for any VRM I REIT Year, including without limitation, making dividend or distribution payments to stockholders of VRM I in accordance with this Agreement or otherwise.

Section 5.2 Conduct of Business by VRM II Pending the Closing. VRM II agrees that, during the Interim Period except as set forth in Section 5.2 of the VRM II Disclosure Schedule or as specifically permitted by any other provision of this Agreement, unless VRM I shall otherwise agree in writing, VRM II will, and will cause each VRM II Subsidiary to, (A) conduct its operations in the ordinary course of business consistent with past practice and (B) use commercially reasonable efforts to keep available the services of the current officers and key consultants of VRM II or such VRM II Subsidiary and to preserve the current relationships of

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VRM II or such VRM II Subsidiary with such of the customers, suppliers and other persons with which VRM II or such VRM II Subsidiary has significant business relations as is reasonably necessary to preserve substantially intact its business organization. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.2 of the VRM II Disclosure Schedule or as specifically permitted by any other provision of this Agreement, VRM II shall not, and shall cause each VRM II Subsidiary not to (unless required by applicable Law or the regulations or requirements of the Exchange), during the Interim Period directly or indirectly, do, or agree to do, any of the following without the prior written consent of VRM I:

Section 5.2.1 amend or otherwise change the VRM II Charter or VRM II Bylaws or similar organizational or governance documents of such VRM II Subsidiary;

Section 5.2.2 (A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other Equity Interests in, VRM II or such VRM II Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of VRM II or such VRM II Subsidiary, other than the issuance of VRM II Common Stock (and the related VRM II Rights) if a Triggering Event (as defined in the VRM II Rights Agreement) shall occur or (B), sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets of VRM II or such VRM II Subsidiary, except pursuant to existing contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice.

Section 5.2.3 authorize, declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock. Notwithstanding the foregoing, VRM II shall be permitted to make distributions reasonably necessary for VRM II to maintain its status as a REIT under the Code during any VRM II REIT Year and avoid the imposition of corporate level tax or excise Tax under Section 4981 of the Code during any VRM II REIT Year;

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Section 5.2.4 except where such action has been previously approved by the VRM II Board and disclosed in the VRM II SEC Filings, reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities;

Section 5.2.5 except in connection with loan or other real property transactions in which both VRM I and VRM II participate, (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice and any other acquisitions for consideration that is individually not in excess of $100,000, or in the aggregate, not in excess of $200,000, (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, except for indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice or other indebtedness for borrowed money with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $100,000, (C) terminate, cancel or request any material change in, or agree to any material change in, any VRM II Material Contract other than in the ordinary course of business consistent with past practice, (D) make or authorize any capital expenditure in excess of VRM II’s budget as disclosed to VRM I prior to the date hereof, other than capital expenditures that are not, in the aggregate, in excess of $100,000, or (E) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.2.5;

Section 5.2.6 adopt or enter into any plan, program, agreement or arrangement that provides compensation or benefits to any of its officers or employees;

Section 5.2.7 except as may be required by contractual commitments, pre-pay any long-term debt, except in the ordinary course of business consistent with past practice in an amount not to exceed $200,000 in the aggregate, or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms;

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Section 5.2.8 make any material change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Entity or as recommended by VRM II’s independent auditors, or pursuant to written instructions, comments or orders from the SEC, in which case written notice shall be provided to VRM II prior to any such change;

Section 5.2.9 waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration other than settlements and compromises where the amount paid in the settlement or compromise of such arbitration or litigation (after reduction for insurance proceeds to be received by VRM II or such VRM II Subsidiary) does not exceed $100,000 individually or $200,000 in the aggregate;

Section 5.2.10 make or revoke any material Tax election; settle or compromise any material liability for Taxes; file any amended Tax Return; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; or

Section 5.2.11 take, or agree to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

Section 5.2.12 write up, write down or write off the book value of any assets, individually or in the aggregate, in excess of $100,000, except as required by applicable Law or GAAP consistently applied;

Section 5.2.13 take any action to exempt or make not subject to (A) the provisions of Section 3-602 of the MGCL, or (B) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

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Section 5.2.14 take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 not being satisfied; or

Section 5.2.15 authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit VRM II from taking, and VRM II hereby agrees to take, any action at any time or from time to time that in the reasonable judgment of the VRM II Board, upon advice of counsel, is reasonably necessary for VRM II to maintain its qualification as a REIT under the Code for any VRM II REIT Year, including without limitation, making dividend or distribution payments to stockholders of VRM II in accordance with this Agreement or otherwise.

Section 5.3 Cooperation. VRM I and VRM II shall coordinate and cooperate in connection with (A) the preparation of the Registration Statement, the Proxy Statement and any Other Filings, (B) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any VRM I Material Contracts, in connection with the consummation of the Merger, and (C) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Registration Statement, the Proxy Statement or any Other Filings and timely seeking to obtain any such actions, consents, approvals or waivers.

Section 5.4 Registration Statement; Proxy Statement.

Section 5.4.1 As promptly as practicable after the execution of this Agreement, VRM II and VRM I shall jointly prepare and VRM I shall file with the SEC a joint proxy statement relating to the meeting of the VRM I Stockholders to be held in connection with the Merger and the meeting of VRM II’s stockholders to be held in connection with the Share Issuance (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and VRM II shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of VRM II Common Stock to be issued to the stockholders of VRM I

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pursuant to the Merger. Each of VRM II and VRM I shall prepare and file with the SEC any Other Filings as and when required or requested by the SEC. Each of VRM II and VRM I will use all commercially reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement and any Other Filings, and to cause the Registration Statement to become effective as promptly as practicable. Prior to the effective date of the Registration Statement, VRM II shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of VRM II Common Stock in the Merger. Each of VRM II and VRM I shall furnish all information concerning it and the holders of its stock as the other may reasonably request in connection with such actions and the preparation of the Registration Statement, the Proxy Statement and any Other Filings. As promptly as practicable after the Registration Statement shall have become effective, each of VRM I and VRM II shall mail the Proxy Statement to its stockholders. The Proxy Statement shall (subject to the last sentence of Section 5.7.3) include the recommendation of the VRM I Board that the VRM I Stockholders approve the Merger and the recommendation of the VRM II Board that the VRM II Stockholders approve the issuance of shares of VRM II Common Stock contemplated hereby.

Subject to the last sentence of Section 5.7.3, no amendment or supplement (other than pursuant to Rule 425 of the Securities Act with respect to releases made in compliance with Section 5.11) to the Proxy Statement, the Registration Statement or any Other Filings will be made by VRM II or VRM I without the approval of the other Party (which approval shall not be unreasonably withheld or delayed). VRM II and VRM I each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the VRM II Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement, the Registration Statement or any Other Filings or comments thereon and responses thereto or requests by the SEC for additional information.

If at any time prior to the Effective Time, any event or circumstance relating to VRM II or any VRM II Subsidiary, or their respective officers or directors, should be discovered by VRM II which should be set forth in an amendment or a supplement to the Registration Statement, the Proxy Statement or any Other Filing, VRM II shall promptly inform VRM I. All

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documents that VRM II is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder, the Exchange Act and the rules and regulations thereunder, and other applicable Law.

If at any time prior to the Effective Time, any event or circumstance relating to VRM I or any VRM I Subsidiary, or their respective officers or directors, should be discovered by VRM I which should be set forth in an amendment or a supplement to the Registration Statement, the Proxy Statement or any Other Filing, VRM I shall promptly inform VRM II. All documents that VRM I is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder, the Exchange Act and the rules and regulations thereunder, and other applicable Law.

Section 5.5 Stockholders’ Meetings.

Section 5.5.1 Subject to Section 5.7, VRM I shall call and hold a meeting of its stockholders (the “VRM I Stockholders’ Meeting”) as promptly as practicable for the purpose of voting upon the approval of the Merger, and VRM I shall use its commercially reasonable best efforts to hold the VRM I Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective.

Section 5.5.2 Subject to Section 5.7, VRM II shall call and hold a meeting of its stockholders (the “VRM II Stockholders’ Meeting”) as promptly as practicable for the purpose of voting upon the approval of the Share Issuance, and VRM II shall use its commercially reasonable best efforts to hold the VRM II Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective.

Section 5.6 Access to Information; Confidentiality.

Section 5.6.1 Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which VRM I or VRM II is a party (which such person shall use its commercially reasonable best efforts to cause the counterparty to waive), from the date of this Agreement to the Effective Time, each of VRM I and VRM II shall, and shall cause each of its Subsidiaries and Representatives to (A) provide to the other

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Party and their respective Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and to the books and records thereof and (B) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such Party as the other Party or its Representatives may reasonably request; provided, however, that any such access shall be conducted at a reasonable time, upon reasonable advance notice to the other Party and in such a manner as not to interfere unreasonably with the operation of any business conducted by such other Party; provided further, that neither VRM I nor VRM II shall be required to so afford such access or furnish such information to the extent that doing so would (x) jeopardize the loss of attorney-client privilege or (y) would violate any of its obligations to third parties with respect to confidentiality if such Party shall have used its commercially reasonable best efforts to obtain the consent of such third party to such access or disclosure. No investigation conducted pursuant to this Section 5.6.1 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement.

Section 5.6.2 Each of VRMI and VRM II acknowledges that it and its representatives have had access to, and will continue to have access to, Confidential Information of the other party. Each of VRM I and VRM II agrees that, without the prior written consent of an authorized representative of the other, such person shall not use, and shall not disclose to others, and shall use commercially reasonable efforts to prevent is representatives from using or disclosing to others, any such Confidential Information, except to the extent such use or disclosure is required by Law (in which event each party shall, to the extent practicable, inform the other in advance of any such required disclosure, shall cooperate with such party in obtaining a protective order or other protection in respect of such required disclosure, and shall limit such disclosure to the extent reasonably possible while still complying with such requirements). Each of VRM I and VRM II shall use reasonable care to safeguard Confidential Information of the other, and to protect it against disclosure, misuse, espionage, loss and theft. As used in this Agreement, “Confidential Information” shall mean all information (whether or not specifically identified as confidential) of VRM I or VRM II, as applicable, in any form or medium, that is disclosed to, or developed or learned by, the other party or its representatives and that relates to the business, products, services or operations of the first party or its subsidiaries; provided, however, that “Confidential Information” shall not

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include any information that (a) the receiving party can demonstrate has become generally known to and widely available for use within the industry other than as a result of the acts or omissions of such person or its representatives or (b) was or becomes available to the receiving party on a non-confidential basis from a source other than the other party or its representatives.

Section 5.7 No Solicitation of Transactions.

Section 5.7.1 Each of VRM I and VRM II shall immediately cease and cause to be terminated any discussions or negotiations with any third parties that may be ongoing as of the date of this Agreement with respect to an Acquisition Proposal involving such Party. Each of VRM I and VRM II shall not (a) directly or indirectly solicit, initiate, or knowingly encourage an Acquisition Proposal involving such Party, (b) enter into any agreement or agreement in principle with respect to an Acquisition Proposal involving such Party or (c) engage in any negotiations or discussions regarding, or furnish or disclose to any third party any non-public information with respect to, any Acquisition Proposal involving such Party; provided, however, that at any time prior to the VRM I Stockholder Approval or the VRM II Stockholder Approval, as applicable, in response to a bona fide Acquisition Proposal received by VRM I or VRM II, as applicable, after the date of this Agreement that was not solicited in violation of this Section 5.7.1 and that, as applicable, the applicable Party’s board of directors (or any committee thereof) determines in good faith (after consultation with its outside legal counsel and financial advisors) constitutes, or could reasonably be expected to lead to, a Superior Proposal involving such Party, such Party may (i) provide access to its properties, contracts, personnel, books and records and furnish information, data and/or agreements with respect to such Party to the person making such Acquisition Proposal (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents, financing sources and its and their other representatives) if such Party’s board of directors (or any committee thereof) receives from such person a customary confidentiality agreement and (ii) participate in discussions or negotiations with the person making such Acquisition Proposal (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents, financing sources and its and their other representatives) regarding such Acquisition Proposal. Notwithstanding anything in this Agreement to the contrary, each of VRM I and VRM II may (A) permit an Acquisition Proposal involving such Party to be made under a standstill or confidentiality agreement and (B) waive any provision thereof in connection with an

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Acquisition Proposal involving such Party, in each case, if such Party’s board of directors (or any committee thereof) determines in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with the duties of such Party’s board of directors (or any committee thereof) under applicable Law.

Section 5.7.2 Notwithstanding any provision of this Section 5.7 to the contrary, each Party’s board of directors (or any committee thereof) may (a) withdraw (or not continue to make) or modify, or publicly propose to withdraw (or not continue to make) or modify the VRM I Recommendation or VRM II Recommendation, as applicable, (b) approve, recommend or adopt, or publicly propose to approve, recommend or adopt, a Superior Proposal involving such Party (any action described in the foregoing clause (a) or this clause (b), an “Adverse Recommendation Change”) and/or (c) enter into an agreement regarding a Superior Proposal, if (i) such Party’s board of directors (or any committee thereof) has determined in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to take such action is reasonably likely to be inconsistent with the duties of such Party’s board of directors (or any committee thereof) under applicable Law, (ii) in the case of an action described in clause (b) or clause (c) above, (A) such Party has given the other Party(ies) three business days’ prior written notice of its intention to take such action (the “Notice Period”) and (B) the board of directors (or any committee thereof) of the Party providing such notice shall have considered in good faith (after consultation with its outside legal counsel and financial advisors) any changes or revisions to this Agreement proposed in writing by the other Party during the Notice Period, and shall not have determined that the Superior Proposal would no longer constitute a Superior Proposal if such changes were to be given effect and (iii) in the case of an action described in clause (c) above, (A) such Party has complied in all material respects with its obligations under this Section 5.7.2 and (B) such Party shall have terminated this Agreement in accordance with the provisions of Section 7.1 and (provided that the other Party (including Merger Sub, as applicable) is in material breach of this Agreement) such Party pays the other Party such Party’s Expenses in accordance with Section 7.2.3 or Section 7.2.4.

Section 5.7.3 Each of VRM I and VRM II shall promptly (and in any event within 24 hours) advise the other Party of its receipt of any bona fide Acquisition Proposal and the material terms thereof and promptly keep the other Party informed of the status thereof including any material change to the terms of any Acquisition Proposal.

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Following determination by a Party’s board of directors (or any committee thereof) that an Acquisition Proposal involving such Party constitutes a Superior Proposal, such Party shall promptly deliver to the other Party(ies) a written notice advising it that its board of directors (or any committee thereof) has made such determination and specifying the material terms of such Superior Proposal.

Section 5.7.4 Notwithstanding anything to the contrary contained herein, nothing in this Section 5.7 shall prohibit or restrict either VRM I or VRM II, or the board of directors (or any committee thereof) of either of them, from (a) taking and/or disclosing to such Party’s stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (b) making any disclosure to the such Party’s stockholders if, in the good faith judgment of such Party’s board of directors (or any committee thereof), such disclosure would be reasonably necessary under applicable Law (including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act).

Section 5.8 Appropriate Action; Consents; Filings.

Section 5.8.1 Subject to the terms and conditions of this Agreement, including Section 5.7, each Party shall use its commercially reasonable best efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and each Ancillary Agreement as promptly as practicable, (B) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by VRM II or VRM I, or to avoid any action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated herein and therein, including, without limitation, the Merger, and (C) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and each Ancillary Agreement and the Merger required under (x) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, and (y) any other applicable Law; provided, that VRM II and VRM I shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing Party and its advisors prior to

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filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith; provided, however, that nothing in this Section 5.8.1 shall require any Party to agree to the expenditure of money in order to obtain a consent from a third party. VRM I and VRM II shall use commercially reasonable best efforts to furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement and each Ancillary Agreement.

Section 5.8.2 VRM I and VRM II shall give any notices to third parties, and use all commercially reasonable efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (B) required to be disclosed in VRM I Disclosure Schedule or the VRM II Disclosure Schedule, as applicable, (C) required to prevent a Material Adverse Effect from occurring prior to or after the Effective Time or (D) otherwise referenced in Section 6.1.4 or Section 6.2.3. In the event that either Party shall fail to obtain any third party consent described in the first sentence of this Section 5.8.2, such Party shall use all commercially reasonable efforts, and shall take any such actions reasonably requested by the other Party hereto, to minimize any adverse effect upon such affected Party, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

Section 5.8.3 From the date of this Agreement until the Effective Time, each of VRM I and VRM II shall promptly notify the other in writing of any pending or, to the knowledge of the notifying Party, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other person (A) challenging or seeking material damages in connection with the Merger or the conversion of VRM I Common Stock into VRM II Common Stock pursuant to the Merger or (B) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of VRM II to own or operate all or any portion of the businesses or assets of VRM I, which in either case, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on either VRM I or VRM II prior to or after the Effective Time.

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Section 5.8.4 The Parties agree that the transactions contemplated by this Agreement are not subject to the HSR Act notification and waiting requirement.

Section 5.9 [Intentionally Omitted.]

Section 5.10 Certain Notices. From and after the date of this Agreement until the Effective Time, each of VRM I and VRM II shall promptly notify the other of (A) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any Party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied or (B) the failure of such Party or its Subsidiaries to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any Party to effect the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the Party receiving such notice.

Section 5.11 Public Announcements. VRM II and VRM I shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or any listing agreement with the Exchange.

Section 5.12 Stock Exchange Listing. VRM II shall promptly prepare and submit to the Exchange a listing application covering the shares of VRM II Common Stock to be issued in the Merger and shall use its commercially reasonable best efforts to cause such shares to be approved for listing on such Exchange, subject to official notice of issuance, prior to the Effective Time.

Section 5.13 Indemnification of Directors and Officers.

Section 5.13.1 VRM II and the Surviving Corporation agree that the indemnification obligations set forth in the VRM I Charter and the VRM I Bylaws shall survive the Merger and the VRM I Charter, the VRM I Bylaws and the organizational documents of the

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VRM I Subsidiaries shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any individual (each, an “Indemnified Party”) who on or prior to the Effective Time was a director, officer, trustee, fiduciary, employee or agent of VRM I or any VRM I Subsidiary or who served at the request of VRM I or any VRM I Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, unless such amendment or modification is required by Law.

Section 5.13.2 For six years from the Effective Time, VRM II shall, and shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable Law, each Indemnified Party against any costs or expenses (including attorneys’ fees and expenses), judgments, inquiries, fines, losses, claims, settlements, damages or liabilities incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (a) the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of VRM I or any VRM I Subsidiary and (b) any and all matters pending, existing or occurring at or prior to the Effective Time (including this Agreement, the Merger and the other transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation, each Indemnified Party will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of such claim, action, suit, proceeding or investigation from VRM II or, subject to the MGCL, the Surviving Corporation, within 10 business days of receipt by VRM II of a written request for such advance; provided, that, to the extent required by the MGCL, any person to whom expenses are advanced provides an affirmation of such person’s good faith belief that he or she is entitled to indemnification and an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

Section 5.13.3 At or prior to the Effective Time, VRM I shall purchase a six-year prepaid (or “tail”) insurance policy that is reasonably acceptable to VRM II and comparable in all material respects in terms of amount, terms and conditions of coverage to those contained in the current policies of directors’ and officers’ liability insurance maintained

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by VRM I and in effect on the date of this Agreement, with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby).

Section 5.13.4 In the event VRM II or the Surviving Corporation (A) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.13.

Section 5.14 Reorganization Treatment.

Section 5.14.1 Each of VRM II, Merger Sub and VRM I shall use their respective commercially reasonable best efforts to (a) cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (b) obtain the opinions of counsel referred to in Section 6.1.6 and Section 6.1.7

Section 5.14.2 Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of VRM II, Merger Sub, and VRM I shall report the Merger for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.14.3 VRM I shall use its commercially reasonable best efforts to deliver to Miles & Stockbridge P.C. and Latham & Watkins LLP a “Tax Representation Letter,” dated as of the closing of the Merger and signed by an officer of VRM I, containing representations of VRM I, and VRM II shall use its commercially reasonable best efforts to deliver to Miles & Stockbridge P.C. and Latham & Watkins LLP a “Tax Representation Letter,” dated as of the closing of the Merger and signed by an officer of VRM II, containing representations of VRM II, in each case as shall be reasonably necessary or appropriate to enable Miles & Stockbridge P.C. to render the opinion described in Section 6.1.6 and Latham & Watkins LLP to render the opinion described in Section 6.1.7.

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Section 5.14.4 This Agreement is intended to constitute a “plan of reorganization” for purposes of Section 368 of the Code and the Treasury Regulation thereunder.

Section 5.15 VRM I Rights Agreement. VRM I covenants and agrees that, except in accordance with Section 5.7, it will not (i) redeem VRM I Rights, (ii) amend the VRM I Rights Agreement or (iii) take any action which would allow any person (as defined in the VRM I Rights Agreement) other than VRM II or Merger Sub to acquire beneficial ownership (for purposes of this Section 5.15, as defined in the VRM I Rights Agreement) of 20% or more of the outstanding shares of VRM I Common Stock without causing a Distribution Date or a Triggering Event (as each such term is defined in the VRM I Rights Agreement) to occur; provided that, for the avoidance of doubt, nothing in this Section 5.15 shall prohibit Michael V. Shustek from acquiring beneficial ownership of up to 35% of the outstanding shares of VRM I Common Stock as currently permitted under the VRM I Rights Agreement. The board of directors of VRM I shall not make a determination that VRM II, Merger Sub or any of their respective affiliates or associates is an “Acquiring Person” (as defined in the VRM I Rights Agreement) for purposes of the VRM I Rights Agreement.

Section 5.16 FIRPTA Certificate. VRM I shall deliver to VRM II at the closing of the Merger a certification by VRM I that meets the requirements of Treasury Regulation Section 1.897-2(h)(1)(i), dated within thirty (30) days prior to the Effective Time and in form and substance reasonably acceptable to VRM II, along with written authorization for VRM II to delivery such notice form to the Internal Revenue Service on behalf of VRM I upon closing of the Merger.

Article 6.

Closing Conditions

Section 6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each Party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

Section 6.1.1 Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of VRM II or VRM I, threatened by the SEC.

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Section 6.1.2 Stockholder Approval. The Merger shall have been approved by the requisite affirmative vote of the stockholders of VRM I in accordance with the MGCL and the VRM I Charter and the Share Issuance shall have been approved and adopted by the requisite affirmative vote of the stockholders of VRM II in accordance with NASDAQ rules and the VRM II Charter.

Section 6.1.3 No Order. No Governmental Entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement.

Section 6.1.4 Governmental and Regulatory Consents. Other than the filing of the Articles of Merger with the SDAT in accordance with the MGCL, all consents and approvals of, and filings with and notices to, any Governmental Entity required in connection with the Merger shall have been made or obtained (as the case may be) except those that the failure to make or obtain, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

Section 6.1.5 Exchange Listing. The shares of VRM II Common Stock issuable to the VRM I Stockholders in the Merger shall have been approved for listing on the Exchange, subject to official notice of issuance.

Section 6.1.6 VRM I Tax Opinion. VRM I shall have received a written opinion of Miles & Stockbridge P.C., in form and substance reasonably acceptable to it, dated as of the closing of the Merger to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes, the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code.

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In rendering such opinion, Miles & Stockbridge P.C. shall be entitled to rely upon customary assumptions and representations reasonably satisfactory to such counsel, including representations and warranties set forth in certificates of officers of VRM I, Merger Sub and VRM II, in form and substance reasonably acceptable to Miles & Stockbridge P.C. and Latham & Watkins LLP. The condition set forth in this Section 6.1.6 shall not be waivable after receipt of approval by the stockholders of VRM I or VRM II of this Agreement and the Merger, unless further stockholder approval is obtained with appropriate disclosure.

Section 6.1.7 VRM II Tax Opinion. VRM II shall have received a written opinion of Latham & Watkins LLP, in form and substance reasonably acceptable to it, dated as of the closing of the Merger to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Latham & Watkins LLP shall be entitled to rely upon customary assumptions and representations reasonably satisfactory to such counsel, including representations and warranties set forth in certificates of officers of VRM II, Merger Sub and VRM I, in form and substance reasonably acceptable to Latham & Watkins LLP and Miles & Stockbridge P.C. The condition set forth in this Section 6.1.7 shall not be waivable after receipt of approval by the stockholders of VRM I or VRM II of this Agreement and the Merger, unless further stockholder approval is obtained with appropriate disclosure.

Section 6.2 Additional Conditions to Obligations of VRM II and Merger Sub. The obligations of VRM II and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

Section 6.2.1 Representations and Warranties. Each of the representations and warranties of VRM I contained in this Agreement shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date); provided, however, that the condition in this Section 6.2.1 shall be deemed to be satisfied so long as any failure of such representations and warranties, other than as set forth in Section 3.3, to be true and correct has not had a Material Adverse Effect with respect to VRM I (it being understood that, for purposes of determining the accuracy of such

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representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded). VRM II shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of VRM I to that effect.

Section 6.2.2 Agreements and Covenants. VRM I shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and each Ancillary Agreement to be performed or complied with by it on or prior to the Effective Time. VRM II shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of VRM I to that effect.

Section 6.2.3 Consents and Approvals. VRM I shall have obtained the consent or approval of each person required under any contract in order to consummate the transactions contemplated by this Agreement, except for those the failure of which to obtain, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on VRM I.

Section 6.2.4 Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on VRM I or any event or development that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on VRM I.

Section 6.2.5 Court Proceedings. No action or claim shall be pending or threatened before any Governmental Entity wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation thereof or (C) materially and adversely affect the right or powers of VRM II to own, operate or control VRM I, and no such injunction, judgment, order, decree, ruling or charge shall be in effect.

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Section 6.3 Additional Conditions to Obligations of VRM I. The obligation of VRM I to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

Section 6.3.1 Representations and Warranties. Each of the representations and warranties of VRM II contained in this Agreement shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date); provided, however, that the condition in this Section 6.3.1 shall be deemed to be satisfied so long as any failure of such representations and warranties, other than as set forth in Section 4.3, to be true and correct has not had a Material Adverse Effect with respect to VRM II (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded). VRM I shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of VRM II to that effect.

Section 6.3.2 Agreements and Covenants. VRM II shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and each Ancillary Agreement to be performed or complied with by it on or prior to the Effective Time. VRM I shall have received a certificate of a responsible officer of VRM II to that effect.

Section 6.3.3 Consents and Approvals. VRM II shall have obtained the consent or approval of each person required under any contract in order to consummate the transactions contemplated by this Agreement, except for those the failure of which to obtain, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on VRM II.

Section 6.3.4 Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on VRM II or any event or development that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on VRM II.

Section 6.3.5 Court Proceedings. No action or claim shall be pending or threatened before any Governmental Entity wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by

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this Agreement to be rescinded following consummation thereof or (C) materially and adversely affect the right or powers of VRM II to own, operate or control VRM I, and no such injunction, judgment, order, decree, ruling or charge shall be in effect.

Article 7.

Termination, Amendment and Waiver

Section 7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating Party or Parties, whether before or after approval of the matters presented in connection with the Merger by the stockholders of VRM I:

Section 7.1.1 By mutual written consent of VRM II and VRM I, by action of their respective Boards of Directors;

Section 7.1.2 By either VRM I or VRM II if the Merger shall not have been consummated prior to December 31, 2012 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1.2 shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

Section 7.1.3 By either VRM I or VRM II if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or any Ancillary Agreement, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the Parties shall have used their commercially reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.8);

Section 7.1.4 By VRM I if, prior to the approval of the Merger by the VRM I Stockholders, (a) the board of directors of VRM I (or any committee thereof) has received a Superior Proposal, (b) the board of directors of VRM I (or any committee thereof) has determined in good faith (after consulting with its outside legal counsel and financial advisors) that the failure to accept such Superior Proposal is reasonably likely to be inconsistent with the duties of the members of the board of directors of VRM I (or any committee thereof) to the VRM I Stockholders under applicable Law, (c) VRM I has complied in all material respects with Section 5.7.2 and (d) VRM I pays the Expenses to VRM II in accordance with Section 7.2.2.

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Section 7.1.5 By VRM II if, prior to the approval of the Share Issuance by the VRM II Stockholders, (a) the board of directors of VRM II (or any committee thereof) has received a Superior Proposal, (b) the board of directors of VRM II (or any committee thereof) has determined in good faith (after consulting with its outside legal counsel and financial advisors) that the failure to accept such Superior Proposal is reasonably likely to be inconsistent with the duties of the members of the board of directors of VRM II (or any committee thereof) to VRM II’s stockholders under applicable Law, (c) VRM II has complied in all material respects with Section 5.7.2 and (d) VRM II pays the Expenses to VRM I in accordance with Section 7.2.4.

Section 7.1.6 By either VRM II or VRM I if the approval of the Merger by the VRM I Stockholders shall not have been obtained at the VRM I Stockholders’ Meeting or any adjournment or postponement thereof at which a vote on this Agreement is taken;

Section 7.1.7 By either VRM II or VRM I if the approval of the Share Issuance by the VRM II Stockholders shall not have been obtained at VRM II Stockholders’ Meeting or any adjournment or postponement thereof at which a vote on this Agreement is taken;

Section 7.1.8 By VRM II, prior to the approval of the Merger by the VRM I stockholders, if (a) a VRM I Adverse Recommendation Change has occurred or (b) the board of directors of VRM I (or any committee thereof) approves or recommends that the VRM I Stockholders approve or accept an Acquisition Proposal;

Section 7.1.9 By VRM I, prior to the approval of the Share Issuance by the VRM II stockholders, if (a) a VRM II Adverse Recommendation Change has occurred or (b) the board of directors of VRM II (or any committee thereof) approves or recommends that VRM II’s stockholders approve or accept an Acquisition Proposal;

Section 7.1.10 By VRM II, if (a) any representation or warranty of VRM I set forth in this Agreement shall have become untrue or VRM I has breached any

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covenant or agreement of VRM I set forth in this Agreement, (b) such breach or misrepresentation (i) is not capable of being cured prior to the Outside Date or (ii) if capable of being cured prior to the Outside Date, is not cured within 10 business days of written notice thereof and VRM I is not diligently attempting, or has ceased diligently attempting, to so cure, and (c) such breach or misrepresentation would cause the conditions set forth in Section 6.2.1 or Section 6.2.2 not to be satisfied; provided, however, that VRM II or Merger Sub are not also then in material breach of this Agreement;

Section 7.1.11 By VRM I, if (a) any representation or warranty of VRM II or Merger Sub set forth in this Agreement shall have become untrue or VRM II or Merger Sub has breached any covenant or agreement of VRM II or Merger Sub set forth in this Agreement, (b) such breach or misrepresentation (i) is not capable of being cured prior to the Outside Date or (ii) if capable of being cured prior to the Outside Date, is not cured within 10 business days of written notice thereof and VRM II is not diligently attempting, or has ceased diligently attempting, to so cure, and (c) such breach or misrepresentation would cause the conditions set forth in Section 6.3.1 or Section 6.3.2 not to be satisfied; provided, however, that VRM I is not also then in material breach of this Agreement;

Section 7.1.12 By VRM II, if since the date of this Agreement, there shall have been any event, development or change of circumstance that constitutes, has had or could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to VRM I and such Material Adverse Effect is not cured within 10 days after written notice thereof; or

Section 7.1.13 By VRM I, if since the date of this Agreement, there shall have been any event, development or change of circumstance that constitutes, has had or could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to VRM II and such Material Adverse Effect is not cured within 10 days after written notice thereof.

Section 7.2 Effect of Termination.

Section 7.2.1 Limitation on Liability. In the event of termination of this Agreement by either VRM I or VRM II as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of VRM II or

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VRM I or their respective officers or directors except (x) with respect to Section 5.11, this Section 7.2 and Article 8 and (y) with respect to any liabilities or damages incurred or suffered by a Party as a result of the willful and material breach by the other Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

Section 7.2.2 [Intentionally Omitted.]

Section 7.2.3 VRM II Expenses. VRM II and VRM I agree that if this Agreement is terminated pursuant to Section 7.1.4, Section 7.1.6, Section 7.1.8 or Section 7.1.10, then VRM I shall pay VRM II an amount equal to the sum of VRM II’s Expenses up to an amount equal to $500,000.

Section 7.2.4 VRM I Expenses. VRM II and VRM I agree that if this Agreement is terminated pursuant to Section 7.1.5, Section 7.1.7, Section 7.1.9 or Section 7.1.11, then VRM II shall pay to VRM I an amount equal to the sum of VRM I’s Expenses up to an amount equal to $500,000.

Section 7.2.5 Payment of Expenses. Payment of Expenses pursuant to Section 7.2.3 or Section 7.2.4 shall be made not later than two business days after delivery to the other Party of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of the Party entitled to receive payment (which itemization may be supplemented and updated from time to time by such Party until the 90th day after such Party delivers such notice of demand for payment).

Section 7.2.6 All Payments. All payments under Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the Party entitled to receive payment.

Section 7.3 Amendment. This Agreement may be amended by the Parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of VRM I, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the Parties hereto.

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Section 7.4 Waiver. At any time prior to the Effective Time, VRM II and Merger Sub, on the one hand, and VRM I, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article 8.

General Provisions

Section 8.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time, but any other covenants and agreements shall not survive the Effective Time.

Section 8.2 Fees and Expenses. Subject to Section 7.2, all expenses incurred by the Parties hereto shall be borne solely and entirely by the Party which has incurred the same; provided, however, that each of VRM II and VRM I shall pay one-half of the expenses related to printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement.

Section 8.3 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by electronic mail or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

If to VRM II or Merger Sub, addressed to it at:

8880 W. Sunset Rd.

Suite 200

Las Vegas, NV 89148

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with a copy to (which copy shall not constitute notice):

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, California 90071-1560

Tel: 213.485.1234

Fax: 213.891.8763

Attention:	Paul D. Tosetti, Esq.
Bradley A. Helms, Esq.

If to VRM I, addressed to it at:

8880 W. Sunset Rd.

Suite 200

Las Vegas, NV 89148

with copies to (which copies shall not constitute notice):

Miles & Stockbridge P.C.

10 Light Street

Baltimore, Maryland 21202-1487

Tel: 410.385.3501

Fax: 410.698.4502

Attention:	J.W. Thompson Webb, Esq.

Section 8.4 Certain Definitions. For purposes of this Agreement, the term:

“Acquisition Proposal” means, with respect to VRM I or VRM II, any bona fide offer or proposal, other than the Merger, concerning any (a) merger, consolidation, business combination, or similar transaction involving such Party, (b) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of such Party representing 20% or more of the consolidated assets of such Party, (c) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) Equity Interests representing 20% or more of the voting power of such Party or (d) transaction in which any person or group shall acquire beneficial ownership, or the right to acquire beneficial ownership of 20% or more of the outstanding voting stock of such Party or (e) any combination of the foregoing, as the same may be amended or revised from time to time.

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“affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person;

“Ancillary Agreement” means all documents, other than this Agreement, that are required to be executed in connection with this Agreement or the transactions contemplated hereby.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Laws” means state securities or “blue sky” laws.

“business day” means any day other than a day on which the SEC shall be closed.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

“contracts” means any of the agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other executory commitments to which any company is a party or to which any of the assets of the companies are subject, whether oral or written, express or implied.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

“Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to the pollution, protection, investigation or restoration of the environment, health and safety as affected by the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution or contamination.

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“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate,” with respect to any person, means any entity (whether or not incorporated) other than such person that, together with such person, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange” means the NASDAQ Global Select Market, NASDAQ Global Market or NASDAQ Capital Market, as applicable.

“Exchange Act” shall mean Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” includes all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereto.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means domestic or foreign governmental, administrative, judicial or regulatory authority.

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“group” is defined as in the Exchange Act, except where the context otherwise requires.

“Hazardous Materials” means (A) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (B) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property” means all intellectual property or other proprietary rights of including: (i) all patents and patent applications, (ii) all copyrighted works and all applications and registrations in connection therewith, (iii) all trade secrets and (iv) all trademarks, trademark registrations and applications, domain names, service marks, and all applications and registrations in connection therewith.

“knowledge” will be deemed to be present with respect to VRM II or VRM I, as applicable, when the matter in question was actually known to any officer of VRM II (in the case of VRM II) or to any officer of VRM I (in the case of VRM I).

“Law” means foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding, including any Environmental Laws.

“Material Adverse Effect” means, with respect to VRM I or VRM II, any change or event that individually or in the aggregate with all other changes, circumstances effects, events or occurrences, (i) has had or would reasonably be expected to have a material adverse effect on the business, properties, financial condition or results of operations of such Party and its Subsidiaries or (ii) prevents the consummation by such Party (and, in the case of VRM II, the Merger Sub) of the Merger; provided, however, that none of the following shall be deemed in themselves, either alone or in combination (or the effects or consequences thereof), to constitute, and that none of the following shall be taken into account in determining whether there has been or there is expected or likely to be, a Material Adverse Effect: (a) any adverse change, effect, event, occurrence, state of facts or development attributable to the negotiation (including activities

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relating to due diligence), execution, delivery, announcement or pendency of this Agreement or the consummation of the Merger or the other transactions contemplated hereby, (b) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting any of the industries in which such Party participates, or the U.S. economy or financial or capital markets, except to the extent that such conditions have a substantially disproportionate impact on such Party, taken as a whole, relative to other comparable businesses, (c) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of this Agreement, or action taken, or failure to act, to which such Party has consented, (d) changes in Laws after the date of this Agreement, (e) changes in GAAP after the date of this Agreement, (f) acts of God, calamities, national or international political or social conditions, including the engagement by any country in hostilities (whether commenced before or after the date of this Agreement, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of any military or terrorist attack, (g) any change in the market price or trading volume of such Party’s common stock, or (h) any changes or effects arising out of or resulting from any legal claims or other proceedings made by any of such Party’s stockholders (on their own behalf or on behalf of such Party) arising out of or related to this Agreement, the Merger or any of the transactions contemplated hereby.

“Mortgage Loan” means any loan evidenced by a Mortgage Note with respect to the Mortgaged Property.

“Mortgage Note” means a promissory note or notes, or other evidence of indebtedness, with respect to a loan secured by a mortgage, deed of trust or other security instrument that creates a lien on real property, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“Mortgaged Property” means the real property, including raw and unimproved lands, properties for development, commercial properties and residential properties, that secures a Mortgage Note and that is subject to a mortgage, deed of trust or other security instrument that creates a lien on real property.

“Other Filings” means all filings made by or required to be made by VRM I or VRM II, as the case may be, with the SEC other than the Registration Statement and the Proxy Statement.

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“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Representative” means, with respect to a Party, such Party’s directors, officers, employees, accountants, consultants, legal counsel, advisors, and agents and other representatives.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Issuance” means the issuance of VRM II Common Stock pursuant to Section 2.1.1

“subsidiary” or “subsidiaries” of VRM II, VRM I, the Surviving Corporation or any other person means any corporation, partnership, joint venture or other legal entity of which VRM II, VRM I, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” means, with respect to VRM I or VRM II, as applicable, an Acquisition Proposal (for this purpose, substituting “50%” for each reference to “20%” in the definition of Acquisition Proposal) made by a third party which, in the good faith judgment of such Party’s board of directors (or any committee thereof) (after consultation with its financial advisors and outside legal counsel), would, if consummated, result in a transaction that is more favorable to such Party’s stockholders than the transactions contemplated by this Agreement, taking into account such factors as such Party’s board of directors (or any committee thereof) deems appropriate, including the third party making such Acquisition Proposal and the legal, financial, regulatory, fiduciary and other aspects of this Agreement and such Acquisition Proposal, including any conditions relating to financing, if any, Regulatory Approvals or other events or circumstances.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional

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amounts imposed with respect thereto) imposed by any Governmental Entity or domestic or foreign taxing authority, including, without limitation, income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees.

“Tax Returns” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

Section 8.5 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Adverse Recommendation Change”	Section 5.7.2

“Agreement”	Preamble

“Articles of Merger”	Section 1.2

“Certificates”	Section 2.2.2

“Code”	Recitals

“Confidential Information”	Section 5.6.2

“Effective Time”	Section 1.2

“Exchange Agent”	Section 2.2.1

“Exchange Fund”	Section 2.2.1

“Exchange Ratio”	Section 2.1.1

“Indemnified Party”	Section 5.13.1

“Insurer”	Section 3.20.2

“Interim Period”	Section 5.1

“Merger”	Recitals

“Merger Sub”	Preamble

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“MGCL”	Section 1.1

“NASDAQ”	Section 3.5.2

“Notice Period”	Section 5.7.2

“Outside Date”	Section 7.1.2

“Party”	Preamble

“Proxy Statement”	Section 5.4.1

“Registration Statement”	Section 5.4.1

“REIT”	Section 3.16.2

“SDAT”	Section 1.2

“Subsidiary”	Section 3.18.32

“Surviving Corporation”	Section 1.1

“VRM I”	Preamble

“VRM I Applicable Requirements”	Section 3.20.2

“VRM I Board”	Recitals

“VRM I Bylaws”	Section 3.2

“VRM I Charter”	Section 3.2

“VRM I Common Stock”	Section 2.1.1

“VRM I Disclosure Schedule”	Article 3

“VRM I Financial Advisor”	Section 3.21

“VRM I Form 10-K”	Section 3.2

“VRM I Intellectual Property”	Section 3.15

“VRM I Material Contract”	Section 3.12

“VRM I Permits”	Section 3.6

“VRM I Preferred Stock”	Section 3.3.1

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“VRM I Real Property”	Section 3.18.4

“VRM I Recommendation”	Section 3.4.1

“VRM I REIT Years”	Section 3.16.2

“VRM I Rights”	Section 2.1.1

“VRM I Rights Agreement”	Section 2.1.1

“VRM I SEC Filings”	Article 3

“VRM I Special Committee”	Recitals

“VRM I Stockholder Approval”	Section 3.4.1

“VRM I Stockholders”	Recitals

“VRM I Stockholders’ Meeting”	Section 5.5.1

“VRM I Subleases”	Section 3.18.3

“VRM I Subsidiary”	Section 3.18.32

“VRM II”	Preamble

“VRM II Applicable Requirements”	Section 4.20.2

“VRM II Board”	Recitals

“VRM II Bylaws”	Section 4.2

“VRM II Charter”	Section 4.2

“VRM II Common Stock”	Section 2.1.1

“VRM II Disclosure Schedule”	Article 4

“VRM II Financial Advisor”	Section 4.21

“VRM II Form 10-K”	Section 4.2

“VRM II Intellectual Property”	Section 4.15

“VRM II Investor”	Section 4.20.2

“VRM II Material Contract”	Section 4.12

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“VRM II Permits”	Section 4.6

“VRM II Preferred Stock”	Section 4.3.1

“VRM II Real Property”	Section 4.18.4

“VRM II Recommendation”	Section 4.4

“VRM II REIT Years”	Section 4.16.2

“VRM II Rights”	Section 2.1.1

“VRM II Rights Agreement”	Section 2.1.1

“VRM II SEC Filings”	Article 4

“VRM II Special Committee”	Recitals

“VRM II Stockholder Approval”	Section 4.4.1

“VRM II Stockholders”	Recitals

“VRM II Stockholders’ Meeting”	Section 5.5.2

“VRM II Subleases”	Section 4.18.3

“VRM II Subsidiary”	Section 3.18.32

Section 8.6 Interpretation. When a reference is made in this Agreement to an Article, a Section, or an Exhibit, such reference shall be to an Article of, a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The words “include” and “including,” and other words of similar import when used herein shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words “without limitation.” The word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if.” The words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and

78

not to any particular Article, Section or other subdivision of this Agreement. Any reference herein to “dollars” or “$” shall mean United States dollars. The words “as of the date of this Agreement” and words of similar import shall be deemed in each case to refer to the date of this Agreement as set forth in the Preamble hereto.

Section 8.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 8.9 Entire Agreement. This Agreement (together with the Exhibits, VRM II Disclosure Schedule, VRM I Disclosure Schedule and the other documents delivered pursuant hereto) constitutes the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof.

Section 8.10 Assignment. This Agreement shall not be assigned by operation of law or otherwise.

Section 8.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.13, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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Section 8.12 Mutual Drafting. Each Party hereto has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties.

Section 8.13 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

Section 8.13.1 This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Maryland, without regard to laws that may be applicable under conflicts of laws principles.

Section 8.13.2 Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Nevada State court, or federal court of the United States of America sitting in Nevada, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Nevada State court or, to the extent permitted by law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Nevada State or Federal court, and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Nevada State or Federal court. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by law.

Section 8.13.3 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND

80

UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.13.3.

Section 8.14 Disclosure. Any matter disclosed in any section of a Party’s Disclosure Schedule shall be considered disclosed for other sections of such Disclosure Schedule, but only to the extent such matter on its face would reasonably be expected to be pertinent to a particular section of a Party’s Disclosure Schedule in light of the disclosure made in such section. The fact that any item of information is disclosed in a Disclosure Schedule to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material”, “Material Adverse Effect” or other similar terms in this Agreement.

Section 8.15 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 8.16 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the Parties to this Agreement and the third party beneficiaries of this Agreement may not have an adequate remedy at law. It is accordingly agreed that the Parties to this Agreement (on behalf of themselves and

81

the third party beneficiaries of this Agreement) (a) shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce the terms of this Agreement without proof of damages or otherwise; (b) shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at law; (c) agree no Party seeking an injunction or other equitable relief will be required to provide a bond or other security in connection with any such order or injunction; and (d) agree that the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right, neither VRM I nor VRM II would have entered into this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, VRM II, Merger Sub and VRM I have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VESTIN REALTY MORTGAGE I, INC.

By:	/s/ Michael V. Shustek
Name: Michael V. Shustek
Its: Chief Executive Officer and President

VESTIN REALTY MORTGAGE II, INC.

By:	/s/ Michael V. Shustek
Name: Michael V. Shustek
Its: Chief Executive Officer and President

VRM MERGER SUB, INC.

By:	/s/ Michael V. Shustek
Name: Michael V. Shustek
Its: President and Secretary

SIGNATURE PAGE OF MERGER AGREEMENT

ANNEX C

May 29, 2012

Board of Directors

Vestin Realty Mortgage I, Inc.

8880 W. Sunset Road

Suite 200

Las Vegas, NV 89148

Dear Sirs:

You have requested our opinion as to the fairness from a financial point of view to the holders of the common stock of Vestin Realty Mortgage I, Inc. (the “Company”) of the consideration to be paid by Vestin Realty Mortgage II, Inc. (“VRTB”), pursuant to the draft Agreement and Plan of Merger, dated as of May 25, 2012 (the “Agreement”), by and among the Company, VRM Merger Sub, Inc. and VRTB. The assets of the Company and VRTB are managed by Vestin Mortgage, Inc. (the “Manager”)

As more fully described in the Agreement, each share of the Company’s common stock (except for shares of the Company’s common stock held by VRTB or VRM merger Sub, Inc. immediately prior to effectiveness of the merger, which shares will be cancelled), together with associated rights issued pursuant to the Rights Agreement, dated March 31, 2006, between the Company and the Rights Agent named therein, will be converted into the right to receive 0.82 shares of VRTB common stock, together with associated rights issued pursuant to the Rights Agreement, dated March 31, 2006, between VRTB and the Rights Agent named therein, (the “Merger Consideration”) upon the effectiveness of the merger.

In connection with our review of the potential merger transaction (the “Transaction”), and in arriving at our opinion, we have, among other things:

(1)	reviewed a draft of the Agreement dated May 25, 2012;

(2)	reviewed certain publicly available consolidated financial statements of the Company and VRTB and certain other relevant financial and operating data of the Company and VRTB made available to us from published sources and by officials of the Company and the Manager;

(3)	reviewed certain internal financial and operating information, including certain projections, relating to the Company and VRTB prepared by the management of the Company and the Manager;

(4)	discussed the business,, financial condition and prospects of the Company and VRTB with certain officials of the Company and the Manager;

(5)	reviewed certain loan files and appraisals for assets owned by the Company, VRTB and VRTB and the Company jointly;

(6)	reviewed the trading history of the Company’s and VRTB’s common stock;

(7)	compared certain financial and other data of VRTB with various other companies whose securities are traded in public markets;

(8)	reviewed prices and premiums paid in recent business combinations; and

(9)	performed such other analyses, and considered such other information, financial studies, analysis and investigations and financial, economic and market data as we deemed relevant.

In addition, we have held discussions with management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company and VRTB, the financial condition and future prospects and operations of the Company and VRTB, the effects of the Transaction on the financial condition and operating expenses of the Company and VRTB, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not evaluated the solvency of the Company or VRTB under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts prepared and provided to us by the Company or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of management of the Company as to the expected future results of operations and financial conditions of the Company and VRTB, as applicable. We express no view as to such analyses or forecasts, the financial analyses and forecasts prepared by management of the Company or the assumptions on which they were based. We have also assumed that the Transaction contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and VRTB in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary’ for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction, in each case material to our analysis, and any divestitures required to be made by the Company or VRTB in connection with receiving such consents or approval will not be on terms which would have a material adverse effect on the results of our analysis.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services. In addition, the Company has agreed to reimburse us for certain of our expenses and to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we have had no investment banking relationships with the Company and have received no fees from the Company. We expect that we may perform various investment banking and financial services for the Company and its affiliates in the future, and we would expect to receive customary fees for such services.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Merger Consideration to be paid in the proposed Transaction is fair, from a financial point of view, to the holders of the Company’s common stock.

The issuance of this opinion has been approved by a fairness opinion committee of Wunderlich Securities, Inc. This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, provided that this opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company.

Sincerely,

WUNDERLICH SECURITIES, INC.

ANNEX D

CAPSTONE VALUATION SERVICES, LLC 515 South Flower Street Suite 3600 Los Angeles, CA 90071 213-236-3694 tel 213-236-3501 fax capstoneag.com restructuring \ litigation \ valuation

May 29, 2012

Special Committee of the

  Board of Directors

Vestin Realty Mortgage II, Inc.

6149 South Rainbow Boulevard

Las Vegas, NV 89118

Dear Members of the Special Committee:

We understand that Vestin Realty Mortgage II, Inc., a Maryland corporation (the “Company”), proposes to enter into a Merger Agreement, as presented to the Special Committee of the Board of Directors of the Company on May 29, 2012 (the “Agreement”), among the Company, VRM Merger Sub, Inc., a Maryland corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Vestin Realty Mortgage I, Inc., a Maryland corporation (“VRM I”), pursuant to which, among other things, (i) Merger Sub will be merged with and into VRM I (the “Merger”) and (ii) in connection with the Merger, each share of outstanding common stock of VRM I (other than the approximately 538,200 shares of common shares of VRM I held by the Company) will be converted into .82 shares of common stock of the Company (the “Exchange Ratio”).

We also understand that Mr. Michael Shustek (“Mr. Shustek”) has sole and shared voting power of approximately 14.5% of the outstanding common stock of the Company and 9.7% of the common stock of VRM I. Furthermore, Mr. Shustek wholly owns Vestin Group, Inc. which in turn owns the substantial majority of Vestin Mortgage, Inc., the manager of the Company and VRM I (“Vestin Mortgage”). We also understand that VRM I holds approximately 4.3% of the outstanding common stock of the Company. Such transaction and all related transactions are referred to collectively herein as the “Transaction.”

You have requested our opinion (the “Opinion”) as to the matters set forth below. The Opinion does not constitute a recommendation to any holder of common stock of the Company as to how such stockholder should vote with respect to the Agreement or any other matter. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, while we have participated in certain negotiations with respect to the Exchange Ratio, we have not negotiated the Agreement or advised you with respect to alternatives to it and we have not been asked to, and do not, offer any opinion as to the material terms of the Agreement (other than the Exchange Ratio) or the form of the Merger.

Special Committee of the

  Board of Directors

Vestin Realty Mortgage II, Inc.

May 29, 2012

We express no opinion as to what the value of the Company’s common stock will be upon consummation of the Transaction or the prices at which the Company’s common stock will trade in the future. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement does not differ in any material respect from the draft that we have examined, and that the parties to the Agreement will comply with all the material terms of the Agreement.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the Company’s annual reports to shareholders and on Form 10-K for the five fiscal years ended 2011 and the quarterly report on Form 10-Q for the quarter ended March 31, 2012, which the Company’s management has identified as being the most current financial statements available;

2.	reviewed VRM I’s annual reports to shareholders and on Form 10-K for the five fiscal years ended 2011 and the quarterly report on Form 10-Q for the quarter ended March 31, 2012, which VRM I’s management has identified as being the most current financial statements available;

3.	reviewed payment history reports and loan documents for the loans held by the Company and VRM I;

4.	reviewed third party appraisals for the real estate owned by the Company and VRM I and third party appraisals on certain properties secured by loans held by the Company and VRM I;

5.	reviewed the Forms of Management Agreements between Vestin Mortgage and each of the Company and VRM I;

6.	met with certain members of the senior management of the Company and VRM I to discuss the operations, financial condition, future prospects and projected operations and performance of the Company and VRM I;

7.	visited the business offices of the Company and VRM I;

8.	reviewed the historical market prices and trading volume for the Company’s and VRM I’s publicly traded securities;

9.	reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company;

10.	reviewed execution versions of the Agreement and certain other documents to be delivered at the closing of the Transaction; and

11.	conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not made or been provided with any physical inspection or independent appraisal of any of

2

Special Committee of the

  Board of Directors

Vestin Realty Mortgage II, Inc.

May 29, 2012

the properties or assets of the Company, nor have we evaluated the solvency of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. We have assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

Based on your declaration, we have assumed that the Transaction will be consummated in accordance with the terms described in the agreements referenced above, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the Transaction.

Our opinion does not consider, and should not be interpreted to consider, whether the terms to be received by the Company in the Transaction represent the best terms attainable.

Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter. Subsequent developments may affect this opinion, however, we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Transaction to the Company and we express no opinion with respect to (i) the underlying business decision of the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the legal (as opposed to business) terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Transaction or otherwise (other than to the extent expressly specified in the Opinion), (iii) the fairness of any portion or aspect of the Transaction not expressly addressed in the Opinion, (iv) the fairness of any portion or aspect of the Transaction to any party other than those set forth in the Opinion, (v) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (vi) the tax consequences of the Transaction to either the Company, its security holders, or any other party, or (vii) the solvency or fair value of the Company or any other participant in the Transaction, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters.

We will receive a fee from the Company for our services, for which payment is not contingent on the consummation of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, neither we nor any of our affiliates have provided services to the Company, VRM I, Mr. Shustek or any of their affiliates.

Based upon the foregoing, and in reliance thereon, it is our opinion that the Exchange Ratio is fair to the Company from a financial point of view.

3

Special Committee of the

  Board of Directors

Vestin Realty Mortgage II, Inc.

May 29, 2012

The issuance of this opinion has been approved by a fairness opinion committee of Capstone Valuation Services, LLC. This letter is provided to the Special Committee of the Board of Directors of the Company in connection with the Transaction. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, or as otherwise agreed in our engagement letter dated August 17, 2011.

CAPSTONE VALUATION SERVICES, LLC

4

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Indemnification of Directors and Officers

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. VRM II’s charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which VRM II’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty.

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In accordance with the MGCL, VRM II is required, as a condition to advancing expenses to a director or officer, to obtain:

•

a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by VRM II as authorized by VRM II’s charter and bylaws; and

•	a written undertaking by or on his or her behalf to repay the amount paid or reimbursed by VRM II if it is ultimately determined that the director or officer did not meet the standard of conduct.

VRM II’s charter authorizes VRM II to obligate VRM II and VRM II’s bylaws obligate VRM II, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director of VRM II company and at VRM II’s request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

VRM II’s charter and bylaws also permit VRM II to indemnify and advance expenses to any person who served a predecessor of VRM II in any of the capacities described above and to any employee or agent of VRM II or a predecessor of VRM II.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling VRM II for liability arising under the Securities Act, VRM II has been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable

Exhibits and Financial Statement Schedules

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

2.1 (2)	Agreement and Plan of Merger between Vestin Fund II, LLC and the Registrant

2.2 (12)	Membership Interest Purchase Agreement between VRM I, VRM II and NorthStar Hawaii, LLC

2.3*	Agreement and Plan of Merger, dated May 30, 2012, between Vestin Realty Mortgage I, Inc., VRM Merger Sub, Inc. and the Registrant (included as Annex B to this joint proxy statement/prospectus)

3.1 (1)	Articles of Incorporation of the Registrant

3.2 (1)	Bylaws of the Registrant

3.3 (1)	Form of Articles Supplementary of the Registrant

3.4 (5)	Amendment to Vestin Realty Mortgage II’s Articles of Incorporation, effective December 31, 2007.

3.6 (6)	Amended Articles of Incorporation of the Registrant

4.1 (1)	Reference is made to Exhibits 3.1, 3.2 and 3.3

4.2 (2)	Specimen Common Stock Certificate

4.3 (1)	Form of Rights Certificate

4.4 (4)	Junior Subordinated Indenture

4.5 (8)	Letter Agreement dated November 7, 2008 pertaining to Junior Subordinated Indenture

4.6 (9)	First Supplemental Indenture dated of February 3, 2009 pertaining to Junior Subordinated Indenture

4.7 (9)	Letter Agreement dated March 25, 2009 pertaining to Junior Subordinated Indenture

5.1**	Opinion of Venable LLP with respect to the legality of the securities being registered.

8.1**	Opinion of Latham & Watkins LLP regarding certain United States federal income tax consequences regarding the Merger

8.2**	Opinion of Miles & Stockbridge P.C. regarding certain United States federal income tax consequences regarding the Merger

10.1 (1)	Form of Management Agreement between Vestin Mortgage, Inc. and the Registrant

10.2 (1)	Form of Rights Agreement between the Registrant and the rights agent

10.3 (4)	Form of Purchase Agreement

10.4 (4)	Amended and Restated Trust Agreement

10.5 (7)	Intercreditor Agreement, dated June 16, 2008, by and between Vestin Originations, Inc., Vestin Mortgage, Inc., Vestin Realty Mortgage II, Inc., and Owens Mortgage Investment Fund

10.6 (10)	Agreement between Strategix Solutions, LLC and Vestin Realty Mortgage II, Inc. for accounting services.

10.7 (11)	Second Supplemental Indenture, dated as of May 27, 2009 pertaining to Junior Subordinated Indenture

10.8 (11)	First Amendment to Amended and Restated Trust Agreement, dated as of May 27, 2009

10.9 (13)	Deed in Lieu

21.1 (2)	List of subsidiaries of the Registrant

23.1*	Consent of JLK Partners, LLP (as to the financial statements of VRM I)

23.2*	Consent of JLK Partners, LLP (as to the financial statements of VRM II)

23.3**	Consent of Venable LLP (to be included as part of its opinion filed as Exhibit 5.1)

23.4**	Consent of Latham & Watkins LLP (to be included as part of its opinion filed as Exhibit 8.1)

23.5**	Consent of Miles & Stockbridge P.C. (to be included as part of its opinion filed as Exhibit 8.2)

23.6*	Consent of Capstone Valuation Services, LLC

99.1*	Form of Proxy Card of Vestin Realty Mortgage I, Inc.

99.2*	Form of Proxy Card of Vestin Realty Mortgage II, Inc.

99.2R (3)	Vestin Realty Mortgage II, Inc. Code of Business Conduct and Ethics

99.3	Opinion of Wunderlich Securities, Inc., dated May 29, 2012 (included as Annex C to this joint proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference)

99.4	Opinion of Capstone Valuation Services, LLC, dated May 29, 2012 (included as Annex D to this joint proxy statement/statement/prospectus forming part of this Registration Statement and incorporated herein by reference)

101.INS*†	XBRL Instance Document

101.SCH*†	XBRL Taxonomy Extension Schema Document

101.CAL*†	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*†	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*†	XBRL Taxonomy Extension Label Linkbase Document

101.PRE*†	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith
**	To be filed by amendment.
†	In accordance with Rule 406T of Regulation S-T, the XBRL-related information in Exhibit 101 shall be deemed to be “furnished” and not “filed” and shall not be deemed part of this Registration Statement or the prospectus contained herein.
(1)	Incorporated herein by reference to Post-Effective Amendment No. 6 to VRM II’s Form S-4 Registration Statement filed on January 4, 2006 (File No. 333-125121)
(2)	Incorporated herein by reference to Post-Effective Amendment No. 7 to VRM II’s Form S-4 Registration Statement filed on January 13, 2006 (File No. 333-125121)
(3)	Incorporated herein by reference to the Transition Report on Form 10-K for the nine month transition period ended March 31, 2006 filed on September 7, 2006 (File No. 000-51892)
(4)	Incorporated herein by reference to the Current Report on Form 8-K filed on June 27, 2007 (File No. 000-51892)
(5)	Incorporated herein by reference to the Current Report on Form 8-K filed on January 4, 2008 (File No. 000-51892)
(6)	Incorporated herein by reference to the Annual Report on Form 10-K filed on March 14, 2008 (File No. 000-51892)
(7)	Incorporated herein by reference to the Quarterly Report on Form 10-Q filed on August 11, 2008 (File No. 000-51892)
(8)	Incorporated herein by reference to the Quarterly Report on Form 10-Q filed on November 10, 2008 (File No. 000-51892)
(9)	Incorporated herein by reference to the Annual Report on Form 10-K filed on March 26, 2009 (File No. 000-51892)
(10)	Incorporated herein by reference to the Quarterly Report on Form 10-Q filed on May 8, 2009 (File No. 000-51892)
(11)	Incorporated herein by reference to the Current Report on Form 8-K filed on June 10, 2009 (File No. 000-51892)
(12)	Incorporated herein by reference to the Current Report on Form 8-K/A filed on November 14, 2011 (File No. 000-51892)
(13)	Incorporated herein by reference to the Current Report on Form 10-K filed on March 16, 2012 (File No. 000-51892)

Undertakings

The undersigned registrant hereby undertakes:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.’

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on December 4, 2012.

VESTIN REALTY MORTGAGE II, INC.

By:	/s/ Michael V. Shustek
Michael V. Shustek
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ MICHAEL V. SHUSTEK	PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR (PRINCIPAL EXECUTIVE OFFICER)	December 4, 2012
MICHAEL V. SHUSTEK

/S/ ERIC BULLINGER	CHIEF FINANCIAL OFFICER (PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER)	December 4, 2012
ERIC BULLINGER

*	DIRECTOR	December 4, 2012
ROBERT J. AALBERTS

*	DIRECTOR	December 4, 2012
JOHN E. DAWSON

*	DIRECTOR	December 4, 2012
FREDERICK J. ZAFFARESE LEAVITT

*	DIRECTOR	December 4, 2012
ROLAND M. SANSONE

*By:	/s/ MICHAEL V. SHUSTEK
Michael V. Shustek,
Attorney-in-fact